Filed Pursuant To Rule 424(b)(3)
Registration No. 333-255050

LETTER TO STOCKHOLDERS OF GORES HOLDINGS VI, INC.

6260 Lookout Road

Boulder, Colorado 80301

(303) 531-3100

Dear Gores Holdings VI, Inc. Stockholder:

We cordially invite you to attend a special meeting in lieu of the 2021 annual meeting of the stockholders of Gores Holdings VI, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held via live webcast at https://www.cstproxy.com/goresholdingsvi/sm2021, on July 20, 2021, at 9:00 a.m. Eastern Time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresholdingsvi/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing +1 877-770-3647 (toll-free within the U.S. and Canada) or +1 312-780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 30528687#, but you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

On February 7, 2021, the Company, Maker Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“First Merger Sub”), Maker Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“Second Merger Sub”), and Matterport, Inc., a Delaware corporation (“Matterport”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, (i) the merger of First Merger Sub with and into Matterport, with Matterport continuing as the surviving corporation (the “First Merger”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Matterport with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). As a result of the First Merger, the Company will own 100% of the outstanding capital stock of Matterport as the surviving corporation of the First Merger and each share of capital stock of Matterport will be cancelled and converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement. As a result of the Second Merger, the Company will own 100% of the outstanding interests in the surviving entity of the Second Merger (the “Surviving Entity”). Following the closing of the Business Combination, the Company will own, directly or indirectly, all of the issued and outstanding equity interests in the Surviving Entity and its subsidiaries, and the stockholders of Matterport as of immediately prior to the effective time of the First Merger (the “Matterport Stockholders”) are expected to hold approximately 75.1% of our Class A Common Stock, par value $0.0001 per share (the “Class A Stock”). You are being asked to vote on the Business Combination.

Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate merger consideration payable at the closing of the Business Combination to the stockholders and holders of equity awards of Matterport will be a number of shares or equity awards exercisable for shares of Class A Stock (deemed to have a value of $10.00 per share) with an implied value equal to $2,188,750,000, divided by $10.00 (the “Aggregate Matterport Stock Consideration”). Each holder of a share of Matterport’s Common Stock, par value $0.001 per share (“Matterport Common Stock”), will be entitled to receive a number of newly issued shares of Class A Stock equal to the Aggregate Matterport Stock Consideration divided by the sum of (without duplication) (i) the aggregate number of shares of Matterport Common Stock issued and outstanding and issuable upon conversion of Matterport’s Preferred Stock, each series with a par value of $0.001 per share (the “Matterport Preferred Stock”), plus (ii) the aggregate number of shares of Matterport Common Stock issuable upon the exercise or settlement of all (a) options to purchase Matterport Common Stock granted pursuant to Matterport’s Amended and Restated 2011 Stock Incentive Plan (the “Stock Incentive Plan”), whether vested or unvested (the “Matterport Stock Options”), but excluding any Matterport Stock Options that have an exercise price equal to or greater than the cash equivalent of the Per Share Matterport Common Stock Consideration (as hereinafter defined), and (b) restricted stock units covering shares of Matterport Common Stock granted pursuant to the Stock Incentive Plan, whether vested or unvested (the “Matterport RSUs”), in each case of clauses “(a)”

and “(b),” outstanding as of immediately prior to the effective time of the First Merger (the “Matterport Stock Adjusted Fully Diluted Shares” and, such quotient, the “Per Share Matterport Common Stock Consideration”) for each such share of Matterport Common Stock held by such holder. Each holder of a share of Matterport’s Preferred Stock will be entitled to receive a number of newly issued shares of Class A Stock equal to the Per Share Matterport Common Stock Consideration multiplied by the number of shares of Matterport Common Stock issuable upon conversion of such share of Matterport Preferred Stock as of immediately prior to the effective time of the First Merger (the “Per Share Matterport Preferred Stock Consideration”). In addition to the consideration to be paid at the closing of the Business Combination, equityholders of Matterport (to the extent entitled to consideration) will be entitled to receive their pro rata share of an additional number of earn-out shares from the Post-Combination Company, issuable in Class A Stock and subject to the terms provided in the Merger Agreement (the “Earn-Out Shares”), up to an aggregate of 23,460,000 shares of Class A Stock collectively issuable to all Matterport equityholders; provided, that Earn-Out Shares shall be issued to holders of Matterport RSUs and holders of Matterport Stock Options only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Post-Combination Company or one of its subsidiaries through the date of the occurrence of the triggering event that causes such Earn-Out Shares to become issuable.

In connection with the closing of the Business Combination, the shares of Class F Common Stock of the Company, par value $0.0001 per share (the “Class F Stock”), issued prior to the Company IPO (the “Founder Shares”) held by our sponsor, Gores Holdings VI Sponsor, LLC (the “Sponsor”), and certain other Company stockholders, will automatically convert into shares of Class A Stock on a one-for-one basis and will continue to be subject to the transfer restrictions applicable to the Founder Shares.

At the Special Meeting, our stockholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal” or “Proposal No. 1”) to approve the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the Business Combination. In addition, you are being asked to consider and vote upon: (i) a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding Common Stock in connection with the Business Combination (the “Nasdaq Proposal” or “Proposal No. 2”); (ii) a proposal to adopt the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B (the “Charter Proposal” or “Proposal No. 3”); (iii) a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis (the “Governance Proposal” or “Proposal No. 4”); (iv) a proposal to approve the Company’s 2021 Incentive Award Plan (the “2021 Plan”), including the authorization of the initial share reserve under the 2021 Plan (the “Incentive Award Plan Proposal” or “Proposal No. 5”); (v) a proposal to approve the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”), including the authorization of the initial share reserve under the ESPP (the “ESPP Proposal” or “Proposal No. 6”); (vi) a proposal to elect four directors to serve on our Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified (the “Director Election Proposal” or “Proposal No. 7”) and (vii) a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Award Plan Proposal or the ESPP Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are approved (the “Adjournment Proposal” or “Proposal No. 8”).

Each of these proposals is more fully described in this proxy statement/prospectus, which each stockholder is encouraged to read carefully.

Our Public Shares, Public Units and Public Warrants are currently listed on the Nasdaq Capital Market under the symbols “GHVI,” “GHVIU” and “GHVIW,” respectively. We intend to apply to continue the listing of our Class A Stock and Public Warrants on the Nasdaq Capital Market under the symbols “MTTR” and “MTTRW,” respectively, upon the closing of the Business Combination.

Pursuant to the Current Company Certificate, we are providing our Public Stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of Class A Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds of the Company IPO (including interest not previously released to the Company to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $900,000, for a maximum of 24 months, using funds released to the Company from the Trust Account (“Regulatory Withdrawals”) and/or to pay its franchise and income taxes). The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $12,075,000 that we will pay to the underwriters of the Company IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of the Trust Account of $345,022,332 as of March 31, 2021, the estimated per share redemption price would have been approximately $10.00. Public Stockholders may elect to redeem their shares even if they vote for the Business Combination. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Class A Stock included in the Public Units sold in the Company IPO. We refer to this as the “20% threshold.” We have no specified maximum redemption threshold under our current certificate of incorporation, other than the aforementioned 20% threshold. Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that the obligation of Matterport to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $520,000,000. This condition to closing in the Business Combination Agreement is for the sole benefit of Matterport and may be waived by Matterport. If, as a result of redemptions of Class A Stock by our Public Stockholders, this condition is not met (or waived), then Matterport may elect not to consummate the Business Combination. In addition, in no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of our Public Stockholders exercise their redemption rights with respect to their shares of Class A Stock. Our Sponsor and current independent directors (collectively, our “Initial Stockholders”), as well as our officers and other current directors, have agreed to waive their redemption rights with respect to their shares of Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares. Our Initial Stockholders, directors and officers have agreed to vote any shares of our Common Stock owned by them in favor of the Business Combination. The Founder Shares are subject to transfer restrictions.

We are providing the accompanying proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Special Meeting (including following any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Business Combination and other related business to be considered by our stockholders at the Special Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the Special Meeting via the virtual meeting platform, we urge all our stockholders to read this proxy statement/prospectus, including the Annexes and the accompanying financial statements of the Company and Matterport, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 55 of this proxy statement/prospectus.

After careful consideration, our Board has unanimously approved the Merger Agreement and the transactions contemplated therein, and unanimously recommends that our stockholders vote “FOR” the approval of the Merger Agreement and approval of the transactions contemplated thereby, including the Business

Combination, and “FOR” all other proposals presented to our stockholders in the accompanying proxy statement/prospectus. When you consider our Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. Please see the section entitled “The Business Combination—Interests of Certain Persons in the Business Combination—Interests of the Company Initial Stockholders and the Company’s Other Current Officers and Directors” for additional information.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Approval of the Governance Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Incentive Award Plan Proposal and the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Approval of the Director Election Proposal requires the affirmative vote of a plurality of votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal are approved at the Special Meeting. Unless waived by the parties to the Merger Agreement, the closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal. If we fail to obtain the requisite stockholder approval for any of the Business Combination Proposal, the Nasdaq Proposal or the Charter Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals other than the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, other than the Governance Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person via the virtual meeting platform, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person via the virtual meeting platform, you may withdraw your proxy and vote in person via the virtual meeting platform.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT THE COMPANY REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE COMPANY’S TRANSFER AGENT AT LEAST TWO

BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our Board, I would like to thank you for your support of Gores Holdings VI, Inc. and look forward to a successful completion of the Business Combination.

Sincerely,
Alec Gores
Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated June 21, 2021, and is expected to be first mailed or otherwise delivered to Company stockholders on or about June 21, 2021.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by the Company or Matterport. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of the Company or Matterport since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

NOTICE OF SPECIAL MEETING OF GORES HOLDINGS VI, INC.

IN LIEU OF 2021 ANNUAL GENERAL MEETING OF GORES HOLDINGS VI, INC.

TO BE HELD July 20, 2021

To the Stockholders of Gores Holdings VI, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) in lieu of the 2021 annual meeting of the stockholders of Gores Holdings VI, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held via live webcast at https://www.cstproxy.com/goresholdingsvi/sm2021, on July 20, 2021, at 9:00 a.m. Eastern Time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresholdingsvi/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing +1 877-770-3647 (toll-free within the U.S. and Canada) or +1 312-780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 30528687#, but you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. You are cordially invited to attend the Special Meeting to conduct the following items of business:

1.

Business Combination Proposal—To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 7, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Maker Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“First Merger Sub”), Maker Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“Second Merger Sub”), and Matterport, Inc., a Delaware corporation (“Matterport”), a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including, among other things, (i) the merger of First Merger Sub with and into Matterport, with Matterport continuing as the surviving corporation (the “First Merger”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Matterport with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”) (Proposal No. 1);

2.

Nasdaq Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Stock”) and Class F common stock, par value $0.0001 per share, of the Company (the “Class F Stock” and, together with the Class A Stock, the “Common Stock”) in connection with the Business Combination (as defined below) (Proposal No. 2);

3.

Charter Proposal—To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Annex B (Proposal No. 3);

4.

Governance Proposal—To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with the United States Securities and Exchange Commission (“SEC”) requirements (Proposal No. 4);

5.

Incentive Award Plan Proposal—To consider and vote upon a proposal to approve the Company’s Incentive Award Plan (the “2021 Plan”), including the authorization of the initial share reserve under the 2021 Plan (Proposal No. 5);

6.

ESPP Proposal —To consider and vote upon a proposal to approve the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”), including the authorization of the initial share reserve under the ESPP (Proposal No. 6);

7.

The Director Election Proposal—To consider and vote upon a proposal to elect four directors to serve on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified (Proposal No. 7); and

8.

Adjournment Proposal—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Award Plan Proposal or the ESPP Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are approved (Proposal No. 8).

The above matters are more fully described in this proxy statement/prospectus, which also includes, as Annex A, a copy of the Merger Agreement. We urge you to read carefully this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of the Company and Matterport.

The record date for the Special Meeting is June 16, 2021. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Gores Holdings VI Sponsor, LLC, a Delaware limited liability company (our “Sponsor”), Mr. Randall Bort, Ms. Elizabeth Marcellino and Ms. Nancy Tellem, the Company’s independent directors (collectively, together with our Sponsor, our “Initial Stockholders”), and our officers and other current directors have agreed to vote any of the shares of Class F Stock that are currently owned by our Initial Stockholders (the “Founder Shares”) and any Public Shares purchased during or after our initial public offering (the “Company IPO”) in favor of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares.

Pursuant to the Current Company Certificate, we will provide our Public Stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of the Company’s Class A Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in our trust account (the “Trust Account”) that holds the proceeds of the Company IPO (including interest not previously released to the Company to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $900,000, for a maximum of 24 months, using funds released to the Company from the Trust Account (“Regulatory Withdrawals”) and/or to pay its franchise and income taxes). The per-share amount we will distribute to our stockholders who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $12,075,000 that we will pay to the underwriters of the Company IPO, as well as other transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of the Trust Account of $345,022,332 as of March 31, 2021, the estimated per share redemption price would have been approximately $10.00. Public Stockholders may elect to redeem their shares even if they vote “FOR” the Business Combination. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Common Stock included in the Public Units sold in the Company IPO. Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in the Trust Account. We have no specified maximum redemption threshold under our current certificate of incorporation, other than the aforementioned 20% threshold. The Business Combination Agreement provides that the obligation of Matterport to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $520,000,000. This condition to closing in the Business Combination Agreement is for the sole benefit of Matterport and may be waived by Matterport. If, as a result of redemptions of Class A Stock by our

Public Stockholders, this condition is not met (or waived), then Matterport may elect not to consummate the Business Combination. In addition, in no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination.

Our Initial Stockholders, current officers and other current directors have agreed to waive their redemption rights with respect to their shares of our Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination.

The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Business Combination Proposal, the Nasdaq Proposal or the Charter Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals other than the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, other than the Governance Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

A majority of the issued and outstanding shares of our Common Stock entitled to vote as of the record date at the Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. The approval of the Governance Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Incentive Award Plan Proposal and the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Approval of the Director Election Proposal requires the affirmative vote of a plurality of votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Our Board unanimously recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors

Alec Gores
Chairman of the Board of Directors

Boulder, Colorado
June 21, 2021

i

ANNEXES

ii

FREQUENTLY USED TERMS

In this proxy statement/prospectus:

“Aggregate Matterport Stock Consideration” means a number of shares of Class A Stock (deemed to have a value of $10.00 per share), equal to the result of (a) $2,188,750,000, divided by (b) $10.00.

“Amended and Restated Bylaws” means the proposed Amended and Restated Bylaws of the Post-Combination Company, a form of which is attached hereto as Annex C, which will become the Post-Combination Company’s bylaws assuming the consummation of the Business Combination.

“Antitrust Division” means the Antitrust Division of the U.S. Department of Justice.

“Board” means the board of directors of the Company.

“Business Combination” means the transactions contemplated by the Merger Agreement, including among other things the Mergers.

“Class A Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company, and following the Business Combination, of the Post-Combination Company.

“Class F Stock” means the shares of Class F common stock, par value $0.0001 per share, of the Company.

“Common Stock” means the Class A Stock and the Class F Stock.

“Company” means Gores Holdings VI, Inc. prior to the Business Combination.

“Company IPO” means the Company’s initial public offering, consummated on December 15, 2020, through the sale of 34,500,000 Public Units (including 4,500,000 Public Units sold pursuant to the underwriters’ full exercise of their over-allotment option) at $10.00 per Public Unit.

“Company Warrants” means, collectively, the Private Placement Warrants and the Public Warrants.

“Consenting Matterport Stockholders” means those Matterport stockholders who delivered a written consent adopting the Merger Agreement in connection with execution of the Merger Agreement.

“Continental Warrant Agreement” means that certain Warrant Agreement, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, dated as of December 15, 2020, which is attached hereto as Annex D.

“Court of Chancery” means the court of chancery in the State of Delaware.

“Current Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company, dated December 10, 2020.

“Deferred Discount” means any deferred underwriting commissions, which amount will be payable upon consummation of an initial business combination.

“DGCL” means the General Corporation Law of the State of Delaware.

“Earn-Out Shares” means earn-out shares from the Post-Combination Company, issuable in Class A Stock and subject to the terms provided in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“First Merger” means the merger of First Merger Sub with and into Matterport, with Matterport continuing as the Surviving Corporation.

“First Merger Sub” means Maker Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company.

“Founder Shares” means the 8,625,000 shares of Class F Stock that are currently owned by our Initial Stockholders, of which 8,550,000 shares are held by our Sponsor and 25,000 shares are held by each of Mr. Randall Bort, Ms. Elizabeth Marcellino and Ms. Nancy Tellem.

“FTC” means the U.S. Federal Trade Commission.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“initial business combination” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses.

“Initial Stockholders” means our Sponsor and Mr. Randall Bort, Ms. Elizabeth Marcellino and Ms. Nancy Tellem, the Company’s independent directors.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO Closing Date” means December 15, 2020.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“KPMG” means KPMG LLP, an independent registered public accounting firm.

“Matterport” means Matterport, Inc., a Delaware corporation, and, unless the context otherwise requires, its consolidated subsidiaries.

“Matterport Common Stock” means the common stock, par value $0.001 per share, of Matterport.

“Matterport Common Stockholders” means stockholders of Matterport that hold Matterport Common Stock, solely in their capacity as such.

“Matterport Preferred Stock” means, collectively, the Matterport Series Seed Preferred Stock, Matterport Series A-1 Preferred Stock, Matterport Series B Preferred Stock, Matterport Series C Preferred Stock and Matterport Series D Preferred Stock.

“Matterport Preferred Stockholders” means stockholders of Matterport that hold Matterport Preferred Stock.

“Matterport RSUs” means the restricted stock units covering shares of Matterport Common Stock granted pursuant to the Matterport Stock Plan.

“Matterport Series A-1 Preferred Stock” means Matterport’s Series A-1 Preferred Stock, par value $0.001 per share.

“Matterport Series B Preferred Stock” means Matterport’s Series B Preferred Stock, par value $0.001 per share.

“Matterport Series C Preferred Stock” means Matterport’s Series C Preferred Stock, par value $0.001 per share.

“Matterport Series D Preferred Stock” means Matterport’s Series D Preferred Stock, par value $0.001 per share.

“Matterport Series Seed Preferred Stock” means Matterport’s Series Seed Preferred Stock, par value $0.001 per share.

“Matterport Stock” means, collectively, the Matterport Common Stock and the Matterport Preferred Stock.

“Matterport Stockholders” means, collectively, the Matterport Common Stockholders and Matterport Preferred Stockholders.

“Matterport Stock Adjusted Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of shares of Matterport Common Stock issued and outstanding and issuable upon conversion of Matterport Preferred Stock issued and outstanding, in each case as of immediately prior to the effective time of the First Merger, plus (b) the aggregate number of shares of Matterport Common Stock issuable upon exercise or settlement of all (i) Matterport Stock Options (vested or unvested, but excluding any Matterport Stock Options that have an exercise price equal to or greater than the cash equivalent of the Per Share Matterport Common Stock Consideration) and (ii) Matterport RSUs (vested or unvested), in each case, outstanding as of immediately prior to the effective time of the First Merger.

“Matterport Stock Plan” means Matterport’s Amended and Restated 2011 Stock Incentive Plan.

“Matterport Stock Options” means the options to purchase Matterport Common Stock granted pursuant to the Matterport Stock Plan.

“Matterport Warrants” means any warrant to purchase shares of Matterport Stock.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 7, 2021 (as it may be further amended from time to time), by and among the Company, First Merger Sub, Second Merger Sub and Matterport, which is attached hereto as Annex A.

“Mergers” means, collectively, the First Merger and the Second Merger.

“Moelis” means Moelis & Company LLC.

“Nasdaq” means the National Association of Securities Dealers Automated Quotations Capital Market.

“Per Share Matterport Common Stock Consideration” means, with respect to each share of Matterport Common Stock, a number of shares of Class A Stock equal to the result of (a) the Aggregate Matterport Stock Consideration divided by (b) the Matterport Stock Adjusted Fully Diluted Shares.

“Per Share Matterport Preferred Stock Consideration” means, with respect to each share of Matterport Preferred Stock, a number of shares of Class A Stock equal to the product of (a) the Per Share Matterport Common Stock Consideration multiplied by (b) the number of shares of Matterport Common Stock issuable upon conversion of such share of Matterport Preferred Stock as of immediately prior to the consummation of the First Merger.

“PIPE Investment” means the purchase of 29,500,000 shares of Class A Stock pursuant to the Subscription Agreements.

“Post-Combination Company” means the Company following the Business Combination.

“Preferred Stock” means the preferred stock, par value of $0.0001 per share, of the Company, and following the Business Combination, of the Post-Combination Company.

“Preferred Stock Designation” means any resolution or resolutions adopted by the Post-Combination Board providing for the issuance of one or more series of Preferred Stock stating the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof and included in a certificate of designation.

“Private Placement Warrants” means the warrants held by our Sponsor that were issued to our Sponsor on the IPO Closing Date, each of which is exercisable, at an exercise price of $11.50, for one share of Class A Stock in accordance with its terms.

“Public Shares” means the shares of Class A Stock included in the Public Units issued in the Company IPO.

“Public Stockholders” means holders of Public Shares, including the Initial Stockholders to the extent the Initial Stockholders hold Public Shares; provided, that the Initial Stockholders are considered a “Public Stockholder” only with respect to any Public Shares held by them.

“Public Unit” means one share of Class A Stock and one-fifth of one Public Warrant, whereby each whole Public Warrant entitles the holder thereof to purchase one share of Class A Stock at an exercise price of $11.50 per share of Class A Stock, sold in the Company IPO.

“Public Warrants” means the warrants included in the Public Units issued in the Company IPO, each of which is exercisable, at an exercise price of $11.50, for one share of Class A Stock in accordance with its terms.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into at the closing of the Business Combination, by and among the Company and the Registration Rights Holders, and in substantially the form attached hereto as Annex F.

“Registration Rights Holders” means the Company, our Sponsor, Mr. Bort, Ms. Marcellino, Ms. Tellem and the Consenting Matterport Stockholders.

“Regulatory Withdrawals” means funds released to the Company from the Trust Account to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $900,000, for a maximum of 24 months.

“Related Agreements” means, collectively, the Registration Rights Agreement and the Subscription Agreements.

“Rollover Options” means the options to acquire Class A Stock resulting from the automatic conversion at the effective time of the First Merger of Matterport Stock Options in accordance with the terms of the Merger Agreement.

“Rollover RSU” means the restricted stock units covering Class A Stock resulting from the automatic conversion at the effective time of the First Merger of Matterport RSUs in accordance with the terms of the Merger Agreement.

“Rule 144” means Rule 144 of the Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Amended and Restated Certificate of Incorporation” means the proposed Second Amended and Restated Certificate of Incorporation of the Post-Combination Company, a form of which is attached hereto as Annex B, which will become the Post-Combination Company’s certificate of incorporation upon the approval of the Charter Proposal, assuming the consummation of the Business Combination.

“Second Merger” means the merger of the Surviving Corporation with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity.

“Second Merger Sub” means Maker Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company.

“Second Request” means a request for additional information or documentary material issued by the Antitrust Division or the FTC, which will extend the initial waiting period under the HSR Act until 30 days after each of the parties has substantially complied with the Second Request.

“Section 203” means Section 203 of the DGCL.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Meeting” means the special meeting of the Company in lieu of the 2020 annual meeting of the stockholders of the Company that is the subject of this proxy statement/prospectus.

“Sponsor” means Gores Holdings VI Sponsor, LLC, an affiliate of Mr. Alec Gores, the Company’s Chairman.

“Subject Securities” means Matterport Stock and any security convertible or exchangeable into Matterport Stock.

“Subscribers” means those certain investors who entered into the Subscription Agreements.

“Subscription Agreements” means the agreements that the Company and Subscribers entered into for a private placement of 29,500,000 shares of Class A Stock to be consummated prior to or substantially concurrently with the consummation of the Business Combination.

“Surviving Corporation” means Matterport, in its capacity as the surviving corporation of the First Merger.

“Surviving Entity” means Second Merger Sub, in its capacity as the surviving entity of the Second Merger.

“The Gores Group” means The Gores Group, LLC, an affiliate of our Sponsor.

“Trust Account” means the trust account of the Company that holds the proceeds from the Company IPO.

“Trustee” means Continental Stock Transfer & Trust Company.

“U.S. Tax Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Weil” means Weil, Gotshal & Manges LLP, counsel to the Company.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

The Company, Matterport and Matterport’s subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Special Meeting, which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held via live webcast at https://www.cstproxy.com/goresholdingsvi/sm2021, on July 20, 2021, at 9:00 a.m. Eastern Time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresholdingsvi/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing +1 877-770-3647 (toll-free within the U.S. and Canada) or +1 312-780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 30528687#, but you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

QUESTIONS AND ANSWERS ABOUT THE COMPANY’S SPECIAL STOCKHOLDER MEETING AND THE BUSINESS COMBINATION

Q:	Why am I receiving this proxy statement/prospectus?

A:

Our stockholders are being asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination, among other proposals. We have entered into the Merger Agreement, providing for, among other things, (i) the First Merger, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Second Merger. You are being asked to vote on the Business Combination. Subject to the terms of the Merger Agreement, the aggregate merger consideration to be paid in connection with the Business Combination is expected to be approximately $2,188,750,000. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q:	When and where is the Special Meeting?

A:

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the Special Meeting will be held via live webcast at https://www.cstproxy.com/goresholdingsvi/sm2021, on July 20, 2021, at 9:00 a.m. Eastern Time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresholdingsvi/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing +1 877-770-3647 (toll-free within the U.S. and Canada) or +1 312-780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 30528687#, but you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

Q:	What are the specific proposals on which I am being asked to vote at the Special Meeting?

A:	Our stockholders are being asked to approve the following proposals:

1.

Business Combination Proposal—To consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including, among other things, the Business Combination (Proposal No. 1);

2.

Nasdaq Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Common Stock in connection with the Business Combination (Proposal No. 2);

3.	Charter Proposal—To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B (Proposal No. 3);

4.

Governance Proposal—To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with SEC requirements (Proposal No. 4);

5.	Incentive Award Plan Proposal—To consider and vote upon a proposal to approve the 2021 Plan, including the authorization of the initial share reserve under the 2021 Plan (Proposal No. 5);

6.	ESPP Proposal—To consider and vote upon a proposal to approve the ESPP, including the authorization of the initial share reserve under the ESPP (Proposal No. 6);

7.

The Director Election Proposal—To consider and vote upon a proposal to elect four directors to serve on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified (Proposal No. 7); and

8.

Adjournment Proposal—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Award Plan Proposal or the ESPP Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are approved (Proposal No. 8).

Q:	Are the proposals conditioned on one another?

A:

Yes. The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, and the Charter Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Business Combination Proposal, the Nasdaq Proposal or the Charter Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals other than the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, other than the Governance Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal, the Nasdaq Proposal or the Charter Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by December 15, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Q:	Why is the Company proposing the Business Combination?

A:

We are a blank check company incorporated as a Delaware corporation on June 29, 2020 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”). Our acquisition plan is not limited to a particular industry or geographic region for purposes of consummating an initial business combination. However, we (a) must complete an initial business combination with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination and (b) are not, under the Current Company Certificate, permitted to effect an initial business combination with a blank check company or a similar company with nominal operations.

We have identified several criteria and guidelines we believe are important for evaluating acquisition opportunities. We use these criteria and guidelines in evaluating acquisition opportunities, but we can decide to enter into the Business Combination with a target business that does not meet these criteria and guidelines. We are seeking to acquire companies that we believe: (a) can utilize the extensive networks we have built in the consumer products and services industries; (b) have a defensible core business, sustainable revenues and established customer relationships; (c) are undergoing change in capital structure, strategy, operations or growth; (d) can benefit from our operational and strategic approach; (e) offer a unique value proposition with transformational potential that can be substantiated during our detailed due diligence process; and (f) have reached a transition point in their lifecycle presenting an opportunity for transformation. Based on our due diligence investigations of Matterport and the industry in which it operates, including the financial and other information provided by Matterport in the course of negotiations, we believe that Matterport meets the criteria and guidelines listed above. Please see the section entitled “The Business Combination—Recommendation of Our Board of Directors and Reasons for the Business Combination” for additional information.

Q:	Why is the Company providing stockholders with the opportunity to vote on the Business Combination?

A:

Under the Current Company Certificate, we must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our Public Stockholders to effectuate redemptions of their Public Shares in connection with the closing of the Business Combination. The approval of the Business Combination is required under the Current Company Certificate. In addition, such approval is also a condition to the closing of the Business Combination under the Merger Agreement.

Q:	What revenues and losses has Matterport generated in the last two years?

A:

Matterport generated revenues of approximately $85.9 million and $46.0 million for the years ended December 31, 2020 and 2019, respectively. Matterport incurred a net loss of approximately $(14.0) million and $(32.0) million for the years ended December 31, 2020 and 2019, respectively.

Q:	What will happen in the Business Combination?

A:

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, the Company will acquire Matterport in a series of transactions we collectively refer to as the “Business Combination.” At the closing of the Business Combination contemplated by the Merger Agreement, among other things, First Merger Sub will merge with and into Matterport, with Matterport continuing as the Surviving

Corporation, and the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity. As a result of the Mergers, at the closing of the Business Combination, the Post-Combination Company will own 100% of the outstanding equity interests of Matterport, and each share of Matterport Common Stock will be cancelled and converted into the right to receive the Per Share Matterport Common Stock Consideration and each share of Matterport Preferred Stock will be cancelled and converted into the right to receive the Per Share Matterport Preferred Stock Consideration.

Q:	How has the announcement of the Business Combination affected the trading price of the Public Shares?

A:

On February 5, 2021, the trading date before the public announcement of the Business Combination, the Public Units, Public Shares and Public Warrants closed at $12.74, $12.26 and $3.76, respectively. On June 18, 2021, the trading date immediately prior to the date of this proxy statement/prospectus, the Public Units, Public Shares and Public Warrants closed at $15.20, $14.56 and $4.56, respectively.

Q:	Following the Business Combination, will Company’s securities continue to trade on a stock exchange?

A:

Yes. The Public Shares, Public Units and Public Warrants are currently listed on Nasdaq under the symbols “GHVI,” “GHVIU” and “GHVIW,” respectively. We intend to apply to continue the listing of the Post-Combination Company’s Class A Stock and Public Warrants on the Nasdaq Capital Market under the symbols “MTTR” and “MTTRW,” respectively, upon the closing of the Business Combination.

Q:	Will the Board of Directors of the Company change in the Business Combination?

A:

Upon the closing of the Business Combination, it is anticipated that the Post-Combination Company’s board will be composed of two directors in Class I (expected to be R.J. Pittman and Peter Hébert), one director in Class II (expected to be Jason Krikorian) and one director in Class III (expected to be Mike Gustafson). The term of the initial Class I Directors will expire at the first annual meeting of Post-Combination Company stockholders, the term of the initial Class II Director will expire at the second annual meeting of Post-Combination Company stockholders, and the term of the initial Class III Director will expire at the third annual meeting of Post-Combination Company stockholders. At each succeeding annual meeting of Post Combination Company stockholders, beginning with the first annual meeting of Post-Combination Company stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Please see the section entitled “Management of the Post-Combination Company” for additional information.

Q:	Will the management of the Company change in the Business Combination?

A:	Following the closing of the Business Combination, it is expected that the current senior management of Matterport will comprise the senior management of the Post-Combination Company.

Please see the section entitled “Management of the Post-Combination Company” for additional information.

Q:	How will the Business Combination impact the shares of the Company outstanding after the Business Combination?

A:

As a result of the Business Combination and the consummation of the transactions contemplated thereby, the amount of Common Stock outstanding will increase by approximately 576% to approximately 291,500,000 shares of Common Stock (assuming that no shares of Class A Stock are redeemed). Additional shares of Common Stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including issuance of shares of Class A Stock upon exercise of the Public Warrants and Private Placement Warrants after the Business Combination. The issuance and sale of such shares in the public market could adversely impact the market price of our Common Stock, even if our business is doing well.

Q:	What will Matterport Stockholders receive in the Business Combination?

A:

Subject to the terms of the Merger Agreement, the aggregate merger consideration with respect to all Matterport Stockholders at the closing of the Business Combination is expected to be a number of shares, or equity awards exercisable for shares, of Class A Stock (deemed to have a value of $10.00 per share) equal to the Aggregate Matterport Stock Consideration.

Holders of shares of Matterport Common Stock will be entitled to receive a number of newly issued shares of Class A Stock equal to the Per Share Matterport Common Stock Consideration for each such share of Matterport Common Stock. Holders of shares of Matterport Preferred Stock will be entitled to receive a number of newly issued shares of Class A Stock equal to the Per Share Matterport Preferred Stock Consideration for each such share of Matterport Preferred Stock.

In addition to the consideration to be paid at the closing of the Business Combination, equityholders of Matterport will be entitled to receive their pro rata share of an additional number of Earn-Out Shares from the Post-Combination Company, up to an aggregate of 23,460,000 shares of Class A Stock collectively issuable to all Matterport equityholders.

Q:	What will holders of Matterport Stock Options and/or Matterport RSUs receive in the Business Combination?

A:

Each Matterport Stock Option, to the extent then outstanding and unexercised, will automatically be converted into (a) an option, subject to the same terms and conditions as were applicable to the corresponding Matterport Stock Option prior to the closing of the Business Combination (including applicable vesting conditions), to purchase a number of shares of Class A Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Matterport Common Stock subject to the Matterport Stock Option immediately prior to the Closing of the Business Combination multiplied by (ii) the Per Share Matterport Common Stock Consideration, at a per share exercise price equal to (x) the per share exercise price of the Matterport Stock Option immediately prior to the closing of the Business Combination divided by (y) the Per Share Matterport Common Stock Consideration (rounded up to the nearest whole cent), and (b) the right to receive a pro rata portion of a number of Earn-Out Shares (subject to the holder’s continued service). Notwithstanding the foregoing, in the event the per share exercise price of a Matterport Stock Option is greater than or equal to the cash equivalent of the Per Share Matterport Common Stock Consideration, such Matterport Stock Option shall be cancelled for no consideration.

Each award of Matterport RSUs, to the extent then unvested and outstanding, will automatically be converted into (a) an award of restricted stock units, subject to the same terms and conditions as were applicable to the corresponding Matterport RSUs prior to the closing of the Business Combination (including applicable vesting conditions), covering a number of shares of Class A Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Matterport Common Stock subject to the award of Matterport RSUs immediately prior to the Closing of the Business Combination multiplied by (ii) the Per Share Matterport Common Stock Consideration, and (b) the right to receive a pro rata portion of a number of Earn-Out Shares (subject to continued service).

Q:	What equity stake will the Public Stockholders and the Matterport Stockholders hold in the Company after the consummation of the Business Combination?

A:

It is anticipated that, upon completion of the Business Combination and without giving effect to any issuance of Earn-Out Shares: (i) our Public Stockholders will retain an ownership interest of approximately 11.8% in the Post-Combination Company; (ii) our Initial Stockholders (including our Sponsor) will own approximately 3.0% of the Post-Combination Company (excluding 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement); (iii) the Subscribers (including 4,079,000 shares of

Class A Stock to be purchased under the Sponsor Subscription Agreement) will own approximately 10.1% of the Post-Combination Company; and (iv) the Matterport Stockholders will own approximately 75.1% of the Post-Combination Company.

In this proxy statement/prospectus, we assume that funds from the Trust Account (plus any interest accrued thereon) will be used to pay certain transaction expenses, assuming that the (i) funds available in Trust Account plus any other cash and cash equivalents of the Company as of the effective time of the First Merger, net of any amounts required to satisfy any redemptions of shares of Class A Stock by our Public Stockholders, plus (ii) amount of all cash and cash equivalents of Matterport as of the effective time of the First Merger, equals or exceeds $520,000,000. For more information, please see the sections entitled “Summary—Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	Will the Company obtain new financing in connection with the Business Combination?

A:

Yes. The Company will use the proceeds from the PIPE Investment, together with the funds in the Trust Account, to fund the cash consideration to be contributed to Matterport in the Business Combination, and to pay certain transaction expenses. The PIPE Investment is contingent upon, among other things, stockholder approval of the Business Combination Proposal and the closing of the Business Combination. The Company does not anticipate obtaining any new debt financing to fund the Business Combination.

Q:	Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its Trust Account, to fund the aggregate purchase price?

A:

Unless waived by Matterport, the Business Combination Agreement provides that the obligation of Matterport to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $520,000,000.

The Subscribers have agreed to purchase approximately 29,500,000 shares of Class A Stock in the aggregate in the PIPE Investment at a price of $10.00 per share (subject to customary terms and conditions, including the closing of the Business Combination) for gross proceeds to the Company of approximately $295,000,000 pursuant to Subscription Agreements entered into at the signing of the Business Combination.

The Company did not consider financing arrangements other than the PIPE Investment, as the Company believes that cash generated from the additional equity invested in connection with the PIPE Investment is preferable to other financing arrangements.

Q:	Why is the Company proposing the Nasdaq Proposal?

A:

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (d), which require stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of Common Stock outstanding before the issuance of stock or securities.

In connection with the Business Combination, we expect to issue approximately 248,375,000 shares of Class A Stock in the Business Combination. Because we may issue 20% or more of our outstanding Common Stock when considering together the Per Share Company Stock Consideration, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (d). For more information, please see the section entitled “Proposal No. 2—The Nasdaq Proposal.”

Q:	Why is the Company proposing the Charter Proposal?

A:

The Second Amended and Restated Certificate of Incorporation that we are asking our stockholders to adopt in connection with the Business Combination (the “Charter Proposal” or “Proposal No. 3”) provides for certain amendments to the Current Company Certificate. Pursuant to Delaware law and the Merger

Agreement, we are required to submit the Charter Proposal to our stockholders for adoption. For additional information please see the section entitled “Proposal No. 3—The Charter Proposal.”

Q:	Why is the Company proposing the Governance Proposal?

A:

As required by applicable SEC guidance, we are requesting that our stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Second Amended and Restated Certificate of Incorporation that materially affect stockholder rights. This separate vote is not otherwise required by Delaware law separate and apart from Proposal No. 3, but pursuant to SEC guidance, we are required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote, and is not binding on us or our Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposal (separate and apart from approval of the Charter Proposal). For additional information, please see the section entitled “Proposal No. 4—The Governance Proposal.”

Q:	Why is the Company proposing the Incentive Award Plan Proposal?

A:

Our Board believes that it would be in the best interests of the Company to adopt the 2021 Plan to assist us in promoting our interests by (a) aligning the interests of eligible participants with those of our stockholders by providing long-term incentive compensation opportunities tied to our performance and the Class A Stock, and (b) attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of our business is largely dependent. The 2021 Plan will be adopted prior to the consummation of the Business Combination. For additional information, please see the section entitled “Proposal No. 5—The Incentive Award Plan Proposal.”

Q:	Why is the Company proposing the ESPP Proposal?

A:

Our Board believes that it would be in the best interests of the Company to adopt the Employee Stock Purchase Plan to assist us in promoting our interests by (a) enabling eligible employees of the Company and certain of our subsidiaries to use payroll deductions to purchase shares of Class A Stock and thereby acquire an ownership interest in the Company, and (b) attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of our business is largely dependent. The ESPP will be adopted prior to the consummation of the Business Combination. For additional information, please see the section entitled “Proposal No. 6—The ESPP Proposal.”

Q:	Why is the Company proposing the Director Election Proposal?

A:	The Company believes it is in the best interests of stockholders to elect directors in 2021. Please see the section entitled “Proposal No. 7—The Director Election Proposal” for additional information.

Q:	Why is the Company proposing the Adjournment Proposal?

A:

We are proposing the Adjournment Proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Incentive Award Plan Proposal or the ESPP Proposal, but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are approved. For additional information, please see the section entitled “Proposal No. 8—The Adjournment Proposal.”

Q:	What happens if I sell my shares of Class A Stock before the Special Meeting?

A:

The record date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Class A Stock after the record date, but before the Special

Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Class A Stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Class A Stock prior to the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	What vote is required to approve the proposals presented at the Special Meeting?

A:

The approval of the Business Combination Proposal requires the affirmative vote of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Since our Sponsor has agreed to vote the shares of Common Stock it owns in favor of the Business Combination Proposal (which amount constitutes approximately 20% of our outstanding shares of Common Stock), approximately 38% of our Common Stock held by our Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved (assuming all of such stockholders are represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting). Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal. Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination Proposal.

The approval of the Nasdaq Proposal requires the affirmative vote of holders of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Nasdaq Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Nasdaq Proposal.

The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal will have the same effect as a vote “AGAINST” such Charter Proposal.

The approval of the Governance Proposal requires the affirmative vote of at least a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposal will have no effect on the Governance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposal.

The approval of the Incentive Award Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Incentive Award Plan Proposal will have no effect on the Incentive Award Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Incentive Award Plan Proposal.

The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the ESPP Proposal will have no effect on the ESPP Proposal. Abstentions will be counted in connection with determination of whether a valid quorum is established but will have no effect on the ESPP Proposal.

For purposes of the Director Election Proposal, if a quorum is present, directors are elected by a plurality of the votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, in person via the virtual meeting platform or by proxy. This means that the four director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes will have no effect on the vote.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

Q:	What happens if the Business Combination Proposal is not approved?

A:	If the Business Combination Proposal is not approved and we do not consummate an initial business combination by December 15, 2022, we will be required to dissolve and liquidate the Trust Account.

Q:	How many votes do I have at the Special Meeting?

A:

Our stockholders are entitled to one vote on each proposal presented at the Special Meeting for each share of Common Stock held of record as of June 16, 2021, the record date for the Special Meeting. As of the close of business on the record date, there were 43,125,000 outstanding shares of Common Stock.

Q:	What constitutes a quorum at the Special Meeting?

A:

A majority of the issued and outstanding shares of Common Stock entitled to vote as of the record date at the Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. Our Initial Stockholders, who currently own 20% of our issued and outstanding shares of Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, 21,562,501 shares of Common Stock would be required to achieve a quorum.

Q:	How will the Company’s Sponsor, directors and officers vote?

A:

Prior to the Company IPO, we entered into agreements with our Sponsor and each of our directors and officers, pursuant to which each agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. None of our Sponsor, directors or officers has purchased any shares of our Common Stock during or after the Company IPO and, as of the date of this proxy statement/prospectus, neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.

Q:	What interests does the Sponsor and the Company’s current officers and directors have in the Business Combination?

A:

The Sponsor, certain members of our Board and our officers may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for 17,250,000 Founder Shares and (after giving effect to (i) the cancellation of 8,625,000 Founder Shares on October 1, 2020, (ii) a stock dividend of 6,468,750 Founder Shares on October 23, 2020 and (iii) the cancellation of 6,468,750 Founder Shares on November 13, 2020) the remaining 8,625,000 Founder Shares (25,000 of which are held by Mr. Bort, 25,000 of which are held by Ms. Marcellino and 25,000 of which are held by Ms. Tellem) will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $86 million but, given the restrictions on such shares, we believe such shares have less value;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by December 15, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $8,900,000 for its 4,450,000 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if a business combination is not consummated by December 15, 2022;

•

the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•

the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 15, 2022;

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Class A Stock		Value of Class A Stock(1)
Gores Sponsor VI LLC	12,629,000	(2)	$126,290,000
Alec E. Gores	12,629,000	(2)	$126,290,000
Mark R. Stone	—		$—
Andrew McBride	—		$—
Randall Bort	25,000		$250,000
Elizabeth Marcellino	25,000		$250,000
Nancy Tellem	40,000	(3)	$400,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.
(2)

Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 8,550,000 shares of Class F Stock and 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to syndicate such shares pursuant to the Sponsor Subscription Agreement (and the Company currently expects that the Sponsor will syndicate all such shares). Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(3)	Represents 25,000 shares of Class F Stock and 15,000 shares of Class A Stock to be purchased as part of the PIPE Investment.

•

the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees; and

•

the fact that we entered into a Subscription Agreement with our Sponsor, pursuant to which our Sponsor has committed to purchase 4,079,000 shares of Class A Stock in the PIPE Investment for an aggregate commitment of approximately $40,790,000, provided that our Sponsor has the right to syndicate the Class A Stock purchased under such Subscription Agreement in advance of the closing of the Business Combination.

These interests may influence our Board in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	Did our Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

Yes. Although the Current Company Certificate does not require our Board to seek a third-party valuation or fairness opinion in connection with a business combination unless the target is affiliated with our Sponsor, directors or officers, our Board received a fairness opinion from Moelis as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be paid by the Company in the Business Combination.

Please see the section entitled “Opinion of the Company’s Financial Advisor” and the opinion of Moelis attached hereto as Annex G for additional information.

Q:	What happens if I vote against the Business Combination Proposal?

A:

If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting, then the Business Combination Proposal will be approved and, assuming the approval of the Nasdaq Proposal and the Charter Proposal and the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common

Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting, then the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination, we may continue to try to complete an initial business combination with a different target business until December 15, 2022. Unless we amend the Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if we fail to complete an initial business combination by December 15, 2022, then we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our Public Stockholders.

Q:	Do I have redemption rights?

A:

If you are a Public Stockholder, you may redeem your Public Shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to fund Regulatory Withdrawals and/or to pay its franchise and income taxes, by (ii) the total number of then-outstanding Public Shares; provided that we may not redeem any shares of Class A Stock issued in the Company IPO to the extent that such redemption would result in our failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,000. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Class A Stock included in the Public Units sold in the Company IPO. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to their shares of Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination. For illustrative purposes, based on the balance of the Trust Account of $345,022,332 as of March 31, 2021, the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest not previously released to the Company to fund Regulatory Withdrawals and/or to pay its franchise and income taxes) in connection with the liquidation of the Trust Account, unless we complete an alternative initial business combination prior to December 15, 2022.

Q:	Can our Initial Stockholders redeem their Founder Shares in connection with consummation of the Business Combination?

A:

No. Our Initial Stockholders, officers and other current directors have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may hold in connection with the consummation of the Business Combination.

Q:	Is there a limit on the number of shares I may redeem?

A:

Yes. A Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from exercising redemption rights with respect to more than an aggregate of 20% of the shares sold in the Company IPO. Accordingly, all shares in excess of 20% owned by a holder or “group” of holders will not be redeemed for cash. On the other hand, a Public Stockholder who holds less than 20% of the Public Shares and is not a member of a “group” may redeem all of the Public Shares held by such stockholder for cash.

In no event is your ability to vote all of your shares (including those shares held by you or by a “group” in excess of 20% of the shares sold in the Company IPO) for or against the Business Combination restricted.

We have no specified maximum redemption threshold under the Current Company Certificate, other than the aforementioned 20% threshold. Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in our Trust Account, which held cash and investment securities with a fair value of $345,022,332 as of March 31, 2021. The Business Combination Agreement provides that the obligation of Matterport to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $520,000,000. This condition to closing in the Business Combination Agreement is for the sole benefit of Matterport and may be waived by Matterport. If, as a result of redemptions of Class A Stock by our Public Stockholders, this condition is not met (or waived), then Matterport may elect not to consummate the Business Combination. However, in no event will we redeem shares of our Class A Stock in an amount that would result in our failure to have net tangible assets equaling or exceeding $5,000,001.

Q:	Is there a limit on the total number of Public Shares that may be redeemed?

A:

Yes. The Current Company Certificate provides that we may not redeem our Public Shares in an amount that would result in our failure to have net tangible assets in excess of $5,000,000 (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Merger Agreement. Other than this limitation, the Current Company Certificate does not provide a specified maximum redemption threshold. In addition, the Business Combination Agreement provides that the obligation of Matterport to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $520,000,000. In the event the aggregate cash consideration we would be required to pay for all shares of Class A Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all shares of Class A Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate initial business combination.

Based on the amount of $345,022,332 in our Trust Account as of March 31, 2021, approximately 12,000,562 shares of Class A Stock may be redeemed and still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement. We refer to this as the maximum redemption scenario.

Q:	How will the absence of a maximum redemption threshold affect the Business Combination?

A:

The Business Combination Agreement provides that the obligation of Matterport to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $520,000,000. As a result, we may be able to complete our proposed Business Combination even though a substantial portion of our Public Stockholders do not agree with the Business Combination and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by us or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements, if any, entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement/prospectus) at the Special Meeting.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) if you hold Public Units, separate the underlying Public Shares and Public Warrants, and (ii) prior to 5:00 P.M., Eastern Time on July 16, 2021 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that the Company redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to the Public Shares. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares included in the Public Units sold in the Company IPO. Accordingly, all Public Shares in excess of the aforementioned 20% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash.

Company stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that Company stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Company stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Company stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not stockholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of the redemption depends on particular facts and circumstances. Please see the section entitled “Material U.S. Federal Income Tax Considerations for Holders of Class A Stock” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	If I am a Public Warrant holder, can I exercise redemption rights with respect to my Public Warrants?

A:

No. The holders of Public Warrants have no redemption rights with respect to such Public Warrants. However, if a holder of Public Warrants elects to exercise its redemption rights with respect to any Public Shares held by such holder, such exercise of redemption rights will not affect the holder’s entitlement to exercise its Public Warrants to purchase Class A Stock in accordance with the procedures set forth herein. Please see the section entitled “Description of Securities—Warrants—Public Warrants” for more information regarding the procedures to be followed by holders of Public Warrants that wish to exercise their Public Warrants and purchase shares of Class A Stock.

Q:	Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?

A:	No. Appraisal rights or dissenters’ rights are not available to holders of shares of Common Stock in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:

If the Business Combination is consummated, the funds held in the Trust Account (together with the proceeds from the PIPE Investment) will be used to: (i) pay our Public Stockholders who properly exercise their redemption rights; (ii) pay $12,075,000 in deferred underwriting commissions to the underwriters of the Company IPO; and (iii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company and other parties to the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, including the Business Combination, and pursuant to the terms of the Merger Agreement. Any remaining funds will be used by the Company for general corporate purposes.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Merger Agreement, including the termination or expiration of the applicable waiting period under the HSR Act (which has occurred), the adoption by the Matterport Stockholders of the Merger Agreement and the approval of the transactions contemplated thereby (which has been received) and the approval by the stockholders of the Company of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Merger Agreement and Related Agreements.”

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Merger Agreement may be terminated. Please see the section entitled “The Merger Agreement and Related Agreements” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination, we may continue to try to complete an initial business combination with a different target business until December 15, 2022. Unless we amend the Current

Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if we fail to complete an initial business combination by December 15, 2022, then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to fund Regulatory Withdrawals and/or to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish our Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Company IPO. Please see the section entitled “Risk Factors—Risks Related to the Company and the Business Combination.”

Holders of our Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, if we fail to complete an initial business combination by December 15, 2022, there will be no redemption rights or liquidating distributions with respect to our outstanding warrants, which will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:

The closing of the Business Combination is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection entitled “The Merger Agreement and Related Agreements – The Merger Agreement – Conditions to Closing of the Business Combination.” Following the Closing of the Business Combination, Matterport will merge with and into First Merger Sub, with Matterport surviving the First Merger as the Surviving Corporation. Following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity. The Mergers will become effective at the time and on the date specified in the certificate of mergers in accordance with the DGCL and the Delaware Limited Liability Company Act. The completion of the Business Combination is expected to occur in the second quarter of 2021.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Merger Agreement and Related Agreements—The Merger Agreement—Conditions to Closing of the Business Combination.”

Q:	Is the approval of the Matterport Stockholders required to consummate the Business Transaction?

A:

Yes, but such approval has already been obtained. In order to consummate the Business Transaction, Matterport holders of (i) a majority of the outstanding shares of Matterport Preferred Stock, voting together as a single class on an as-converted basis, and (ii) a majority of the voting power of the outstanding shares of Matterport Common Stock and Matterport Preferred Stock, voting together as a single class on an as-converted basis (the majorities described in clauses “(i)” and “(ii),” together the “Company Requisite Approval”), must adopt the Merger Agreement. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of Matterport required to approve and adopt the Business Combination. The delivery of the written consent by the Consenting Matterport Stockholders on February 7, 2021 was sufficient to adopt the Merger Agreement and no other vote from any other holder of Matterport Stock is required.

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of shares of our Common Stock on June 16, 2021, the record date for the Special Meeting, you may vote with respect to the proposals in person via the virtual meeting platform at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 9:00 a.m. Eastern Time on July 20, 2021.

Voting at the Special Meeting via the Virtual Meeting Platform. If you attend the Special Meeting and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the Special Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. For additional information, please see the section entitled “Special Meeting of the Stockholders of the Company in lieu of the 2021 Annual Meeting of the Company.”

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:

At the Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal or the Adjournment Proposal; a failure to vote or abstention will have the same effect as a vote “AGAINST” the Charter Approval Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies we receive without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters that properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting via the virtual meeting platform, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe that all of the proposals presented to the stockholders at this Special Meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Special Meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	How will a broker non-vote impact the results of each proposal?

A:	Broker non-votes will count as a vote “AGAINST” the Charter Proposal but will not have any effect on the outcome of any other proposals.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to our Secretary at the address listed below so that it is received by our Secretary prior to the Special Meeting or attend the Special Meeting in person via the virtual meeting platform and vote. You also may revoke your proxy by sending a notice of revocation to our Secretary, which must be received by our Secretary prior to the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A:

We will pay the cost of soliciting proxies for the Special Meeting. We have engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay Morrow a fee of $32,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of our Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of our Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Gores Holdings VI, Inc.

6260 Lookout Road, Boulder

Colorado 80301

(303) 531-3100

Email: jskarzenski@gores.com

You may also contact the proxy solicitor for the Company at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: GHVI.info@investor.morrowsodali.com

To obtain timely delivery, Company stockholders must request the materials no later than July 13, 2021, or five business days prior to the Special Meeting.

You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your Public Shares (either physically or electronically) to the Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your Public Shares, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of the Company and Matterport, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). Please see the section entitled “Where You Can Find More Information” beginning on page 333 of this proxy statement/prospectus.

Unless otherwise specified, all share calculations assume (i) no exercise of redemption rights by our Public Stockholders; and (ii) no inclusion of any Public Shares issuable upon the exercise of the Company Warrants.

Company

The Company is a blank check company incorporated on June 29, 2020 as a Delaware corporation and formed for the purpose of effecting an initial business combination with one or more target businesses.

The Public Shares, Public Units and Public Warrants are traded on the Nasdaq Capital Market under the ticker symbols “GHVI,” “GHVIU” and “GHVIW,” respectively. The Company intends to apply to continue the listing of its Class A Stock and Public Warrants on the Nasdaq Capital Market under the symbols “MTTR” and “MTTRW,” respectively, upon the closing of the Business Combination.

The mailing address of the Company’s principal executive office is 6260 Lookout Road, Boulder, Colorado 80301 and its telephone number is (303) 531-3100.

First Merger Sub

First Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of the Company, formed by the Company on January 29, 2021, to consummate the Business Combination. In the Business Combination, First Merger Sub will merge with and into Matterport, with Matterport continuing as the Surviving Corporation.

The mailing address of First Merger Sub’s principal executive office is 6260 Lookout Road, Boulder, Colorado 80301.

Second Merger Sub

Second Merger Sub, a Delaware limited liability company, is a wholly-owned subsidiary of the Company, formed by the Company on January 29, 2021, to consummate the Business Combination. In the Business Combination, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity.

The mailing address of Second Merger Sub’s principal executive office is 6260 Lookout Road, Boulder, Colorado 80301.

Matterport

Matterport, a Delaware corporation, is the world’s leading platform for the digitization and datafication of the built world. Since its founding in 2011, Matterport’s pioneering technology has set the standard for digitizing, accessing and managing buildings, spaces and places online. Matterport’s platform, comprising innovative software, spatial data-driven data science, and 3D capture technology, has broken down the barriers that have kept the largest asset class in the world, buildings and physical spaces, offline and underutilized for so long. Matterport believes the digitization and datafication of the built world will continue to unlock significant operational efficiencies and property values, and that Matterport is the platform to lead this enormous global transformation.

The mailing address of Matterport’s principal executive office is 352 East Java Drive, Sunnyvale, California 94089 and its telephone number is (650) 641-2241.

The Business Combination

General

On February 7, 2021, the Company entered into the Merger Agreement with First Merger Sub, Second Merger Sub and Matterport. Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•	First Merger Sub will merge with and into Matterport, with Matterport continuing as the Surviving Corporation of the First Merger;

•

immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity of the Second Merger;

•	prior to the consummation of the Business Combination, we shall adopt the proposed Second Amended and Restated Certificate of Incorporation;

•

in connection with the Business Combination, the Matterport equityholders will collectively receive in exchange for their shares of, or equity awards exercisable for, Matterport Stock, the Aggregate Matterport Stock Consideration. Holders of shares of Matterport Common Stock and Matterport Preferred Stock will be entitled to receive a number of newly issued shares of Class A Stock equal to the Per Share Matterport Common Stock Consideration for each such share of Matterport Common Stock and Per Share Matterport Preferred Stock Consideration for each such share of Matterport Preferred Stock, as applicable. The foregoing consideration to be paid to the Matterport equityholders may be further increased by amounts payable as Earn-Out Shares, of up to an aggregate of 23,460,000 shares of Class A Stock;

•

at the closing of the Business Combination, the Registration Rights Holders will enter into the Registration Rights Agreement, pursuant to which holders will be entitled to certain rights with respect to (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the conversion of the Class F Stock and upon exercise of the Private Placement Warrants, and (iii) shares of Class A Stock issued as Earn-Out Shares or issuable upon the conversion of any Earn-Out Shares, in each case, held by the Matterport Holders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder; and

•

following the closing of the Business Combination, Matterport Stockholders and holders of Matterport RSUs and Matterport Stock Options may receive additional shares of Class A Stock payable pursuant to the earn-out.

In connection with the foregoing, our Initial Stockholders have agreed, and their permitted transferees will agree, to vote their Founder Shares, as well as any Public Shares purchased during or after the Company IPO, in favor of the Business Combination. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination as set forth in the Current Company Certificate.

Organizational Structure

The following diagram shows the current ownership structure of the Company:

(1)

For more information about the ownership interests of our Initial Stockholders, including our Sponsor, prior to the Business Combination, please see the section entitled “Beneficial Ownership of Securities.”

The following diagram shows the current ownership structure of Matterport:

(1)	Stockholders of Matterport include collectively, holders of Matterport’s Common Stock and holders of Matterport’s Preferred Stock.

The following diagram illustrates the ownership percentages and structure of the Post-Combination Company:

(1)

For more information about the ownership interests of our Initial Stockholders, including our Sponsor, following the Business Combination, please see the section entitled “Beneficial Ownership of Securities.”

(2)

The Subscribers’ ownership percentage includes 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement and such shares are consequently excluded from the Initial Stockholders’ ownership percentage.

(3)	The ownership interests of Matterport Stockholders include the Rollover Options.
(4)	For more information about the ownership interests of the Matterport equityholders following the Business Combination, please see the section entitled “Beneficial Ownership of Securities.”
(5)

The foregoing ownership percentages are calculated inclusive of the Rollover Options and assume (i) no exercise of redemption rights by our Public Stockholders, (ii) inclusion of any Public Shares issuable upon the exercise of the Company Warrants and (iii) no shares of Class A Stock are issued as Earn-Out Shares.

Consideration in the Business Combination

Pursuant to the Merger Agreement, the Matterport Stockholders will receive stock consideration. At the closing of the Business Combination, each Matterport Common Stockholder will receive for each share of Matterport Common Stock held by such Matterport Common Stockholder a number of shares of Class A Stock equal to the Per Share Matterport Common Stock Consideration, and each Matterport Preferred Stockholder will receive for each share of Matterport Preferred Stock held by such Matterport Preferred Stockholder a number of shares of Class A Stock equal to the Per Share Matterport Preferred Stock Consideration. Following the closing of the Business Combination, Matterport Common Stockholders and Matterport Preferred Stockholders may receive Earn-Out Shares in the form of Class A Stock payable pursuant to the earn-out.

No fractional shares of Class A Stock will be issued. In lieu of the issuance of any such fractional shares, the Company has agreed to pay to each Matterport Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Class A Stock to which such Matterport Stockholder otherwise would have been entitled multiplied by (ii) $10.00.

The Per Share Matterport Common Stock Consideration to be issued to the Consenting Matterport Stockholders will be issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Per Share Matterport Common Stock Consideration to be issued to the non-consenting Matterport Stockholders will be issued and registered under the Securities Act pursuant to a registration statement, of which this proxy statement/prospectus is a part.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each of Matterport and the Company to complete the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•	the applicable waiting period(s) under the HSR Act in respect of the transactions contemplated by the Merger Agreement shall have expired or been terminated;

•	there shall not have been enacted or promulgated any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•

the Company shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the completion of the redemption offer and prior to the closing of the First Merger;

•	the approval by the Company Stockholders of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal shall have been obtained;

•	the adoption by the Matterport Stockholders of the Merger Agreement and each other agreement contemplated thereby shall have been obtained;

•

the Class A Stock to be issued in connection with the Business Combination (including the Class A Stock to be issued pursuant to the earn-out) shall have been approved for listing on Nasdaq, subject only to the requirement to have a sufficient number of round lot holders and official notice of listing; and

•

this proxy statement/prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Conditions to Matterport’s Obligations

The obligation of Matterport to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by Matterport:

•	(i) the representations and warranties of the Company, First Merger Sub and Second Merger Sub (other than the representations and warranties of the Company, First Merger Sub and Second Merger Sub,

with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization) shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, except, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the Company, First Merger Sub and Second Merger Sub, taken as a whole, or a material adverse effect on the Company’s, First Merger Sub’s and Second Merger Sub’s ability to consummate the Business Combination, and (ii) the representations and warranties of the Company, First Merger Sub and Second Merger Sub with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization, shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made;

•	each of the covenants of the Company to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects;

•	the receipt of a certificate signed by an executive officer of the Company certifying that the conditions in the two preceding bullets have been satisfied;

•	the Current Company Certificate shall be amended and restated in the form of the Second Amended and Restated Certificate of Incorporation; and

•

the Company shall have funds at closing equal to or exceeding $520,000,000, which amount is calculated as: (i) the funds contained in the Trust Account as of the effective time of the First Merger; plus (ii) all other cash and cash equivalents of the Company; plus (iii) the amount delivered to the Company at or prior to the closing in connection with the consummation of the PIPE Investment; minus (iv) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Class A Stock (to the extent not already paid).

Conditions to the Company’s Obligations

The obligations of the Company, First Merger Sub and Second Merger Sub to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by the Company:

•

(i) certain representations and warranties of Matterport with respect to due incorporation and the representations and warranties of Matterport with respect to due authorization, capitalization, broker’s fees and affiliate arrangements shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, (ii) the representations and warranties of Matterport with respect to the lack of a Material Adverse Effect shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, and (iii) all other representations and warranties of Matterport shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, except, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•	each of the covenants of Matterport to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects; and

•	the receipt of a certificate signed by an officer of Matterport certifying that the conditions in the two bullets have been satisfied.

Related Agreements

Subscription Agreements

On or prior to February 7, 2021, the Company entered into the Subscription Agreements with the Subscribers, including certain individuals (each, an “Individual Investor Subscription Agreements”), institutional investors (each, an “Institutional Investor Subscription Agreement”) and the Sponsor pursuant to which the investors have agreed to purchase an aggregate of 29,500,000 shares of Class A Stock in the PIPE Investment for $10.00 per share.

The Class A Stock to be issued to the Subscribers pursuant to the Subscription Agreements will be issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Each Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties to such Subscription Agreement; and (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the closing and, as a result thereof, the transactions contemplated by such Subscription Agreement are not consummated at the closing. As of the date hereof, the shares of Class A Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act. The Company will, within 30 days after the Closing, file with the SEC a registration statement (the “Post-Closing Registration Statement”) registering the resale of such shares of Class A Stock and will use its commercially reasonable efforts to have such Post-Closing Registration Statement declared effective as soon as practicable after the filing thereof.

The Sponsor’s subscription agreement (the “Sponsor Subscription Agreement”) is substantially similar to the Individual Investor Subscription Agreements, except that the Sponsor has the right to syndicate the Class A Stock purchased under the Sponsor Subscription Agreement in advance of the Closing. The Institutional Investor Subscription Agreement is substantially similar to the Individual Investor Subscription Agreement, except that it contains additional representations and warranties on the part of the Company and restrictions regarding the Company’s ability to delay or suspend a Post-Closing Registration Statement filed pursuant to the registration rights provided under the Institutional Investor Subscription Agreements. The form Subscription Agreements are attached hereto as Annex E and the foregoing description of the PIPE Investment is qualified in its entirety by reference thereto.

Registration Rights Agreement

At the closing of the Business Combination, the Company and the Registration Rights Holders will enter into the Registration Rights Agreement, substantially in the form attached as Annex F to this proxy statement/prospectus. Pursuant to the terms of the Registration Rights Agreement, holders will be entitled to certain rights with respect to (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the conversion of the Class F Stock and upon exercise of the Private Placement Warrants, and (iii) shares of Class A Stock issued as Earn-Out Shares or issuable upon the conversion of any Earn-Out Shares, in each case, held by the Matterport Stockholders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder.

The Registration Rights Agreement provides that the Company will, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a shelf registration statement registering the resale of the shares of Common Stock held by the Registration Rights Holders and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. In addition, the Registration Rights Holders have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement. The Company and the Registration Rights Holders agree in the Registration Rights Agreement to provide customary indemnification in connection with any offerings of Class A Stock effected pursuant to the terms of the Registration Rights Agreement.

Our Initial Stockholders entered into a letter agreement pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company’s IPO, which (i) in the case of the Class F Stock, is 180 days after the completion of the Business Combination, and (ii) in the case of the Private Placement Warrants and the respective Class A Stock underlying the Private Placement Warrants, is 30 days after the completion of the Business Combination.

The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in the form attached hereto as Annex F.

Impact of the Business Combination on the Company’s Public Float

It is anticipated that, upon completion of the Business Combination and without giving effect to any issuance of Earn-Out Shares: (i) our Public Stockholders will retain an ownership interest of approximately 11.8% in the Post-Combination Company; (ii) our Initial Stockholders (including our Sponsor) will own approximately 3.0% of the Post-Combination Company (excluding 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement); (iii) the Subscribers (including the 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement) will own approximately 10.1% of the Post-Combination Company; and (iv) the Matterport Stockholders will own approximately 75.1% of the Post-Combination Company.

In this proxy statement/prospectus, we assume that funds from the Trust Account (plus any interest accrued thereon) will be used to pay certain transaction expenses, assuming that the (i) funds available in Trust Account plus any other cash and cash equivalents of the Company as of the effective time of the First Merger, net of any amounts required to satisfy any redemptions of shares of Class A Stock by our Public Stockholders, plus (ii) amount of all cash and cash equivalents of Matterport as of the effective time of the First Merger, equals or exceeds $520,000,000. For more information, please see the sections entitled “Summary—Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Our Board’s Reasons for Approval of the Business Combination

We were formed for the purpose of effecting an initial business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of both our Sponsor and our Board to identify and consummate an initial business combination with one or more businesses within or outside of the United States, although we were not limited to a particular industry or sector.

In particular, our Board considered the following positive factors, although not weighted or in any order of significance:

•

Market Leader Fueling the Digital Transformation of the Built World. Our Board noted that Matterport is a clear market leader in the digitization of spaces, noting Matterport’s $100 million in run-rate revenue, the fact that Matterport’s digitization technology has captured over 10 billion square feet of space and that Matterport has deployed its digitization technology in over 150 countries. Additionally, our Board noted Matterport’s rapid subscriber growth and how Matterport has over 100 times the number of spaces under management as the rest of the market combined.

•

Massive, Unpenetrated Market. Our Board took into account the potential market for Matterport’s services and the significant upside involved in monetizing digital property insights and services, including the approximately $230 trillion of global building stock which today remains largely offline, the up to 20 billion spaces which could be digitized and hundreds of billions of dollars in unrealized utilization and operating efficiencies with respect to real estate spaces. Our Board believes that the digitization of physical buildings is a massive, largely unpenetrated market that represents tremendous opportunities for growth.

•

Unrivaled Software & Data Platform with Significant Expansion Opportunities. Our Board took into account Matterport’s capture technology, extensible platform ecosystem and AI-powered insights that allow Matterport to take property insights and analytics to new frontiers. Moreover, our Board noted that Matterport’s unrivaled spatial data library, with over three billion data points and 61 patents as of January 29, 2021, has proven to be a durable competitive advantage that is positioning Matterport to become a leading digital platform for the built world.

•

Global, Blue Chip Customers Spanning Diverse End Markets. Our Board noted that Matterport has over 250,000 subscribers in over 150 countries across diverse industry verticals like real estate, architecture, engineering and construction, travel and hospitality, repair and insurance and industrials and facilities. Additionally, our Board noted Matterport’s low customer concentration with less than 10% of total revenue coming from its top 10 customers.

•

Rapid Growth, Efficient Customer Acquisition and Expanding Margins. Our Board noted that Matterport has experienced 18-fold subscriber growth from December 31, 2018 through December 31, 2020 and has seen an increase from 14,000 subscribers to 250,000 subscribers during that same period. Additionally, our Board noted that Matterport has strong retention and customer loyalty, rapid revenue growth and strong projected growth in its gross margins over the next five years.

•

Proven Leadership Team with Large-Scale Platform Experience. Our Board noted that the Matterport management team has extensive experience working with large-scale technology platforms, and that the management team is anticipated to remain with Matterport upon the closing of the Business Combination. Additionally, our Board believes that Matterport’s proven management team and strategy will help enable Matterport to deliver continued industry-leading growth.

•

Opinion of our Financial Advisor. Our Board took into account the opinion of Moelis, dated February 7, 2021, addressed to our Board as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be paid by us in the Business Combination, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described under the caption “The Business Combination—Opinion of the Company’s Financial Advisor.”

•

Other Alternatives. Our Board believed, after a thorough review of other business combination opportunities reasonably available to the Company, that the proposed Business Combination represents the best potential business combination for us based upon the process utilized to evaluate and assess other potential acquisition targets. Our Board and our management also believed that such processes had not presented a better alternative.

•	Due Diligence. Our Board took into account the results of our due diligence investigation of Matterport conducted by our management team and our financial and legal advisors.

•

Stockholder Approval. Our Board considered the fact that, in connection with the Business Combination, our stockholders have the option to (i) remain stockholders of the Company, (ii) sell their shares of Class A Stock or (iii) redeem their shares of Class A Stock for the per share amount held in the Trust Account pursuant to the terms of the Current Company Certificate.

•	Negotiated Terms of the Merger Agreement. Our Board considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

Independent Director Role. Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including The Gores Group and Alec Gores. In connection with the Business Combination, our independent directors, Mr. Randall Bort, Ms. Elizabeth Marcellino and Ms. Nancy Tellem, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Company Certificate to take effect upon the completion of the Business Combination, and unanimously approved, as members of our Board, the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

Our Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•	Stockholder Vote. The risk that our stockholders may fail to provide the votes necessary to effect the Business Combination.

•

Redemption Risk. The risk that a significant number of our stockholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to the Current Company Certificate, which may potentially make the Business Combination more difficult to complete.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within our control.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•

Liquidation of the Company. The risks and costs to us if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which, if the Business Combination is not consummated, could result in us being unable to effect an initial business combination by December 15, 2022 and force us to liquidate and the Public Warrants to expire worthless.

•

Other Risks. Various other risks associated with the Business Combination, the business of Matterport and ownership of the Post-Combination Company’s shares described under the section entitled “Risk Factors.”

In addition to considering the factors described above, our Board also considered that:

•

Interests of Certain Persons. Some of our officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of our stockholders (see “The Business Combination — Interests of Certain Persons in the Business

Combination — Interests of the Company Initial Stockholders and the Company’s Other Current Officers and Directors”). Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the Business Combination.

Our Board concluded that the potential benefits it expected the Company and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, our Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of the Company and its stockholders.

Independent Director Oversight

Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including Mr. Gores and The Gores Group. In connection with the Business Combination, our independent directors, Mr. Randall Bort, Ms. Elizabeth Marcellino and Ms. Nancy Tellem, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Company Certificate to take effect upon the completion of the Business Combination. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor and its affiliates, including Mr. Gores and The Gores Group, that could arise with regard to the proposed terms of the Merger Agreement and Related Agreements. Our Board did not deem it necessary to, and did not form, a special committee of the Board to exclusively evaluate and negotiate the proposed terms of the Business Combination, as our Board is comprised of a majority of independent and disinterested directors and did not deem the formation of a special committee necessary or appropriate. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination. Please see the section entitled “The Business Combination—Independent Director Oversight.”

Satisfaction of 80% Test

It is a requirement under the Current Company Certificate and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. As of February 7, 2021, the date of the execution of the Merger Agreement, the balance of the Trust Account was approximately $332,944,401 (excluding $12,075,000 of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $266,355,521. In reaching its conclusion that the Business Combination meets the 80% asset test, our Board reviewed the enterprise value of Matterport of approximately $2.26 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Merger Agreement. The enterprise value consists of an equity value of Matterport of approximately $2.915 billion and an assumed $655 million of net cash following the Business Combination. In determining whether the enterprise value described above represents the fair market value of Matterport, our Board considered all of the factors described above in this section and the fact that the purchase price for Matterport was the result of an arm’s length negotiation. As a result, our Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Special Meeting of the Stockholders of the Company in lieu of the 2021 Annual Meeting of the Company

Date, Time and Place of Special Meeting

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the Special Meeting will be held via live webcast at https://www.cstproxy.com/goresholdingsvi/sm2021, on July 20, 2021, at 9:00 a.m. Eastern Time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresholdingsvi/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing +1 877-770-3647 (toll-free within the U.S. and Canada) or +1 312-780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 30528687#, but you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

Proposals

At the Special Meeting, Company stockholders will be asked to consider and vote on:

1.

Business Combination Proposal—To consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including, among other things, the Business Combination (Proposal No. 1);

2.

Nasdaq Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Common Stock in connection with the Business Combination (Proposal No. 2);

3.	Charter Proposal—To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B (Proposal No. 3);

4.

Governance Proposal—To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with SEC requirements (Proposal No. 4);

5.	Incentive Award Plan Proposal—To consider and vote upon a proposal to approve the 2021 Plan, including the authorization of the initial share reserve under the 2021 Plan (Proposal No. 5);

6.	ESPP Proposal—To consider and vote upon a proposal to approve the ESPP, including the authorization of the initial share reserve under the ESPP (Proposal No. 6);

7.

Director Election Proposal—To consider and vote upon a proposal to elect four directors to serve on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified (Proposal No. 7); and

8.

Adjournment Proposal—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Award Plan Proposal or the ESPP Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are approved (Proposal No. 8).

Voting Power; Record Date

Only Company stockholders of record at the close of business on June 16, 2021, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. Each Company stockholder is entitled to one vote for each share of our Common Stock that such stockholder owned as of the close of business on the record date. If a Company stockholder’s shares are held in “street name” or are in a margin or similar account, such stockholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such stockholder are properly counted. On the record date, there were 43,125,000 shares of our Common Stock outstanding, of which 34,500,000 are Public Shares and 8,625,000 are Founder Shares held by our Initial Stockholders.

Vote of our Initial Stockholders

Our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. As of the date hereof, our Initial Stockholders own shares equal to 20% of our issued and outstanding shares of Common Stock.

Quorum and Required Vote for Proposals at the Special Meeting

A majority of the issued and outstanding shares of our Common Stock entitled to vote as of the record date at the Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. The approval of the Governance Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Incentive Award Plan Proposal and the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Approval of the Director Election Proposal requires the affirmative vote of a plurality of votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting.

Recommendation of our Board of Directors

Our Board believes that approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

Opinion of the Company’s Financial Advisor

At the meeting of the Board on February 7, 2021 to evaluate and approve the Business Combination, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated February 7, 2021, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, the consideration to be paid by the Company in the Business Combination was fair, from a financial point of view, to the Company.

The full text of Moelis’ written opinion, dated February 7, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion (which are also summarized herein), is attached as Annex G to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Moelis provided its consent to the inclusion of the text of its opinion as part of this proxy statement/prospectus). Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the consideration to be paid by the Company in the Business Combination and does not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any stockholder of the Company should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

Interests of Certain Persons in the Business Combination

Interests of the Company Initial Stockholders and the Company’s Other Current Officers and Directors

In considering the recommendation of our Board to vote in favor of the Business Combination, Company stockholders should be aware that aside from their interests as stockholders, our Sponsor and certain other members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Company stockholders that they approve the Business Combination. Company stockholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things, the fact that:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for 17,250,000 Founder Shares and (after giving effect to (i) the cancellation of 8,625,000 Founder Shares on October 1, 2020, (ii) a stock dividend of 6,468,750 Founder Shares on October 23, 2020 and (iii) the cancellation of 6,468,750 Founder Shares on November 13, 2020) the remaining 8,625,000 Founder Shares (25,000 of which are held by Mr. Bort, 25,000 of which are held by Ms. Marcellino and 25,000 of which are held by Ms. Tellem) will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $86 million but, given the restrictions on such shares, we believe such shares have less value;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by December 15, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $8,900,000 for its 4,450,000 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if a business combination is not consummated by December 15, 2022;

•

the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•

the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 15, 2022;

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Class A Stock		Value of Class A Stock(1)
Gores Sponsor VI LLC	12,629,000	(2)	$126,290,000
Alec E. Gores	12,629,000	(2)	$126,290,000
Mark R. Stone	—		$—
Andrew McBride	—		$—
Randall Bort	25,000		$250,000
Elizabeth Marcellino	25,000		$250,000
Nancy Tellem	40,000	(3)	$400,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.
(2)

Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 8,550,000 shares of Class F Stock and 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to syndicate such shares pursuant to the Sponsor Subscription Agreement (and the Company currently expects that the Sponsor will syndicate all such shares). Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(3)	Represents 25,000 shares of Class F Stock and 15,000 shares of Class A Stock to be purchased as part of the PIPE Investment.

•

the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees; and

•

the fact that we entered into a Subscription Agreement with our Sponsor, pursuant to which our Sponsor has committed to purchase 4,079,000 shares of Class A Stock in the PIPE Investment for an aggregate commitment of approximately $40,790,000, provided that our Sponsor has the right to syndicate the Class A Stock purchased under such Subscription Agreement in advance of the closing of the Business Combination.

Redemption Rights

Pursuant to the Current Company Certificate, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business

Combination, including interest not previously released to us to fund Regulatory Withdrawals and/or to pay its franchise and income taxes, by (ii) the total number of then-outstanding Public Shares; provided that we will not redeem any shares of Class A Stock issued in the Company IPO to the extent that such redemption would result in our failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,000. As of March 31, 2021, the estimated per share redemption price would have been approximately $10.00. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from exercising redemption rights with respect to more than an aggregate of 20% of the shares of Class A Stock included in the units sold in the Company IPO.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A Stock for cash and will no longer own shares of the Post-Combination Company. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see the section entitled “Special Meeting of the Stockholders of the Company in Lieu of 2021 Annual Meeting of Company Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Treatment of Matterport Equity Awards

Effective as of the effective time of the First Merger, each Matterport Stock Option, to the extent then outstanding and unexercised, will automatically be converted into (a) an option to acquire a certain number of shares of Class A Stock (pursuant to a ratio based on the Per Share Matterport Common Stock Consideration), at an adjusted exercise price per share (each such converted option, a “Rollover Option”), and (b) the right to receive a pro rata portion of a number of Earn-Out Shares (subject to continued service). Each such Rollover Option shall be subject to the same terms and conditions as were applicable to the corresponding Matterport Stock Option immediately prior to the effective time of the First Merger, including applicable vesting conditions, except to the extent such terms or conditions are rendered inoperative by the Business Combination. The number of shares of Class A Stock subject to each Rollover Option will be determined by multiplying the number of shares of Matterport Common Stock subject to the Matterport Stock Option by the Per Share Matterport Common Stock Consideration and rounding the resulting number down to the nearest whole number of shares, and the per share exercise price for the Class A Stock issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the shares of Matterport Common Stock subject to the Matterport Stock Option, as in effect immediately prior to the effective time of the First Merger, by the Per Share Matterport Common Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent. Notwithstanding the foregoing, in the event the per share exercise price of a Matterport Stock Option as in effect as of immediately prior to the effective time of the First Merger is greater than or equal to the cash equivalent of the Per Share Matterport Common Stock Consideration, such Matterport Stock Option shall be cancelled at the effective time of the First Merger for no consideration.

Effective as of the effective time of the First Merger, each Matterport RSU that is then unvested and outstanding will automatically be converted into (a) an award of restricted stock units covering a number of shares of Class A Stock determined by multiplying the number of shares of Matterport Common Stock underlying such award as of immediately prior to the effective time of the First Merger by the Per Share Matterport Common Stock Consideration and rounding the resulting number to the nearest whole number of shares of Class A Stock (after such conversion, each, a “Rollover RSU”) and (b) the right to receive a pro rata portion of a number of Earn-Out Shares (subject to continued service). Each award of Rollover RSUs shall be subject to the same terms and conditions as were applicable to such corresponding award of Matterport RSUs immediately prior to the effective time of the First Merger, including applicable vesting conditions, except to the extent such terms or conditions are rendered inoperative by the Business Combination.

Certain Information Relating to the Company and Matterport

Company Board and Executive Officers before the Business Combination

The following individuals currently serve as directors and executive officers of the Company:

Name	Age	Position
Alec Gores	67	Chairman
Mark Stone	57	Chief Executive Officer
Andrew McBride	40	Chief Financial Officer and Secretary
Randall Bort	56	Director
Elizabeth Marcellino	63	Director
Nancy Tellem	67	Director

Matterport’s Board of Directors and Executive Officers before the Business Combination

Name	Age	Position
Executive Officers
R.J. Pittman	51	Chief Executive Officer and Director
James D. Fay	48	Chief Financial Officer
Jay Remley	51	Chief Revenue Officer
David Gausebeck	44	Chief Scientist and Director
Japjit Tulsi	45	Chief Technology Officer
Non-Employee Directors
Matthew Bell	41	Director
Peter Hébert	43	Director
Jason Krikorian	49	Director
Mike Gustafson	54	Director
Carlos Kokron	56	Director

Post-Combination Company Board and Executive Officers

The following individuals are expected to serve as directors and executive officers of the Post-Combination Company upon consummation of the Business Combination:

Name	Age	Position
Executive Officers
R.J. Pittman	51	Chief Executive Officer and Chairman
James D. Fay	48	Chief Financial Officer
Jay Remley	51	Chief Revenue Officer
Japjit Tulsi	45	Chief Technology Officer
Non-Employee Directors
Peter Hébert	43	Director
Jason Krikorian	49	Director
Mike Gustafson	54	Director

Listing of Securities

The Public Shares, Public Units and Public Warrants are traded on the Nasdaq Capital Market under the ticker symbols “GHVI,” “GHVIU” and “GHVIW,” respectively. The Company intends to apply to continue the listing of its Class A Stock and Public Warrants on the Nasdaq Capital Market under the symbols “MTTR” and “MTTRW,” respectively, upon the closing of the Business Combination.

Comparison of Stockholder Rights

There are certain differences in the rights of the Company stockholders and Matterport Stockholders prior to the Business Combination and after the Business Combination. Please see the section entitled “Comparison of Stockholder Rights.”

Regulatory Approvals

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated until the parties to these transactions each submit a premerger notification filing (the “Notification and Report Form”) to the FTC and the Antitrust Division and the expiration or termination of the applicable waiting period(s) following the filing of the Notification and Report Form.

The Company and Matterport filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on February 22, 2021. The 30-day waiting period with respect to the Business Combination expired at 11:59 p.m. Eastern Time on March 24, 2021.

At any time before or after consummation of the Business Combination, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Matterport is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Material U.S. Federal Income Tax Considerations relating to the Exercise of Redemption Rights

As described more fully herein, a holder of Class A Stock that exercises its redemption rights to receive cash in exchange for such shares may be treated as selling its Class A Stock resulting in the recognition of gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution in an amount equal to the redemption proceeds, for U.S. federal income tax purposes, depending on the amount of our Class A Stock that a holder owns or is deemed to own by attribution (including through the ownership of warrants).

Please see the section entitled “Material U.S. Federal Income Tax Considerations for Holders of Class A Stock” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Matterport has been determined to be the accounting acquirer, primarily due to the fact that Matterport Stockholders will continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Matterport issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Matterport in future reports of the Post-Combination Company.

Appraisal Rights

Appraisal rights or dissenters’ rights are not available to holders of our Common Stock in connection with the Business Combination.

Pursuant to Section 262 of the DGCL, Matterport Stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive, withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Matterport Stock, as determined by the Court of Chancery, if the Mergers are completed. The “fair value” of your shares of Matterport Stock as determined by the Court of Chancery may be more or less than, or the same as, the value of the consideration that you are otherwise entitled to receive under the Merger Agreement. Matterport Stockholders who do not consent to the adoption of the Merger Agreement and who wish to preserve their appraisal rights must so advise Matterport by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Matterport or the Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Matterport Stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. For additional information on appraisal rights available to Matterport Stockholders, see the section entitled “Appraisal Rights.”

Proxy Solicitation

We are soliciting proxies on behalf of our Board. Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. We have engaged Morrow to assist in the solicitation of proxies.

If a Company stockholder grants a proxy, such stockholder may still vote its shares in person via the virtual meeting platform if it revokes its proxy before the Special Meeting. A Company stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting of the Stockholders of the Company in Lieu of the 2021 Annual Meeting of the Company—Revoking Your Proxy.”

Risk Factor Summary

In evaluating the Business Combination and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under “Risk Factors.” The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) our ability and Matterport’s ability to complete the Business Combination and (ii) the business, cash flows, financial condition and results of operations of the Post-Combination Company.

Risks Related to the Post-Combination Company’s Business

•

Matterport has experienced rapid growth and expects to invest in growth for the foreseeable future. If Matterport fails to manage growth effectively, its business, operating results and financial condition would be adversely affected.

•	Matterport has a history of losses and expects to incur significant expenses and continuing losses at least for the near term.

•	Matterport currently faces competition from a number of companies and expects to face significant competition in the future as the market for spatial data develops.

•

Matterport operates in a new market, and global economic conditions and instability related to COVID-19 and otherwise may adversely affect its business if existing and prospective clients reduce or postpone discretionary spending significantly.

•

Matterport relies on a limited number of suppliers for certain supplied hardware components, and availability of supplied hardware components may be affected by factors such as tariffs or supply disruptions caused by the COVID-19 pandemic. Matterport may not be able to obtain sufficient components to meet its needs, or obtain such materials on favorable terms or at all, which could impair its ability to fulfill orders in a timely manner or increase its costs of production.

•

Some of Matterport’s facilities are located in an active earthquake zone or in areas susceptible to wildfires and other severe weather events. An earthquake, wildfire or other natural disaster or resource shortage, including public safety power shut-offs that have occurred and will continue to occur in California or other states, could disrupt and harm Matterport’s operations.

•	If Matterport fails to retain current subscribers or add new subscribers, its business would be seriously harmed.

•

Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches and interruptions in service, which would harm Matterport’s business.

•

Because Matterport stores, processes, and uses data, some of which contains personal information, Matterport is subject to complex and evolving federal, state and foreign laws and regulations regarding privacy, data protection and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to Matterport’s business practices, increased cost of operations or declines in customers or retention, any of which would seriously harm Matterport’s business.

•	Matterport’s products are highly technical and may contain undetected software bugs or hardware errors, which could manifest in ways that could seriously harm its reputation and its business.

•	Matterport’s future growth and success are dependent upon the continuing rapid adoption of spatial data.

•

The spatial data market is characterized by rapid technological change, which requires Matterport to continue to develop new services, products and service and product innovations. Any delays in such development could adversely affect market adoption of Matterport’s products and services and could adversely affect its business and financial results.

•	Matterport may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive, and adversely affect its business.

•	Matterport’s business may be adversely affected if it is unable to protect its spatial data technology and intellectual property from unauthorized use by third parties.

•

Matterport has identified material weaknesses in its internal controls over financial reporting. If unable to remediate these material weaknesses or if management identifies additional material weaknesses in the future or otherwise fails to maintain effective internal controls over financial reporting, Matterport may not be able to accurately or timely report its financial position or results of operations, which may adversely affect the Post-Combination Company’s business and stock price or cause its access to the capital markets to be impaired.

•	Privacy concerns and laws, or other regulations, may adversely affect Matterport’s business.

Risks Related to the Company and the Business Combination

•	Our Initial Stockholders have agreed to vote in favor of the Business Combination described in this proxy statement/prospectus, regardless of how our Public Stockholders vote.

•

Our Sponsor, certain members of our Board and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

•

Our Sponsor, directors or officers or their affiliates may elect to purchase shares from Public Stockholders, which may influence a vote on a proposed Business Combination and the other proposals described in this proxy statement/prospectus and reduce the public “float” of our Class A Stock.

•

Our Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of Class A Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the Post-Combination Company.

•

We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by December 15, 2022. Unless we amend the Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if we are unable to effect an initial business combination by December 15, 2022, we will be forced to liquidate and our warrants will expire worthless.

•

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of our key personnel, including the key personnel of Matterport whom we expect to stay with the Post-Combination Company. The loss of key personnel could negatively impact the operations and profitability of the Post-Combination Company and its financial condition could suffer as a result.

•	We may waive one or more of the conditions to the Business Combination.

•

The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

•	We and Matterport will incur significant transaction and transition costs in connection with the Business Combination.

•	If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

•

We have no operating or financial history and our results of operations and those of the Post-Combination Company may differ significantly from the unaudited pro forma financial data included in this proxy statement.

•	If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

•	Past performance by Mr. Gores or The Gores Group, including our management team, may not be indicative of future performance of an investment in the Company or the Post-Combination Company.

Selected Historical Financial Data for the Company

Statement of Operations Data:

	For the Three Months Ended March 31, 2021 (unaudited)	For the Period from June 29, 2020 (inception) to December 31, 2020
Professional fees and other expenses	$(3,238,968)	$(78,494)
State franchise taxes, other than income tax	(50,000)	(55,241)
Warrant liability expense	—	(794,500)
Change in fair value of warrant liability	(26,672,500)	—
Allocated expense for warrant issuance cost	—	(607,898)

Net loss from operations	(29,961,468)	(1,536,133)
Other income – interest and dividend income	13,707	8,625

Loss before income taxes	(29,947,761)	(1,527,508)

Income tax benefit/(expense)	(26,273)	26,273

Net loss attributable to common shares	$(29,974,034)	$(1,501,235)

Per Share Data:

Net loss per ordinary share:
Class A Stock - basic and diluted	$(0.70)	$(2.14)

Class F Stock - basic and diluted	$(0.70)	$(2.14)

Balance Sheet Data:

	As of March 31, 2021		As of December 31, 2020
Working capital	$(47,129,281	)(1)	$(17,159,683	)(3)
Total assets	$346,034,908	(2)	$346,565,918	(4)
Total liabilities	$60,216,857		$30,765,703
Stockholders’ deficit	$(59,181,949)		$(29,199,785)

(1)	Includes $176,595 in cash held outside of the Trust Account, plus $835,981 of other assets, less $48,141,857 of current liabilities.
(2)	Includes $345,022,332 held in the Trust Account, plus $176,595 in cash held outside of the Trust Account, plus $835,981 of other assets.
(3)	Includes $633,266 in cash held outside of the Trust Account, plus $897,754 of other assets, less $18,690,703 of current liabilities.
(4)	Includes $345,008,625 held in the Trust Account, plus $633,266 in cash held outside of the Trust Account, plus $924,027 of other assets.

Selected Historical Financial Information of Matterport

The selected historical consolidated statements of operations data of Matterport for the three months ended March 31, 2021 and 2020, the selected historical consolidated statements of cash flows for the three months ended March 31, 2021 and 2020, and the selected historical consolidated balance sheet data as of March 31, 2021 are derived from Matterport’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

The selected historical consolidated statements of operations data of Matterport for the years ended December 31, 2020 and 2019, the historical consolidated balance sheet data as of December 31, 2020 and 2019 and the historical consolidated cash flows data for the years ended December 31, 2020 and 2019 are derived from Matterport’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Matterport’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the sections entitled “Matterport Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

	For the Three Months Ended		For the Year Ended
(in thousands, except per share amounts)	March 31, 2021	March 31, 2020	December 31, 2020	December 31, 2019
Statement of Operations Data:
Total revenue	$26,929	$12,940	$85,884	$46,009
Total operating expenses	$19,083	$14,402	$59,501	$52,545
Net loss	$(2,872)	$(8,108)	$(14,021)	$(31,960)
Net loss per share attributable to common stockholders—basic and diluted	$(0.30)	$(1.04)	$(1.76)	$(4.23)

Cash Flow Data:
Net cash provided by (used in) operating activities	$1,056	$(4,396)	$(3,597)	$(26,826)
Net cash used in investing activities	$(2,506)	$(1,381)	$(4,884)	$(4,870)
Net cash provided by (used in) financing activities	$(903)	$7,700	$50,462	$34,170

	As of
(in thousands)	March 31, 2021	December 31, 2020	December 31, 2019
Balance Sheet Data:
Total assets	$74,506	$71,852	$24,233
Long-term debt	$3,117	$4,502	$7,630
Total liabilities	$32,408	$28,384	$22,884
Total redeemable convertible preferred stock	$164,168	$164,168	$110,978
Total shareholders’ deficit	$(122,070)	$(120,700)	$(109,629)

Selected Historical Financial Data of the Post-Combination Company on a Pro Forma Basis

The following selected historical financial data of the Post-Combination Company on a pro forma basis (the “selected pro forma information”) gives effect to the Business Combination, PIPE Investment, and other events contemplated by the Merger Agreement described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, the Company is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Post-Combination Company will represent a continuation of the financial statements of Matterport with the Business

Combination being treated as the equivalent of Matterport issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Matterport in future reports of the Post-Combination Company.

The selected unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives pro forma effect to the Business Combination, PIPE Investment, and other events contemplated by the Merger Agreement as if they had occurred on March 31, 2021. The selected unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination, PIPE Investment, and other events contemplated by the Merger Agreement as if they had occurred on January 1, 2020.

The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the Post-Combination Company appearing elsewhere in this proxy statement/prospectus and the accompanying notes, in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with, the historical financial statements of the Company and Matterport and related notes included elsewhere in this proxy statement/prospectus. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what the Post-Combination Company’s financial position or results of operations actually would have been had the Business Combination, PIPE Investment, and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of the Post-Combination Company.

The following table presents selected pro forma information after giving effect to the Business Combination, presented under two scenarios:

•

Assuming No Redemptions: This scenario assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This scenario assumes that Public Stockholders holding 12.0 million Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Merger Agreement provides that the consummation of the Business Combination is conditioned on the Company having funds at the closing of the Business Combination of at least $520,000,000.

The following summarizes the pro forma shares of Common Stock outstanding immediately after the closing of the Business Combination under the two redemption scenarios:

	Pro Forma Combined Assuming No Redemptions (Shares)%		Pro Forma Combined Assuming Maximum Redemptions (Shares)%
Class A Stock issued to Matterport Stockholders(1)(2)	218,875,000	75.1	218,875,000	78.3
Public Stockholders	34,500,000	11.8	22,498,544	8.0
Initial Stockholders’ Class F Stock(3)	8,625,000	3.0	8,625,000	3.1
PIPE Investors(4)	29,500,000	10.1	29,500,000	10.6

Pro Forma Common Stock at March 31, 2021(5)	291,500,000	100.0	279,498,544	100.0

Rollover Options and Rollover RSUs(2)	(47,508,771)		(47,508,771)

Pro Forma Common Stock Outstanding at March 31, 2021	243,991,229		231,989,773

(1)

There are no adjustments for 23.5 million shares of Class A Stock in Earn-Out Shares as they are not issuable until 180 days after the closing date of the Business Combination and are contingently issuable based upon the triggering events that have not yet been achieved.

(2)

The number of outstanding shares in the table above assumes the issuance of approximately 47.5 million shares of Class A Stock underlying Rollover Options and Rollover RSUs that do not represent legally outstanding shares of Class A Stock at the closing of the Business Combination.

(3)

Excludes 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement and excludes 15,000 shares of Class A Stock to be purchased by the Initial Stockholders (excluding the Sponsor) in the PIPE Investment.

(4)

Includes 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement and includes 15,000 shares of Class A Stock to be purchased by the Initial Stockholders (excluding the Sponsor) in the PIPE Investment.

(5)	There are no adjustments for the outstanding Warrants issued in connection with the Company’s IPO as such securities are not exercisable until 30 days after the closing of the Business Combination.

The two alternative levels of redemptions assumed in the selected unaudited pro forma condensed combined per share information is based on the assumption that there are no adjustments for the outstanding Warrants issued in connection with the Company’s IPO as such securities are not exercisable until 30 days after the closing of the Business Combination. There are also no adjustments for the estimated 47,508,771 shares reserved for the potential future issuance of Class A Stock upon the exercise of Rollover Options and the vesting of Rollover RSUs upon the consummation of the Business Combination, as such events have not yet occurred.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(In thousands, except shares and per share amounts)
For the Three Months Ended March 31, 2021
Revenue	$26,929	$26,929
Net loss	$(34,860)	$(34,860)
Net loss per share of Class A Stock—basic and diluted	$(0.14)	$(0.15)
Weighted-average shares outstanding of Class A Stock—basic and diluted	243,991,229	231,989,773

For the Year Ended December 31, 2020
Revenue	$85,884	$85,884
Net loss	$(29,446)	$(29,446)
Net loss per share of Class A Stock—basic and diluted	$(0.12)	$(0.13)
Weighted-average shares outstanding of Class A Stock—basic and diluted	243,991,229	231,989,773

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2021
Total assets	$675,363	$555,341
Total liabilities	$145,972	$145,972
Total stockholders’ equity	$529,391	$409,369

Selected Comparative Per Share Information

Comparative Per Share Data of the Company

The following table sets forth the closing market prices per share of the Public Units, Public Shares and Public Warrants as reported by Nasdaq on February 5, 2021, the last trading day before the Business Combination was publicly announced, and on June 18, 2021, the last practicable trading day before the date of this proxy statement/prospectus.

Trading Date	Public Units (GHVIU)	Public Shares (GHVI)	Public Warrants (GHVIW)
February 5, 2021	$12.74	$12.26	$3.76
June 18, 2021	$15.20	$14.56	$4.56

The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the Public Shares, the value of the consideration that Matterport stockholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Public Shares on the date of the Merger Agreement, the date of this proxy statement/prospectus, and the date on which Company stockholders vote on the approval of the Merger Agreement. Company stockholders are urged to obtain current market quotations for Company securities before making their decision with respect to the approval of the Merger Agreement.

Comparative Per Share Data of Matterport

Historical market price information regarding Matterport is not provided because there is no public market for Matterport Stock.

Comparative Historical and Pro Forma Per Share Data

The following table sets forth summary historical comparative share information for the Company and Matterport, respectively and selected unaudited pro forma condensed combined per share information of the Post-Combination Company after giving effect to the Business Combination, presented under two scenarios:

•

Assuming No Redemptions: This scenario assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This scenario assumes that Public Stockholders holding 12.0 million Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Merger Agreement provides that consummating the Business Combination is conditioned on the Company having funds at the closing of the Business Combination of at least $520,000,000.

The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2021. The weighted average shares outstanding and net loss per share information reflect the Business Combination as if it had occurred on January 1, 2020.

The two alternative levels of redemptions assumed in the selected unaudited pro forma condensed combined per share information is based on the assumption that there are no adjustments for the outstanding Warrants issued in connection with the Company’s IPO as such securities are not exercisable until 30 days after the closing of the Business Combination. There are also no adjustments for the estimated 47,508,771 shares reserved for the potential future issuance of Class A Stock upon the exercise of the Post-Combination Company’s stock options upon the closing of the Business Combination, as such events have not yet occurred.

This information is only a summary and should be read in conjunction with the historical financial statements of the Company and Matterport and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of the Company and Matterport is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined net loss per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor the income (loss) per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of the Company and Matterport would have been had the companies been combined during the periods presented.

			Pro Forma Combined Per Share Data		Matterport Equivalent Pro Forma Per Share Data(3)
	Gores Holding VI (Historical)	Matterport (Historical)	(Assuming No Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)	(Assuming No Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)
As of and for the Three Months Ended March 31, 2021(1)
Book Value per share(2)	$(6.86)	$(12.40)	$2.17	$1.76	$9.09	$7.37
Net loss per share of Class A Stock—basic and diluted	$(0.70)		$(0.14)	$(0.15)	$(0.59)	$(0.63)
Weighted average shares outstanding of Class A Stock—basic and diluted	34,500,000		243,991,229	231,989,773
Net loss per share of Class F Stock—basic and diluted	$(0.70)
Weighted average shares outstanding of Class F Stock—basic and diluted	8,625,000
Net loss per share of Matterport Common Stock—basic and diluted		$(0.30)
Weighted averages shares of Matterport Common Stock outstanding—basic and diluted		9,621,163
As of and for the Year Ended December 31, 2020(1)
Net loss per share of Class A Stock—basic and diluted	$(2.14)		$(0.12)	$(0.13)	$(0.50)	$(0.54)
Weighted average shares outstanding of Class A Stock—basic and diluted	3,170,550		243,991,229	231,989,773
Net loss per share of Class F Stock—basic and diluted	$(2.14)
Weighted average shares outstanding of Class F Stock—basic and diluted	11,457,666
Net loss per share of Matterport Common Stock—basic and diluted		$(1.76)
Weighted averages shares of Matterport Common Stock outstanding—basic and diluted		7,972,543

(1)	There were no cash dividends declared in the period presented.

(2)	Book value per share is calculated as (a) total equity excluding preferred shares divided by (b) the total number of Common Stock outstanding classified in permanent equity.
(3)	The equivalent per share data for Matterport is calculated by multiplying the combined pro forma per share data by the Per Share Company Common Stock Consideration set forth in the Merger Agreement.

Market Prices and Dividends

Company

The Public Units, Public Shares and Public Warrants trade on the Nasdaq Capital Market under the symbols “GHVIU,” “GHVI” and “GHVIW,” respectively. Each Public Unit consists of one Public Share and one-fifth of a Public Warrant. The Public Units began trading on December 11, 2020, and the Public Warrants and Public Shares began trading on February 1, 2021.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per Public Unit, Public Share and Public Warrant as reported on Nasdaq for the periods presented:

	Public Units (GHVIU)(1)		Public Shares (GHVI)(2)		Public Warrants (GHVIW)(2)
	High	Low	High	Low	High	Low
Fiscal Year 2021:
Quarter ended March 31, 2021	$26.10	$10.45	$24.46	$10.75	$8.42	$2.91
Fiscal Year 2020:
Quarter ended December 31, 2020	$10.69	$10.00	N/A	N/A	N/A	N/A

(1)	Began trading on December 11, 2020.
(2)	Began trading on February 1, 2021.

On February 5, 2021, the trading date before the public announcement of the Business Combination, the Public Units, Public Shares and Public Warrants closed at $12.74, $12.26 and $3.76, respectively.

The Company has not paid any cash dividends on its Public Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Matterport

Historical market price information regarding shares of Matterport Stock is not provided because there is no public market for Matterport Stock. Matterport has not paid any dividends on shares of Matterport Stock and does not intend to pay dividends prior to the completion of the Business Combination.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Special Meeting. Certain of the following risk factors apply to the business and operations of Matterport and will also apply to the business and operations of Company following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Company following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Company and Matterport that later may prove to be incorrect or incomplete. The Company and Matterport may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to the Post-Combination Company’s Business

Unless the context requires otherwise, references to “Matterport,” “we,” “our” and “us” in this section are to the business and operations of Matterport prior to the Business Combination and the business and operations of the Post-Combination Company as directly or indirectly affected by Matterport by virtue of the Post-Combination Company’s ownership of the business of Matterport through its ownership of the Surviving Corporation following the Business Combination. In addition, you should read and consider the risk associated with the business of the Company because these risks may also affect the Post-Combination Company. These risks can be found in the Company’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, if any, all of which are filed with the SEC. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

We have experienced rapid growth and expect to invest in growth for the foreseeable future. If we fail to manage growth effectively, our business, operating results and financial condition would be adversely affected.

We have experienced rapid growth in recent periods. For example, the number of our employees has grown from three employees as of December 31, 2011 to 221 employees as of December 31, 2020, and we expect to continue to experience rapid growth over the near term. The growth and expansion of our business has placed and continues to place a significant strain on our management, operations, financial infrastructure and corporate culture.

In the event of further growth, our information technology systems and internal controls over financial reporting and procedures may not be adequate to support our operations and may introduce opportunities for data security incidents that may interrupt business operations or permit bad actors to obtain unauthorized access to business information or misappropriate funds.

To manage growth in operations and personnel, we will need to continue to improve our operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing or enhancing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect our business performance and operating results.

Our forecasts and projections are based upon assumptions, analyses and internal estimates developed by our management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially from those forecasted or projected.

Our forecasts and projections, including forecasts and estimates relating to the expected sizes and growth of the markets in which we seek to operate, are subject to significant uncertainty and are based on assumptions, analyses and internal estimates developed by our management, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially from those forecasted or projected.

We have a history of losses and expect to incur significant expenses and continuing losses at least for the near term.

We incurred a net loss of approximately $(2.9) million for the three months ended March 31, 2021 and $(14.0) million and $(32.0) million for the years ended December 31, 2020 and 2019, respectively, and, as of December 31, 2020, had an accumulated deficit of approximately $(130.0) million. We believe we will continue to incur operating and net losses each quarter at least for the near term. Even if we achieve profitability, there can be no assurance that we will be able to maintain profitability in the future. Our potential profitability is particularly dependent upon the continued adoption of spatial data and the use of our platform by commercial and individual consumers, which may not occur at the levels we currently anticipate or at all.

We have historically funded the net cash needed for operating and investing activities through the sale of equity and through debt financing. Before considering the Business Combination, we have cash and cash equivalents to fund our forecasted operating expenses, working capital requirements and capital expenditures through the first quarter of 2022. Therefore, we do not have adequate liquidity to meet our forecasted obligations for a period of one year from the date of the issuance of these interim March 31, 2021 financial statements. Our plan is to raise additional liquidity in connection with the completion of the Business Combination. If we are unable to complete the Business Combination, we will cease increasing spending levels for labor, and sales and marketing programs, and we will also reduce discretionary spending, including reducing our direct and indirect labor, reducing sales and marketing costs and focusing our available capital on a reduced number of prioritized activities and programs, in order to have sufficient liquidity to fund our operations for at least one year from the date of the issuance of these financial statements.

Certain of our estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

This proxy statement/prospectus includes estimates of the addressable market for our products and services which are based in part on our internal analyses. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the current coronavirus (COVID-19) pandemic. The estimates and forecasts in this proxy statement/prospectus relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to make. The estimated addressable market may not materialize for many years, if ever, and even if the markets meet the size estimates and growth forecasted in this proxy statement/prospectus, our business could fail to grow at similar rates.

We currently face competition from a number of companies and expect to face significant competition in the future as the market for spatial data develops.

The spatial data market is relatively new and competition is still developing. We currently face competition from other companies, generally with different competitors in each of our vertical markets, as well as from traditional, offline methods of interacting with and managing buildings and their spaces. Additionally, we have a number of competitors in the spatial data market with limited funding, which could cause poor experiences and hamper consumer confidence in the spatial data market and adoption or trust in providers. We may also face competition from new market entrants with significantly greater resources, or our current competitors may be acquired by third parties with greater resources, either of which could put us at a competitive disadvantage. Future competitors could also be better positioned to serve certain segments of our current or future target markets, which could create price pressure. In light of these factors, current or potential customers may accept competitive solutions. If we fail to adapt to changing market conditions or continue to compete successfully with current or new spatial data competitors, our growth will be impacted, which would adversely affect our business and results of operations.

We operate in a new market, and global economic conditions and instability related to COVID-19 and otherwise may adversely affect our business if existing and prospective clients reduce or postpone discretionary spending significantly.

The impact of the COVID-19 pandemic, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global and domestic economy and has led to reduced economic activity. The spread of COVID-19 has also created a disruption in discretionary spending by consumers and businesses. While this disruption in discretionary spending has to date not materially impacted Matterport, any sustained downturn in discretionary spending by our current subscribers could harm our business and negatively impact the growth of our platform.

In response to the COVID-19 pandemic, we have modified our business practices (including employee travel, recommending that all non-essential personnel work from home and canceling or reducing physical participation in meetings, events and conferences), have implemented additional safety protocols for essential workers, and may take further actions if required by government authorities or if required in the interest of our employees, subscribers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the pandemic or otherwise be satisfactory to government authorities. If significant portions of our workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations will be negatively impacted.

The extent to which the COVID-19 pandemic impacts our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted with certainty, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and when and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of our suppliers, vendors and business partners to perform, including third party suppliers’ ability to provide components and materials used in our capture devices or the services used through our platform. Even after the COVID-19 pandemic has subsided, we may experience an adverse impact to our business as a result of the COVID-19 pandemic’s global economic impact, including any recession that has occurred or may occur in the future.

We rely on a limited number of suppliers for certain supplied hardware components, and availability of supplied hardware components may be affected by factors such as tariffs or supply disruptions caused by the COVID-19 pandemic. We may not be able to obtain sufficient components to meet our needs, or obtain such materials on favorable terms or at all, which could impair our ability to fulfill orders in a timely manner or increase our costs of production.

We rely on a limited number of suppliers to supply our hardware components, including in some cases only a single supplier for some products and components. This reliance on a limited number of manufacturers increases our risks, since we do not currently have proven reliable alternative or replacement manufacturers beyond these key parties. In the event of interruption, we may not be able to increase capacity from other sources or develop alternate or secondary sources, and if such sources become available, they may result in material additional costs and substantial delays.

Further, our suppliers are subject to government restrictions, including stay-at-home orders, as a result of the COVID-19 pandemic. Such restrictions may have a material adverse effect on our suppliers’ ability to manufacture and supply such components in a timely manner. Such disruptions could adversely affect our business if it is not able to meet customer demands. In addition, some of our suppliers are located in China. Our access to suppliers in China may be limited or impaired as a result of tariffs or other government restrictions in response to geopolitical factors.

If we face supply constraints for any of the reasons described above, it may not be possible to obtain or increase supplies on acceptable terms, which may undermine our ability to satisfy customer demands in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build and supply necessary hardware components in sufficient volume. Identifying suitable suppliers can be an extensive process that requires us to become satisfied with our suppliers’ quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant suppliers or manufacturers would have an adverse effect on our business, financial condition and operating results.

If we are unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, our ability to compete and successfully grow our business would be adversely affected.

Our success depends, in part, on our continuing ability to identify, hire, train and retain highly qualified personnel. Any inability to do so effectively would adversely affect our business. Competition for employees is intense and the ability to attract, hire, train and retain them depends on our ability to provide competitive compensation. We may not be able to attract, hire or retain qualified personnel in the future, and any failure to do so would adversely affect our business, financial condition and financial results.

Matterport received a voluntary request for information from the Division of Enforcement of the SEC in an investigation relating to certain sales and repurchases of Matterport’s securities in the secondary market. Although Matterport is cooperating fully with the request, Matterport cannot predict the duration or ultimate resolution of the investigation, and cooperating with the request may require significant management time and resources, which could have an adverse effect on Matterport’s business and financial position. We may from time to time be involved in lawsuits and other litigation matters that are expensive and time-consuming. If resolved adversely, lawsuits and other litigation matters could seriously harm our business.

On January 29, 2021, Matterport received a voluntary request for information from the SEC relating to certain sales and repurchases of Matterport’s securities in the secondary market. Although Matterport is cooperating fully with the request, Matterport cannot predict the duration or ultimate resolution of the investigation, and cooperating with the request may require significant management time and resources, which could have an adverse effect on Matterport’s business and financial position. Additionally, Matterport anticipates that it may from time to time be involved in lawsuits and other litigation matters. Any litigation to which Matterport is a party may result in an onerous or unfavorable judgment that may not be reversed on appeal, or Matterport may decide to settle lawsuits on similarly unfavorable terms. Any such negative outcome could result in payments of substantial monetary damages or fines, or changes to our products or business practices, and accordingly Matterport’s business could be seriously harmed.

Some of our facilities are located in an active earthquake zone or in areas susceptible to wildfires and other severe weather events. An earthquake, wildfire or other natural disaster or resource shortage, including public safety power shut-offs that have occurred and will continue to occur in California or other states, could disrupt and harm our operations.

Our headquarters and largest facility is located in California, an active earthquake zone. The occurrence of a natural disaster such as an earthquake, drought, flood, fire (such as the recent extensive wildfires in California, Washington, Oregon and Colorado), localized extended outages of critical utilities (such as California’s public safety power shut-offs) or transportation systems, or any critical resource shortages could cause a significant interruption in our business, damage or destroy our facilities or inventory, or cause us to incur significant costs, any of which could harm our business, financial condition, and results of operations. Any insurance we maintain against such risks may not be adequate to cover losses in any particular case.

If we fail to retain current subscribers or add new subscribers, our business would be seriously harmed.

We had over 330,000 free and paid subscribers as of March 31, 2021. Our future revenue growth will depend in significant part on our ability to retain our existing customers and increase the number of our subscribers. Spatial data is an emerging market, and consumers may not adopt the use of spatial data or our platform on a widespread basis or on the timelines we anticipate. It is possible that our paid subscriber growth rate could decline over time if we achieve higher market penetration rates. If current and potential subscribers do not perceive our platform and products as useful, we may not be able to attract new subscribers or retain existing subscribers.

There are many factors that could negatively affect subscriber retention and growth, including if:

•	our competitors attempt to mimic our products, which could harm our subscriber engagement and growth;

•	we fail to introduce new products and services or those we introduce are poorly received;

•	we are unable to continue to develop products that work with a variety of mobile operating systems, networks, smartphones and computers;

•	there are changes in subscriber sentiment about the quality or usefulness of our existing products;

•	there are concerns about the privacy implications, safety, or security of our platform or products;

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there are changes in our platform or products that are mandated by legislation, regulatory authorities or litigation, including settlements or consent decrees that adversely affect the subscriber’s experience;

•	technical or other problems frustrate subscribers’ experiences with our platform or products, particularly if those problems prevent us from delivering our products in a fast and reliable manner; or

•	we fail to provide adequate service to subscribers.

Decreases to our subscriber retention or growth could seriously harm our business and results of operation.

Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches and interruption in service, which would harm our business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on our systems in the future. Any successful attempts by cyber attackers to disrupt our services or systems could result in mandated user notifications, litigation, government investigations, significant fines and expenditures; divert management’s attention from operations; deter people from using our platform; damage our brand and reputation; and materially adversely affect our business and results of operations. Insurance may not be sufficient to cover significant expenses and losses related to cyber attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and we may not be able to avoid attacks that arise through computer systems of our third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm our reputation, brand and ability to attract subscribers.

We have not previously experienced, but may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If our services are unavailable when subscribers attempt to access them, they may seek other services, which could reduce demand for our solutions from target subscribers.

We have processes and procedures in place designed to enable us to recover from a disaster or catastrophe and continue business operations and has tested this capability under controlled circumstances. However, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which would adversely affect our business and financial results.

While we to date have not made material acquisitions, should we pursue acquisitions in the future, we would be subject to risks associated with acquisitions.

We may acquire additional assets, products, technologies or businesses that are complementary to our existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into our existing business would require attention from management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in significant cash expenditures, potentially dilutive issuances of equity securities, goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of acquired businesses. To date, we have no experience with material acquisitions and the integration of acquired assets, businesses and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations.

Because we store, process, and use data, some of which contains personal information, we are subject to complex and evolving federal, state and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, or declines in customers or retention, any of which could seriously harm our business.

We are subject to a variety of laws and regulations in the United States and other countries relating to user privacy, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, consumer protection, taxation, and online-payment services. These laws can be particularly restrictive in countries outside the United States. Both in the United States and abroad, these laws and regulations constantly evolve and remain subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Because we store, process, and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. These laws and regulations may result in investigations, claims, changes to our business practices, increased cost of operations, or declines in customer retention and growth, any of which could seriously harm our business.

Our products are highly technical and may contain undetected software bugs or hardware errors, which could manifest in ways that could seriously harm our reputation and our business.

Our products and services are highly technical and complex. Our platform and any products we may introduce in the future may contain undetected software bugs, hardware errors, and other vulnerabilities. These bugs and errors can manifest in any number of ways in our products and services, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products. We have a practice of rapidly updating our products and some errors in our products may be discovered only after a product has been shipped and used by customers. Any errors, bugs or vulnerabilities discovered in our code after release could damage our reputation, drive away customers, lower revenue, and expose us to damages claims, any of which could seriously harm our business.

We could also face claims for product liability, tort, or breach of warranty. In addition, our contracts with subscribers contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and seriously harm our reputation and business. In addition, if our liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business could be seriously harmed.

We may need to raise additional funds and these funds may not be available when needed.

We may need to raise additional funds in the future to further scale our business and expand to additional markets. We may raise additional funds through the issuance of equity, equity-related or debt securities, or by obtaining credit from financial institutions. We cannot be certain that additional funds will be available on favorable terms when required, or at all. If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially and adversely affected. If we raise funds through the issuance of debt securities or other loan transactions, we could face significant interest payments, covenants that restrict our business, or other unfavorable terms. In addition, to the extent we raise funds through the sale of additional equity securities, our stockholders would experience additional dilution.

Our future growth and success is dependent upon the continuing rapid adoption of spatial data.

Our future growth is highly dependent upon the adoption of spatial data by businesses and consumers. The market for spatial data is relatively new and rapidly evolving, characterized by rapidly changing technologies, competitive pricing and other competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors. Although demand for spatial data has grown in recent years, there is no guarantee that such growth will continue. If the market for spatial data develops more slowly than expected, or if demand for spatial data decreases, our business, prospects, financial condition and operating results would be harmed.

The spatial data market is characterized by rapid technological change, which requires us to continue to develop new services, products and service and product innovations. Any delays in such development could adversely affect market adoption of our products and services and could adversely affect our business and financial results.

Continuing technological changes in spatial data could adversely affect adoption of spatial data and/or our platform or products. Our future success will depend upon our ability to develop and introduce new capabilities and innovations to our platform and other existing product offerings, as well as introduce new product offerings, to address the changing needs of the spatial data market.

As the market for spatial data changes, we may need to upgrade or adapt our platform and introduce new products and services in order to serve our customers, which could involve substantial expense. Even if we are able to keep pace with changes in technology and develop new products and services, our research and development expenses could increase, our gross margins could be adversely affected in some periods and our prior products could become obsolete more quickly than expected.

We cannot assure that any new products and services will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products and services that meet customer needs could damage our relationships with customers and lead them to seek alternative products or services. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause our subscribers to use our competitors’ products or services.

If we are unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer needs on a timely basis, our platform and other products could lose market share, our revenue could decline, we may experience higher operating losses and our business and prospects could be adversely affected.

We may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive, and adversely affect our business.

Technology companies are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. From time to time, the holders of intellectual property rights may assert their rights and urge us to take licenses, and/or bring suits alleging infringement or misappropriation of such rights. There can be no assurance that we will be able to mitigate the risk of potential suits or other legal demands by such third parties. Although we may have meritorious defenses, there can be no assurance that we will be successful in defending against these allegations or in reaching business resolutions that are satisfactory to us. In addition, if we are determined to have infringed, or believe there is a high likelihood that we have infringed upon a third party’s intellectual property rights, we may be required to cease making, selling or incorporating key components or intellectual property into the products and services we offer, to pay substantial damages and/or royalties, to redesign our products and services, and/or to establish and maintain alternative branding. To the extent that our subscribers and business partners become the subject of allegations or claims regarding the infringement or misappropriation of intellectual property rights related to our products and services, we may be required to indemnify such subscribers and business partners. Even if we are not a party to any litigation between a subscriber or business partner and a third party relating to infringement by our products, an adverse outcome in any such litigation could make it more difficult for us to defend our products against intellectual property infringement claims in subsequent litigation in which we are a named party. If we are required to take one or more such actions, our business, prospects, brand, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

With respect to any intellectual property rights claim, we may have to seek a license to continue operations that are found or alleged to violate such rights. Such licenses may not be available, or if available, may not be available on favorable or commercially reasonable terms and may significantly increase our operating expenses. Some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. If a third party does not offer us a license to its intellectual property on reasonable terms, or at all, we may be required to develop alternative, non-infringing technology, which could require significant time (during which we would be unable to continue to offer our affected offerings), effort and expense and may ultimately not be successful. Any of these events could adversely affect our business, results of operations and financial condition.

Our business may be adversely affected if we are unable to protect our spatial data technology and intellectual property from unauthorized use by third parties.

Our success depends, at least in part, on our ability to protect our core spatial data technology and intellectual property. To accomplish this, we rely on, and plan to continue relying on, a combination of patents, trade secrets, employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, our technology. Such agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology, and we may fail to consistently obtain, police and enforce such agreements. Failure to adequately protect our technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in revenue, which would adversely affect our business prospects, financial condition and operating results.

The measures we take to protect our intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•	any patent applications we submit may not result in the issuance of patents;

•	the scope of issued patents may not be broad enough to protect proprietary rights;

•	any issued patents may be challenged by competitors and/or invalidated by courts or governmental authorities;

•	the costs associated with enforcing patents or other intellectual property rights may make aggressive enforcement impracticable;

•	current and future competitors may circumvent patents or independently develop similar proprietary designs or technologies; and

•	know-how and other proprietary information we purport to hold as a trade secret may not qualify as a trade secret under applicable laws.

Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States, and effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult or impossible. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States.

We expect to incur research and development costs in developing new products, which could significantly reduce our profitability and may never result in revenue.

Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new projects that achieve market acceptance. We plan to incur significant research and development costs in the future as part of our efforts to design, develop, manufacture and introduce new products and enhance existing products. Our research and development (“R&D”) expense was approximately $17.7 million for the year ended December 31, 2020, and is expected to grow substantially in the future. Our R&D efforts may not produce successful results, and any of our new products may not achieve market acceptance, create additional revenue or become profitable.

Our financial condition and results of operations are likely to fluctuate on a quarterly basis in future periods, which could cause our results for a particular period to fall below expectations, resulting in a decline in the price of the Post-Combination Company’s Class A Stock.

Our financial condition and results of operations have fluctuated in the past and may continue to fluctuate in the future due to a variety of factors, many of which are beyond its control. Our results may vary from period to period as a result of fluctuations in the number of subscribers using our products as well as fluctuations in the timing and amount of our expenses. As a result, comparing our results of operations on a period-to-period basis may not be meaningful, and the results of any one period should not be relied on as an indication of future performance.

In addition to the other risks described herein, the following factors could also cause our financial condition and results of operations to fluctuate on a quarterly basis:

•	our ability to attract new subscribers and retain existing subscribers, including in a cost-effective manner;

•	our ability to accurately forecast revenue and losses and appropriately plan our expenses;

•	the timing of new product introductions, which can initially have lower gross margins;

•	the effects of increased competition on our business;

•	our ability to successfully maintain our position in and expand in existing markets as well as successfully enter new markets;

•	our ability to protect our existing intellectual property and to create new intellectual property;

•	supply chain interruptions and manufacturing or delivery delays;

•	the length of the installation cycle for a particular location or market;

•	the impact of COVID-19 on our workforce, or those of our customers, suppliers, vendors or business partners;

•	disruptions in sales, production, service or other business activities or our inability to attract and retain qualified personnel; and

•	the impact of, and changes in, governmental or other regulation affecting our business.

Fluctuations in operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, revenue and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on our stock price.

Matterport has identified material weaknesses in its internal controls over financial reporting. If unable to remediate these material weaknesses or if management identifies additional material weaknesses in the future or otherwise fail to maintain effective internal controls over financial reporting, Matterport may not be able to accurately or timely report its financial position or results of operations, which may adversely affect the Post-Combination Company’s business and stock price or cause its access to the capital markets to be impaired.

In connection with the preparation of Matterport’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, Matterport identified material weaknesses in Matterport’s internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

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Matterport did not design or maintain an effective control environment commensurate with its financial reporting requirements. Specifically, Matterport did not maintain a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training commensurate with its accounting and reporting requirements. This material weakness contributed to the following additional material weaknesses.

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Matterport did not effectively design and maintain controls over the period-end financial reporting process, to achieve complete, accurate and timely financial accounting, reporting and disclosures, including segregation of duties and adequate controls related to journal entries, account reconciliations and accounting for significant, or unusual transactions. This material weakness resulted in material audit adjustments to debt and derivatives, and immaterial audit adjustments to property and equipment, prepaid expenses, depreciation expense and SG&A expenses in the consolidated financial statements for the years ended December 31, 2020 and 2019.

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Matterport did not effectively design and maintain controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of its consolidated financial statements. Specifically, Matterport did not design and maintain (i) program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to its financial applications, programs and data to appropriate personnel; (iii) computer operations controls to ensure that critical batch jobs are monitored, and data backups are authorized and monitored; and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

These IT deficiencies did not result in a material misstatement to Matterport’s consolidated financial statements; however, when aggregated, these deficiencies could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports). Ineffective IT dependent controls could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Accordingly, management has determined these deficiencies in the aggregate constitute a material weakness.

Additionally, each of these material weaknesses could result in a misstatement of one or more account balances or disclosures that would result in a material misstatement to Matterport’s annual or interim consolidated financial statements that would not be prevented or detected. Ineffective internal controls over financial reporting could expose Matterport to an increased risk of financial reporting fraud and the misappropriation of assets.

Matterport’s failure to implement and maintain effective internal controls over financial reporting could result in errors in the Post-Combination Company’s consolidated financial statements that could result in a restatement of its financial statements, and could cause the Post-Combination Company to fail to meet its reporting obligations, any of which could diminish investor confidence in the Post-Combination Company and cause a decline in the price of the Class A Stock. Failure could also subject the Post-Combination Company to potential delisting from the stock exchange on which it lists or to other regulatory investigations and civil or criminal sanctions.

As a public company, the Post-Combination Company will be required pursuant to Section 404 of the Sarbanes-Oxley Act to furnish a report by management on the effectiveness of its internal controls over financial reporting for each annual report on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by management in internal controls over financial reporting. Once the Post-Combination Company ceases to be an emerging growth company, the Post-Combination Company’s independent registered public accounting firm will also be required to attest to the effectiveness of its internal controls over financial reporting in each annual report on Form 10-K to be filed with the SEC. The Post-Combination Company will be required to disclose material changes made in its internal controls over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject the Post-Combination Company to sanctions or investigations by the SEC, the stock exchange on which its securities are listed or other regulatory authorities, which would require additional financial and management resources.

Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect the Post-Combination Company’s business and future profitability.

The Post-Combination Company is a U.S. corporation that will be subject to U.S. corporate income tax on its worldwide operations. Moreover, most of our operations and customers are located in the United States, and as a result, we are subject to various U.S. federal, state and local taxes. New U.S. laws and policy relating to taxes may have an adverse effect on the Post-Combination Company’s business and future profitability. Further, existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to the Post-Combination Company.

For example, on December 22, 2017, the Tax Cuts and Jobs Act (the “TCJA”), was signed into law, making significant changes to the U.S. Tax Code. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017, the elimination of carrybacks of net operating losses, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The TCJA could be subject to amendments and technical corrections, and is subject to interpretations and implementing regulations by the Treasury and IRS, any of which could mitigate or increase certain adverse effects of the legislation.

In addition to the impact of the TCJA on the Post-Combination Company’s federal income taxes, the TCJA may adversely affect the Post-Combination Company’s taxation in other jurisdictions, including with respect to state income taxes as state legislatures respond to the TCJA. Accordingly, there is uncertainty as to how the laws will apply in various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws in reaction to the TCJA that could result in changes to the Post-Combination Company’s global tax profile and materially adversely affect its business and future profitability.

As a result of plans to expand our business operations, including to jurisdictions in which tax laws may not be favorable, our tax rates may fluctuate, tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities and we may be subject to future changes in tax law, the impacts of which could adversely affect our after-tax profitability and financial results.

In the event that our business expands domestically or internationally, our effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. law, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect our future effective tax rates include, but are not limited to, changes in tax laws or the regulatory environment, changes in accounting and tax standards or practices, changes in the composition of operating income by tax jurisdiction and pre-tax operating results of our business.

Additionally, after the Business Combination, the Post-Combination Company may be subject to significant income, withholding and other tax obligations in the United States and may become subject to taxation in numerous additional state, local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. The Post-Combination Company’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including the following:

•	the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities,

•	changes in the valuation of deferred tax assets and liabilities, if any,

•	expected timing and amount of the release of any tax valuation allowances, the tax treatment of stock-based compensation,

•	changes in the relative amount of earnings subject to tax in the various jurisdictions,

•	the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions,

•	changes to existing intercompany structure (and any costs related thereto) and business operations,

•	the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions and

•	the ability to structure business operations in an efficient and competitive manner.

Outcomes from audits or examinations by taxing authorities could have an adverse effect on our after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If we does not prevail in any such disagreements, our profitability may be affected.

Our after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

Matterport’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, Matterport had $120.7 million of U.S. federal and $65.3 million of state net operating loss carryforwards available to reduce future taxable income. Certain of these carryforwards may be carried forward indefinitely for U.S. federal tax purposes, while others are subject to expiration beginning in 2031. It is possible that Matterport will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain other attributes may be subject to significant limitations under Section 382 and Section 383 of the U.S. Tax Code, respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Matterport has not yet undertaken an analysis of whether the Business Combination constitutes an “ownership change” for purposes of Section 382 and Section 383 of the U.S. Tax Code.

The Post-Combination Company will initially be an “emerging growth company” and a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and/or smaller reporting companies will make the Post-Combination Company’s Class A Stock less attractive to investors and may make it more difficult to compare performance with other public companies.

The Post-Combination Company will be an emerging growth company (“EGC”) as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find the Class A Stock less attractive because the Post-Combination Company will continue to rely on these exemptions. If some investors find the Class A Stock less attractive as a result, there may be a less active trading market for the Class A Stock, and the stock price may be more volatile.

An EGC may elect to delay the adoption of new or revised accounting standards. With the Company making this election, Section 102(b)(2) of the JOBS Act allows the Post-Combination Company to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained in this proxy statement/prospectus and those that we will file in the future may not be comparable to companies that comply with public business entities revised accounting standards effective dates.

The Post-Combination Company will also be a “smaller reporting company” as defined under the Securities Act and Exchange Act. We may continue to be a smaller reporting company so long as either (i) the market value of shares of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of shares of our common stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an EGC, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company under the requirements of clause (ii) above, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

We will incur significantly increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities we have not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if we identify a significant deficiency or additional material weaknesses in the internal control over financial reporting), we could incur additional costs to rectify those issues, and the existence of those issues could adversely affect our reputation or investor perceptions. In addition, we will purchase directors’ and officers’ liability insurance, which has substantial premiums. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Privacy concerns and laws, or other regulations, may adversely affect our business.

State and local governments and agencies in the jurisdictions in which we operate, and in which our subscribers operate or reside, have adopted or may adopt laws and regulations regarding the collection, use, storage, processing, and disclosure of information regarding consumers, which could impact our ability to offer services in certain jurisdictions. Laws and regulations relating to the collection, use, disclosure, security, and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction and are particularly stringent in Europe. The costs of compliance with, and other burdens imposed by, laws, regulations, standards and other obligations relating to privacy, data protection and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards, and other obligations may limit the use and adoption of our products and services, reduce overall demand, lead to regulatory investigations, litigation, and significant fines, penalties, or liabilities for actual or alleged noncompliance, or slow the pace at which we close sales transactions, any of which could harm our business. Moreover, if we or any of our employees or contractors fail or are believed to fail to adhere to appropriate practices regarding customers’ data, we may damage our reputation and brand.

Additionally, existing laws, regulations, standards, and other obligations may be interpreted in new and differing manners in the future, and may be inconsistent among jurisdictions. Future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards, and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure, and transfer for us and our subscribers. Further, California adopted the California Consumer Privacy Protection Act (“CCPA”) and the California State Attorney General

has begun enforcement actions in connection with the CCPA. Although we initiated a compliance program designed to ensure CCPA compliance after consulting with outside privacy counsel, we may remain exposed to ongoing legal risks related to CCPA and any amendments that may be made since the California Privacy Rights Act was approved by voters in the November 2020 election.

The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection and information security that are applicable to the businesses of customers may adversely affect ability and willingness to process, handle, store, use, and transmit certain types of information, such as demographic and other personal information.

In addition to government activity, privacy advocacy groups, the technology industry and other industries have established or may establish various new, additional or different self-regulatory standards that may place additional burdens on technology companies. Customers may expect that we will meet voluntary certifications or adhere to other standards established by them or third parties. If we are unable to maintain these certifications or meet these standards, we could reduce demand for our solutions and adversely affect our business.

Failure to comply with laws relating to employment could subject us to penalties and other adverse consequences.

We are subject to various employment-related laws in the jurisdictions in which our employees are based. We face risks if we fail to comply with applicable United States federal or state employment laws, or employment laws applicable to our employees outside of the United States. In addition, we implemented a reduction in force and furloughed employees in 2020, and the attendant layoffs and/or furloughs could create an additional risk of claims being made on behalf of affected employees. Any violation of applicable wage laws or other employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations, and damages or penalties which could have a materially adverse effect on our reputation, business, operating results and prospects. In addition, responding to any such proceedings may result in a significant diversion of management’s attention and resources, significant defense costs, and other professional fees.

Risks Related to the Company and the Business Combination

Our Initial Stockholders have agreed to vote in favor of the Business Combination described in this proxy statement/prospectus, regardless of how our Public Stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the holders of public stock in connection with an initial business combination, our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. As of the date hereof, our Initial Stockholders own shares equal to 20% of our issued and outstanding shares of Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our Initial Stockholders agreed to vote any shares of Common Stock owned by them in accordance with the majority of the votes cast by our Public Stockholders.

Our Sponsor, certain members of our Board and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering our Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that our directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for 17,250,000 Founder Shares and (after giving effect to (i) the cancellation of 8,625,000 Founder Shares on October 1, 2020, (ii) a stock dividend of 6,468,750 Founder Shares on October 23, 2020 and (iii) the cancellation of 6,468,750 Founder Shares on November 13, 2020) the remaining 8,625,000 Founder Shares (25,000 of which are held by Mr. Bort, 25,000 of which are held by Ms. Marcellino and 25,000 of which are held by Ms. Tellem) will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $86 million but, given the restrictions on such shares, we believe such shares have less value;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by December 15, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $8,900,000 for its 4,450,000 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if a business combination is not consummated by December 15, 2022;

•

the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•

the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 15, 2022;

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Class A Stock		Value of Class A Stock(1)
Gores Sponsor VI LLC	12,629,000	(2)	$126,290,000
Alec E. Gores	12,629,000	(2)	$126,290,000
Mark R. Stone	—		$—
Andrew McBride	—		$—
Randall Bort	25,000		$250,000
Elizabeth Marcellino	25,000		$250,000
Nancy Tellem	40,000	(3)	$400,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.
(2)

Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 8,550,000 shares of Class F Stock and 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to syndicate such shares pursuant to the Sponsor Subscription Agreement (and the Company currently expects that the Sponsor will syndicate all such shares). Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(3)	Represents 25,000 shares of Class F Stock and 15,000 shares of Class A Stock to be purchased as part of the PIPE Investment.

•

the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees; and

•

the fact that we entered into a Subscription Agreement with our Sponsor, pursuant to which our Sponsor has committed to purchase 4,079,000 shares of Class A Stock in the PIPE Investment for an aggregate commitment of approximately $40,790,000, provided that our Sponsor has the right to syndicate the Class A Stock purchased under such Subscription Agreement in advance of the closing of the Business Combination.

Our Sponsor, directors or officers or their affiliates may elect to purchase shares from Public Stockholders, which may influence a vote on a proposed Business Combination and the other proposals described in this proxy statement/prospectus and reduce the public “float” of our Class A Stock.

Our Sponsor, directors or officers or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy closing conditions in the Merger Agreement regarding required amounts in the Trust Account where it appears that such requirements would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our Class A Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on the Nasdaq Capital Market or another national securities exchange or reducing the liquidity of the trading market for our Class A Stock.

Our Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of Class A Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the Post-Combination Company.

The issuance of additional shares of Class A Stock in the Business Combination will dilute the equity interest of our existing stockholders and may adversely affect prevailing market prices for our Public Shares and/or Public Warrants.

It is anticipated that, upon completion of the Business Combination and without giving effect to any issuance of Earn-Out Shares: (i) our Public Stockholders will retain an ownership interest of approximately 11.8% in the Post-Combination Company; (ii) our Initial Stockholders (including our Sponsor) will own approximately 3.0% of the Post-Combination Company (excluding 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement); (iii) the Subscribers (including 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement) will own approximately 10.1% of the Post-

Combination Company; and (iv) the Matterport Stockholders will own approximately 75.1% of the Post-Combination Company. These percentages assume (i) that no Public Stockholders exercise their redemption rights in connection with the Business Combination, and (ii) the Company issues 29,500,000 shares of Class A Stock pursuant to the PIPE Investment. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the Post-Combination Company will be different. For more information, please see the sections entitled “Summary—Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by December 15, 2022. If we are unable to effect an initial business combination by December 15, 2022, we will be forced to liquidate and our warrants will expire worthless.

We are a blank check company, and as we have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by December 15, 2022. Unless we amend the Current Company Certificate to extend the life of the Company and certain other agreements into which we have entered, if we do not complete an initial business combination by December 15, 2022, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest not previously released to us to fund Regulatory Withdrawals and/or its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Public Unit in the Company IPO. In addition, if we fail to complete an initial business combination by December 15, 2022, there will be no redemption rights or liquidating distributions with respect to our Public Warrants or the Private Placement Warrants, which will expire worthless. We expect to consummate the Business Combination and do not intend to take any action to extend the life of the Company beyond December 15, 2022 if we are unable to effect an initial business combination by that date.

Even if we consummate the Business Combination, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless and the terms of the Public Warrants may be amended.

The exercise price for the Public Warrants is $11.50 per share of Class A Stock. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of our key personnel, including the key personnel of Matterport whom we expect to stay with the Post-Combination Company. The loss of key personnel could negatively impact the operations and profitability of the Post-Combination Company and its financial condition could suffer as a result.

Our ability to successfully effect the Business Combination is dependent upon the efforts of our key personnel, including the key personnel of Matterport. Matterport’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of Matterport’s officers could have a material adverse effect on Matterport’s business, financial condition, or operating results. The services of such personnel may not continue to be available to the Post-Combination Company.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by the Current Company Certificate and our current bylaws and applicable laws. We may not waive the condition that our stockholders approve the Business Combination. Please see the section entitled “Proposal No. 1—The Business Combination—Conditions to Closing of the Business Combination” for additional information.

The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the Merger Agreement, may lead us to amend the Merger Agreement, to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of Matterport’s business, a request by Matterport to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Matterport’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be in our discretion, acting through our Board, to amend the Merger Agreement, grant our consent or waive our rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the Company and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, we do not believe there will be any amendments, changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

We and Matterport will incur significant transaction and transition costs in connection with the Business Combination.

We and Matterport have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and Matterport may also incur additional costs to retain key employees. All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by us following the closing of the Business Combination.

Our transaction expenses as a result of the Business Combination are currently estimated at approximately $25,000,000, including a $12,075,000 Deferred Discount. The amount of the Deferred Discount will not be adjusted for any shares that are redeemed in connection with an initial business combination. The per-share amount we will distribute to stockholders who properly exercise their redemption rights will not be reduced by the Deferred Discount and after such redemptions, the per-share value of shares held by non-redeeming stockholders will reflect our obligation to pay the Deferred Discount.

If we are unable to complete an initial business combination, our Public Stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an initial business combination by December 15, 2022, our Public Stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third-party brings a claim against us that our Sponsor is unable to indemnify (as described herein)) and our warrants will expire worthless.

The Company has been and may continue to be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on the Company’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect the Company’s and Matterport’s respective businesses, financial condition and results of operation. For more information regarding securities class action lawsuits or derivative lawsuits filed in connection with the Business Combination, please see the section titled “The Business Combination—Litigation Related to the Business Combination” beginning on page 130 of this proxy statement/prospectus.

Provisions in the Amended and Restated Bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Post-Combination Company’s stockholders, which could limit the ability of the Post-Combination Company’s stockholders to obtain a favorable judicial forum for disputes with the Post-Combination Company or with its directors, officers or employees and may discourage stockholders from bringing such claims.

The Amended and Restated Bylaws provide that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, and subject to the Court of Chancery of the State of Delaware having subject matter jurisdiction or personal jurisdiction over the parties named as defendants therein, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of the Post-Combination Company;

•	any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Post-Combination Company or the Post-Combination Company’s stockholders;

•

any action asserting a claim against the Post-Combination Company, its directors, officers or employees arising pursuant to any provision of the DGCL, the Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws; or

•	any action asserting a claim against the Post-Combination Company, its directors, officers or employees governed by the internal affairs doctrine.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Post-Combination Company or any of its directors, officers, or other employees, which may discourage lawsuits with respect to such claims. However, this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Notwithstanding the foregoing, this exclusive forum provision will apply to other state and federal law claims including actions arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce this exclusive forum provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find the exclusive forum provision contained in the Amended and Restated Bylaws to be inapplicable or unenforceable in an action, the Post-Combination Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm the Post-Combination Company’s business, results of operations and financial condition.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of our Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor (other than our independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under indemnity of the underwriter of the Company IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of the Company. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) other than due to the failure to obtain a waiver to seek access to the Trust Account, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund our Regulatory Withdrawals and/or to pay our franchise and income tax obligations, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine a favorable outcome is unlikely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in our Trust Account available for distribution to our Public Stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Subsequent to our completion of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on Matterport, we cannot assure you that this diligence will surface all material issues that may be present in Matterport’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Matterport’s business and outside of our and Matterport’s control will not later arise. As a result of these factors, we may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. Accordingly, any of our stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

We have no operating or financial history and our results of operations and those of the Post-Combination Company may differ significantly from the unaudited pro forma financial data included in this proxy statement.

We are a blank check company and we have no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the Post-Combination Company. The unaudited pro forma condensed combined statement of operations of the Post-Combination Company combines our historical audited results of operations for the year ended December 31, 2020, with the historical audited results of operations of Matterport for the year ended December 31, 2020, respectively, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2020. The unaudited pro forma condensed combined balance sheet of the Post-Combination Company combines our historical balance sheets as of December 31, 2020, and of Matterport as of December 31, 2020, and gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2020.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination and the acquisitions by Matterport been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the Post-Combination Company. Accordingly, the Post-Combination Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we have been and may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.

Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there has not been a public market for Matterport’s stock and trading in the shares of our Class A Stock has not been active. Accordingly, the valuation ascribed to Matterport and our Class A Stock in the Business Combination may not be indicative of the price of the Post-Combination Company that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Post-Combination Company’s securities following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Post-Combination Company or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Post-Combination Company;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Post-Combination Company;

•	changes in the Post-Combination Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A Stock available for public sale;

•	any major change in the Post-Combination Company’s Board or management;

•	sales of substantial amounts of Common Stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	additions or departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and health epidemics and pandemics (including the ongoing COVID-19 public health emergency), acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Post-Combination Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Past performance by Mr. Gores or The Gores Group, including our management team, may not be indicative of future performance of an investment in the Company or the Post-Combination Company.

Past performance by Mr. Gores or The Gores Group and by our management team, including with respect to Gores Holdings, Inc., a Delaware corporation (“Gores Holdings I”), Gores Holdings II, Inc., a Delaware corporation (“Gores Holdings II”), Gores Holdings III, Inc., a Delaware corporation (“Gores Holdings III”), Gores Holdings IV, Inc. a Delaware corporation (“Gores Holdings IV”), Gores Holdings V, Inc., a Delaware corporation (“Gores Holdings V”) and Gores Metropoulos, Inc., a Delaware corporation (“Gores Metropoulos”) is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of Mr. Gores, The Gores Group or our management team’s, Gores Holdings I’s, Gores Holdings II’s, Gores Holdings III’s, Gores Holdings IV’s, Gores Holdings V’s or Gores Metropoulos’s performance as indicative of the future performance of an investment in the Company or Post-Combination Company or the returns the Company or Post-Combination Company will, or is likely to, generate going forward.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Class A Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Stock. After the Business Combination, our Initial Stockholders, including our Sponsor, will hold approximately 3.0% of our Class A Stock. In addition, at the closing of the Business Combination, we will enter into the Registration Rights Agreement, substantially in the form attached as Annex F to this proxy statement/prospectus, with the Registration Rights Holders. Pursuant to the terms of the

Registration Rights Agreement, (a) any (i) outstanding shares of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the exercise of any other equity security of the Company (including shares of Class A Stock issued or issuable upon the conversion of the Class F Stock and upon exercise of the Private Placement Warrants), and (iii) shares of Class A Stock issued as Earn-Out Shares or issuable upon the conversion of any Earn-Out Shares, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by the Registration Rights Holders, will be entitled to registration rights. In addition, our Initial Stockholders entered into a letter agreement pursuant to which they agreed that, with certain limited exceptions, the Founder Shares (which will be converted into shares of Class A Stock at the closing of the Business Combination) may not be transferred until 180 days after the closing of the Business Combination. In addition, given that the lock-up period on the Founder Shares is potentially shorter than most other blank check companies, these shares may become registered and available for sale sooner than Founder Shares in such other companies.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We have not registered the shares of Class A Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.

We have not registered the shares of Class A Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Continental Warrant Agreement, we have agreed to use our best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the Class A Stock issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of the Continental Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act, we will be required to permit holders to exercise their Public Warrants on a cashless basis. However, no Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if our Class A Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any Public Warrant, or issue securities or other compensation in exchange for the Public Warrants in the event that we are unable to register or qualify the shares underlying the Public Warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the Public Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such Public Warrant shall not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In such event, holders who acquired their Public Warrants as part of a purchase of Public Units will have paid the full unit purchase price solely for the shares of Class A Stock included in the Public Units. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A Stock for sale under all applicable state securities laws.

The exercise price for our Public Warrants is higher than in other similar blank check company offerings in the past, and, accordingly, the Public Warrants are more likely to expire worthless.

The exercise price of our Public Warrants is higher than for other similar blank check companies. Historically, with regard to units offered by certain blank check companies, the exercise price of a Public Warrant was a fraction of the purchase price of the units in the initial public offering. The exercise price for our Public Warrants is $11.50 per share, subject to adjustment as provided herein. As a result, the Public Warrants are less likely to ever be in the money and more likely to expire worthless.

We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of a holder’s Public Warrants could be increased, the exercise period could be shortened and the number of shares of our Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without the approval of that warrant holder.

Our Public Warrants were issued in registered form under the Continental Warrant Agreement. The Continental Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares of Class A Stock purchasable upon exercise of a Public Warrant.

We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their Public Warrants worthless.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant; provided that the last reported sales price of our Class A Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrant holders and provided certain other conditions are met. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force the warrant holders: (i) to exercise their Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Public Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of their Public Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees.

Because each Public Unit contains one-fifth of one Public Warrant and only a whole Public Warrant may be exercised, the Public Units may be worth less than Public Units of other blank check companies.

Each Public Unit contains one-fifth of one Public Warrant. Because, pursuant to the Continental Warrant Agreement, the Public Warrants may only be exercised for a whole number of shares, only a whole Public Warrant may be exercised at any given time. This is different from other offerings similar to ours whose public units include one share of common stock and one public warrant to purchase one whole share. We have established the components of the Public Units in this way in order to reduce the dilutive effect of the Public Warrants upon completion of an initial business combination since the Public Warrants will be exercisable in the aggregate for one-fifth of the number of shares compared to Public Units that each contain a Public Warrant to purchase one whole share, thus making us, we believe, a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause our Public Units to be worth less than if they included a Public Warrant to purchase one whole share.

The Company Warrants are being accounted for as liabilities and are being recorded at fair value upon issuance with changes in fair value each period reported in our earnings. The changes in value of the Company Warrants could have an adverse effect on the market price of our Class A Stock, an adverse effect on our financial results and/or make it more difficult for us to consummate the Business Combination.

In light of the staff of the SEC issuing the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”) and guidance in ASC 815-40, the Company’s management evaluated the terms of the Company Warrants issued in connection with the Company IPO, including the Private Placement Warrants and the Public Warrants, and concluded that the Company Warrants include provisions that, based on the SEC Staff Statement, preclude the Company Warrants from being classified as components of equity. As described in our financial statements included in the financial section of this proxy statement/prospectus, we are accounting for these Company Warrants as a derivative liability and are recording that liability at fair value upon issuance and are recording any subsequent changes in fair value as of the end of each period for which earnings are reported, as we determine based upon a valuation report obtained from our independent third-party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of our Class A Stock and/or our financial results, and may make it more difficult for us to consummate the Business Combination.

Additionally, in connection with our evaluation of the Company Warrants in connection with the SEC Staff Statement, our management reassessed the effectiveness of its disclosure controls and procedures as of December 31, 2020 and for the period from June 29, 2020 (inception) through December 31, 2020, as well as our financial data as of December 15, 2020 (collectively, the “Affected Periods”) and concluded that, due to the industry-wide issues and related insufficient risk assessment of the underlying accounting for certain instruments, our disclosure controls and procedures were not effective. Moreover, our management reassessed the effectiveness of our disclosure controls and procedures as of March 31, 2021 and, in light of the SEC Staff Statement, concluded that our management’s disclosure controls and procedures for such period were not effective. Further, we have determined that our insufficient risk assessment of the underlying accounting for certain financial instruments to be a material weakness in our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance our system of evaluating and implementing the accounting standards that apply to our financial statements, including through enhanced analyses by our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

We have restated our financial statements as of December 31, 2020 and for the period from June 29, 2020 (inception) through December 31, 2020, as well as our financial data as of December 15, 2020, which may lead to additional risks and uncertainties, including loss of investor confidence and negative impacts on our stock price.

On May 17, 2021, we concluded that the Company’s prior accounting for the Company Warrants incorrectly reflected them as components of equity instead of as liabilities, and as a result thereof, our previous financial statements for the Affected Periods should no longer be relied upon. As a result, we restated our financial statements for the Affected Periods. The issues identified were all noncash and did not impact our cash flows or cash for the Affected Periods or the year ended December 31, 2020. As a result of the foregoing matters, we may become subject to additional risks and uncertainties, including, among others, unanticipated costs for accounting and legal fees, the increased possibility of legal proceedings, shareholder lawsuits, governmental agency investigations, and inquiries by the Nasdaq Stock Market or other regulatory bodies, which could cause investors to lose confidence in our reported financial information and could subject us to civil or criminal penalties, shareholder class actions or derivative actions. We could face monetary judgments, penalties or other sanctions that could have a material adverse effect on our business, financial condition and results of operations and could cause our stock price to decline. If any such actions occur, they will, regardless of the outcome, consume a significant amount of management’s time and attention and may result in additional legal, accounting, insurance and other costs. If we do not prevail in any such proceedings, we could be required to pay damages or settlement costs. In addition, the restatement and related matters could impair our reputation. Each of these occurrences could have a material adverse effect on our business, results of operations, financial condition and stock price.

Warrants will become exercisable for our Class A Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

We issued Public Warrants to purchase 6,900,000 shares of Class A Stock as part of the Company IPO and, on the Company IPO’s closing date, we issued Private Placement Warrants to our Sponsor to purchase 4,450,000 shares of our Class A Stock, in each case at $11.50 per share. In addition, prior to consummating an initial business combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the Trust Account or vote as a class with the Common Stock on an initial business combination. The shares of Class A Stock issued upon exercise of our warrants will result in dilution to our then existing holders of Class A Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Stock.

The Private Placement Warrants are identical to the Public Warrants sold as part of the Public Units issued in the Company IPO except that, so long as they are held by our Sponsor or its permitted transferees: (i) they will not be redeemable by us; (ii) they (including the Class A Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) are subject to registration rights.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by December 15, 2022 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our Public Shares as soon as reasonably possible following December 15, 2022 in the event we do not complete an initial business combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by December 15, 2022 is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If, after we distribute the proceeds in the Trust Account to the Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to the Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, the Post-Combination Company will be required to provide attestation on internal controls commencing with the annual report for fiscal year ended December 31, 2021, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Matterport as a privately-held company. Further, as an emerging growth company, our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the Post-Combination Company are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over financial reporting of the Post-Combination Company or are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines management did not maintain effective internal control over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

Risks Related to Ownership of the Post-Combination Company’s Shares

Resales of the shares of Class A Stock included in the Stock Consideration could depress the market price of our Class A Stock.

We will have approximately 291,500,000 shares of Class A Stock outstanding immediately following the Business Combination, and there may be a large number of shares of Class A Stock sold in the market following the completion of the Business Combination or shortly thereafter. The shares held by the Public Stockholders are freely tradable.

Such sales of shares of Class A Stock in the public market or the perception that these sales might occur, may depress the market price of our Class A Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales or conversions may have on the prevailing market price of our Class A Stock.

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Matterport and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of Matterport. We and certain investors, the Matterport Stockholders, and directors and officers of Matterport and its affiliates will become stockholders of the Post-Combination Company. We will depend on Matterport for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our Common Stock. The financial condition and operating requirements of Matterport may limit our ability to obtain cash from Matterport. The earnings from, or other available assets of, Matterport may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

The market price and trading volume of Class A Stock may be volatile and could decline significantly following the Business Combination.

The stock markets, including Nasdaq, on which we intend to list the shares of Class A Stock to be issued in the Business Combination under the symbol “MTTR,” have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Class A Stock following the Business Combination, the market price of Class A Stock may be volatile and could decline significantly. In addition, the trading volume in Class A Stock may fluctuate and cause significant price variations to occur. If the market price of Class A Stock declines significantly, you may be unable to resell your shares at or above the market price of Class A Stock as of the date of the consummation of the Business Combination. We cannot assure you that the market price of Class A Stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our securities;

•	publication of research reports about the Company;

•	the performance and market valuations of other similar companies;

•	commencement of, or involvement in, litigation involving Matterport or us;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•

other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 public health emergency), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs for hourly and management personnel;

•	profitability of our products, especially in new markets and due to seasonal fluctuations;

•	changes in interest rates;

•	impairment of long-lived assets;

•	macroeconomic conditions, both nationally and locally;

•	negative publicity relating to products we serve;

•	changes in consumer preferences and competitive conditions;

•	expansion to new markets; and

•	fluctuations in commodity prices.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Post-Combination Company, its business, or its market, or if they change their recommendations regarding our Class A Stock adversely, then the price and trading volume of our Class A Stock could decline.

The trading market for our Class A Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company or the Post-Combination Company. If no securities or industry analysts commence coverage of the Post-Combination Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Post-Combination Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Post-Combination Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Future issuances of debt securities and equity securities may adversely affect us, including the market price of the Class A Stock and may be dilutive to existing stockholders.

In the future, we may incur debt or issue equity-ranking senior to the Class A Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Class A Stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Class A Stock and be dilutive to existing stockholders.

Risks Related to the Redemption

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our stockholders do not agree.

The Current Company Certificate does not provide a specified maximum redemption threshold, except that we will not redeem our Public Shares in an amount that would result in our failure to have net tangible assets in excess of $5,000,000 (such that we are not subject to the SEC’s “penny stock” rules). The Business Combination Agreement provides that the obligation of Matterport to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $520,000,000. As a result, we may be able to complete the Business Combination even though a substantial portion of our Public Stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by us or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement/prospectus) at the Special Meeting.

In the event the aggregate cash consideration we would be required to pay for all shares of Class A Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the

Business Combination or redeem any shares, all shares of Class A Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate initial business combination.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 20% of our Class A Stock issued in the Company IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of our Class A Stock issued in the Company IPO.

A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Class A Stock included in the Public Units sold in the Company IPO. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, we will require each Public Stockholder seeking to exercise redemption rights to certify to us whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the shares sold in the Company IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of our Class A Stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge our determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, our stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative initial business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of the Company might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Our stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our Class A Stock for a pro rata portion of the funds held in our Trust Account.

Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to our Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our Transfer Agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because we do not have any control over this process or over the brokers, which we refer to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less Regulatory Withdrawals and franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. Please see the section entitled “Special Meeting of the Stockholders of the Company in Lieu of 2021 Annual Meeting of Company Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If a stockholder fails to receive notice of our offer to redeem our Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite our compliance with the proxy rules, a stockholder fails to receive our proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that we are furnishing to holders of our Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem Public Shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

GENERAL INFORMATION

Presentation of Financial Information

This proxy statement/prospectus contains:

•	the audited financial statements of the Company as of December 31, 2020 and for the period from June 29, 2020 (inception) to December 31, 2020, prepared in accordance with GAAP; and

•	the audited financial statements of Matterport as of and for the fiscal years ended December 31, 2020 and December 31, 2019, prepared in accordance with GAAP.

Unless indicated otherwise, financial data presented in this document has been taken from the audited and unaudited financial statements of the Company included in this document, and the audited and unaudited consolidated financial statements of Matterport included in this document. Where information is identified as “unaudited,” it has not been subject to an audit.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements contained in this proxy statement/prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect the Company’s current views with respect to, among other things, the Company’s capital resources and results of operations. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this proxy statement/prospectus reflect the Company’s current views about the Business Combination and future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	Matterport’s history of losses and whether it will continue to incur continuing losses for the foreseeable future;

•	the ability of Matterport to protect and enforce its intellectual property rights;

•	the ability of Matterport to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

•	the ability of Matterport to attract and retain new subscribers;

•	the size of Matterport’s total addressable market for its products and services;

•	the continued adoption of spatial data;

•

possible delays in closing the Business Combination, whether due to the inability to obtain Company stockholder or regulatory approval, litigation relating to the Business Combination or the failure to satisfy any of the conditions to closing the Business Combination, as set forth in the Merger Agreement;

•	any waivers of the conditions to closing the Business Combination as may be permitted in the Merger Agreement;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the Post-Combination Company to manage its growth and expand its business operations effectively following the consummation of the Business Combination;

•	any failures of the Post-Combination Company to manage its growth effectively following the consummation of the Business Combination;

•	any inability to complete acquisitions and integrate acquired businesses;

•	strict government regulation that is subject to frequent amendment, repeal or new interpretation;

•	general economic uncertainty and the effect of general economic conditions on Matterport’s industry in particular;

•	changes in personnel and availability of qualified personnel;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	the effects of the ongoing COVID-19 public health emergency or other infectious diseases, health epidemics and pandemics;

•	the volatility of the market price and liquidity of Common Stock and other securities of the Company; and

•	the increasingly competitive environment in which the Company will operate.

While forward-looking statements reflect the Company’s and Matterport’s good faith beliefs, they are not guarantees of future performance. The Company and Matterport each disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus, except as required by applicable law. For a further discussion of these and other factors that could cause the Company’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company and Matterport (or to third parties making the forward-looking statements).

SPECIAL MEETING OF THE STOCKHOLDERS OF THE COMPANY

IN LIEU OF THE 2021 ANNUAL MEETING OF THE COMPANY

This proxy statement/prospectus is being provided to Company stockholders as part of a solicitation of proxies by our Board for use at the Special Meeting of the Company in lieu of the 2021 annual meeting of the Company to be held on July 20, 2021, and at any adjournment thereof. This proxy statement/prospectus contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about June 21, 2021 to all stockholders of record of the Company as of June 16, 2021, the record date for the Special Meeting. Stockholders of record who owned shares of Common Stocks at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were 43,125,000 shares of Common Stock outstanding.

Date, Time and Place of Special Meeting

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the Special Meeting will be held via live webcast at https://www.cstproxy.com/goresholdingsvi/sm2021, on July 20, 2021, at 9:00 a.m. Eastern Time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresholdingsvi/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing +1 877-770-3647 (toll-free within the U.S. and Canada) or +1 312-780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 30528687#, but you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the Continental Stock Transfer Company, the Transfer Agent.

Proposals at the Special Meeting

At the Special Meeting, Company stockholders will vote on the following proposals:

1.

Business Combination Proposal—To consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including, among other things, the Business Combination (Proposal No. 1);

2.

Nasdaq Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Common Stock in connection with the Business Combination (Proposal No. 2);

3.	Charter Proposal—To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B (Proposal No. 3);

4.

Governance Proposal—To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with SEC requirements (Proposal No. 4);

5.	Incentive Award Plan Proposal—To consider and vote upon a proposal to approve the 2021 Plan, including the authorization of the initial share reserve under the 2021 Plan (Proposal No. 5);

6.	ESPP Proposal – To consider and vote upon a proposal to approve the ESPP, including the authorization of the initial share reserve under the ESPP (Proposal No. 6);

7.

Director Election Proposal—To consider and vote upon a proposal to elect four directors to serve on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified (Proposal No. 7); and

8.

Adjournment Proposal—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Award Plan Proposal or the ESPP Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are approved (Proposal No. 8).

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Voting Power; Record Date

As a stockholder of the Company, you have a right to vote on certain matters affecting the Company. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Common Stock at the close of business on June 16, 2021, which is the record date for the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 43,125,000 shares of Common Stock outstanding, of which 34,500,000 are Public Shares and 8,625,000 are Founder Shares held by our Initial Stockholders.

Vote of the Company Initial Stockholders and Company’s Other Directors and Officers

Prior to the Company IPO, we entered into agreements with our Sponsor and each of our directors and officers, pursuant to which each agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. None of our Sponsor, directors or officers has purchased any shares of our Common Stock during or after the Company IPO and, as of the date of this proxy statement/prospectus, neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.

Our Initial Stockholders have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination within 24 months from the closing date of the Company IPO. However, if our Initial Stockholders acquire Public Shares after the Company IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete an initial business combination within the allotted 24-month time period.

Quorum and Required Vote for Proposals for the Special Meeting

The approval of the Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved only if at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting vote “FOR” the Business Combination Proposal. Since our Sponsor has agreed to vote the shares of Common Stock it owns in favor of the Business Combination Proposal (which amount constitutes approximately 20% of our outstanding shares of Common Stock), approximately 38% of our Common Stock held by our Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved (assuming all of such stockholders are represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting). Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes will have no effect on the Business Combination Proposal. Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination Proposal.

The approval of the Nasdaq Proposal requires the affirmative vote of holders of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Nasdaq Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Nasdaq Proposal.

The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal will have the same effect as a vote “AGAINST” such Charter Proposal.

The approval of the Governance Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Governance Proposal will have no effect on the Governance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposal.

The approval of the Incentive Award Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Incentive Award Plan Proposal will have no effect on the Incentive Award Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Incentive Award Plan Proposal.

The approval of the ESPP Proposal require the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the ESPP Proposal will have no effect on the ESPP Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the ESPP Proposal.

For purposes of the Director Election Proposal, if a quorum is present, directors are elected by a plurality of the votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, via the virtual meeting platform or by proxy. This means that the four director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes will have no effect on the vote.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

It is important for you to note that, in the event that Business Combination Proposal, the Nasdaq Proposal or the Charter Proposal does not receive the requisite vote for approval, the Company will not consummate the Business Combination. If we do not consummate the Business Combination, we may fail to complete an initial business combination by December 15, 2022, and, unless we amend the Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Recommendation to Company Stockholders

Our Board believes that approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our Board in favor of approval of the Business Combination Proposal, you should keep in mind that Initial Stockholders and certain other members of our Board and officers of the Company have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things, the fact that:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for 17,250,000 Founder Shares and (after giving effect to (i) the cancellation of 8,625,000 Founder Shares on October 1, 2020, (ii) a stock dividend of 6,468,750 Founder Shares on October 23, 2020 and (iii) the cancellation of 6,468,750 Founder Shares on November 13, 2020) the remaining 8,625,000 Founder Shares (25,000 of which are held by Mr. Bort, 25,000 of which are held by Ms. Marcellino and 25,000 of which are held by Ms. Tellem) will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $86 million but, given the restrictions on such shares, we believe such shares have less value;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by December 15, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $8,900,000 for its 4,450,000 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if a business combination is not consummated by December 15, 2022;

•

the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•

the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 15, 2022;

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Class A Stock		Value of Class A Stock(1)
Gores Sponsor VI LLC	12,629,000	(2)	$126,290,000
Alec E. Gores	12,629,000	(2)	$126,290,000
Mark R. Stone	—		$—
Andrew McBride	—		$—
Randall Bort	25,000		$250,000
Elizabeth Marcellino	25,000		$250,000
Nancy Tellem	40,000	(3)	$400,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.
(2)

Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 8,550,000 shares of Class F Stock and 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to syndicate such shares pursuant to the Sponsor Subscription Agreement (and the Company currently expects that the Sponsor will syndicate all such shares). Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(3)	Represents 25,000 shares of Class F Stock and 15,000 shares of Class A Stock to be purchased as part of the PIPE Investment.

•

the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees; and

•

the fact that we entered into a Subscription Agreement with our Sponsor, pursuant to which our Sponsor has committed to purchase 4,079,000 shares of Class A Stock in the PIPE Investment for an aggregate commitment of approximately $40,790,000, provided that our Sponsor has the right to syndicate the Class A Stock purchased under such Subscription Agreement in advance of the closing of the Business Combination.

Broker Non-Votes and Abstentions

Abstentions are considered present for the purposes of establishing a quorum. For purposes of approval, a failure to vote or an abstention will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal, but a failure to vote or abstention will have the same effect as a vote “AGAINST” the Charter Approval Proposal. In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.

None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

Voting Your Shares—Stockholders of Record

If you are a Company stockholder of record, you may vote by mail or you can attend the Special Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. Each share of Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of Common Stock that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Common Stock will be voted as recommended by our Board. Our Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Charter Proposal, “FOR” each of the Governance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal, “FOR” each nominee in the Director Election Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 9:00 a.m. Eastern Time on July 20, 2021.

Voting via the Virtual Meeting Platform. You can attend the Special Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the Special Meeting by visiting the website https://www.cstproxy.com/goresholdingsvi/sm2021. You will need your control number for access. If you do not have a control number, please contact the Trustee. Instructions on how to attend and participate at the Special Meeting are available at https://www.cstproxy.com/goresholdingsvi/sm2021. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Common Stock.

Voting Your Shares—Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see “Special Meeting of the Stockholders of the Company in Lieu of the 2021 Annual Meeting of the Company—Attending the Special Meeting.”

Attending the Special Meeting

Only Company stockholders on the record date or their legal proxyholders may attend the Special Meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the Continental Stock Transfer Company, the Transfer Agent.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify our Secretary in writing to Gores Holdings VI, Inc., 6260 Lookout Road, Boulder, Colorado 80301, before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person via the virtual meeting platform, as indicated above.

No Additional Matters

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Governance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal. Under our current bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions about Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may call Morrow, our proxy solicitor, at (800) 662-5200 (toll free), or banks and brokerage firms, please call collect at (203) 658-9400.

Redemption Rights

Pursuant to the Current Company Certificate, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less Regulatory Withdrawals and franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Company IPO (calculated as of two business days prior to the consummation of the Business Combination, less Regulatory Withdrawals and franchise and income taxes payable). For illustrative purposes, based on the balance of the Trust Account of $345,022,332 as of March 31, 2021, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

•	if you hold Public Units, separate the underlying Public Shares and Public Warrants;

•

check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to Public Shares;

•

prior to 5:00 P.M., Eastern Time on July 16, 2021 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

and

•

deliver your Public Shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

Holders of outstanding Public Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Public Units registered in your own name, you must deliver the certificate for such Public Units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such Public Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Public Units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Public Units.

While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in our Trust Account, which had a balance of $345,022,332 as of March 31, 2021. The Business Combination Agreement provides that the obligation of Matterport to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the PIPE Investment and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $520,000,000. This condition to closing in the Business Combination Agreement is for the sole benefit of Matterport and may be waived by Matterport. If, as a result of redemptions of Class A Stock by our Public Stockholders, this condition is not met (or waived), then Matterport may elect not to consummate the Business Combination. In addition, in no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001.

Prior to exercising redemption rights, stockholders should verify the market price of our Class A Stock as they may receive higher proceeds from the sale of their Class A Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our Class A Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our Class A Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our Class A Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Post-Combination Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

Unless we amend the Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if the Business Combination is not approved and we do not consummate an initial business combination by December 15, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights or dissenters’ rights are not available to holders of shares of Common Stock in connection with the Business Combination.

Proxy Solicitation Costs

We are soliciting proxies on behalf of our Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. We have engaged Morrow to assist in the solicitation of proxies for the Special Meeting. We and our directors, officers and employees may also solicit proxies in person. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

We will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. We will pay Morrow a fee of $32,500, plus disbursements, reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to Company stockholders. Our directors, officers and employees who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION

General

On February 7, 2021, the Company entered into the Merger Agreement with First Merger Sub, Second Merger Sub and Matterport. Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•	First Merger Sub will merge with and into Matterport, with Matterport continuing as the Surviving Corporation of the First Merger;

•

immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity of the Second Merger;

•	prior to the consummation of the Business Combination, we shall adopt the proposed Second Amended and Restated Certificate of Incorporation;

•

in connection with the Business Combination, the Matterport equityholders will collectively receive in exchange for their shares of, or equity awards exercisable for, Matterport Stock, the Aggregate Matterport Stock Consideration. Holders of shares of Matterport Common Stock and Matterport Preferred Stock will be entitled to receive a number of newly issued shares of Class A Stock equal to the Per Share Matterport Common Stock Consideration for each such share of Matterport Common Stock and Per Share Matterport Preferred Stock Consideration for each such share of Matterport Preferred Stock, as applicable. The foregoing consideration to be paid to the Matterport equityholders may be further increased by amounts payable as Earn-Out Shares, of up to an aggregate of 23,460,000 shares of Class A Stock;

•

at the closing of the Business Combination, the Registration Rights Holders will enter into the Registration Rights Agreement, pursuant to which holders will be entitled to certain rights with respect to (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the conversion of the Class F Stock and upon exercise of the Private Placement Warrants, and (iii) shares of Class A Stock issued as Earn-Out Shares or issuable upon the conversion of any Earn-Out Shares, in each case, held by the Matterport Holders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder; and

•

following the closing of the Business Combination, Matterport Stockholders and holders of Matterport RSUs and Matterport Stock Options may receive additional shares of Class A Stock payable pursuant to the earn-out.

In connection with the foregoing, our Initial Stockholders have agreed, and their permitted transferees will agree, to vote their Founder Shares, as well as any Public Shares purchased during or after the Company IPO, in favor of the Business Combination. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination as set forth in the Current Company Certificate.

Organizational Structure

The following diagram shows the current ownership structure of the Company:

(1)

For more information about the ownership interests of our Initial Stockholders, including our Sponsor, prior to the Business Combination, please see the section entitled “Beneficial Ownership of Securities.”

The following diagram shows the current ownership structure of Matterport:

(1)	Stockholders of Matterport include collectively, holders of Matterport’s Common Stock and holders of Matterport’s Preferred Stock.

The following diagram illustrates the ownership percentages and structure of the Post-Combination Company immediately following the Business Combination:

(1)

For more information about the ownership interests of our Initial Stockholders, including our Sponsor, following the Business Combination, please see the section entitled “Beneficial Ownership of Securities.”

(2)

The Subscribers’ ownership percentage includes 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement and such shares are consequently excluded from the Initial Stockholders’ ownership percentage.

(3)	The ownership interests of Matterport Stockholders include the Rollover Options.
(4)	For more information about the ownership interests of the Matterport equityholders following the Business Combination, please see the section entitled “Beneficial Ownership of Securities.”
(5)

The foregoing ownership percentages are calculated inclusive of the Rollover Options and assume (i) no exercise of redemption rights by our Public Stockholders, (ii) inclusion of any Public Shares issuable upon the exercise of the Company Warrants and (iii) no shares of Class A Stock are issued as Earn-Out Shares.

Consideration in the Business Combination

Consideration to Matterport Stockholders in the Business Combination

Pursuant to the Merger Agreement, the Matterport Stockholders will receive stock consideration. At the closing of the Business Combination, each Matterport Common Stockholder will receive for each share of Matterport Common Stock held by such Matterport Common Stockholder a number of shares of Class A Stock equal to the Per Share Matterport Common Stock Consideration, and each Matterport Preferred Stockholder will receive for each share of Matterport Preferred Stock held by such Matterport Preferred Stockholder a number of shares of Class A Stock equal to the Per Share Matterport Preferred Stock Consideration. Following the closing of the Business Combination, Matterport Common Stockholders and Matterport Preferred Stockholders may receive Earn-Out Shares in the form of Class A Stock payable pursuant to the earn-out.

No fractional shares of Class A Stock will be issued. In lieu of the issuance of any such fractional shares, the Company has agreed to pay to each Matterport Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Class A Stock to which such Matterport Stockholder otherwise would have been entitled multiplied by (ii) $10.00.

The Per Share Matterport Common Stock Consideration to be issued to the Consenting Matterport Stockholders will be issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Per Share Matterport Common Stock Consideration to be issued to the non-Consenting Matterport Stockholders will be issued and registered under the Securities Act pursuant to a registration statement, of which this proxy statement/prospectus is a part.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each of Matterport and the Company to complete the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•	the applicable waiting period(s) under the HSR Act in respect of the transactions contemplated by the Merger Agreement shall have expired or been terminated;

•	there shall not have been enacted or promulgated any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

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the Company shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the completion of the redemption offer and prior to the closing of the First Merger;

•	the approval by the Company Stockholders of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal shall have been obtained;

•	the adoption by the Matterport Stockholders of the Merger Agreement and each other agreement contemplated thereby shall have been obtained;

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the Class A Stock to be issued in connection with the Business Combination (including the Class A Stock to be issued pursuant to the earn-out) shall have been approved for listing on Nasdaq, subject only to the requirement to have a sufficient number of round lot holders and official notice of listing; and

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this proxy statement/prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Conditions to Matterport’s Obligations

The obligation of Matterport to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by Matterport:

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(i) the representations and warranties of the Company, First Merger Sub and Second Merger Sub (other than the representations and warranties of the Company, First Merger Sub and Second Merger Sub, with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization) shall be true and correct (without giving effect to any limitation as to “materiality,”

“material adverse effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, except, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the Company, First Merger Sub and Second Merger Sub, taken as a whole, or a material adverse effect on the Company’s, First Merger Sub’s and Second Merger Sub’s ability to consummate the Business Combination, and (ii) the representations and warranties of the Company, First Merger Sub and Second Merger Sub with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization, shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made;

•	each of the covenants of the Company to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects;

•	the receipt of a certificate signed by an executive officer of the Company certifying that the conditions in the two preceding bullets have been satisfied;

•	the Current Company Certificate shall be amended and restated in the form of the Second Amended and Restated Certificate of Incorporation; and

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the Company shall have funds at closing equal to or exceeding $520,000,000, which amount is calculated as: (i) the funds contained in the Trust Account as of the effective time of the First Merger; plus (ii) all other cash and cash equivalents of the Company; plus (iii) the amount delivered to the Company at or prior to the closing in connection with the consummation of the PIPE Investment; minus (iv) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Class A Stock (to the extent not already paid).

Conditions to the Company’s Obligations

The obligations of the Company, First Merger Sub and Second Merger Sub to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by the Company:

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(i) certain representations and warranties of Matterport with respect to due incorporation and the representations and warranties of Matterport with respect to due authorization, capitalization, broker’s fees and affiliate arrangements shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, (ii) the representations and warranties of Matterport with respect to the lack of a Material Adverse Effect shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, and (iii) all other representations and warranties of Matterport shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, except, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•	each of the covenants of Matterport to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects; and

•	the receipt of a certificate signed by an officer of Matterport certifying that the conditions in the two bullets have been satisfied.

Impact of the Business Combination on the Company’s Public Float

It is anticipated that, upon completion of the Business Combination and without giving effect to any issuance of Earn-Out Shares: (i) our Public Stockholders will retain an ownership interest of approximately 11.8% in the Post-Combination Company; (ii) our Initial Stockholders (including our Sponsor) will own approximately 3.0% of the Post-Combination Company (excluding 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement); (iii) the Subscribers (including 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement) will own approximately 10.1% of the Post-Combination Company; and (iv) the Matterport Stockholders will own approximately 75.1% of the Post-Combination Company.

In this proxy statement/prospectus, we assume that funds from the Trust Account (plus any interest accrued thereon) will be used to pay certain transaction expenses, assuming that the (i) funds available in Trust Account plus any other cash and cash equivalents of the Company as of the effective time of the First Merger, net of any amounts required to satisfy any redemptions of shares of Class A Stock by our Public Stockholders, plus (ii) amount of all cash and cash equivalents of Matterport as of the effective time of the First Merger, equals or exceeds $520,000,000. For more information, please see the sections entitled “Summary—Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Background of the Business Combination

The Company is a blank check company incorporated as a Delaware corporation on June 29, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of a search for a potential transaction utilizing the networks, industry experience and investing and operating experience of our management team, the Board, representatives of the Company and The Gores Group, an affiliate of our Sponsor. The terms of the Business Combination were the result of extensive negotiations between, with respect to the Company, our management team, representatives of the Company and representatives of The Gores Group acting on behalf of the Company (under the oversight of our independent directors) and, with respect to Matterport, representatives of Matterport. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

Prior to the consummation of the Company IPO, neither the Company, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with the Company.

After the consummation of the Company IPO, representatives of the Company, our Sponsor and The Gores Group on behalf of the Company commenced an active search for prospective businesses and assets to acquire. Additionally, representatives of the Company, our Sponsor and The Gores Group contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities.

In evaluating potential businesses and assets for which blank check companies sponsored by affiliates of The Gores Group (including the Company) might be interested in acquiring, The Gores Group and its affiliates generally survey the landscape of potential acquisition opportunities based on their knowledge of, and familiarity, with the M&A marketplace. In general, The Gores Group and its affiliates look for acquisition targets that are (i) of a size relevant to the public marketplace, which The Gores Group generally views as companies with an enterprise value of at least $1.5 billion, and (ii) positioned, operationally and financially, to be successful as a public company. The Gores Group further looks for those transactions that it believes, if entered into, would be well received by the public markets. In particular, The Gores Group generally seeks to identify companies that (i) have an existing strong management team, (ii) are positioned for growth, and (iii) generate significant cash flow or have clear line of sight to earnings. The Gores Group also seeks to identify companies that it believes would benefit from being a publicly-held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions. The Gores Group generally applies this criteria when evaluating potential targets.

During that period, our management, representatives of the Company, our Sponsor and The Gores Group:

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considered and conducted an analysis of over 15 potential acquisition targets (other than Matterport) (the “Other Potential Targets”), entering into non-disclosure agreements with 15 of the Other Potential Targets; and

•	ultimately engaged in detailed discussions, due diligence and negotiations with three Other Potential Targets or their representatives.

The three Other Potential Target businesses included (i) a golf equipment distribution company (“Company A”), (ii) a sports data and content company (“Company B”), and (iii) a digital mapping company (“Company C”).

As part of its regular evaluation of potential acquisition targets, our Board and our management generally discuss, on a monthly basis, the status of our management’s discussions with various acquisition targets. These updates generally address the potential targets under consideration and the status of the discussions, if any, with the respective acquisition targets. These updates continued throughout the period of time when the Company was evaluating various acquisition targets.

The Company engaged in discussions with Company A from December 2020 through January 2021, until the Company ceased discussions after due diligence revealed that Company A was not yet prepared for a potential business combination. The Company engaged in discussions with Company B during January 2021, until the Company decided to cease discussions with Company B in order to focus on the potential business combination with Matterport. The Company engaged in discussions with Company C during January 2021, until the Company decided to cease discussions with Company C in order to focus on the potential business combination with Matterport.

On December 2, 2020, a representative of The Gores Group contacted a representative of Navitas Capital GP, LLC (“Navitas”), an existing equityholder of Matterport, to inquire whether Matterport would be willing to evaluate a potential business combination between Matterport and another blank check company affiliated with The Gores Group. The representative of Navitas advised the representative of The Gores Group that Matterport would be interested in learning more about a potential business combination with a blank check company affiliated with The Gores Group.

Thereafter, during December 2020, various representatives of The Gores Group as well as representatives of Matterport, including Mr. R.J. Pittman, Chief Executive Officer of Matterport, and Mr. James D. Fay, Chief Financial Officer of Matterport, held various discussions with respect to a potential business combination between Matterport and another blank check company affiliated with The Gores Group. In connection with such discussions, on December 6, 2020, Matterport entered into a letter of intent for a business combination with another blank check company affiliated with The Gores Group. In late December 2020, Matterport and the other blank check company affiliated with The Gores Group mutually agreed to discontinue pursuing a potential business combination due to their collective view that the size of the other blank check company, as well as a smaller potential private placement needed to effect that transaction, did not satisfy the parties’ objectives. Thereafter, representatives of The Gores Group and representatives of the Company, including Mark Stone, Senior Managing Director of The Gores Group and Chief Executive Officer of the Company, began to consider whether pursuing a potential business combination between the Company and Matterport would be advisable.

On January 1, 2021, representatives of the Company determined that pursuing a potential business combination with Matterport was advisable, and thereafter delivered a proposed letter of intent to representatives of Matterport (the “Preliminary Proposal”). The Preliminary Proposal contemplated (i) the acquisition of

Matterport by the Company in a transaction with a fully diluted enterprise value of $2.26 billion, (ii) a potential private placement (the “Potential Private Placement”) with a total amount of $155 million and (iii) an earnout payable pursuant to certain milestones related to the public trading price of shares of Matterport after the closing of the potential business combination. Subsequent to the Preliminary Proposal, the parties decided to reduce the Potential Private Placement to $125 million. From January 1, 2021 through January 4, 2021, Mr. Stone, representatives of the Company, and Mr. Pittman negotiated key terms included in the Preliminary Proposal, including valuation, the inclusion and size of a management incentive plan, and the size of the Potential Private Placement.

On January 4, 2021, the Company and Matterport executed the negotiated letter of intent contemplating an acquisition of Matterport by the Company (the “Term Sheet”). The Term Sheet contemplated a fully-diluted enterprise value of $2.26 billion and implied equity value of $2.745 billion. The Term Sheet provided that the potential business combination would be fully funded by equity capital provided by the Company and fully committed funds from the Potential Private Placement. The Term Sheet also required Matterport to refrain from negotiating alternative transactions with parties other than the Company through February 15, 2021, subject to an extension through February 28, 2021 upon either party’s reaffirmation of its intent to pursue the potential business combination for the consideration described in the Term Sheet. In connection with the execution of the Term Sheet, the Company executed a non-disclosure agreement with Matterport, and representatives of the Company, Deutsche Bank Securities Inc. (“Deutsche Bank”) and Morgan Stanley & Co. LLC (“Morgan Stanley”) began undertaking additional diligence on Matterport and began the preparation of the investor presentation to be used in connection with the Potential Private Placement. Deutsche Bank and Morgan Stanley acted as underwriters to the Company in the Company’s IPO and will collectively forfeit $12,075,000 in deferred commissions in the event a business combination is not completed by the Company by December 15, 2022.

From January 5, 2021 through February 1, 2021, Mr. Stone, representatives of the Company and Mr. Pittman, along with Mr. Fay and Mr. Jay Remley, Chief Revenue Officer of Matterport, held virtual meetings with the Potential Private Placement investors to discuss the terms of the potential business combination and details surrounding the Potential Private Placement. Each potential investor was informed in advance that the information that would be discussed may constitute material non-public information, and each potential investor agreed to be bound by certain confidentiality obligations as well as a prohibition on trading the securities of the Company or using the information for purposes other than such potential investor’s investment in connection with the potential business combination. During the meetings, Messrs. Stone, Pittman, Fay and Remley and representatives of the Company reviewed with potential investors certain information regarding Matterport and the Post-Combination Company, including certain financial projections regarding Matterport. The feedback and responses received from potential investors regarding a potential business combination between the Company and Matterport were generally positive. Due to the positivity of this process, the Company and Matterport revised the initial transaction framework throughout the remainder of January 2021 and the first week of February 2021 to reflect an increased Potential Private Placement from the $125 million contemplated in the Term Sheet to $295 million.

On January 7, 2021, Mr. Stone, representatives of the Company, Messrs. Pittman and Fay, and representatives of Credit Suisse (“CS”), financial advisor to Matterport, Morgan Stanley and Deutsche Bank held a virtual meeting to provide an update on the process of the Potential Private Placement.

From January 10, 2021 through February 5, 2021, representatives of the Company and Mr. Pittman conducted frequent telephonic meetings to discuss the status of the Potential Private Placement, including with respect to its progress and investor allocations.

On January 11, 2021, Weil, Gotshal & Manges LLP (“Weil”), the Company’s M&A counsel, provided an initial draft of the Merger Agreement to Latham & Watkins LLP (“Latham”), counsel to Matterport. The initial draft of the Merger Agreement contemplated, among other things: (i) the Mergers; (ii) no survival of the representations, warranties and covenants and, relatedly, no post-Business Combination stockholder indemnity; (iii) an earnout payable pursuant to certain previously agreed upon milestones related to the public trading price of shares of Class A Stock; (iv) no adjustment to the merger consideration for post-Business Combination working capital; (v) that the transaction costs of both the Company and Matterport would be paid by the Company; and (vi) covenants regarding claims against the Company’s trust account.

From January 11, 2021 through February 7, 2021, Weil and Latham negotiated the terms of, and exchanged several drafts of, the definitive agreements for the potential business combination, including the Merger Agreement. In addition, during this same period, representatives of the Company, representatives of Matterport, Weil and Latham conducted various virtual and telephonic conferences to discuss, negotiate and resolve the open issues related to the potential business combination, including with respect to the delivery of stockholder approval from the Matterport Stockholders in connection with the signing of the Merger Agreement.

On January 13, 2021, the Board held a meeting telephonically in which Mr. Stone, Mr. Andrew McBride, Chief Financial Officer and Secretary of the Company, and representatives of Weil were in attendance. During this meeting, Mr. Stone provided the Board with an update on the status of the discussions with respect to the potential business combination with Matterport, including the status of discussions with prospective investors in the Potential Private Placement. Following this discussion, the Board directed management to continue to explore the potential business combination with Matterport and to update the Board as the discussions progressed. Additionally, the Board also discussed its desire to engage an investment bank to provide a fairness opinion to the Board in connection with the potential business combination with Matterport. In connection therewith, the three independent directors of the Board discussed which investment bank would be most suitable for the Company to engage. Following discussions, Mr. Randall Bort, an independent director of the Company, contacted representatives of Moelis & Company LLC (“Moelis”) to discuss the Company’s potential engagement of Moelis to provide a fairness opinion to the Board in connection with the potential business combination. Following discussions with Moelis, the independent directors decided to selected Moelis for such role. Later in January, Moelis provided Weil an independence disclosure letter and draft engagement letter for review by the Board. The independence disclosure letter disclosed to the Board particular relationships or investments of Moelis that could impact Moelis’ independence and the Board’s decision to engage Moelis to deliver a fairness opinion to the Board. In particular the independence disclosure letter described certain engagements whereby Moelis provided services to affiliates of the Company and Matterport, as described in the section entitled “Opinion of the Company’s Financial Advisor” in this proxy statement/prospectus. The Board considered the matters set forth in Moelis’ independence disclosure letter and determined, in its business judgment, that none of the matters set forth in Moelis’ independence disclosure letter would impact Moelis’ independence with respect to the potential business combination. Accordingly, the Board unanimously approved the engagement of Moelis and the entry into the Moelis engagement letter on January 23, 2021.

On January 29, 2021, the Board held a meeting telephonically in which representatives of the Company and Moelis were also in attendance by invitation of the Board. Representatives of Moelis reviewed with the Board their initial perspectives on the business of Matterport and provided an update on the status of their review of the financial aspects of the potential business combination.

On February 2, 2021, the board of directors of Matterport held a meeting via videoconference in which members of Matterport’s management and representatives Latham were in attendance. Matterport’s management discussed Matterport’s financial condition and capital-raising efforts and the general status of the potential business combination. Representatives of Latham and the board of directors of Matterport discussed various aspects of the potential business combination and key terms of the Merger Agreement and each of the Related Agreements. The board of directors of Matterport then unanimously concluded after thorough review and consideration of, among other things, (i) the amount of consideration to be received by Matterport’s stockholders, (ii) Matterport’s prospects if it were to continue as an independent entity, (iii) possible alternatives to the potential business combination, (iv) current industry trends and market conditions affecting Matterport and the cost of alternative means of raising capital as an independent entity, (v) the financial condition, historical results of operations and business and strategic objectives of Matterport and (vi) the potential impact of the potential business combination on Matterport’s employees and business, that the Merger Agreement, the other Related

Agreements and the transactions contemplated thereby, including the Mergers, were fair to, advisable and in the best interests of Matterport and its stockholders. Following discussion, the board of directors of Matterport approved the potential business combination, subject to finalization of the Merger Agreement and each of the Related Agreements.

On February 3, 2021, the Board held a meeting telephonically in which representatives of the Company and representatives of Weil were also in attendance by invitation of the Board. Mr. Stone provided the Board a general update with respect to the potential business combination, including with respect to the progress of the Potential Private Placement.

On February 7, 2021, the board of directors of Matterport unanimously reaffirmed their determination that the Merger Agreement, the Related Agreements and the transactions contemplated thereby, including the Mergers, were fair to, advisable and in the best interests of Matterport and its stockholders, and unanimously approved the Merger Agreement, each of the Related Agreements and the Business Combination.

Also on February 7, 2021, the Board held a meeting telephonically in which representatives of The Gores Group, representatives of Weil and representatives of Moelis were also in attendance. Representatives of Moelis provided a presentation to the Board, a copy of which was provided to the Board in advance of the meeting, regarding Moelis’ financial analysis of the consideration to be paid by the Company in the potential business combination and delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion, dated February 7, 2021, and attached as Annex G to this proxy statement/prospectus, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the consideration to be paid by the Company in the Business Combination is fair, from a financial point of view, to the Company. Thereafter, representatives of Weil reviewed with the Board the terms of the Business Combination, including the Merger Agreement and other definitive agreements, copies of which were provided to the Board in advance of the meeting. The Board concluded, after a thorough review of other business combination opportunities reasonably available to the Company, that the potential Business Combination was the best potential business combination for the Company based upon the process utilized to evaluate and assess other potential acquisition targets, and the Board’s and Company management’s belief that such processes had not presented a better alternative. In reaching this conclusion, the Board took into account the criteria utilized by the Company to evaluate acquisition opportunities, and determined that the potential business combination met such criteria, was the most actionable and capable of being completed in a timely manner, and was being accomplished under terms attractive to the Company and its stockholders. After discussion and upon a motion duly made and seconded, the Board unanimously resolved that the following be approved: (i) the Merger Agreement, each of the Related Agreements and the Business Combination; (ii) the Potential Private Placement; and (iii) the issuance of shares of Class A Stock in connection with the Business Combination.

Later on February 7, 2021, the parties executed the Merger Agreement and the Subscribers executed the Subscription Agreements and other documentation related thereto. On the morning of February 8, 2021, before the stock market opened, the Company and Matterport issued a joint press release announcing the execution of the Merger Agreement.

Recommendation of Our Board of Directors and Reasons for the Business Combination

Our Board, in evaluating the transaction with Matterport, consulted with our management, legal counsel, financial advisors and other advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of the Company and its stockholders and (ii) to recommend that the stockholders approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination, our Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, our Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Our Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of our Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “General Information—Cautionary Note Regarding Forward-Looking Statements” beginning on page 90 of this document.

Our Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

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Market Leader Fueling the Digital Transformation of the Built World. Our Board noted that Matterport is a clear market leader in the digitization of spaces, noting Matterport’s $100 million in run-rate revenue, the fact that Matterport’s digitization technology has captured over 10 billion square feet of space and that Matterport has deployed its digitization technology in over 150 countries. Additionally, our Board noted Matterport’s rapid subscriber growth and how Matterport has over 100 times the number of spaces under management as the rest of the market combined.

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Massive, Unpenetrated Market. Our Board took into account the potential market for Matterport’s services and the significant upside involved in monetizing digital property insights and services, including the approximately $230 trillion of global building stock which today remains largely offline, the up to 20 billion spaces which could be digitized and hundreds of billions of dollars in unrealized utilization and operating efficiencies with respect to real estate spaces. Our Board believes that the digitization of physical buildings is a massive, largely unpenetrated market that represents tremendous opportunities for growth.

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Unrivaled Software & Data Platform with Significant Expansion Opportunities. Our Board took into account Matterport’s capture technology, extensible platform ecosystem and AI-powered insights that allow Matterport to take property insights and analytics to new frontiers. Moreover, our Board noted that Matterport’s unrivaled spatial data library, with over three billion data points and 61 patents as of January 29, 2021, has proven to be a durable competitive advantage that is positioning Matterport to become a leading digital platform for the built world.

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Global, Blue Chip Customers Spanning Diverse End Markets. Our Board noted that Matterport has over 250,000 subscribers in over 150 countries across diverse industry verticals like real estate, architecture, engineering and construction, travel and hospitality, repair and insurance and industrials and facilities. Additionally, our Board noted Matterport’s low customer concentration with less than 10% of total revenue coming from its top 10 customers.

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Rapid Growth, Efficient Customer Acquisition and Expanding Margins. Our Board noted that Matterport has experienced 18-fold subscriber growth from December 31, 2018 through December 31, 2020 and has seen an increase from 14,000 subscribers to 250,000 subscribers during that same period. Additionally, our Board noted that Matterport has strong retention and customer loyalty, rapid revenue growth and strong projected growth in its gross margins over the next five years.

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Proven Leadership Team with Large-Scale Platform Experience. Our Board noted that the Matterport management team has extensive experience working with large-scale technology platforms, and that the management team is anticipated to remain with Matterport upon the closing of the Business Combination. Additionally, our Board believes that Matterport’s proven management team and strategy will help enable Matterport to deliver continued industry-leading growth.

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Opinion of our Financial Advisor. Our Board took into account the opinion of Moelis, dated February 7, 2021, addressed to our Board as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be paid by us in the Business Combination, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described under the caption “The Business Combination—Opinion of the Company’s Financial Advisor.”

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Other Alternatives. Our Board believed, after a thorough review of other business combination opportunities reasonably available to the Company, that the proposed Business Combination represents the best potential business combination for us based upon the process utilized to evaluate and assess other potential acquisition targets. Our Board and our management also believed that such processes had not presented a better alternative.

•	Due Diligence. Our Board took into account the results of our due diligence investigation of Matterport conducted by our management team and our financial and legal advisors.

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Stockholder Approval. Our Board considered the fact that, in connection with the Business Combination, our stockholders have the option to (i) remain stockholders of the Company, (ii) sell their shares of Class A Stock or (iii) redeem their shares of Class A Stock for the per share amount held in the Trust Account pursuant to the terms of the Current Company Certificate.

•	Negotiated Terms of the Merger Agreement. Our Board considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

Independent Director Role. Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including The Gores Group and Alec Gores. In connection with the Business Combination, our independent directors, Mr. Randall Bort, Ms. Elizabeth Marcellino and Ms. Nancy Tellem, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Company Certificate to take effect upon the completion of the Business Combination, and unanimously approved, as members of our Board, the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

Our Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•	Stockholder Vote. The risk that our stockholders may fail to provide the votes necessary to effect the Business Combination.

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Redemption Risk. The risk that a significant number of our stockholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to the Current Company Certificate, which may potentially make the Business Combination more difficult to complete.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within our control.

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Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

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Liquidation of the Company. The risks and costs to us if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which, if the Business Combination is not consummated, could result in us being unable to effect an initial business combination by December 15, 2022 and force us to liquidate and the Public Warrants to expire worthless.

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Other Risks. Various other risks associated with the Business Combination, the business of Matterport and ownership of the Post-Combination Company’s shares described under the section entitled “Risk Factors.”

In addition to considering the factors described above, our Board also considered that:

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Interests of Certain Persons. Some of our officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of our stockholders (see “The Business Combination—Interests of Certain Persons in the Business Combination—Interests of the Company Initial Stockholders and the Company’s Other Current Officers and Directors”). Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the Business Combination.

Our Board concluded that the potential benefits it expected the Company and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, our Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of the Company and its stockholders.

Opinion of the Company’s Financial Advisor

At the meeting of the Board on February 7, 2021 to evaluate and approve the Business Combination, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated February 7, 2021, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, the consideration to be paid by the Company in the Business Combination was fair, from a financial point of view, to the Company.

The full text of Moelis’ written opinion, dated February 7, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion (which are also summarized herein), is attached as Annex G to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Moelis provided its consent to the inclusion of the text of its opinion as part of this proxy statement/prospectus). Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the consideration to be paid by the Company in the Business Combination and does not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any stockholder of the Company should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Matterport furnished to Moelis by the Company, including financial and other forecasts provided to, or discussed with, Moelis by the management of the Company. For additional information, please see the section entitled “The Business Combination—Certain Financial Projections Provided to Our Board”);

•	reviewed certain internal information relating to expenses expected to result from the Business Combination;

•

conducted discussions with members of management and representatives of the Company concerning the information described in the foregoing, as well as the business and prospects of Matterport and the Company generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed a draft, dated February 5, 2021, of the Merger Agreement;

•	reviewed the Company’s and Matterport’s capital structure both pre-Business Combination and post-Business Combination;

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate; and

•	reviewed, but did not rely on for purposes of its opinion, the financial terms of certain other transactions that it deemed relevant.

In connection with its review, Moelis with the consent of the Board, relied on the information supplied to, discussed with or reviewed by it for the purpose of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of, and did not independently verify, any such information. With the consent of the Board, Moelis relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory, and accounting advisors with respect to legal, tax, regulatory, and accounting matters. With respect to the financial and other forecasts and other information relating to Matterport and the Company, Moelis assumed, at the Board’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of Matterport and the Company. Moelis also assumed, at the Board’s direction, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. With the consent of the Board, Moelis assumed that, following a $295 million capital raising transaction by the Company and consummation of the Business Combination, the Company will have pro forma net cash of $655 million on its balance sheet. In addition, Moelis relied, with the Board’s consent, on the assessments of the management of the Company as to the Post-Combination Company’s ability to retain key employees of Matterport. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with the Board’s consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Matterport or the Company, nor was Moelis furnished with any such evaluation or appraisal.

Moelis’ opinion did not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax, or accounting matters. At the direction of the Board, Moelis was not asked, nor did it offer, any opinion as to any terms of the Merger Agreement or any aspect or implication of the Business Combination, except for the fairness of the consideration from a financial point of view to the Company. With the Board’s consent, Moelis expressed no opinion as to what the value of the shares of Class A Stock actually will be when issued pursuant to the Business Combination or the prices at which such Class A Stock or any other securities of the Company may trade at any time. Moelis did not express any opinion on the Earn-Out Shares or any other potential future consideration, including equity interests of the Company that may be received by sellers of Matterport contingent on certain market prices for shares of Class A Stock. Moelis did not express any opinion as to fair value or the solvency of Matterport or the Company following the closing of the Business Combination. In rendering its opinion, Moelis assumed, with the Board’s consent, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that it reviewed, that the Business Combination would be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’ analysis, and that the parties to the Merger Agreement will comply with all the material terms of the Merger Agreement. Moelis assumed, with the Board’s consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Business Combination will be obtained except to the extent that could not be material to its analysis. In addition, representatives of the Company advised Moelis, and Moelis assumed, with the Board’s consent, that the Business Combination will qualify as a tax-free reorganization for federal income tax purposes. Moelis also was not requested to, and did not, participate in the structuring or negotiation of the Business Combination. Except as described in this summary, the Board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion, and Moelis assumed no responsibility to update the opinion for developments after the date of the opinion.

Moelis’ opinion did not address the fairness of the Business Combination or any aspect or implication of the Business Combination to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or Matterport. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Business Combination, or any class of such persons, relative to the consideration or otherwise.

The following is a summary of the material financial analyses presented by Moelis to the Board at its meeting held on February 7, 2021, in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Financial Analyses of Matterport

Financial data for Matterport was based on financial forecasts and other information and data provided by the Company’s management, including the Company’s projections of Matterport’s revenue and EBITDA for all periods, as described further in the section “Certain Financial Projections Provided to Our Board.” Estimates in this section focus on estimated revenue for the calendar years 2021 through 2025 (which we refer to in this section “—Opinion of the Company’s Financial Advisor” as “CY2021,” “CY2022,” “CY2023,” “CY2024” and “CY2025”).

Selected Public Companies Analysis.

Given Matterport’s rapid growth profile and lack of meaningful levels of profitability or cash generation over the projection period due to continued investment in the business, Moelis believed that revenue multiples were the most relevant metric for the selected public companies analysis. Furthermore, companies with similar growth and profitability profiles to Matterport generally trade on CY2022E and CY2023E revenue multiples and so, while Moelis reviewed CY2021E revenue multiples, it primarily focused on CY2022E and CY2023E revenue multiples in selecting its reference ranges. There are no publicly traded companies whose combination of product offering, end market focus, hardware / software revenue mix, and revenue growth profile are identical to Matterport. As a result, Moelis reviewed financial and stock market information for a total of 23 publicly-traded companies across five categories of companies that it believed, based on its experience and professional judgment, to be generally relevant in certain respects to Matterport for the purposes of its financial analyses. The categories Moelis selected for its review were Architecture, Engineering & Construction (“AEC”) Software companies; Selected Machine Vision companies; Financial Profile SaaS companies; Data Analytics & AI software companies; and Other Machine Vision companies.

Moelis reviewed the enterprise value (“Enterprise Value”) of each of the selected companies (calculated as market value of the relevant company’s diluted common equity based on its closing stock price on February 4,

2021, plus, as of the relevant company’s most recently reported quarter end (with pro forma adjustments for any publicly announced corporate actions following the most recent reporting quarter), preferred stock, net debt and, where applicable, book value of non-controlling interests) as a multiple of estimated revenue for CY2021, CY2022 and CY2023. Revenue data for the selected companies was based on publicly available consensus research analysts’ estimates and Enterprise Value related data for the selected companies was based on public filings and other publicly available information, all as of February 4, 2021.

In considering its selected publicly traded companies analysis, Moelis reviewed (i) four AEC Software companies: Autodesk, Inc. (“Autodesk”), Dassault Systèmes S.A. (“Dassault Systèmes”), Bentley Systems, Incorporated (“Bentley Systems”), and Nemetschek Aktiengesellshaft (“Nemetschek”), (ii) two Selected Machine Vision companies: Keyence Corporation (“Keyence”) and Cognex Corporation (“Cognex”), (iii) seven Financial Profile SaaS companies: Coupa Software Inc (“Coupa Software”), Avalara, Inc. (“Avalara”), Fastly, Inc. (“Fastly”), Magnite, Inc. (“Magnite”), Everbridge, Inc. (“Everbridge”), Sprout Social, Inc. (“Sprout Social”), and ShotSpotter, Inc. (“ShotSpotter”), (iv) six Data Analytics & AI software companies: Snowflake Inc. (“Snowflake”), Splunk Inc. (“Splunk”), Mongodb, Inc. (“Mongodb”), C3.ai, Inc. (“C3.ai”), Elastic N.V. (“Elastic”), and Alteryx, Inc. (“Alteryx”), and (v) four Other Machine Vision companies, Hexagon Ab (“Hexagon”), Trimble Inc. (“Trimble”), Renishaw Plc (“Renishaw”), and FARO Technologies, Inc (“FARO Technologies”). Although none of the twenty-three selected public companies are directly comparable to Matterport, Moelis focused on these companies because, among other things, these companies have one or more similar operating and financial characteristics as Matterport as described below. Furthermore, for the reasons set forth below, in determining its reference range for its selected publicly traded companies analysis, the AEC Software companies, the Selected Machine Vision companies and the Financial Profile SaaS companies informed Moelis’ reference range, and Moelis did not rely on the Data Analytics & AI software companies or the Other Machine Vision companies.

Moelis analyzed AEC Software companies given the similarity in end market focus with Matterport. AEC Software companies are exposed to similar end market dynamics in real estate and construction, but have limited exposure to Matterport’s other markets (e.g., travel & hospitality, repair & insurance, and industrial & facilities). AEC Software companies enjoy greater scale than Matterport as they generally have a significantly longer operating history and participate in large, well-established markets. However, the maturity of these companies generally lead to a lower growth profile than companies such as Matterport. Moelis believes that while Matterport’s gross margin profile in CY2025E is in-line with these AEC Software companies, as Matterport’s software business continues to scale over the projection period, Matterport’s EBITDA and free cash flow margin profile are below this group as Matterport continues to invest in order to capture its greenfield market opportunity through the forecast period. Therefore, while Moelis believes that Matterport should trade at a premium to the selected AEC Software companies due to its materially higher growth rate, Moelis has conservatively selected the median of the AEC Software group as a reference point for the low end of Matterport’s multiple range.

Moelis analyzed Selected Machine Vision companies given these companies similarity to Matterport due to their highly-differentiated, IP-rich hardware whose use is enabled by complementary software capabilities. Selected Machine Vision companies offer machine vision products that capture and analyze visual information, utilizing meaningful underlying software capabilities as evidenced by their industry-leading gross margins. While Matterport’s gross margin is 56% in CY2021E, its gross margin approaches 73% in CY2025E. Moelis believes that the selected Selected Machine Vision companies have greater scale and slower growth rates compared to Matterport given they operate in relatively more mature markets. Moelis referenced the median trading multiples of the Selected Machine Vision companies to inform the upper end of Matterport’s multiple range.

Moelis analyzed the selected Financial Profile SaaS companies given their similarity in business model, scale, revenue growth, and margin profile relative to Matterport. Companies in this category reflect Financial Profile SaaS companies based on a financial profile of (i) CY2021E revenues of less than $1 billion,

(ii) CY2021E revenue growth rates exceeding 25%, and (iii) CY2021E gross margins lower than 75%, which are reflective of Matterport’s financial profile through the forecast period. These selected Financial Profile SaaS companies benefit from high recurring revenue via SaaS subscription sales and have no hardware exposure. Given Matterport’s ongoing transition to primarily a SaaS-based business model, Moelis used the Financial Profile SaaS group’s median trading multiple to inform the upper end of Matterport’s multiple range.

Moelis analyzed Data Analytics & AI software companies given Matterport’s differentiated core AI capabilities and growing emphasis on offering data-driven analytics solutions through the forecast period. Data Analytics & AI software companies have a strong emphasis on data analytics, AI, and related applications. These companies generally do not sell hardware and have a horizontal focus, empowering a wide array of use cases. Moelis believed that Matterport’s current solution offering is differentiated primarily by its AI capabilities and associated data asset. Given the broad total addressable markets and horizontal use cases associated with the selected Data Analytics & AI software companies, Moelis did not rely on this peer set when determining Matterport’s multiple range

While Moelis analyzed Other Machine Vision companies given the similarity between these companies’ offerings and Matterport’s hardware products, Moelis determined that the selected Other Machine Vision companies were not comparable to Matterport given the companies focus on metrology tools used by mature inspection and documentation applications, less differentiated machine vision technologies and financial profile characterized by lower growth rates and sustained lower gross margins. Therefore, Moelis did not rely on this peer set when determining Matterport’s multiple range.

The Enterprise Value and estimated revenue multiples for the selected companies Moelis reviewed its selected publicly traded companies analysis are summarized in the table below. As noted above, Moelis relied on the AEC Software companies, the Selected Machine Vision companies and the Financial Profile SaaS companies in determining its reference range for its selected publicly traded companies analysis.

	Enterprise Value ($MM)	Enterprise Value / Revenue
		2021E	2022E	2023E
AEC Software
Autodesk	$67,628	15.7x	13.3x	11.8x
Dassault Systèmes	59,479	10.4x	9.5x	8.8x
Bentley Systems	13,193	15.2x	14.0x	13.0x
Nemetschek	8,203	10.6x	9.5x	8.3x
	Median	12.9x	11.4x	10.3x
	Mean	13.0x	11.6x	10.5x

Selected Machine Vision
Keyence	$118,841	20.8x	17.9x	16.1x
Cognex	15,122	16.9x	14.9x	13.8x
	Median	18.9x	16.4x	14.9x
	Mean	18.9x	16.4x	14.9x

Financial Profile SaaS
Coupa Software	$27,314	41.1x	33.0x	30.8x
Avalara	14,055	22.6x	18.5x	15.0x
Fastly	13,566	35.7x	27.8x	22.0x
Magnite	5,556	20.4x	17.4x	14.2x
Everbridge	5,110	15.2x	11.9x	9.1x
Sprout Social	3,602	21.5x	16.9x	13.5x
ShotSpotter	568	9.9x	8.5x	NA

	Enterprise Value ($MM)	Enterprise Value / Revenue
		2021E	2022E	2023E
	Median	21.5x	17.4x	14.6x
	Mean	23.8x	19.1x	17.4x

Data Analytics and AI
Snowflake	$104,173	94.9x	58.1x	34.3x
Splunk	31,792	12.1x	9.5x	7.4x
MongoDB	27,274	37.0x	28.8x	25.5x
C3.ai	20,098	93.1x	67.5x	45.0x
Elastic	16,010	23.8x	18.9x	NA
Alteryx	9,333	16.5x	13.5x	11.0x
	Median	30.4x	23.8x	25.5x
	Mean	46.2x	32.7x	24.6x

Other Machine Vision
Hexagon	$34,826	7.1x	6.7x	6.4x
Trimble	19,810	6.0x	5.5x	5.1x
Renishaw	5,804	7.6x	6.9x	NA
FARO Technologies	1,260	3.7x	3.2x	NA
	Median	6.5x	6.1x	5.7x
	Mean	6.1x	5.6x	5.7x

Based on the foregoing and using its professional judgment, Moelis selected reference range multiples of (i) 13.0x to 21.5x for the Company’s projected revenue of Matterport for CY2021, (ii) 11.5x to 17.5x for the Company’s projected revenue of Matterport for CY2022 and (iii) 10.0x to 15.0x for the Company’s projected revenue of Matterport for CY2023. No individual category, company or multiple was determinative of the reference range.

This analysis indicated the following implied total enterprise value ranges for Matterport as compared to the $2,260 million consideration:

Reference Range	Implied Total Enterprise Value Range ($MM)	Consideration ($MM)
EV / CY2021E Revenue	$1,599—$2,645	$2,260
EV / CY2022E Revenue	$2,328—$3,543	$2,260
EV / CY2023E Revenue	$3,231—$4,846	$2,260

Discounted Cash Flow Analysis.

Moelis performed a discounted cash flow (“DCF”) analysis of Matterport using the financial forecast and other information and data provided by the Company’s management to calculate the estimated present value of the future unlevered after-tax free cash flows projected to be generated by Matterport from December 31, 2020 to CY2025E, including the Post-Combination Company’s terminal value, as set forth in the section entitled “The Business Combination—Certain Financial Projections Provided to Our Board.” Unlevered after-tax free cash flow estimates through CY2025E and the Post-Combination Company’s terminal value were discounted to December 31, 2020.

In performing the DCF analysis of Matterport, Moelis utilized Matterport’s management’s estimated cash tax rate of 21.0% during the projection period and terminal year. The financial forecast provided by Matterport’s management did not include stock-based compensation and Moelis was directed by the Company not to include it in the DCF analysis. Additionally, in performing the DCF analysis of Matterport, Moelis utilized a range of discount rates of 8.5% to 12.5% based on an estimate of Matterport’s weighted average cost of capital

(“WACC”). To estimate Matterport’s cost of equity using the capital asset pricing model (“CAPM”), Moelis examined a range of sensitivities for WACC calculations based on a variety of potential assumptions based on the selected public companies Moelis reviewed. Additionally, in performing the DCF analysis of Matterport, Moelis valued Matterport’s Net Operating Losses (“NOLs”) separately. Moelis discounted the NOLs to December 31, 2020 using the same discount rate range derived from the cost of capital calculation. Based on the information provided by Matterport’s management, Moelis assumed that Matterport’s NOLs balance would increase annually by negative EBIT (as presented on the DCF analysis), with Matterport’s NOLs balance expected to increase through calendar year 2023 and will be fully utilized by calendar year 2028. Matterport’s NOLs represent approximately 0.5% – 0.7% of total DCF net present value. Moelis derived a terminal value based on the terminal multiple method using a range of 8.0x to 11.0x, which was based on long-term historical total enterprise value/last-twelve month revenue trading multiples for the past five years of the selected publicly traded companies in the AEC Software, Selected Machine Vision and Financial Profile SaaS categories that had relevant historical trading data. Other Machine Vision companies and Data Analytics and AI companies were not utilized when calculating the range of terminal revenue multiples for the same reasons Moelis did not rely on such companies in determining its reference range for its selected publicly traded companies analysis. The terminal value represents approximately 100% of Matterport’s total DCF net present value. Based on the information provided by Matterport’s management, with the consent of the Board, Moelis assumed that for the terminal year (i) the change in net working capital will be equal to the change in net working capital for CY2025; (ii) capital expenditures will equal CY2025 capital expenditures; and (iii) depreciation and amortization will equal the terminal year capital expenditures.

The foregoing range of discount rates were used to calculate estimated present values as of December 31, 2020 of Matterport’s (i) estimated after-tax unlevered free cash flows from December 31, 2020 through CY2025 and (ii) estimated terminal values derived by applying a terminal multiple range of 8.0x to 11.0x to Matterport’s CY2025 terminal revenue projection. This analysis indicated the following implied enterprise value range for Matterport, as compared to the $2,260 million consideration:

Implied Total Enterprise Value Range ($MM)	Consideration ($MM)
$3,334 - $5,496	$2,260

Other Information

Selected Transactions Analysis.

Moelis also reviewed, but did not utilize for purposes of its analysis or opinion, financial information for certain selected transactions, including (i) certain precedent change of control transactions involving target companies with high growth software businesses with at least $25 million in revenue and 25%+ next twelve month growth rates, (ii) certain precedent transactions with special purpose acquisition companies (“SPACs”) involving target companies with high-growth software businesses with 25% projected two year forward growth rates and (ii) private placement/minority transactions involving target companies with high-growth software businesses. Financial data for the relevant transactions was based on publicly available information at the time of announcement of the relevant transaction.

Moelis did not utilize for purposes of its analysis or opinion the selected transactions analysis because: (i) the change of control transactions were less relevant given that the transactions were not comparable to the Matterport transactions, (ii) the SPAC transactions were less relevant given the difference in growth profiles and generally smaller total addressable markets of the selected target companies than that of Matterport and (iii) the private placements were less relevant given the highly structured nature of such transactions. Moelis included the values of such transactions for informational purposes only to illustrate the values that buyers and investors have paid for high-growth software businesses.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in, or reviewed in connection with, the analyses described above is identical to Matterport or the Business Combination. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The consideration was determined through arms’ length negotiations between the Company and Matterport and was approved by the Board. Moelis did not recommend any specific consideration to the Company or the Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Business Combination.

Moelis was engaged by the Company to provide its opinion as to the fairness, from a financial point of view, to the Company of the consideration pursuant to the engagement letter between Moelis and the Company, dated as of January 23, 2021 (the “Engagement Letter”), and will receive a fee for its services of $1,000,000 in the aggregate, $250,000 of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the Business Combination. No part of Moelis’ fee is conditioned upon the conclusion expressed in its opinion. The Company has also agreed in the Engagement Letter to reimburse Moelis for certain expenses Moelis has incurred in performing services pursuant to the Engagement Letter, and to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and Matterport. Moelis has provided investment banking and other services to affiliates of the Company and in the future may provide services to such persons and have received and may receive compensation for such services. In the past three years prior to the date of the Opinion, Moelis acted as a financial advisor to affiliates of the Company on five engagements. Moelis’ fees in connection with such services over the past three years totaled $12.125 million in the aggregate for services provided to affiliates of the Company. In the past three years prior to the date of the Opinion, Moelis has not performed any services for Matterport.

The Board selected Moelis as its financial advisor in connection with the Business Combination because Moelis has substantial experience in similar transactions and familiarity with the Company. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Certain Financial Projections Provided to Our Board

Matterport provided the Company with its internally prepared projections for the fiscal years ending December 31, 2021 through December 31, 2025 in connection with the Company’s evaluation of Matterport. The prospective financial information was not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Matterport’s management, was prepared on a reasonable basis and reflects the best available estimates and judgments at the time they were prepared. These projections were prepared solely for internal use for capital budgeting and other management purposes, and are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. You are cautioned that the projections may be materially different than actual results.

The projections reflect numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Matterport’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The material assumptions underlying the projections included certain assumptions with respect to operating expenses and certain revenue projections that were provided by Matterport. While the Board did not review information regarding Matterport’s estimated number of free and paid subscribers and estimated space under management for each projection year, the projections below reflected Matterport’s assumptions with respect to such revenue drivers. The projections reflect the consistent application of the accounting policies of Matterport and should be read in conjunction with the accounting policies included in Note 2 accompanying the historical audited consolidated financial statements of Matterport included in this proxy statement/prospectus.

The financial projections, including total revenue, gross profit, total operating expenses, operating income (EBIT), adjusted EBITDA, capital expenditures and changes in net working capital, are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Matterport’s control. While all projections are necessarily speculative, Matterport believes that the prospective financial information covering periods beyond 12 months from the date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Matterport, we or our respective representatives considered or consider the projections to be a reliable prediction of future events.

The projections were requested by, and disclosed to, the Company for use as a component in its overall evaluation of Matterport. Additionally, the projections were provided by us to Moelis for its use in connection with its financial analyses and opinion to our Board, as described in the section entitled “Opinion of the Company’s Financial Advisor” and as set forth as Annex G to this proxy statement/prospectus. Accordingly, such projections are included in this proxy statement/prospectus on that account.

Neither we nor Matterport has warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to our Board. Neither we, Matterport’s management nor any of our or Matterport’s representatives has made or makes any representation to any person regarding the ultimate performance of the Post-Combination Company compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, the projections should not be looked upon as “guidance” of any sort. Matterport will not refer back to these projections in its future periodic reports filed under the Exchange Act.

Neither our nor Matterport’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information provided to our Board or contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The financial projections included in this document has been prepared by, and is the responsibility of, Matterport’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying financial projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to Matterport’s previously issued financial statements. It does not extend to the financial projections and should not be read to do so.

The key elements of the projections are summarized below:

($ in millions; except per share and ratios)
	Financial Projections					CAGR ‘20A –’25E
Fiscal Year Ending December 31,	2021E	2022E	2023E	2024E	2025E
Revenue
Subscription(1)	$66.1	$121.2	$220.3	$378.4	$593.1	70.0%
License(1)	5.7	10.0	19.0	40.3	53.4	72.4%
Services	18.1	37.0	47.7	54.5	61.8	52.7%
Product	33.2	34.3	36.0	37.1	39.0	3.2%
Total Revenue	$123.0	$202.5	$323.1	$510.3	$747.3	54.1%
Year over Year Growth %	43.2%	64.6%	59.6%	58.0%	46.4%
Gross Profit
Subscription	$49.0	$93.1	$172.2	$298.4	$470.0	72.9%
License	5.4	9.5	18.1	38.2	50.7	71.4%
Services	3.2	7.4	9.5	10.9	12.4	38.2%
Product	10.6	11.0	11.5	11.9	12.5	0.9%
Gross Profit	$68.3	$120.9	$211.4	$359.5	$545.6	62.4%
Gross Margin %	55.5%	59.7%	65.4%	70.4%	73.0%
Operating Expenses
Research and Development Expenses	$31.3	$51.5	$85.6	$114.0	$159.5	56.5%
Sales and Marketing Expenses	44.9	84.1	112.6	168.6	227.3	54.4%
General and Administrative Expenses	25.7	34.6	45.7	64.2	85.8	44.8%
Total Operating Expenses	$102.0	$170.2	$243.9	$346.8	$472.6	53.0%
Operating Expense % of Revenue	82.9%	84.1%	75.5%	68.0%	63.2%

Operating Income (EBIT)	($33.7)	($49.3)	($32.5)	$12.7	$73.0	NM
EBIT Margin %	(27.4%)	(24.4%)	(10.1%)	2.5%	9.8%

Adjusted EBITDA	($29.0)	($44.6)	($27.6)	$17.9	$78.5	NM
Adjusted EBITDA Margin %	(23.5%)	(22.0%)	(8.5%)	3.5%	10.5%

(1)

Subscription and license revenue projections reflect Matterport’s current average revenue per paying customer applied to Matterport’s projected number of paid subscribers for each projection year. Based on certain assumptions regarding Matterport’s estimated serviceable addressable market and expected penetration rates, Matterport estimated that its spaces under management would total 11.0 million in 2021, 26.7 million in 2022, 47.5 million in 2023, 73.6 million in 2024 and 96.1 million in 2025. Furthermore, Matterport estimated that it will have 0.1 million paid subscribers in 2021, 0.5 million in 2022, 1.1 million in 2023, 2.1 million in 2024 and 3.5 million in 2025. Based on this estimated growth in Matterport’s penetration rates and increase in paying customers, Matterport estimated that its annual subscription and license revenues would increase by an average of approximately 71% per year from 2020 through 2025.

In addition, Moelis used the financial projections for the years ending December 31, 2021 through December 31, 2025 as the basis for preparing unlevered free cash flow projections and discounted cash flow analysis for Matterport. The unlevered after-tax cash flows through the year ending December 31, 2025 and the terminal value were discounted to December 31, 2020, using the mid-period convention. The resulting cash flows, as set forth below, used a discount rate range of 8.5% to 12.5% derived from the weighted average cost of capital. The terminal values are based on the exit multiple method using a range of 8.0x to 11.0x, which is based on long-term historical revenue trading multiple averages for certain public companies selected by Moelis for purposes of its analysis:

($ in millions)

	Financial Projections					Terminal
Fiscal Year Ending December 31,	2021E	2022E	2023E	2024E	2025E	Year(1)
Total Revenue	$123.0	$202.5	$323.1	$510.3	$747.3	$747.3
Year over Year Growth %	43.2%	64.6%	59.6%	58.0%	46.4%

Adjusted EBITDA	($29.0)	($44.6)	($27.6)	$17.9	$78.5	$78.5
Adjusted EBITDA Margin %	(23.5%)	(22.0%)	(8.5%)	3.5%	10.5%

(-) Depreciation & Amortization	(4.8)	(4.7)	(4.9)	(5.2)	(5.5)	(6.1)
Adjusted EBIT	($33.7)	($49.3)	($32.5)	$12.7	$73.0	$72.4

(-) Cash Taxes @ 21%	—	—	—	(2.7)	(15.3)	(15.2)
Tax-Affected Adjusted EBIT	($33.7)	($49.3)	($32.5)	$10.0	$57.6	$57.2

(+) Depreciation & Amortization	4.8	4.7	4.9	5.2	5.5	6.1
(-) Capital Expenditures	(4.7)	(5.0)	(5.3)	(5.7)	(6.1)	(6.1)
(-) (Increase) / Decrease in Net Working Capital(1)	9.6	8.9	13.0	22.6	15.2	15.2
Unlevered Free Cash Flow	($24.1)	($40.6)	($20.0)	$32.2	$72.3	$72.4

(1)	Change in Net Working Capital and Capital Expenditures assumed to equal 2025E projections; Depreciation and Amortization assumed to equal Capital Expenditures in terminal year.

Independent Director Oversight

Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including Mr. Gores and The Gores Group. In connection with the Business Combination, our independent directors, Mr. Randall Bort, Ms. Elizabeth Marcellino and Ms. Nancy Tellem, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Company Certificate to take effect upon the completion of the Business Combination. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor and its affiliates, including Mr. Gores and The Gores Group, that could arise with regard to the proposed terms of the Merger Agreement and the Related Agreements. Our Board did not deem it necessary to, and did not form, a special committee of our Board to exclusively evaluate and negotiate the proposed terms of the Business Combination, as our Board is comprised of a majority of independent and disinterested directors and did not deem the formation of a special committee necessary or appropriate. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

Satisfaction of 80% Test

It is a requirement under the Current Company Certificate and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. As of February 7, 2021, the date of the execution of the Merger Agreement, the balance of the Trust Account was approximately $332,944,401 (excluding $12,075,000 of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $266,355,521. In reaching its conclusion that the Business Combination meets the 80% asset test, our Board reviewed the enterprise value of Matterport of approximately $2.26 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Merger Agreement. The enterprise value consists of an equity value of Matterport of approximately $2.915 billion and an assumed $655 million of net cash following the Business Combination. In determining whether the enterprise value described above represents the fair market value of Matterport, our Board considered all of the factors described above in this section and the fact that the purchase price for Matterport was the result of an arm’s length negotiation. As a result, our Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Interests of Certain Persons in the Business Combination

Interests of the Company Initial Stockholders and the Company’s Other Current Officers and Directors

In considering the recommendation of our Board to vote in favor of the Business Combination, Company stockholders should be aware that aside from their interests as stockholders, our Initial Stockholders and certain other members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Company stockholders that they approve the Business Combination. Company stockholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things, the fact that:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for 17,250,000 Founder Shares and (after giving effect to (i) the cancellation of 8,625,000 Founder Shares on October 1, 2020, (ii) a stock dividend of 6,468,750 Founder Shares on October 23, 2020 and (iii) the cancellation of 6,468,750 Founder Shares on November 13, 2020) the remaining 8,625,000 Founder Shares (25,000 of which are held by Mr. Bort, 25,000 of which are held by Ms. Marcellino and 25,000 of which are held by Ms. Tellem) will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $86 million but, given the restrictions on such shares, we believe such shares have less value;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by December 15, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $8,900,000 for its 4,450,000 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if a business combination is not consummated by December 15, 2022;

•

the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•

the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 15, 2022;

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Class A Stock		Value of Class A Stock(1)
Gores Sponsor VI LLC	12,629,000	(2)	$126,290,000
Alec E. Gores	12,629,000	(2)	$126,290,000
Mark R. Stone	—		$—
Andrew McBride	—		$—
Randall Bort	25,000		$250,000
Elizabeth Marcellino	25,000		$250,000
Nancy Tellem	40,000	(3)	$400,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.
(2)

Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 8,550,000 shares of Class F Stock and 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to syndicate such shares pursuant to the Sponsor Subscription Agreement (and the Company currently expects that the Sponsor will syndicate all such shares). Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(3)	Represents 25,000 shares of Class F Stock and 15,000 shares of Class A Stock to be purchased as part of the PIPE Investment.

•

the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees; and

•

the fact that we entered into a Subscription Agreement with our Sponsor, pursuant to which our Sponsor has committed to purchase 4,079,000 shares of Class A Stock in the PIPE Investment for an aggregate commitment of approximately $40,790,000, provided that our Sponsor has the right to syndicate the Class A Stock purchased under such Subscription Agreement in advance of the closing of the Business Combination.

These interests may influence our directors in making their recommendation that Company stockholders vote in favor of the approval of the Business Combination.

Redemption Rights

Pursuant to the Current Company Certificate, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Company Certificate. As of March 31, 2021, this would have amounted to approximately $10.00 per share. If a holder of Public Shares exercises its redemption rights, then such holder will be exchanging its Public Shares for cash and will not own our shares following the consummation of the Business Combination. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than fifteen percent (20%) of the Public Shares included in the Public Units sold in the Company IPO. Accordingly, all Public Shares in excess of such 20% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash and will be converted to shares of Class A Stock on a one-for-one basis pursuant to the Business Combination.

We have no specified maximum redemption threshold under the Current Company Certificate, other than the aforementioned 20% threshold. Each redemption of Public Shares by Public Stockholders will reduce the balance of the Trust Account, which was approximately $345,022,332 as of March 31, 2021. In no event will we redeem shares of our Class A Stock in an amount that would result in our failure to have net tangible assets equaling or exceeding $5,000,001, as provided in the Current Company Certificate and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Merger Agreement. Company stockholders who wish to redeem their Public Shares for cash must refer to and follow the procedures set forth in the section entitled “Special Meeting of the Stockholders of the Company in Lieu of the 2021 Annual Meeting of the Company—Redemption Rights” in order to properly redeem their Public Shares.

Sources and Uses for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination (all numbers in millions):

Sources & Uses

(No Redemption Scenario—assuming no redemptions of the outstanding shares of Class A Stock by the Company’s stockholders)

Sources		Uses
Company Cash(1)	$345,022,332	Matterport Rollover(2)	$2,188,750,000
PIPE Investment	$295,000,000	Cash Proceeds to Matterport(1)(3)	$615,022,332
Matterport Rollover(2)	$2,188,750,000	Company Transaction Costs	$25,000,000

Total Sources(4)	$2,828,772,332	Total Uses(4)	$2,828,772,332

(1)	Assumes no Company stockholder has exercised its redemption rights to receive cash from the Trust Account. This amount will be reduced by the amount of cash used to satisfy any redemptions.
(2)

Amount represents $2,188,750,000 of stock consideration. Dollar amount represents the number of shares existing Matterport Stockholders will receive valued at a share price of $10.00. This amount is not impacted by the number of redemptions and assumes that (a) each Matterport Stock Option outstanding and unexercised immediately prior to the Business Combination remains outstanding and unexercised following its automatic conversion at the closing of the Business Combination into an option to purchase Class A Stock and (b) each outstanding Matterport RSU outstanding and unvested immediately prior to the Business Combination shall remain outstanding and unvested following its conversion at the closing of the Business Combination into an award of restricted stock units covering a certain number of shares of Class A Stock (pursuant to a ratio based on the Per Share Matterport Common Stock Consideration).

(3)

Cash proceeds to Matterport is calculated based on the assumed approximately $345 million in Company cash and $295 million raised from the PIPE Investment less $25 million for estimated Company transaction expenses.

(4)	Totals may differ due to rounding.

Sources & Uses

(Maximum Redemption Scenario (assuming approximately 34.8% redemption of the outstanding shares of Class A Stock by the Company’s stockholders)

Sources		Uses
Company Cash(1)	$225,000,003	Matterport Rollover(2)	$2,188,750,000
PIPE Investment	$295,000,000	Cash Proceeds to Matterport(1)(3)	$495,000,003
Matterport Rollover(2)	$2,188,750,000	Company Transaction Costs	$25,000,000

Total Sources(4)	$2,708,750,003	Total Uses(4)	$2,708,750,003

(1)

Assumes approximately 34.8% of the outstanding shares of Class A Stock have been redeemed by the Company’s stockholders to receive cash from the Trust Account, reducing the amount of Company cash by approximately $120 million.

(2)

Amount represents $2,188,750,000 of stock consideration. Dollar amount represents the number of shares existing Matterport Stockholders will receive valued at a share price of $10.00. This amount is not impacted by the number of redemptions and assumes that (a) each Matterport Stock Option outstanding and unexercised immediately prior to the Business Combination remains outstanding and unexercised following its automatic conversion at the closing of the Business Combination into an option to purchase Class A Stock and (b) each outstanding Matterport RSU outstanding and unvested immediately prior to the Business Combination shall remain outstanding and unvested following its conversion at the closing of the Business Combination into an award of restricted stock units covering a certain number of shares of Class A Stock (pursuant to a ratio based on the Per Share Matterport Common Stock Consideration).

(3)

Cash proceeds to Matterport is calculated based on the assumed approximately $225 million in Company cash and $295 million raised from the PIPE Investment less $25 million for estimated Company transaction expenses.

(4)	Totals may differ due to rounding.

Certain Information Relating to the Company and Matterport

Our Board and Executive Officers before the Business Combination

Prior to the Business Combination, the following individuals serve as our directors and executive officers:

Name	Age	Position
Alec Gores	67	Chairman
Mark Stone	57	Chief Executive Officer
Andrew McBride	40	Chief Financial Officer and Secretary
Randall Bort	56	Director
Elizabeth Marcellino	63	Director
Nancy Tellem	67	Director

Matterport’s Board of Directors and Executive Officers before the Business Combination

Name	Age	Position
Executive Officers
R.J. Pittman	51	Chief Executive Officer and Director
James D. Fay	48	Chief Financial Officer
Jay Remley	50	Chief Revenue Officer
David Gausebeck	44	Chief Scientist and Director
Japjit Tulsi	45	Chief Technology Officer
Non-Employee Directors
Matthew Bell	41	Director
Peter Hébert	43	Director
Jason Krikorian	49	Director
Mike Gustafson	54	Director
Carlos Kokron	56	Director

Post-Combination Company Board and Executive Officers

Assuming the approval of the Director Election Proposal, the following individuals are expected to serve as directors and executive officers of the Post-Combination Company upon consummation of the Business Combination:

Name	Age	Position
Executive Officers
R.J. Pittman	51	Chief Executive Officer and Chairman
James D. Fay	48	Chief Financial Officer
Jay Remley	50	Chief Revenue Officer
Japjit Tulsi	45	Chief Technology Officer
Non-Employee Directors
Peter Hébert	43	Director
Jason Krikorian	49	Director
Mike Gustafson	54	Director

Employment and Compensation Arrangements

Please see the section entitled “—Executive Compensation Arrangements.”

Indemnification and Insurance Obligations of the Post-Combination Company

Following the consummation of the Business Combination, the Post-Combination Company intends to carry appropriate levels of insurance coverage for a business operating in the computer software industry in the United States, which the Post-Combination Company intends to be consistent with Matterport’s existing insurance coverage.

Effective upon the completion of the Business Combination, the Second Amended and Restated Certificate of Incorporation will provide for certain indemnification rights for the Post-Combination Company’s directors and executive officers. In addition, the Post-Combination Company will enter into an indemnification agreement with each of the Post-Combination Company’s executive officers and directors providing for procedures for indemnification and advancements by the Post-Combination Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Post-Combination Company or, at the Post-Combination Company’s request, service to other entities, as officers or directors to the fullest extent permitted by applicable law.

Listing of Securities

The Public Shares, Public Units and Public Warrants are traded on Nasdaq under the ticker symbols “GHVI,” “GHVIU” and “GHVIW,” respectively. We intend to apply to continue the listing of its Class A Stock and Public Warrants on the Nasdaq Capital Market under the symbols “MTTR” and “MTTRW,” respectively, upon the closing of the Business Combination.

Restrictions on Resales

Our Initial Stockholders entered into a letter agreement pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company’s IPO, which (i) in the case of the Class F Stock is 180 days after the completion of the Business Combination, and (ii) in the case of the Private Placement Warrants and the respective Class A Stock underlying the Private Placement Warrants is 30 days after the completion of the Business Combination. See the section entitled “The Merger Agreement and Related Agreements—Related Agreements—Registration Rights Agreement” for more information. In addition, under the Amended and

Restated Bylaws, all Matterport Stockholders who will receive shares of Class A Stock in connection with the Business Combination as well as directors, officers and employees of Matterport and other individuals who will receive shares of Class A Stock upon the settlement or exercise of restricted stock units, options or other equity awards outstanding immediately following the closing of the Business Combination will be bound by certain restrictions on their ability to transfer such shares of Class A Stock for a period of 180 days after the closing of the Business Combination. Following the expiration of such 180 day period, shares of Class A Stock received by Matterport Stockholders in the Business Combination are expected to be freely tradable, except that shares of Class A Stock received in the Business Combination by persons who become affiliates of the Post-Combination Company for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of the Post-Combination Company generally include individuals or entities that control, are controlled by or are under common control with, the Post-Combination Company and may include the directors and executive officers of the Post-Combination Company as well as its principal stockholders.

Comparison of Stockholder Rights

There are certain differences in the rights of Company stockholders and Matterport Stockholders prior to the Business Combination and after the Business Combination. Please see the section entitled “Comparison of Stockholder Rights.”

Regulatory Approvals

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated until the parties to these transactions each submit a premerger notification filing (the “Notification and Report Form”) to the FTC and the Antitrust Division and the expiration or termination of the applicable waiting period(s) following the filing of the Notification and Report Form.

The Company and Matterport filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on February 22, 2021. The 30-day waiting period with respect to the Business Combination expired at 11:59 p.m. Eastern Time on March 24, 2021.

At any time before or after consummation of the Business Combination, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Matterport is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Matterport has been determined to be the accounting acquirer, primarily due to the fact that Matterport Stockholders will continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Matterport issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Matterport in future reports of the Post-Combination Company.

Appraisal Rights

Appraisal rights or dissenters’ rights are not available to holders of our Common Stock in connection with the Business Combination.

Pursuant to Section 262 of the DGCL, Matterport Stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive, withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Matterport Stock, as determined by the Court of Chancery, if the Mergers are completed. The “fair value” of your shares of Matterport Stock as determined by the Court of Chancery may be more or less than, or the same as, the value of the consideration that you are otherwise entitled to receive under the Merger Agreement. Matterport Stockholders who do not consent to the adoption of the Merger Agreement and who wish to preserve their appraisal rights must so advise Matterport by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Matterport or the Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Matterport Stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. For additional information on appraisal rights available to Matterport Stockholders, see the section entitled “Appraisal Rights” beginning on page 332 of this proxy statement/prospectus.

Litigation Related to the Business Combination

The Company and the members of its Board have been named as defendants in a putative stockholder action filed in the Supreme Court of the State of New York, County of New York, captioned Jamin Quimby v. Gores Holdings VI, Inc., et al., Index No. 652761/2021, in connection with the proposed Business Combination. The complaint generally alleges breach of fiduciary duty and aiding and abetting claims relating to, among other things, alleged misstatements and omissions in the registration statement, of which this proxy statement/prospectus is a part, in connection with the Business Combination. The complaint seeks, among other things, injunctive relief and an award of attorneys’ fees. The Company believes the claims asserted in the Quimby matter are without merit, and intends to vigorously defend against them.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF CLASS A STOCK

The following is a discussion of material U.S. federal income tax considerations for holders of our shares of Class A Stock that elect to have their Class A Stock redeemed for cash if the Business Combination is completed. This discussion applies only to Class A Stock that is held as a capital asset for U.S. federal income tax purposes. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	banks and financial institutions;

•	insurance companies;

•	brokers and dealers in securities, currencies or commodities;

•	dealers or traders in securities subject to a mark to market method of accounting with respect to shares of Class A Stock;

•	regulated investment companies and real estate investment trusts;

•	governmental organizations and qualified foreign pension funds;

•	persons holding Class A Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes (and investors in such entities);

•	certain former citizens or long-term residents of the United States;

•	controlled foreign corporations and passive foreign investment companies;

•	any holder of Founder Shares; and

•	tax-exempt entities.

If a partnership for U.S. federal income tax purposes holds shares of Class A Stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. Partners in partnerships holding shares of Class A Stock should consult their tax advisors.

This discussion is based on the U.S. Tax Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Redemption of Class A Stock

In the event that a holder’s shares of Class A Stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of the Stockholders of the Company in Lieu of the 2021 Annual Meeting of the Company—Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of Class A Stock under Section 302 of the U.S. Tax Code. If the redemption qualifies as a sale of shares of Class A Stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “U.S. Holders—Taxation of Redemption Treated as a Sale of Class A Stock,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “Non-U.S. Holders—Taxation of Redemption Treated as a Sale of Class A Stock.” If the redemption does not qualify as a sale of shares of Class A Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “U.S. Holders—Taxation of Redemption Treated as a Distribution,” and the tax consequences to a Non-U.S. holder described below under the section entitled “Non-U.S. Holders—Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares of Class A Stock qualifies for sale treatment will depend largely on the total number of shares of our Class A Stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning warrants and any of our Class A Stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Stock generally will be treated as a sale of Class A Stock (rather than as a corporate distribution) if the redemption: (i) is “substantially disproportionate” with respect to the holder; (ii) results in a “complete termination” of the holder’s interest in us; or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our Class A Stock actually owned by the holder, but also shares of our Class A Stock that are constructively owned by it under certain attribution rules set forth in the U.S. Tax Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A Stock which could be acquired pursuant to the exercise of the warrants. Moreover, any of our Class A Stock that a holder directly or constructively acquires pursuant to the Business Combination should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A Stock and the stock to be issued pursuant to the Business Combination). Prior to the Business Combination, the Class A Stock might not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable.

There will be a complete termination of a holder’s interest if either (i) all of the shares of our Class A Stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our Class A Stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock.

The redemption of Class A Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holder will be as described below under the section entitled “U.S. Holders—Taxation of Redemption Treated as a Distribution,” and the tax effects to such Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders—Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

A holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A Stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the U.S. Tax Code) have the authority to control all substantial decisions of the trust or (ii) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

Taxation of Redemption Treated as a Distribution. If our redemption of a U.S. holder’s shares of Class A Stock is treated as a distribution, as discussed above under the section entitled “Redemption of Class A Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Stock. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of the Class A Stock and will be treated as described below under the section entitled ”U.S. Holders—Taxation of Redemption Treated as a Sale of Class A Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation (i) generally will be eligible for the dividends received deduction if the requisite holding period requirements are satisfied and (ii) generally may be subject to the “extraordinary dividend” provisions of the U.S. Tax Code (which could cause a reduction in the tax basis of such U.S. holder’s shares and cause such U.S. holder to recognize capital gain). With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Taxation of Redemption Treated as a Sale of Class A Stock. If our redemption of a U.S. holder’s shares of Class A Stock is treated as a sale, as discussed above under the section entitled “Redemption of Class A Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of Class A Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the

Class A Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Class A Stock (shares of Class A Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our Class A Stock who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of a redemption.

Taxation of Redemption Treated as a Distribution. If our redemption of a Non-U.S. holder’s shares of Class A Stock is treated as a distribution, as discussed above under the section entitled “Redemption of Class A Stock,” such a distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in the Class A Stock redeemed. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of the Class A Stock and will be treated as described below under the section entitled “Non-U.S. Holders—Taxation of Redemption Treated as a Sale of Class A Stock.”

The withholding tax described above does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Taxation of Redemption Treated as a Sale of Class A Stock. If our redemption of a Non-U.S. holder’s shares of Class A Stock is treated as a sale, as discussed above under the section entitled “Redemption of Class A Stock,” subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period that the Non-U.S. holder held our Class A Stock, and, in the case where shares of our Class A Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our Class A Stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. In the event the Non-U.S. holder is a corporation for U.S. federal income tax purposes, such gain may also be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder in connection with a redemption treated as a sale will be subject to tax at generally applicable U.S. federal income tax rates. In addition, unless our Class A Stock is regularly traded on an established securities market, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption. There can be no assurance that our Class A Stock will be treated as regularly traded on an established securities market. However, we believe that we are not and have not been at any time since our formation a United States real property holding company and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s Class A Stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

FATCA Withholding Taxes. Sections 1471 to 1474 of the U.S. Tax Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on our Class A Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisors regarding the effects of FATCA on a redemption of Class A Stock.

Information Reporting and Backup Withholding

Generally, information returns will be filed with the IRS in connection with payments resulting from our redemption of shares of Class A Stock.

Backup withholding of tax (currently at a rate of 24%) may apply to cash payments to which a U.S. holder is entitled to in connection with our redemption of shares of Class A Stock, unless the U.S. holder (i) is exempt from backup withholding and demonstrates this fact in a manner satisfactory to the paying agent or (ii) provides a taxpayer identification number, certifies that such number is correct and that such holder is not subject to backup withholding, and otherwise complies with the backup withholding rules. Backup withholding of tax may also apply to cash payments to which a Non-U.S. holder is entitled in connection with our redemption of shares of Class A Stock, unless the Non-U.S. holder submits an IRS Form W-8BEN (or other applicable IRS Form W-8), signed under penalties of perjury, attesting to such Non-U.S. holder’s status as non-U.S. person.

The amount of any backup withholding from a payment to a U.S. holder or Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR HOLDERS OF

MATTERPORT STOCK

This section describes material U.S. federal income tax consequences for holders of Matterport Stock that exchange, pursuant to the Mergers, their Matterport Stock for (i) shares of Class A Stock; and (ii) a contingent right to receive Earn-Out Shares (an “Earnout Right”). This section is limited to U.S. federal income tax consequences and does not address estate or any gift tax consequences or consequences arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax and the Medicare tax on certain investment income. This section applies only to holders (“Matterport Holders”) that hold Matterport Stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment) and that are not subject to the different consequences that may apply to holders that are subject to special rules under U.S. federal income tax law, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to securities;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes;

•	U.S. expatriates or former long-term residents of the United States;

•

persons who are required to recognize income or gain with respect to the Mergers no later than the time such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the U.S. Tax Code;

•	persons that actually or constructively own five percent or more (by vote or value) of the outstanding Matterport Stock;

•	the Sponsor or its affiliates, officers or directors;

•	persons that acquired their Matterport Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold their Matterport Stock as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	persons that exercise appraisal rights in connection with the Mergers; or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Matterport Stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Matterport Stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Mergers.

This section is based on the U.S. Tax Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described herein.

Matterport and the Company have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS will not take positions inconsistent with those set out below or that any such positions would not be sustained by a court.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGERS, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

General Tax Treatment of the Mergers and the Earnout Right

Latham & Watkins LLP (“Latham”) has delivered an opinion to Matterport stating that, under the U.S. federal income tax laws in effect as of the date of such opinion, the Mergers, taken together as an integrated transaction, will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code and that, although the matter is not free from doubt, and disregarding cash received in lieu of fractional shares and Earn-Out Shares potentially subject to treatment as imputed interest, the Matterport Holders should not recognize gain or loss as a result of the exchange, pursuant to the Mergers, of their Matterport Stock for shares of Class A Stock and the Earnout Right (the “Merger Tax Opinion”). The obligations of each of Matterport and the Company to complete the Mergers is not conditioned, however, on the receipt of any opinion from Latham or any other counsel as of the closing of the Business Combination. The Merger Tax Opinion is based on customary assumptions and certain representations, warranties and covenants of Matterport, the Company, First Merger Sub and Second Merger Sub. If any of these assumptions, representations, warranties or covenants is or becomes incorrect, incomplete, or inaccurate, or is violated, or if there is a change in U.S. federal income tax law after the date of the Merger Tax Opinion, the validity of the Merger Tax Opinion may be adversely affected and the U.S. federal income tax consequences of the Mergers could differ materially from those described below. An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court. Neither Matterport nor the Company will request a ruling from the IRS with respect to the tax treatment of the Mergers, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Mergers described below or that a court would not sustain such a challenge. If the IRS were to successfully challenge the “reorganization” status of the Mergers, holders of Matterport Stock could be required to fully recognize gain with respect to such Matterport Stock as a result of the Mergers.

The Internal Revenue Service has established certain ruling guidelines that must be met in order to obtain a private letter ruling that contingent stock consideration will be treated as consideration that can be received on a tax-deferred basis. The Earnout Right does not meet all of the requirements of these ruling guidelines. However the ruling guidelines are not legal requirements, and based on existing case law the Earnout Right should be treated as consideration that can be received on a tax-deferred basis rather than “boot.”

Tax Consequences of the Mergers to Holders of Matterport Stock

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Matterport Stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (or any other entity treated as a corporation for U.S. federal income tax purposes);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of Matterport Stock (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Subject to the statements below relating to the receipt of cash in lieu of fractional shares and imputed interest, and the statements above concerning the qualification of the Earnout Right as stock rather than “boot,” a U.S. Holder of Matterport Stock that receives Class A Stock and the Earnout Right in exchange for shares of Matterport Stock in the Mergers should not recognize gain or loss for U.S. federal income tax purposes as a result of the Mergers. A U.S. Holder’s aggregate tax basis in the Class A Stock received in exchange for the Matterport Stock surrendered (other than shares of Class A Stock treated as imputed interest, as described below) in connection with the Mergers (including any fractional share deemed received and sold as described below) should equal the U.S. Holder’s aggregate adjusted tax basis in the shares of Matterport Stock exchanged therefor. For this purpose, IRS guidance indicates that the maximum number of shares of Class A Stock issuable under the Earnout Right should be treated as having been received by the U.S. Holder at the time of the Mergers and that adjustments to the U.S. Holder’s tax basis in shares of Class A Stock actually received should be made if the maximum number of shares of Class A Stock issuable under the Earnout Right ultimately are not issued. Except to the extent of Class A Stock received under the Earnout Right and treated as imputed interest (as described below), a U.S. Holder’s holding period in the Class A Stock received (including any fractional share deemed received and sold as described below) should include the holding period for the Holder’s shares of Matterport Stock surrendered in exchange therefor. A portion of the Earnout Shares (if any) actually received by a U.S. Holder will be characterized as ordinary interest income for U.S. federal income tax purposes. A U.S. Holder’s tax basis in that portion of the Earnout Shares would be equal to the fair market value thereof on the date of receipt, and the U.S. Holder’s holding period for those Earnout Shares would begin on the day following the date of receipt.

If a U.S. Holder has acquired different blocks of Matterport Stock at different times or at different prices, then such holder’s tax basis and holding period in shares of Class A Stock received in the Mergers generally will be determined with reference to each block of Matterport Stock. Any such holders should consult their tax advisors with respect to identifying the bases or holding periods of the shares of Class A Stock received in the Mergers.

A U.S. Holder that receives cash in lieu of a fractional share of Class A Stock will be treated as having received such fractional share in the Mergers and then as having sold such fractional share for cash. Such U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share of Class A Stock and the tax basis allocated to such fractional share of Class A Stock. Such gain or loss will be capital gain or loss, and long-term capital gain or loss if the holding period for such fractional share (including the holding period of the Matterport Stock surrendered therefor) is more than one year as of the closing date of the Mergers. Long-term capital gains of non-corporate U.S. Holders currently are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

The U.S. federal income tax consequences of the Mergers for Non-U.S. Holders of Matterport Stock will generally be similar to those for U.S. holders. Notwithstanding the foregoing, (i) a Non-U.S. Holder may be subject to U.S. federal income tax (and withholding with respect thereto) for any Earn-Out Shares treated as imputed interest; and (ii) Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain recognized as a result of the receipt of cash in lieu of a fractional share of Class A Stock unless:

•

the gain is “effectively connected” with a U.S. trade or business of such Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder and, if the Non-U.S. Holder is a non-U.S. corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

Matterport is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Mergers or the period that the Non-U.S. Holder held Matterport Stock, in which case any gain recognized by such Non-U.S. Holder would be subject to tax at generally applicable U.S. federal income tax rates. Matterport believes that it is not, and has not been at any time since its formation, a United States real property holding corporation.

Reporting Requirements

Each Matterport Stockholder who receives shares of Class A Stock in the Mergers is required to retain permanent records pertaining to the Mergers and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the number, basis, and fair market value of the Matterport Stock exchanged and the number of shares of Class A Stock received in exchange therefor. Additionally, Matterport Stockholders who owned immediately before the Mergers at least one percent (by vote or value) of the total outstanding stock of Matterport are required to attach a statement to their U.S. federal income tax returns for the year in which the Mergers are consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the holder’s tax basis in such Holder’s Matterport Stock surrendered in the Mergers, the fair market value of such stock, the date of the Mergers and the name and employer identification number of each of Matterport and the Company. Holders of shares of Matterport Stock are urged to consult with their tax advisors regarding the application of these rules.

Backup Withholding and Information Reporting

A holder of shares of Matterport Stock may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments received in the Mergers, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

We are asking our stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Our stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal because it is the primary legal document that governs the Business Combination.

We may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting.

The Merger Agreement

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision.

General Description of the Merger Agreement

On February 7, 2021, the Company entered into the Merger Agreement with First Merger Sub, Second Merger Sub and Matterport pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, the Company will acquire Matterport. After giving effect to the Business Combination, Matterport will have been merged with and into the Surviving Entity, which will continue as a subsidiary of the Company and the Matterport Stockholders will hold a majority of the Post-Combination Company’s Class A Stock.

Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate merger consideration to be paid in connection with the Business Combination is expected to be a number of shares, or equity awards exercisable for shares, of Class A Stock (deemed to have a value of $10.00 per share) equal to the Aggregate Matterport Stock Consideration. Each holder of a share of Matterport Common Stock will be entitled to receive a number of newly issued shares of Class A Stock equal to the Per Share Matterport Common Stock Consideration for each such share of Matterport Common Stock. Holders of shares of Matterport Preferred Stock will be entitled to receive a number of shares of newly-issued Class A Stock equal to the Per Share Matterport Preferred Stock Consideration for each such share of Matterport Preferred Stock held by such holder. In addition to the consideration to be paid at the closing of the Business Combination, equityholders of Matterport will be entitled to receive their pro rata share of an additional number of Earn-Out Shares from the Post-Combination Company, up to an aggregate of 23,460,000 shares of Class A Stock collectively issuable to all Matterport equityholders.

Prior to the closing of the Business Combination contemplated by the Merger Agreement, the parties will undertake the following transactions: (a) the First Merger; and (b) immediately following the consummation of the First Merger and as part of the same overall transaction as the First Merger, the Second Merger. As a result of the First Merger, the Company will own 100% of the outstanding capital stock of the Surviving Corporation and each share of capital stock of Matterport will be cancelled and converted into the right to receive a portion of the merger consideration. As a result of the Second Merger, the Company will own 100% of the outstanding interests in the Surviving Entity. As a result of the foregoing, after the closing of the Business Combination, the Company will own, directly or indirectly, all of the assets of the Surviving Entity and its subsidiaries. It is intended that the First Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code.

The Company has agreed to provide its stockholders with the opportunity to redeem shares of Class A Stock in conjunction with a stockholder vote on the transactions contemplated by the Merger Agreement, including the Business Combination.

Consideration to Matterport Stockholders in the Business Combination

Pursuant to the Merger Agreement, the Matterport Stockholders will receive stock consideration. At the closing of the Business Combination, each Matterport Common Stockholder will receive for each share of Matterport Common Stock held by such Matterport Common Stockholder a number of shares of Class A Stock equal to the Per Share Matterport Common Stock Consideration, and each Matterport Preferred Stockholder will receive for each share of Matterport Preferred Stock held by such Matterport Preferred Stockholder a number of shares of Class A Stock equal to the Per Share Matterport Preferred Stock Consideration. Following the closing of the Business Combination, Matterport Common Stockholders and Matterport Preferred Stockholders may receive Earn-Out Shares in the form of Class A Stock payable pursuant to the earn-out.

No fractional shares of Class A Stock will be issued. In lieu of the issuance of any such fractional shares, the Company has agreed to pay to each Matterport Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Class A Stock to which such Matterport Stockholder otherwise would have been entitled multiplied by (ii) $10.00.

The Per Share Matterport Common Stock Consideration to be issued to the Consenting Matterport Stockholders will be issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Per Share Matterport Common Stock Consideration to be issued to the non-consenting Matterport Stockholders will be issued and registered under the Securities Act pursuant to a registration statement, of which this proxy statement/prospectus is a part.

Treatment of Matterport’s Equity Awards and Warrants

Matterport Stock Options. As of the effective time of the First Merger, each Matterport Stock Option, to the extent then outstanding and unexercised, will automatically be converted into (a) an option to acquire a certain number of shares of Class A Stock (pursuant to a ratio based on the Per Share Matterport Common Stock Consideration), at an adjusted exercise price per share (each such converted option, a “Rollover Option”), and (b) the right to receive a pro rata portion of a number of Earn-Out Shares (subject to continued service). Each such Rollover Option shall be subject to the same terms and conditions as were applicable to the corresponding Matterport Stock Option immediately prior to the effective time of the First Merger, including applicable vesting conditions, except to the extent such terms or conditions are rendered inoperative by the Business Combination. The number of shares of Class A Stock subject to each Rollover Option will be determined by multiplying the number of shares of Matterport Common Stock subject to the Matterport Stock Option by the Per Share Matterport Common Stock Consideration and rounding the resulting number down to the nearest whole number of shares, and the per share exercise price for the Class A Stock issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the shares of Matterport Common Stock subject to the Matterport Stock Option, as in effect immediately prior to the effective time of the First Merger, by the Per Share Matterport Common Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent. Notwithstanding the foregoing, in the event the per share exercise price of a Matterport Stock Option as in effect as of immediately prior to the effective time of the First Merger is greater than or equal to the cash equivalent of the Per Share Matterport Common Stock Consideration, such Matterport Stock Option shall be cancelled at the effective time of the First Merger for no consideration.

Matterport RSUs. As of the effective time of the First Merger, each award of Matterport RSUs that is then outstanding will automatically be converted into (a) an award of restricted stock units covering a number of shares of Class A Stock determined by multiplying the number of shares of Matterport Common Stock underlying such award as of immediately prior to the effective time of the First Merger by the Per Share Matterport Common Stock Consideration and rounding the resulting number to the nearest whole number of shares of Class A Stock (after such conversion, each, a “Rollover RSU”) and (b) the right to receive a pro rata portion of a number of Earn-Out Shares (subject to continued service). Each award of Rollover RSUs shall be subject to the same terms and conditions as were applicable to such corresponding award of Matterport RSUs immediately prior to the effective time of the First Merger, including applicable vesting conditions, except to the extent such terms or conditions are rendered inoperative by the Business Combination.

Earn-Out

Under the Merger Agreement, the Matterport equityholders will be entitled to receive Earn-Out Shares if the daily volume weighted average price (based on such trading day) of one share of Class A Stock exceeds certain thresholds for a period of at least 10 days out of 30 consecutive trading days, as adjusted, at any time during the five-year period beginning on the 180th day following the closing of the Mergers (the “Common Share Price”).

The Earn-Out Shares will be issued by the Company to the Matterport equityholders as follows, in each case in accordance with their pro rata share and within ten business days after the occurrence of the applicable triggering event: (i) a one-time issuance of 3,910,000 Earn-Out Shares if the Common Share Price is greater than $13.00; (ii) a one-time issuance of 3,910,000 Earn-Out Shares if the Common Share Price is greater than $15.50; (iii) a one-time issuance of 3,910,000 Earn-Out Shares if the Common Share Price is greater than $18.00; (iv) a one-time issuance of 3,910,000 Earn-Out Shares if the Common Share Price is greater than $20.50; (v) a one-time issuance of 3,910,000 Earn-Out Shares if the Common Share Price is greater than $23.00; and (vi) a one-time issuance of 3,910,000 Earn-Out Shares if the Common Share Price is greater than $25.50. If any of the Common Share Price thresholds described in the foregoing clauses (i) through (vi) are not achieved within the five-year period beginning on the 180th day following the closing of the Mergers, the Company will not be required to issue the Earn-Out Shares in respect of such Common Share Price threshold. The Matterport Stockholders will be entitled to Earn-Out Shares in the event an acceleration event (as described in the Merger Agreement) occurs.

Notwithstanding the foregoing, any Earn-Out Shares issuable to any Matterport equityholder in respect of Matterport Stock Options and/or Matterport RSUs held by such Matterport equityholder as of immediately prior to the effective time of the First Merger will be issued to such Matterport equityholder only if such Matterport equityholder continues to provide services (whether as an employee, director or individual independent contractor) to the Company or one of its subsidiaries through the date of the occurrence of the corresponding triggering event (or acceleration event, if applicable) that causes such Earn-Out Shares to become issuable. Any Earn-Out Shares that are forfeited pursuant to the preceding sentence will be reallocated to the other Matterport equityholders who remain entitled to receive Earn-Out Shares in accordance with their respective pro rata shares.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Matterport are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Consistent with the Merger Agreement, a “Material Adverse Effect” as used in herein means any event, change, circumstance or development that has a material adverse effect on the assets, business, results of operations or financial condition of Matterport and its subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clauses (i), (ii), (iv) and (vi), in each case, to the extent that such change has a disproportionate impact on Matterport and its subsidiaries, taken as a whole, as compared to other industry participants): (i) any change or development in applicable laws or GAAP or any official interpretation thereof, in each case, following the date of the Merger Agreement; (ii) any change or development (including any downturn) in interest rates or general economic, political (including relating to any federal, state or local election), business, financial, commodity, currency or market conditions generally, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iii) the announcement or the execution of the Merger Agreement or the pendency or consummation of the Mergers (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities); (iv) any change generally affecting any of the industries or markets in which Matterport or its subsidiaries operate or the economy as a whole; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural or man-made disaster, pandemic, epidemic or disease outbreak (including COVID-19), act of God or other force majeure event; (vi) any regional, state, local, national or international political or social conditions (or changes thereof) in countries in which, or in the proximate geographic region of which, Matterport operates, including civil or social unrest, terrorism, acts of war, or sabotage or the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; (vii) any failure of Matterport and its subsidiaries, taken as a whole, to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue earnings, cash flow or cash position (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (viii) compliance by Matterport with certain interim operating covenants set forth in the Merger Agreement or (ix) any matter set forth in the disclosure schedules to the Merger Agreement with respect to absence of changes.

Under the Merger Agreement, certain representations and warranties of the Company, First Merger Sub and Second Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Closing and Effective Time of the Business Combination

The closing of the Business Combination is expected to take place electronically through the exchange of documents via e-mail or facsimile on the date that is three business days after the date on which all of the conditions described below under the subsection “—Conditions to Closing of the Business Combination” have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Business Combination) or at such other time, date and location as the Company and Matterport may mutually agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each of Matterport and the Company to complete the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•	the applicable waiting period(s) under the HSR Act in respect of the Business Combination shall have expired or been terminated;

•	there shall not have been enacted or promulgated any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

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the Company shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the completion of the redemption offer and prior to the closing of the First Merger;

•	the approval by the Company Stockholders of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal shall have been obtained;

•	the adoption by the Matterport Stockholders of the Merger Agreement and each other agreement contemplated thereby shall have been obtained;

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the Class A Stock to be issued in connection with the Business Combination (including the Class A Stock to be issued pursuant to the earn-out) shall have been approved for listing on Nasdaq, subject only to the requirement to have a sufficient number of round lot holders and official notice of listing; and

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this proxy statement/prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Conditions to Matterport’s Obligations

The obligation of Matterport to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by Matterport:

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(i) the representations and warranties of the Company, First Merger Sub and Second Merger Sub (other than the representations and warranties of the Company, First Merger Sub and Second Merger Sub, with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization) shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the Company, First Merger Sub and Second Merger Sub, taken as a whole, or a material adverse effect on the Company’s, First Merger Sub’s and Second Merger Sub’s ability to consummate the Business Combination, and (ii) the representations and warranties of the Company, First Merger Sub and Second Merger Sub with respect to corporate organization, due authorization, the Trust Account, brokers’ fees and capitalization, shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date);

•	each of the covenants of the Company to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects;

•	the receipt of a certificate signed by an executive officer of the Company certifying that the conditions in the two preceding bullets have been satisfied;

•	the Current Company Certificate shall be amended and restated in the form of the Second Amended and Restated Certificate of Incorporation; and

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the Company shall have funds at closing equal to or exceeding $520,000,000, which amount is calculated as: (i) the funds contained in the Trust Account as of the effective time of the First Merger; plus (ii) all other cash and cash equivalents of the Company; plus (iii) the amount delivered to the Company at or prior to the closing in connection with the consummation of the PIPE Investment; minus (iv) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Class A Stock (to the extent not already paid).

Conditions to the Company’s Obligations

The obligations of the Company, First Merger Sub and Second Merger Sub to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any one or more of which may be waived in writing by the Company:

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(i) certain representations and warranties of Matterport with respect to due incorporation and the representations and warranties of Matterport with respect to due authorization, capitalization, broker’s fees and affiliate arrangements shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) in all material respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made, (ii) the representations and warranties of Matterport with respect to the lack of a Material Adverse Effect shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), and (iii) all other representations and warranties of Matterport shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation) as of the date of the Merger Agreement and as of the closing date of the Business Combination as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•	each of the covenants of Matterport to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects; and

•	the receipt of a certificate signed by an officer of Matterport certifying that the conditions in the two bullets have been satisfied.

Representations and Warranties

Under the Merger Agreement, Matterport made customary representations and warranties about it and its subsidiaries relating to: corporate organization; subsidiaries; due authorization; no conflict; government authorities and consents; capitalization; financial statements; undisclosed liabilities; litigation and proceedings; compliance with laws; intellectual property; data privacy; contracts; benefit plans; labor matters; taxes; brokers’ fees; insurance; real property and tangible property; environmental matters; absence of changes; significant customers and suppliers; affiliate agreements; internal controls; permits; and accuracy of Matterport’s information provided in this proxy statement/prospectus.

Under the Merger Agreement, the Company, First Merger Sub and Second Merger Sub made customary representations and warranties relating to: corporate organization; due authorization; no conflict; litigation and proceedings; compliance with laws; benefit plans; government authorities and consents; the Trust Account; taxes; brokers’ fees; SEC reports, financial statements and the Sarbanes-Oxley Act; business activities and absence of changes; accuracy of the Company’s information provided in this proxy statement/prospectus;

capitalization; Nasdaq stock market listing; contracts; compliance with the Investment Company Act of 1940 and the JOBS Act; affiliate agreements; the Company’s stockholders; and the PIPE Investment and Subscription Agreements.

Covenants of the Parties

Conduct of Businesses Prior to the Completion of the Business Combination. Matterport has agreed that, except as disclosed on the Schedules, contemplated by the Merger Agreement, consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or required by law (including any laws, orders, actions, directors, guidelines or recommendations by any governmental authority related to COVID-19 (“COVID-19 Measures”) or any social or civil unrest (“Social Unrest Measures”)), prior to the closing of the Business Combination, it will, and will cause its subsidiaries to, use commercially reasonable efforts to (i) conduct and operate its business in the ordinary course consistent with past practice; (ii) preserve intact the current business organization and ongoing businesses of Matterport and its subsidiaries, and maintain the existing relations and goodwill of Matterport and its subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of Matterport and its subsidiaries; (iii) keep available the services of their present officers and other key employees; and (iv) maintain all insurance policies of Matterport and its subsidiaries or substitutes therefor. To the extent that Matterport has taken any COVID-19 Measures, Matterport shall use commercially reasonable efforts to take reasonable precautions to mitigate the risk of COVID-19 exposure to employees, business partners, customers, and other invitees onto Matterport-controlled premises, including compliance with directives and guidance from the Centers for Disease Control and Prevention, the United States Department of Labor, and the Occupational Safety and Health Administration. Without limiting the generality of the foregoing, except as set forth on the Schedules, as expressly contemplated by the Merger Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by law, COVID-19 Measures or Social Unrest Measures, Matterport shall not, and Matterport shall cause its subsidiaries not to, prior to the closing of the Merger Agreement:

•	change or amend the certificate of incorporation, bylaws or other organizational documents of Matterport or any of its subsidiaries;

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(a) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of Matterport in their capacities as stockholders; (b) effect any recapitalization, reclassification, split or other change in its capitalization; (c) except in connection with the exercise of any Matterport Stock Option, Matterport RSU or Matterport Warrant outstanding as of the date of the Merger Agreement in accordance with its terms, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock; or (d) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests, except for: (i) the acquisition by Matterport or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests of Matterport or its subsidiaries in connection with the forfeiture or cancellation of such equity interests; (ii) transactions between Matterport and any of its wholly-owned subsidiaries or between wholly-owned subsidiaries of Matterport; and (iii) purchases or redemptions pursuant to exercises of Matterport Stock Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or tax obligations with respect to equity awards in accordance with the terms of such equity awards;

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enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any material contract of Matterport (or any contract, that if existing on the date hereof, would have been deemed to be a material contract of Matterport), any lease related to the leased real property of Matterport or any collective bargaining or similar agreement (including agreements with works councils and trade unions) to which Matterport or its subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

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sell, transfer, lease, license, sublicense, pledge or otherwise encumber or subject to any lien (other than certain permitted liens), abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of Matterport and its subsidiaries, taken as a whole (including certain specified intellectual property or software of Matterport), except for dispositions of obsolete or worthless assets and other than in the ordinary course of business consistent with past practice;

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other than as required pursuant to the employee benefit plans of Matterport in effect on the date of the Merger Agreement (or adopted or entered into after the date of the Merger Agreement in accordance with the Schedules) or applicable law: (a) increase any compensation or benefits (including severance) of, or grant or provide any change in control, retention, sale bonus or similar payments or benefits to any current or former director, employee or individual independent contractor of Matterport or its subsidiaries (other than annual merit-based or promotion-based base compensation increases in the ordinary course of business consistent with past practice); (b) adopt, enter into, materially amend or terminate any employee benefit plan of Matterport in effect on the date of the Merger Agreement or any or agreement, arrangement, policy or plan which would be an employee benefit plan of Matterport if in effect on the date of the Merger Agreement, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Matterport or its subsidiaries is a party or by which it is bound; (c) grant or pay any severance or termination payments or benefits to any current or former director, employee or individual independent contractor of Matterport or its subsidiaries; (d) hire or terminate (other than for cause) any employee of Matterport or its subsidiaries at the level of vice president or above; (e) accelerate the vesting, payment or funding of any compensation or benefit to any current or former director, employee or individual independent contractor of Matterport or its subsidiaries under any employee benefit plan of Matterport; or (f) except for grants of Matterport equity-based compensation awards to newly hired employees and individual independent contractors or in connection with promotions or refresh grants, in each case in the ordinary course of business consistent with past practice (it being understood that Matterport may grant Matterport RSUs and/or solely in respect of grantees that are not subject to U.S. tax, Matterport Stock Options, notwithstanding that the Company’s past practice has been to grant Matterport Stock Options), grant any equity or equity-based compensation awards;

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(a) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof or (b) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Matterport or its subsidiaries (other than the transactions contemplated by the Merger Agreement);

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make any capital expenditures (or commit to make any capital expenditures) that in the aggregate exceed $250,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with Matterport’s annual capital expenditure budget for periods following the date of the Merger Agreement, made available to the Company;

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make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, employees, directors, agents or consultants, but excluding any of Matterport’s subsidiaries), make any material change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity, other than advances to employees or officers of Matterport or its subsidiaries in the ordinary course of business consistent with past practice;

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(a) make, rescind or change any material tax election in a manner inconsistent with past practice; (b) settle or compromise any material tax claim; (c) adopt, change or make a request to change any tax accounting method or period, (d) file any material amendment to a tax return; (E) enter into any closing agreement with a governmental authority with respect to a material amount of taxes, (f) surrender any right to claim a material refund of taxes, (g) settle or compromise any examination, audit or other action with a governmental authority relating to any material taxes or (h) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material taxes;

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enter into any agreement that restricts the ability of Matterport or its subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of Matterport or its subsidiaries to enter a new line of business;

•	acquire any fee interest in real property;

•	enter into, renew or amend in any material respect any affiliate agreement of Matterport;

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waive, release, compromise, settle or satisfy any pending or threatened action or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise does not exceed $500,000 in the aggregate;

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(a) issue or sell any debt securities or rights to acquire any debt securities of Matterport or any of its subsidiaries or guarantee any debt securities of another person or entity, or (b) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

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(a) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business or (b) delay or accelerate payment of any account payable in advance of or beyond its due date or the date such liability would have been paid in the ordinary course of business;

•	enter into any material new line of business outside of the business currently conducted by Matterport and its subsidiaries as of the date of the Merger Agreement;

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make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable law;

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voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Matterport and its subsidiaries and their assets and properties;

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implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of Matterport or its subsidiaries under WARN, including any temporary layoffs or furloughs that would trigger obligations or liabilities under WARN should they last for longer than six months; or

•	enter into any agreement to do any action prohibited under the foregoing.

The Company has agreed to a more limited set of restrictions on its business prior to the effective time of the Business Combination. Specifically, the Company has agreed that prior to the effective time of the Business Combination, except as expressly contemplated or permitted by the Merger Agreement or as required by law,

COVID-19 Measures or Social Unrest Measures and subject to certain specified exceptions, it will not, without the written consent of Matterport (which consent shall not be unreasonably withheld, conditioned or delayed):

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change, modify or amend the trust agreement (or any other agreement related to the Trust Account), the Company’s organizational documents or the organizational documents of First Merger Sub or Second Merger Sub, or form or establish any other subsidiary;

•

(a) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests, (b) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; (c), other than the redemption of any shares of Class A Stock or as otherwise required by the Company’s organizational documents in order to consummate the transactions contemplated by the Merger Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company; or (d) effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

•

enter into, renew, amend or waive or release any material rights, claims or benefits under any Company affiliate agreement (or any contract, that if existing on the date of the Merger Agreement, would have constituted a Company affiliate agreement), including the Insider Letters;

•

enter into, or amend or modify any term of (in a manner adverse to the Company or any of its subsidiaries (including, following the effective time of the First Merger, Matterport and its subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Company material contract (or any contract, that if existing on the date hereof, would have been deemed a Company material contract required), or any employee benefit plan of the Company (or plan that would be an employee benefit plan of the Company if in effect on the date hereof) or collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its subsidiaries is a party or by which it is bound;

•	waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened action) or compromise or settle any liability;

•

incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, as applicable, or enter into any arrangement having the economic effect of any of the foregoing;

•

(a) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Company Warrants outstanding on the date hereof in accordance with the terms thereof or (ii) the transactions contemplated by the Merger Agreement or (b) amend, modify or waive any of the terms or rights set forth in, any the Company Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•

(a) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, or (b) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its subsidiaries (other than the transactions contemplated by the Merger Agreement);

•

other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity;

•

make any change in its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable law;

•

voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its subsidiaries and their assets and properties;

•

(a) make, rescind or change any material tax election in a manner inconsistent with past practice; (b) settle or compromise any material tax claim; (c) adopt, change or make a request to change any method of accounting for tax purposes; (d) file any material amended tax return; (e) enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code of 1986, as amended (or any similar provision of tax law), with any governmental authority with respect to a material amount of taxes; (f) surrender any right to claim a material refund of taxes; (g) settle or compromise any examination, audit or other action with any governmental authority relating to any material taxes; or (h) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material taxes;

•	create any material liens (other than permitted liens) on any material property or assets of the Company, First Merger Sub or Second Merger Sub;

•	engage in any material new line of business; or

•	enter into any agreement to do any action prohibited under the foregoing.

HSR Act and Regulatory Approvals. As promptly as practicable after the date of the Merger Agreement, the Company and Matterport agreed to prepare and file the notification required of it under the HSR Act within 10 business days after the date of the Merger Agreement in connection with the transactions contemplated by the Merger Agreement and to promptly and in good faith respond to all information requested of it by the FTC, the Antitrust Division, or any other governmental authority in connection with such notification and otherwise cooperate in good faith with each other and such governmental authorities. The Company and Matterport agreed to each promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other antitrust laws and use reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable. The Company and Matterport agreed each to promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their affiliates and their respective agents, representatives and advisors, on the one hand, and any governmental authority, on the other hand, with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement. Without limiting the foregoing, the Company and Matterport agreed to: (i) promptly inform the other of any communication to or from the FTC, the Antitrust Division, or any other governmental authority regarding any of the transactions contemplated by the Merger Agreement; (ii) permit each other to review in advance any proposed substantive written communication to any such governmental authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any action with respect to any of the transactions contemplated by the Merger Agreement; (iv) not agree to participate in any substantive meeting or discussion with any such governmental authority in respect of any filing, investigation or inquiry concerning the Merger Agreement or any of the transactions contemplated by the Merger Agreement unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend; (v) keep each other reasonably informed as to the status of any such action; and (vi) promptly furnish each other with copies of all correspondence, filings

(except for filings made under the HSR Act) and written communications between such party and their affiliates and their respective agents, representatives and advisors, on one hand, and any such governmental authority, on the other hand, in each case, with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement. Each of the Company and Matterport agreed that they may, as they deem necessary, designate any sensitive materials to be exchanged in connection with the provision of the Merger Agreement summarized under this heading “HSR Act and Regulatory Approvals” (the “regulatory approvals provision”) as “outside-counsel only.” The Company and Matterport agreed that any such materials, as well as the information contained therein, shall be provided only to a receiving party’s outside counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. The Company and Matterport agreed to each pay 50% of any filing fees required by governmental authorities, including filing fees in connection with filings under the HSR Act. The Company and Matterport agreed that the Company, First Merger Sub and Second Merger Sub (and their respective affiliates, if applicable) shall not, either alone or acting in concert with others, take any action that could reasonably be expected to materially increase the risk of not achieving or of materially delaying the approval of any governmental authority, or the expiration or termination of any waiting period under the HSR Act or other antitrust laws, including by acquiring or offering to acquire any other person or entity, or the assets of, or equity in, any other person or entity. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the transactions contemplated by the Merger Agreement pursuant to the HSR Act and any other antitrust laws applicable to the transactions contemplated by the Merger Agreement, the Company and Matterport agreed that each of the Company, First Merger Sub and Second Merger Sub shall: (A) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise (1) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Matterport; and (2) any other restrictions on the activities of Matterport; provided, however, that the Company, First Merger Sub and Second Merger Sub (and their respective Affiliates, if applicable) shall not be required to take (and Matterport shall not take, without the prior written consent of the Company) any action, individually or in the aggregate, under the regulatory approvals provision if such action would result in a material adverse effect on Matterport (and for the avoidance of doubt, none of the foregoing actions contemplated by the regulatory approvals provision shall be taken by the Company or its affiliates without the prior written consent of Matterport); and (B) use reasonable best efforts to contest, defend and appeal any legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement.

Proxy Solicitation. The Company shall use reasonable best efforts to, as promptly as practicable, (a) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (b) cause this proxy statement/prospectus to be disseminated to the Company’s stockholders in compliance with applicable law, including the DGCL, and (c) solicit proxies from the holders of the Class A Stock to vote in accordance with the recommendation of the Board with respect to each of the proposals contained in this proxy statement/prospectus. The Company shall, through the Board, recommend to its stockholders that they approve the proposals contained in this proxy statement/prospectus (the “Company Board Recommendation”) and is obligated to include the Company Board Recommendation in this proxy statement/prospectus, unless the Board has changed its recommendation in accordance with the terms of the Merger Agreement (a “Company Change in Recommendation”). The Board shall not (and no committee or subgroup thereof shall), change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. Notwithstanding anything in the provisions of the Merger Agreement described under this heading “—Proxy Solicitation” to the contrary, if, at any time prior to obtaining the approval of the Company stockholders, the Board determines in good faith, after consultation with its outside legal counsel, that in response to an event, fact, development, circumstance or occurrence (but specifically excluding any Business Combination Proposal (as defined below) and any changes in capital markets or any declines or improvements in financial markets or the timing of any approval or clearance of any governmental authority required for the consummation of the Mergers) that materially and negatively affects the business, assets, operations or prospects of Matterport and its subsidiaries, taken as a whole, and that was not known by and was not reasonably foreseeable to the Board as of the date of the Merger Agreement (or the consequences of which were not reasonably foreseeable to the Board as of the date hereof), and that becomes known to the Board after the date of the Merger Agreement, the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable law, the Board may, prior to obtaining the approval of the Company stockholders, make a Company Change in Recommendation, subject to certain procedural requirements; provided that the Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable law. If requested by Matterport, the Company will, and will use its reasonable best efforts to cause its representatives to, engage in good faith negotiations with Matterport and its representatives to make such adjustments in the terms and conditions of the Merger Agreement so as to obviate the need for a Company Change in Recommendation. Notwithstanding the foregoing, if on a date for which the Special Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Class A Stock to obtain the stockholder approvals of the proposals contained in this proxy statement/prospectus, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Special Meeting (it being understood that, in the event of any postponement or adjournment pursuant to the foregoing, the Special Meeting shall not be held later than three business days prior to September 7, 2021 (the “Termination Date”); provided, however, that the Company shall not postpone or adjourn the Special Meeting more than three times.

No Solicitation. Except as expressly permitted by the provisions of the Merger Agreement summarized under this heading “—No Solicitation” (the “no solicitation provisions”), from the date of the Merger Agreement to the effective time of the First Merger or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, Matterport shall not, and shall cause its subsidiaries not to and shall use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•

initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal;

•

engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to any of its properties, books or records or any confidential information or data to, any person or entity relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal;

•

furnish any non-public information regarding Matterport or any of its subsidiaries or access to any of the properties, assets or employee of Matterport or any of its subsidiaries to any person or entity with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal;

•

execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any acquisition proposal;

•	submit any acquisition proposal to the Matterport Stockholders; or

•	resolve or agree to do any of the foregoing.

Matterport also agreed that, immediately following the execution of the Merger Agreement, it shall, and shall cause each of its subsidiaries to and shall use its reasonable best efforts to cause its and their respective representatives to, (a) cease any solicitations, discussions or negotiations with any person or entity (other than the parties to the Merger Agreement and their respective representatives) conducted prior to the Merger Agreement in connection with any acquisition proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an acquisition proposal and (b) terminate access to any physical or electronic data room maintained by or on behalf of Matterport or any of its subsidiaries and within three business days of the execution of the Merger Agreement, instruct each person that has prior to the date of the Merger Agreement executed a confidentiality agreement in connection with its consideration of acquiring Matterport to return or destroy all confidential information furnished to such person or entity by or on behalf of it or any of its subsidiaries prior to the date of the Merger Agreement.

Company Exclusivity. Through the closing of the First Merger or earlier valid termination of the Merger Agreement, the Company shall not, and shall not permit any of its affiliates or representatives to, take, directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person or entity (other than Matterport, its stockholders and/or any of their respective affiliates or representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, relating to any business combination (a “Acquisition Proposal”) other than with Matterport, its stockholders and their respective affiliates and representatives. The Company shall, and shall cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person or entity conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Proposal.

The Nasdaq Listing. The Company will use its reasonable best efforts to cause the shares of Class A Stock issued in connection with the transactions contemplated by the Merger Agreement to be approved for listing on Nasdaq at the closing of the Business Combination. From the date of the Merger Agreement through the closing of the First Merger, the Company shall use reasonable best efforts to ensure the Company remains listed as a public company on, and for shares of Class A Stock to be listed on, Nasdaq.

Indemnification and D&O Insurance. From and after the effective time of the First Merger, the Company agrees that it will indemnify and hold harmless each current or former director, manager or officer, as the case may be, of Matterport, the Company and their respective subsidiaries (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the First Merger, whether asserted or claimed prior to, at or after the effective time of the First Merger, to the fullest extent that Matterport, the Company or their respective subsidiaries, as the case may be, would have been permitted under applicable law and their respective organizational documents in effect on the date of the Merger Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable law). Without limiting the foregoing, the Company agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of each D&O Indemnified Party, as provided in the applicable organizational documents or in any indemnification agreement with Matterport, the Company or their respective subsidiaries shall survive the closing of the First Merger and shall continue in full force and effect. For a period of six years after the closing of the First Merger, the Company shall, and shall cause the Surviving Entity and its subsidiaries to, maintain in effect exculpation, indemnification and advancement of expenses provisions in the organizational documents of Matterport, the Company and their respective subsidiaries no less favorable to the D&O Indemnified Parties than the similar provisions included in the organizational documents of Matterport, the Company and their respective subsidiaries, to the extent applicable, as in effect immediately prior to the closing of the First Merger or in any indemnification agreements of Matterport, the Company and their respective subsidiaries with any D&O Indemnified Party as in effect as of immediately prior to the closing of the First Merger, and the Company shall not, and shall cause the Surviving Entity and its subsidiaries not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party, in each case, except as required by law; provided, however, that all rights to indemnification or advancement of expenses in respect of any actions pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim. From and after the closing of the First Merger, the Company shall, and shall cause the Surviving Entity and its subsidiaries to, honor, in accordance with their respective terms, each of the covenants contained in the provisions of the Merger Agreement summarized under this heading “—Indemnification and D&O Insurance” (the “indemnification and D&O insurance provisions”) without limit as to time.

Prior to the closing of the First Merger, Matterport agrees to purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the effective time of the First Merger covering each such person or entity that is a director or officer of Matterport or one or more of its subsidiaries currently covered by a directors’ and officers’ liability insurance policy of Matterport or one or more of its subsidiaries on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement for the six year period following the closing of the First Merger. The Company will, and will cause the Surviving Entity to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Entity and its subsidiaries, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to the indemnification and D&O insurance provisions of the Merger Agreement.

The rights of each D&O Indemnified Party under the Merger Agreement shall be in addition to, and not in limitation of, any other rights such person may have under the organizational documents of Matterport, the Company or their respective subsidiaries, as applicable, any other indemnification agreement or arrangement, any law or otherwise. The obligations of the Company, the Post-Combination Company, Matterport and their respective subsidiaries under the indemnification and D&O insurance provisions of the Merger Agreement shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The indemnification and D&O insurance provisions of the Merger Agreement shall survive the closing of the First Merger and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third party beneficiary of the indemnification and D&O provisions of the Merger Agreement.

If the Company or, after the closing of the First Merger, the Surviving Entity or its subsidiaries, or any of their respective successors or assigns: (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, in each such case, proper provision will be made so that the successors and assigns of the Company, the Surviving Entity or its subsidiaries, as applicable, assume the obligations set forth in the indemnification and D&O insurance provisions of the Merger Agreement.

Other Covenants and Agreements. The Merger Agreement contains other covenants and agreements, including covenants related to:

•

Matterport and the Company providing access, subject to certain specified restrictions and conditions, to the other party and its representatives reasonable access to Matterport’s and the Company’s (as applicable) and its subsidiaries’ properties, records, systems, contracts and commitments;

•	Matterport, its subsidiaries and controlled affiliates agreeing not to engage in transactions involving securities of the Company without the Company’s prior consent;

•

Matterport delivering evidence to the Company that shares of Matterport Common Stock have been issued to each holder of a Matterport Warrant in exchange for the cancellation and termination of such holder’s Matterport Warrants prior to the effective time of the First Merger;

•	Matterport waiving claims to the Trust Account in the event that the Business Combination does not consummate;

•	Matterport delivering its audited and unaudited interim financial statements required to be included in this proxy statement/prospectus;

•

Matterport delivering to the Company, within 24 hours after the execution and delivery of the Merger Agreement, a stockholder written consent (the “Stockholder Written Consent”), duly executed and containing the approval of the Mergers by holders of (i) a majority of the outstanding shares of Matterport Preferred Stock, voting together as a single class on an as-converted basis, and (ii) a majority of the voting power of the outstanding shares of Matterport Stock, voting together as a single class on an as-converted basis (the majorities described in clauses “(i)” and “(ii),” together the “Company Requisite Approval”);

•	Matterport and the Company cooperating on the preparation and efforts to make effective this proxy statement/prospectus;

•	the Company making certain disbursements from the Trust Account;

•

the Company keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

•	Matterport taking all actions necessary to cause certain agreements to be terminated;

•	the Company agreeing to take all actions necessary or appropriate to cause certain appointments to the board of the Company;

•	the Company taking steps to exempt the acquisition of the Class A Stock from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•	the Company adopting the Amended and Restated Bylaws prior to the consummation of the transactions contemplated by the Merger Agreement;

•	the Company agreeing to enforce the terms and conditions of the letter agreements with our Sponsor and our directors and officers;

•	cooperation between Matterport and the Company in obtaining any necessary third-party consents required to consummate the Business Combination;

•	confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby;

•	Matterport delivering to the Company a valid certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c); and

•	each of the Company and Matterport to deliver to one another executed copies of the Registration Rights Agreement.

No Survival of Representations, Warranties and Covenants; No Indemnification

None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the closing of the First Merger, and all such representations, warranties, covenants, obligations or other agreements, including all such rights, shall terminate and expire upon the occurrence of the effective time of the First Merger (and there shall be no liability after the closing of the First Merger in respect thereof), except for (a) those covenants and agreements contained in the Merger Agreement that by their terms expressly apply in whole or in part after the closing of the First Merger and then only with respect to any breaches occurring after the closing of the First Merger and (b) the miscellaneous provisions of the Merger Agreement. Accordingly, the Matterport Stockholders will not have any indemnification obligations pursuant to the Merger Agreement.

Termination

Mutual Termination Rights. The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•	by written consent of Matterport and the Company; or

•

by written notice from either Matterport or the Company to the other party, if the approval of the Company Stockholders of each of the proposals contained in this proxy statement/prospectus (the “Required Company Stockholder Approval”) is not obtained at the Special Meeting (subject to any adjournment or recess of the Special Meeting).

Matterport Termination Rights. The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•

prior to the closing of the First Merger, by written notice to the Company from Matterport if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, such that the conditions described in the first two bullet points under the heading “—Conditions to Closing of the Business Combination; Conditions to Matterport’s Obligations” would not be satisfied at the closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Matterport provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Matterport of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the closing of the First Merger has not occurred on or before September 7, 2021 (the “Termination Date”), or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation; provided, however, that the right to terminate the Merger Agreement under this paragraph shall not be available if Matterport’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the closing of the First Merger to occur on or before the Termination Date; or

•

by written notice from Matterport to the Company prior to obtaining the Required Company Stockholder Approval if the Board shall (i) have made a Company Change in Recommendation or (ii) have failed to include the Company Board Recommendation in this proxy statement/prospectus.

Company Termination Rights. The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•

prior to the closing of the First Merger, by written notice to Matterport from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Matterport set forth in the Merger Agreement such that the conditions described in the first two bullet points under the heading “—Conditions to Closing of the Business Combination; Conditions to the Company’s Obligations” above would not be satisfied at the closing of the First Merger (a “Terminating Matterport Breach”), except that, if such Terminating Matterport Breach is curable by Matterport through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Matterport of notice from the Company of such breach, but only as long as Matterport continues to use its commercially reasonable efforts to cure such Terminating Matterport Breach (the “Matterport Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Matterport Breach is not cured within the Matterport Cure Period, (ii) the closing of the First Merger has not occurred on or before the Termination Date, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation; provided, however, that the right to terminate the Merger Agreement under this paragraph shall not be available if the Company’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the closing to occur on or before the Termination Date; or

•

by the Company, if the Stockholder Written Consent containing the Company Requisite Approval shall not have been duly executed and delivered to Matterport and to the Company within 24 hours after the execution and delivery of the Merger Agreement.

Effect of Termination

If the Merger Agreement is validly terminated, the Merger Agreement will become void without any liability on the part of any of the parties unless either the Company or Matterport willfully breaches the Merger Agreement. However, the Trust Account claims waiver, confidentiality, effect of termination and certain other technical provisions will continue in effect notwithstanding termination of the Merger Agreement.

Amendments

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. The approval of the Merger Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate the Merger Agreement in accordance with its terms or to cause such party to enter into an amendment to the Merger Agreement in accordance with its terms.

Specific Performance

The parties to the Merger Agreement agree that they shall be entitled to seek an injunction, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of provisions thereof prior to valid termination of the Merger Agreement.

Stock Market Listing

Application will be made by the Company to have the shares of Class A Stock to be issued in the Business Combination approved for listing on Nasdaq, which is the principal trading market for existing shares of the Class A Stock. It is a condition to both parties’ obligation to complete the Business Combination that such approval is obtained, subject only to the requirement to have a sufficient number of round lot holders and official notice of issuance.

Fees and Expenses

Except as otherwise provided in the Merger Agreement, each of the Company and Matterport shall each bear its own expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (whether or not such transactions are consummated), including all fees of its legal counsel, financial advisers and accountants; provided, however, that if the closing of the First Merger occurs, the Company shall pay or cause to be paid, on the date the First Merger closes, (i) the outstanding expenses of Matterport related to the Merger Agreement and the transactions contemplated by the Merger Agreement to the extent not paid by Matterport prior to the closing of the First Merger and (ii) its own outstanding expenses related to the Merger Agreement and the transactions contemplated by the Merger Agreement to the extent not paid by the Company prior to the closing of the First Merger.

Conversion of Shares; Exchange Procedures

The conversion of each share of Matterport Stock into the right to receive the Per Share Matterport Common Stock Consideration and/or the Per Share Matterport Preferred Stock Consideration will occur automatically at the effective time of the Mergers.

Letters of Transmittal

Concurrently with the mailing of this proxy statement/prospectus, the Company shall cause to be mailed to each Matterport Stockholder a letter of transmittal. This mailing will contain instructions on how to surrender shares of Matterport Stock in exchange for the Per Share Matterport Common Stock Consideration and/or the Per Share Matterport Preferred Stock Consideration and Earn-Out Shares the holder is entitled to receive under the Merger Agreement. From and after the effective time of the First Merger, Matterport Stockholders who properly surrender their certificates to the Company, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, shall receive for each share of Matterport Stock the Per Share Matterport Common Stock Consideration and/or the Per Share Matterport Preferred Stock Consideration and the Earn-Out Shares such Matterport Stockholder is entitled to receive under the Merger Agreement.

Dissenting Shares

Shares held by Matterport Stockholders who have perfected and not lost their right to demand appraisal of their shares in accordance with the procedures and requirements of Section 262 of the DGCL shall not be converted into the right to receive the Per Share Matterport Common Stock Consideration, the Per Share Matterport Preferred Stock Consideration or the Earn-Out Shares, and such Matterport Stockholders shall instead be entitled only to the rights granted by Section 262 of the DGCL. If any such Matterport Stockholder withdraws or loses his or her appraisal rights under Section 262 of the DGCL, the shares of Matterport Stock held by such Matterport Stockholder shall be deemed to be converted, as of the effective time of the First Merger, into the right to receive the Per Share Company Stock Consideration and/or the Per Share Matterport Preferred Stock Consideration and Earn-Out Shares that such Matterport Stockholder is entitled to receive under the Merger Agreement.

Related Agreements

This section describes the material provisions of certain additional agreements to be entered into pursuant to the Merger Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Forms of the Subscription Agreements and Registration Rights Agreement are attached hereto as Annexes E and F, respectively. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Subscription Agreements

On or prior to February 7, 2021, the Company entered into subscription agreements (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with certain investors, including certain individuals (each, an “Individual Investor Subscription Agreements”), institutional investors (each, an “Institutional Investor Subscription Agreement”) and the Sponsor pursuant to which the investors have agreed to purchase an aggregate of 29,500,000 shares of Class A Stock in a private placement for $10.00 per share (the “PIPE Investment”).

The Class A Stock to be issued to the Subscribers pursuant to the Subscription Agreements will be issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Each Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties to such Subscription Agreement; and (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the closing and, as a result thereof, the transactions contemplated by such Subscription Agreement are not consummated at the closing. As of the date hereof, the shares of Class A Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company will, within 30 days after the Closing, file with the SEC a registration statement (the “Post-Closing Registration Statement”) registering the resale of such shares of Class A Stock and will use its commercially reasonable efforts to have such Post-Closing Registration Statement declared effective as soon as practicable after the filing thereof.

The Sponsor’s subscription agreement (the “Sponsor Subscription Agreement”) is substantially similar to the Individual Investor Subscription Agreements, except that the Sponsor has the right to syndicate the Class A Stock purchased under the Sponsor Subscription Agreement in advance of the Closing. The Institutional Investor Subscription Agreement is substantially similar to the Individual Investor Subscription Agreement, except that it contains additional representations and warranties on the part of the Company and restrictions regarding the Company’s ability to delay or suspend a Post-Closing Registration Statement filed pursuant to the registration rights provided under the Institutional Investor Subscription Agreements. The form Subscription Agreements are attached hereto as Annex E and the foregoing description of the PIPE Investment is qualified in its entirety by reference thereto.

Registration Rights Agreement

At the closing of the Business Combination, the Company and the Registration Rights Holders will enter into the Registration Rights Agreement, substantially in the form attached as Annex F to this proxy statement/prospectus. Pursuant to the terms of the Registration Rights Agreement, holders will be entitled to certain rights with respect to (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the conversion of the Class F Stock and upon exercise of the Private Placement Warrants, and (iii) shares of Class A Stock issued as Earn-Out Shares or issuable upon the conversion of any Earn-Out Shares, in each case, held by the Matterport Stockholders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder.

The Registration Rights Agreement provides that the Company will, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a shelf registration statement registering the resale of the shares of Common Stock held by the Registration Rights Holders and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. In addition, the Registration Rights Holders have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement. The Company and the Registration Rights Holders agree in the Registration Rights Agreement to provide customary indemnification in connection with any offerings of Class A Stock effected pursuant to the terms of the Registration Rights Agreement.

Our Initial Stockholders entered into a letter agreement pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company’s IPO, which (i) in the case of the Class F Stock is 180 days after the completion of the Business Combination, and (ii) in the case of the Private Placement Warrants and the respective Class A Stock underlying the Private Placement Warrants is 30 days after the completion of the Business Combination.

The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in the form attached hereto as Annex F.

REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION

The transactions contemplated by the Merger Agreement, including the Business Combination, are not presently believed to be subject to any additional federal or state regulatory requirement or approval.

Competition and Antitrust

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated until the parties to these transactions each submit a premerger notification filing (the “Notification and Report Form”) to the FTC and the Antitrust Division and the expiration or termination of the applicable waiting period(s) following the filing of the Notification and Report Form.

The Company and Matterport filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on February 22, 2021. The 30-day waiting period with respect to the Business Combination expired at 11:59 p.m. Eastern Time on March 24, 2021.

At any time before or after consummation of the Business Combination, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Matterport is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Stock Exchange Listings

The Public Shares, Public Units and Public Warrants are traded on the Nasdaq Capital Market under the ticker symbols “GHVI,” “GHVIU” and “GHVIW,” respectively. The Company intends to apply to continue the listing of its Class A Stock and Public Warrants on the Nasdaq Capital Market under the symbols “MTTR” and “MTTRW,” respectively, upon the closing of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of the historical financial information of the Company and Matterport adjusted to give effect to the Business Combination, PIPE Investment and the other related events contemplated by the Merger Agreement.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021, combines the historical balance sheet of the Company as of March 31, 2021 with the historical condensed consolidated balance sheet of Matterport as of March 31, 2021 on a pro forma basis as if the Business Combination, the PIPE Investment and the other related events contemplated by the Merger Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on March 31, 2021.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 combines the historical statement of operations of the Company for the three months ended March 31, 2021, and the historical condensed consolidated statement of operations of Matterport for the three months ended March 31, 2021, on a pro forma basis as if the Business Combination, the PIPE Investment and other related events contemplated by the Merger Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical statement of operations of the Company for the period from June 29, 2020 (inception) through December 31, 2020, and the historical consolidated statement of operations of Matterport for the year ended December 31, 2020, on a pro forma basis as if the Business Combination, the PIPE Investment and other related events contemplated by the Merger Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on January 1, 2020.

The unaudited pro forma condensed balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Business Combination taken place on March 31, 2021, nor is it indicative of the financial condition of the Post-Combination Company as of any future date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position of the combined company would have been had the Business Combination, the PIPE Investment and other related events taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. The unaudited pro forma condensed combined financial information is subject to several uncertainties and assumptions as described in the accompanying notes.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

the historical unaudited financial statements of the Company as of and for the three months ended March 31, 2021 and the historical audited financial statements of the Company as of and for the year ended December 31, 2020 and for the period from June 29, 2020 (inception) through December 31, 2020;

•

the historical unaudited condensed consolidated financial statements of Matterport as of and for the three months ended March 31, 2021 and the historical audited consolidated financial statements of Matterport as of and for the year ended December 31, 2020;

•

other information relating to the Company and Matterport included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “The Business Combination”; and

•

the sections titled “Company Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Matterport Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

Pursuant to the Merger Agreement, First Merger Sub will merge with and into Matterport, with Matterport continuing as the Surviving Corporation, and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity and a wholly-owned subsidiary of the Company. Upon the closing of the Business Combination, each share of Matterport Common Stock will be converted into the right to receive a number of shares of Class A Stock, equal to the Per Share Matterport Common Stock Consideration, and each share of Matterport Preferred Stock will be converted into the right to receive a number of shares of Class A Stock equal to the Per Share Matterport Common Stock Consideration multiplied by the number of shares of Class A Stock equal to the Per Share Matterport Common Stock Consideration multiplied by the number of shares of Matterport Common Stock issuable upon conversion of such share of Matterport Preferred Stock as of immediately prior to the closing of the First Merger. The aggregate consideration to be paid to Matterport stockholders in connection with the Business Combination (excluding any potential Earn-Out Shares), will be an aggregate of 218,875,000 shares of Class A Stock, with an implied value (deemed to have a value of $10.00 per share), equal to approximately $2.19 billion. The exact Per Share Matterport Common Stock Consideration will not be known until on or about the closing of the Business Combination. However, for purposes hereof, the Per Share Matterport Common Stock Consideration is estimated to be equal to approximately 4.19027 shares of Class A Stock per share of Matterport Common Stock.

The Business Combination will occur based on the following information summarized below (See Section entitled “The Merger Agreement and Related Agreements” for a detailed description):

•

each issued and outstanding share of Matterport Preferred Stock shall be canceled and converted into the right to receive an aggregate number of shares of Class A Stock equal to the Per Share Matterport Preferred Stock Consideration;

•	each Matterport Warrant will be exercised in full in exchange for the issuance of shares of Matterport Common Stock to the holder of such Matterport Warrant;

•

each issued and outstanding share of Matterport Common Stock (including the items mentioned in above points) shall be canceled and converted into the right to receive an aggregate number of shares of Class A Stock equal to the Per Share Matterport Common Stock Consideration;

•

each outstanding vested and unvested Matterport Stock Option shall be converted into a Rollover Option, exercisable for shares of Class A Stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Per Share Matterport Common Stock Consideration; and

•

each outstanding and unvested Matterport RSU shall be converted into a Rollover RSU for shares of Class A Stock with the same terms except for the number of shares, which will be adjusted using the Per Share Matterport Common Stock Consideration.

Other related events that are contemplated to take place in connection with the Business Combination are summarized below (See Section entitled “The Merger Agreement and Related Agreements” for a detailed description):

•	The issuance and sale of 29,500,000 shares of Class A Stock at a purchase price of $10.00 per share for an aggregate purchase price of $295.0 million pursuant to the PIPE Investment.

•

Under the Merger Agreement, Matterport Stockholders and holders of Matterport Stock Options and Matterport RSUs will also be entitled to receive a number of Earn-Out Shares comprising up to 23,460,000 shares of Class A Stock in the aggregate. There are six distinct tranches of Earn-Out Shares, each of which will be issued if the daily volume weighted average price (based on such trading day) of one share of Class A Stock exceeds a certain threshold specified for such tranche in the Merger Agreement for a period of at least 10 days out of 30 consecutive trading days during the period beginning on the 180th day following the closing of the Business Combination and ending on the fifth anniversary of such date (the “Earn-Out Period”). If the applicable triggering event is achieved for a tranche, the Company will account for the Earn-Out Shares for such tranche as issued and outstanding Class A Stock. Any Earn-Out Shares issuable to any holder of Matterport Stock Options and Matterport RSUs in respect of such Matterport Stock Options and Matterport RSUs shall be issued to such holder only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Post-Combination Company through the date of the occurrence of the corresponding triggering event (or acceleration event, if applicable) that causes such Earn-Out Shares to become issuable. Any Earn-Out Shares that are forfeited pursuant to the preceding sentence shall be reallocated to the other Matterport stockholders who remain entitled to receive Earn-Out Shares in accordance with their respective pro rata portions of the Earn-Out Shares. As the Earn-Out triggering events have not yet been achieved, the Earn-Out Shares are contingently issuable and not reflected in the pro forma financial information.

•

Pursuant to the terms of the Sponsor agreement, sponsor warrants will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Company’s IPO, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation, as described in this proxy statement/prospectus.

•

The post-closing accounting treatment of the Company Warrants are being evaluated to assess if the arrangements qualify as equity classified instruments or liability classified instruments upon the closing of the Business Combination. We expect to finalize our assessment of the accounting treatment prior to the closing. Currently they are treated as and are reflected in the unaudited pro forma financial information as liability classified instruments.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Matterport has been determined to be the accounting acquirer, primarily due to the fact that Matterport Stockholders will continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Matterport issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Matterport in future reports of the Post-Combination Company.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The following summarizes the consideration (excluding the Earn-Out Shares):

(in thousands, except for share amounts)
Shares transferred at Closing(1)	218,875,000
Value per share(2)	10.00

Total Aggregate Matterport Stock Consideration	$2,188,750

(1)

The number of outstanding shares in the table above assumes the issuance of approximately 47.5 million shares of Class A Stock underlying Rollover Options and Rollover RSUs that do not represent legally outstanding shares of Class A Stock at the closing of the Business Combination.

(2)

Aggregate Matterport Stock Consideration is calculated using a $10.00 reference price. Actual total Share Consideration will be dependent on the value of Class A Stock at the closing of the Business Combination.

The unaudited pro forma condensed combined financial information contained herein assumes that the Company stockholders approve the Business Combination. The Company’s Public Stockholders may elect to redeem their Public Shares for cash even if they vote to approve the Business Combination. The Company cannot predict how many of its Public Stockholders will exercise their right to redeem their Class A Stock for cash. Therefore, the unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Class A Stock:

•

Assuming No Redemptions: This scenario assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This scenario assumes that Public Stockholders holding 12.0 million Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Merger Agreement provides that the consummation of the Business Combination is conditioned on the Company having funds at the closing of the Business Combination of at least $520.0 million.

The following summarizes the pro forma shares of Post-Combination Common Stock issued and outstanding immediately after the Business Combination, presenting the two redemption scenarios:

	Pro Forma Combined Assuming No Redemptions (Shares)%		Pro Forma Combined Assuming Maximum Redemptions (Shares)%
Class A Stock issued to Matterport Stockholders(1)(2)	218,875,000	75.1	218,875,000	78.3
Public Stockholders	34,500,000	11.8	22,498,544	8.0
Initial Stockholders’ Class F Stock(3)	8,625,000	3.0	8,625,000	3.1
PIPE Investors(4)	29,500,000	10.1	29,500,000	10.6

Pro Forma Common Stock at March 31, 2021(5)	291,500,000	100.0	279,498,544	100.0

Rollover Options and Rollover RSUs(2)	(47,508,771)		(47,508,771)

Pro Forma Common Stock Outstanding at March 31, 2021	243,991,229		231,989,773

(1)

There are no adjustments for 23.5 million shares of Class A Stock in Earn-Out Shares as they are not issuable until 180 days after the closing date of the Business Combination and are contingently issuable based upon the triggering events that have not yet been achieved.

(2)

The number of outstanding shares in the table above assumes the issuance of approximately 47.5 million shares of Class A Stock underlying Rollover Options and Rollover RSUs that do not represent legally outstanding shares of Class A Stock at the closing of the Business Combination.

(3)

Excludes 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement and excludes 15,000 shares of Class A Stock to be purchased by the Initial Stockholders (excluding the Sponsor) in the PIPE Investment.

(4)

Includes the Initial Stockholders’ ownership of 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement and includes 15,000 shares of Class A Stock to be purchased by the Initial Stockholders (excluding the Sponsor) in the PIPE Investment.

(5)	There are no adjustments for the outstanding Warrants issued in connection with the Company’s IPO as such securities are not exercisable until 30 days after the closing of the Business Combination.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in thousands)

	As of March 31, 2021		Assuming No Redemptions			Assuming Maximum Redemptions
					As of March 31, 2021			As of March 31, 2021
	Matterport (Historical)	Gores Holding V1 (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash	$49,485	$177	$345,022	(A)	$652,489	$(120,022)	(M)	$532,467
			(24,614)	(B)
			(9,272)	(C)
			(3,309)	(D)
			295,000	(E)
Restricted cash	400	—	—		400	—		400
Accounts receivable, net	4,630	—	—		4,630	—		4,630
Inventories	3,461	—	—		3,461	—		3,461
Prepaid expenses and other current assets	2,757	836	—		3,593	—		3,593

Total current assets	60,733	1,013	602,827		664,573	(120,022)		544,551
Non-current assets:
Deferred tax asset	—	—	—		—	—		—
Investments and cash held in Trust Account	—	345,022	(345,022)	(A)	—	—		—
Property and equipment, net	8,531	—	—		8,531	—		8,531
Other long-term assets	5,242	—	(2,983)	(C)	2,259	—		2,259

Total non-current assets	13,773	345,022	(348,005)		10,790	—		10,790

TOTAL ASSETS	$74,506	$346,035	$254,822		$675,363	$(120,022)		$555,341

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,317	$—	$—		$5,317	$—		$5,317
State franchise tax	—	50	(50)	(D)	—	—		—
Related party note		600	(600)	(D)	—	—		—
Current portion of long-term debt	8,568	—	—		8,568	—		8,568
Deferred revenue	6,444	—	—		6,444	—		6,444
Public warrants derivative liability	—	27,255	—		27,255	—		27,255
Private warrants derivative liability	—	17,578	—		17,578	—		17,578
Accrued expenses and other current liabilities	8,415	2,659	(2,390)	(C)	6,025	—		6,025
			(2,659)	(D)

Total current liabilities	28,744	48,142	(5,699)		71,187	—		71,187
Non-current liabilities:
Long-term debt	3,117	—	—		3,117	—		3,117
Deferred revenue, non-current	247	—	—		247	—		247
Deferred underwriting compensation	—	12,075	(12,075)	(B)	—	—		—
Earn-out liabilities	—	—	71,121	(L)	71,121	—		71,121
Other liabilities	300	—	—		300	—		300

Total non-current liabilities	3,664	12,075	59,046		74,785	—		74,785

Total liabilities	32,408	60,217	53,347		145,972	—		145,972

	As of March 31, 2021		Assuming No Redemptions			Assuming Maximum Redemptions
					As of March 31, 2021			As of March 31, 2021
	Matterport (Historical)	Gores Holding V1 (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Commitments and contingencies:
Common stock subject to possible redemption	—	345,000	(345,000)	(F)	—	—		—
Redeemable convertible preferred stock	164,168	—	(164,168)	(G)	—	—		—
Stockholders’ equity (deficit):
Matterport Common Stock	10	—	31	(G)	—	—		—
			(41)	(I)
Class A Stock	—	—	3	(E)	24	(1)	(M)	23
			3	(F)
			1	(H)
			17	(I)
Class F Stock	—	1	(1)	(H)	—	—		—
Additional paid-in capital	10,682	—	(2,500)	(B)	670,188	(120,021)	(M)	550,167
			(9,865)	(C)
			294,997	(E)
			344,997	(F)
			164,137	(G)
			24	(I)
			8,059	(J)
			(69,222)	(K)
			(71,121)	(L)
Accumulated other comprehensive income	108	—	—		108	—		108
Accumulated deficit	(132,870)	(59,183)	(10,039)	(B)	(140,929)	—		(140,929)
			(8,059)	(J)
			69,222	(K)

Total stockholders’ equity (deficit)	(122,070)	(59,182)	710,643		529,391	(120,022)		409,369

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$74,506	$346,035	$254,822		$675,363	$(120,022)		$555,341

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except share and per share data)

			Assuming No Redemptions and Maximum Redemptions
	For the Three Months Ended March 31, 2021				For the Three Months Ended March 31, 2021
	Matterport (Historical)	Gores Holding VI (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Revenue:
Subscription	$13,800	$—	$—		$13,800
License	2,260	—	—		2,260
Services	2,689	—	—		2,689
Product	8,180	—	—		8,180

Total revenue	26,929	—	—		26,929

Costs of revenue:
Subscription	3,251	—	38	(AA)	3,289
License	—	—	—	(AA)	—
Services	2,035	—	20	(AA)	2,055
Product	4,915	—	53	(AA)	4,968

Total costs of revenue	10,201	—	111		10,312

Gross profit	16,728	—	(111)		16,617

Operating expenses:
Research and development	6,025	—	639	(AA)	6,664
Selling, general, and administrative	13,058	—	1,853	(AA)	14,911
Professional fees	—	3,239	—		3,239
State franchise tax	—	50	—		50
Change in fair value of warrant liability	—	26,673	—		26,673

Total operating expenses	19,083	29,962	2,492		51,537

Loss from operations	(2,355)	(29,962)	(2,603)		(34,920)
Other income (expense):
Interest income	8	14	(14)	(BB)	8
Interest expense	(308)	—	—		(308)
Other (expense) income, net	(198)	—	—		(198)

Total other income (expense)	(498)	14	(14)		(498)

Loss before provision for (benefit from) income taxes	(2,853)	(29,948)	(2,617)		(35,418)
Provision for (benefit from) income taxes	19	26	(603)	(CC)	(558)

Net loss attributable to common stockholders	$(2,872)	$(29,974)	$(2,014)		$(34,860)

			Assuming No Redemptions		Assuming Maximum Redemptions
Weighted average shares outstanding—Common stock	9,621,163
Common stock—basic and diluted	$(0.30)
Weighted average shares outstanding—Class A		34,500,000	243,991,229		231,989,773
Class A Stock—basic and diluted [See Note 3]		$(0.70)	$(0.14)		$(0.15)
Weighted average shares outstanding—Class F		8,625,000
Class F Stock—basic and diluted		$(0.70)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

			Assuming No Redemptions and Maximum Redemptions
	For the Year Ended December 31, 2020				For the Year Ended December 31, 2020
	Matterport (Historical)	Gores Holding VI (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Revenue:
Subscription	$41,558	$—	$—		$41,558
License	3,500	—	—		3,500
Services	7,702	—	—		7,702
Product	33,124	—	—		33,124

Total revenue	85,884	—	—		85,884
Costs of revenue:
Subscription	11,445	—	119	(AA)	11,564
License	69	—	1	(AA)	70
Services	6,131	—	53	(AA)	6,184
Product	20,300	—	213	(AA)	20,513

Total costs of revenue	37,945	—	386		38,331

Gross profit	47,939	—	(386)		47,553

Operating expenses:
Research and development	17,710	—	2,432	(AA)	20,142
Selling, general, and administrative	41,791	—	7,212	(AA)	57,062
			8,059	(BB)
Professional fees	—	78	—		78
State franchise tax	—	55	—		55
Warrant liability expense	—	795	—		795
Allocated expense for warrant issuance cost	—	608	—		608

Total operating expenses	59,501	1,536	17,703		78,740

Loss from operations	(11,562)	(1,536)	(18,089)		(31,187)
Other income (expense):
Interest income	19	8	(8)	(CC)	19
Interest expense	(1,501)	—	—		(1,501)
Other (expense) income, net	(900)	—	—		(900)

Total other income (expense)	(2,382)	8	(8)		(2,382)
Loss before provision for (benefit from) income taxes	(13,944)	(1,528)	(18,097)		(33,569)
Provision for (benefit from) income taxes	77	(27)	(4,173)	(DD)	(4,123)

Net loss attributable to common stockholders	$(14,021)	$(1,501)	$(13,924)		$(29,446)

			Assuming No Redemptions		Assuming Maximum Redemptions
Weighted average shares outstanding—Common stock	7,972,543
Common stock—basic and diluted	$(1.76)
Weighted average shares outstanding—Class A		3,170,550	243,991,229		231,989,773
Class A Stock—basic and diluted [See Note 3]		$(2.14)	$(0.12)		$(0.13)
Weighted average shares outstanding—Class F		11,457,666
Class F Stock—basic and diluted		$(2.14)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Matterport has been determined to be the accounting acquirer, primarily due to the fact that Matterport Stockholders will continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Matterport issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Matterport.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the Business Combination, PIPE Investment, and the other related events contemplated by the Merger Agreement as if consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 combines the historical statement of operations of the Company for the three months ended March 31, 2021, and the historical consolidated statement of operations of Matterport for the three months ended March 31, 2021, giving pro forma effect to the Business Combination, PIPE Investment, and other related events contemplated by the Merger Agreement as if consummated on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical statement of operations of the Company for the period from June 29, 2020 (inception) through December 31, 2020, and the historical consolidated statement of operations of Matterport for the year ended December 31, 2020, giving pro forma effect to the Business Combination, PIPE Investment, and other related events contemplated by the Merger Agreement as if consummated on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	the Company’s unaudited balance sheet as of March 31, 2021 and the related notes for the three months ended March 31, 2021 included elsewhere in this proxy statement/prospectus; and

•	Matterport’s unaudited condensed consolidated balance sheet as of March 31, 2021 and the related notes for the three months ended March 31, 2021 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	the Company’s unaudited statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•	Matterport’s unaudited condensed consolidated statements of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•

the Company’s audited statement of operations for the period from June 29, 2020 (date of inception) to December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•	Matterport’s audited consolidated statements of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

(A)

Reflects the liquidation and reclassification of $345.0 million of investments held in the Trust Account to cash and cash equivalents that become available upon the closing of the Business Combination, assuming no redemptions.

(B)

Reflects the payment of $12.1 million of deferred underwriters’ fees incurred during the Company’s IPO due upon the closing of the Business Combination and the Company’s total preliminary estimated advisory, legal, and accounting fees and other professional fees of $12.5 million. This includes the Company’s $2.5 million in expected transaction cost in connection with PIPE Investment, which has been recorded as a reduction to additional paid-in capital. The remaining $10.0 million transaction costs have been reflected as an adjustment to the accumulated deficit.

(C)

Reflects Matterport’s total preliminary estimated advisory, legal, and accounting fees and other professional fees of $9.9 million, including $2.4 million that was recorded in accrued expenses and $0.6 million that was paid. These expected transaction costs are in connection with the consummation of the Business Combination and related transactions, and are deemed to be direct and incremental costs of the Business Combination, which have been recorded as a reduction to additional paid-in capital.

(D)	Reflects the settlement of the Company’s historical liabilities that will be settled upon the closing of the Business Combination.

(E)	Reflects the proceeds of $295.0 million from the issuance and sale of 29.5 million shares of Class A Stock at $10.00 per share pursuant to the PIPE Investment.

(F)	Reflects the reclassification of Class A Stock subject to possible redemption to permanent equity immediately prior to the closing of the Business Combination.

(G)	Reflects the conversion of Matterport Preferred Stock into Matterport Common Stock pursuant to the applicable conversion rate effective immediately prior to the closing of the Business Combination.

(H)	Reflects the conversion of Class F Stock into Class A Stock in connection with the closing of the Business Combination.

(I)	Reflects the recapitalization of common stock between Matterport Common Stock, Class A Stock and additional paid-in capital.

(J)

Reflects the incremental stock-based compensation expense upon modification (change in vesting condition to include a de-SPAC transaction) and acceleration of vesting of stock options issued to R.J. Pittman, Matterport’s Chief Executive Officer, upon the closing of the Business Combination.

(K)	Reflects the elimination of the Company’s historical retained earnings.

(L)	Reflects the preliminary estimated fair value of the Earn-Out Shares recorded as earn-out liabilities. For further information, please refer to Note 4.

(M)

Reflects the maximum redemptions scenario in which 12.0 million shares of Class A Stock are redeemed for $120.0 million allocated to Common Stock and additional paid-in capital, using a par value of $0.0001 per share at a redemption price of $10.00 per share (based on the fair value of marketable securities held in the Trust Account as of March 31, 2021 of $345.0 million).

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 are as follows:

(AA)

Reflects the incremental stock-based compensation expense for Earn-Out shares to be issued to the holders of Matterport Stock Options and Matterport RSUs, who have a continuing employment requirement. For further details, refer to Note 4.

(BB)	Reflects the elimination of interest income on the Trust Account.

(CC)

Reflects tax impact of the incremental stock-based compensation expense and interest income elimination using the blended statutory tax rate of approximately 23.1%. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company and Matterport filed consolidated income tax returns during the period presented.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2020 are as follows:

(AA)

Reflects the incremental stock-based compensation expense for Earn-Out Shares to be issued to the holders of Matterport Stock Options and Matterport RSUs, who have a continuing employment requirement. For further details, refer to Note 4.

(BB)

Reflects the incremental stock-based compensation expense upon modification (change in vesting condition to include a de-SPAC transaction) and acceleration of vesting of stock options issued to R.J. Pittman, Matterport’s Chief Executive Officer, upon the closing of the Business Combination.

(CC)	Reflects the elimination of interest income on the Trust Account.

(DD)

Reflects tax impact of the incremental stock-based compensation expense and interest income elimination using the blended statutory tax rate of approximately 23.1%. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company and Matterport filed consolidated income tax returns during the period presented.

3.	Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, the PIPE Investment and other related events, assuming the shares were outstanding since January 1, 2020. As the Business Combination, PIPE Investment and other related proposed equity transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. Under the maximum redemption scenario, the shares of Class A Stock assumed to be redeemed by the Company’s Public Stockholders are eliminated as of January 1, 2020.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption:

	For the Three Months Ended March 31, 2021		For the Year Ended December 31, 2020
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(34,860)	$(34,860)	$(29,446)	$(29,446)

Weighted average shares outstanding of Class A Stock	243,991,229	231,989,773	243,991,229	231,989,773
Net loss per share of Class A Stock—basic and diluted	$(0.14)	$(0.15)	$(0.12)	$(0.13)

Weighted average shares outstanding—basic and diluted
Class A Stock issued to Matterport Stockholders	171,366,229	171,366,229	171,366,229	171,366,229
Public Stockholders	34,500,000	22,498,544	34,500,000	22,498,544
Initial Stockholders	8,625,000	8,625,000	8,625,000	8,625,000
PIPE Investors	29,500,000	29,500,000	29,500,000	29,500,000

Total	243,991,229	231,989,773	243,991,229	231,989,773

The following potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

Rollover Options and Rollover RSUs	47,508,771	47,508,771	47,508,771	47,508,771
Earn-Out shares	23,500,000	23,500,000	23,500,000	23,500,000
Company’s private placement and public warrants	11,350,000	11,350,000	11,350,000	11,350,000

4.	Earn-Out Shares

The Earn-Out Shares issuable to holders of Matterport Stock Options and Matterport RSUs are expected to be accounted as stock-based compensation expense as they are subject to forfeiture based on the satisfaction of certain employment conditions. Subsequent forfeiture and reallocation, if any, of such Earn-Out Shares issuable to holders of Matterport Stock Options and Matterport RSUs will be recorded as stock-based compensation expense for reallocation to holders of Matterport Stock Options and Matterport RSUs and as a liability for reallocation to Matterport Stockholders, other than holders of Matterport Stock Options and Matterport RSUs (“Other Matterport Stockholders”). The Earn-Out Shares to Other Matterport Stockholders are expected to be accounted for as liability classified equity instruments that are earned upon achieving the applicable triggering event, which includes events that are not indexed to the common stock of the Post-Combination Company.

The preliminary estimated fair value of the Earn-Out Shares to Other Matterport Stockholders is $71.1 million, which is recorded as Earn-Out liability. The preliminary estimated fair value of the Earn-Out Shares issuable to holders of Matterport Stock Options and Matterport RSUs is $20.1 million, of which $2.6 and

$10.0 million were recorded as stock-based compensation expense in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020, respectively.

The preliminary estimated fair values of the Earn-Out Shares were determined by using a Monte Carlo simulation model implemented in a risk-neutral valuation framework. The fair values of the Earn-Out Shares are subject to change as additional information becomes available and additional analyses are performed. Such changes could be material once the final valuation is determined at the closing of the Business Combination. Assumptions used in the preliminary valuation, which are subject to change at the closing of the Business Combination, were as follows:

Current stock price: The current stock price was set at the deemed value of $10.00 per share for Class A Stock.

Expected volatility: The volatility was determined using the historical volatility of the Company’s Public Warrants corresponding to the expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the Earn-Out Period.

Expected term: The expected term assumes six months until the closing of the Business Combination plus the five year term of the Earn-Out Period.

Expected dividend yield: The expected dividend yield is zero as Matterport has never declared or paid cash dividends and has no current plans to do so during the expected term.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Comparative Per Share Data of the Company

The following table sets forth the closing market prices per share of the Public Units, Public Shares and Public Warrants as reported by Nasdaq on February 5, 2021, the last trading day before the Business Combination was publicly announced, and on June 18, 2021, the last practicable trading day before the date of this proxy statement/prospectus.

Trading Date	Public Units (GHVIU)	Public Shares (GHVI)	Public Warrants (GHVIW)
February 5, 2021	$12.74	$12.26	$3.76
June 18, 2021	$15.20	$14.56	$4.56

The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the Public Shares, the value of the consideration that Matterport stockholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Public Shares on the date of the Merger Agreement, the date of this proxy statement/prospectus, and the date on which Company stockholders vote on the approval of the Merger Agreement. Company stockholders are urged to obtain current market quotations for Company securities before making their decision with respect to the approval of the Merger Agreement.

Comparative Per Share Data of Matterport

Historical market price information regarding Matterport is not provided because there is no public market for Matterport Stock.

Comparative Historical and Pro Forma Per Share Data

The following table sets forth summary historical comparative share information for the Company and Matterport, respectively and selected unaudited pro forma condensed combined per share information of the Post-Combination Company after giving effect to the Business Combination, presented under two scenarios:

•

Assuming No Redemptions: This scenario assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This scenario assumes that Public Stockholders holding 12.0 million Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Merger Agreement provides that the consummation of the Business Combination is conditioned on the Company having funds at the closing of the Business Combination of at least $520,000,000.

The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2021. The weighted average shares outstanding and net loss per share information for the three months ended March 31, 2021 and for the year ended December 31, 2020 reflect the Business Combination as if it had occurred on January 1, 2020.

The two alternative levels of redemptions assumed in the selected unaudited pro forma condensed combined per share information is based on the assumption that there are no adjustments for the outstanding Warrants issued in connection with the Company IPO as such securities are not exercisable until 30 days after the closing of the Business Combination. There are also no adjustments for the estimated 47,508,771 shares reserved for the potential future issuance of Class A Stock upon the exercise of Rollover Options and the vesting of Rollover RSUs upon the closing of the Business Combination, as such events have not yet occurred.

This information is only a summary and should be read in conjunction with the historical financial statements of the Company and Matterport and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of the Company and Matterport is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined net loss per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor the income (loss) per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of the Company and Matterport would have been had the companies been combined during the periods presented.

			Pro Forma Combined Per Share Data		Matterport Equivalent Pro Forma Per Share Data (3)
	Gores Holding VI (Historical)	Matterport (Historical)	(Assuming No Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)	(Assuming No Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)
As of and for the Three Months Ended March 31, 2021(1)
Book Value per share (2)	$(6.86)	$(12.40)	$2.17	$1.76	$9.09	$7.37
Net loss per share of Class A Stock—basic and diluted	$(0.70)		$(0.14)	$(0.15)	$(0.59)	$(0.63)
Weighted average shares outstanding of Class A Stock—basic and diluted	34,500,000		243,991,229	231,989,773
Net loss per share of Class F Stock—basic and diluted	$(0.70)
Weighted average shares outstanding of Class F Stock—basic and diluted	8,625,000
Net loss per share of Matterport Common Stock— basic and diluted		$(0.30)
Weighted averages shares of Matterport Common Stock outstanding—basic and diluted		9,621,163

As of and for the Year Ended December 31, 2020(1)
Net loss per share of Class A Stock—basic and diluted	$(2.14)		$(0.12)	$(0.13)	$(0.50)	$(0.54)
Weighted average shares outstanding of Class A Stock—basic and diluted	3,170,550		243,991,229	231,989,773
Net loss per share of Class F Stock—basic and diluted	$(2.14)
Weighted average shares outstanding of Class F Stock—basic and diluted	11,457,666
Net loss per share of Matterport Common Stock— basic and diluted		$(1.76)
Weighted averages shares of Matterport Common Stock outstanding—basic and diluted		7,972,543

(1)	There were no cash dividends declared in the period presented.
(2)	Book value per share is calculated as (a) total equity excluding preferred shares divided by (b) the total number of Common Stock outstanding classified in permanent equity.
(3)

The equivalent per share data for Matterport is calculated by multiplying the combined pro forma per share data by the Per Share Matterport Common Stock Consideration set forth in the Merger Agreement.

SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

The following table contains selected historical financial data for the Company as of and for the three months ended March 31, 2021 and as of and for the period from June 29, 2020 (date of inception) to December 31, 2020. Such data as of and for the three months ended March 31, 2021 has been derived from the unaudited financial statements of the Company included elsewhere in this proxy statement/prospectus. Such data as of and for the period from June 29, 2020 (date of inception) through December 31, 2020 has been derived from the audited financial statements of the Company included elsewhere in this proxy statement/prospectus. The information below is only a summary and should be read in conjunction with the sections entitled “Company Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Company’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

(in thousands, except per share amounts)	For the Three Months Ended March 31, 2021	For the Period from June 29, 2020 (inception) through December 31, 2020 (As Restated)
Statement of Operations Data:
Total operating expenses	$29,962	$1,536
Net loss	$(29,974)	$(1,501)
Net loss per share of Class A Stock—basic and diluted	$(0.70)	$(2.14)
Net loss per share of Class F Stock—basic and diluted	$(0.70)	$(2.14)
Cash Flow Data
Net cash used in operating activities	$(1,035)	$(964)
Net cash used in investing activities	$(14)	$(345,009)
Net cash provided by financing activities	$592	$346,606

	As of
(in thousands)	March 31, 2021	December 31, 2020
Balance Sheet Data
Total assets	$346,035	$346,566
Total liabilities	$60,217	$30,766
Total redeemable ordinary shares	$345,000	$345,000
Total shareholders’ deficit	$(59,182)	$(29,200)

SELECTED HISTORICAL FINANCIAL INFORMATION OF MATTERPORT

The selected historical consolidated statements of operations data of Matterport for the three months ended March 31, 2021 and 2020, the selected historical consolidated statements of cash flows for the three months ended March 31, 2021 and 2020, and the selected historical consolidated balance sheet data as of March 31, 2021 are derived from Matterport’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated statements of operations data of Matterport for the years ended December 31, 2020 and 2019, the selected historical consolidated statements of cash flows for the years ended December 31, 2020 and 2019, and the selected historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Matterport’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Matterport’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the sections entitled “Matterport Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

	For the Three Months Ended		For the Year Ended
(in thousands, except per share amounts)	March 31, 2021	March 31, 2020	December 31, 2020	December 31, 2019
Statement of Operations Data:
Total revenue	$26,929	$12,940	$85,884	$46,009
Total operating expenses	$19,083	$14,402	$59,501	$52,545
Net loss	$(2,872)	$(8,108)	$(14,021)	$(31,960)

Net loss per share attributable to common stockholders—basic and diluted	$(0.30)	$(1.04)	$(1.76)	$(4.23)

Cash Flow Data
Net cash provided by (used in) operating activities	$1,056	$(4,396)	$(3,597)	$(26,826)
Net cash used in investing activities	$(2,506)	$(1,381)	$(4,884)	$(4,870)
Net cash provided by (used in) financing activities	$(903)	$7,700	$50,462	$34,170

	As of
(in thousands)	March 31, 2021	December 31, 2020	December 31, 2019
Balance Sheet Data
Total assets	$74,506	$71,852	$24,233
Long-term debt	$3,117	$4,502	$7,630
Total liabilities	$32,408	$28,384	$22,884
Total redeemable convertible preferred stock	$164,168	$164,168	$110,978
Total shareholders’ deficit	$(122,070)	$(120,700)	$(109,629)

SELECTED HISTORICAL FINANCIAL DATA OF THE POST-COMBINATION COMPANY ON A PRO FORMA BASIS

The following selected historical financial data of the Post-Combination Company on a pro forma basis (the “selected pro forma information”) gives effect to the Business Combination, PIPE Investment, and other events contemplated by the Merger Agreement described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, the Company is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Post-Combination Company will represent a continuation of the financial statements of Matterport with the Business Combination being treated as the equivalent of Matterport issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Matterport in future reports of the Post-Combination Company.

The selected unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives pro forma effect to the Business Combination, PIPE Investment, and other events contemplated by the Merger Agreement as if they had occurred on March 31, 2021. The selected unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination, PIPE Investment, and other events contemplated by the Merger Agreement as if they had occurred on January 1, 2020.

The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the Post-Combination Company appearing elsewhere in this proxy statement/prospectus and the accompanying notes, in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with, the historical financial statements of the Company and Matterport and related notes included elsewhere in this proxy statement/prospectus. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what the Post-Combination Company’s financial position or results of operations actually would have been had the Business Combination, PIPE Investment, and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of the Post-Combination Company.

The following table presents selected pro forma information after giving effect to the Business Combination, presented under two scenarios:

•

Assuming No Redemptions: This scenario assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This scenario assumes that Public Stockholders holding 12.0 million Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Merger Agreement provides that the consummation of the Business Combination is conditioned on the Company having funds at the closing of the Business Combination of at least $520,000,000.

The following summarizes the pro forma shares of Common Stock outstanding immediately after the closing of the Business Combination under the two redemption scenarios:

	Pro Forma Combined Assuming No Redemptions (Shares)%		Pro Forma Combined Assuming Maximum Redemptions (Shares)%
Class A Stock issued to Matterport Stockholders(1)(2)	218,875,000	75.1	218,875,000	78.3
Public Stockholders	34,500,000	11.8	22,498,544	8.0
Initial Stockholders Class F Stock(3)	8,625,000	3.0	8,625,000	3.1
PIPE Investors(4)	29,500,000	10.1	29,500,000	10.6

Pro Forma Common Stock at March 31, 2021(5)	291,500,000	100.0	279,498,544	100.0

Rollover Options and Rollover RSUs(2)	(47,508,771)		(47,508,771)

Pro Forma Common Stock Outstanding at March 31, 2021	243,991,229		231,989,773

(1)

There are no adjustments for 23.5 million shares of Class A Stock in Earn-Out Shares as they are not issuable until 180 days after the closing date of the Business Combination and are contingently issuable based upon the triggering events that have not yet been achieved.

(2)

The number of outstanding shares in the table above assumes the issuance of approximately 47.5 million shares of Class A Stock underlying Rollover Options and Rollover RSUs that do not represent legally outstanding shares of Class A Stock at the closing of the Business Combination.

(3)

Excludes 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement and excludes 15,000 shares of Class A Stock to be purchased by the Initial Stockholders (excluding the Sponsor) in the PIPE Investment.

(4)

Includes 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement and includes 15,000 shares of Class A Stock to be purchased by the Initial Stockholders (excluding the Sponsor) in the PIPE Investment.

(5)	There are no adjustments for the outstanding Warrants issued in connection with the Company’s IPO as such securities are not exercisable until 30 days after the closing of the Business Combination.

The two alternative levels of redemptions assumed in the selected unaudited pro forma condensed combined per share information is based on the assumption that there are no adjustments for the outstanding Warrants issued in connection with the Company’s IPO as such securities are not exercisable until 30 days after the closing of the Business Combination. There are also no adjustments for the estimated 47,508,771 shares reserved for the potential future issuance of Class A Stock upon the exercise of Rollover Options and the vesting of Rollover RSUs upon the consummation of the Business Combination, as such events have not yet occurred.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(In thousands, except shares and per share amounts)
For the Three Months Ended March 31, 2021
Revenue	$26,929	$26,929
Net loss	$(34,860)	$(34,860)

Net loss per share of Class A Stock- basic and diluted	$(0.14)	$(0.15)
Weighted-average shares outstanding of Class A Stock- basic and diluted	243,991,229	231,989,773

For the Year Ended December 31, 2020
Revenue	$85,884	$85,884
Net loss	$(29,446)	$(29,446)

Net loss per share of Class A Stock- basic and diluted	$(0.12)	$(0.13)
Weighted-average shares outstanding of Class A Stock- basic and diluted	243,991,229	231,989,773

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2021

Total assets	$675,363	$555,341

Total liabilities	$145,972	$145,972
Total stockholders’ equity	$529,391	$409,369

INFORMATION ABOUT THE COMPANY

General

We are a blank check company incorporated on June 29, 2020 as a Delaware corporation and formed for the purpose of effecting an initial business combination. Prior to our entering into the Merger Agreement, our acquisition and value creation strategy was to identify, acquire and, after an initial business combination, to build a company in an industry or sector that complements the experience of our management team and can benefit from our operational expertise. Our acquisition selection process capitalizes on the ability of our management team to identify and consummate an initial business combination with a business that can benefit from our operational expertise, as members of our management team have done in diverse sectors, including industrials, technology, telecommunications, media and entertainment, business services, healthcare and consumer products. We also have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting solely of cash and/or cash equivalents.

On July 24, 2020, our Sponsor purchased an aggregate of 17,250,000 Founder Shares, for an aggregate purchase price of $25,000 or approximately $0.001 per share. On October 1, 2020, the Sponsor surrendered 8,625,000 founder shares to us for no consideration, on October 23, 2020, the Company effected a stock dividend with respect to its Class F Stock of 6,468,750 shares thereof and on November 13, 2020 the Sponsor surrendered 6,468,750 founder shares to us for no consideration, resulting in an aggregate of 8,625,000 outstanding shares of Class F Stock. As a result of such surrenders and stock dividend, the per-share purchase price increased to approximately $0.003 per share. The Founder Shares are identical to the Class A Stock included in the Units to be sold in the Proposed Offering except that the Founder Shares are convertible under the circumstances described below. The founder shares included an aggregate of up to 1,125,000 shares subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment is exercised. As a result of the underwriters’ election to fully exercise their over-allotment option, 1,125,000 founder shares are no longer subject to forfeiture. The Founder Shares will automatically convert into shares of Class A Stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation. On September 11, 2020, the Sponsor transferred 25,000 Founder Shares to each of the Company’s three independent director nominees at their original purchase price.

On December 15, 2020, we consummated the Company IPO of 34,500,000 Public Units of the Company, including 4,500,000 Public Units issued pursuant to the full exercise of the underwriter’s over-allotment option. Each Public Unit consists of one share of Class A Stock, and one-fifth of one Public Warrant of the Company, each whole Public Warrant entitling the holder thereof to purchase one share of Class A Stock at an exercise price of $11.50 per share of Class A Stock. The Public Units were sold at a price of $10.00 per share, generating gross proceeds to us of $345,000,000. Simultaneously with the Company IPO Closing Date, we completed the private sale of an aggregate of 4,450,000 Private Placement Warrants to our Sponsor at a price of $2.00 per Private Placement Warrant, each exercisable to purchase one share of Class A Stock at $11.50 per share, generating gross proceeds to us of $8,900,000. The Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the units in the Company IPO, except that the Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of the Company’s initial business combination. The Private Placement Warrants may also be net cash settled and are not redeemable so long as they are held by the Sponsor or its permitted transferees. The sale of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On December 15, 2020, a total amount of $345,000,000, comprised of $338,100,000 of the proceeds from the Public Offering, including approximately $12,075,000 of the underwriters’ deferred discount and $6,900,000 of the proceeds from the sale of the Private Placement Warrants was deposited in Trust Account with Continental Stock Transfer and Trust Company, acting as trustee (the “Trustee”). Funds held in the Trust Account have been invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earliest of (i) the completion of the Business Combination; (ii) the redemption of any shares of Class A Stock properly tendered in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of such shares of Class A Stock if we do not complete an initial business combination by December 15, 2022 and (iii) the redemption of 100% of the shares of Class A Stock if we are unable to complete an initial business combination by December 15, 2022 (subject to applicable law).

On January 29, 2021, we announced that the holders of our Public Units may elect to separately trade the Class A Stock and Public Warrants included in the Public Units commencing on February 1, 2021, on the Nasdaq Capital Market (“Nasdaq”) under the symbols “GHVI” and “GHVIW,” respectively. Those Public Units not separated will continue to trade on the Nasdaq Capital Market under the symbol “GHVIU” and each of the Class A Stock and Public Warrants that are separated will trade on Nasdaq under the symbols “GHVI” and “GHVIW,” respectively.

On February 7, 2021, the Company entered into the Merger Agreement, which provides for, among other things, the Mergers. The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by the Current Company Certificate.

Initial Business Combination

Nasdaq rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in our Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with an initial business combination. Our Board has determined that the Business Combination meets the 80% test.

Redemption Rights for Holders of Public Shares

We are providing our Public Stockholders with the opportunity to redeem all or a portion of their shares of Class A Stock upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of March 31, 2021 is approximately $10.00 per Public Share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the Deferred Discount totaling $12,075,000 that we will pay to the underwriter. Our Initial Stockholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may hold in connection with the completion of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination.

Submission of the Business Combination to a Stockholder Vote

The Special Meeting of our stockholders to which this proxy statement/prospectus relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Initial Stockholders, including our Sponsor, have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination.

Limitations on Redemption Rights

Notwithstanding the foregoing, the Current Certificate provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from exercising redemptions with respect to more than an aggregate of 20% of the shares of Class A Stock included in the Public Units sold in our IPO.

Employees

We currently have three officers. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed an initial business combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the current stage of the initial business combination process.

Periodic Reporting and Financial Information

Public Units, Public Shares and Public Warrants are registered under the Exchange Act and as a result we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. The contents of this website are not incorporated into this filing. Further, our references to the uniform resource locator (“URL”) for this website are intended to be inactive textual references only. Our website is www.Gores.com.

We will be required to evaluate our internal control procedures for fiscal years ending after December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer will we be required to have our internal control procedures audited. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of Matterport to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) of December 15, 2025, the fifth anniversary of the IPO Closing Date (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Our executive offices are located at 6260 Lookout Road, Boulder, Colorado 80301 and our telephone number is (303) 531-3100.

MANAGEMENT OF THE COMPANY

Directors, Executive Officers and Corporate Governance

Our current directors and executive officers are as follows:

Name	Age	Title
Alec Gores	67	Chairman
Mark Stone	57	Chief Executive Officer
Andrew McBride	40	Chief Financial Officer and Secretary
Randall Bort	56	Director
Elizabeth Marcellino	63	Director
Nancy Tellem	67	Director

Alec Gores has been our Chairman since June 2020. Mr. Gores is the Founder, Chairman and Chief Executive Officer of The Gores Group, a global investment firm focused on acquiring businesses that can benefit from the firm’s operating expertise. Mr. Gores implemented an operational approach to private equity investing when he founded The Gores Group in 1987 by operating businesses alongside management, or in some cases in lieu of management, to build value in those entities. Since then, the firm has acquired more than 120 businesses including a current portfolio of 8 active companies worldwide. Mr. Gores began his career as a self-made entrepreneur and operating executive. In 1978, he self-funded and founded Executive Business Systems (EBS), a developer and distributor of vertical business software systems. Within seven years, EBS had become a leading value-added reseller in Michigan and employed over 200 people. In 1986, CONTEL purchased EBS, and Mr. Gores subsequently began acquiring and operating non-core businesses from major corporations and building value in those entities, a decision that ultimately led to the founding of what has evolved into The Gores Group today. Under his leadership, The Gores Group has continued to acquire businesses in need of operational and financial resources, while creating value and working with management teams to establish an entrepreneurial environment as a foundation for sustainable growth. This philosophy has served the firm well. Mr. Gores served as the Chairman of the board of directors of Gores Holdings I from its inception in June 2015 until completion of the Hostess acquisition in November 2016, as the Chairman of the board of directors of Gores Holdings II from its inception in August 2016 until completion of the Verra acquisition in October 2018 and as the Chairman of the board of directors of Gores Holdings III from its inception in October 2017 until the completion of the PAE acquisition in February 2020. Additionally, Mr. Gores served as the Chief Executive Officer and Director of Gores Metropoulos from its inception in August 2018 until the completion of the Luminar acquisition in December 2020 and has served as a director of Luminar since December 2020. In addition, Mr. Gores has served as the Chairman of the board of directors of Gores Holdings IV since June 2019 until the completion of the UWM acquisition in January 2021. Mr. Gores has served as the Chairman of the board of directors of Gores Holdings V since June 2020 and will continue to do so until the completion of the Ardagh Metal Packaging transaction, Gores Holdings VII since September 2020, Gores Holdings VIII since September 2020, Gores Technology I since December 2020, Gores Technology II since December 2020 and Gores Guggenheim since December 2020. Mr. Gores has also served as the Chief Executive Officer and a director of Gores Metropoulos II since July 2020. Mr. Gores holds a degree in Computer Science from Western Michigan University. Mr. Gores’ significant investment and financial expertise make him well qualified to serve as a member of our board of directors.

Mark R. Stone has been our Chief Executive Officer since July 2020. Mr. Stone is a Senior Managing Director of The Gores Group. Mr. Stone is a member of the Investment Committee and a member of the Office of the Chairman of The Gores Group. Mr. Stone has worked at The Gores Group for more than fifteen years. Mr. Stone served as the Chief Executive Officer of Gores Holdings I from its inception in June 2015 until completion of the Hostess acquisition in November 2016 and served as a Director of Hostess until April 2018. Additionally, Mr. Stone served as the Chief Executive Officer of Gores Holdings II from its inception in August 2016 until completion of the Verra Mobility acquisition in October 2018, as the Chief Executive Officer of Gores

Holdings III from its inception in October 2017 until the completion of the PAE acquisition in February 2020, and as the Chief Executive Officer of Gores Holdings IV from June 2019 until the completion of the UWM acquisition in January 2021. Mr. Stone has served as the Chief Executive Officer of Gores Holdings V since June 2020 and will continue to do so until the completion of the recently announced Ardagh Metal Packaging transaction, Gores Holdings VII since September 2020, Gores Holdings VIII since September 2020 and Gores Guggenheim since December 2020. From 2005 until 2013, Mr. Stone primarily focused on worldwide operations of Gores’ portfolio companies and Gores’ operational due diligence efforts. He has been a senior team member with key responsibility in several turnaround, value-oriented investment opportunities, including Stock Building Supply, a supplier of building materials and construction services to professional home builders and contractors in the United States; United Road Services, a provider of finished vehicle logistics services; and Sage Automotive Interiors, the largest North American manufacturer of high-performance automotive seat fabrics. Mr. Stone has also been involved with the acquisitions, successful carve-outs and transformations of Lineage Power and VincoTech, manufacturers of telecom conversion products, electronic OEMs, power modules, GPS products and electronic manufacturing services, from TE Connectivity Ltd.; Therakos, a global leader in advanced technologies for extracorporeal photopheresis (ECP), from Johnson & Johnson; and Sagem Communications, a Paris-based manufacturer of set-top boxes, residential terminals, printers and other communications equipment, from the Safran Group. He has served as Executive Chairman and/or CEO of several portfolio companies including Siemens Enterprise Communications, a leading Munich-based global corporate telephony (PBX) and unified communications (UC) solutions provider, and Enterasys Networks, a global network solutions provider. Prior to joining The Gores Group, Mr. Stone spent nearly a decade as a chief executive transforming businesses across the services, industrial and technology sectors. Mr. Stone spent five years with The Boston Consulting Group as a member of their high technology and industrial goods practices and served in the firm’s Boston, London, Los Angeles and Seoul offices. Mr. Stone earned a B.S. in Finance with Computer Science and Mathematics concentrations from the University of Maine and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

Andrew McBride has been our Chief Financial Officer and Secretary since July 2020. Mr. McBride has served as Director, Finance and Tax at The Gores Group since February 2010, where he is responsible for tax due diligence and structuring of acquisitions, compliance, planning, financial management and portfolio company reporting. Mr. McBride also served as the Chief Financial Officer and Secretary of Gores Holdings I from January 2016 until completion of the Hostess acquisition in November 2016. Additionally, Mr. McBride served as the Chief Financial Officer and Secretary of Gores Holdings II from its inception in August 2016 until completion of the Verra acquisition in October 2018 and as the Chief Financial Officer and Secretary of Gores Holdings III from its inception in October 2017 until the completion of the PAE acquisition in February 2020. Additionally, Mr. McBride also served as the Chief Financial Officer and Secretary of Gores Metropoulos from its inception in August 2018 until the completion of the Luminar acquisition in December 2020. In addition, Mr. McBride has served as the Chief Financial Officer and Secretary of Gores Holdings IV from June 2019 until the completion of the UWM acquisition in January 2021. Mr. McBride has also served as the Chief Financial Officer of Gores Holdings V since June 2020 and will continue to do so until the completion of the recently announced Ardagh Metal Packaging transaction, Gores Metropoulos II since July 2020, Gores Holdings VII since September 2020, Gores Holdings VIII since September 2020, Gores Technology I since December 2020, Gores Technology II since December 2020, and Gores Guggenheim since December 2020. Previously, from January 2008 to January 2010, Mr. McBride worked in the High Net Worth group at Ehrhardt, Keefe, Steiner, and Hottman, P.C. From January 2004 to January 2008, Mr. McBride was with KPMG, LLP, assisting international corporations with tax planning, structuring and compliance issues. Mr. McBride holds a B.S. in Accounting and Finance from the University of Notre Dame and is licensed as a Certified Public Accountant in the State of Colorado.

Randall Bort has served as a member of our board of directors since December 2020. Mr. Bort is a Co-Founder of SandTree Holdings, LLC, a private commercial real estate investment firm, and has been a partner at SandTree since November 2012. Previously, Mr. Bort was an investment banker at Drexel Burnham Lambert, BT Securities, Donaldson, Lufkin & Jenrette, Credit Suisse First Boston, The Mercanti Group and

Imperial Capital. Mr. Bort has significant financial, transactional and capital markets experience across multiple industries and has worked both domestically and in Asia. Mr. Bort earned a B.A. in Economics and Mathematics from Claremont McKenna College and an M.B.A. in Finance and Entrepreneurial Management from The Wharton School of the University of Pennsylvania. Mr. Bort served as a member of the board of directors of Gores Holdings I from August 2015 until completion of the Hostess acquisition in November 2016, as a member of the board of directors of Verra Mobility Corp. (formerly Gores Holdings II) from January 2017 until June 2019, as a member of the board of directors of Gores Holdings III from September 2018 until the completion of the PAE acquisition in February 2020, as a member of the board of directors of Gores Metropoulos from February 2019 until the completion of the Luminar acquisition in December 2020, and as a member of the board of directors of Gores Holdings IV from June 2019 until the completion of the UWM acquisition in January 2021. Mr. Bort has also served as a member of the board of directors of Gores Holdings V since August 2020 and will continue to do so until the completion of the recently announced Ardagh Metal Packaging transaction, Gores Metropoulos II since January 2021, Gores Holdings VII since February 2021, Gores Holdings VIII since March 2021 and Gores Guggenheim since March 2021. Mr. Bort also is a member of the Board of Trustees of Children’s Bureau, a non-profit organization based in Los Angeles focused on foster care and the prevention of child abuse. Mr. Bort’s significant investment and financial expertise make him well qualified to serve as a member of our board of directors.

Elizabeth Marcellino has served as a member of our board of directors since December 2020. Ms. Marcellino is a writer and journalist reporting on a wide range of policy issues for Los Angeles-based City News Service. She was previously a managing director at Goldman Sachs Group, Inc., where she worked from 1991 to 2004 in investment banking, portfolio management, and private equity. During her time with the firm’s Principal Investment Area, Elizabeth managed operations and human resources in support of a global team investing $10 billion in corporate private equity funds. Prior to that, as a portfolio manager for Goldman Sachs Asset Management, Elizabeth launched and managed the Goldman Sachs Real Estate Securities Fund, a total return fund invested primarily in REITs. As an investment banker, Elizabeth advised primarily real estate clients in a wide range of public and private buy-side and sell-side transactions across all property types, including lodging and gaming. She earned a B.A. in Economics from the University of California, Los Angeles and an M.B.A. in Finance and Real Estate from The Wharton School of the University of Pennsylvania. Ms. Marcellino has served as a member of the board of directors of Gores Holdings VII since February 2021 and Gores Guggenheim since March 2021. Elizabeth sits on the national board of Jumpstart for Young Children (“Jumpstart”), a nonprofit organization working to close the early childhood education gap, and also serves on that board’s finance committee. She is also a board member and treasurer for the Society of Professional Journalists, Greater Los Angeles Chapter. Ms. Marcellino’s significant investment and management experience make her well qualified to serve as a member of our board of directors.

Nancy Tellem has served as a member of our board of directors since December 2020. Ms. Tellem is the Executive Chairperson of Eko, a media network that reimagines storytelling by using proprietary technology to create interactive stories that respond and leverage the interactive nature of today’s media devices. In addition, as a board member of Metro-Goldwyn-Mayer Holdings Inc. (“Metro-Goldwyn-Mayer”) since 2013, Nancy expanded her role from January through July 2019, becoming Executive Director to the Office of the CEO to help develop the overall long-term strategy for the company. Until October of 2014, Ms. Tellem was President of Xbox Entertainment Studios where she oversaw Microsoft’s TV strategy and created a studio focused on the development and production of interactive programming. From 1997 to 2012, Ms. Tellem was President of the CBS Network Television Entertainment Group. She oversaw both CBS Entertainment Network and CBS Studios. Before CBS, Ms. Tellem was the Executive Vice President of Business and Financial Affairs for Warner Bros. Entertainment Inc. where she shepherded in such hits as “ER” and “Friends.” In 2006, Ms. Tellem was inducted into the Broadcasting & Cable Hall of Fame for her contributions to the electronic arts. Ms. Tellem has served as a member of the board of directors of Gores Guggenheim since March 2021. Ms. Tellem holds board and advisory positions at numerous digital and media-related companies, including Eko, Metro-Goldwyn-Mayer, Nielsen Holdings plc, LeagueApps, Inc., KODE Labs, Inc. and is a board member of Rocket Companies, Inc., Cranbrook Art Academy and Museum, and Seeds of Peace, Inc. She earned her B.A. from the University of

California Berkeley, and received her J.D. from University of California, Hastings College of Law. Ms. Tellem’s significant business and management expertise make her well qualified to serve as a member of our board of directors.

Number and Terms of Office of Officers and Directors

Our Board consists of four directors. Our officers are appointed by our Board and serve at the discretion of our Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our current bylaws as it deems appropriate. Our current bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by our Board.

Committees of the Board of Directors

Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Our Board established an audit committee of the Board. Mr. Randall Bort, Ms. Elizabeth Marcellino and Ms. Nancy Tellem serve as members of our audit committee. Randall Bort serves as the chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Randall Bort, Elizabeth Marcellino and Nancy Tellem are independent.

Each member of the audit committee is financially literate and our Board has determined that Randall Bort qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Our Board established a compensation committee of the Board. Mr. Randall Bort, Ms. Elizabeth Marcellino and Ms. Nancy Tellem serve as members of our compensation committee. Elizabeth Marcellino serves as the chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Randall Bort, Elizabeth Marcellino and Nancy Tellem are independent.

We have adopted a compensation committee charter that details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

It is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The Current Company Certificate also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our Board. Our Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Our Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our Board should follow the procedures set forth in our current bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of our Board or compensation committee of any entity that has one or more executive officers serving on our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our Class A Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such Forms, we believe that for the year ended December 31, 2020 there were no delinquent filers.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. We have previously filed copies of our form Code of Ethics, our form of Audit Committee Charter and our form of Compensation Committee Charter as exhibits to our registration statement in connection with the Company IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 6260 Lookout Road, Boulder, Colorado 80301 or by telephone at (303) 531-3100. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

The Gores Group manages several investment vehicles and Mr. Gores, together with trusts for the benefit of his family, engages in private equity investing. Mr. Gores, funds managed by The Gores Group or their respective affiliates may compete with us for acquisition opportunities. If any of them decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated by Mr. Gores, or within The Gores Group, including by Mr. Gores, may be suitable for both us and for the Gores family or a current or future The Gores Group fund and may be directed to Mr. Gores or such investment vehicle rather than to us. Neither Mr. Gores, The Gores Group nor members of our management team who are also employed by certain affiliates of Mr. Gores or The Gores Group have any obligation to present us with any opportunity for a potential Business Combination of which they become aware, unless presented to such member solely in his or her capacity as an officer of the company. Mr. Gores, The Gores Group and/or our management, in their capacities as officers or managing directors of The Gores Group or in their other endeavors, may be required to present potential Business Combinations to the related entities described above, current or future The Gores Group investment vehicles, Mr. Gores or third parties, before they present such opportunities to us.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present an initial business combination opportunity. Accordingly, if any of our officers or directors becomes aware of an initial business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete an initial business combination. The Current Company Certificate provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

In addition, our Sponsor, officers and directors may participate in the formation of, or become an officer or director of, any other blank check company prior to completion of the Business Combination. As a result, our Sponsor, officers or directors could have conflicts of interest in determining whether to present business combination opportunities to us or to any other blank check company with which they may become involved. In particular, affiliates of our Sponsor are currently sponsoring seven other blank check companies, Gores Holdings V, Gores Metropoulos II, Gores Holdings VII, Gores Holdings VIII, Gores Technology I, Gores Technology II and Gores Guggenheim. Gores Holdings V, Gores Holdings VII, Gores Holdings VIII, and Gores Guggenheim may seek to complete a business combination in any location and are not focusing on any particular industry for business combinations. Gores Metropoulos II may seek to complete a business combination in any location and is focusing on a business combination in the consumer products and services industry. Gores Technology I and Gores Technology II may seek to complete a business combination in any location and are focusing on a business combination in the technology industry. Further, Mr. Gores, our Chairman, serves as the Chief Executive Officer of Gores Metropoulos II, and Mr. Stone, our Chief Executive Officer, serves as the Chief Executive Officer of Gores Holdings V, Gores Holdings VII, Gores Holdings VIII and Gores Guggenheim. Mr. McBride, our Chief Financial Officer, serves as the Chief Financial Officer for Gores Holdings V, Gores Metropoulos II, Gores Holdings VII, Gores Holdings VIII, Gores Technology I, Gores Technology II, and Gores Guggenheim. Any such companies, including Gores Holdings V, Gores Metropoulos II, Gores Holdings VII, Gores Holdings VIII, Gores Technology I, Gores Technology II, and Gores Guggenheim, may present additional conflicts of interest in pursuing an acquisition target. However, we do not believe that any potential conflicts with Gores Holdings V, Gores Metropoulos II, Gores Holdings VII, Gores Holdings VIII, Gores Technology I, Gores Technology II, and Gores Guggenheim would materially affect our ability to complete an initial business combination. Potential investors should also be aware of the following other potential conflicts of interest:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for 17,250,000 Founder Shares and (after giving effect to (i) the cancellation of 8,625,000 Founder Shares on October 1, 2020, (ii) a stock dividend of 6,468,750 Founder Shares on October 23, 2020 and (iii) the cancellation of 6,468,750 Founder Shares on November 13, 2020) the remaining 8,625,000 Founder Shares (25,000 of which are held by Mr. Bort, 25,000 of which are held by Ms. Marcellino and 25,000 of which are held by Ms. Tellem) will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $86 million but, given the restrictions on such shares, we believe such shares have less value;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by December 15, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $8,900,000 for its 4,450,000 Private Placement Warrants to purchase shares of Class A Stock, and that such Private Placement Warrants will expire worthless if a business combination is not consummated by December 15, 2022;

•

the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•

the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 15, 2022;

•	the fact that our Sponsor, officers and directors would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Number of shares of Class A Stock		Value of Class A Stock(1)
Gores Sponsor VI LLC	12,629,000	(2)	$126,290,000
Alec E. Gores	12,629,000	(2)	$126,290,000
Mark R. Stone	—		$—
Andrew McBride	—		$—
Randall Bort	25,000		$250,000
Elizabeth Marcellino	25,000		$250,000
Nancy Tellem	40,000	(3)	$400,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.
(2)

Represents shares held by the Sponsor which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 8,550,000 shares of Class F Stock and 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that the Sponsor may choose to syndicate such shares pursuant to the Sponsor Subscription Agreement (and the Company currently expects that the Sponsor will syndicate all such shares). Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(3)	Represents 25,000 shares of Class F Stock and 15,000 shares of Class A Stock to be purchased as part of the PIPE Investment.

•

the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders, which provides for registration rights to Registration Rights Holders and their permitted transferees; and

•

the fact that we entered into a Subscription Agreement with our Sponsor, pursuant to which our Sponsor has committed to purchase 4,079,000 shares of Class A Stock in the PIPE Investment for an aggregate commitment of approximately $40,790,000, provided that our Sponsor has the right to syndicate the Class A Stock purchased under such Subscription Agreement in advance of the closing of the Business Combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, the Current Company Certificate provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have.

Our Initial Stockholders have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the Company IPO in favor of the Business Combination and our officers and directors have also agreed to vote any Public Shares purchased during or after the offering in favor of the Business Combination. Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations that may present a conflict of interest:

Individual	Entity	Entity’s Business	Affiliation
Alec Gores	The Gores Group, LLC	Investments	Chief Executive Officer
	Gores Holdings V, Inc.(1)	Investments	Chairman
	Gores Metropoulos II, Inc.(1)	Investments	Chief Executive Officer
	Gores Holdings VII, Inc.(1)	Investments	Chairman
	Gores Holdings VIII, Inc.(1)	Investments	Chairman
	Gores Technology Partners, Inc.(1)	Investments	Chairman
	Gores Technology Partners II, Inc.(1)	Investments	Chairman
	Gores Guggenheim, Inc.(1)	Investments	Chairman
	Luminar Technologies, Inc.	Automotive	Director

Mark Stone	The Gores Group, LLC	Investments	Senior Managing Director
	Gores Holdings V, Inc.(1)	Investments	Chief Executive Officer
	Gores Holdings VII, Inc.(1)	Investments	Chief Executive Officer
	Gores Guggenheim, Inc.(1)	Investments	Chief Executive Officer
	Gores Holdings VIII, Inc.(1)	Investments	Chief Executive Officer

Andy McBride	The Gores Group, LLC	Investments	Senior Vice President – Finance-Tax
	Gores Holdings V, Inc.(1)	Investments	Chief Financial Officer and Secretary
	Gores Metropoulos II, Inc.(1)	Investments	Chief Financial Officer and Secretary
	Gores Holdings VII, Inc.(1)	Investments	Chief Financial Officer and Secretary
	Gores Holdings VIII, Inc.(1)	Investments	Chief Financial Officer and Secretary
	Gores Technology Partners, Inc.(1)	Investments	Chief Financial Officer and Secretary
	Gores Technology Partners II, Inc.(1)	Investments	Chief Financial Officer and Secretary
	Gores Guggenheim, Inc.(1)	Investments	Chief Financial Officer and Secretary

Individual	Entity	Entity’s Business	Affiliation

Randall Bort	Gores Holdings V, Inc.(1)	Investments	Director
	Gores Metropoulos II, Inc.(1)	Investments	Director
	Gores Holdings VII, Inc.(1)	Investments	Director
	Gores Holdings VIII, Inc.(1)	Investments	Director
	Gores Guggenheim, Inc.(1)	Investments	Director
	SandTree Holdings, LLC	Real Estate Investments	Partner
	Children’s Bureau	Non-Profit	Trustee

Elizabeth Marcellino	Gores Holdings VII, Inc.(1)	Investments	Director
	Gores Guggenheim, Inc.(1)	Investments	Director
	Jumpstart	Non-Profit	Director
	Society of Professional Journalists, Greater Los Angeles Chapter	Professional Society	Treasurer and Director

Nancy Tellem	Gores Guggenheim, Inc.(1)	Investments	Director
	Eko	Media	Executive Chairperson
	Metro-Goldwyn-Mayer	Media	Director
	Nielsen Holdings plc	Information Technology and Services	Director
	LeagueApps, Inc.	Software	Advisor
	KODE Labs, Inc.	Software	Advisor
	Rocket Companies, Inc.	Financial Services	Director
	TV Pass	Media	Advisor
	Cranbrook Art Academy and Museum	Non-Profit	Director
	Seeds of Peace, Inc.	Non-Profit	Director

(1)

This entity’s amended and restated charter contains a waiver of the corporate opportunity doctrine. Accordingly, there is no conflicting obligation to bring opportunities to this entity before the Company.

Accordingly, if any of the above executive officers or directors become aware of an initial business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor these obligations to present such initial business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We do not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect our ability to complete an initial business combination. The Current Company Certificate provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, executive officers or directors. In the event we seek to complete the Business Combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA, or from an independent accounting firm, that such an initial business combination is fair to our Company from a financial point of view.

Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

The Current Company Certificate provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Current Company Certificate provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Current Company Certificate. Our current bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation

None of our officers or directors has received any cash compensation for services rendered to us. Commencing on December 10, 2020, we agreed to pay monthly recurring expenses of $20,000 to The Gores Group for office space, administrative and secretarial and administrative support. Upon completion of an initial business combination or our liquidation, we will cease paying these monthly fees. In addition, we may pay our Sponsor or any of our existing officers or directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigation and completing an initial business combination. The individuals will also be reimbursed for any out of pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable potential initial business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers, directors and our or their affiliates and will determine which fees and expenses and the amount of expenses that will be reimbursed.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of an initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after an initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management team to remain with us after the consummation of an initial business combination will be a determining factor in our decision to proceed with any initial business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Audit Committee Report

Our Audit Committee has reviewed and discussed our audited financial statements with management, and has discussed with our independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board, which we refer to as “PCAOB,” Auditing Standard No. 1301, “Communications with Audit Committees,” referred to as PCAOB Auditing Standard No. 1301. Additionally, our Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Fees and Services

Fees for professional services provided by our independent registered public accounting firm from June 29, 2020 through December 31, 2020.

For the Period from June 29, 2020 (inception) to December 31, 2020
Audit Fees	206,000
Audit Related Fees	—

Tax Fees	—
All Other Fees	—

Total	$206,000

Pre-Approval Policy

The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the audit committee has and shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by the independent auditors as provided under the audit committee charter.

COMPANY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of the Company included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “General Information—Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated on June 29, 2020 as a Delaware corporation and formed for the purpose of effecting an initial business combination with one or more target businesses. We completed the Company IPO on December 15, 2020. Since completing the Company IPO, we have reviewed a number of opportunities to enter into an initial business combination with an operating business, and intend to effectuate the Business Combination. We intend to effectuate the Business Combination using cash from the proceeds of the Company IPO and the sale of the Private Placement Warrants.

Recent Developments

Proposed Matterport Business Combination

On February 7, 2021, the Company entered into a Merger Agreement, by and among the Company, First Merger Sub, Second Merger Sub, and Matterport, which provides for, among other things: (a) the First Merger; and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Second Merger. The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by the Company’s Amended and Restated Certificate of Incorporation.

The Merger Agreement and the transactions contemplated thereby were unanimously approved by the Board of Directors of the Company on February 7, 2021 and the Matterport Board on February 7, 2021.

The Merger Agreement

Merger Consideration

Pursuant to the Merger Agreement, the aggregate merger consideration payable at the closing of the Business Combination to the stockholders and holders of equity awards of Matterport will be a number of shares, or equity awards exercisable for shares, of Class A Stock (deemed to have a value of $10.00 per share) with an implied value equal to $2,188,750,000, divided by $10.00.

At the closing of the Business Combination, holders of shares of (a) Matterport Common Stock will be entitled to receive a number of shares of Class A Stock equal to the Per Share Matterport Common Stock Consideration, in respect of each such share of Matterport Common Stock held by such Matterport Common Stockholder, and (b) Matterport Preferred Stock will be entitled to receive a number of shares of Class A Stock equal to the Per Share Matterport Preferred Stock Consideration, in respect of each such share of Matterport Preferred Stock held by such Matterport Preferred Stockholder.

In addition to the consideration to be paid at the closing of the Business Combination, equityholders of Matterport will be entitled to receive their pro rata share of an additional number of Earn-Out Shares from the Post-Combination Company, issuable in Class A Stock and subject to the terms provided in the Merger Agreement, up to an aggregate of 23,460,000 shares of Class A Stock collectively issuable to all Matterport equityholders.

No fractional shares of Class A Stock will be issued. In lieu of the issuance of any such fractional shares, the Company has agreed to pay to each Matterport Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Class A Stock to which such Matterport Stockholder otherwise would have been entitled, multiplied by (ii) $10.00.

Treatment of Matterport’s Equity Awards

Pursuant to the Merger Agreement, at the closing of the Business Combination, each Matterport Stock Option, to the extent then outstanding and unexercised, will automatically be converted into (a) an option to acquire a certain number of shares of Class A Stock (pursuant to a ratio based on the Per Share Matterport Common Stock Consideration), at an adjusted exercise price per share and (b) the right to receive a pro rata portion of a number of Earn-Out Shares, issuable in Class A Stock and subject to the terms provided in the Merger Agreement (including that such right to receive Earn-Out Shares is conditional on the holder continuing to provide services), up to an aggregate of 23,460,000 shares collectively issuable to all Matterport equityholders. Each such converted option will be subject to the same terms and conditions as were applicable to the corresponding Matterport Stock Options immediately prior to such conversion, except to the extent such terms or conditions are rendered inoperative by the Business Combination.

Pursuant to the Merger Agreement, at the closing of the Business Combination, each Matterport RSU, to the extent then outstanding, will automatically be converted into (a) an award of restricted stock units covering a certain number of shares of Class A Stock (pursuant to a ratio based on the Per Share Matterport Common Stock Consideration) and (b) the right to receive a pro rata portion of a number of Earn-Out Shares, issuable in Class A Stock and subject to the terms provided in the Merger Agreement (including that such right to receive Earn-Out Shares is conditional on the holder continuing to provide services), up to an aggregate of 23,460,000 shares collectively issuable to all Matterport equityholders. Each such converted restricted stock unit will be subject to the same terms and conditions as were applicable to the corresponding Matterport RSUs immediately prior to such conversion, except to the extent such terms or conditions are rendered inoperative by the Business Combination.

Private Placement Subscription Agreements

On February 7, 2021, the Company entered into the Subscription Agreements with the Subscribers, pursuant to which the Subscribers have agreed to purchase an aggregate of 29,500,000 shares of Class A Stock as part of the PIPE Investment. The proceeds from the PIPE Investment will remain on the Company’s balance sheet following the consummation of the Business Combination.

Recent Stockholder Action

The Company and the members of its Board have been named as defendants in a putative stockholder action filed in the Supreme Court of the State of New York, County of New York, captioned Jamin Quimby v. Gores Holdings VI, Inc., et al., Index No. 652761/2021, in connection with the proposed Business Combination. The complaint generally alleges breach of fiduciary duty and aiding and abetting claims relating to, among other things, alleged misstatements and omissions in the registration statement, of which this proxy statement/prospectus is a part, in connection with the Business Combination. The complaint seeks, among other things, injunctive relief and an award of attorneys’ fees. The Company believes the claims asserted in the Quimby matter are without merit, and intends to vigorously defend against them.

Results of Operations

For the three months ended March 31, 2021, we had a net loss of ($29,974,034), of which ($26,672,500) are non-cash losses related to the change in fair value of the warrant liability. For the period from June 29, 2020 to December 31, 2020, we had a net loss of ($1,501,235), of which ($1,402,398) are expenses related to warrant liability costs and issuance costs allocated to the warrants. Our business activities during the year mainly consisted of identifying and evaluating prospective acquisition candidates for a business combination. We believe that we have sufficient funds available to complete our efforts to effect a business combination with an operating business by December 15, 2022. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination.

As indicated in the accompanying unaudited financial statements, at March 31, 2021, we had $176,595 in cash and deferred offering costs of $12,075,000 and at December 31, 2020, we had $633,266 in cash and deferred offering costs of $12,075,000. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our business combination, including the Business Combination, will be successful.

Liquidity and Capital Resources

On July 24, 2020, the Sponsor purchased 17,250,000 shares of Class F Common Stock for $25,000, or approximately $0.001 per share. On October 1, 2020, the Sponsor surrendered 8,625,000 Founder Shares to us for no consideration, on October 23, 2020, the Company effected a stock dividend with respect to its Founder Shares of 6,468,750 shares thereof and on November 13, 2020 the Sponsor surrendered 6,468,750 Founder Shares to us for no consideration, resulting in an aggregate of 8,625,000 outstanding Founder Shares. As a result of such surrenders and stock dividend, the per-share purchase price increased to approximately $0.003 per share. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the Public Offering. On September 11, 2020, the Sponsor transferred 25,000 Founder Shares to each of the independent directors at their original purchase price.

On December 15, 2020 (the “IPO Closing Date”), the Company consummated the Company IPO of 34,500,000 Units at a price of $10.00 per Unit, including 4,500,000 Units as a result of the underwriters’ full exercise of their over-allotment option, generating gross proceeds of $345,000,000. On the IPO Closing Date, we completed the private sale of an aggregate of 4,450,000 Private Placement Warrants, each exercisable to purchase one share of Common Stock at $11.50 per share, to our Sponsor, at a price of $2.00 per Private Placement Warrant, generating gross proceeds, before expenses, of $8,900,000. After deducting the underwriting discounts and commissions (excluding the Deferred Discount, which amount will be payable upon consummation of the Business Combination, if consummated) and the estimated offering expenses, the total net proceeds from our Public Offering and the sale of the Private Placement Warrants were $346,055,000, of which $345,000,000 (or $10.00 per share sold in the Public Offering) was placed in the Trust Account. The amount of proceeds not deposited in the Trust Account was $1,055,000 at the closing of our Public Offering. Interest earned on the funds held in the Trust Account may be released to us to fund our Regulatory Withdrawals, for a maximum of 24 months and/or additional amounts necessary to pay our franchise and income taxes.

On July 24, 2020, Company borrowed $300,000 by the issuance of an unsecured promissory note from the Sponsor for $300,000 to cover expenses related to the Public Offering. This Note was non-interest bearing and payable on the earlier of June 30, 2021 or the completion of the Public Offering. This Note was repaid in full upon the completion of the Public Offering.

At March 31, 2021 and December 31, 2020, we had cash held outside of the Trust Account of approximately $176,595 and $633,266, respectively, which is available to fund our working capital requirements. Additionally, interest earned on the funds held in the Trust Account may be released to us to fund our Regulatory Withdrawals, for a maximum of 24 months and/or additional amounts necessary to pay our franchise and income taxes.

At March 31, 2021 and December 31, 2020, the Company had current liabilities of $48,141,857 and $18,690,703, respectively, and working capital of ($47,129,281) and ($17,159,683), respectively, the balances of which are primarily related to warrants we have recorded as liabilities. Other amounts related to accrued expenses owed to professionals, consultants, advisors and others who are working on seeking a Business Combination.

We intend to use substantially all of the funds held in the Trust Account, including interest (which interest shall be net of Regulatory Withdrawals and taxes payable) to consummate a business combination. Moreover, we may need to obtain additional financing either to complete a business combination or because we become obligated to redeem a significant number of shares of our Common Stock upon completion of a business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations. To the extent that our capital stock or debt is used, in whole or in part, as consideration to consummate our business combination, the remaining proceeds held in our Trust Account, if any, will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategy. Following the closing of the Business Combination, we do not expect there to be remaining proceeds in our Trust Account.

Off-balance sheet financing arrangements

We had no obligations, assets or liabilities which would be considered off-balance sheet arrangements at December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We had not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets

Contractual obligations

As of March 31, 2021 and December 31, 2020, we did not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities. In connection with the Company IPO, we entered into an administrative services agreement to pay monthly recurring expenses of $20,000 to The Gores Group for office space utilities and secretarial support. The administrative services agreement terminates upon the earlier of the completion of a Business Combination or the liquidation of the Company.

The underwriters are entitled to underwriting discounts and commissions of 5.5% ($18,975,000), of which 2.0% ($6,900,000) was paid at the IPO Closing Date, and 3.5% ($12,075,000) was deferred. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement. The underwriters are not entitled to any interest accrued on the Deferred Discount

Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 2021 and December 31, 2020 and the results of operations and cash flows for the periods presented. Operating results for the three months ended March 31, 2021 and the twelve months ended December 31, 2020 are not necessarily indicative of results that may be expected for the full year or any other period. While the Company was formed on June 29, 2020, there were no transactions or operations between inception and July 24, 2020. Therefore, these financials statements do not include comparative statements to prior 2020 periods.

Offering Costs

The Company complies with the requirements of the Accounting Standards Codification (the “ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to our Public Offering and were charged to equity upon the completion of our Public Offering.

Net loss per common share

The Company has two classes of shares, Class A Stock and Class F Stock. Net income/(loss) is shared pro rata between the two classes of shares. The Private Warrants and the Public Warrants to purchase 11,350,000 shares of Class A Stock at $11.50 per share were issued on December 15, 2020. No warrants were exercised during the three months ended March 31, 2021. The 11,350,000 potential common shares for outstanding Company Warrants to purchase the Company’s stock were excluded from diluted net income/(loss) per common share in 2021 as the Company had a net loss for the period. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the period.

	Three Months Ended March 31, 2021
	Class A	Class F
Basic and diluted net income/(loss) per share:
Numerator:
Allocation of net income/(loss)	$(23,985,731)	$(5,996,433)

Denominator:
Weighted-average shares outstanding	34,500,000	8,625,000
Basic and diluted net income/(loss) per share	$(0.70)	$(0.70)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

For those liabilities or benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax liabilities as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2021.

The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Recently Issued Accounting Pronouncements Not Yet Adopted

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements based on our current operations. The impact of any recently issued accounting standards will be re-evaluated on a regular basis or if an initial business combination is completed where the impact could be material.

Critical Accounting Policies and Critical Accounting Estimates

The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Warrant Liability

We account for the Company Warrants issued in connection with the Company IPO in accordance with the guidance contained in ASC 815-40 under which the Company Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Company Warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Company utilizes a Monte Carlo simulation methodology to value the Company Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The key assumptions in the option pricing model utilized are assumptions related to expected share price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the closing date of the Company IPO was derived from observable public warrant pricing on comparable ‘blank-check’ companies that recently went public in 2020 and 2021. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the Company Warrants is assumed to be six months until the closing of an initial business combination, and the contractual five year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices. Our business activities for the three months ended March 31, 2021 and the period ended December 31, 2020 consisted solely of organizational activities and activities relating to the Company IPO and the identification of a target company for our initial business combination. As of March 31, 2021, $345,022,332 (including accrued interest and subject to reduction by the Deferred Discount due at the consummation of our initial business combination) was held in the Trust Account for the purposes of consummating our initial business combination. As of March 31, 2021, investment securities in the Company’s Trust Account consists of $345,022,332 in money market funds. As of March 31, 2021, the effective annualized interest rate generated by our investments was approximately 0.0015%.

We have not engaged in any hedging activities during the three months ended March 31, 2021. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed or the period ended December 31, 2020.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2020 and as of March 31, 2021. Based upon their evaluation at that earlier time, our Chief Executive Officer and Chief Financial Officer had concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective. Subsequently, our management re-evaluated, with the participation of our Chief Executive Officer and Chief Financial Officer, the effectiveness of our disclosure controls and procedures as of December 31, 2020 and as of March 31, 2021. Based upon that evaluation, and in light of the SEC Staff Statement on April 12, 2021, our Chief Executive Officer and Chief Financial Officer concluded that, due to the industry-wide issues and related insufficient risk assessment of the underlying accounting for certain instruments resulting in the Company’s restatement of its financial statements, our disclosure controls and procedures were not effective as of December 31, 2020 and as of March 31, 2021. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance our system of evaluating and implementing the accounting standards that apply to our financial statements, including through enhanced analyses by our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

Internal Controls over Financial Reporting

This proxy statement/prospectus does not include a report of the Company’s management’s assessment regarding internal control over financial reporting or an attestation report of our registered public accounting firm due to a transition period established by rules of the SEC for newly public companies; however, in light of management’s conclusion, following a review of the Company Warrants in connection with the SEC Staff Statement, to reclassify the Company Warrants, our internal control over financial reporting did not result in sufficient risk assessment of the underlying accounting for certain financial instruments which we determined to be a material weakness.

During the most recently completed fiscal year, there has been no change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

INFORMATION ABOUT MATTERPORT

Unless the context otherwise requires, all references in this “Information About Matterport” section to “Matterport,” “we,” “us” and “our” refer to Matterport, Inc. and its subsidiaries prior to the consummation of the Business Combination.

OUR COMPANY

Matterport is the world’s leading platform for the digitization and datafication of the built world. We believe the digital transformation of the built world will fundamentally change the way people interact with buildings and the physical spaces around them.

Since our founding in 2011, Matterport’s pioneering technology has set the standard for digitizing, accessing and managing buildings, spaces and places online. Our platform’s innovative software, spatial data-driven data science, and 3D capture technology have broken down the barriers that have kept the largest asset class in the world, buildings and physical spaces, offline and underutilized for many years. We believe the digitization and datafication of the built world will continue to unlock significant operational efficiencies and property values, and that Matterport is the platform to lead this enormous global transformation.

The world is rapidly moving from offline to online. Digital transformation has made a powerful and lasting impact across every business and industry today. According to International Data Corporation, or IDC, approximately 65% of global GDP will be digitized by 2022 and over $6.8 trillion of direct investments will be made on digital transformation from 2020 to 2023. With this secular shift, there is also growing demand for the built world to transition from physical to digital. Nevertheless, the vast majority of buildings and spaces remain offline and undigitized. The global building stock, estimated by Savills to be $228 trillion in total property value as of 2017, remains largely offline today, and we estimate that less than 0.1% is penetrated by digital transformation.

Matterport was among the first to recognize the increasing need for digitization of the built world and the power of spatial data, the unique details underlying buildings and spaces, in facilitating the understanding of buildings and spaces. In the past, technology advanced physical road maps to the data-rich, digital maps and location services we all rely on today. Matterport now digitizes buildings, creating a data-rich environment to vastly increase our understanding and the full potential of each and every space we capture. Just as we can instantly, at the touch of a button, learn the fastest route from one city to another, or locate the nearest coffee shops, Matterport’s spatial data for buildings unlocks a rich set of insights and learnings about properties and spaces worldwide. In addition, just as the geo-spatial mapping platforms of today have opened their mapping data to industry to create new business models such as ridesharing, e-commerce, food delivery marketplaces, and even short-term rental and home sharing, open access to Matterport’s structured spatial data is enabling new opportunities and business models for hospitality, facilities management, insurance, construction, real estate and retail, among others.

We believe the total addressable market opportunity for digitizing the built world is over $240 billion, and could be as high as $1 trillion as the market matures at scale. This is based on our analysis, modeling and understanding of the global building stock of over four billion properties and 20 billion spaces in the world today. With the help of artificial intelligence (“AI”), machine learning (“ML”) and deep learning (“DL”) technologies, we believe that, with the additional monetization opportunities from powerful spatial data-driven property insights and analytics, the total addressable market for the digitization and datafication of the built world will reach more than $1 trillion.

Our spatial data platform delivers value across a diverse set of industries and use cases. Large retailers can manage thousands of store locations remotely, real estate agencies can provide virtual open houses for hundreds of properties and thousands of visitors at the same time, property developers can monitor the entirety of the construction process with greater detail and speed, and insurance companies can more precisely document and evaluate claims and underwriting assessments with efficiency and precision. Matterport delivers the critical digital experience, tools and information that matter to our subscribers about properties of virtually any size, shape, and location worldwide.

For nearly a decade, we have been growing our spatial data platform and expanding our capabilities in order to create the most detailed, accurate, and data-rich digital twins available. Moreover, our 3D reconstruction process is fully automated, allowing our solution to scale with equal precision to millions of buildings and spaces of any type, shape, and size in the world. The universal applicability of our service provides Matterport significant scale and reach across diverse verticals and any geography. By March 31, 2021 our subscriber base had grown to over 330,000 subscribers, with our digital twins reaching more than 150 countries and growing. We have digitized more than 10 billion square feet of space across multiple industries, representing significant scale and growth over the rest of the market.

As we continue to transform buildings into data worldwide, we are extending our spatial data platform to further transform property planning, development, management and intelligence for our subscribers across industries to become the de facto building and business intelligence engine for the built world. We believe the demand for spatial data and resulting insights for enterprises, businesses and institutions across industries, including real estate, architecture, engineering and construction (“AEC”), retail, insurance and government, will continue to grow rapidly.

We believe digitization and datafication represent a tremendous greenfield opportunity for growth across this massive category and asset class. From the early stages of design and development to marketing, operations, insurance and building repair and maintenance, our platform’s software and technology provide subscribers critical tools and insights to drive cost savings, increase revenues and optimally manage their buildings and spaces. We believe that hundreds of billions of dollars in unrealized utilization and operating efficiencies in the built world can be unlocked through the power of our spatial data platform. Our platform and data solutions have universal applicability across industries and building categories, giving Matterport a significant advantage as we can address the entirety of this large market opportunity and increase the value of what we believe to be the largest asset class in the world.

With a demonstrated track record of delivering value to our subscribers, our offerings include software subscription, data licensing, services and product hardware. Our subscriber base includes over 13% of Fortune 1000 companies, with less than 10% of our total revenue generated from our top 10 subscribers. We expect more than 80% of our revenue to come from our software subscription and data license solutions by 2025. Our innovative 3D capture product, the Pro2 Camera, has played an integral part in shaping the 3D building and property visualization ecosystem. The Pro2 Camera has driven adoption of our solutions and has generated the unique high-quality and scaled data set that has enabled Cortex, our proprietary AI software engine, to become the pioneering engine for digital twin creation. With this data advantage initially spurred by the Pro2 Camera, we have developed a capture device agnostic platform that scales and can generate new building and property insights for our subscribers across industries and geographies.

We have recently experienced rapid growth. Our subscribers have grown approximately 24-fold from December 31, 2018 to March 31, 2021, and our revenue increased from approximately $46 million for the year ended December 31, 2019 to approximately $86 million for the year ended December 31, 2020, representing approximately 87% year-over-year growth. Our gross margins have expanded from 48% for the year ended December 31, 2019 to 56% for the year ended December 31, 2020. Our net dollar retention of 129% for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020 demonstrates the additional growth potential of our platform.

OUR INDUSTRY AND MARKET OPPORTUNITY

Today, the vast majority of buildings and spaces remain undigitized. We estimate our current serviceable addressable market includes approximately 1.3 billion spaces worldwide, primarily from the real estate and travel and hospitality sectors. With approximately 4.9 million spaces under management as of March 31, 2021, we are continuing to penetrate the global building stock and expand our footprint across various end markets, including residential and commercial real estate, facilities management, retail, AEC, insurance and repair, and travel and hospitality. We estimate our total addressable market to be more than four billion buildings and 20 billion spaces globally, yielding a more than $240 billion market opportunity. We believe that as Matterport’s unique spatial data library and property data services continue to grow, this opportunity could increase to more than $1 trillion based on the size of the building stock and the untapped value creation available to buildings worldwide. The constraints created by the COVID-19 pandemic have only reinforced and accelerated the importance of our scaled 3D capture solution that we have developed for diverse industries and markets over the past decade.

OUR SPATIAL DATA PLATFORM

Overview

Our technology platform uses spatial data collected from a wide variety of digital capture devices to transform physical buildings and spaces into dimensionally accurate, photorealistic digital twins that provide our subscribers access to previously unavailable building information and insights.

As a first mover in this massive market for nearly a decade, we have developed and scaled our industry-leading 3D reconstruction technology powered by Cortex, our proprietary AI-driven software engine that uses machine learning to recreate a photorealistic, 3D virtual representation of an entire building structure, including contents, equipment and furnishings. The finished product is a detailed and dynamic replication of the physical space that can be explored, analyzed and customized from a web browser on any device, including smartphones. The power to manage even large scale commercial buildings is in the palm of each subscriber’s hands, made possible by our advanced technology and breakthrough innovations across our entire spatial data technology stack.

Key elements of our spatial data platform include:

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Bringing offline buildings online. Traditionally, our customers needed to conduct in-person site visits to understand and assess their buildings and spaces. While photographs and floor plans can be helpful, these forms of two-dimensional (“2D”) representation have limited information and tend to be static and rigid, and thus lack the interactive element critical to a holistic understanding of each building and space. With the AI-powered capabilities of Cortex, our proprietary AI software, representation of physical objects is no longer confined to static 2D images and physical visits can be eliminated. Cortex helps to move the buildings and spaces from offline to online and makes them accessible to our customers in real-time and on demand from anywhere. After subscribers scan their buildings, our visualization algorithms accurately infer spatial positions and depths from flat, 2D imagery captured through the scans and transform them into high-fidelity and precise digital twin models. This creates a fully automated image processing pipeline to ensure that each digital twin is of professional grade image quality.

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Driven by spatial data. We are a data-driven company. Each incremental capture of a space grows the richness and depth of our spatial data library. Spatial data represents the unique and idiosyncratic details that underlie and compose the buildings and spaces in the human-made environment. Cortex uses the breadth of the billions of data points we have accumulated over the years to improve the 3D accuracy of our digital twins. We help our subscribers pinpoint the height, location and other characteristics of objects in their digital twin. Our sophisticated algorithms also deliver significant commercial value to our subscribers by generating data-based insights that allow them to confidently make assessments and decisions about their properties. For instance, property developers can assess the amount of natural heat and daylight coming from specific windows, retailers can ensure each store layout is up to the same level of code and brand requirements, and factories can insure machinery layouts meet specifications and location guidelines. With approximately 4.9 million spaces under management as of March 31, 2021, our spatial data library is the clearinghouse for information about the built world.

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Powered by AI and ML. Artificial intelligence and machine learning technologies effectively utilize spatial data to create a robust virtual experience that is dynamic, realistic, interactive, informative and permits multiple viewing angles. AI and ML also make costly cameras unnecessary for everyday scans—subscribers can now scan their spaces by simply tapping a button on their smartphones. As a result, Matterport is a device agnostic platform, helping us more rapidly scale and drive towards our mission of digitizing and indexing the built world.

Our value proposition to subscribers is designed to serve the entirety of the digital building lifecycle, from design and build to maintenance and operations, promotion, sale, lease, insure, repair, restore, secure and finance. As a result, we believe we are uniquely positioned to grow our revenue with our subscribers as we help them to discover opportunities to drive short and long term return on investment by taking their buildings and spaces from offline to online across their portfolios of properties.

Ubiquitous Capture

Matterport has become the standard for 3D space capture. Our technology platform empowers subscribers worldwide to quickly, easily and accurately digitize, customize and manage interactive and dimensionally accurate digital twins of their buildings and spaces.

The Matterport platform is designed to work with a wide range of LiDAR, spherical, 3D and 360 cameras, as well as smartphones, to suit the capture needs of all of our subscribers. This provides the flexibility to capture a space of any size, scale, and complexity, at any time and anywhere.

•

Matterport Pro2 is our proprietary 3D camera that has been used to capture millions of spaces around the world with a high degree of fidelity, precision, speed and simplicity. Capable of capturing buildings more than 500,000 square feet in size, it has become the camera of choice for many residential, commercial, industrial and large scale properties.

•

360 Cameras. Matterport supports a selection of 360 cameras available in the market. These affordable, pocket sized devices deliver precision captures with high fidelity and are appropriate for capturing smaller homes, condos, short-term rentals, apartments, and more. The spherical lens image capture technology of these devices gives Cortex robust, detailed image data to transform panoramas into our industry-leading digital twins.

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LEICA BLK360. Through our partnership with Leica, our 3D reconstruction technology and our AI powered software engine, Cortex, transform this powerful LiDAR camera into an ultra-precise capture device for creating Matterport digital twins. It is the solution of choice for AEC professionals in when exacting precision is required.

•

Smartphone Capture. Now in beta for iPhone 6S and newer models, Matterport for iPhone is a breakthrough in 3D capture for physical spaces. Less than a year into the market, Matterport’s smartphone capture solution has democratized 3D capture, making it easy and accessible for anyone to digitize buildings and spaces with a recent iPhone device. In April 2021, Matterport announced the official release of the Android Capture app, giving Android users the ability to quickly and easily capture buildings and spaces in immersive 3D.

Cortex and 3D Reconstruction (the Matterport Digital Twin)

With 36 patents and a spatial data library, as of March 31, 2021, of approximately 4.9 million spaces under management, approximately 10 billion captured square feet of space, and approximately three billion 3D data points, we use our advanced ML and DL technologies to algorithmically transform the spatial data we capture into an accurate 3D digital reproduction of any physical space. This intelligent, automated 3D reconstruction is made possible by Cortex, our AI-powered software engine that includes a deep learning neural network that uses our spatial data library to understand how a building or space is divided into floors and rooms, where the doorways and openings are located, and what types of rooms are present, such that those forms are compiled and aligned with dimensional accuracy into a dynamic, photorealistic digital twin. Other components of Cortex include AI-powered computer vision technologies to identify and classify the contents inside a building or space, and object recognition technologies to identify and segment everything from furnishings and equipment to doors, windows, light fixtures, fire suppression sprinklers and fire escapes. Our highly scalable artificial intelligence platform enables our subscribers to tap into powerful, enhanced building data and insights at the click of a button.

The Science Behind the Matterport Digital Twin: Cortex AI Highlights

Matterport Runs on Cortex

Cortex is our AI-powered software engine that includes a precision deep learning neural network to create digital twins of any building or space. Developed using our proprietary spatial data captured with our Pro2 camera, Cortex delivers a high degree of precision and accuracy while enabling 3D capture using everyday devices.

Generic neural networks struggle with 3D reconstruction of the real world. Matterport-optimized networks deliver more accurate and robust results. More than just raw training data, Matterport’s datasets allow us to develop new neural network architectures and evaluate them against user behavior and real world data in millions of situations.

•

Deep learning: Connecting and optimizing the detailed neural network data architecture of each space is key to creating robust, highly accurate 3D digital twins. Cortex evaluates and optimizes each 3D model against Matterport’s rich spatial data aggregated from millions of buildings and spaces and the human annotations of those data provided by tens of thousands of subscribers worldwide. Cortex’s evaluative abilities and its data-driven optimization of 3D reconstruction yield consistent, high-precision results across a wide array of building configurations, spaces and environments.

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Dynamic 3D reconstruction: Creating precise 3D spatial data at scale from 2D visuals and static images requires a combination of photorealistic, detailed data from multiple viewpoints and millions of spaces that train and optimize Cortex’s neural network and learning capabilities for improved 3D reconstruction of any space. Cortex’s capabilities combined with real-time spatial alignment algorithms in our 3D capture technology create an intuitive “preview” of any work in progress, allowing subscribers to work with their content interactively and in real-time.

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Computer Vision: Cortex enables a suite of powerful features to enhance the value of digital twins. These include automatic measurements for rooms or objects in a room, automatic 2D-from-3D high definition photo gallery creation, auto face blurring for privacy protection, custom videos, walkthroughs, auto room labeling and object recognition.

•

Advanced image processing: Matterport’s computational photography algorithms create a fully automated image processing pipeline to help ensure that each digital twin is of professional grade image quality. Our patented technology makes 3D capture as simple as pressing a single button. Matterport’s software and technology manage the remaining steps, including white balance and camera-specific color correction, high dynamic range tone mapping, de-noising, haze removal, sharpening, saturation and other adjustments to improve image quality.

Spatial Data and AI-Powered Insights

Every Matterport digital twin contains extensive information about a building, room or physical space. The information is captured in comprehensive digital form, and then processed and organized into structured spatial data using our AI-powered Cortex engine. In addition to the Matterport digital twin itself, our spatial data consists of precision building geometry and structural detail, building contents, fixtures and condition, along with high definition imagery and photorealistic detail from many vantage points in a space. Cortex employs a technique we call deep spatial indexing. Deep spatial indexing uses artificial intelligence, computer vision and deep learning to identify and convey important details about each space, its structure and its contents with precision and fidelity. We have created a robust spatial data standard that enables Matterport subscribers to harness an interoperable digital system of record for any building.

In addition to creating a highly interactive digital experience for subscribers through the construction of digital twins, we ask ourselves two questions for every subscriber: (1) what is important about their building or physical space and (2) what learnings and insights can we deliver for this space? Our AI-powered Cortex engine helps us answer these questions using our spatial data library to provide aggregated property trends and operational and valuation insights. Moreover, as the Matterport platform ecosystem continues to expand, our subscribers, partners and other third party developers can bring their own tools to further the breadth and depth of insights they can harvest from our rich spatial data layer.

Extensible Platform Ecosystem

Matterport offers the largest and most accurate library of spatial data in the world, with, as of March 31, 2021, approximately 4.9 million spaces under management, approximately 10 billion captured square feet, and approximately three billion 3D data points. The versatility of our spatial data platform and extensive enterprise software development kit (“SDK”) and application programming interfaces (“APIs”) has allowed us to develop a robust global ecosystem of channels and partners that extend the Matterport value proposition by geography and vertical market. We intend to continue to deploy a broad set of workflow integrations with our partners and their subscribers to promote an integrated Matterport solution across our target markets. We are also developing a third party software marketplace to extend the power of our spatial data platform with easy-to-deploy and easy-to-access Matterport software add-ons. The marketplace enables developers to build new applications and spatial data mining tools, enhance the Matterport 3D experience, and create new productivity and property management tools that supplement our core offerings. These value-added capabilities created by third-party developers enable a scalable new revenue stream, with Matterport sharing the subscription and services revenue from each add-on that is deployed to subscribers through the online marketplace. The network effects of our platform ecosystem contributes to the growth of our business, and we believe that it will continue to bolster future growth byenhancing subscriber stickiness and user engagement.

Examples of Matterport add-ons and extensions include:

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Add-ons: Encircle (easy-to-use field documentation tools for faster claims processing); WP Matterport Shortcode (free Wordpress plugin that allows Matterport to be embedded quickly and easily with a Matterport shortcode), WP3D Models (WordPress + Matterport integration plugin); Rela (all-in-one marketing solution for listings); and CAPTUR3D (all-in-one Content Management System that extends value to Matterport digital twins).

•	Services: Matterport ADA Compliant Digital Twin (solution to provide American Disability Act compliant digital twins)

OUR COMPETITIVE STRENGTHS

We believe that we have a number of competitive strengths that will enable our market leadership to grow. Our competitive strengths include:

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Breadth and depth of the Matterport platform. Our core strength is our all-in-one spatial data platform with broad reach across diverse verticals and geographies. From capture to processing to analysis and standardization of our spatial data, the Matterport solution scales across vertical markets and industries without customization. With the ability to integrate seamlessly with various enterprise systems, our platform delivers value across the property lifecycle for diverse end markets, including real estate, AEC, travel and hospitality, repair and insurance, and industrial and facilities. As of March 31, 2021, our global reach extended to subscribers in more than 150 countries, including over 13% of Fortune 1000 companies.

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Market leadership and first-mover advantage. Matterport defined the category of digitizing and datafying the built world almost a decade ago, and we have become the global leader in the category. As of March 31, 2021, we had over 330,000 subscribers on our platform and approximately 4.9 million spaces under management, which we believe represents more than 100 times the number of spaces under management by the rest of the market. Our leadership is primarily driven by the fact that we were the first mover in digital twin creation. As a result of our first mover advantage, we have amassed a deep and rich library of spatial data that continues to compound and enhance our leadership position.

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Significant network effect. With each new capture and piece of data added to our platform, the richness of our dataset and the depth of insights from our spaces under management grow. In addition, the combination of our ability to turn data into insights with incremental data from new data captures by our subscribers enables Matterport to develop features for subscribers to our platform. We were a first mover in building a spatial data library for the built world, and our leadership in gathering and deriving insights from data continues to compound and the relevance of those insights attracts more new subscribers.

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Massive spatial data library as the raw material for valuable property insights. The scale of our spatial data library is a significant advantage in deriving insights for our subscribers. Our spatial data library serves as vital ground truth for Cortex, enabling Matterport to create powerful 3D digital twins using a wide range of camera technology, including low-cost digital and smartphone cameras. As of March 31, 2021, our data came from approximately 4.9 million spaces under management and approximately 10 billion captured square feet, creating an interconnected network of more than three billion 3D data points. As a result, we have taken property insights and analytics to new levels, benefiting subscribers across various industries. For example, facilities managers significantly reduce the time needed to create building layouts, leading to a significant decrease in the cost of site surveying and as-built modeling. AEC subscribers use the analytics of each as-built space to streamline documentation and collaborate with ease.

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Global reach and scale. We are focused on continuing to expand our AI-powered spatial data platform worldwide. We have a significant presence in North America, Europe and Asia, with leadership teams and a go-to-market infrastructure in each of these regions. We have offices in London, Singapore and several across the United States, and we are accelerating our international expansion. As of March 31, 2021, we had over 330,000 subscribers in more than 150 countries, with international markets accounting for approximately 35% of our revenues. We believe that the geography-agnostic nature of our spatial data platform is a significant advantage as we continue to grow internationally.

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Broad patent portfolio supporting 10 years of R&D and innovation. As of March 31, 2021, we had 38 issued and 28 pending patents. Our success is based on almost 10 years of focus on innovation. Innovation has been at the center of Matterport, and we will continue to prioritize our investments in R&D to further our market leading position.

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Superior capture technology. Matterport’s capture technology platform is a software framework that enables support for a wide variety of capture devices required to create a Matterport digital twin of a building or space. This includes support for LiDAR cameras, 360 cameras, smartphones and the Matterport Pro2 camera. The Pro2 camera was foundational to our spatial data advantage, and we have expanded that advantage with an array of Matterport-enabled third-party capture devices. Matterport is democratizing the 3D capture experience, making high-fidelity and high-accuracy 3D digital twins readily available for any building type and any subscriber need in the property life cycle. While there are other 3D capture solution providers, very few can produce true, dimensionally accurate 3D results, and fewer still can automatically create a final product in photorealistic 3D, and at global scale. This expansive capture technology offering would not be possible without our rich spatial data library available to train the AI-powered Cortex engine to automatically generate accurate digital twins from photos captured with a smartphone or 360 camera.

OUR GROWTH STRATEGIES

We believe that Matterport has tremendous growth potential ahead. After securing market leading positions in a variety of geographies and vertical markets, we have demonstrated our repeatable value proposition and the ability of our sales growth model to scale. The magnitude of our total addressable market is so large that even with leading market share, we believe our penetration rates today are a small fraction of the opportunity for Matterport. With a mature and tested go-to-market playbook and team in place, we are focused on scaling execution across a carefully selected set of growth vectors. These include:

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Scale the enterprise across industry verticals. Matterport will continue to drive subscriber growth by expanding use cases and introducing new applications. We are particularly focused on acquiring and retaining enterprise subscribers. With our massive spatial data library and pioneering AI-powered capabilities, we pride ourselves on our ability to deliver value across the property lifecycle to subscribers from various end markets, including residential and commercial real estate, facilities management, retail, AEC, insurance and repair, and travel and hospitality. Going forward, we will continue to improve our proprietary data library and AI-powered platform to address the workflows of the industries we serve, while expanding our solutions and reaching new industries such as manufacturing and oil and gas. We also plan to increase investments in industry-specific sales and marketing initiatives to increase sales efficiency and drive subscriber and recurring revenue growth, particularly from large enterprise subscribers.

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Expand Internationally. The global building stock, with an estimated $228 trillion in total property value, remains largely undigitized today as we estimate that less than 0.1% is penetrated by digital transformation. With the vast majority of the world’s buildings outside of the United States, we expect significant opportunities in pursuing the digitization and datafication of the building stock worldwide. We use a “land and expand” model to capitalize on the potential for geographic expansion. As of December 31, 2020, we served subscribers in more than 150 countries, and we will seek to further penetrate these existing geographies in order to add their unique spatial data to our platform. This creates a powerful network effect that we believe will allow us to expand further into under-penetrated countries and unlock additional properties and spaces. With multiple sales attachment points and a global marketing effort, we believe that we can further penetrate enterprises and businesses worldwide through channel partnerships and direct sales. We are rapidly growing our presence in Asia, and believe there is a large opportunity for growth in that region, with approximately seven billion buildings and spaces in India and China alone.

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Invest in research and development. We will continue to invest in research and development to improve our Cortex AI-powered software engine, expand our solutions portfolio, and support seamless integration of our platform with third-party systems. We plan to concentrate on in-house innovation and expect to consider acquisitions on an opportunistic basis. We have a robust pipeline of new product releases. For example, in May 2020, we launched Matterport for iPhone, which gave every recent iPhone owner the ability to capture and collaborate on 3D spaces, and resulted in a significant number of new subscribers and new spaces under management. In April 2021, Matterport announced the official release of the Android Capture app, giving Android users the ability to quickly and easily capture buildings and spaces in immersive 3D. We see significant potential for future subscriber growth as we release more products and create additional upselling opportunities.

•	Expand partner integrations and third party developer platform. We aim to foster a strong network of partners and developers around our Matterport platform. Through integration with our open,

scalable and secure enterprise platform, organizations across numerous industries have been able to automate workflows, enhance subscriber experiences and create custom extensions for high-value vertical applications. For example, in May 2020, we rolled out integration capability with Autodesk to help construction teams streamline documentation across workflows and collaborate virtually. Going forward, we plan to develop additional strategic partnerships with leading software providers to enable more effective integrations and enlarge our marketplace of third-party applications.

OUR SUBSCRIBERS

We primarily sell to enterprises, ranging from Fortune 100 companies to small- and medium-sized businesses. Our subscriber base is global and spans numerous categories, as we have expanded beyond the residential and commercial real estate verticals to AEC, travel and hospitality, repair and insurance, and industrial, facilities and retail. As of March 31, 2021, we served over 330,000 subscribers across these verticals, and we are building significant market share in each of them. We have long-standing relationships with many of the largest companies in these industries. The biggest companies in each of the verticals we serve represent billions of square feet of property that could become part of Matterport’s global spatial data library. We expect our global subscriber base to continue to grow rapidly as Matterport continues to establish itself as the digital standard of the built world and an integral component of managing a building’s lifecycle.

To help accelerate subscriber adoption, in May 2020 we introduced Matterport for iPhone, which gives every recent iPhone owner the ability to capture and collaborate on 3D spaces. In April 2021, Matterport announced the official release of the Android Capture app, giving Android users the ability to quickly and easily capture buildings and spaces in immersive 3D. Smartphone capture is an important innovation driving significant adoption and the democratization of 3D capture across industries while also appealing to homeowners and tenants, property hosts and agents, and property managers, further expanding our subscriber base, engagement and entrenchment.

OUR GO-TO-MARKET STRATEGY

Matterport’s fundamental go-to-market model is built upon a subscription first, capture device agnostic approach. We have invested aggressively to unlock a scalable subscription flywheel for subscriber adoption with multiple on-ramps to Matterport and a variety of ways to expand subscriber engagement. We will continue to invest in these subscription first on-ramps and cross-sell opportunities to accelerate our growth. The key benefit to this approach is to offer our current and future subscriber a frictionless, cost effective way to start and then scale with Matterport. Our subscription plans are priced from free for a single space captured with an iPhone to custom plans tailored to large scale enterprise subscriber needs.

We have developed a scalable go-to-market process built upon the strength of our platform and an efficient approach that opens our sales funnel to reach across industries and geographies, targeted at large enterprise subscribers, small businesses and mid-market opportunities. We have deployed a multi-channel sales approach to efficiently reach each of our subscriber segments, from small businesses to enterprise-level subscribers. In general, we employ a direct sales approach for subscribers with the largest number of spaces or square feet under management, a channel partner approach to expand our reach where channel partners offer strong networks in particular verticals or geographies, and an online self-service approach for a frictionless, convenient entry point to Matterport for all potential subscribers. This structure allows us to effectively and efficiently market our solutions to businesses of all sizes across the world.

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Online direct sales and downloads. We are increasing our investment across our online distribution channel to make it easy and frictionless for our subscribers to get started and grow with Matterport. Our software, a variety of subscription plans, and multiple capture device options are available online for purchase today. Our Matterport for iPhone capture solution requires just a simple app download and free account sign up to get started, enabling enterprises, small businesses and individual property owners to experience the Matterport solution in just minutes.

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Direct sales. With sales teams distributed across the United States, Europe and Asia, we strive to increase adoption among large enterprise subscribers across various end markets, including residential and commercial real estate, facilities management, retail, AEC, insurance and repair, and travel and hospitality. Matterport’s direct sales teams have domain expertise in specific industries, and are organized by verticals in order to address the unique needs of our subscribers. We also have a dedicated technical support team that works closely with subscribers to ensure that the Matterport application programming interface can be integrated seamlessly with each enterprise system.

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Subscriber success. Our account management teams work directly with our subscribers and our sales teams to onboard subscribers, articulate the value and scope of our services and drive engagement and cross-selling of our products and services.

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Channel sales. In addition to our online and direct sales efforts, we maintain a robust ecosystem of channel partnerships, which enable us to reach a wider network of enterprise and small business subscribers. Our channel partners are technology and systems integrators with domain expertise in key industries and deep understanding of the unique requirements of their respective markets. Training and education are a cornerstone of our partnerships, and we work closely with our channel partners to ensure they are knowledgeable in addressing our subscribers’ requirements. For example, our channel partners help make our 3D cameras available to subscribers in a wide range of industries and geographies. Our partners in the specialized immersive technology space introduce real estate and travel and hospitality subscribers to Matterport’s spatial data platform to address their unique 3D capturing needs. Specialty construction contractors connect with Matterport through their suppliers to improve the efficiency of construction projects with the help of digital twins.

COMPETITION

We primarily compete with traditional methods of managing buildings and spaces, including 2D photography, paper-based building plans, labor-intensive computer-aided design (“CAD”) drawings, and other static methods of visualizing and analyzing properties. We are leading a transformation from offline to an online, data-driven approach to interacting with buildings and spaces. Matterport is a fully automated end-to-end system that turns buildings into robust spatial data and digital twins. Our solution has been developed over the years to deliver consistent, precision results for any building or space. This universality differentiates Matterport from vendors that offer industry-specific and building-specific point solutions geared toward narrow parts of the market.

These point solutions address only a portion of the functionality and value that the Matterport platform provides. For example, traditional virtual tour companies create pre-recorded video tours and photo montages with background music to promote properties online. Such vendors do not capture or produce 3D spatial data for analysis and property insights. Point solution providers also offer targeted solutions for specific markets such as specialized solutions for surveying daily documentation for construction projects, and insurance claims documentation and processing. However, these point solutions do not represent a comprehensive and extensible platform solution with broad applicability to all industries, geographies and vertical markets. Matterport provides a unique platform solution expressly designed to fulfill the needs of managing every building type across the property lifecycle.

We believe the principal competitive factors in our market include:

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Scale of data. Our vast spatial data library is a significant competitive advantage. Our spatial data library enhances our solutions and improves the accuracy, dependability and insights available to our subscribers.

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Automation and scale of spaces under management. The ability to consistently and accurately create a digital twin of any building or space at scale, thousands of buildings at a time, requires a unique combination of spatial data, data science, and automation of the entire digitization process.

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Capture ubiquity: The ability to easily capture spatial data removes friction to adoption and scale. We have created a capture technology platform to democratize 3D capture and eliminate camera hardware dependencies to make it easy and affordable for anyone to adopt Matterport. For example, the Matterport for iPhone launch in May 2020 contributed significantly to our subscriber growth. Easier adoption unlocks the flywheel with our ubiquitous capture strategy.

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Open ecosystem: Creating an open ecosystem for our platform is increasingly key to our strategy. An open ecosystem enables enterprises from various verticals to run on top of Matterport’s spatial data layer. Our third party software marketplace has created a platform where developers and partners can tap into our APIs and incorporate Matterport into their own workflows.

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Brand recognition: A trusted brand attracts and maintains subscribers. As of March 31, 2021, we served over 330,000 subscribers and we believe we are the clear market leader. We will continue to leverage our leading position and increasing brand awareness to grow our subscriber base and SUM.

We believe we compete favorably with respect to these factors.

INTELLECTUAL PROPERTY

Our ability to drive innovation in our business depends in part upon our ability to protect our core technology and intellectual property. We attempt to protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees and through non-disclosure agreements with our commercial partners and vendors. Unpatented research, development, know-how and engineering skills make an important contribution to our business, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.

As of December 31, 2020, we owned 35 issued U.S. patents and one foreign patent, and had 22 pending U.S. and five foreign patent applications. In addition, as of such date we had 26 issued U.S. trademarks and one pending U.S. trademark application.

EMPLOYEES

Our employees are critical to our success. As of December 31, 2020, we had 221 full-time employees. We also engage consultants and contractors to supplement our permanent workforce. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are represented by a labor union or subject to a collective bargaining agreement.

FACILITIES

Our corporate headquarters is located in a 28,322 square foot facility that we lease in Sunnyvale, California. Our lease of this facility expires in March 2025. We have an additional lease in Chicago, Illinois.

GOVERNMENT REGULATIONS

We are subject to various laws, regulations and permitting requirements of federal, state and local authorities, including those related to health and safety; environmental, anti-corruption and export controls. We believe that we are in material compliance with all such laws, regulations and permitting requirements.

EXPORT AND TRADE MATTERS

We are subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine. In addition, our products are subject to export regulations that can involve significant compliance and administrative time to address. In recent years the United States government has a renewed focus on export matters. Our current and future products may be subject to these heightened regulations, which could increase our compliance costs. We are subject to anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business.

LEGAL PROCEEDINGS

On January 29, 2021, we received a voluntary request for information from the Division of Enforcement of the SEC relating to certain sales and repurchases of our securities in the secondary market. We are cooperating fully with the request, but we cannot predict the duration or ultimate resolution of the investigation currently.

We are from time to time subject to claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition.

MANAGEMENT OF MATTERPORT

Name	Age	Position
Executive Officers
R.J. Pittman	51	Chief Executive Officer and Director
James D. Fay	48	Chief Financial Officer
Jay Remley	51	Chief Revenue Officer
Japjit Tulsi	45	Chief Technology Officer

Non-Employee Directors
Matthew Bell	41	Director
Peter Hébert	43	Director
Jason Krikorian	49	Director
Mike Gustafson	54	Director
Carlos Kokron	56	Director

Key Employees
Robin Daniels	43	Chief Marketing Officer
Jean Barbagelata	60	Chief People Officer
David Gausebeck	44	Chief Scientist and Director
Dave Lippman	46	Chief Design Officer
Lou Marzano	54	Vice President of Hardware R&D and Manufacturing

Information about Executive Officers, Directors and Key Employees of Matterport

Executive Officers

R.J. Pittman. Mr. Pittman has served as Chief Executive Officer of Matterport and as a member of its board of directors since December 2018. Over the past 25 years, Mr. Pittman has held senior leadership positions at eBay, Apple and Google, creating industry-changing Internet software companies and transformational products to accelerate the revolution of the digital economy. Prior to joining Matterport, Mr. Pittman was the Chief Product Officer at eBay from 2013 to July 2018. He led the global brand for one of the most recognized companies in the world as the driving force behind the look, feel, and functionality of the eBay marketplace. Mr. Pittman also served as a co-founder and Chief Executive Officer of several startups, including Groxis, the advanced search engine technology company that created the industry’s first graphical information interface used by hundreds of prominent content services, including Google, Yahoo, and Amazon from 2001 to April 2006. Mr. Pittman has served on the Board of Directors of Jyve Corporation, a business optimization platform and talent marketplace, since 2018. Mr. Pittman holds a B.S. in Computer Engineering from the University of Michigan and an M.S. in Engineering-Economic Systems from Stanford University.

James D. Fay. Mr. Fay has served as Matterport’s Chief Financial Officer since September 2017. Mr. Fay has more than 20 years of experience as a globally-focused senior executive, lawyer and advisor for venture-backed and public technology companies and is responsible for Matterport’s financial management and strategy, as well as legal and information technology matters. Prior to joining Matterport, Mr. Fay served as the Chief Financial Officer of View from September 2013 to September 2017, where he was responsible for managing financial, legal, human resources and other operations matters. Mr. Fay also served as Chief Financial Officer and General Counsel of NeoPhotonics Corporation from January 2009 to September 2013. Mr. Fay served as a strategic advisor to Sierra Instruments from March 2016 to May 2019 and as an advisory board member of Top Time Corp. from September 2006 to February 2018. Mr. Fay holds a B.A. in International Business and a B.A. in French Language from North Central College, and a J.D. from Harvard Law School.

Jay Remley. Mr. Remley has served as Matterport’s Chief Revenue Officer since July 2019. Mr. Remley has more than 20 years of business development, sales and operations experience. He has built and led global go-to-market teams from startups to Fortune 100 companies. Mr. Remley served as the Chief Revenue Officer of PredictSpring Inc. from January 2018 to October 2018 and prior to that spent nearly eight years at Google LLC in various executive roles, including the Global Director for Google Cloud, where he lead regional and global business teams across Google Commerce and Google Cloud, and served as Global Director of Google Maps. Prior to Google, Jay served as the Vice President of Product Management and Business Development at Seagate Technology, from September 2008 to June 2010, where he led global sales operations before establishing and building the Seagate SaaS business. Mr. Remley has served as the Chairman of the Board of Directors of the Lupus Foundation of Northern California since 2007 and serves as an executive advisor to AMPEL BioSolutions, LLC and DxTerity. Mr. Remley holds a B.S. in Aviation from San Jose State University and an M.B.A. in Operations Management Information Systems from Santa Clara University.

Japjit Tulsi. Mr. Tulsi has served as Matterport’s Chief Technology Officer since January 2020. Mr. Tulsi oversees Matterport’s engineering and product team and sets the technical vision for Matterport. Prior to joining Matterport, Mr. Tulsi served as the Chief Technology Officer of Carta from July 2018 to January 2020, where he led technological innovations for private company investors, founders and employees to manage their equity and ownership. Mr. Tulsi also served as the Vice President of Engineering of eBay Inc. from January 2015 to June 2018, where he led engineering for new product technology and development, including eBay’s AI-powered shopping assistant, ShopBot. Prior to that he held executive leadership positions at Microsoft – Product Ads and Google – Google Analytics and YouTube long form media. Mr. Tulsi has served on the Board of Directors of Grassroots Ecology since 2019 and previously served on the Board of Directors of Acterra from April 2014 to June 2019. Mr. Tulsi holds a Bachelor’s Degree from Panjab University.

Non-Employee Directors

Matthew Bell. Mr. Bell, a co-founder of Matterport, has served on Matterport’s board of directors since its founding in 2011. Mr. Bell was employed full-time at Matterport from June 2011 to November 2017 and continues to serve as an advisor to Matterport. Prior to Matterport, Mr. Bell was the founder and Chief Scientist of Reactrix from February 2002 to October 2008 and was a research software engineer at Google LLC from 2001 to 2002. Mr. Bell holds a B.S. in Computer Science from Stanford University.

Peter Hébert. Mr. Hébert has served on Matterport’s board of directors since February 2013. Mr. Hébert is the co-founder of Lux Capital, for which he has served as the Managing Partner since 2000. Mr. Hébert leads Lux Capital’s active investments in Avail, Bright Machines, Everspin Technologies (NASDAQ: MRAM), Flex Logix, Ingenuity Brands, Lux Health Tech Acquisition Corp. (NASDAQ: LUXA), Matterport, Mendaera and Ripcord. In 2003, he led the spin-off of Lux Research, and as its founding Chief Executive Officer, helped build Lux Research into a leading emerging-technology research firm. Mr. Hébert began his career at Lehman Brothers, where he worked in the firm’s top-ranked Equity Research group. He was a Chancellor’s Scholar and graduated cum laude from Syracuse University’s Newhouse School.

Jason Krikorian. Mr. Krikorian has served on Matterport’s board of directors since June 2014. Mr. Krikorian has served as the General Partner of DCM, an international venture capital firm, since 2010 and is the co-founder of Sling Media, the DCM-backed pioneering digital media company that created Slingbox. Prior to Sling Media, Mr. Krikorian was a Partner at id8 Group where he advised leading global technology companies on digital media product strategy. He began his career at BCG where he advised Fortune 500 clients in the retail, automotive and utilities sectors. Mr. Krikorian leads DCM’s active investments in ART19, Augmedix, Brigit, FloSports, FuboTV, Life360, PLAYSTUDIOS, Shift, SigFig, Siren and UJET, among others. Mr. Krikorian holds a B.A. in Psychology from the University of California, Berkeley and an M.B.A. and J.D. from the University of Virginia.

Mike (Gus) Gustafson. Mr. Gustafson has served on Matterport’s board of directors since January 2018. Mr. Gustafson has served as executive chairman and a member of the board of directors of Druva, Inc. since April 2016. He is also the sole member of Carve Your Destiny, LLC, a consulting company and serves as a member of the board of directors of Everspin Technologies, Inc. (NASDAQ: MRAM), PDF Solutions (NASDAQ: PDFS), Reltio Inc., and Pavilion Data Systems. Mr. Gustafson was previously the Chief Executive Officer and Chairman of Virident Systems from September 2012 to October 2013 and the Chief Executive Officer and member of the board of directors of BlueArc Corporation from June 2004 to September 2011. In addition, he has served as Senior Vice President at Western Digital Corporation, Senior Vice President and General Manager of File & Content Business at Hitachi Data Systems, Senior Vice President of Sales, Marketing and Services at McDATA Corporation, and various executive roles with International Business Machines Corporation early in his career. Mr. Gustafson also serves as a member of the Board of Trustees of the NorCal MS Society. Mr. Gustafson is a graduate of Washington University in St. Louis – John M. Olin School of Business.

Carlos Kokron. Mr. Kokron has served on Matterport’s board of directors since March 2018. Since January 2018, Mr. Kokron has served as the Vice President and Managing Director, Americas of Qualcomm Ventures. Mr. Kokron was previously the Vice President and Managing Director, Ventures & New Business Development, LatAm, of Qualcomm, from March 2012 to December 2017. He started his career as an engineer in process industries having held positions in operations and process engineering, as well as strategic planning and corporate finance at Unilever in Brazil and at Unocal 76 (now Chevron) in California. Prior to joining Qualcomm Ventures, Mr. Kokron was Partner at Stratus Group in Brazil responsible for the firm’s Growth Capital platform and Managing Director at Intel Capital. Mr. Kokron has also served on the board of directors of 99, Azion and Particle and as a board observer of Augury, Spire, CargoX, Loggi, and Quinto Andar. Mr. Kokron holds a B.S. in Chemical Engineering from Escola de Engenharia Maua, a M.S. in Chemical Engineering from Oregon State University and an M.B.A. from the University of California, Berkeley – Walter A. Haas School of Business.

Key Employees

Robin Daniels. Mr. Daniels has served as Matterport’s Chief Marketing Officer since March 2020. At Matterport, Mr. Daniels is responsible for driving all marketing and communications initiatives globally to bring Matterport’s vision to life across all channels and markets. Mr. Daniels has built his career at industry-leading tech companies across the United States and Europe, and brings over 20 years of extensive marketing, business and leadership experience in building brands of high-growth companies. Before joining Matterport, Mr. Daniels was Chief Marketing Officer at WeWork from December 2018 to November 2019. Prior to that, Mr. Daniels served as the Global Head of Product, Partner, and Transformation Marketing at LinkedIn from May 2017 to December 2018. Mr. Daniels was previously the Chief Marketing Officer of Vera from November 2014 to March 2017. Prior to that, Mr. Daniels held leadership positions at category-defining companies, including Salesforce and Box, and worked with many start-ups as an advisor and mentor. Mr. Daniels holds a degree from Niels Brock, Copenhagen Business College.

Jean Barbagelata. Ms. Barbagelata has served as Matterport’s Chief People Officer since August 2017. Ms. Barbagelata is responsible for building an incredible team and culture at Matterport. Ms. Barbagelata has more than 20 years of experience with rapidly expanding companies domestically and around the world, serving as a strategic business partner to leadership teams. Prior to Matterport, Ms. Barbagelata was the Vice President of People and Places at The RealReal from May 2015 to August 2017, where she developed and executed human resources strategies in support of the company’s doubled year-over-year growth. Ms. Barbagelata has also held human resources leadership roles with Salesforce, PeopleSoft, and Oracle. Ms. Barbagelata holds a B.S. in Business from the University of Wisconsin, Madison.

David Gausebeck. Mr. Gausebeck is a co-founder of Matterport and has served as the Chief Scientist and as a member of its board of directors since its founding in 2011. As one of Matterport’s founders, he developed much of the computer vision technology that Matterport employs and continues to develop and improve algorithms as he manages the technological research and operations for Matterport. Prior to founding Matterport, Mr. Gausebeck served as a Staff Technical Architect at PayPal, Inc. from August 1999 to January 2008 where he helped build the core back-end security systems as well as the first commercial implementation of a CAPTCHA. Mr. Gausebeck holds a B.S. in Computer Science from the University of Illinois at Urbana-Champaign.

Dave Lippman. Mr. Lippman has served as Matterport’s Chief Design Officer since January 2019. Mr. Lippman oversees all aspects of Matterport’s user experience, brand and industrial design. Mr. Lippman has more than 20 years of experience building simple, useful and beautifully crafted experiences at scale. Before Matterport, Mr. Lippman was Vice President of Design at eBay from April 2014 to July 2018, leading the end-to-end transformation of the company’s core products and brand. Earlier in his career, Mr. Lippman led design for the Apple Online Store and co-founded Sisu, a multi-disciplinary design studio based in Los Angeles. Mr. Lippman studied design and visual communications at Parsons School of Design.

Lou Marzano. Mr. Marzano has served as Matterport’s Vice President of Hardware R&D and Manufacturing since December 2018. At Matterport, Mr. Marzano is responsible for the development and delivery of innovative and uniquely differentiated capture devices to the market. Mr. Marzano has more than 20 years of experience leading R&D teams to develop and deliver products across a wide range of technologies and industries. Prior to Matterport, Mr. Marzano served at Bentek Corporation as Senior Vice President of Engineering and Operations from October 2017 to December 2018 and as Vice President of Engineering from October 2013 to October 2017, leading Bentek’s manufacturing plants and supply chain operations to eliminate material shortages, reduce labor costs, and improve on-time delivery. Earlier in his career, Mr. Marzano was Director of Engineering at Hewlett-Packard where he led cross-functional engineering and program management teams for HP’s consumer laptops product line. Mr. Marzano has a B.S.E.E. in Digital Systems from Santa Clara University and an M.B.A. in Business Administration and Management from Santa Clara University’s Leavey School of Business.

MATTERPORT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Matterport’s management believes is relevant to an assessment and understanding of Matterport’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Financial Data of Matterport” and the historical audited annual consolidated financial statements as of and for the years ended December 31, 2020 and 2019, and unaudited interim condensed consolidated financial statements as of March 31, 2021 and the three months periods ended March 31, 2021 and 2020, and the respective notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the unaudited pro forma financial information . See “Unaudited Pro Forma Combined Financial Information.” This discussion may contain forward-looking statements based upon Matterport’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed under “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” and other parts of this proxy statement/information statement/prospectus. Unless the context otherwise requires, all references in this section to “we,” “our,” “us” or Matterport refer to the business of Matterport, Inc., a Delaware corporation, and its subsidiaries prior to the consummation of the Business Combination (as defined below), which will be the business of the Post-Combination Company and its subsidiaries following the consummation of the Business Combination.

Overview

Matterport is the world’s leading platform for the digitization and datafication of the built world. We believe the digital transformation of the built world will fundamentally change the way people interact with buildings and the physical spaces around them.

Since our founding in 2011, Matterport’s pioneering technology has set the standard for digitizing, accessing and managing buildings, spaces and places online. Our platform’s innovative software, spatial data-driven data science, and 3D capture technology have broken down the barriers that have kept the largest asset class in the world, buildings and physical spaces, offline and underutilized for many years. We believe the digitization and datafication of the built world will continue to unlock significant operational efficiencies and property values, and that Matterport is the platform to lead this enormous global transformation.

The world is rapidly moving from offline to online. Digital transformation has made a powerful and lasting impact across every business and industry today. Nevertheless, the global building stock remains largely offline today, and we estimate that less than 0.1% is penetrated by digital transformation. We were among the first to recognize the increasing need for digitization of the built world and the power of spatial data, the unique details underlying buildings and spaces, in facilitating the understanding of buildings and spaces. With approximately 4.9 million spaces under management as of March 31, 2021, we are continuing to penetrate the estimated $228 trillion global building stock and expand our footprint across various end markets, including residential and commercial real estate, facilities management, retail, architecture, engineering and construction (“AEC”), insurance and repair, and travel and hospitality. We estimate our total addressable market to be more than four billion buildings and 20 billion spaces globally, yielding a more than $240 billion market opportunity.

We believe the total addressable market for the digitization and datafication of the built world could expand beyond $1 trillion as our spatial data platform continues to grow, powered by the following:

•

Bringing offline buildings online: Traditionally, our customers needed to conduct site visits in-person to understand and assess their buildings and spaces. With the AI-powered capabilities of Cortex, our proprietary AI software engine, the world’s building stock can move from offline to online and be accessible to our customers real-time and on demand from anywhere.

•	Driven by spatial data: Cortex uses the breadth of the billions of data points we have accumulated over the years to improve the 3D accuracy of our digital twins. Our sophisticated algorithms also deliver significant commercial value to our subscribers by generating data-based insights that allow them to confidently make assessments and decisions about their properties. With approximately 4.9 million spaces under management as of March 31, 2021, our spatial data library is the clearinghouse for information about the built world.

•

Powered by AI and ML: Artificial intelligence (“AI”) and machine learning (“ML”) technologies effectively utilize spatial data to create a robust virtual experience that is dynamic, realistic, interactive, informative and permits multiple viewing angles. AI and ML also make costly cameras unnecessary for everyday scans—subscribers can now scan their spaces by simply tapping a button on their smartphones. As a result, Matterport is a device agnostic platform, helping us more rapidly scale and drive towards our mission of digitizing and indexing the built world.

We believe that Matterport has tremendous growth potential ahead. After securing market leading positions in a variety of geographies and vertical markets, we have demonstrated our repeatable value proposition and the ability of our sales growth model to scale. The magnitude of our total addressable market is so large that even with leading market share, we believe our penetration rates today are a small fraction of the opportunity for Matterport. With a mature and tested go-to-market playbook and team in place, we are focused on scaling execution across a carefully selected set of growth vectors, including: scaling the enterprise across industry verticals, expanding internationally, investing in R&D, and expanding partner integrations and third party developer platforms.

The Business Combination

On February 7, 2021, Matterport entered into the Merger Agreement with the Company, First Merger Sub and Second Merger Sub pursuant to which, among other things and assuming a favorable vote of the Company’s stockholders and that all other closing conditions are satisfied or waived, Matterport will merge with and into First Merger Sub, with Matterport surviving and, immediately following the consummation of the First Merger and as part of the same overall transaction, Matterport, as the Surviving Corporation, will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity. Matterport will be deemed the accounting predecessor and the Post-Combination Company will be the successor SEC registrant, which means that Matterport’s financial statements for previous periods will be disclosed in the Company’s future periodic reports filed with the SEC.

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, the Company will be treated as the acquired company for financial statement reporting purposes. The most significant change in the Post-Combination Company’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Matterport’s consolidated balance sheet at March 31, 2021) of between approximately $483.0 million, assuming maximum stockholder redemptions permitted under the Merger Agreement, and $603.0 million, assuming no stockholder redemptions. Total transaction costs are estimated at approximately $35.5 million. For additional information please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Combined Financial Information.”

Upon the closing of the Business Combination, it is expected that the Post-Combination Company will continue to be listed on the Nasdaq and trade under the ticker symbol “MTTR.” As our current management team and business operations will comprise the Post-Combination Company’s management and operations, the Post-Combination Company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect the Post-Combination Company will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

BUSINESS IMPACT OF COVID-19

In April 2020, we implemented a workforce restructuring and reduced spending on certain development programs in order to preserve operating flexibility and working capital, given that the duration and impact of the coronavirus (“COVID-19”) pandemic on our industry was highly uncertain during that period. We also modified our business practices, including reducing employee travel, recommending that all non-essential personnel work from home, and cancelling or reducing physical participation in meetings, events and conferences. The COVID-19 pandemic did not adversely affect our subscription and license revenue during the year ended December 31, 2020 and three months ended March 31, 2021, and we have seen some signs of positive effects for our long-term business prospects as a result of the pandemic as businesses and consumers have increasingly adopted online technologies that allow them to manage their assets digitally and collaborate on tasks and projects via online platforms.

However, the future impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration of the pandemic, impact on our customers and their spending habits, impact on our marketing efforts, effect on the growth of our customers’ businesses and their usage of our platform, and impact on our suppliers, all of which are uncertain and cannot be predicted with certainty. Public and private sector policies and initiatives to reduce the transmission of COVID-19 and disruptions to our operations and the operations of our customers, and our third-party suppliers, along with the related global slowdown in economic activity, may result in decreased revenues and increased costs. It is possible that the COVID-19 pandemic, the measures taken by the federal, state, or local authorities and businesses affected and the resulting economic impact may materially and adversely affect our business, results of operations, cash flows and financial position as well as those of our customers. For more information on our operations and risks related to the COVID-19 pandemic, please see the section of this proxy statement/prospectus entitled “Risk Factors.”

Our Business Model

We generate revenue by selling subscriptions to our AI-powered spatial data platform to customers, licensing our data to third parties, selling capture devices (including our Matterport Pro2 camera) and by providing services to customers from our technicians and through in-application purchases. We are focused on driving substantial annual growth in subscription and license revenue and maintaining modest growth in product and services revenue.

We serve customers of all sizes, at every stage of maturity, from individuals to large enterprises, and we see opportunities for growth across all of our customer segments. We are particularly focused on increasing sales efficiency and driving customer growth and recurring revenue growth from large enterprises.

Subscription Revenue

Our AI-powered spatial data platform creates high-fidelity and high-accuracy digital twins of physical spaces and generates valuable data analytics and insights for customers. We derive subscription revenue from the sale of subscription plans to subscribers of all sizes ranging from individuals to large enterprises.

Our subscription plans are priced from free to custom plans tailored to the needs of larger-scale businesses. Our standard subscription plans for individuals and small businesses range from a free online Matterport account with a single user and a single active space that can be captured with an iPhone to multiple-user accounts that provide for the capture of unlimited active spaces. The pricing of our subscription plans increases as the number of users and active spaces increase. The wide variety and flexibility of our subscription plans enable us to retain existing subscribers and grow our subscriber base across diverse end markets, with particular focus on large enterprise subscribers. Subscription revenue accounted for approximately 48% and 53% of our total revenue for the years ended December 31, 2020 and 2019, respectively. Subscription revenue accounted for approximately 51% and 58% of our total revenue for the three months ended March 31, 2021 and 2020, respectively. The percentage decrease in subscription revenue was attributable to the high growth in our license, services, and product revenues We expect that going forward our subscription revenue will grow faster than our license and product revenues.

The majority of our subscription services are billed either monthly or annually in advance and are typically non-refundable and non-cancellable. Consequently, for month-to-month subscriptions, we recognize the revenue monthly, and for annual or longer subscriptions, we record deferred revenue on our consolidated balance sheet and recognize the deferred revenue ratably over the subscription term. We expect more than 80% of our total revenue to be attributable to our software subscription and data license solutions by 2025.

License Revenue

We also offer data license solutions that allow certain customers to use our digital twin data for their own needs. We began offering these solutions in 2020. License revenue accounted for approximately 4% and 0% of our total revenue for the years ended December 31, 2020 and 2019, respectively. License revenue accounted for approximately 8% and 0% of our total revenue for the three months ended March 31, 2021 and 2020, respectively. Data licenses to date have been granted as perpetual licenses and are therefore recognized at a point in time upon transfer of control when the customer accepts delivery of the licensed data or other property. We expect our license revenue to fluctuate from quarter to quarter based on the number of new licenses purchased by our customers as we obtain new customers for our license solutions and the delivery of our licensed content is accepted by our customers during each quarter.

Product Revenue

We offer a comprehensive set of solutions designed to provide our customers with access to state-of-the-art capture technology that produces the high-quality data necessary to process images into dimensionally accurate digital twins. We derive product revenue from sales of our innovative 3D capture product, the Pro2 Camera, which has played an integral part in shaping the 3D building and property visualization ecosystem. Recently, we also have begun to offer capture devices manufactured by third parties. The Pro2 Camera has driven adoption of our solutions and has generated the unique high-quality and scaled data set that has enabled Cortex to become the pioneering software engine for digital twin creation, and we expect that future sales of our Pro2 Camera and third party capture devices will continue to drive increased adoption of our solutions. Product revenue accounted for approximately 39% and 40% of our total revenue for the years ended December 31, 2020 and 2019, respectively. Product revenue accounted for approximately 30% and 35% of our total revenue for the three months ended March 31, 2021 and 2020, respectively.

Services Revenue

Most of our customers are able to utilize the Pro2 Camera or other compatible capture devices to scan digital twins without external assistance, as the camera is relatively easy to configure and requires minimal training. However, our customers sometimes may also request professional assistance with the data capture process. We generate professional services revenue from Matterport Capture Services, a fully managed solution for enterprise subscribers worldwide that require on-demand scheduling of experienced and reliable Matterport professionals to scan their properties. In addition, we derive services revenue from in-app purchases, made by subscribers using our smartphone applications or by logging in to their subscriber account. Services revenue accounted for approximately 9% and 6% of our total revenue for the years ended December 31, 2020 and 2019, respectively. Services revenue accounted for approximately 10% and 7% of our total revenue for the three months ended March 31, 2021 and 2020, respectively.

Key Metrics

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions. The calculation of the key metrics discussed below may differ from other similarly titled metrics used by other companies, analysts, investors and other industry participants.

Spaces Under Management

We track the number of spaces that have been scanned and filed on the Matterport platform, which we refer to as spaces under management, because we believe that the number of spaces under management is an indicator of market penetration and the growth of our business. A space can be a single room or building, or any one contiguous scan of a discrete area, and is composed of a collection of imagery and spatial data that is captured and reconstructed in a dimensionally accurate digital twin of the scanned space. For tracking purposes, we treat each scanned and filed space as a unique file or model. We have a history of growing the number of our spaces under management and, as of March 31, 2021, we had approximately 4.9 million spaces under management. The scale of our spaces under management allows us to directly monetize each space managed for our paid subscribers as well as increase our ability to offer new and enhanced services to subscribers, which in turn provides us with an opportunity to convert subscribers from free subscription plans to paid plans. We believe our spaces under management will continue to grow as our business expands with our current customers and as we add new free and paid subscribers.

The following chart shows our spaces under management for each of the periods presented:

(in millions)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Spaces under management	4.9	2.6	4.3	2.3	1.4

Total Subscribers

We believe that our ability to increase the number of subscribers on our platform is an indicator of market penetration, the growth of our business and future revenue trends. For purposes of our business, a “subscriber” is an individual or entity that has signed up for a Matterport account during the applicable measurement period. We include both free and paid subscribers in our total subscriber count. We refer to a subscriber that has signed up for a free account and typically scans only one free space allocated to the account as a “free subscriber.” We refer to a subscriber that has signed up for one of our paid subscription levels and typically scans at least one space as a “paid subscriber.” Our paid subscribers typically enter into monthly subscriptions with us. We generally consider a single organization to be a single subscriber if the organization has entered into a discrete enterprise agreement with us, even if the organization includes multiple divisions, segments or subsidiaries that utilize our platform. If multiple individuals, divisions, segments or subsidiaries within an organization have each entered into a discrete subscription with us, we consider each individual account to be a separate subscriber.

We believe the number of paid subscribers on our platform is an important indicator of future revenue trends, and we believe the number of free subscribers on our platform is important because free subscribers may over time become paid subscribers on our platform and are therefore another indicator of our future revenue trend. We have recently demonstrated strong growth in the number of free and paid subscribers on our platform during the year ended December 31, 2020 and three months ended March 31, 2021, with the increase in free subscribers in particular driven by the introduction of Matterport for iPhone in May 2020.

The following chart shows the number of our free subscribers, paid subscribers and total subscribers for each of the periods presented:

(in thousands)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
Free subscribers	282.1	29.3	210.3	19.1
Paid subscribers	48.6	23.1	43.9	20.5
Total subscribers	330.7	52.4	254.2	39.6

Net Dollar Expansion Rate

We believe our ability to retain and grow the subscription revenue generated by our existing subscribers is an important measure of the health of our business and our future growth prospects. We track our performance in this area by measuring our net dollar expansion rate from the same set of customers across comparable periods. We calculate this metric on a quarterly basis by comparing the aggregate amount of subscription revenue attributable to a subscriber cohort for the most recent quarter divided by the amount of subscription revenue attributable to the same subscriber cohort for the same quarter in the previous fiscal year. Our calculation for the applicable quarter includes any subscriber in the cohort that upgrades or downgrades the subscriber’s respective subscription level or churns. For the three months ended March 31, 2021, our net dollar expansion rate, determined by comparing the subscription revenue from the applicable subscriber cohort for the three months ended March 31, 2021 to that for the three months ended March 31, 2020, was approximately 129%. For the three months ended December 31, 2020, our net dollar expansion rate, determined by comparing the subscription revenue from the applicable subscriber cohort for the three months ended December 31, 2020 to that for the three months ended December 31, 2019, was approximately 112%. Our net dollar expansion rate can fluctuate from quarter to quarter due to a number of factors, including, but not limited to, the number of subscribers that upgrade or downgrade their respective subscription levels or a higher or lower churn rate during any given quarter.

NON-GAAP FINANCIAL MEASURES

In addition to our results of operations below, we report certain financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). These measures have limitations as analytical tools when assessing our operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income. We may calculate or present our non-GAAP financial measures differently than other companies who report measures with similar titles and, as a result, the non-GAAP financial measures we report may not be comparable with those of companies in our industry or in other industries.

Non-GAAP Loss from Operations

We calculate non-GAAP loss from operations as GAAP loss from operations excluding stock-based compensation expense. We believe this measure provides our management and investors with consistency and comparability with our past financial performance and is an important indicator of the performance and profitability of our business. Additionally, this measure eliminates the effects of stock-based compensation, which we do not consider to be indicative of our overall operating performance.

The following table presents our non-GAAP loss from operations for each of the periods presented:

(in thousands)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
GAAP loss from operations	$(2,355)	$(7,870)	$(11,562)	$(30,398)
Add back: Stock based compensation expense, net of amounts capitalized	$658	$577	$2,505	$1,830
Non-GAAP loss from operations	$(1,697)	$(7,293)	$(9,057)	$(28,568)

Free Cash Flow

We calculate free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment and capitalized software and development costs. We believe this metric provides our management and investors with an important indicator of the ability of our business to generate additional cash from our business operations or our need to access additional sources of cash, in order to fund our operations and investments.

The following table presents our free cash flow for each of the periods presented:

(in thousands)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
Net cash provided by (used in) operating activities	$1,056	$(4,396)	$(3,597)	$(26,826)
Less: Purchases of property and equipment	(162)	(20)	(30)	(553)
Less: Capitalized software and development costs	(1,344)	(1,361)	(4,854)	(4,317)

Free cash flow	$(450)	$(5,777)	$(8,481)	$(31,696)

FACTORS AFFECTING OUR PERFORMANCE

We believe that our growth and financial performance are dependent upon many factors, including the key factors described below, which are in turn subject to significant risks and challenges, including those discussed below and in the section of this proxy statement/prospectus entitled “Risk Factors.”

Penetrating a Largely Undigitized Global Property Market

Despite the rapid pace of digital transformation in today’s world, the massive global building stock, estimated by Savills to be $228 trillion in total property value as of 2017, remains largely undigitized today, and we estimate that less than 0.1% is penetrated by digital transformation. As a first mover in digital twin creation and spatial data library construction, we see significant opportunities to continue leading the digitization and datafication of the built world. We estimate that there are more than four billion buildings and 20 billion spaces in the world globally, yielding a more than $240 billion market opportunity. We believe that as Matterport’s unique spatial data library and property data services continue to grow, this opportunity could increase to more than $1 trillion based on the size of the building stock and the untapped value creation available to buildings worldwide. The constraints created by the COVID-19 pandemic have only reinforced and accelerated the importance of the solutions that we have developed for diverse markets over the past decade.

Through providing a comprehensive set of solutions from cutting-edge capture technology and high-accuracy digital twins to valuable property insights, our AI-powered platform delivers value across the property lifecycle to subscribers from various end markets, including residential and commercial real estate, facilities management and retail, AEC, insurance and repair, and travel and hospitality. As of March 31, 2021, we had over 330,000 subscribers on our platform and approximately 4.9 million spaces under management, which we believe represents more than 100 times number of spaces under management by the rest of the market, and we aim to continue scaling our platform and strengthen our foothold in various end markets and geographies to deepen our market penetration. We believe that the breadth and depth of the Matterport platform along with the strong network effect from our growing spatial data library will lead to increased adoption of our solutions across diverse end markets, enabling us to drive further digital transformation of the built world.

Adoption of our Solutions by Enterprise Subscribers

We are pioneering the transformation of the built world from offline to online. We provide a complete, data-driven set of solutions for the digitization and datafication of the built world across a diverse set of use cases and industries. We take a largely offline global property market to the online world using a data-based approach, creating a digital experience for subscribers to interact with buildings and spaces and derive actionable insights. Our Cortex AI-driven engine and software platform uses the breadth of the billions of data points we have accumulated over the years to improve the 3D accuracy of our digital twin models. Our machine learning algorithms also deliver significant commercial value to our subscribers by generating data-based insights that allow them to confidently make assessments and decisions about their properties. We provide enterprise subscribers with a comprehensive solution that includes all of the capture, design, build, promote, insure, inspect and manage functionality of our platform. We believe that our scale of data, superior capture technology, continued focus on innovation and considerable brand recognition will drive a continued adoption of our all-in-one platform by enterprise subscribers. We are particularly focused on acquiring and retaining large enterprise subscribers due to the significant opportunities to expand our integrated solutions to different parts of an organization and utilize digital twins for more use cases within an organization. We will continue improving our proprietary spatial data library and AI-powered platform while increasing investments in direct sales and account-based marketing to enhance enterprise adoption of our solutions.

Retention and Expansion of Existing Subscribers

Our ability to increase revenue depends in part on retaining our existing subscribers and expanding their use of our platform. We offer an integrated, comprehensive set of solutions including spatial data capturing, digital twin creation, publication, vertical-market specific content, and property analytics. We have a variety of subscription plans to meet the needs of every subscriber, including free subscription plans and several standard paid subscription plans, and we are able to provide customized subscription plans tailored to the specific needs of large enterprises. As we seek to develop long-term subscriber relationships, our value proposition to subscribers is designed to serve the entirety of the property lifecycle, from design and build to maintenance and operations, promote, insure, repair, restore, secure and finance. As a result, we believe we are uniquely positioned to grow our revenue with our existing subscribers as our platform helps them discover opportunities to drive short and long term returns on their property investments.

Given the all-in-one nature of our and its ease of use, we are also able to drive adoption of our solutions across various parts of an organization. For example, we started a long-term relationship with a large commercial real estate client when we were engaged to create digital twins for available office spaces for promotion and leasing. We were then able to expand the relationship by working with the subscriber’s construction team to redesign office spaces through integrating our digital twins with the construction team’s design software. Most recently, we signed a global agreement with the client’s real estate acquisition team to conduct due diligence of potential real property acquisitions.

As a result of our long-term focus and expansion strategy, we have been able to consistently retain our subscribers and drive increased usage of our platform. Our net dollar expansion rate of 129% and 112% for the three months ended March 31, 2021 and December 31, 2020 demonstrates the stickiness and growth potential of our platform.

The chart below illustrates our historical subscriber expansion by presenting subscription revenue attributable to our subscribers for the years ended December 31, 2019 and 2020. Each identified subscriber cohort represents those subscribers that made their initial purchases from us during the applicable year. For example, the 2019 subscriber cohort includes all subscribers that joined us as new subscribers between January 1, 2019 and December 31, 2019. Full year-ended revenue contribution from this subscriber cohort increased from $3.4 million as of December 31, 2019 to $7.7 million as of December 31, 2020, representing an increase of 126%.

Scaling Across Various Industry Verticals

Matterport’s fundamental go-to-market model is built upon a subscription first approach. We have invested aggressively to unlock a scalable and cost-effective subscription flywheel for customer adoption. With our large spatial data library and pioneering AI-powered capabilities, we pride ourselves on our ability to deliver value across the property lifecycle to subscribers from various end markets, including residential and commercial real estate, facilities management and retail, AEC, insurance and repair, and travel and hospitality. Going forward, we will continue to improve our spatial data library and AI-powered platform to address the workflows of the industries we serve, while expanding our solutions and reaching new real estate segments. We also plan to increase investments in industry-specific sales and marketing initiatives to increase sales efficiency and drive subscriber and recurring revenue growth. While we expect that these investments will result in a considerable increase in our operating expenses, we expect operating margins to improve over the long term as we continue to scale and gain higher operating leverage.

International Expansion

We are focused on continuing to expand our AI-powered spatial data platform to all corners of the world. Given that the global building stock remains largely undigitized today and with the vast majority of the world’s buildings located outside of the United States, we expect significant opportunities in pursuing the digitization and datafication of the building stock worldwide. We use a “land and expand” model to capitalize on the potential for geographic expansion. As of March 31, 2021, we served subscribers in more than 150 countries, and we will seek to further penetrate these existing geographies in order to add their spatial data to our platform. As of March 31,

2021, subscribers outside the United States accounted for more than 35% of our subscription revenues. Given the flexibility and ease of use of our platform and capture device agnostic data capture strategy, we believe that we are well-positioned to further penetrate existing and additional geographies.

To scale our international penetration, we plan to increase our investment in sales and marketing efforts across the globe, including building up sales and marketing teams in North America, Europe, the Middle East and Africa, and the Asia Pacific region. With multiple sales attachment points and a global marketing effort, we believe that we can further penetrate enterprises and businesses worldwide through channel partnerships and direct sales. Such international expansion efforts will also involve additional investments in our market research teams to tailor platform solutions, subscription plans and pricing for each market. These international expansion activities may impact our near-term profitability as we lay the foundation for international growth. Nevertheless, we believe that customers around the world will derive value from the universal utility and flexibility of our spatial data platform which transforms how customers interact with their physical spaces in the modern age.

Investing in Research and Innovation for Growth

We will continue to invest in research and development to improve Cortex, expand our solutions portfolio, and support seamless integration of our platform with third-party software applications. We plan to concentrate on in-house innovation and expect to consider acquisitions on an opportunistic basis. We have a robust pipeline of new product releases. For example, in May 2020, we launched Matterport for iPhone, which gave every recent iPhone owner the ability to capture and collaborate on 3D spaces and resulted in significant subscriber growth and digital twin creations. In April 2021, Matterport announced the official release of the Android Capture app, giving Android users the ability to quickly and easily capture buildings and spaces in immersive 3D. We see significant potential for future subscriber growth as we release more products and create additional upselling opportunities. We will also strengthen our AI and ML capabilities as we enlarge our spatial data library, enabling continuous improvement of the fidelity and accuracy of digital twins and enhancing the commercial value from data-driven analytics. These investments may impact our operating profitability in the near term, but we expect our operating margins to improve over the long term as we solidify our scale and reach.

While we plan to concentrate on in-house innovation, we may also pursue acquisitions of products, teams and technologies on an opportunistic basis to further expand the functionality of and use cases for our platform. As with organic research and development, we adopt a long-term perspective in the evaluation of acquisition opportunities in order to ensure sustainable value creation for our customers.

Expanding Partner Integrations and Third Party Developer Platform

We aim to foster a strong network of partners and developers around our Matterport platform. Through integration with our open, scalable and secure enterprise platform, organizations across numerous industries have been able to automate workflows, enhance subscriber experiences and create custom extensions for high-value vertical applications. For example, in May 2020, we rolled out integration capability with Autodesk to assist construction teams with streamlining documentation across workflows and collaborate virtually. Going forward, we plan to develop additional strategic partnerships with leading software providers to enable more effective integrations and enlarge our marketplace of third-party software applications.

We believe that our future growth and scale depend partially upon our ability to develop a strong ecosystem of partners and developers which can augment the value of our platform. Going forward, we plan to establish additional strategic partnerships with leading software providers through the Matterport Partner Program to enable more integrations. We will also invest in the Matterport Developer Program to enlarge our marketplace of value-added third-party applications built on top of the Matterport platform. We expect that monetization opportunities from partner integrations and the third party developer marketplace will allow us to drive subscriber growth and develop a more loyal subscriber base, and the revenue derived from the marketplace will grow over time.

COMPONENTS OF RESULTS OF OPERATIONS

Revenue

Our revenue consists of subscription revenue, license revenue, services revenue and product revenue.

Subscription revenue—We provide our software as a service on our Matterport platform. Subscribers use our platform under different subscription levels based on the number of active scanned spaces. We typically bill our subscribers monthly in advance based on their subscription level and recognize revenue on a monthly basis based on the subscription level.

License revenue—We provide spatial data to customers in exchange for payment of a license fee. Under these license arrangements, customers take right to possession of the spatial data and pay a fee for an agreed scope of use.

Services revenue—Services revenue consist of capture services and add-on services. Capture services consist of professional services in which a Matterport-qualified third-party technician will provide on-site digital capture services for the customer. Under these arrangements, we will pay the third-party technician directly and bill the customer directly. Add-on services consist of additional software features that the customer can purchase. These services are typically provided by third parties under our direction and oversight and we pay the third party directly and bill the subscriber directly for the provisions of such services.

Product revenue—Product revenue consists of revenue from the sale of capture devices, including our Pro2 Camera, and out-of-warranty repair fees. Customers place orders for the capture devices, and we fulfill the order and ship the devices directly to the customer or, in some cases, we arrange for the shipment of devices from third parties directly to the customer. We recognize product revenue associated with a sale in full at the time of shipment of the capture device. In some cases, customers prepay for the ordered device and, in other cases we bill the customer upon shipment of the device. Customers purchasing capture devices from us also typically subscribe to the Matterport platform for use with their captured spaces. However, we do not require Pro2 Camera owners to have a subscription when purchasing a Pro2 Camera. We will also repair Pro2 Cameras for a fee if the nature of the repair is outside the scope of the applicable warranty.

Cost of Revenue

Cost of revenue consists of cost of subscription revenue, cost of license revenue, cost of services revenue, and cost of product revenue.

Cost of subscription revenue — Cost of subscription revenue consists primarily of costs associated with hosting and delivery services for our platform to support our subscribers and other users of our subscribers’ spatial data, along with our customer success operations. Cost of subscription revenue also includes amortization of internal-use software and stock-based compensation.

Cost of license revenue — Cost of license revenue consists primarily of costs associated with data curation and delivery costs associated with providing spatial data to customers.

Cost of services revenue — Cost of services revenue consists primarily of costs associated with capture services and costs for add-on features. Costs for capture services are primarily attributable to services rendered by third-party technicians that digitally capture spaces on behalf of the applicable customer, as well as administration and support costs associated with managing the program. Costs for add-on features are primarily attributable to services rendered by third party contractors that develop the floor plans or other add-ons applications purchased by our subscribers as well as support costs associated with delivering the applications.

Cost of product revenue — Cost of product revenue consists primarily of costs associated with the manufacture of our Pro2 Camera, warranty and repair expenses relating to Pro2 Cameras and personnel-related expenses associated with manufacturing employees including salaries, benefits, bonuses, overhead and stock-based compensation. Cost of product revenue also includes depreciation of property and equipment, costs of acquiring third-party capture devices, and costs associated with shipping devices to customers.

Operating Expenses

Our operating expenses consist primarily of research and development expenses, selling, general and administrative expenses. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses, stock-based compensation, and sales commissions. Operating expenses also include overhead costs.

Research and development expenses—Research and development expenses consist primarily of personnel-related expenses associated with our research and development employees, including salaries, benefits, bonuses, and stock-based compensation. Research and development expenses also include third-party contractor or professional services fees, and software and subscription services dedicated for use by our research and development organization. We expect that our research and development expenses will increase in absolute dollars as our business grows, particularly as we incur additional costs related to continued investments in our platform and products. In addition, research and development expenses that qualify as internal-use software development costs are capitalized, the amount of which may fluctuate significantly from period to period.

Selling, general and administrative expenses—Selling, general, and administrative expenses consist primarily of personnel-related expenses associated with our sales and marketing, finance, legal, information technology, human resources, facilities, and administrative employees, including salaries, benefits, bonuses, sales commissions, and stock-based compensation. We capitalize and amortize commissions associated with attracting new paid subscribers and services revenue equal to a period of three years, which is the estimated period for which we expect to benefit from the sales commissions. Selling, general and administrative expenses also include external legal, accounting, and other professional services fees, software and subscription services, and other corporate expenses. Following the closing of the Business Combination, we expect to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations, and increased expenses for insurance, investor relations, and professional services. We expect that our selling, general and administrative expenses will increase in absolute dollars as our business grows. See “—The Business Combination” above.

Interest Income

Interest income consists of interest income earned on our cash and cash equivalents.

Interest Expense

Interest expense consists primarily of interest payments for our debt facilities. See “Liquidity and Capital Resources—Debt and Financing Arrangements.”

Provision for Income Taxes

Provision for income taxes consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. We record income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. We recognize the effect on deferred income taxes of a change in tax rates in income in the period that includes the enactment date.

We record a valuation allowance to reduce our deferred tax assets and liabilities to the net amount that we believe is more likely than not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies in assessing the need for a valuation allowance.

RESULTS OF OPERATIONS

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

The following table sets forth our results of operations for the years ended December 31, 2020 and December 31, 2019 (in thousands, except percentages):

	Year Ended December 31,		Change
	2020	2019	$	%
Revenue:
Subscription	$41,558	$24,528	$17,030	69%
License	3,500	—	3,500	100%
Services	7,702	2,869	4,833	168%
Product	33,124	18,612	14,512	78%

Total revenue	85,884	46,009	39,875	87%
Costs of revenue:
Subscription	11,445	7,592	3,853	51%
License	69	—	69	100%
Services	6,131	2,394	3,737	156%
Product	20,300	13,876	6,424	46%

Total costs of revenue	37,945	23,862	14,083	59%

Gross profit	47,939	22,147	25,792	116%

Gross margin	56%	48%
Operating expenses:
Research and development	17,710	17,195	515	3%
Selling, general, and administrative	41,791	35,350	6,441	18%

Total operating expenses	59,501	52,545	6,956	13%

Loss from operations	(11,562)	(30,398)	18,836	(62)%
Other income (expense):
Interest income	19	229	(210)	(92)%
Interest expense	(1,501)	(1,482)	(19)	1%
Other (expense) income, net	(900)	(244)	(656)	269%

Total other income (expense)	(2,382)	(1,497)	(885)	59%

Loss before provision for income taxes	(13,944)	(31,895)	17,951	(56)%
Provision for income taxes	77	65	12	18%

Net loss	$(14,021)	$(31,960)	$17,939	(56)%

Revenues

Total revenue increased by $39.9 million, or 87%, to $85.9 million for the year ended December 31, 2020, from $46.0 million for the year ended December 31, 2019. The increase in revenue is attributable to growth from all revenue streams.

Subscription revenue increased by $17.0 million, or 69%, to $41.5 million for the year ended December 31, 2020, from $24.5 million for the year ended December 31, 2019. Of the $17.0 million increase, approximately $8.7 million was attributable to the higher volume of subscription plans from additional new subscribers during the year ended December 31, 2020 and approximately $8.3 million was attributable to additional sales to existing customers during that period.

License revenue increased by $3.5 million, or 100%, to $3.5 million for the year ended December 31, 2020, from nil for the year ended December 31, 2019. The increase was primarily attributable to the launch of our data licensing business and the license of spatial data to customers for the year ended December 31, 2020. We did not generate license revenue during the year ended December 31, 2019.

Services revenue increased by $4.8 million, or 168%, to $7.7 million for the year ended December 31, 2020, from $2.9 million for the year ended December 31, 2019. The increase was primarily attributable to increased sales of capture services and add-on services, primarily driven by our investment in growing our capture services business and the increase in the number of our subscribers during the year ended December 31, 2020.

Product revenue increased by $14.5 million, or 78%, to $33.1 million for the year ended December 31, 2020, from $18.6 million for the year ended December 31, 2019. The increase was primarily attributable to the significant growth in the number of capture devices shipped during the period. Product revenue was also driven by the stay-at-home orders issued by governments around the world in response to the COVID-19 pandemic as consumers increasingly adopted online technologies.

For further information related to the impact of COVID-19, please see “Business Impact of COVID-19.”

Cost of Revenue

Total cost of revenue increased by $14.1 million, or 59%, to $37.9 million for the year ended December 31, 2020, from $23.8 million for the year ended December 31, 2019. The increase was primarily attributable to an increase in subscription services provided and capture devices sold.

Cost of subscription revenue increased by $3.9 million, or 51%, to $11.5 million for the year ended December 31, 2020, from $7.6 million for the year ended December 31, 2019. The increase was primarily attributable to an increase in costs related to hosting and delivery services for our platform to support the growth of subscription services provided.

Cost of license revenue did not fluctuate significantly year over year.

Cost of services revenue increased by $3.7 million, or 156%, to $6.1 million for the year ended December 31, 2020, from $2.4 million for the year ended December 31, 2019. The increase was primarily attributable to an increase in volume and cost related to capture services sold.

Cost of products revenue increased by $6.4 million, or 46%, to $20.3 million for the year ended December 31, 2020, from $13.9 million for the year ended December 31, 2019. The increase was primarily attributable to increased costs related to materials to support the higher demand for capture devices, as well as increased direct labor, and manufacturing overhead to support the increased volume of capture devices sold.

Gross Profit and Gross Margin

Gross profit increased by $25.8 million, or 116%, to $47.9 million for the year ended December 31, 2020, from $22.1 million for the year ended December 31, 2019. Gross margin increased to 56% during the year ended December 31, 2020 compared to 48% during the year ended December 31, 2019. The increase was primarily driven by the composition of revenue. Subscription and license revenue have had a positive effect on our total gross margin given their higher gross margins compared the gross margins of product and services revenue.

Research and Development Expenses

Research and development expenses increased by $0.5 million, or 3%, to $17.7 million for the year ended December 31, 2020, from $17.2 million for the year ended December 31, 2019. The increase was primarily attributable to personnel-related costs associated with salaries, bonuses, stock-based compensation, and professional services to support our continued investment in our platform and products.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $6.4 million, or 18%, to $41.8 million for the year ended December 31, 2020 from $35.4 million for the year ended December 31, 2019. The increase was primarily attributable to increases in personnel-related costs, including a $1.9 million increase in salaries as a result of an increase in headcount, a $4.6 million increase in bonuses and commissions and a $1.6 million increase in consulting fees to support the growth in our business operations. The increase was partially offset by a $2.0 million decrease in marketing expenses primarily due to decreased participation in conferences and trade shows during the year ended December 31, 2020 as a result of COVID-19.

Interest Income

Interest income decreased by $0.2 million, or 92%, to $0.02 million for the year ended December 31, 2020 from $0.2 million for the year ended December 31, 2019. The decrease was primarily attributable to lower interest earned on our cash equivalents due to a lower realized interest rate on U.S. treasury bills.

Interest Expense

Interest expense did not fluctuate significantly during the year. We incurred $0.1 million interest expense for our 2020 Term Loan and $0.1 million of interest expense for the amortization of debt discount associated with our 2020 Notes, which were partially offset by lower interest expense for other loans due to lower average principal balances, coupled with a slight decrease in the interest rate in the current year for our 2019 Term Loan and revolving line of credit.

Other (Expense) Income, Net

Other (expense) income, net decreased by $0.7 million, or 269%, to $(0.9) million for the year ended December 31, 2020 from $(0.2) million for the year ended December 31, 2019. The decrease was primarily attributable to $1.0 million of loss on extinguishment of our 2020 Notes.

Provision for Income Taxes

The provision for income taxes did not significantly fluctuate year over year. The U.S. federal statutory tax rate is 21%, while our effective tax rate for the year ended December 31, 2020 and 2019 was (0.6)% and (0.2)%, respectively. The difference was due primarily to the tax benefit of pre-tax book losses being offset by a valuation allowance.

Three Months Ended March 31, 2021 Compared to the Three Months Ended March 31, 2020

The following table sets forth our results of operations for the three months ended March 31, 2021 and 2020 (in thousands, except percentages):

	Three Months Ended March 31,		Change
	2021	2020	$	%
Revenue:
Subscription	$13,800	$7,516	$6,284	84%
License	2,260	—	2,260	100%
Services	2,689	925	1,764	191%
Product	8,180	4,499	3,681	82%

Total revenue	26,929	12,940	13,989	108%
Cost of revenue:
Subscription	3,251	2,413	838	35%
License	—	—	—	—%
Services	2,035	927	1,108	120%
Product	4,915	3,068	1,847	60%

Total cost of revenue	10,201	6,408	3,793	59%

Gross profit	16,728	6,532	10,196	156%

Gross margin	62%	50%
Operating expenses:
Research and development	6,025	4,605	1,420	31%
Selling, general, and administrative	13,058	9,797	3,261	33%

Total operating expenses	19,083	14,402	4,681	33%

Loss from operations	(2,355)	(7,870)	5,515	(70)%
Other income (expense):
Interest income	8	9	(1)	(11)%
Interest expense	(308)	(387)	79	(20)%
Other (expense) income, net	(198)	154	(352)	(229)%

Total other income (expense)	(498)	(224)	(274)	122%

Loss before provision for income taxes	(2,853)	(8,094)	5,241	(65)%
Provision for income taxes	19	14	5	36%

Net loss	$(2,872)	$(8,108)	$5,236	(65)%

Revenues

Total revenue increased by $14.0 million, or 108%, to $26.9 million for the three months ended March 31, 2021, from $12.9 million for the three months ended March 31, 2020. The increase in revenue is attributable to growth from all revenue streams.

Subscription revenue increased by $6.3 million, or 84%, to $13.8 million for the three months ended March 31, 2021, from $7.5 million for the three months ended March 31, 2020. Of the $6.3 million increase, approximately $4.2 million was attributable to the higher volume of subscription plans from additional new subscribers during the three months ended March 31, 2021 and approximately $2.1 million was attributable from additional sales to existing customers during that period.

License revenue increased by $2.3 million, or 100%, to $2.3 million for the three months ended March 31, 2021, from nil for the three months ended March 31, 2020. The increase was primarily attributable to the launch of our data licensing business and the license of spatial data to customers. We did not generate license revenue during the three months ended March 31, 2020.

Services revenue increased by $1.8 million, or 191%, to $2.7 million for the three months ended March 31, 2021, from $0.9 million for the three months ended March 31, 2020. The increase was primarily attributable to increased sales of capture services and add-on services, primarily driven by our investment in growing our capture services business and the increase in the number of our subscribers during 2020 and the three months ended March 31, 2021.

Product revenue increased by $3.7 million, or 82%, to $8.2 million for the three months ended March 31, 2021, from $4.5 million for the three months ended March 31, 2020. The increase was primarily attributable to the significant growth in the number of capture devices shipped during the period. Product revenue was also driven by the impact of COVID-19 pandemic as consumers increasingly adopted online technologies.

For further information related to the impact of COVID-19, please see “Business Impact of COVID-19.”

Cost of Revenue

Total cost of revenue increased by $3.8 million, or 59%, to $10.2 million for the three months ended March 31, 2021, from $6.4 million for the three months ended March 31, 2020. The increase was primarily attributable to an increase in subscription and services provided and capture devices sold.

Cost of subscription revenue increased by $0.8 million, or 35%, to $3.2 million for the three months ended March 31, 2021, from $2.4 million for the three months ended March 31, 2020. The increase was primarily attributable to an increase in costs related to hosting and delivery services for our platform to support the growth of subscription services provided.

Cost of license revenue did not fluctuate significantly during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020.

Cost of services revenue increased by $1.1 million, or 120%, to $2.0 million for the three months ended March 31, 2021, from $0.9 million for the three months ended March 31, 2020. The increase was primarily attributable to an increase in volume and cost related to capture services sold.

Cost of product revenue increased by $1.8 million, or 60%, to $4.9 million for the three months ended March 31, 2021, from $3.1 million for the three months ended March 31, 2020. The increase was primarily attributable to increased costs related to materials to support the higher demand for capture devices, as well as increased direct labor and manufacturing overhead to support the increased volume of capture devices sold.

Gross Profit and Gross Margin

Gross profit increased by $10.2 million, or 156%, to $16.7 million for the three months ended March 31, 2021, from $6.5 million for the three months ended March 31, 2020. Gross margin increased to 62% during the three months ended March 31, 2021 compared to 50% during the three months ended March 31, 2020. The increase was primarily driven by the composition of revenue. Subscription and license revenue have had a positive effect on our total gross margin given their higher gross margins compared to the gross margins of product and services revenue.

Research and Development Expenses

Research and development expenses increased by $1.4 million, or 31%, to $6.0 million for the three months ended March 31, 2021, from $4.6 million for the three months ended March 31, 2020. The increase was primarily attributable to personnel-related costs associated with salaries, bonuses, stock-based compensation, and professional services to support our continued investment in our platform and products.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $3.3 million, or 33%, to $13.1 million for the three months ended March 31, 2021 from $9.8 million for the three months ended March 31, 2020. The increase was primarily attributable to increases in personnel-related costs, including a $1.5 million increase in salaries as a result of an increase in headcount, and $1.8 million increase in consulting and legal fees to support the growth of our business operations.

Interest Income

Interest income did not fluctuate significantly during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020.

Interest Expense

Interest expense did not fluctuate significantly during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020.

Other (Expense) Income, Net

Other (expense) income, net decreased by $0.4 million, or 229%, to $(0.2) million for the three months ended March 31, 2021 from $0.2 million for the three months ended March 31, 2020. The decrease is primarily attributable to increased foreign exchange losses.

Provision for Income Taxes

The provision for income taxes did not fluctuate significantly during the quarter. The U.S. federal statutory tax rate is 21%, while our effective tax rate for the three months ended March 31, 2021 and 2020 was 0.6% and 0.2%, respectively. The difference was due primarily to the tax benefit of pre-tax book losses being offset by a valuation allowance.

LIQUIDITY AND CAPITAL RESOURCES

Sources of Liquidity

Our capital requirements will depend on many factors, including the growth and expansion of our paid subscribers, development of our technology and software platform (including research and development efforts), expansion of our sales and marketing activities and sales, general and administrative expenses. As of March 31, 2021, we had cash, cash equivalents, and restricted cash of approximately $49.9 million. As of December 31, 2020, we had cash, cash equivalents, and restricted cash of approximately $52.3 million. Our cash equivalents are comprised primarily of cash on hand and amounts on deposit with financial institutions. To date, our principal sources of liquidity have been proceeds received from the issuance of equity and financing activities.

Until we can generate sufficient revenue from paid subscribers and sales of products and services to cover operating expenses, working capital and capital expenditures, we expect the funds raised in the Business Combination, including the PIPE Investment, to fund our cash needs. If either we or the Post-Combination Company is required to raise additional funds by issuing equity securities, dilution to the Post-Combination Company’s stockholders would result. Any equity securities issued by the Post-Combination Company may also provide for rights, preferences or privileges senior to those of holders of the Post-Combination Company’s common stock following the Business Combination. If the Post-Combination Company raises funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of the Post-Combination Company’s Common Stock following the Business Combination. Furthermore, the terms of any debt securities or borrowings could impose significant restrictions on our operations. In addition, the credit market and financial services industry have experienced in the past, and may experience in the future, periods of uncertainty that could impact the availability and cost of equity and debt financing.

While we generated positive cash flows from operating activities during the three months ended March 31, 2021, we have incurred negative cash flows from operating activities and significant losses from operations prior to this fiscal year as reflected in our accumulated deficit of $132.9 million as of March 31, 2021. We expect to incur operating losses for the foreseeable future due to the planned spending for continued improvements that we intend to make in technology as well as costs associated with acquiring additional paid subscribers in connection with the growth of our business. As a result, we may require additional capital resources to grow our business. We believe that current cash, cash equivalents, and expected net proceeds from the Business Combination, including from the PIPE Investment, will be sufficient to fund our operating and capital expenditure requirements through at least 12 months following the date of issuance of our unaudited condensed consolidated financial statements.

We have historically funded the net cash needed for operating and investing activities through the sale of equity and through debt financing. Before considering the Business Combination, we have cash and cash and cash equivalents to fund our forecasted operating expenses, working capital requirements and capital expenditures through the first quarter of 2022. Therefore, we do not have adequate liquidity to meet our forecasted obligations for a period of one year from the date of the issuance of these interim March 31, 2021 financial statements. Our plan is to raise additional liquidity in connection with the completion of the Business Combination. If we are unable to complete the Business Combination, we will cease increasing spending levels for labor, and sales and marketing programs, and will also reduce discretionary spending, including reducing our direct and indirect labor, reducing sales and marketing costs and focusing our available capital on a reduced number of prioritized activities and programs, in order to have sufficient liquidity to fund our operations for at least one year from the date of the issuance of these financial statements.

Debt and Financing Arrangements

We had $11.7 million outstanding in debt as of March 31, 2021, net of unamortized debt discount of $0.3 million. We had $12.7 million outstanding in debt as of December 31, 2020. The debt consists of our 2019 Term Loan, our 2018 Term Loan, our 2020 Term Loan, and our line of credit.

2019 Term Loan

As of March 31, 2021, we had approximately $2.2 million outstanding on our term loan with a third-party lender. The loan is secured by certain assets and has customary negative and affirmative covenants. As of March 31, 2021 we were in compliance with all covenants. The loan has a maturity date of May 1, 2023 and bears interest rate at a floating per annum rate equal to the greater of (a) the Prime Rate + 1% and (b) 5.25%.

Line of Credit

As of March 31, 2021, we had approximately $3.0 million outstanding on our working capital revolving line of credit with a third-party lender. The loan is secured by our accounts receivable and has customary negative and affirmative covenants. As of March 31, 2021 we were in compliance with all covenants. The loan has a maturity date of December 14, 2021 and bears interest at a floating per annum rate of equal to the greater of (a) the Prime Rate + 0.5% and (b) 5.25%.

2018 Term Loan

As of March 31, 2021, we had approximately $4.8 million outstanding on our term loan with a third-party lender. The loan is repayable in 48 monthly scheduled installments commencing on May 1, 2018. We are required to make interest-only payments for the first 12 months starting May 2018 and thereafter to make 36 equal installment payments through the maturity date of the loan. The loan is secured by certain assets and has customary negative and affirmative covenants. As of March 31, 2021 we were in compliance with all covenants. The loan has a maturity date of April 20, 2022 and bears interest at a fixed per annum rate of 11.5%.

2020 Term Loan

As of March 31, 2021, we had approximately $2.0 million outstanding on our facility loan with a third-party lender. The facility loan is provided under two facilities; facility A is comprised of $1.0 million maturing in 36 months, and facility B is comprised of $1.0 million maturing in 30 months. Principal is payable in 24 equal installments commencing on May 31, 2021 through April 30, 2023. The loan is secured by a letter of credit and has customary negative and affirmative covenants. As of March 31, 2021, we were in compliance with all covenants. The facility term loan has a maturity date of April 30, 2023 and bears interest at a fixed per annum rate of 4.75%.

Other commitments

We lease office space under operating leases for our U.S. headquarters and other locations in the United States that expire at various dates from 2021 through 2025. In addition, we have purchase obligations, which include contracts and issued purchase orders containing non-cancellable payment terms to purchase third-party goods and services. As of March 31, 2021, our 12-month lease obligations (through March 31, 2022) totaled approximately $1.3 million, or approximately $5.1 million through the year ending December 31, 2025. Our non-cancellable purchase obligations as of March 31, 2021 totaled approximately $7.3 million and are due throughout December 31, 2021.

Cash Flows for the three months ended March 31, 2021 and 2020

The following table sets forth a summary of our cash flows for the three months ended March 31, 2021 and 2020:

(in thousands)	Three Months Ended March 31,
	2021	2020
Cash provided by (used in):
Operating activities	1,056	(4,396)
Investing activities	(2,506)	(1,381)
Financing activities	(903)	7,700

Net Cash Provided by (Used in) Operating Activities

Net cash provided by operating activities was $1.1 million for the three months ended March 31, 2021. This amount primarily consisted of a net loss of $2.9 million, offset by non-cash charges of $2.0 million, and an increase in net operating assets and liabilities of $2.0 million. The non-cash charges primarily consisted of $1.3 million of depreciation and amortization expense, and $0.7 million of stock-based compensation expense. Changes in net operating assets and liabilities primarily consisted of an increase in accounts payable, and deferred revenue, partially offset by an increase in accounts receivable and prepaid expenses and other assets.

Net cash used in operating activities was $4.4 million for the three months ended March 31, 2020. This amount primarily consisted of a net loss of $7.9 million, offset by non-cash charges of $1.9 million, and an increase in net operating assets and liabilities of $1.6 million. The non-cash charges primarily consisted of $1.2 million of depreciation and amortization expense, $0.6 million of stock-based compensation expense and $0.1 million increase of allowance for doubtful accounts. Changes of net operating assets and liabilities primarily consisted of an increase in accounts payable, and deferred revenue, which was partially offset by an increase in account receivable and prepaid and other assets.

Net Cash Used in Investing Activities

Net cash used in investing activities was $2.5 million for the three months ended March 31, 2021. This amount primarily consisted of capitalized software and development costs of $1.3 million, an investment in convertible notes receivable of $1.0 million and purchases of property and equipment of $0.2 million.

Net cash used in investing activities was $1.4 million for the three months ended March 31, 2020. This amount primarily consisted of capitalized software and development costs.

Net Cash (Used In) Provided by Financing Activities

Net cash used in financing activities was $0.9 million for the three months ended March 31, 2021. This amount primarily consisted of repayment of debt of $1.1 million and payment of deferred transaction costs of $0.6 million for the Business Combination, partially offset by proceeds from the exercise of stock options of $0.8 million.

Net cash provided by financing activities was $7.7 million for the three months ended March 31, 2020. This amount primarily consisted of proceeds from issuance of convertible notes of $8.5 million, partially offset by repayment of debt of $0.8 million.

Cash Flows for the years ended December 31, 2020 and 2019

The following table sets forth a summary of our cash flows for the years ended December 31, 2020 and 2019:

(in thousands)	Year Ended December 31,
	2020	2019
Cash provided by (used in)
Operating activities	(3,597)	(26,826)
Investing activities	(4,884)	(4,870)
Financing activities	50,462	34,170

Net Cash Used in Operating Activities

Net cash used in operating activities was $3.6 million for the year ended December 31, 2020. This amount primarily consisted of a net loss of $14.0 million, offset by non-cash charges of $9.3 million, and an increase in net operating assets and liabilities of $1.1 million. The non-cash charges primarily consisted of $4.8 million of depreciation and amortization expense, $2.5 million of stock-based compensation expense, $1.0 million of loss on extinguishment of debt and convertible note, $0.8 million increase of allowance for doubtful accounts, and $0.2 million of amortization of debt discount. Net cash provided by changes in net operating assets and liabilities primarily consisted of an increase in accrued expenses and other liabilities, deferred revenue and accounts payable, partially offset by an increase in accounts receivable, inventories, prepaid expenses and other assets.

Net cash used in operating activities was $26.8 million for the year ended December 31, 2019. This amount primarily consisted of a net loss of $32.0 million, decrease in net operating assets and liabilities of $1.7 million, offset by non-cash charges of $6.8 million. The non-cash charges primarily consisted of $4.2 million of depreciation and amortization expense, $1.8 million of stock-based compensation expense, $0.4 million increase of allowance for doubtful accounts, and $0.2 million of amortization of debt discount. Changes of net operating assets and liabilities primarily consisted of an increase in accounts receivable and prepaid expenses and other assets, which was partially offset by an increase in deferred revenue.

Net Cash Used in Investing Activities

Net cash used in investing activities was $4.9 million for the year ended December 31, 2020. This amount primarily consisted of capitalized software and development costs during the year.

Net cash used in investing activities was $4.9 million for the year ended December 31, 2019. This amount primarily consisted of capitalized software and development costs of $4.3 million and capital expenditures of $0.6 million during the year.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $50.5 million for the year ended December 31, 2020. This amount primarily consisted of proceeds from the issuance of preferred stock of $43.7 million, proceeds from an issuance of convertible notes of $8.5 million, proceeds from debt from external lenders of $6.3 million, and proceeds from the exercise of stock options of $1.5 million, offset by repayment of debt of $8.0 million, cash paid for settlement of vested stock options of $1.0 million, and repurchases of common stock of $0.4 million.

Net cash provided by financing activities was $34.2 million for the year ended December 31, 2019. This amount primarily consisted of proceeds from the issuance of preferred stock of $32.0 million, proceeds from debt from external lenders of $6.0 million, and proceeds from the exercise of stock options of $0.5 million, offset by repayment of debt of $4.1 million.

Off-Balance Sheet Arrangements

As of the balance sheet date of December 31, 2020, we have not engaged in any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Post-Combination Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Post-Combination Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2025, and the Post-Combination Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Post-Combination Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. We evaluated the development and selection of our critical accounting policies and estimates and believe that the following involve a higher degree of judgement or complexity and are most significant to reporting our results of operations and financial position and are therefore discussed as critical. The following critical accounting policies reflect the significant estimates and judgements used in the preparation of our consolidated financial statements. Actual results could differ materially from those estimates and assumptions, and those differences could be material to our consolidated financial statements.

We re-evaluate our estimates on an ongoing basis. For information on our significant accounting policies, refer to Note 2—Summary of Significant Accounting Policies to our audited consolidated financial statements contained elsewhere in this proxy statement/prospectus.

Revenue

Effective January 1, 2019, our revenue recognition policy is a critical policy due to the adoption of the guidance from ASC 606, Revenue from Contracts with Customers, and because of the variety of revenue generating transactions. We determine the amount of revenue to be recognized through the application of the following steps: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied.

We identify performance obligations in our contracts with customers, which primarily include subscription, license, services and products. The transaction price is determined based on the amount which we expect to be entitled to in exchange for providing the promised goods and services to our customer. The transaction price in the contract is allocated to each distinct performance obligation on a relative standalone selling price basis. Revenue is recognized when performance obligations are satisfied. In certain transactions the transaction price is considered variable and an estimate of the constrained transaction price is recorded by us. Changes in variable consideration may result in an increase or a decrease to revenue. Changes to the estimated variable consideration were not material for the periods presented.

Contract payment terms vary, and are generally net 30 days. Collectability is assessed based on a number of factors including collection history and creditworthiness of the customer. If collectability of substantially all consideration to which we are entitled under the contract is determined to be not probable, revenue is not recorded until collectability becomes probable at a later date.

Stock-Based Compensation

We measure and record the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. We recognize stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and use the straight-line method to recognize stock-based compensation. For stock options with performance conditions, we record compensation expense when it is deemed probable that the performance condition will be met. We account for forfeitures as they occur. We selected the Black-Scholes option-pricing model as the method for determining the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

We calculated the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility—We estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.

Expected Term—The expected term of the Matterport’s options represents the period that the stock-based awards are expected to be outstanding. We have elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post vesting employment termination behavior.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield available on US Treasury zero coupon issues with a term that is equal to the options’ expected term at the grant date.

Dividend Yield—We have never declared or paid dividends and do not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Refer to Note 10—Stock Plans, to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for details regarding our share-based compensation plans.

Common Stock Valuation

In the absence of a public trading market for our common stock, on each grant date, the fair value of our common stock has historically been determined by our board of directors with inputs from management, taking into account our most recent valuations from an independent third-party valuation specialist . Our board of directors intended all stock options granted to have an exercise price per share not less than the per share fair value of our common stock on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions used to determine the estimated fair value of our common stock are based on numerous objective and subjective factors, combined with management’s judgment, including:

•	relevant precedent transactions involving our capital stock;

•	external market conditions affecting the industry and trends within the industry;

•	the rights, preferences and privileges of our redeemable convertible preferred stock relative to those of our common stock;

•	our financial condition and operating results, including our levels of available capital resources;

•	the progress of our research and development efforts, our stage of development and business strategy;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our given prevailing market conditions;

•	the history and nature of our business, industry trends and competitive environment;

•	the lack of marketability of our common stock;

•	recent secondary stock sales and tender offers;

•	equity market conditions affecting comparable public companies; and

•	general U.S. and global market conditions.

In determining the fair value of our common stock, we established the enterprise value of our business using the market approach. Under the market approach, a group of guideline publicly traded companies with similar financial and operating characteristics to Matterport are selected, and valuation multiples based on the guideline public companies’ financial information and market data are calculated. Based on the observed valuation multiples, an appropriate multiple was selected to apply to our historical and forecasted revenue results.

In allocating the equity value of our business among the various classes of equity securities prior to December 2020, we used the option pricing model (“OPM”) method, which models each class of equity securities as a call option with a unique claim on our assets. The OPM treats our common stock and redeemable convertible preferred stock as call options on an equity value with exercise prices based on the liquidation preference of our redeemable convertible preferred stock. The common stock is modeled as a call option with a claim on the equity value at an exercise price equal to the remaining value immediately after our redeemable convertible preferred stock is liquidated. The exclusive reliance on the OPM until December 2020 was appropriate when the range of possible future outcomes was difficult to predict and resulted in a highly speculative forecast.

Since December 2020, we used a hybrid method utilizing a combination of the OPM and the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for Matterport, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of shares. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. We considered two different scenarios: (a) a transaction with a SPAC, (b) remaining a private company. Under the hybrid method, we used the OPM, the if-converted method, and the liquidation method to allocate the equity value of our business among the various classes of stock. The if-converted method presumes that all shares of our redeemable convertible preferred stock convert into shares of common stock based upon their conversion terms and differences in the rights and preferences of the share of redeemable convertible preferred stock are ignored. The liquidation method presumes payment of proceeds in accordance with the liquidation terms of each class of stock.

After the allocation to the various classes of equity securities, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common stock. A DLOM was meant to account for the lack of marketability of a stock that was not publicly traded. In making the final determination of common stock value, consideration was also given to recent sales of common stock.

Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

Internal Control Over Financial Reporting

In connection with the audits of our financial statements for the years ended December 31, 2020 and 2019, material weaknesses in our internal control over financial reporting were identified. A material weakness is a deficiency or a combination of deficiencies, in a company’s internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

For a description of the identified material weaknesses see section titled “Risk Factors—Matterport has identified material weaknesses in its internal control over financial reporting. If unable to remediate these material weaknesses or if management identifies additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, Matterport may not be able to accurately or timely report its financial position or results of operations, which may adversely affect the Post-Combination Company’s business and stock price or cause its access to the capital markets to be impaired.”

Our remediation efforts for these material weaknesses have included the following:

•

we hired and continued to hire additional accounting and finance resources with public company experience, in addition to utilizing third-party consultants and specialists, to supplement our internal resources;

•	we designed and implemented controls to formalize roles and review responsibilities to align the team’s skills and experience, including segregation of duties considerations;

•

we engaged a third-party IT consulting firm to assist in designing and implementing IT general controls, including controls over change management, program development approvals and testing, the review and update of user access rights and privileges and appropriate segregation of duties; and

•

we are in the process of implementing comprehensive access control protocols for our enterprise resource planning environment to implement restrictions on user and privileged access to certain applications, establishing additional controls over the preparation and review of journal entries, establishing additional controls to verify transactions are properly classified in the financial statements.

We plan to continue to assess our internal controls and procedures and intend to take further action as necessary or appropriate to address any other matters we identify.

Quantitative and Qualitative Disclosures About Market Risk

Matterport is subject to market risk, primarily relating to potential losses arising from adverse changes in foreign currency exchange rates.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Currently, substantially all of our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the United States, England and Singapore. Our results of operations and cash flows in the future may be adversely affected due to an expansion of non-U.S. dollar denominated contracts, growth of our international entities, and changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical or current consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage the risk relating to fluctuations in currency rates.

Inflation Risk

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability to do so could harm our business, results of operations and financial condition.

MANAGEMENT OF THE POST-COMBINATION COMPANY

The following information concerning the management of the Post-Combination Company is based on the provisions of the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, the forms of which are included as Annexes B and C to this proxy statement/prospectus, and which are expected to be in effect in such form as of the consummation of the Business Combination. If the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws are amended, the below summary may cease to accurately reflect the Second Amended and Restated Certificate of Incorporation and/or the Amended and Restated Bylaws as so amended.

Executive Officers, Directors and Key Employees After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of the Post-Combination Company will be managed by or under the direction of the Post-Combination Company board. The following table sets forth certain information, including ages as of June 17, 2021, regarding the persons who are expected to serve as executive officers and directors of the Post-Combination Company upon the consummation of the Business Combination, as well as certain key employees who are expected to continue to make significant contributions to the business of the Post-Combination Company.

Name	Age	Position
Executive Officers
R.J. Pittman	51	Chief Executive Officer and Chairman (Class I)
James D. Fay	48	Chief Financial Officer
Jay Remley	51	Chief Revenue Officer
Japjit Tulsi	45	Chief Technology Officer

Non-Employee Directors
Peter Hébert	43	Director (Class I)
Mike Gustafson	54	Director (Class III)
Jason Krikorian	49	Director (Class II)

Key Employees
Robin Daniels	43	Chief Marketing Officer
Jean Barbagelata	60	Chief People Officer
David Gausebeck	44	Chief Scientist
Dave Lippman	47	Chief Design Officer
Lou Marzano	54	Vice President of Hardware R&D and Manufacturing

Information about Anticipated Executive Officers, Non-Employee Directors and Key Employees upon the Consummation of the Business Combination

Executive Officers

R.J. Pittman. Upon the consummation of the Business Combination, Matterport’s Chief Executive Officer, Mr. Pittman, will serve as Chief Executive Officer of the Post-Combination Company and as a Class I member and Chairman of the Post-Combination Company board, Mr. Pittman has served as Chief Executive Officer of Matterport and as a member of its board of directors since December 2018. Over the past 25 years, Mr. Pittman has held senior leadership positions at eBay, Apple and Google, creating industry-changing Internet software companies and transformational products to accelerate the revolution of the digital economy. Prior to joining Matterport, Mr. Pittman was the Chief Product Officer at eBay from 2013 to July 2018. He led the global brand for one of the most recognized companies in the world as the driving force behind the look, feel, and functionality of the eBay marketplace. Mr. Pittman also served as a co-founder and Chief Executive Officer of several startups, including Groxis, the advanced search engine technology company that created the industry’s first graphical information interface used by hundreds of prominent content services, including Google, Yahoo, and Amazon from 2001 to April 2006. Mr. Pittman has served on the Board of Directors of Jyve Corporation, a business optimization platform and talent marketplace, since 2018. Mr. Pittman holds a B.S. in Computer Engineering from the University of Michigan and an M.S. in Engineering-Economic Systems from Stanford University. We believe that Mr. Pittman is qualified to serve on the board of the Post-Combination Company because he has the long-term vision for the Post-Combination Company and due to his operational and historical expertise gained from serving as Matterport’s Chief Executive Officer since December 2018.

James D. Fay. Upon the consummation of the Business Combination, Mr. Fay will serve as Chief Financial Officer of the Post-Combination Company. Mr. Fay has served as Matterport’s Chief Financial Officer since September 2017. Mr. Fay has more than 20 years of experience as a globally-focused senior executive, lawyer and advisor for venture-backed and public technology companies and is responsible for Matterport’s financial management and strategy, as well as legal and information technology matters. Prior to joining Matterport, Mr. Fay served as the Chief Financial Officer of View from September 2013 to September 2017, where he was responsible for managing financial, legal, human resources and other operations matters. Mr. Fay also served as Chief Financial Officer and General Counsel of NeoPhotonics Corporation from January 2009 to September 2013. Mr. Fay served as a strategic advisor to Sierra Instruments from March 2016 to May 2019 and as an advisory board member of Top Time Corp. from September 2006 to February 2018. Mr. Fay holds a B.A. in International Business and a B.A. in French Language from North Central College, and a J.D. from Harvard Law School.

Jay Remley. Upon the consummation of the Business Combination, Mr. Remley will serve as Chief Revenue Officer of the Post-Combination Company. Mr. Remley has served as Matterport’s Chief Revenue Officer since July 2019. Mr. Remley has more than 20 years of business development, sales and operations experience. He has built and led global go-to-market teams from startups to Fortune 100 companies. Mr. Remley served as the Chief Revenue Officer of PredictSpring Inc. from January 2018 to October 2018 and prior to that spent nearly eight years at Google LLC in various executive roles, including the Global Director for Google Cloud, where he lead regional and global business teams across Google Commerce and Google Cloud, and served as Global Director of Google Maps. Prior to Google, Jay served as the Vice President of Product Management and Business Development at Seagate Technology, from September 2008 to June 2010, where he led global sales operations before establishing and building the Seagate SaaS business. Mr. Remley has served as the Chairman of the Board of Directors of the Lupus Foundation of Northern California since 2007 and serves as an executive advisor to AMPEL BioSolutions, LLC and DxTerity. Mr. Remley holds a B.S. in Aviation from San Jose State University and an M.B.A. in Operations Management Information Systems from Santa Clara University.

Japjit Tulsi. Upon the consummation of the Business Combination, Mr. Tulsi will serve as Chief Technology Officer of the Post-Combination Company. Mr. Tulsi has served as Matterport’s Chief Technology Officer since January 2020. Mr. Tulsi oversees Matterport’s engineering and product team and sets the technical vision for Matterport. Prior to joining Matterport, Mr. Tulsi served as the Chief Technology Officer of Carta from July 2018 to January 2020, where he led technological innovations for private company investors, founders and employees to manage their equity and ownership. Mr. Tulsi also served as the Vice President of Engineering of eBay Inc. from January 2015 to June 2018, where he led engineering for new product technology and development, including eBay’s AI-powered shopping assistant, ShopBot. Prior to that he held executive leadership positions at Microsoft - Product Ads and Google - Google Analytics and YouTube long form media. Mr. Tulsi has served on the Board of Directors of Grassroots Ecology since 2019 and previously served on the Board of Directors of Acterra from April 2014 to June 2019. Mr. Tulsi holds a Bachelor’s Degree from Panjab University.

Non-Employee Directors

Peter Hébert. Upon the consummation of the Business Combination, Mr. Hébert will serve as a Class I member of the Post-Combination Company board. Mr. Hébert has served on Matterport’s board of directors since February 2013. Mr. Hébert is the co-founder of Lux Capital, for which he has served as the Managing

Partner since 2000. Mr. Hébert leads Lux Capital’s active investments in Avail, Bright Machines, Everspin Technologies (NASDAQ: MRAM), Flex Logix, Ingenuity Brands, Lux Health Tech Acquisition Corp. (NASDAQ: LUXA), Matterport, Mendaera, and Ripcord. In 2003, he led the spin-off of Lux Research, and as its founding Chief Executive Officer, helped build Lux Research into a leading emerging-technology research firm. Mr. Hébert began his career at Lehman Brothers, where he worked in the firm’s top-ranked Equity Research group. He was a Chancellor’s Scholar and graduated cum laude from Syracuse University’s Newhouse School. We believe Mr. Hébert is qualified to serve on the Post-Combination Company board based on his extensive experience investing in and supporting the growth of technology companies.

Mike (Gus) Gustafson. Upon the consummation of the Business Combination, Mr. Gustafson will serve as a Class III member of the Post-Combination Company board. Mr. Gustafson has served on Matterport’s board of directors since January 2018. Mr. Gustafson has served as executive chairman and a member of the board of directors of Druva, Inc. since April 2016. He is also the sole member of Carve Your Destiny, LLC, a consulting company and serves as a member of the board of directors of Everspin Technologies, Inc. (NASDAQ: MRAM), PDF Solutions (NASDAQ: PDFS), Reltio Inc., and Pavilion Data Systems. Mr. Gustafson was previously the Chief Executive Officer and Chairman of Virident Systems from September 2012 to October 2013 and the Chief Executive Officer and member of the board of directors of BlueArc Corporation from June 2004 to September 2011. In addition, he has served as Senior Vice President at Western Digital Corporation, Senior Vice President and General Manager of File & Content Business at Hitachi Data Systems, Senior Vice President of Sales, Marketing and Services at McDATA Corporation, and various executive roles with International Business Machines Corporation early in his career. Mr. Gustafson also serves as a member of the Board of Trustees of the NorCal MS Society. Mr. Gustafson is a graduate of Washington University in St. Louis — John M. Olin School of Business. We believe Mr. Gustafson is qualified to serve on the Post-Combination Company board based on his extensive experience investing in and supporting the growth of technology companies.

Jason Krikorian. Upon the consummation of the Business Combination, Mr. Krikorian will serve as a Class II member of the Post-Combination Company board. Mr. Krikorian has served on Matterport’s board of directors since June 2014. Mr. Krikorian has served as a General Partner of DCM, an international venture capital firm, since 2010 and is the co-founder of Sling Media, the DCM-backed pioneering digital media company that created Slingbox. Prior to Sling Media, Mr. Krikorian was a Partner at id8 Group where he advised leading global technology companies on digital media product strategy. He began his career at BCG where he advised Fortune 500 clients in the retail, automotive and utilities sectors. Mr. Krikorian leads DCM’s active investments in ART19, Augmedix, Brigit, FloSports, FuboTV, Life360, PLAYSTUDIOS, Shift, SigFig, Siren, and UJET, among others. Mr. Krikorian holds a B.A. in Psychology from the University of California, Berkeley and an M.B.A. and J.D. from the University of Virginia. We believe Mr. Krikorian is qualified to serve on the Post-Combination Company board based on his extensive experience investing in and supporting the growth of technology companies.

Key Employees

Robin Daniels. Upon the consummation of the Business Combination, Mr. Daniels will serve as Chief Marketing Officer of the Post-Combination Company. Mr. Daniels has served as Matterport’s Chief Marketing Officer since March 2020. At Matterport, Mr. Daniels is responsible for driving all marketing and communications initiatives globally to bring Matterport’s vision to life across all channels and markets. Mr. Daniels has built his career at industry-leading tech companies across the United States and Europe, and brings over 20 years of extensive marketing, business and leadership experience in building brands of high-growth companies. Before joining Matterport, Mr. Daniels was Chief Marketing Officer at WeWork from December 2018 to November 2019. Prior to that, Mr. Daniels served as the Global Head of Product, Partner, and Transformation Marketing at LinkedIn from May 2017 to December 2018. Mr. Daniels was previously the Chief Marketing Officer of Vera from November 2014 to March 2017. Prior to that, Mr. Daniels held leadership positions at category-defining companies, including Salesforce and Box, and worked with many start-ups as an advisor and mentor. Mr. Daniels holds a degree from Niels Brock, Copenhagen Business College.

Jean Barbagelata. Upon the consummation of the Business Combination, Ms. Barbagelata will serve as Chief People Officer of the Post-Combination Company. Ms. Barbagelata has served as Matterport’s Chief People Officer since August 2017. Ms. Barbagelata is responsible for building an incredible team and culture at Matterport. Ms. Barbagelata has more than 20 years of experience with rapidly expanding companies domestically and around the world, serving as a strategic business partner to leadership teams. Prior to Matterport, Ms. Barbagelata was the Vice President of People and Places at The RealReal from May 2015 to August 2017, where she developed and executed human resources strategies in support of the company’s doubled year-over-year growth. Ms. Barbagelata has also held human resources leadership roles with Salesforce, PeopleSoft, and Oracle. Ms. Barbagelata holds a B.S. in Business from the University of Wisconsin, Madison.

David Gausebeck. Upon the consummation of the Business Combination, Mr. Gausebeck will serve as Chief Scientist of the Post-Combination Company. Mr. Gausebeck is a co-founder of Matterport and has served as the Chief Scientist and as a member of its board of directors since its founding in 2011. As one of Matterport’s founders, he developed much of the computer vision technology that Matterport employs and continues to develop and improve algorithms as he manages the technological research and operations for Matterport. Prior to founding Matterport, Mr. Gausebeck served as a Staff Technical Architect at PayPal, Inc. from August 1999 to January 2008 where he helped build the core back-end security systems as well as the first commercial implementation of a CAPTCHA. Mr. Gausebeck holds a B.S. in Computer Science from the University of Illinois at Urbana-Champaign.

Dave Lippman. Upon the consummation of the Business Combination, Mr. Lippman will serve as Chief Design Officer of the Post-Combination Company. Mr. Lippman has served as Matterport’s Chief Design Officer since January 2019. Mr. Lippman oversees all aspects of Matterport’s user experience, brand and industrial design. Mr. Lippman has more than 20 years of experience building simple, useful and beautifully crafted experiences at scale. Before Matterport, Mr. Lippman was Vice President of Design at eBay from April 2014 to July 2018, leading the end-to-end transformation of the company’s core products and brand. Earlier in his career, Mr. Lippman led design for the Apple Online Store and co-founded Sisu, a multi-disciplinary design studio based in Los Angeles. Mr. Lippman studied design and visual communications at Parsons School of Design.

Lou Marzano. Upon the consummation of the Business Combination, Mr. Marzano will serve as Vice President of Hardware R&D and Manufacturing of the Post-Combination Company. Mr. Marzano has served as Matterport’s Vice President of Hardware R&D and Manufacturing since December 2018. At Matterport, Mr. Marzano is responsible for the development and delivery of innovative and uniquely differentiated capture devices to the market. Mr. Marzano has more than 20 years of experience leading R&D teams to develop and deliver products across a wide range of technologies and industries. Prior to Matterport, Mr. Marzano served at Bentek Corporation as Senior Vice President of Engineering and Operations from October 2017 to December 2018 and as Vice President of Engineering from October 2013 to October 2017, leading Bentek’s manufacturing plants and supply chain operations to eliminate material shortages, reduce labor costs, and improve on-time delivery. Earlier in his career, Mr. Marzano was Director of Engineering at Hewlett-Packard where he led cross-functional engineering and program management teams for HP’s consumer laptops product line. Mr. Marzano has a B.S.E.E. in Digital Systems from Santa Clara University and an M.B.A. in Business Administration and Management from Santa Clara University’s Leavey School of Business.

Board Composition

The Post-Combination Company’s business and affairs will be organized under the direction of the board of the Post-Combination Company. We anticipate that the board of the Post-Combination Company will consist of four members upon the consummation of the Business Combination. The primary responsibilities of the board of the Post-Combination Company will be to provide oversight, strategic guidance, counseling and direction to the Post-Combination Company’s management. The board of the Post-Combination Company will meet on a regular basis and additionally as required.

If the Second Amended and Restated Certificate of Incorporation is adopted, the board of the Post- Combination Company will be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The board of the Post-Combination Company will be divided into the following classes:

•

Class I, which Matterport anticipates will consist of R.J. Pittman and Peter Hébert, whose terms will expire at the Post-Combination Company’s first annual meeting of stockholders to be held after consummation of the Business Combination;

•

Class II, which Matterport anticipates will consist of Jason Krikorian, whose term will expire at the Post-Combination Company’s second annual meeting of stockholders to be held after consummation of the Business Combination; and

•

Class III, which Matterport anticipates will consist of Mike Gustafson, whose term will expire at the Post-Combination Company’s third annual meeting of stockholders to be held after consummation of the Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the board of the Post-Combination Company may have the effect of delaying or preventing changes in the Post- Combination Company’s control or management. The Post-Combination Company’s directors may be removed for cause by the affirmative vote of the holders of a majority of the Post-Combination Company’s voting stock.

Director Independence

Upon the consummation of the Business Combination, the Post-Combination Company board is expected to determine that each of the directors of the Post-Combination Company, other than R.J. Pittman, will qualify as an independent director, as defined under the listing rules of Nasdaq, and the Post-Combination Company board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, the Post-Combination Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Board Leadership Structure

The Post-Combination Company board does not anticipate having a policy requiring the positions of the Chairman of the board and Chief Executive Officer to be separate or held by the same individual. The board believes that this determination should be based on circumstances existing from time to time, based on criteria that are in the Post-Combination Company’s best interests and the best interests of its stockholders, including the composition, skills and experience of the board and its members, specific challenges faced by the Post-Combination Company or the industry in which it operates and governance efficiency. The board of the Post-Combination Company intends to designate Mr. Pittman as Chairman of the board because it believes that Mr. Pittman’s strategic vision for the business, his in depth knowledge of Matterport’s operations, and his experience serving as the Chief Executive Officer of Matterport make him well qualified to serve as both Chairman of the board and Chief Executive Officer.

Role of the Post-Combination Company Board in Risk Oversight

Upon the consummation of the Business Combination, one of the key functions of the Post-Combination Company board will be informed oversight of the Post-Combination Company’s risk management process. The Post-Combination Company board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the board of the Post-Combination Company as a whole, as well as through various standing committees of the Post-Combination Company board that address risks inherent in their respective areas of oversight. In particular, the Post-Combination Company board will be responsible for monitoring and assessing strategic risk exposure and the Post-Combination Company’s audit committee will have the responsibility to consider and discuss the Post-Combination Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The compensation committee will also assess and monitor whether the Post-Combination Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements. The nominating and corporate governance committee will monitor the effectiveness of the Post-Combination Company’s governance guidelines.

Committees of the Post-Combination Company’s Board of Directors

Effective as of the consummation of the Business Combination, the Post-Combination Company board will establish an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below. Members will serve on these committees until their resignation or until otherwise determined by the Post-Combination Company board. The Post-Combination Company board may establish other committees as it deems necessary or appropriate from time to time.

Each committee will operate under a charter approved by the Post-Combination Company board. Following the consummation of the Business Combination, copies of each charter will be posted on the Investor Relations section of the Post-Combination Company’s website at www.matterport.com. The Post-Combination Company’s website and the information contained on, or that can be accessed through, the Post-Combination Company’s website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Audit Committee

Following the consummation of the Business Combination, the Post-Combination Company board will determine the members of the Post-Combination Company’s audit committee, each of whom will meet the requirements for financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including Rule 10A-3. In addition, the Post-Combination Company board will determine which directors are each an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations, or liabilities that are greater than are generally imposed on members of the audit committee and the Post-Combination Company board. The rules of the Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of directors who qualify as independent for audit committee purposes, subject to a phase-in period set forth under the rules of the SEC and Nasdaq on which the Post-Combination Company intends to rely. It is anticipated that at least a majority of the members of the Post-Combination Company’s audit committee will qualify as independent directors for audit committee purposes under these rules, and that all members of the Post-Combination Company’s audit committee will meet these independence standards for audit committee membership by December 2021. The audit committee will be responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Post-Combination Company’s financial statements;

•	helping to ensure the independence and overseeing the performance of the independent registered public accounting firm;

•

reviewing and discussing the results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, the Post-Combination Company’s interim and year-end operating results;

•	reviewing the Post-Combination Company’s financial statements and critical accounting policies and estimates;

•	reviewing the adequacy and effectiveness of the Post-Combination Company’s internal controls;

•	developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls, or audit matters;

•	overseeing the Post-Combination Company’s policies on risk assessment and risk management;

•	overseeing compliance with the Post-Combination Company’s code of business conduct and ethics;

•	reviewing related party transactions; and

•

approving or, as permitted, pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.

The audit committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq, and which will be available on the Post-Combination Company’s website upon the consummation of the Business Combination. All audit services to be provided to the Post-Combination Company and all permissible non-audit services, other than de minimis non-audit services, to be provided to the Post-Combination Company by the Post-Combination Company’s independent registered public accounting firm will be approved in advance by the audit committee.

Compensation Committee

Following the consummation of the Business Combination, the board of the Post-Combination Company will determine the members of the Post-Combination Company’s compensation committee, each of whom will meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of the committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Following the consummation of the Business Combination, the compensation committee will be responsible for, among other things:

•

reviewing, approving and determining, or making recommendations to the board of directors the Post-Combination Company regarding, the compensation of the Post-Combination Company’s executive officers, including the Chief Executive Officer;

•	making recommendations regarding non-employee director compensation to the Post-Combination Company’s full board of directors;

•	administering the Post-Combination Company’s equity compensation plans and agreements with the Post-Combination Company executive officers;

•	reviewing, approving and administering incentive compensation and equity compensation plans; and

•	reviewing and approving the Post-Combination Company’s overall compensation philosophy.

The compensation committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and Nasdaq listing standards, and will be available on the Post-Combination Company’s website upon the consummation of the Business Combination.

Nominating and Corporate Governance Committee

Following the consummation of the Business Combination, the Post-Combination Company board will determine the members of the Post-Combination Company’s nominating and corporate governance committee, each of whom will meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Following the consummation of the Business Combination, the nominating and corporate governance committee will be responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to the Post- Combination Company board regarding nominees for election to the board of directors and its committees;

•	considering and making recommendations to the Post-Combination Company board regarding the composition of the board of directors and its committees;

•	developing and making recommendations to the Post-Combination Company board regarding corporate governance guidelines and matters;

•	overseeing the Post-Combination Company’s corporate governance practices;

•	overseeing the evaluation and the performance of the Post-Combination Company board and individual directors; and

•	contributing to succession planning.

The nominating and corporate governance committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the Nasdaq listing standards and will be available on the Post-Combination Company’s website upon the consummation of the Business Combination.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has been at any time one of the Post- Combination Company’s officers or employees. None of the Post-Combination Company’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of the Post-Combination Company or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of the Post-Combination Company board or compensation committee.

Code of Business Conduct and Ethics

The Post-Combination Company board will adopt a Code of Business Conduct and Ethics that will apply to all of the Post-Combination Company’s directors, officers and employees, including the Post- Combination Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the consummation of the Business Combination, the Code of Business Conduct and Ethics will be available on the Corporate Governance section of the Post- Combination Company’s website. In addition, the Post-Combination Company intends to post on the Corporate Governance section of the Post-Combination Company’s website all disclosures that are required by law or the listing standards of the Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics. The reference to the Post-Combination Company’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on the Post-Combination Company’s website into this proxy statement/prospectus.

Limitation on Liability and Indemnification of Directors and Officers

The Second Amended and Restated Certificate of Incorporation, which will be effective upon consummation of the Business Combination, limits the Post-Combination Company’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Post-Combination Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Amended and Restated Bylaws of the Post-Combination Company, which will be effective upon the consummation of the Business Combination, provide that the Post-Combination Company will, in certain situations, indemnify the Post-Combination Company’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Post-Combination Company will enter into separate indemnification agreements with the Post-Combination Company’s directors and officers. These agreements, among other things, will require the Post-Combination Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Post-Combination Company’s directors or officers or any other company or enterprise to which the person provides services at the Post-Combination Company’s request. The Post-Combination Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Post-Combination Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Second Amended and Restated Certificate of Incorporation and in the Amended and Restated Bylaws, which will be effective upon the consummation of the Business Combination, and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Throughout this section, unless otherwise noted, “the company,” “we,” “us,” “our” and similar terms refer to Matterport, Inc. prior to the Business Combination.

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, our “named executive officers” and their positions were as follows:

•	R.J. Pittman, our Chief Executive Officer;

•	James D. Fay, our Chief Financial Officer; and

•	Japjit Tulsi, our Chief Technology Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2020.

Name and Principal Position	Salary ($)		Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
R.J. Pittman	375,000		—	—	152,859		527,859
Chief Executive Officer
James D. Fay	360,500		—	248,750	162,356	4,807	776,412
Chief Financial Officer
Japjit Tulsi(5)	254,506	(6)	50,000	756,000	87,429		1,147,936
Chief Technology Officer

(1)	Amount represents a sign-on bonus paid to Mr. Tulsi in connection with his commencement of employment with us.
(2)

Amounts represent the aggregate grant date fair value of stock options granted to our named executive officers computed in accordance with ASC Topic 718. Assumptions used to calculate these amounts are included in Note 2 accompanying the historical audited consolidated financial statements of Matterport included in this proxy statement/prospectus.

(3)	Amounts represent bonuses earned by each named executive officer under our annual bonus plan for 2020 and paid in cash.
(4)	Amount represents employer matching contributions under our 401(k) plan.
(5)	Mr. Tulsi commenced employment with us in January 2020.
(6)	Amount represents Mr. Tulsi’s base salary of $285,000, prorated to reflect Mr. Tulsi’s commencement of employment with us in January 2020.

Narrative to the Summary Compensation Table

2020 Salaries

The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2020, our named executive officers’ annual base salaries were as follows: Mr. Pittman: $375,000; Mr. Fay: $360,500; and Mr. Tulsi: $275,000.

In April 2021, the annual base salaries for our named executive officers were increased to the following amounts: Mr. Pittman: $395,000; Mr. Fay: $370,500; and Mr. Tulsi: $285,000.

2020 Bonuses

We maintained an annual performance-based cash bonus program for 2020 in which each of our named executive officers participated. Bonus payments under the 2020 bonus program were determined based on achievement of certain corporate and individual performance goals approved by our board of directors, subject to the recipient’s continued employment through the payment date. Each named executive officer’s target bonus under the 2020 was expressed as a percentage of base salary, as follows: Mr. Pittman: 30%; Mr. Fay: 35%; and Mr. Tulsi: 30%.

Under our 2020 bonus program, named executive officers were eligible to earn up to 50% of their respective target bonuses on a quarterly basis (i.e., 12.5% per quarter) based on the attainment of quarterly company revenue, business unit performance and operational efficiency performance goals (weighted at one-third each), with any earned bonus paid following the end of the applicable calendar quarter. Named executive officers were eligible to earn the remaining 50% of their respective target bonuses on an annual basis based on the attainment of annual company revenue, business unit performance and operational efficiency performance goals (weighted at one-third each) and the attainment of individual performance metrics, with any such earned bonus paid following the end of calendar year 2020. The actual aggregate bonuses paid to our named executives under our 2020 bonus program, as determined by our board of directors based on the level at which the applicable corporate and individual performance goals were attained, are set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

We have historically granted stock options to our employees under our Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”), including our named executive officers, in order to attract and retain our employees, as well as to align their interests with the interests of our stockholders.

On February 6, 2020, in connection with his commencement of employment with us, we granted Mr. Tulsi an option to purchase 700,000 shares of our common stock at an exercise price of $2.72 per share under the 2011 Plan, with a vesting start date of January 21, 2020, and on October 14, 2020, we granted Mr. Fay an option to purchase 125,000 shares of our common stock at an exercise price of $4.68 per share under the 2011 Plan, with a vesting start date of October 14, 2020 (collectively, the “2020 options”). Each 2020 option vests and becomes exercisable as to 25% of the underlying shares on the first anniversary of the applicable vesting start date, and as to 1/48th of the underlying shares each month thereafter, subject to the applicable executive’s continued service through the applicable vesting date. If the company undergoes a “change in control” (as defined in the 2011 Plan) and the executive’s employment is terminated by us or a successor entity without “cause” (as defined in the applicable stock option agreement) or the executive resigns due to certain material adverse changes to the executive’s position, work location, base compensation or working conditions, in either case, within 12 months following such change in control, then the option shall vest as to the number of shares that would have vested over the 12 months following the executive’s date of termination.

In connection with the Business Combination, the Company Board intends to adopt the Matterport, Inc. 2021 Incentive Award Plan (referred to in this proxy statement/prospectus as the 2021 Plan) and the Matterport, Inc. 2021 Employee Stock Purchase Plan (referred to in this proxy statement/prospectus as the ESPP), subject to approval by the Company’s stockholders. If approved by the Company’s stockholders, the 2021 Plan and the ESPP will be effective as of the date they are approved by the Company’s stockholders. For additional information about the 2021 Plan and the ESPP, please see the sections entitled “Proposal No. 5—The Incentive Award Plan Proposal” and “Proposal No. 6—The ESPP Proposal.”

In addition, we expect the Compensation Committee of the newly-constituted Post-Combination Company board will grant our named executive officers and certain other employees awards of restricted stock units immediately following the completion of the Business Combination (the “Closing Grants”) which are expected to vest in substantially equal quarterly installments over a four-year period, subject to continued service through the applicable vesting date. The Closing Grants for Messrs. Pittman, Fay and Tulsi are expected to cover a number of shares equal to 22.5%, 10% and 5%, respectively, of the aggregate share reserve under the 2021 Plan as of the closing of the Business Combination, and the Closing Grants for certain other employees are expected to cover a number of shares equal to 22.5% of the aggregate share reserve under the 2021 Plan as of the closing of the Business Combination.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2020, we made discretionary matching contributions in respect of certain contributions made by participants in the 401(k) plan (up to a specified percentage of the employee contributions), and any such matching contributions become fully vested after an employee has provided two years of service. As of the date of this proxy statement/prospectus, we have not made any matching contributions under the 401(k) plan in 2021. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance; and

•	life insurance.

We believe the perquisites described above are appropriate to provide a competitive compensation package to our named executive officers.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.

				Option Awards
Name	Grant Date	Vesting Start Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
R.J. Pittman	3/21/2019	12/3/2018	(1)(2)(4)	2,798,199	—	—	2.72	3/21/2029
	3/21/2019	12/3/2018	(1)(4)	73,529	73,529	—	2.72	3/21/2029
	3/21/2019	—	(3)	—	—	210,376	2.72	3/21/2029
James D. Fay	10/5/2017	9/11/2017	(1)(2)(5)	393,900	—	—	1.43	10/5/2027
	10/14/2020	10/14/2020	(1)(6)	—	125,000	—	4.68	10/14/2030
Japjit Tulsi	2/6/2020	1/21/2020	(1)(6)	—	700,000	—	2.72	2/6/2030

(1)

Represents an option vesting with respect to 25% of the shares subject to the option on the first anniversary of the vesting start date, and with respect to 1/48th of the shares subject to the option monthly thereafter, subject to the applicable executive’s continued service through the applicable vesting date.

(2)

Represents an option that may be exercised as to all of the shares subject thereto before vesting, with any shares purchased subject to the company’s right of repurchase at the original exercise price upon a termination of service, which repurchase right lapses in accordance with the option vesting schedule (described in Note (1) above).

(3)

Represents an option that will vest upon the earlier of a “change in control” as defined in the 2011 Plan or the company’s initial public offering, as follows: (i) if the price per share paid for the company’s common stock in a change in control transaction is at least $16.6262, then 50% of the underlying shares will vest upon the closing of the change in control, subject to the executive’s continued service through the closing of the change in control, and (ii) if the company consummates an initial public offering of its common stock at any price, or if the price per share paid for the company’s common stock in a change in control transaction is at least $24.9393, 100% of the underlying shares will vest, subject to the executive’s continued service through the closing of such initial public offering or change in control. This option is expected to vest in full in connection with the closing of the Business Combination.

(4)

(i) If the company undergoes a change in control and the executive’s employment is terminated without “cause” (as defined in the executive’s offer letter) in connection with or following the change in control, the option shall vest in full, and (ii) if the company undergoes a change in control and executive resigns his employment for “good reason” (as defined in the executive’s offer letter) in connection with or following the change in control, or the executive’s employment is terminated without “cause” other than in connection with or following a change in control, the option shall vest as to the number of shares that would have vested over the 12 months following the executive’s date of termination. Additionally, if the company undergoes a change in control and the successor entity does not assume or substitute the option, the executive remains in continued employment with us through the closing of the change in control, and the executive’s employment with the successor entity does not continue following the change in control (other than due to the executive’s resignation without “good reason”), then the option shall vest immediately prior to the change in control to the same extent such option would have vested upon the executive’s termination of employment.

(5)

If the company undergoes a change in control and the executive’s employment is terminated by us or a successor entity without “cause” (as defined in the applicable stock option agreement) or the executive resigns due to certain material adverse changes to the executive’s position, work location, base compensation or working conditions, in either case, within 24 months following such change in control, then the option shall vest as to the number of shares that would have vested over the 24 months following the executive’s date of termination.

(6)

If the company undergoes a change in control and the executive’s employment is terminated by us or a successor entity without “cause” (as defined in the applicable stock option agreement) or the executive resigns due to certain material adverse changes to the executive’s position, work location, base compensation or working conditions, in either case, within 12 months following such change in control, then the option shall vest as to the number of shares that would have vested over the 12 months following the executive’s date of termination.

Executive Compensation Arrangements

Offer of Employment Letters

During 2020, we were party to employment offer letters with Messrs. Pittman, Fay and Tulsi, the material terms of which are summarized below.

Mr. Pittman’s Offer Letter

We entered into an employment offer letter with Mr. Pittman in November 2018, pursuant to which Mr. Pittman serves as our Chief Executive Officer. Mr. Pittman’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, target annual bonus opportunity and terms of his initial stock option grants.

Under his offer letter, if Mr. Pittman’s employment with us is terminated without “cause” (as defined therein), then he will be eligible for the following severance benefits: (i) continued payment of his then-current base salary for 12 months, (ii) reimbursements for the cost of COBRA premiums for up to 12 months, and (iii) accelerated vesting as to the number of shares underlying each outstanding equity award (other than the performance-based stock option that was granted to him on March 21, 2019, described above in the Outstanding Equity Awards at Fiscal Year-End table (the “Performance-Based Option”)) that would have vested over the 12 months following the date of termination. Mr. Pittman will also be eligible for the foregoing accelerated vesting upon a termination of his employment due to his death or “disability” (as defined in the 2011 Plan). The foregoing severance benefits are subject to Mr. Pittman (or his estate) executing and not revoking a general release of claims in favor of us and returning all company property to us upon his termination.

Additionally, if the company undergoes a change in control and the successor entity does not assume or substitute the executive’s outstanding equity awards (other than the Performance-Based Option), the executive remains in continued employment with us through the closing of the change in control, and the executive’s employment with the successor entity does not continue following the change in control (other than due to the executive’s resignation without “good reason” (as defined in the offer letter)), then the option shall vest immediately prior to the change in control to the same extent such option would have vested upon the executive’s termination of employment.

Mr. Fay’s Offer Letter

We entered into an employment offer letter with Mr. Fay in July 2017, pursuant to which Mr. Fay serves as our Chief Financial Officer. Mr. Fay’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, target annual bonus opportunity, an initial stock option grant, and eligibility to participate in our employee benefit plans.

Under his offer letter, if Mr. Fay’s employment with us is terminated without “cause” (as defined in the option agreement evidencing the stock option granted to him on October 5, 2017) or he resigns due to certain material adverse changes to his position, work location, base compensation or working conditions (an “Involuntary Termination”) within 24 months following a change in control of the company, then he will be eligible for the following severance benefits: (i) an amount equal to three months of his base salary, (ii) an amount equal to his target annual bonus for the year of termination, prorated based on the period during which Mr. Fay was employed during such year (plus an additional three months), and (iii) the vesting of the stock option granted to him on October 5, 2017 shall accelerate as to the number of shares that would have vested over the 24 months following his date of termination.

Alternatively, if Mr. Fay experiences an Involuntary Termination before or more than 24 months after a change in control of the company, he will be eligible to receive three months of his continued base salary, subject to his execution of a release of claims in favor of us.

Mr. Tulsi’s Offer Letter

We entered into an employment offer letter with Mr. Tulsi in January 2020, pursuant to which Mr. Tulsi serves as our Chief Technology Officer. Mr. Tulsi’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, target annual bonus opportunity, an initial stock option grant, and eligibility to participate in our employee benefit plans. Mr. Tulsi’s offer letter also provides for the payment of a sign-on bonus of $100,000, with 50% of such bonus paid in July 2020 and the remaining 50% paid in January 2021.

Director Compensation

We have not historically maintained a formal non-employee director compensation program; however, we have made stock option grants to non-employee directors from time to time. Additionally, we reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and its committees. None of our non-employee directors received any cash, equity, or other compensation for their services in 2020. As of December 31, 2020, Mike Gustafson held an option covering 115,468 shares of our common stock, and none of our other non-employee directors held company equity awards as of December 31, 2020.

Mr. Pittman receives no additional compensation for his service as a director, and the compensation provided to him as an employee is set forth in the Summary Compensation Table above. David Gausebeck, an executive officer who is not a named executive officer, received no additional compensation in 2020 for his service as a director.

Equity Incentive Plans

We currently maintain the 2011 Plan, which became effective in June 2011, and was most recently amended and restated in February 2021. In connection with the Business Combination, the Company’s Board intends to adopt the 2021 Plan and the ESPP, subject to approval by the Company’s stockholders. For additional information about the 2021 Plan and the ESPP, please see the sections entitled “Proposal No. 5—The Incentive Award Plan Proposal” and “Proposal No. 6—The ESPP Proposal.” Upon the effectiveness of the 2021 Plan, no further awards will be made under the 2011 Plan.

2011 Plan

The material terms of the 2011 Plan are summarized below.

Share Reserve. An aggregate of 16,139,408 shares of stock are reserved for issuance pursuant to awards granted under the 2011 Plan.

Administration. Our board of directors administers the 2011 Plan. The board may delegate its duties and responsibilities to a committee of the board consisting of at least one member of the board of directors and, to the extent permitted under the applicable law, may delegate to one or more officers of the company the authority to grant awards under the Plan, subject to aggregate limits on such grants that are specified by the board of directors. Subject to the terms and conditions of the 2011 Plan, the plan administrator has the authority to take any actions it deems necessary or advisable for the administration of the 2011 Plan.

Eligibility. Awards under the 2011 Plan may be granted to employees, directors, and consultants of the company and its subsidiaries. Incentive stock options (“ISOs”) may be granted only to employees of the company or certain of its subsidiaries.

Awards. The 2011 Plan provides for the grant of stock options (including ISOs and nonqualified stock options (“NSOs”)) and restricted stock units (“RSUs”) and the award or sale of shares of our common stock, or any combination thereof. No determination has been made as to the types or amounts of awards that will be granted to specific individuals in the future pursuant to the 2011 Plan (and, following the closing of the Business Combination, we will not make any further awards under the 2011 Plan). Each award is set forth in a separate award agreement indicating the type of the award and the terms and conditions of the award.

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Stock Options. Stock options provide for the right to purchase shares of the company’s common stock in the future at a specified price that is established on the date of grant. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option generally may not be less than 100% of the fair market value of the underlying shares on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders). The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

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RSUs. RSUs are contractual promises to deliver cash or shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the 2011 Plan.

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Awards or Sales of Shares. Share awards are grants of nontransferable shares of common stock, and sales of shares (known as stock purchase rights) provide participants with the right to acquire shares under the 2011 Plan at a fixed purchase price. Share awards and stock purchase rights may remain forfeitable unless and until specified vesting conditions are met.

Certain Transactions. The plan administrator has broad discretion to take action under the 2011 Plan, as well as to make adjustments to the terms and conditions of existing and future awards in the event of certain transactions and events affecting our stock, such as recapitalizations, stock dividends, reclassifications, stock splits, consolidations or other similar corporate transactions. In the event of a merger or other consolidation relating to the company or the sale of all or substantially all of the company’s stock or assets, all then-outstanding equity awards shall be treated as set forth in the agreement governing such transaction, which may provide for one or more of the following: (i) the continuation, assumption or substitution of such awards, (ii) the accelerated vesting and, if applicable, exercisability of such awards, and/or (iii) the cancellation of such awards in exchange for cash or equity equal to the intrinsic value of such awards.

Transferability and Restrictions. With limited exceptions for the laws of descent and distribution, awards under the 2011 Plan are generally non-transferable prior to vesting unless otherwise determined by the plan administrator and are exercisable only by the participant during his or her lifetime.

Amendment and Termination. Our board of directors may amend, suspend or terminate the 2011 Plan at any time. However, the company must obtain stockholder approval of any amendment to the 2011 Plan to the extent it (i) increases the number of shares available for issuance under the 2011 Plan, or (ii) materially changes the class of persons who are eligible for the grant of options or the award or sale of shares under the 2011 Plan. In addition, no amendment or termination of the 2011 Plan may, without the consent of the holder, adversely affect any award previously granted. We will cease granting any awards under the 2011 Plan upon the effectiveness of the 2021 Plan. Any award under the 2011 Plan that is outstanding on the termination date of the 2011 Plan will remain in force according to the terms of the 2011 Plan and the applicable award agreement.

DESCRIPTION OF SECURITIES

The following description summarizes the most important terms of the Post-Combination Company’s capital stock, as expected to be in effect upon the consummation of the Business Combination. Assuming the adoption of the Second Amended and Restated Certificate of Incorporation by our stockholders at the Special Meeting and the Amended and Restated Bylaws in connection with the closing of the Business Combination, this description summarizes the provisions that will be included in such documents. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Securities,” you should refer to the Second Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Amended and Restated Registration Rights Agreement, which are included as Annexes B, C and F exhibits to this proxy statement/prospectus, and to the applicable provisions of Delaware law.

Authorized and Outstanding Stock

Upon the consummation of the Business Combination, the Post-Combination Company’s authorized capital stock will consist of:

•	600,000,000 shares of Class A Stock, $0.0001 par value per share; and

•	30,000,000 shares of undesignated preferred stock, $0.0001 par value per share (“Preferred Stock”).

Pursuant to the terms of the Second Amended and Restated Certificate of Incorporation, immediately prior to the consummation of the Business Combination, issued and outstanding shares of Class F Stock will automatically convert into an equal number of shares of Class A Stock without any action on the part of any person, including the Post-Combination Company, and concurrently with such conversion, the number of authorized shares of Class F Stock shall be reduced to zero. It is intended that the conversion of Class F Stock into Class A Stock will be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the U.S. Tax Code.

As of the record date for the Special Meeting, there were 43,125,000 shares of Common Stock outstanding, held of record by approximately five holders of Common Stock, no shares of preferred stock outstanding and 11,349,986 warrants outstanding held of record by approximately two holders of warrants. The number of stockholders of record does not include DTC participants or beneficial owners holding shares through nominee names. The Post-Combination Company will be authorized, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of its capital stock.

Voting Rights

Except as otherwise required by law or the Second Amended and Restated Certificate, the holders of Common Stock will exclusively possess all voting power with respect to the Post-Combination Company. Holders of Common Stock are entitled to one vote per share on each matter properly submitted to a vote of stockholders. The holders of Class A Stock will at all times vote together as one class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Second Amended and Restated Certificate of Incorporation. Delaware law could require holders of shares of a class of capital stock to vote separately as a single class in the following circumstances:

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if we were to seek to amend the Second Amended and Restated Certificate of Incorporation to increase or decrease the par value of a class of the capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if we were to seek to amend the Second Amended and Restated Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Election of Directors

The Second Amended and Restated Certificate of Incorporation will establish a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The Second Amended and Restated Certificate of Incorporation will not provide for cumulative voting for the election of directors.

Dividend Rights

Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of Common Stock are entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Post-Combination Company) when, as and if declared by the Post-Combination Company board out of any assets or funds legally available and will share equally on a per share basis in such dividends and distributions.

No Preemptive or Similar Rights

Common Stock will not be entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions.

Liquidation, Dissolution and Winding Up

Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of the Post-Combination Company, the holders of Common Stock will be entitled to receive all the remaining assets of the Post-Combination Company available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Earn-Out Shares

Under the Merger Agreement, we will be required to issue up to an aggregate of 23,460,000 Earn-Out Shares to the Matterport Stockholders and holders of Matterport Stock Options and Matterport RSUs if either (i) the daily volume weighted average price (based on such trading day) of one share of Class A Stock exceeds certain thresholds for a period of at least 10 days out of 30 consecutive trading days, as adjusted, at any time during the five-year period beginning on the 180th day following the closing of the Mergers (the “Common Share Price”) or (ii) there is a change in control (as described in the Merger Agreement) in which the holders of Class A Stock receive a per share price in respect of their Class A Stock that is equal to or greater than any such Common Share Price threshold, in each case, at any time during the five-year period beginning on the date that is 180 days after the closing date of the Business Combination.

We will be required to issue the Earn-Out Shares as follows: (i) a one-time issuance of 3,910,000 shares if the Common Share Price is greater than $13.00; (ii) a one-time issuance of 3,910,000 shares if the Common Share Price is greater than $15.50; (iii) a one-time issuance of 3,910,000 shares if the Common Share Price is greater than $18.00; (iv) a one-time issuance of 3,910,000 shares if the Common Share Price is greater than $20.50; (v) a one-time issuance of 3,910,000 shares if the Common Share Price is greater than $23.00; and (vi) a one-time issuance of 3,910,000 shares if the Common Share Price is greater than $25.50.

Preferred Stock

The Post-Combination Company board will be authorized, subject to limitations prescribed by law, to issue Preferred Stock in one or more series and to establish from time to time. The Post-Combination Company board will be authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Post-Combination Company board is able, without stockholder approval, to issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Post-Combination Company board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Post-Combination Company or the removal of existing management. There are no current plans to issue any shares of Preferred Stock.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one whole share of our Class A Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Company IPO or 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Class A Stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade. Accordingly, unless a registered holder purchases at least five units, they will not be able to receive or trade a whole Public Warrant. The Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise has been registered or qualified under the securities laws of the state of the registered holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of Class A Stock underlying such unit.

We have agreed that as soon as reasonably practicable, but in any event within 30 days after the closing of the Business Combination, we will file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Stock issuable upon exercise of the Public Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Class A Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Public Warrants for Cash. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption (except as described below with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

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if, and only if, the reported last sale price of the Class A Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business day before we send the notice of redemption to the Public Warrant holders.

We will not redeem the Public Warrants as described above unless an effective registration statement under the Securities Act covering the issuance of the shares of Class A Stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of Class A Stock is available throughout the 30 day redemption period, except if the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Class A Stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Public Warrants for Class A Stock. Commencing 90 days after the Public Warrants become exercisable, we may redeem the outstanding Public Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

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at a price equal to a number of shares of Class A Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Stock except as otherwise described below;

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if, and only if, there is an effective registration statement covering the shares of Class A Stock issuable upon exercise of the Public Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

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if, and only if, the last reported sale price of our Class A Stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

Redemption Date	Fair Market Value of Class A Stock
(period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Class A Stock shall mean the average last reported sale price of our Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Stock to be issued for each Public Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of our Class A Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.277 shares of Class A Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.298 shares of Class A Stock for each whole Public Warrant. Finally, as reflected in the table above, we can redeem the Public Warrants for no consideration in the event that the Public Warrants are “out of the money” (i.e., the trading price of our Class A Stock is below the exercise price of the Public Warrants) and about to expire.

Any Public Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such public warrants so redeemed (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Public Warrants on such redemption date).

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants (other than the Private Placement Warrants) to be redeemed when the shares of Class A Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide the Public Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the warrants for shares of Class A Stock, instead of cash, for “fair value” without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants for cash.” Holders of the Public Warrants will, in effect, receive a number of shares representing fair value for their Public Warrants based on an option pricing model with a fixed volatility input as of December 10, 2020. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Public Warrants, in this case, for Class A Stock, and therefore have certainty as to (a) our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed and (b) to the amount of cash provided by the exercise of the Public Warrants and available to us, and also provides a ceiling to the theoretical value of the Public Warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem Public Warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants for Class A Stock if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the Public Warrants for Class A Stock, without having to negotiate a redemption price with the warrant holders, which in some situations, may allow us to more quickly and easily close the Business Combination. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the Public Warrants when the shares of Class A Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of Class A Stock). If we choose to redeem the Public Warrants when the Class A Stock is trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer Class A Stock than they would have received if they had chosen to wait to exercise their warrants for Class A Stock if and when such shares of Class A Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Stock to be issued to the holder.

Redemption Procedures and Cashless Exercise. If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants following the closing of the Business Combination. If we call our Public Warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Class A Stock is increased by a stock dividend payable in shares of Class A Stock, or by a split-up of shares of Class A Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Stock. A rights offering to holders of Class A Stock entitling holders to purchase shares of Class A Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Stock equal to the product of (a) the number of shares of Class A Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Stock) multiplied by (b) one (1) minus the quotient of (x) the price per share of Class A Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Stock, in determining the price payable for Class A Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Stock on account of such shares of Class A Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Stock in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of Class A Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to redeem 100% of our Class A Common Stock if we do not complete the Business Combination within 24 months from the closing of this offering or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity or (e) in connection with the redemption of our Public Shares upon our failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Stock in respect of such event.

If the number of outstanding shares of our Class A Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of

Class A Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Stock.

Whenever the number of shares of Class A Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Stock (other than those described above or that solely affects the par value of such shares of Class A Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Class A Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration received by the holders of Class A Stock in such a transaction is payable in the form of Class A Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant.

The Public Warrants will be issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrant.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Stock and any voting rights until they exercise their warrants and receive shares of Class A Stock. After the issuance of shares of Class A Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the Class A Stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions as described under the subsection of this proxy statement/prospectus entitled “The Business Combination—Restrictions on Resales,” to our officers and directors and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Public Units in the Company IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the Public Units sold in the Company IPO.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at the time of issuance whether they would be affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if such insider is in possession of material non-public information. Accordingly, unlike Public Stockholders who could sell the shares of Class A Stock issuable upon exercise of the Public Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Anti-Takeover Provisions

Some provisions of Delaware law, the Second Amended and Restated Certificate of Incorporation, and the Amended and Restated Bylaws contain or will contain provisions that could make the following transactions more difficult: an acquisition of the Post-Combination Company by means of a tender offer; an acquisition of the Post-Combination Company by means of a proxy contest or otherwise; or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Post-Combination Company’s best interests, including transactions that provide for payment of a premium over the market price for the Post-Combination Company’s shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Post- Combination Company to first negotiate with the Post-Combination Company board. We believe that the benefits of the increased protection of the Post-Combination Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Post- Combination Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

The Post-Combination Company will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the Post-Combination Company board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provisions

The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Post- Combination Company’s management team, including the following:

•

Board of Directors Vacancies. The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will authorize only the Post-Combination Company board to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Post-Combination Company board is permitted to be set only by a resolution adopted by a majority vote of the Post-Combination Company board. These provisions prevent a stockholder from increasing the size of the board of directors of the Post-Combination Company and then gaining control of the Post-Combination Company board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Post-Combination Company board but promotes continuity of management.

•

Classified Board. The Second Amended and Restated Certificate of Incorporation will provide that the Post-Combination Company board is divided into three classes of directors. For more information on the classified board, see the section entitled “Management of the Post-Combination Company.” The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Post-Combination Company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•

Directors Removed Only for Cause. The Second Amended and Restated Certificate of Incorporation will provide that stockholders may remove directors only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

•

Supermajority Requirements for Amendments of The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The Second Amended and Restated Certificate of Incorporation will further provide that the affirmative vote of holders of at least two thirds of the voting power of the outstanding shares of capital stock will be required to amend certain provisions of the Second Amended and Restated Certificate of Incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of Preferred Stock. The affirmative vote of holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class, will be required for the stockholders to adopt, amend, alter or repeal the Amended and Restated Bylaws, although the Amended and Restated Bylaws may be amended by a majority vote of the Post-Combination Company board.

•

Stockholder Action; Special Meeting of Stockholders. The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that subject to the rights of the holders of any outstanding series of Preferred Stock and the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the Post-Combination Company board, the chief executive officer or the Post-Combination Company board pursuant to a resolution adopted by a majority of the Post-Combination Company board, and may not be called by any other person, thus prohibiting a stockholder from calling a special meeting. The Second Amended and Restated Certificate of Incorporation will provide that the stockholders may not take action by written consent, but may only take action at a duly called annual or special meetings of stockholders. As a result, holders of capital stock would not be able to amend the Amended and Restated Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Bylaws. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•

Notice Requirements for Stockholder Proposals and Director Nominations. The Amended and Restated Bylaws will provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Amended and Restated Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Post-Combination Company.

•

No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Second Amended and Restated Certificate of Incorporation will not provide for cumulative voting.

•

Issuance of Undesignated Preferred Stock. The Post-Combination Company board will have the authority, without further action by the stockholders, to issue up to 30,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Post-Combination Company board. The existence of authorized but unissued shares of Preferred Stock will enable the Post-Combination Company board to render more difficult or to discourage an attempt to obtain control of the Post- Combination Company by means of a merger, tender offer, proxy contest, or other means.

•

Choice of Forum. The Amended and Restated Bylaws will provide that unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (1) any derivative action or proceeding brought on behalf of the Post-Combination Company; (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Post-Combination Company or the Post-Combination Company’s stockholders; (3) any action asserting a claim against the Post-Combination Company, its directors, officers or employees arising pursuant to any provision of the DGCL, the Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws; or (4) any action asserting a claim against the Post-Combination Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (1) through (4) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless the Post-Combination Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States against the Post-Combination Company, its officers, directors, employees and/or underwriters.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Amended and Restated Bylaws. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A Stock or warrants of the Post-Combination Company for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of the Post-Combination Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Post-Combination Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Post-Combination Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A Stock or warrants of the Post-Combination Company for at least six months but who are affiliates of the Post-Combination Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of the Class A Stock then outstanding; or

•	the average weekly reported trading volume of the Class A Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Post-Combination Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Post- Combination Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, the Company had 34,500,000 shares of Class A Stock outstanding and 8,625,000 shares of Class F Stock outstanding. All of the 8,625,000 Founder Shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Business Combination is approved, the shares of Class A Stock that non-consenting Matterport Stockholders receive in connection with the Business Combination will be freely tradable without restriction or further registration under the Securities Act, except for any shares issued to affiliates of the Post-Combination Company within the meaning of Rule 144. The shares of Class A Stock that Consenting Matterport Stockholders receive in connection with the Business Combination will be issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, and are thus not freely tradable. In addition, under the Amended and Restated Bylaws, all Matterport Stockholders who will receive shares of Class A Stock in connection with the Business Combination as well as directors, officers and employees of Matterport and other individuals who will receive shares of Class A Stock upon the settlement or exercise of restricted stock units, options or other equity awards outstanding immediately following the closing of the Business Combination will be bound by certain restrictions on their ability to transfer such shares of Class A Stock for a period of 180 days after the closing of the Business Combination. See the section entitled “The Business Combination—Restrictions on Resales” for more information.

As of the date of this proxy statement/prospectus, there are 11,349,986 warrants of the Company outstanding, consisting of 6,899,986 Public Warrants originally sold as part of the units issued in the Company IPO, and 4,450,000 Private Placement Warrants that were sold in a private sale to the Sponsor in connection with the Company IPO. Each warrant entitles the registered holder to purchase one share of Class A Stock at a price of $11.50 per share, in accordance with the terms of the warrant agreements governing the warrants. 6,900,000 of these warrants are Public Warrants and are freely tradable. In addition, the Post-Combination Company will be obligated to use its best efforts to file no later than 30 days after the closing a registration statement under the Securities Act covering 6,900,000 shares of the Class A Stock that may be issued upon the exercise of the Public Warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Public Warrants.

The Company anticipates that following the consummation of the Business Combination, the Post- Combination Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Registration Rights

At the closing of the Business Combination, the Company will enter into the Amended and Restated Registration Rights Agreement, substantially in the form attached as Annex F to this proxy statement/prospectus, with the Registration Rights Holders. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the exercise of any other equity security of the Company (including shares of Class A Stock issued or issuable upon the conversion of the Class F Stock and upon exercise of the Private Placement Warrants), and (iii) shares of Class A Stock issued as Earn Out Shares or issuable upon the conversion of any Earn Out Shares, in each case, held by the Matterport Holders, and (b) any other equity security of the

Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights.

The Registration Rights Agreement provides that the Post-Combination Company will, as soon as reasonably practicable, but in any event within 30 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a shelf registration statement registering the resale of the Registration Rights Holders shares and will use its commercially reasonable best efforts to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. The Registration Rights Holders are each entitled to make up to nine demands for registration, excluding short form demands, that the Post-Combination Company register the shares held by these parties. In addition, the Registration Rights Holders have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement.

For a detailed description of the Registration Rights Agreement, see the section titled “The Merger Agreement and Related Agreements—Registration Rights Agreement” beginning on page 160 of this proxy statement/prospectus.

Limitation of Liability and Indemnification

The Amended and Restated Bylaws and the Second Amended and Restated Certificate of Incorporation will provide that the Post-Combination Company will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by Delaware law.

Delaware law prohibits the Second Amended and Restated Certificate of Incorporation from limiting the liability of the Post-Combination Company’s directors for the following:

•	any breach of the director’s duty of loyalty to the Post-Combination Company or to its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Post-Combination Company’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Under the Amended and Restated Bylaws, the Post-Combination Company can purchase insurance, at its expense, to protect itself and/or any director, officer, employee or agent against any expense, liability or loss, whether or not the Post-Combination Company would have the power to indemnify such person against expense, liability or loss under Delaware law. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions that will be in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Post-Combination Company and its stockholders. Moreover, a stockholder’s investment may be harmed to the extent the Post- Combination Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Exchange Listing

We intend to apply for the listing of Class A Stock and public warrants on Nasdaq under the symbols “MTTR” and “MTTRW,” respectively, upon the consummation of the Business Combination.

Transfer Agent and Registrar

The transfer agent and registrar for the Post-Combination Company’s Common Stock will be American Stock Transfer & Trust company, LLC.

COMPARISON OF STOCKHOLDER RIGHTS

General

The Company is incorporated under the laws of the State of Delaware and the rights of Company stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Company Certificate and the Company’s current bylaws. Matterport is incorporated under the laws of the State of Delaware and the rights of Matterport stockholders are governed by the laws of the State of Delaware, including the DGCL, the amended and restated certificate of incorporation of Matterport (as amended, the “Matterport Charter”) and the current bylaws of Matterport (the “Matterport Bylaws”). As a result of the Business Combination, Company stockholders who continue to hold shares of Common Stock and Matterport Stockholders who receive shares of common stock of the Post-Combination Company will each become Post-Combination Company stockholders. The Post-Combination Company is incorporated under the laws of the State of Delaware and the rights of Post-Combination Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, and, assuming the adoption of the Charter Proposal, the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. Thus, following the Business Combination, the rights of Company stockholders and Matterport Stockholders who become Post-Combination Company stockholders will continue to be governed by Delaware law but will no longer be governed by the Current Company Certificate or the Company’s current bylaws (with respect to Company stockholders) or the Matterport Charter or Matterport Bylaws (with respect to Matterport Stockholders) and instead will be governed by the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws.

Comparison of Stockholder Rights

Set forth below is a summary comparison of material differences between the rights of Company stockholders under the Current Company Certificate and the Company’s current bylaws (left column), the rights of Matterport Stockholders under the Matterport Charter and the Matterport Bylaws (middle column) and the rights of Post-Combination Company stockholders under forms of the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws (right column), which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the DGCL.

	Company	Matterport	Post-Combination Company
Authorized Capital	The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Company is authorized to issue is 441,000,000 shares, consisting of (a) 440,000,000 shares of Common Stock, including (i) 400,000,000 shares of Class A Stock, and (ii) 40,000,000 shares of Class F Stock, and (b) 1,000,000 shares of Preferred Stock.

Matterport is currently authorized to issue 56,500,000 shares of common stock, par value of $0.001 per share. As of December 31, 2020, there were 9,463,182 shares of Matterport Common Stock outstanding.

Matterport is currently authorized to issue 30,665,351 shares of preferred stock, par value $0.001 per share; of such authorized and unissued shares of preferred stock, Matterport created (i) a series of preferred stock designated as Series Seed

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Post-Combination Company is authorized to issue is 670,000,000 shares, consisting of (a) 640,000,000 shares of Common Stock comprised of (i) 600,000,000 shares of Class A Stock and (ii) 40,000,000 shares of Class F Stock, and (b) 30,000,000 shares of Preferred Stock.

Upon the consummation of the Business Combination, we expect there will be

	Company	Matterport	Post-Combination Company
		Preferred Stock (the “Matterport Series Seed Preferred Stock”) and is currently authorized to issue 6,035,185 shares of such Matterport Series Seed Preferred Stock, (ii) a series of preferred stock designated as Series A-1 Preferred Stock (the “Matterport Series A-1 Preferred Stock”) and is currently authorized to issue 1,837,769 shares of such Matterport Series A-1 Preferred Stock, (iii) a series of preferred stock designated as Series B Preferred Stock (the “Matterport Series B Preferred Stock”) and is currently authorized to issue 4,740,459 shares of such Matterport Series B Preferred Stock, (iv) a series of preferred stock designated as Series C Preferred Stock (the “Matterport Series C Preferred Stock”) and is currently authorized to issue 7,460,000 shares of such Matterport Series C Preferred Stock and (v) a series of preferred stock designated as Series D Preferred Stock (the “Matterport Series D Preferred Stock”) and is currently authorized to issue 10,591,938 shares of such Matterport Series D Preferred Stock. As of December 31, 2020, there were 30,340,098 shares of Matterport Preferred Stock outstanding.	approximately 291,500,000 shares of Class A Stock (assuming no redemption) outstanding. Immediately following the consummation of the Business Combination, the Post-Combination Company is not expected to have any Preferred Stock outstanding.

Rights of Preferred Stock	Subject to certain requirements relating to an initial business combination	At any time, each holder of Matterport Preferred Stock shall have the right, at such	The Second Amended and Restated Certificate of Incorporation authorizes the

	Company	Matterport	Post-Combination Company
set forth in the Current Company Certificate, the Board is expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL.

holder’s option, to convert any or all of such holder’s shares of Matterport Preferred Stock into shares of Matterport Common Stock at the Conversion Price (as defined in the Matterport Charter) applicable to such Matterport Preferred Stock.

Each share of Matterport Preferred Stock shall automatically be converted into shares of Matterport Common Stock at the then effective Conversion Price upon the earlier of (i) the date specified in the Preferred Consent (as defined in the Matterport Charter) or (ii) the closing of the sale of Matterport’s Common Stock to the public at a price of at least $12.4697 per share in a firm commitment, underwritten public offering registered under the Securities Act that results in gross offering proceeds to Matterport of not less than $50,000,000.

Post-Combination Company board, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the voting rights, designations, powers, preferences and relative, participating, optional, special or other rights of the shares of each such series.

Voting Rights	Except as otherwise required by law or the Current Company Certificate, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.	The holder of each share of Matterport Common Stock shall have the right to one vote for each such share and shall be entitled to vote upon such matters properly submitted to any stockholders’ meeting and in such manner as may be provided by law. The number of authorized shares of Matterport Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding capital stock of Matterport entitled to vote, irrespective	Except as otherwise required by law or the Second Amended and Restated Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

	Company	Matterport	Post-Combination Company

of the provisions of the DGCL.

Each holder of shares of Matterport Preferred Stock shall be entitled to the number of votes equal to the number of shares of Matterport Common Stock into which such shares of Matterport Preferred Stock could be converted on the record date for the vote or consent of stockholders and, except as otherwise required by law or the Matterport Charter, shall have voting rights and powers equal to the voting rights and powers of the Matterport Common Stock. Each holder of shares of Matterport Preferred Stock shall be entitled to vote with the holders of Matterport Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except as to those matters required by law or the Matterport Charter to be submitted to a class vote.

Cumulative Voting	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Current Company Certificate does not authorize cumulative voting.	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Matterport Charter does not authorize cumulative voting.	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Second Amended and Restated Certificate of Incorporation does not authorize cumulative voting.

Number of Directors	The Company’s current bylaws provide that the number of directors of the Company shall be fixed exclusively by resolution of the Board. Subject to the special rights of the holders of any series of Preferred	The Matterport Bylaws provide that the number of directors constituting the entire board of directors of Matterport may be fixed by resolution of the board of directors of Matterport or of the stockholders, subject to	The Second Amended and Restated Certificate of Incorporation provides that the number of directors of the Post-Combination Company shall be fixed from time to time exclusively by resolution of

	Company	Matterport	Post-Combination Company
	Stock to elect directors, commencing at the first annual meeting of the stockholders, and at each annual meeting of the stockholders thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second annual meeting of the stockholders after their election. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	the provisions of the Matterport Bylaws. No reduction of the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.	the Post-Combination Company board. The Second Amended and Restated Certificate of Incorporation divides the board of directors of the Post-Combination Company into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal from office.

Election of Directors	Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the Company’s current bylaws require that the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Pursuant to the Current Company Certificate, prior to the closing of the initial business combination, the holders of Class F Stock, voting together as a single class, have the exclusive right to elect any director.	Except as otherwise provided in the Matterport Bylaws or the Matterport Charter, Matterport’s directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.	The Amended and Restated Bylaws require that directors be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote thereon. Pursuant to the Second Amended and Restated Certificate of Incorporation, the holders of the Common Stock will have the right to vote for the election of directors.

Manner of Acting by Board	The Company’s current bylaws provide that a majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of	The Matterport Bylaws provide that a majority of the board of directors of Matterport shall constitute a quorum for the transaction of business at any meeting of the board of directors of	The Amended and Restated Bylaws provide that the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board

	Company	Matterport	Post-Combination Company
	the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Current Company Certificate or the Company’s current bylaws.	Matterport, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors of Matterport, except as may be otherwise specifically provided by applicable law, the Matterport Charter or the Matterport Bylaws.	of directors of the Post-Combination Company.

Removal of Directors	The Current Company Certificate provides that, subject to the special rights of the holders of any series of Preferred Stock to elect directors, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. The Current Company Certificate further provides that, prior to the closing of the initial business combination, the holders of Class F Stock, voting together as a single class, have the exclusive right to remove any director.	The Matterport Bylaws provide that, unless otherwise restricted by statute, by the Matterport Charter or by the Matterport Bylaws, any director of the entire board of directors of Matterport may be removed, with or without cause, by holders of a majority of the shares then entitled to vote at an election of directors. The Matterport Charter provides that the directors elected by the Common Stock, the Series Seed Preferred Stock and Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock may be removed only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of such classes or series, as the case may be. Any Mutual Director (as defined in the Matterport Charter) may be removed from the board of directors, either with or without cause, only by the affirmative vote or written consent of the holders of (a) a majority of the outstanding shares of Common Stock and (b) a majority of the outstanding	The Second Amended Certificate of Incorporation provides that, subject to the special rights of the holders of any series of Preferred Stock to elect directors, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class.

	Company	Matterport	Post-Combination Company
shares of Preferred Stock voting together as a single class on an as-converted basis.

Vacancies on Board	The Current Company Certificate provides that, subject to the special rights of the holders of any series of Preferred Stock to elect directors, if any, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).	The Matterport Bylaws provide that, when one or more directors resigns and the resignation is effective at a future date, a majority of the directors then in office, who are authorized to vote on the filling of such vacancy or vacancies, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective. Unless otherwise provided in the Matterport Charter or the Matterport Bylaws, (i) newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by the majority of directors then in office, although less than a quorum, or by a sole remaining director, and (ii) whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Matterport Charter, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. The Matterport	The Second Amended and Restated Certificate of Incorporation provides that, subject to the special rights of the holders of any series of Preferred Stock to elect directors, newly created directorships resulting from an increase in the number of directors and any vacancies on the Post-Combination Company board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

	Company	Matterport	Post-Combination Company
Charter provides that in the event of a vacancy in any directorship with respect to which the holders of a class or series are entitled to elect the director, such vacancy shall be filled only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of such class or series or by any remaining director or directors elected by the holders of such class or series.

Business Proposals by Stockholders	The Company’s current bylaws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (a) who is a stockholder of record entitled to vote at such annual meeting and (b) whose notice is timely. To be timely, a stockholder’s notice to the Company with respect to such business must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of	The Matterport Bylaws provide that at the annual meeting of stockholders, directors shall be elected and any other proper business may be transacted.	The Amended and Restated Bylaws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Post-Combination Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Post-Combination Company board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Post-Combination Company (a) who is a stockholder or record entitled to vote at such annual meeting on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (b) whose notice is timely. To be timely, a stockholder’s notice to the Post-Combination Company with respect to such

	Company	Matterport	Post-Combination Company
	stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.		business must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the date of the annual meeting is first made by the Post-Combination Company.

Special Meetings of the Board	The Company’s current bylaws provide that special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the chairman of the Board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of	The Matterport Bylaws provide that special meetings of the board of directors of Matterport for any purpose or purposes may be called at any time by the chairman of the board of directors of Matterport, the president, any vice president, the secretary or any two directors.	The Amended and Restated Bylaws provide that special meetings of the board of directors of the Post-Combination (a) may be called by the chairman of the Post-Combination Company board or president and (b) shall be called by the chairman of the Post-Combination Company board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of

	Company	Matterport	Post-Combination Company
	directors or the sole director, as specified in such written request.		Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director as specified in such written request.

Notice of Stockholder Meetings	The Company’s current bylaws provide that written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the permitted manners set forth in the Company’s current bylaws to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Company not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Company’s	The Matterport Bylaws provide that written notice of each stockholders meeting shall be given in writing stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present and vote at such meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called. All notices of meetings of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.	The Amended and Restated Bylaws provide that notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holder may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the permitted manner set forth in the Amended and Restated Bylaws to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting by the Post-Combination Company not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so

	Company	Matterport	Post-Combination Company
	notice of meeting (or any supplement thereto).		stated in the Post-Combination Company’s notice of meeting (or any supplement thereto).

Special Meetings of Stockholders	The Company’s current bylaws provide that, subject to the rights of the holders of any outstanding series of the Preferred Stock and to the requirement of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the Board, the chief executive officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person.	The Matterport Bylaws provide that special meetings of stockholders may be called at any time by the board of directors of Matterport, the chairman of the board of directors of Matterport, the president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting. If a special meeting is called by any other person or persons other than the board of directors of Matterport, the president or the chairman of the board of directors of Matterport, the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by certified mail or by facsimile or other electronic transmission to the chairman of the board of directors of Matterport, the president, any vice president, or the secretary of Matterport.	The Second Amended and Restated Certificate of Incorporation provides that, subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders may be called only by the chairman of the Post-Combination Company board, the chief executive officer, or the Post-Combination Company board pursuant to a resolution adopted by a majority of the Board. The ability of stockholders to call a special meeting is hereby specifically denied.

Manner of Acting by Stockholders	The Company’s current bylaws provide that at all meetings of stockholders all matters other than the election of directors presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in	The Matterport Bylaws provide that the holders of a majority of the shares of stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except or as otherwise provided by	The Amended and Restated Bylaws provide that all matters, other than the election of directors, presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by

	Company	Matterport	Post-Combination Company
	person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Current Company Certificate, the Company’s bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.	statute or by the Matterport Charter. Except as required by law or otherwise provided in the Matterport Charter, (i) each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder, (ii) all elections shall be determined by a plurality of the votes case, and (iii) all other matters shall be determined by a majority of the votes cast affirmatively or negatively.	proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

Stockholder Action Without Meeting	The Current Company Certificate provides that, except as may be otherwise provided for or fixed relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Company IPO, any action required or permitted to be taken by the stockholders of the Company must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.	The Matterport Bylaws provide that, unless otherwise provided in the Matterport Charter, any action required to be taken at an annual or special meeting of the stockholders of Matterport, or any action that may be taken at any annual meeting or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is (i) signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) delivered to the company in accordance with the DGCL.	The Second Amended and Restated Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Quorum	Board of Directors. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any	Board of Directors. The Matterport Bylaws provide that a majority of the total number of authorized directors shall constitute a quorum at any meeting of	Board of Directors. At all meetings of the board of directors of the Post-Combination Company, a majority of the board of directors shall constitute a

	Company	Matterport	Post-Combination Company

meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Current Company Certificate or the Company’s current bylaws.

Stockholders. Except as otherwise provided by applicable law, the Current Company Certificate, or the Company’s current bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Company representing a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

the board of directors of Matterport.

Stockholders. The Matterport Bylaws provide that the holders of a majority of the shares of stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except or as otherwise provided by statute or by the Matterport Charter. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairman of the meeting or (b) holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, shall have power to adjourn the meeting to another place (if any), date or time.

quorum for the transaction of business.

Stockholders. Except as otherwise provided by applicable law, the Second Amended and Restated Certificate of Incorporation, or the Amended and Restated Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock of the Post-Combination Company entitled to vote at such meeting shall constitutes a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum or such class or series for the transaction of such business.

Anti-Takeover Provisions	The Current Company limits the ability of stockholders to transact business outside of stockholder meetings. Additionally, section 203 of the DGCL generally prohibits any “business combination,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a	Section 203 of the DGCL generally prohibits any “business combination,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or any of its direct or indirect majority-owned subsidiaries with an “interested stockholder” who beneficially owns 15% or more of a corporation’s	The Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws provide for a classified Post-Combination Company board, as well as other features such as limiting the ability of stockholders to transact business outside of stockholder meetings.

Company	Matterport	Post-Combination Company
corporation or any of its direct or indirect majority-owned subsidiaries with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the transaction that will cause the person or entity to become an interested stockholder under Section 203 is approved by the Board; (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the Company outstanding at the time the transaction commenced but not including shares held by persons who are directors and also officers and shares held by specified employee benefit plans; or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the Board and the holders of at least two-thirds of the Company’s outstanding voting stock, excluding shares held by the interested stockholder.	voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the transaction that will cause the person or entity to become an interested stockholder under Section 203 is approved by the board of directors of Matterport; (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of Matterport outstanding at the time the transaction commenced but not including shares held by persons who are directors and also officers and shares held by specified employee benefit plans; or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors of Matterport and the holders of at least two-thirds of Matterport’s outstanding voting stock, excluding shares held by the interested stockholder.

Additionally, section 203 of the DGCL generally prohibits any “business combination,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or any of its direct or indirect majority owned subsidiaries with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the transaction that will cause the person or entity to become an interested stockholder under Section 203 is approved by the board of the Post-Combination Company; (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the Post-Combination Company outstanding at the time the transaction commenced but not including shares held by persons who are directors and also officers and shares held by specified employee benefit plans; or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of the Post-Combination Company and the holders of at least two-thirds of the Post-Combination Company’s outstanding voting stock, excluding shares held by the interested stockholder.

	Company	Matterport	Post-Combination Company

Exclusive Forum Provisions	The Current Company Certificate provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Company’s current bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of	None.	The Amended and Restated Bylaws provide that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Post-Combination Company; (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders; (iii) any action asserting a claim against the Post-Combination Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Post-Combination Company’s certificate of incorporation or bylaws; or (iv) any action asserting a claim against the Post-Combination Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of

Company	Matterport	Post-Combination Company

Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, for which the Court of Chancery does not have subject matter jurisdiction, or any action arising under the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of the exclusive forum provision in the Current Company Certificate will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors

Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless the Post-Combination Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States against the Post-Combination Company, its officers, directors, employees and/or underwriters.

This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors

	Company	Matterport	Post-Combination Company
	cannot waive compliance with the federal securities laws and the rules and regulations thereunder.		cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Indemnification of Directors and Officers	The Current Company Certificate provides that, to the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses.	The Matterport Charter provides that Matterport shall, to the maximum extent and in the manner permitted by the DGCL, indemnify each of its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the company.	The Amended and Restated Bylaws provide that, to the fullest extent permitted by applicable law, the Post-Combination Company shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Post-Combination Company, or while a director or officer of the Post-Combination Company, is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent against all liability and loss suffered and expenses reasonably incurred in connection with such proceeding.

	Company	Matterport	Post-Combination Company

Limitation on Liability of Directors	The Current Company Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.	The Matterport Charter provides that, to the fullest extent permitted by the DGCL, a director of Matterport shall not be personally liable to Matterport or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended or eliminated or limited further, or to authorized corporate action eliminating or limiting further the personal liability of directors, then the liability of a director of Matterport shall be eliminated or limited to the fullest extent permitted by the DGCL.	The Second Amended and Restated Certificate of Incorporation provides that a director of the Post-Combination Company shall not be personally liable to the Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Corporate Opportunity	The Current Company Certificate provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Company unless such corporate opportunity is offered to such person	The Matterport Charter provides that Matterport renounces, to the fullest extent permitted by law, any interest or expectancy of Matterport in, or in being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of Matterport who is not an employee of Matterport or any of its subsidiaries, or (ii) any holder of Matterport Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of Matterport	The Second Amended and Restated Certificate of Incorporation provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Post-Combination Company or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the

	Company	Matterport	Post-Combination Company
	solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue.	or any of its subsidiaries, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such person expressly and solely in his or her capacity as a director of Matterport.	Post-Combination Company unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Post-Combination Company and such opportunity is one the Post-Combination Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Post-Combination Company to pursue.

Amendments to Charter	The Current Company Certificate provides that the Company reserves the right at any time and from time to time to amend, alter, change or repeal any provision of the Current Company Certificate as authorized by the laws of the State of Delaware. Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, subject to certain higher thresholds for amendments to provisions related to the Company’s status as a blank check company.

The Matterport Charter provides that Matterport reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in the Matterport Charter in the manner prescribed by applicable law, and all rights conferred on stockholders are granted subject to such reservation.

Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

The Second Amended and Restated Certificate of Incorporation provides that the Post-Combination Company reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Second Amended and Restated Certificate of Incorporation (including any Preferred Stock designations), in the manner now or hereafter prescribed by the Second Amended and Restated Certificate of Incorporation and the DGCL.

Notwithstanding anything contrary to the contrary contained in the Second Amended and Restated Certificate of Incorporation,

	Company	Matterport	Post-Combination Company
and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, Section 7.1, Section 7.3, Article VIII, Article IX and Article XI may be altered, amended or repealed in any respect unless, in addition to any other vote required by the Second Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least two thirds voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Amendments to Bylaws	The Company’s current bylaws provide that the Board shall have the power to adopt, amend, alter or repeal the bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the bylaws. The Company’s bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Company required by applicable law or the Current Company Certificate, the affirmative vote of the holders of at least a majority of the voting (except as otherwise provided in relevant sections of the Company’s	The Matterport Bylaws provide that the Matterport Bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided that Matterport may, in its certificate of incorporation, confer the power to adopt, amend or repeal Matterport Bylaws upon the directors. The Matterport Charter confers such power upon the Matterport directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Matterport Bylaws.	The Amended and Restated Bylaws provide that the Post-Combination Company board shall have the power to adopt, amend, alter or repeal the Amended and Restated Bylaws. The affirmative vote of a majority of the Post-Combination Company board shall be required to adopt, amend, alter or repeal the Amended and Restated Bylaws. The Amended and Restated Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Post-Combination Company required by applicable law

	Company	Matterport	Post-Combination Company
	bylaws) power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Company’s bylaws.		or the Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting (except as otherwise provided in relevant sections of the Amended and Restated Bylaws) power of all outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Amended and Restated Bylaws.

Liquidation	The Current Company Certificate provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and certain provisions of the Current Company Certificate, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Stock (on an as-converted basis with respect to the Class F Stock) held by them	The Matterport Charter provides that, subject to the rights of the holders of any outstanding series of Matterport Preferred Stock, upon the liquidation, dissolution or winding up of Matterport, or other Liquidation Event (as defined in the Matterport Charter), the assets of Matterport shall be distributed among the holders of Matterport Preferred Stock pursuant to the Matterport Charter, and all remaining proceeds legally available for distribution to stockholders of Matterport shall be distributed pro rata among the holders of Matterport Common Stock based on the number of shares of Matterport Common Stock then held by them.	The Second Amended and Restated Certificate of Incorporation provides that, subject to the rights of the holders of any outstanding series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Post-Combination Company, after payment or provision for payment of the debts and other liabilities of the Post-Combination Company, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Post-Combination Company available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

	Company	Matterport	Post-Combination Company

Redemption Rights	The Current Company Certificate provides that, prior to the consummation of the initial Business Combination, the Company shall provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of an initial business combination pursuant to, and subject to certain limitations set forth in, the Current Company Certificate for cash equal to the applicable redemption price per share; provided, however, that the Corporation shall not redeem or repurchase Public Shares to the extent that such redemption would result in the Company’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5 million or any greater net tangible asset or cash requirement which may be contained in the agreement relating to an initial business combination.	None.	None.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Relationships and Related Party Transactions

Founder Shares

On July 24, 2020, our Sponsor purchased an aggregate of 17,250,000 Founder Shares, for an aggregate purchase price of $25,000 or approximately $0.001 per share. On October 1, 2020, the Sponsor surrendered 8,625,000 founder shares to us for no consideration, on October 23, 2020, the Company effected a stock dividend with respect to its Class F Stock of 6,468,750 shares thereof and on November 13, 2020 the Sponsor surrendered 6,468,750 founder shares to us for no consideration, resulting in an aggregate of 8,625,000 outstanding shares of Class F Stock. As a result of such surrenders and stock dividend, the per-share purchase price increased to approximately $0.003 per share.

The Founder Shares are identical to the Class A Stock included in the Public Units to be sold in the Proposed Offering except that the Founder Shares are convertible under the circumstances described below. The founder shares included an aggregate of up to 1,125,000 shares subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment is exercised. As a result of the underwriters’ election to fully exercise their over-allotment option, 1,125,000 founder shares are no longer subject to forfeiture. The Founder Shares will automatically convert into shares of Class A Stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation. On September 11, 2020, the Sponsor transferred 25,000 Founder Shares to each of the Company’s three independent director nominees at their original purchase price.

Private Placement Warrants

On December 15, 2020, we completed the private sale of an aggregate of 4,450,000 Private Placement Warrants to our Sponsor at a price of $2.00 per Private Placement Warrant, each exercisable to purchase one share of Class A Stock at $11.50 per share, generating gross proceeds to us of $8,900,000. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the units in the Company IPO, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by our Sponsor or its permitted transferees. The sale of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

If we do not complete an initial business combination by December 15, 2022, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of our Class A Stock, subject to the requirements of applicable law, and the Private Placement Warrants will expire worthless.

Registration Rights

Holders of the Founder Shares, Private Placement Warrants and Public Warrants issued upon conversion of working capital loans, if any, have registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that the Company register under the Securities Act the Public Warrants and the Common Stock underlying the Public Warrants and the Founder Shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by the Company subsequent to its completion of a business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Notes

We may pay our Sponsor or any of our existing officers or directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigating and completing our initial business combination. These individuals will also be reimbursed for any out of pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which fees and expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on payments that may be made to our Sponsor, officers, directors or any of their respective affiliates.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $2.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

After our initial business combination, members of our management team who remain with us may be paid consulting or management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the Post-Combination Company to determine executive and director compensation.

Administrative Services Agreement

On December 10, 2020, we entered into an agreement to pay monthly recurring expenses to The Gores Group of $20,000 for office space, utilities and secretarial support. Services commenced on the date the Company securities were first listed on the Nasdaq and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.

For the three months ended March 31, 2021, the Company has paid the affiliate $60,000.

Director Independence

Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Mr. Bort, Ms. Marcellino and Ms. Tellem are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of the Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. We have previously filed copies of our form Code of Ethics, our form of Audit Committee Charter and our form of Compensation Committee Charter as exhibits to our registration statement in connection with the Company IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 6260 Lookout Road, Boulder, Colorado 80301 or by telephone at (303) 531-3100. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Matterport Relationships and Related Party Transactions

2018 Convertible Promissory Notes

On January 18, 2018, Matterport issued convertible promissory notes to investors in an aggregate principal amount of $12.0 million (the “2018 Notes”), including (i) $1.0 million aggregate principal amount to DCM VI, L.P., an affiliate of Jason Krikorian, a member of the Matterport board of directors, (ii) $1.0 million aggregate principal amount to Lux Ventures III, L.P., an affiliate of Peter Hébert, a member of the Matterport board of directors, and (iii) $1.0 million aggregate principal amount to QUALCOMM Incorporated, an affiliate of Carlos Kokron, a member of the Matterport board of directors. The 2018 Notes accrued interest at a rate of 5% per annum. All of the 2018 Notes were converted into shares of Series C Preferred Stock in January 2019. The following table summarizes the number of shares of Series C Preferred Stock that were issued to each of DCM VI, L.P., Lux Ventures III, L.P. and QUALCOMM Incorporated upon the conversion of the 2018 Notes. Matterport’s Series C Preferred Stock will convert into shares of Class A Stock in connection with the closing of the Business Combination.

Name	Shares of Series C Preferred Stock issued upon conversion of the 2018 Notes
DCM VI, L.P.(1)	147,960
Lux Ventures III, L.P.(2)	147,960
QUALCOMM Incorporated(3)	147,960

(1)	DCM VI, L.P. is an affiliate of Jason Krikorian, a member of Matterport’s board of directors.
(2)	Lux Ventures III, L.P. is an affiliate of Peter Hébert, a member of Matterport’s board of directors.
(3)	QUALCOMM Incorporated is an affiliate of Carlos Kokron, a member of Matterport’s board of directors.

Series D Preferred Stock Financing

From February 2019 to June 2020, Matterport issued and sold shares of its Series D Preferred Stock to investors, including (i) Lux Co-Invest Opportunities, L.P., an affiliate of Peter Hébert, a member of the Matterport board of directors, (ii) DCM VI, L.P., an affiliate of Jason Krikorian, a member of the Matterport board of directors, and (iii) QUALCOMM Ventures LLC, an affiliate of Carlos Kokron, a member of the Matterport board or directors, for an aggregate purchase price of approximately $85.4 million. The following table summarizes purchases of shares of Matterport’s Series D Preferred Stock by Lux Co-Invest Opportunities, L.P., DCM VI, L.P. and QUALCOMM Ventures LLC. Matterport’s Series D Preferred Stock will convert into shares of Class A Stock in connection with the closing of the Business Combination.

Name	Shares of Series D Preferred Stock	Total Purchase Price
Lux Co-Invest Opportunities, L.P.(1)	1,334,861	$11,096,832.98
DCM VI, L.P.(2)	502,994	$4,181,439.42
QUALCOMM Ventures LLC(3)	421,163	$3,501,170.14

(1)	Lux Co-Invest Opportunities, L.P. is an affiliate of Peter Hébert, a member of Matterport’s board of directors.
(2)	DCM VI, L.P. is an affiliate of Jason Krikorian, a member of Matterport’s board of directors.
(3)	QUALCOMM Ventures LLC is an affiliate of Carlos Kokron, a member of Matterport’s board of directors.

2020 Convertible Promissory Notes

From January 2020 to March 2020, Matterport issued convertible promissory notes in an aggregate principal amount of $8.5 million (the “2020 Notes”) to investors, including (i) $400,000 aggregate principal amount to DCM VI, L.P., an affiliate of Jason Krikorian, a member of the Matterport board of directors, (ii) $2.0 million aggregate principal amount to Lux Co-Invest Opportunities, L.P., an affiliate of Peter Hébert, a member of the Matterport board of directors, and (iii) $1,000,000 aggregate principal amount to QUALCOMM Ventures LLC, an affiliate of Carlos Kokron, a member of the Matterport board of directors. The 2020 Notes accrued interest at a rate of 5% per annum. All of the 2020 Notes were converted to Series D Preferred Stock in April 2020 in connection with Matterport’s Series D Preferred Stock financing. The following table summarizes the number of shares of Series D Preferred Stock that were issued to each of DCM VI, L.P., Lux Co-Invest Opportunities, L.P. and QUALCOMM Ventures LLC upon the conversion of the 2020 Notes. Matterport’s Series D Preferred Stock will convert into shares of Class A Stock in connection with the closing of the Business Combination.

Name	Shares of Series D Preferred Stock issued upon conversion of the 2020 Notes
Lux Co-Invest Opportunities, L.P.(1)	270,940
QUALCOMM Ventures LLC(2)	135,470
DCM VI, L.P.(3)	54,188

(1)	Lux Co-Invest Opportunities, L.P. is an affiliate of Peter Hébert, a member of Matterport’s board of directors.
(2)	QUALCOMM Ventures LLC is an affiliate of Carlos Kokron, a member of Matterport’s board of directors.
(3)	DCM VI, L.P. is an affiliate of Jason Krikorian, a member of Matterport’s board of directors.

Investors’ Rights Agreement

Matterport is a party to an Amended and Restated Investors’ Rights Agreement, dated as of February 20, 2019, which grants registration and information rights, among other things, to certain holders of its capital stock, including (i) Lux Ventures III, L.P., Lux Co-Invest Opportunities, L.P., Lux Ventures Cayman III, L.P. and Lux Ventures III Special Founders Fund, L.P. (collectively, the “Lux Entities”), which together currently hold more than 5% of Matterport’s outstanding capital stock, (ii) DCM VI, L.P., which currently holds more than 5% of Matterport’s outstanding capital stock, (iii) QUALCOMM Incorporated and QUALCOMM Ventures LLC (collectively, the “QUALCOMM Entities”), which together currently hold more than 5% of Matterport’s outstanding capital stock, and (iv) Mike Gustafson, a member of the Matterport board of directors. Peter Hébert, Carlos Kokron, and Jason Krikorian, each of whom are directors of Matterport, are affiliated with the Lux Entities, the QUALCOMM Entities, and DCM VI, L.P., respectively. This agreement will terminate upon the closing of the Business Combination.

Right of First Refusal and Co-Sale Agreement

Matterport is a party to an Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of February 20, 2019 (the “ROFR Agreement”), whereby Matterport has the right to purchase shares of Matterport Stock that certain stockholders propose to sell to other parties. Certain holders of Matterport Stock, including (i) the Lux Entities, which together currently hold more than 5% of Matterport’s outstanding capital stock, (ii) DCM VI, L.P., which currently holds more than 5% of Matterport’s outstanding capital stock, (iii) the QUALCOMM Entities, which together currently hold more than 5% of Matterport’s outstanding capital stock, (iv) David Gausebeck, a member of the Matterport board of directors and current holder of more than 5% of Matterport’s outstanding capital stock, (v) Matthew Bell, a member of the Matterport board of directors and current holder of more than 5% of Matterport’s outstanding capital stock, (vi) R.J. Pittman, a member of the Matterport board of directors, and (vii) Mike Gustafson, a member of the Matterport board of directors, are parties to the ROFR Agreement. Peter Hébert, Carlos Kokron, and Jason Krikorian, each of whom are directors of Matterport, are affiliated with the Lux Entities, the QUALCOMM Entities, and DCM VI, L.P., respectively. This agreement will terminate upon the closing of the Business Combination.

Director and Officer Indemnification

Matterport’s charter and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Matterport has entered into indemnification agreements with each of its directors. Following the Business Combination, Matterport expects that these agreements will be replaced with new indemnification agreements for each director and officer of the Post-Combination Company. For additional information, see “Description of Securities — Limitations of Liability and Indemnification.”

Post-Combination Company Relationships and Related Party Transactions

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, the Company and the Registration Rights Holders will enter into the Registration Rights Agreement, pursuant to which the Registration Rights Holders will be entitled to certain rights with respect to (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the conversion of the Class F Stock and upon exercise of the Private Placement Warrants, and (iii) shares of Class A Stock issued as Earn-Out Shares or issuable upon the conversion of any Earn-Out Shares, in each case, held by the Matterport Holders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder. For more information regarding the Registration Rights Agreement, see the section entitled “The Merger Agreement and Related Agreements—Registration Rights Agreement.”

Indemnification Agreements

The Second Amended and Restated Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, will contain provisions limiting the liability of executive officers and directors, and the Amended and Restated Bylaws, which will be effective upon the consummation of the Business Combination, will provide that the Post-Combination Company will indemnify each of its executive officers and directors to the fullest extent permitted under Delaware law. The Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws will also provide the board of directors with discretion to indemnify certain key employees when determined appropriate by the board of the Post-Combination Company.

The Company has entered into indemnification agreements with each of its directors and officers, and the Post-Combination Company intends to enter into new indemnification agreements with all of its directors and executive officers and certain other key employees. The indemnification agreements will provide that the Post-Combination Company will indemnify each of its directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of the Post-Combination Company’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, the Post-Combination Company will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

Review, Approval or Ratification of Transactions with Related Persons

Effective upon the consummation of the Business Combination, the Post-Combination Company’s Board will adopt a written related party transactions policy and charters of its Audit Committee and Nominating and Corporate Governance committee that require that any transaction with a related person that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our nominating and corporate governance committee.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Ownership of Company Securities

The following table sets forth information regarding the expected beneficial ownership of Post-Combination Company shares immediately following the consummation of the Business Combination, assuming that no Public Shares are redeemed, and alternatively the maximum number of our shares are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of outstanding shares of Common Stock;

•	each of our named executive officers and directors;

•	each person who will become an executive officer or director of Post-Combination Company; and

•	all executive officers and directors of the Post-Combination Company as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To our knowledge, no shares of Common Stock beneficially owned by any executive officer, director or director nominee have been pledged as security.

			After the Business Combination(1)
	Before the Business Combination(1)(2)		Assuming No Redemption		Assuming Maximum Redemption Shares of Class A Stock
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and Executive Officers of the Company
Gores Holdings VI, LLC(3)	8,550,000	19.8	12,629,000	5.2	12,629,000	5.4
Alec Gores(3)	8,550,000	19.8	12,629,000	5.2	12,629,000	5.4
Mark Stone	—	*	—	*	—	*
Andrew McBride	—	*	—	*	—	*
Randall Bort	25,000	*	25,000	*	25,000	*
Elizabeth Marcellino	25,000	*	25,000	*	25,000	*
Nancy Tellem(4)	25,000	*	40,000	*	40,000	*
All Directors and Executive Officers of the Company as a Group (6 individuals)	8,625,000	20.0	12,719,000	5.2	12,719,000	5.5
Five Percent Holders
Guggenheim Capital, LLC(5)	4,000,000	9.3	4,000,000	1.6	4,000,000	1.7
Suvretta Capital Management, LLC(6)	2,750,000	6.4	2,750,000	1.1	2,750,000	1.2
Directors and Executive Officers of the Post-Combination Company After Consummation of the Business Combination
R.J. Pittman(7)(8)	—	—	9,244,367	3.7	9,244,367	3.8
James D. Fay(7)(9)	—	—	1,646,024	*	1,646,024	*
Jay Remley(7)(8)	—	—	1,107,774	*	1,107,774	*
Japjit Tulsi(7)(8)	—	—	1,145,943	*	1,145,943	*
Mike Gustafson(7)(10)	—	—	560,695	*	560,695	*
Peter Hébert(11)	—	—	25,205,017	10.3	25,205,017	10.9
Jason Krikorian(12)	—	—	19,920,790	8.2	19,920,790	8.6
All Directors and Executive Officers of the Post-Combination Company as a Group (7 individuals)	—	—	58,830,610	22.8	58,830,610	24.0
Five Percent Holders of the Post-Combination Company
Entities affiliated with Lux Capital Management(11)			25,205,017	10.3	25,205,017	10.9
DCM VI, L.P.(12)			19,920,790	8.2	19,920,790	8.6

*	Less than one percent.
(1)

This table is based on: (a) with respect to the “before the business combination” scenario, 43,125,000 shares of Common Stock issued and outstanding as of June 17, 2021; (b) with respect to the “assuming no redemption” scenario, 243,991,229 shares of Common Stock expected to be issued and outstanding as of immediately following the consummation of the Business Combination; and (c) with respect to the “assuming maximum redemption shares of Class A Stock” scenario, 231,989,773 shares of Common Stock expected to be issued and outstanding as of immediately following the consummation of the Business Combination. Beneficial ownership is determined in accordance with the rules of the SEC. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed has sole voting and investment power with respect to such shares.

(2)	Unless otherwise indicated, the business address of each of the entities, directors and executives listed directly below is 6260 Lookout Road, Boulder, Colorado 80301.
(3)

Represents shares held by Gores Sponsor VI LLC which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 8,550,000 shares of Class F Stock and 4,079,000 shares of Class A Stock to be purchased under the Sponsor Subscription Agreement, provided, however, that Gores Sponsor VI LLC may choose to syndicate such shares pursuant to the Sponsor Subscription Agreement (and the Company currently expects that all such shares will be syndicated). Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(4)	Represents 25,000 shares of Class F Stock and 15,000 shares of Class A Stock to be purchased as part of the PIPE Investment.

(5)	According to Schedule 13G filed on January 11, 2021. The business address of Guggenheim Capital, LLC is 227 West Monroe Street, Chicago, IL 60606.
(6)

According to Schedule 13G filed on February 16, 2021. The business address of Suvretta Capital Management, LLC is 540 Madison Avenue, 7th Floor, New York, New York 10022. Aaron Cowen has beneficial ownership by virtue of his role as a control person of Suvretta Capital Management, LLC.

(7)	The principal business address is c/o Matterport, Inc., 352 East Java Drive, Sunnyvale, California 94089.
(8)	Consists of Rollover Options exercisable for shares of Class A Stock within 60 days after the expected closing date of the Business Combination.
(9)	Consists of (a) 16,957 shares of Class A Stock and (b) 1,629,067 Rollover Options exercisable for shares of Class A Stock within 60 days after the expected closing date of the Business Combination.
(10)	Consists of (a) 111,930 shares of Class A Stock and (b) 448,765 Rollover Options exercisable for shares of Class A Stock within 60 days after the expected closing date of the Business Combination.
(11)

Consists of (a) 17,679,930 shares of Class A Stock held by Lux Ventures III, L.P., (b) 6,677,579 shares of Class A Stock held by Lux Co-Invest Opportunities, L.P., (c) 838,810 shares of Class A Stock held by Lux Ventures Cayman III, L.P. and (d) 8,698 shares of Class A Stock held by Lux Ventures III Special Founders Fund, L.P. Lux Venture Partners III, LLC is the general partner of each of Lux Ventures III L.P. and Lux Ventures III Special Founders Fund, L.P. and exercises voting and dispositive power over the shares noted herein held thereby. Lux Co-Invest Partners, LLC is the general partner of Lux Co-Invest Opportunities, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Co-Invest Opportunities, L.P. Lux Ventures Cayman III General Partner Limited is the general partner of Lux Ventures Cayman III, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures Cayman III, L.P. Peter Hébert and Josh Wolfe are the individual managing members of Lux Venture Partners III, LLC, Lux Co-Invest Partners, LLC and Lux Ventures Cayman III General Partner Limited. The individual managers, as the sole managers of Lux Venture Partners III, LLC, Lux Co-Invest Partners, LLC and Lux Ventures Cayman III General Partner Limited, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures III, L.P., Lux Co-Invest Opportunities, L.P., Lux Ventures Cayman III, L.P. and Lux Ventures III Special Founders Fund, L.P. Each of Lux Venture Partners III, LLC, Lux Co-Invest Partners, LLC and Lux Ventures Cayman III General Partner Limited, and the individual managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

(12)

Consists of shares of Class A Stock held by DCM VI, L.P. Jason Krikorian is a general partner at DCM, which is an affiliate of DCM VI, L.P. Mr. Krikorian disclaims beneficial ownership of all shares held by DCM VI, L.P. except to the extent of his pecuniary interest therein. The address of DCM VI, L.P. and Mr. Krikorian is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Company

Price Range of Company Securities

On December 11, 2020, the Public Units, each of which consists of one Public Share and one-fifth of a Public Warrant, and the Public Shares began trading on Nasdaq under the symbols “GHVIU” and “GHVI,” respectively. On January 29, 2021, we announced that holders of the Public Units could elect to separately trade the Public Shares and Public Warrants included in the Public Units. On February 1, 2021, the Public Shares and Public Warrants began trading on Nasdaq under the symbol “GHVI” and “GHVIW.” Each Public Warrant entitles the holder to purchase one Public Share at a price of one-fifth of $11.50 per Public Share, subject to adjustment as described in Company’s final prospectus dated December 10, 2020 that was filed with the SEC on December 14, 2020. Only whole Public Warrants will be issued on separation of Public Units, and only whole Public Warrants may be traded and be exercised for Public Shares. The Public Warrants will become exercisable 30 days after the completion of the Business Combination. Public Warrants expire five years after the completion of an initial business combination or earlier upon redemption or liquidation.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per Public Unit, Public Share and Public Warrant as reported on Nasdaq for the periods presented:

	Public Units (GHVIU)(1)		Public Shares (GHVI)(2)		Public Warrants (GHVIW)(2)
	High	Low	High	Low	High	Low
Fiscal Year 2021:
Quarter ended March 31, 2021	$26.10	$10.45	$24.46	$10.75	$8.42	$2.91
Fiscal Year 2020:
Quarter ended December 31, 2020	$10.69	$10.00	N/A	N/A	N/A	N/A

(1)	Began trading on December 11, 2020.
(2)	Began trading on February 1, 2021.

On February 5, 2021, the trading date before the public announcement of the Business Combination, the Public Units, Public Shares and Public Warrants closed at $12.74, $12.26 and $3.76, respectively.

Holders

At June 16, 2021, there was one holder of record of the Public Units, one holder of record of our separately traded Public Shares, and one holder of record of the Company’s separately traded Public Warrants.

Dividend Policy

We have not paid any cash dividends on its Public Shares to date and do not intend to pay cash dividends prior to the completion of the Business Combination.

Matterport

Price Range of Matterport’s Securities

Historical market price information regarding shares of Matterport Stock is not provided because there is no public market for Matterport Stock.

Dividend Policy

Matterport has not paid any cash dividends on its capital stock to date and does not intend to pay cash dividends prior to the closing of the Business Combination.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

Overview

We are asking our stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Company stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Merger Agreement and Related Agreements” for additional information and a summary of certain terms of the Business Combination and the Merger Agreement. Company stockholders are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

The Resolution

“RESOLVED, that the Agreement and Plan of Merger, dated as of February 7, 2021 (as it may be amended from time to time, the “Merger Agreement”) (in the form attached to the proxy statement/prospectus in respect of the meeting as Annex A) by and among the Company, Maker Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company, Maker Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Company and Matterport, Inc., a Delaware corporation, and the Company’s entry into the same and the transactions contemplated thereby (such transactions, the “Business Combination”) be approved in all respects.”

Vote Required for Approval

The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, we will not meet our conditions to closing and we may not consummate the Business Combination. Each of the proposals other than the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, other than the Governance Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved only if at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting vote “FOR” the Business Combination Proposal. Since our Sponsor has agreed to vote the shares of Common Stock it owns in favor of the Business Combination Proposal (which amount constitutes approximately 20% of our outstanding shares of Common Stock), approximately 38% of our Common Stock held by our Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved (assuming all of such stockholders are represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting). Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal.

Our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of the record date, our Sponsor, directors and officers own 20% of our issued and outstanding shares of Common Stock.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT COMPANY STOCKHOLDERS VOTE “FOR”

THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE NASDAQ PROPOSAL

Overview

Assuming the Business Combination Proposal and the Charter Proposal are approved, our stockholders are also being asked to approve the Nasdaq Proposal. The Company’s Public Units, Public Shares and Public Warrants are listed on Nasdaq and, as such, we are seeking stockholder approval for the issuance of approximately 248,375,000 additional shares of Class A Stock, which includes the Class A Stock to be issued to the Subscribers pursuant to the Subscription Agreements.

As contemplated by the Incentive Award Plan Proposal and the ESPP Proposal, we intend to reserve 24,399,123 (assuming no redemptions) shares for grants of awards under the 2021 Plan, and 5,367,807 (assuming no redemptions) shares under the ESPP. For more information on the Incentive Award Plan Proposal, please see the section entitled “Proposal No. 5—The Incentive Award Plan Proposal.” For more information on the ESPP Proposal, please see the section entitled “Proposal No. 6—The ESPP Proposal.”

The terms of the Aggregate Matterport Stock Consideration, the 2021 Plan and the ESPP Proposal are complex and only briefly summarized above. For further information, please see the full text of the Merger Agreement, which is attached as Annex A hereto and the form of the Registration Rights Agreement, which is attached as Annex F hereto. A copy of the 2021 Plan is attached as Annex H hereto. A copy of the form of ESPP is attached as Annex I hereto. The discussion herein is qualified in its entirety by reference to such documents.

Why the Company Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock or other securities convertible into or exercisable for common stock, in connection with the acquisition of the stock or assets of another company, if such securities are not issued in a public offering and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities, or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such securities. Collectively, we may issue 20% or more of our outstanding Class A Stock or securities representing 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of Class A Stock in connection with the Business Combination. In addition, the Company intends to reserve for issuance shares of Class A Stock for potential future issuances of Class A Stock under the 2021 Plan.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, and assuming the Business Combination Proposal, the Charter Proposal and the Incentive Award Plan Proposal are also approved, approximately 248,375,000 shares of Class A Stock will be issued as consideration pursuant to the terms of the Merger Agreement and the PIPE Investment. In addition, 24,399,123 (assuming no redemptions) shares of Class A Stock will be reserved for grants of awards under the Incentive Award Plan. The issuance of such shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.

The Resolution

“RESOLVED, that for purposes of complying with applicable provisions of NASDAQ Rule 5635(d), the issuance of more than 20% of the Company’s issued and outstanding voting power to Matterport Stockholders in connection with the Business Combination be approved in all respects.”

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of holders of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Nasdaq Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Nasdaq Proposal.

The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Business Combination Proposal, the Nasdaq Proposal or the Charter Proposal, we will not meet our conditions to closing and we may not consummate the Business Combination. If the Business Combination Proposal or the Charter Proposal is not approved, this Nasdaq Proposal will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT COMPANY STOCKHOLDERS VOTE “FOR”

THE NASDAQ PROPOSAL.

PROPOSAL NO. 3—THE CHARTER PROPOSAL

Overview

Our stockholders are being asked to adopt the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B, which, in the judgment of our Board, is necessary to adequately address the needs of the Post-Combination Company. The following is a summary of the key changes effected by the Second Amended and Restated Certificate of Incorporation as compared to our Current Company Certificate, which is qualified in its entirety by reference to the full text of the Second Amended and Restated Certificate of Incorporation:

•	change the Post-Combination Company’s name to “Matterport, Inc.”;

•	change the nature of the business or purpose of the Post-Combination Company to “any lawful act or activity for which corporations may be organized under the DGCL”;

•

increase the Post-Combination Company’s total number of authorized shares of all classes of Common Stock from 440,000,000 shares to 640,000,000 shares, which would consist of (i) increasing the Post-Combination Company’s Class A Stock from 400,000,000 shares to 600,000,000 shares and (ii) decreasing the Post-Combination Company’s Class F Stock from 40,000,000 shares to zero shares (after giving effect to the conversion of each outstanding share of Class F Stock immediately prior to the closing of the Business Combination into one share of Class A Stock);

•	cause the conversion of our outstanding shares of Class F Stock into Class A Stock and make certain conforming changes;

•	divide the Post-Combination Company’s board of directors into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term;

•

allow holders of a majority of the voting power of all then outstanding shares of capital stock of the Post-Combination Company, subject to the special rights of the holder of any series of Preferred Stock, to (i) elect directors by a plurality of the votes of the shares present in person or represented by proxy, and (ii) remove any or all of the directors for cause by the affirmative vote of holders of a majority of the share present in person or represented by proxy;

•

require the approval by affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock of the Post-Combination Company entitled to vote, voting together as a single class, to make any amendment to certain provisions of the Second Amended and Restated Certificate of Incorporation, including any amendments to Article V (Board of Directors), Section 7.1 (Meetings of Stockholders), Section 7.3 (Action by Written Consent), Article VIII (Limitation on Director Liability and Indemnification), Article IX (Corporate Opportunity), Article X (Business Combinations) and Article XI (Amendments); and

•	delete the prior provisions under Article IX (Business Combination Requirements; Existence) relating to our status as a blank check company.

Reasons for the Approval of the Charter Proposal

Each of these amendments was negotiated as part of the Business Combination, and were insisted upon by Matterport as a condition to moving forward with the Business Combination. Our Board’s reasons for proposing each of these amendments to the Current Company Certificate are set forth below:

•

Amending Article I to change the Post-Combination Company’s name to “Matterport, Inc.” Previously, the Company’s name was “Gores Holdings VI, Inc.” Our Board believes the name of the Post-Combination Company should more closely align with the name of the post-Business Combination operating business and therefore has proposed the name change.

•

Amending Article II to provide that the nature of the business purpose of the Post-Combination Company is “any lawful act or activity for which corporations may be organized under the DGCL.” Our Board believes this change is appropriate to remove language applicable to a blank check company.

•

Amending Section 4.1 and Section 4.2 of Article IV to increase the Post-Combination Company’s total number of authorized shares of all classes of Common Stock from 440,000,000 shares to 640,000,000 shares, which would consist of (i) increasing the Post-Combination Company’s Class A Stock from 400,000,000 shares to 600,000,000 shares and (ii) decreasing the Post-Combination Company’s Class F Stock from 40,000,000 shares to zero shares (after giving effect to the conversion of each outstanding share of Class F Stock immediately prior to the closing of the Business Combination into one share of Class A Stock). The amendment provides for the automatic conversion of the issued and outstanding Class F Stock and the elimination of the authorized Class F Stock, which is required in order to effectuate the closing of the Business Combination. In addition, the increase in the total number of authorized shares provides the Post-Combination Company adequate authorized capital to provide flexibility for future issuances of Class A Stock if determined by our Board to be in the best interests of the Post-Combination Company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. Although there is no present intention to issue any shares beyond those contemplated by the Business Combination, the PIPE Investment, the Incentive Award Plan, the Employee Stock Purchase Plan or otherwise in the ordinary course of business, the additional authorized shares of Class A Stock would be issuable for any proper corporate purpose, including, without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. The Post-Combination Company’s authorized but unissued shares of the Company’s Class A Stock and preferred stock will be available for future issuances without stockholder approval (except to the extent otherwise required by law or Nasdaq rules) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

•

Amending Article V to divide the Post-Combination Company’s board of directors into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term. The Board has evaluated the merits of a classified board structure, and determined that the classification of directors is in the best interests of Company stockholders. This amendment would create three separate classes of directors on the Post-Combination Company board effective immediately upon the consummation of the Business Combination.

•

Amending Section 4.4 and Section 5.4 to allow holders of a majority of the voting power of all then outstanding shares of capital stock of the Post-Combination Company, subject to the special rights of the holder of any series of Preferred Stock, to (i) elect directors by a plurality of the votes of the shares present in person or represented by proxy, and (ii) remove any or all of the directors for cause by the affirmative vote of holders of a majority of the share present in person or represented by proxy. The amendment is intended to remove protections that were applicable to the Company as a blank check company prior to its initial business combination, and to more closely align director voting standards applicable to U.S publicly traded companies by permitting all holders of capital stock of the Post-Combination Company to vote to elect or remove any director from the Post-Combination Company’s board. The Current Company Certificate currently provides that, before the initial business combination, only holders of Class F Stock may vote to elect or remove directors to provide continuity to the Board before the Business Combination. The amendment to the Second Amended Certificate of Incorporation makes the change as the rationale behind including it in the Current Company Certificate will no longer apply.

•

Amending Article XI to require the approval by at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company to make amendments to certain provisions of the Second Amended and Restated Certificate of Incorporation relating to

Article V (the board of directors), Section 7.1 (special meetings of stockholders), Section 7.3 (stockholder action by written consent), Article VIII (limited liability and indemnification), Article IX (corporate opportunity), Article X (business combinations) and Article XI (amendments). The amendment is intended to protect key provisions of the Second Amended and Restated Certificate of Incorporation from arbitrary amendment to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders as negotiated by the parties with respect to the Business Combination.

•

Deleting the prior Article IX to eliminate provisions specific to our status as a blank check company and to make conforming changes. This revision is desirable because it will serve no purpose following the Business Combination.

The Resolution

“RESOLVED, that the Second Amended and Restated Certificate of Incorporation of the Company in the form attached to the proxy statement/prospectus be adopted.”

Vote Required for Approval

The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal will have the same effect as a vote “AGAINST” such Charter Proposal.

The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Business Combination Proposal, the Nasdaq Proposal or the Charter Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. If the Business Combination Proposal or the Nasdaq Proposal is not approved, this Charter Proposal will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT COMPANY STOCKHOLDERS VOTE “FOR”

THE CHARTER PROPOSAL.

PROPOSAL NO. 4—THE GOVERNANCE PROPOSAL

Overview

Our stockholders are being asked to vote on a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. Each of these amendments was negotiated as part of the Business Combination and, in the judgment of our Board, these provisions are necessary to adequately address the needs of the Post-Combination Company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the Company and Matterport intend that the Second Amended and Restated Certificate of Incorporation in the form set forth on Annex B will take effect at the consummation of the Business Combination, assuming adoption of Proposal No. 3.

Proposal

Proposal No. 4A: Change in Authorized Shares

Description of Amendment

The amendment would increase the Post-Combination Company’s total number of authorized shares of all classes of Common Stock from 440,000,000 shares to 640,000,000 shares, which would consist of (i) increasing the Post-Combination Company’s Class A Stock from 400,000,000 shares to 600,000,000 shares and (ii) decreasing the Post-Combination Company’s Class F Stock from 40,000,000 shares to zero shares (after giving effect to the conversion of each outstanding share of Class F Stock immediately prior to the closing of the Business Combination into one share of Class A Stock).

Reasons for the Amendment

The amendment provides for the automatic conversion of the issued and outstanding Class F Stock and the elimination of the authorized Class F Stock, which is required in order to effectuate the closing of the Business Combination. In addition, the increase in the total number of authorized shares provides the Post-Combination Company adequate authorized capital to provide flexibility for future issuances of Class A Stock if determined by our Board to be in the best interests of the Post-Combination Company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. Although there is no present intention to issue any shares beyond those contemplated by the Business Combination, the PIPE Investment, the Management Equity Incentive Plan, the Employee Stock Purchase Plan or otherwise in the ordinary course of business, the additional authorized shares of Class A Stock would be issuable for any proper corporate purpose, including, without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. The Post-Combination Company’s authorized but unissued shares of the Company’s Class A Stock and preferred stock will be available for future issuances without stockholder approval (except to the extent otherwise required by law or Nasdaq rules) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

Since the Post-Combination Company stockholders will have no preemptive rights, the Post-Combination Company board may issue shares, including the additional authorized shares, at any time without further authorization from such stockholders, except to the extent otherwise required by law or Nasdaq rules. The terms upon which any such securities may be issued will be determined by the Post-Combination Company board.

If approved, the additional shares of the Post-Combination Company Class A Stock will have rights as described in “Description of Securities.” Incidental effects of the increase in the outstanding number of shares of the Post-Combination Company Class A Stock may include dilution of ownership and voting power of existing holders of the Company’s Class A Stock. The Post-Combination Company could also use the increased number of shares of the Post-Combination Company Class A Stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of the Post-Combination Company Class A Stock.

Proposal No. 4B: Classified Board

Description of Amendment

The amendment would divide the Post-Combination Company’s board of directors into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term. Each director will hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal from office. Our Current Company Certificate does not contemplate a classified board.

Reasons for the Amendment

The Board has evaluated the merits of a classified board structure, and determined that the classification of directors is in the best interests of Company stockholders. This amendment would create three separate classes of directors on the Post-Combination Company board effective immediately upon the consummation of the Business Combination. As indicated elsewhere in this proxy statement, the Post-Combination Company board is expected to be composed of two directors in Class I (expected to be R.J. Pittman and Peter Hébert), one director in Class II (expected to be Jason Krikorian) and one director in Class III (expected to be Mike Gustafson). The term of the initial Class I Directors will expire at the first annual meeting of Post-Combination Company stockholders, the term of the initial Class II Director will expire at the second annual meeting of Post-Combination Company stockholders, and the term of the initial Class III Director will expire at the third annual meeting of Post-Combination Company stockholders. At each succeeding annual meeting of Post-Combination Company stockholders, beginning with the first annual meeting of Post-Combination Company stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Proposal No. 4C: Election and Removal of Directors

Description of Amendment

The amendment would allow holders of a majority of the voting power of all then outstanding shares of capital stock of the Post-Combination Company, subject to the special rights of the holder of any series of Preferred Stock, to (i) elect directors by a plurality of the votes of the shares present in person or represented by proxy, and (ii) remove any or all of the directors for cause by the affirmative vote of holders of a majority of the share present in person or represented by proxy. The Current Company Certificate provides that, prior to the closing of the initial business combination, the holders of Class F Stock, voting together as a single class, shall have the exclusive right to elect and remove any director, and the holders of Class A Stock shall have no right to vote on the election or removal of any director.

Reasons for the Amendment

The amendment is intended to remove protections that were applicable to the Company prior to its initial business combination, and to more closely align director voting standards applicable to U.S publicly traded companies by permitting all holders of capital stock of the Post-Combination Company to vote to elect or remove any director from the Post-Combination Company’s board. The Current Company Certificate currently provides that, before the initial business combination, only holders of Class F Stock may vote to elect or remove directors to provide continuity to the Board before the Business Combination. The amendment to the Second Amended Certificate of Incorporation makes the change to allow all holders of capital stock to vote for the election and removal of directors given that it will be adopted after the Business Combination has already taken place and the rationale behind including it in the Current Company Certificate no longer applies.

Proposal No. 4D: Required Stockholder Vote to Amend the Certificate of Incorporation of the Company

Description of Amendment

The amendment would require the approval by affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock of the Post-Combination Company entitled to vote, voting together as a single class, to make any amendment to certain provisions of the Second Amended and Restated Certificate of Incorporation, including any amendments to Article V (Board of Directors), Section 7.1 (Meetings of Stockholders), Section 7.3 (Action by Written Consent), Article VIII (Limitation on Director Liability and Indemnification), Article IX (Corporate Opportunity), Article X (Business Combinations) and Article XI (Amendments). Our Current Company Certificate generally requires only a majority of the outstanding shares of capital stock of the Company entitled to vote to make an amendment to the Current Certificate, other than with respect to certain provisions relating to stockholder protections prior to our initial business combination.

Reasons for the Amendment

The amendment is intended to protect key provisions of the Second Amended and Restated Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders as negotiated by the parties with respect to the Business Combination.

The Resolution

“RESOLVED, that, on a non-binding advisory basis, the following proposal with respect to the Second Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:

Authorized Shares: the increase in the Post-Combination Company’s total number of authorized shares of all classes of Common Stock from 440,000,000 shares to 640,000,000 shares, which would consist of (i) increasing the Post-Combination Company’s Class A Stock from 400,000,000 shares to 600,000,000 shares and (ii) decreasing the Post-Combination Company’s Class F Stock from 40,000,000 shares to zero shares (after giving effect to the conversion of each outstanding share of Class F Stock immediately prior to the closing of the Business Combination into one share of Class A Stock).”

“RESOLVED, that, on a non-binding advisory basis, the following proposal with respect to the Second Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:

Classified Board: the Post-Combination Company board be classified into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term.”

“RESOLVED, that, on a non-binding advisory basis, the following proposal with respect to the Second Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:

Election and Removal of Directors: that holders of a majority of the voting power of the then outstanding capital stock of the Post-Combination Company, shall be permitted to (i) elect directors by a plurality of the votes of the shares present in person or represented by proxy, and (ii) remove any or all of the directors for cause by the affirmative vote of holders of a majority of the share present in person or represented by proxy.”

“RESOLVED, that, on a non-binding advisory basis, the following proposal with respect to the Second Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:

Required Stockholder Vote to Amend the Certificate of Incorporation of the Company: the approval by affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, be required to make amendments to certain provisions of the Second Amended and Restated Certificate of Incorporation relating to the board of directors, meetings of stockholders, action by written consent, limitation on director liability, corporate opportunity, business combinations, and amendments.”

Vote Required for Approval

The approval of the Governance Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Governance Proposal will have no effect on the Governance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposal.

As discussed above, a vote to approve the Governance Proposal is an advisory vote, and therefore, is not binding on us, Matterport, our Board or Matterport’s board of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, we and Matterport intend that the proposed Second Amended and Restated Certificate of Incorporation, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT COMPANY STOCKHOLDERS VOTE “FOR”

THE GOVERNANCE PROPOSAL.

PROPOSAL NO. 5—THE INCENTIVE AWARD PLAN PROPOSAL

Overview

We are asking our stockholders to approve the Matterport, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and the material terms thereunder. Our Board approved and adopted the 2021 Plan, subject to stockholder approval. The 2021 Plan will become effective as of the date on which it is approved by our stockholders. No further awards may be granted under the Amended and Restated Matterport, Inc. 2011 Stock Incentive Plan (the “Prior Plan”), from and after the date on which the 2021 Plan becomes effective, but awards outstanding under the Prior Plan on such date will remain subject to the terms and conditions of the Prior Plan.

The 2021 Plan is described in more detail below. A copy of the 2021 Plan is attached to this proxy statement as Annex H.

Purpose of the 2021 Plan

The purpose of the 2021 Plan is to enhance the Post-Combination Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to the Post-Combination Company’s success. The Board believes that equity ownership opportunities and/or equity-linked compensatory opportunities are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.

Summary of the 2021 Plan

The following summarizes the material terms of the 2021 Plan. This summary is qualified in its entirety to the full text of the 2021 Plan.

Administration. The 2021 Plan will be administered by our Board, or any committee to whom the Board delegates such power or authority, will serve as the plan administrator of the 2021 Plan. The plan administrator has full authority to take all actions and to make all determinations required or provided for under the 2021 Plan and any award granted thereunder. The plan administrator also has full authority to determine who may receive awards under the 2021 Plan, the type, terms, and conditions of an award, the number of shares of common stock subject to the award or to which an award relates, and to make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the 2021 Plan.

Share Reserve. The aggregate number of shares of our common stock that may be issued pursuant to awards granted under the 2021 Plan will be the sum of (i) 10% of our shares of common stock outstanding as of the effective date of the Business Combination; (ii) any shares of common stock which are subject to awards outstanding under the Prior Plan as of the effective date of the 2021 Plan and which, following the effective date of the 2021 Plan, become available for issuance under the 2021 Plan (as further described below); and (iii) an annual increase on January 1 of each calendar year (commencing with January 1, 2022 and ending on and including January 1, 2031) equal to a number of shares equal to 5% of the aggregate shares outstanding as of December 31 of the immediately preceding calendar year (or such lesser number of shares as is determined by the Board), subject to adjustment by the plan administrator in the event of certain changes in our corporate structure, as described below (the “Overall Share Limit”). Subject to the Overall Share Limit, the maximum number of shares that may be granted with respect to incentive stock options (“ISOs”), under the 2021 Plan will be 75% of our shares of common stock outstanding as of the effective date of the Business Combination.

If an award under the 2021 Plan or Prior Plan is forfeited, expires, is settled for cash or is repurchased at or below the price paid by the participant for such shares, any shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or repurchase, be used again or become available (as applicable) for new grants under the 2021 Plan. In addition, shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award granted under the 2021 Plan or Prior Plan will again be or will become (as applicable) available for grants under the 2021 Plan. The payment of dividend equivalents in cash in conjunction with any awards under the 2021 Plan will not reduce the shares available for grant under the 2021 Plan. However, the following shares may not be used again for grant under the 2021 Plan: (i) shares subject to stock appreciation rights (“SARs”), that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards granted by an entity that merges or consolidates with us or our subsidiaries prior to such merger or consolidation will not reduce the shares available for grant under the 2021 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $750,000 (or $1,000,000 during the fiscal year in which a non-employee director initially serves as a non-employee director).

Eligibility. Our directors, employees and consultants, and employees and consultants of our subsidiaries, will be eligible to receive awards under the 2021 Plan; however, ISOs may only be granted to employees of us or our parent or subsidiary corporations. Following the Closing, the Post-Combination Company is expected to have approximately four directors, 360 employees and ten consultants who will be eligible to receive awards under the 2021 Plan.

Types of Awards. The 2021 Plan allows for the grant of awards in the form of: (i) ISOs; (ii) non-qualified stock options (“NSOs”); (iii) SARs; (iv) restricted stock; (v) restricted stock units (“RSUs”); (vi) dividend equivalents; and (vii) other stock and cash based awards.

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Stock Options and SARs. The plan administrator may determine the number of shares to be covered by each option and/or SAR, the exercise price and such other terms, conditions, and limitations applicable to the vesting, exercise, term and forfeiture of each option and/or SAR as it deems necessary or advisable. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. Options granted under the 2021 Plan may be either ISOs or NSOs. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an option or SAR is determined by the plan administrator at the time of grant but shall not be less than 100% of the fair market value, or in the case of an employee who owns more than 10% of the Company, 110% of the fair market value on the day of such grant. Stock options and SARs may have a maximum term of ten years, or, in the case of ISOs, five years from the date of grant.

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Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions. The plan administrator may determine the terms and conditions of restricted stock awards, including the number of shares awarded, the purchase price, if any, to be paid by the recipient, the time, if any, at which such restricted stock may be subject to forfeiture, the vesting schedule, if any, and any rights to acceleration thereof.

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RSUs. RSUs are contractual promises to deliver cash or shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

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Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Adjustments; Corporate Transactions. In the event of certain changes in our corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the 2021 Plan to prevent dilution or enlargement of the benefits or intended benefits under the 2021 Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards granted thereunder.

Effect of Non-Assumption in a Change in Control. If a Change in Control (as defined under the 2021 Plan) occurs and a participant’s award is not continued, converted, assumed or replaced with an award (which may include, without limitation, a cash based award) with substantially the same value and a substantially similar vesting schedule as of such conversion by the Company or a successor entity, and provided the participant remains continuously employed through such Change in Control, the award will become fully vested and exercisable, as applicable, and all forfeiture, repurchase and other restrictions on such award will lapse, in which case such award, to the extent in the money, will be cancelled upon the consummation of the Change in Control in exchange for the right to receive the consideration payable in the Change in Control.

No Repricing. Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR; cancels any stock option or SAR with an exercise price that is less than the fair market value of a share of common stock in exchange for cash; or cancels any stock option or SAR in exchange for options, SARs or other awards with an exercise price per share that is less than the exercise price per share of the stock options or SARs for which such new stock options or SARS are exchanged.

Amendment and Termination. The Board may amend, suspend, or terminate the 2021 Plan at any time; provided that no amendment (other than an amendment that increases the number of shares reserved for issuance under the 2021 Plan) may materially and adversely affect any outstanding awards under the 2021 Plan without the affected participant’s consent. Stockholder approval will be required for any amendment to the 2021 Plan to increase the aggregate number of shares of common stock that may be issued under the 2021 Plan (other than due to adjustments as a result of corporate transactions), to the extent necessary to comply with applicable laws or for any amendment to increase the director limit. An ISO may not be granted under the 2021 Plan after ten (10) years from the earlier of the date the Board adopted the 2021 Plan or the date on which our stockholders approve the 2021 Plan.

Foreign Participants, Claw-Back Provisions and Transferability. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. If an optionee is granted an NSO under the 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in our common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income subject to Internal Revenue Code limitations.

Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We and our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares, subject to Internal Revenue Code limitations.

Other Awards. The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We and our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income subject to Internal Revenue Code limitations.

Section 409A of the Code

Certain types of awards under the 2021 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Plan and awards granted under the 2021 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2021 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

We expect the Compensation Committee of the newly-constituted Post-Combination Company board will grant our named executive officers and certain other employees awards of restricted stock units under the 2021 Plan immediately following the completion of the Business Combination. We expect the Compensation Committee of the newly-constituted Post-Combination Company board will grant Messrs. Pittman, Fay and Tulsi restricted stock units covering a number of shares equal to 22.5%, 10% and 5%, respectively, of the aggregate share reserve under the 2021 Plan as of the closing of the Business Combination, and we expect to grant certain of our other employees restricted stock units covering a number of shares equal to 22.5% of the aggregate share reserve under the 2021 Plan as of the closing of the Business Combination.

Other than these awards, the benefits or amounts that may be received or allocated to participants under the 2021 Plan will be determined at the discretion of the plan administrator and are not currently determinable.

The Resolution

“RESOLVED, that the 2021 Plan, including the authorization of the initial share reserve under the 2021 Plan, be approved in all respects.”

Vote Required for Approval

Approval of the Incentive Award Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Incentive Award Plan Proposal will have no effect on the Incentive Award Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Incentive Award Plan Proposal.

The Incentive Award Plan Proposal is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal. If any of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal is not approved, the Incentive Award Plan Proposal will have no effect, even if approved by our stockholders.

Our Board believes that the proposed adoption of the 2021 Plan is in the best interests of the Company and its stockholders for the reasons stated above.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT COMPANY STOCKHOLDERS VOTE “FOR”

THE INCENTIVE AWARD PLAN PROPOSAL.

PROPOSAL NO. 6—THE ESPP PROPOSAL

In this Proposal No. 6, we are asking our stockholders to approve the Employee Stock Purchase Plan. On April 5, 2021, the Company Board adopted the Employee Stock Purchase Plan, subject to stockholder approval. If the Employee Stock Purchase Plan is approved by our stockholders, the Employee Stock Purchase Plan will become effective on the closing of the Business Combination. If the Employee Stock Purchase Plan is not approved by our stockholders, it will not become effective and no shares will be granted thereunder. The Employee Stock Purchase Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the Employee Stock Purchase Plan, a copy of which is attached hereto as Annex I.

Overview

We are asking our stockholders to approve the Matterport, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), and the material terms thereunder. Our Board approved and adopted the ESPP, subject to stockholder approval. The ESPP will become effective as of the date on which it is approved by our stockholders.

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement as Annex I.

Purpose of the ESPP

The purpose of the ESPP is to provide the Post-Combination Company’s employees with the opportunity to purchase our common stock through accumulated payroll deductions. We believe that the ESPP is a key factor in retaining our existing employees, recruiting and retaining new employees and aligning the interests of our employees with those of our stockholders.

Summary of the ESPP

The following summarizes the material terms of the ESPP. This summary is qualified in its entirety to the full text of the ESPP.

The ESPP is comprised of two distinct components in order to provide increased flexibility to grant purchase rights under the ESPP to U.S. and to non-U.S. employees. Specifically, the ESPP authorizes (1) the grant of purchase rights to U.S. employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”), and (2) the grant of purchase rights that are not intended to be tax-qualified under Section 423 of the Code to facilitate participation for employees located outside of the United States who do not benefit from favorable U.S. tax treatment and to provide flexibility to comply with non-U.S. law and other considerations (the “Non-Section 423 Component”). Where possible under local law and custom, we expect that the Non-Section 423 Component generally will be operated and administered on terms and conditions similar to the Section 423 Component.

Administration. The Compensation Committee of our Board, or any other committee to whom the Board delegates such power or authority, will serve as the administrator of the ESPP. The plan administrator may delegate administrative tasks under the ESPP to agents or employees to assist in the administration of the ESPP. Subject to the terms and conditions of the ESPP, the plan administrator has the authority to determine when rights to purchase shares will be offered and the provisions of each offering under the ESPP, to determine which subsidiaries will participate as “designated subsidiaries” in the ESPP (including in the Non-Section 423 and the Section 423 Components), and to make all other determinations and to take all other actions necessary or advisable for the administration of the ESPP. The plan administrator is also authorized to establish, amend or revoke rules relating to administration of the ESPP and to adopt annexes or sub-plans that apply to certain participating subsidiaries or jurisdictions.

Share Reserve. The aggregate number of shares of our common stock that may be issued pursuant to rights granted under the ESPP will equal 2.2% of our shares of common stock outstanding as of the effective date of the Business Combination, plus, on the first day of each calendar year beginning on January 1, 2022 and ending on (and including) January 1, 2031, the number of shares available for issuance under the ESPP will be increased by a number of shares equal to the lesser of (i) 1% of the shares outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year, and (ii) such smaller number of shares as determined by the Board. If any right granted under the ESPP terminates for any reason without having been exercised, the shares subject thereto that are not purchased under such right will again be available for issuance under the ESPP. Subject to the Overall Share Limit, no more than 15.25% of our shares of common stock outstanding as of the effective date of the Business Combination may be issued under the Section 423 Component of the ESPP.

Eligible Employees. Employees eligible to participate in the ESPP for a given offering generally include employees who are employed by us or one of our designated subsidiaries on the first trading day of the offering period, or the enrollment date. However, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all classes of our or one of our subsidiaries’ stock will not be allowed to participate in the ESPP (unless otherwise required under applicable law). In addition, the plan administrator may provide that an employee may not be eligible to participate in an offering under the Section 423 Component if the employee is a citizen or resident of a non-U.S. jurisdiction and the grant of a right to purchase shares would be prohibited under applicable law or would cause the Section 423 Component (or any offering thereunder) to violate the requirements of Section 423 of the Code. Additionally, the plan administrator may provide that certain highly compensated, seasonal and/or part-time employees may not be eligible to participate in an offering or, with respect to offerings under the Non-Section 423 Component, that only certain employees are eligible to participate in such offerings (regardless of the foregoing rules).

Following the Closing, the Post-Combination Company is expected to have approximately 360 employees who are eligible to participate in the ESPP.

Participation. Employees may become participants in the ESPP for an offering period by completing a subscription agreement prior to the enrollment date of the applicable offering period, which will designate a whole percentage or fixed dollar amount of the employee’s compensation to be withheld by us as payroll deductions under the ESPP during the offering period.

Offerings; Purchase Periods

•

Offerings; Purchase Periods. Under the ESPP, participants are offered the right to purchase shares of our common stock at a discount during a series of offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to twenty-seven (27) months long. Accumulated employee payroll deductions will be used to purchase shares of our common stock on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering will be established by the plan administrator, but in no event will any purchase period exceed six (6) months. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offerings.

•

Enrollment and Contributions. The ESPP permits participants to purchase our common stock through payroll deductions of a whole percentage of their eligible compensation, which may not be less than 1% and may be up to a maximum percentage determined by the plan administrator (which, in the absence of a contrary designation, will be 15% of eligible compensation). The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be 12,000 shares for an offering period and 3,000 shares for a purchase period. In addition, a participant may not, with respect to the Section 423 Component, subscribe for more than $25,000 worth of shares under the ESPP per calendar year in which such rights to purchase stock are outstanding (considered together with any other ESPP maintained by us or certain parent or subsidiary entities) based on the fair market value of the shares at the time the purchase right is granted.

•

Purchase Rights. On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our common stock. Unless a participant has previously withdrawn his or her participation in, or has otherwise become ineligible to participate in, the ESPP prior to any applicable purchase date, the option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. The participant will purchase the maximum number of whole shares of our common stock that his or her accumulated payroll deductions will buy at the purchase price, subject to the participation limitations described above, and any fractional shares will be credited to the participant’s account and carried forward and applied toward the purchase of whole shares on the next purchase date.

•

Purchase Price. The purchase price for each offering period will be designated by the plan administrator in the applicable offering document (which purchase price, for purposes of the Section 423 Component, will not be less than 85% of the closing trading price of a share of our common stock on the enrollment date or purchase date of the applicable offering period, whichever is lower) or, in the absence of a designation by the plan administrator, the purchase price will be the lower of 85% of the closing trading price per share of our common stock on the enrollment date of the applicable offering period or 85% of the closing trading price per share on the applicable purchase date, which will be the last trading day of each purchase period.

•

Payroll Deduction Changes; Withdrawals; Terminations of Employment. A participant may decrease, increase or suspend his or her payroll deductions once during any purchase period, and any suspension of payroll deductions will be treated as a withdrawal of participation in the ESPP. In addition, a participant may withdraw his or her participation from the ESPP at any time by submitting written notice to us at least two calendar weeks prior to the end of the then-current purchase period for the offering in which such participant is enrolled. Upon any withdrawal, the participant will receive a refund of the participant’s account balance in cash, and his or her payroll deductions shall cease. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Transfer Restrictions. A participant may not transfer (other than by will or the laws of descent and distribution) any right granted under the ESPP and, during a participant’s lifetime, purchase rights granted under the ESPP shall be exercisable only by such participant.

Adjustments; Changes in Capitalization. In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control or change in applicable law or accounting principles, the plan administrator may, in order to prevent the dilution of enlargement of intended benefits under the ESPP or facilitate or give effect to such transactions, events or changes, provide for one or more of the following: (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.

Amendment and Termination. The plan administrator may amend, suspend or terminate the ESPP at any time, subject to stockholder approval to increase the number (or change the type) of securities that may be issued under the ESPP or as otherwise required under Section 423 of the Code.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to participation in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Section 423 Component. The Section 423 Component of the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

For federal income tax purposes, a participant in the Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise.

If stock acquired upon exercise of an option acquired under the Section 423 Component of the ESPP is held for a minimum of two years from the date of grant and one year from the date of exercise, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) the excess of the fair market value of the shares on the date the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain.

If the holding period requirements are not met, the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares on the date the option is exercised over the purchase price, with any remaining gain or loss being treated as capital gain or capital loss. However, if the holding period requirements are not met and the amount realized at the time of disposition is less than the fair market value of the shares at the time of exercise, the participant will recognize ordinary income to the extent of the excess of the fair market value of such shares on the date the option was exercised over the purchase price for such shares, and a capital loss to the extent the fair market value of such shares on the exercise date exceeds the amount realized upon disposition.

We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares subject to Internal Revenue Code limitations.

Non-Section 423 Component. The Non-Section 423 Component of the ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, certain tax benefits available to participants in a Section 423 plan are not available under the Non-Section 423 Component of the ESPP.

For federal income tax purposes, a participant in the Non-Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Upon the exercise of an ESPP option, a participant will recognize ordinary income, and we will be entitled to a corresponding deduction, in an amount equal to the difference between the fair market value of the shares of our common stock on the exercise date and the purchase price paid for the shares. A participant’s basis in shares of our common stock received on exercise, for purposes of determining the participant’s gain or loss on subsequent disposition of such shares of our common stock, generally, will be the fair market value of the shares of our common stock on the date the participant exercises his or her option.

Upon the subsequent sale of the shares acquired upon the exercise of an option acquired under the Non-Section 423 Component of the ESPP, the participant will recognize capital gain or loss (long-term or short-term, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them).

We or our subsidiaries or affiliates will generally be entitled to a federal income tax deduction upon the exercise of the option to the extent that the participant recognizes ordinary income subject to Internal Revenue Code limitations.

New Plan Benefits

Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance.

The Resolution

“RESOLVED, that the ESPP, including the authorization of the initial share reserve under the ESPP, be approved in all respects.”

Vote Required for Approval

Approval of this ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the ESPP Proposal will have no effect on the ESPP Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the ESPP Proposal.

This ESPP Proposal is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal. If any of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal is not approved, this ESPP Proposal will have no effect, even if approved by our stockholders.

Our Board believes that the proposed adoption of the ESPP is in the best interests of the Company and its stockholders for the reasons stated above.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT COMPANY STOCKHOLDERS VOTE “FOR”

THE ESPP PROPOSAL

PROPOSAL NO. 7—THE DIRECTOR ELECTION PROPOSAL

Overview

Under Section 211(b) of the DGCL, we are required to hold an annual meeting of stockholders for the purpose of electing directors in accordance with our bylaws unless such election is made by written consent in lieu of such a meeting. The Special Meeting will be held in lieu of the 2021 annual meeting of stockholders. Pursuant to the Current Company Certificate, each director on the Company Board holds office until his or her respective successor is duly elected and qualified. In this Proposal No. 7, we are asking our holders of Class F Stock to approve a proposal to re-elect the Company’s four directors to serve on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified.

For more information on the experience of the directors on the current Company’s Board, please see the section entitled “Management of the Company.”

Pursuant to the Current Company Certificate, prior to the initial business combination, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second annual meeting of the stockholders after their election. In connection with the closing of the Business Combination, we anticipate that Messrs. Alec Gores, Randall Bort and Mmes. Elizabeth Marcellino and Nancy Tellem (the “Resigning Directors”) will submit their resignations from their positions as member of the Company’s Board and of any committee thereof (conditioned upon and effective as of the consummation of the Business Combination) and will appoint R.J. Pittman, Peter Hébert, Mike Gustafson and Jason Krikorian to the Post-Combination Company board, effective as of immediately after the consummation of the Business Combination. See the section entitled “Management After the Business Combination.”

The Resolution

“RESOLVED, that each of Messrs. Alec Gores, Randall Bort and Mmes. Elizabeth Marcellino and Nancy Tellem be elected and shall serve as a director on the Company’s Board until the earlier of the consummation of the Business Combination and the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified.”

Vote Required for Approval

Approval of the Director Election Proposal requires the affirmative vote of a plurality of votes cast by holders of our outstanding shares of Class F Stock, voting separately as a single class, represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. This means that the four director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes will have no effect on the vote.

This Director Election Proposal is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal. If any of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal is not approved, this Director Election Proposal will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT COMPANY STOCKHOLDERS VOTE “FOR”

THE ELECTION OF EACH OF THE FOUR DIRECTOR NOMINEES

TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the chairman of the Special Meeting, at their option, to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Award Plan Proposal or the ESPP Proposal but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are approved.

The Resolution

“RESOLVED, that the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by the Company that more time is necessary or appropriate to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Award Plan Proposal or the ESPP Proposal, but no other proposal if the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal are approved, at the Special Meeting be confirmed, ratified and approved.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Incentive Award Plan Proposal, the ESPP Proposal or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT COMPANY STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

ACCOUNTING TREATMENT

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Matterport has been determined to be the accounting acquirer, primarily due to the fact that Matterport Stockholders will continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Matterport issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Matterport in future reports of the Post-Combination Company.

LEGAL MATTERS

The legality of shares of Class A Stock offered by the proxy statement/prospectus will be passed upon for the Company by Weil, Gotshal & Manges LLP.

EXPERTS

The financial statements of Gores Holdings VI, Inc. as of December 31, 2020, and for the period from June 29, 2020 (inception) to December 31, 2020, have been included herein and in the proxy statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements contains an explanatory paragraph that states that the Company’s 2020 financial statements have been restated to correct certain misstatements.

The financial statements of Matterport, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

APPRAISAL RIGHTS

Appraisal rights or dissenters’ rights are not available to holders of our Common Stock in connection with the Business Combination.

Matterport Stockholders will have appraisal rights in connection with the Business Combination under Delaware law. No Matterport Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “dissenting stockholder”) with respect to its Matterport Stock (such shares, “dissenting shares”) will be entitled to receive any portion of the merger consideration with respect to the dissenting shares owned by such dissenting stockholder unless and until such dissenting stockholder fails to perfect or otherwise waives, withdraws or loses its appraisal rights under the DGCL. Each dissenting stockholder will be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the dissenting shares owned by such dissenting stockholder. Matterport will give the Company prompt written notice (and in any event within one business day) of any demand received by Matterport for appraisal of shares of Matterport Stock, any attempted withdrawal of any such demand and any other instrument served pursuant to the DGCL, and received by Matterport relating to rights to be paid the fair value of dissenting shares, and the Company will have the right to participate in all negotiations and proceedings with respect to such demands. Matterport will not, except with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing. Notwithstanding anything to the contrary contained in the Merger Agreement, the dissenting stockholders will have no rights to any portion of the merger consideration with respect to any dissenting shares.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Company stockholders will be “householding” this proxy statement/prospectus. Company stockholders who participate in “householding” will continue to receive separate proxy cards. If stockholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of disclosure documents, the stockholders should follow these instructions:

•

if the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Gores Holdings VI, Inc., 6260 Lookout Road, Boulder, Colorado 80301 or by telephone at (303) 531-3100, to inform us of his or her request; or

•	if a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

FUTURE STOCKHOLDER PROPOSALS

The Special Meeting to be held on July 20, 2021 will be held in lieu of the 2021 annual meeting of the Company. The next annual meeting of stockholders is expected to be held in June 2022. For any proposal to be considered for inclusion in our proxy statement/prospectus and form of proxy for submission to the stockholders at the Company’s 2021 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Post-Combination Company’s bylaws. Such proposals must be received by us at our executive offices a reasonable time before we begin to print and mail our 2021 annual meeting proxy materials in order to be considered for inclusion in the proxy materials for the 2021 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statement and other information with the SEC required by the Exchange Act. Our public filings are available to the public from the SEC’s website at www.sec.gov. You may request a copy of our filings with the SEC (excluding exhibits) at no cost by contacting us at the address and/or telephone number below.

If you would like additional copies of this proxy statement/prospectus or our other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us at the following address and telephone number:

Gores Holdings VI, Inc.

6260 Lookout Road,

Boulder, Colorado 80301

(303) 531-3100

Email: jskarzenski@gores.com

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: GHVI.info@investor.morrowsodali.com

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a Company stockholder and would like to request documents, please do so by July 13, 2021, or five business days prior to the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from us, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of the Company in addition to being a proxy statement of the Company for the Special Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to the Company has been supplied by the Company, and all such information relating to Matterport has been supplied by Matterport. Information provided by either Company or Matterport does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Company for the Special Meeting. Company has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including Company, which is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL INFORMATION

Page
Gores Holdings VI, Inc. – Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2020	F-3
Statement of Operations for the period from June 29, 2020 (inception) to December 31, 2020	F-4
Statement of Stockholders’ Equity for the period from June 29, 2020 (inception) to December 31, 2020	F-5
Statement of Cash Flows for the period from June 29, 2020 (inception) to December 31, 2020	F-6
Notes to Financial Statements	F-7

Gores Holdings VI, Inc. – Unaudited Financial Statements For the three months ended March 31, 2021
Balance Sheets as of March 31, 2021 (Unaudited) and December 31, 2020 (Audited)	F-22
Statement of Operations (Unaudited)	F-23
Statement of Changes in Stockholders’ Equity (Deficit) (Unaudited)	F-24
Statement of Cash Flows (Unaudited)	F-25
Notes to the Unaudited, Interim Financial Statements	F-26

Matterport, Inc. – Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-39
Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019	F-40
Consolidated Statements of Operations and Comprehensive Loss as of December 31, 2020 and December 31, 2019	F-41
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the fiscal years ended December 31, 2020 and December 31, 2019	F-42
Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2020 and December 31, 2019	F-43
Notes to Consolidated Financial Statements	F-44

Matterport, Inc. – Unaudited Condensed Consolidated Financial Statements As of March 31, 2021 and December 31, 2020 and for the three months ended March 31, 2021 and 2020
Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020 (Unaudited)	F-72
Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended March 31, 2021 and 2020 (Unaudited)	F-73
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Three Months Ended March 31, 2021 and 2020 (Unaudited)	F-74
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2021 and 2020 (Unaudited)	F-75
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-76

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Gores Holdings VI, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Gores Holdings VI, Inc. (the Company) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity, and cash flows for the period from June 29, 2020 (inception) through December 31, 2020, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from June 29, 2020 (inception) through December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Correction of Misstatements

As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020.

Denver, Colorado

March 12, 2021, except for the effect of the restatement disclosed in Note 2, as to which the date is May 18, 2021

GORES HOLDINGS VI, INC.

BALANCE SHEET

December 31, 2020 (As Restated)

CURRENT ASSETS:
Cash and cash equivalents	$633,266
Prepaid assets	897,754

Total current assets	1,531,020
Deferred tax asset	26,273
Investments and cash held in Trust Account	345,008,625

Total assets	$346,565,918

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses, formation and offering costs	$475,462
State franchise tax accrual	55,241
Public warrants derivative liability	11,040,000
Private warrants derivative liability	7,120,000

Total current liabilities	18,690,703
Deferred underwriting compensation	12,075,000

Total liabilities	$30,765,703

Commitments and Contingencies
Class A subject to possible redemption, 34,500,000 shares at December 31, 2020 (at redemption value of $10 per share)	345,000,000
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—
Common stock
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized	—
Class F Common Stock, $0.0001 par value; 40,000,000 shares authorized, 8,625,000 shares issued and outstanding at December 31, 2020	863
Additional paid-in-capital	—
Accumulated deficit	(29,200,648)

Total stockholders’ equity (deficit)	(29,199,785)

Total liabilities and stockholders’ equity (deficit)	$346,565,918

See accompanying notes to financial statements.

GORES HOLDINGS VI, INC.

STATEMENT OF OPERATIONS

For the Period from June 29, 2020 (inception) to December 31, 2020 (As Restated)

Professional fees and other expenses	$(78,494)
State franchise taxes, other than income tax	(55,241)
Warrant liability expense	(794,500)
Allocated expense for warrant issuance cost	(607,898)

Net loss from operations	(1,536,133)
Other income—interest and dividend income	8,625

Loss before income taxes	(1,527,508)

Income tax benefit	26,273

Net loss attributable to common shares	$(1,501,235)

Net loss per ordinary share:
Class A Common stock - basic and diluted	$(2.14)

Class F Common Stock - basic and diluted	$(2.14)

See accompanying notes to financial statements.

GORES HOLDINGS VI, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Period from June 29, 2020 (inception) to December 31, 2020 (As Restated)

	Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at June 29, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Sale of Class F Common Stock, par value $0.0001 per share, to Sponsor on July 24, 2020	—	—	17,250,000	1,725	23,275	—	25,000
Surrender of Class F Common Stock, par value $0.0001 per share, by Sponsor on October 1, 2020	—	—	(8,625,000)	(862)	862	—	—
Stock dividend of Class F Common Stock, par value $0.0001 per share, to Sponsor on October 23, 2020	—	—	6,468,750	647	(647)	—	—
Surrender of Class F Common Stock, par value $0.0001 per share, by Sponsor on November 13, 2020	—	—	(6,468,750)	(647)	647	—	—
Proceeds from initial public offering of Units on December 15, 2020 at $10.00 per Unit	34,500,000	3,450	—	—	—	—	—
Sale of 4,450,000 Private Placement Warrants to Sponsor on December 15, 2020 at $2.00 per Private Placement Warrant	—	—	—	—	—	—	—
Underwriters’ discounts	—	—	—	—	—	—	—
Offering costs charged to additional paid-in capital	—	—	—	—	—	—	—
Deferred underwriting compensation	—	—	—	—	—	—	—
Excess of fair value paid by founders for warrants	—	—	—	—	2,091,500	—	2,091,500
Subsequent measurement under ASC 480-10-S99 against additional paid-in capital	—	—	—	—	(2,115,637)	—	(2,115,637)
Class A common stock subject to possible redemption; 34,500,000 shares at a redemption price of $10.00	(34,500,000)	(3,450)	—	—	—	—	—
Subsequent measurement under ASC 480-10-S99 against accumulated deficit	—	—	—	—	—	(27,699,413)	(27,699,413)
Net loss	—	—	—	—	—	(1,501,235)	(1,501,235)

Balance at December 31, 2020 (As Restated)	—	$—	8,625,000	$863	$—	$(29,200,648)	$(29,199,785)

See accompanying notes to financial statements.

GORES HOLDINGS VI, INC.

STATEMENT OF CASH FLOWS

For the Period from June 29, 2020 (inception) to December 31, 2020 (As Restated)

Cash flows from operating activities:
Net loss	$(1,501,235)
Changes in state franchise tax accrual	55,241
Changes in prepaid assets	(897,754)
Changes in accrued expenses, formation and offering costs	4,000
Issuance costs related to warrant liability	607,898
Changes in fair value warrants derivative liability	794,500
Changes in deferred income tax	(26,273)

Net cash used in operating activities	(963,623)

Cash used in investing activities:
Cash deposited in Trust Account	(345,000,000)
Interest and dividends reinvested in the Trust Account	(8,625)

Net cash used in investing activities	(345,008,625)

Cash flows from financing activities:
Proceeds from sale of Units in initial public offering	345,000,000
Proceeds from sale of Class F Common Stock to Sponsor	25,000
Proceeds from sale of Private Placement Warrants to Sponsor	8,900,000
Proceeds from notes and advances payable – related party	300,000
Repayment of notes and advances payable – related party	(300,000)
Payment of underwriters’ discounts and commissions	(6,900,000)
Payment of accrued offering costs	(419,486)

Net cash provided by financing activities	346,605,514

Increase in cash	633,266
Cash at beginning of period	—

Cash at end of period	$633,266

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$12,075,000
Accrued deferred costs charged to paid-in capital	$471,462

See accompanying notes to financial statements.

GORES HOLDINGS VI, INC.

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Business Operations

Organization and General

Gores Holdings VI, Inc. (the “Company”) was incorporated in Delaware on June 29, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has neither engaged in any operations nor generated any revenue to date. The Company’s management has broad discretion with respect to the Business Combination. The Company’s Sponsor is Gores Sponsor VI, LLC, a Delaware limited liability company (the “Sponsor”). The Company has selected December 31st as its fiscal year-end.

At December 31, 2020, the Company had not commenced any operations. All activity for the period from June 29, 2020 (inception) through December 31, 2020 relates to the Company’s formation and initial public offering (“Public Offering”) described below. The Company completed the Public Offering on December 15, 2020 (the “IPO Closing Date”). The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. Subsequent to the Public Offering, the Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).

Proposed Matterport Business Combination

On February 7, 2021, the Company entered into a Merger Agreement, by and among the Company, First Merger Sub, Second Merger Sub, and Matterport, which provides for, among other things: (a) the First Merger; and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Second Merger. The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by the Company’s Amended and Restated Certificate of Incorporation.

The Merger Agreement and the transactions contemplated thereby were unanimously approved by the Board of Directors of the Company on February 7, 2021 and the Matterport Board on February 7, 2021.

The Merger Agreement

Merger Consideration

Pursuant to the terms of the Merger Agreement, at the effective time of the First Merger (the “Effective Time”), each share of Matterport’s common stock, par value $0.001 per share (“Matterport Common Stock”), will be converted into the right to receive a number of newly-issued shares of the Company’s Class A common stock, par value $0.0001 per share (“Company Class A common stock”), equal to the Per Share Company Common Stock Consideration (as defined in the Merger Agreement) and each share of Matterport’s preferred stock, par value $0.001 per share (“Matterport Preferred Stock”), will be converted into the right to receive a number of newly-issued shares of Company Class A common stock equal to the Per Share Company Preferred Stock Consideration (as defined in the Merger Agreement). Pursuant to the terms of the Merger Agreement, the Company is required to use reasonable best efforts to cause the shares of Company Class A common stock to be issued in connection with the transactions contemplated by the Merger Agreement (the “Business Combination”) to be listed on the Nasdaq Capital Market (the “Nasdaq”) at the closing of the Business Combination.

Pursuant to the Merger Agreement, the aggregate merger consideration payable at the closing of the Business Combination to all of the stockholders and holders of equity awards of Matterport will be an aggregate number of shares, or equity awards exercisable for shares, of Company Class A common stock (deemed to have a value of $10.00 per share) equal to $2,188,750,000, divided by $10.00.

In addition to the consideration to be paid at the closing of the Business Combination, stockholders of Matterport will be entitled to receive their pro rata share of an additional number of earn-out shares from the Company, issuable in Company Class A common stock and subject to the terms provided in the Merger Agreement, up to an aggregate of 23,460,000 shares collectively issuable to all Matterport equityholders.

Treatment of Matterport’s Equity Awards

Pursuant to the Merger Agreement, at the closing of the Business Combination, each of Matterport’s stock options, to the extent then outstanding and unexercised, will automatically be converted into (a) an option to acquire a certain number of shares of Company Class A common stock (pursuant to a ratio based on the Per Share Company Common Stock Consideration), at an adjusted exercise price per share and (b) the right to receive a pro rata portion of a number of earn-out shares from the Company, issuable in Company Class A common stock and subject to the terms provided in the Merger Agreement (including that such right to receive earn-out shares is conditional on the holder continuing to provide services to the Company), up to an aggregate of 23,460,000 shares collectively issuable to all Matterport equityholders. Each such converted option will be subject to the same terms and conditions as were applicable immediately prior to such conversion.

Pursuant to the Merger Agreement, at the closing of the Business Combination, each of Matterport’s restricted stock units, to the extent then unvested and outstanding, will automatically be converted into (a) an award of restricted stock units covering a certain number of shares of Company Class A common stock (pursuant to a ratio based on the Per Share Company Common Stock Consideration) and (b) the right to receive a pro rata portion of a number of earn-out shares from the Company, issuable in Company Class A common stock and subject to the terms provided in the Merger Agreement (including that such right to receive earn-out shares is conditional on the holder continuing to provide services to the Company), up to an aggregate of 23,460,000 shares collectively issuable to all Matterport equityholders. Each such converted restricted stock unit will be subject to the same terms and conditions as were applicable immediately prior to such conversion.

Private Placement Subscription Agreements

On February 7, 2021, the Company entered into subscription agreements (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with certain investors, including certain individuals (each, an “Individual Investor Subscription Agreement”), institutional investors (each, an “Institutional Investor Subscription Agreement”) and Gores Sponsor VI LLC (the “Sponsor”), pursuant to which the investors have agreed to purchase an aggregate of 29,500,000 shares of Class A common stock in a private placement for $10.00 per share (the “Private Placement”). The proceeds from the Private Placement will remain on the Company’s balance sheet following the consummation of the Business Combination.

Financing

Upon the IPO Closing Date and the sale of the Private Placement Warrants, an aggregate of $345,000,000 was placed in a Trust Account with Continental Stock Transfer & Trust Company (the “Trust Account”) acting as Trustee.

The Company intends to finance the Proposed Business Combination with the net proceeds from its $345,000,000 Public Offering and its sale of $8,900,000 of Private Placement Warrants.

Trust Account

Funds held in the Trust Account can be invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government obligations. As of December 31, 2020, the Trust Account consisted of cash and money market funds.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”) for a maximum 24 months and/or additional amounts necessary to pay franchise and income taxes, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the Business Combination; or (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the IPO Closing Date; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the IPO Closing Date, subject to the requirements of law and stock exchange rules.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination. The Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest income earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination, including the Proposed Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under Nasdaq rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. Currently, the Company will not redeem its public shares of common stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares of common stock and the related Business Combination, and instead may search for an alternate Business Combination. For business and other reasons, the Company has elected to provide its stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote to approve the Proposed Business Combination rather than a tender offer.

As a result of the foregoing redemption provisions, the public shares of common stock will be recorded at redemption amount and classified as temporary equity, in accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99 in subsequent periods.

The Company will have 24 months from the IPO Closing Date to complete its Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest income, but less taxes payable (less up to $100,000 of such net interest income to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire public shares of common stock, they will be entitled to a pro rata share of the Trust Account in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

2.	Restatement of Previously Issued Financial Statements

We previously accounted for outstanding warrants issued in connection with our initial public offering in December 2020 as components of equity rather than as derivative liabilities. In light of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) issued by the staff of the SEC issued on dated April 12, 2021 (the “SEC Staff Statement”), the Company’s management further evaluated the warrants under Accounting Standards Codification 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”), which addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. In the process of evaluating its financial statements the Company also restated its financial statements to classify all Class A Common Stock in temporary equity. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified 1,603,979 shares in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Company restated its financial statements to classify all Class A Common Stock as temporary equity and any related impact, as the threshold in its charter would not change the nature of the underlying shares as redeemable and thus would be required to be disclosed outside of permanent equity.

Based on management’s evaluation, the Audit Committee, in consultation with management, concluded that the Company’s warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40. As a result, the Company is reclassifying the warrants as derivative liabilities measured at their estimated fair values at the end of each reporting period and recognizing changes in the estimated fair value of the derivative instruments from the prior period should be reported in the Company’s operating results for the current period.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities, and the reclassification of amounts from permanent equity to temporary equity result in non-cash financial statement corrections and will have no impact on the Company’s current or previously reported cash position, operating expenses or total operating, investing or financing cash flows.

The following tables summarize the effect of the restatement on each financial statement line items as of the dates, and for the period, indicated:

	December 31, 2020
	As Previously Reported	Adjustments	As Restated
Balance Sheet
Public warrants derivative liability	—	11,040,000	11,040,000
Private warrant derivative liability	—	7,120,000	7,120,000
Total liabilities	12,605,703	18,160,000	30,765,703
Class A Common Stock subject to possible redemption	328,960,210	5,482,790	334,443,000
Allocation of underwriters’ discounts, offering costs and deferred fees to Class A shares	—	(19,258,050)	(19,258,050)
Immediate accretion to redemption amount	—	29,815,050	29,815,050
Total temporary equity	328,960,210	16,039,790	345,000,000
Class A Common Stock	160	(160)	—
Additional paid-in capital	5,097,819	(5,097,819)	—
Accumulated deficit	(98,837)	(29,101,811)	(29,200,648)
Total stockholders’ equity (deficit)	5,000,005	(34,199,790)	(29,199,785)
Statement of Operations
Warrant liability expense	$—	$(794,500)	$(794,500)
Allocated expense for warrant issuance cost	—	(607,898)	(607,898)
Loss before income taxes	(125,110)	(1,402,398)	(1,527,508)
Net loss	(98,837)	(1,402,398)	(1,501,235)
Total comprehensive loss	(98,837)	(1,402,398)	(1,501,235)
Class A Common stock weighted-average shares outstanding	3,153,300	17,250	3,170,550
Class F Common stock weighted-average shares outstanding	11,395,997	61,669	11,457,666
Class A Common stock — basic and diluted	(0.00)	(2.14)	(2.14)
Class F Common Stock — basic and diluted	(0.01)	(2.13)	(2.14)
Statement of Cash Flows
Net loss	$(98,837)	$(1,402,398)	$(1,501,235)
Issuance costs related to warrant liability	—	607,898	607,898
Changes in fair value warrants derivative liability	—	794,500	794,500

	December 15, 2020
	As Previously Reported	Adjustments	As Restated
Balance Sheet
Public warrants derivative liability	—	10,557,000	10,557,000
Private warrant derivative liability	—	6,808,500	6,808,500
Total liabilities	12,518,853	17,365,500	29,884,353
Class A Common Stock subject to possible redemption	329,155,110	5,287,890	334,443,000
Allocation of underwriters’ discounts, offering costs and deferred fees to Class A shares	—	(19,106,888)	(19,106,888)
Immediate accretion to redemption amount	—	29,663,888	29,663,888
Total temporary equity	329,155,110	15,844,890	345,000,000
Class A Common Stock	158	(158)	—
Additional paid-in capital	5,058,855	(5,058,855)	—
Accumulated deficit	(59,873)	(28,151,377)	(28,211,250)
Total stockholders’ equity (deficit)	5,000,003	(33,210,390)	(28,210,387)

3.	Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of December 31, 2020 and the results of operations and cash flows for the periods presented. Operating results for the period ended December 31, 2020 are not necessarily indicative of results that may be expected for the full year or any other period.

Net Loss Per Common Share

The Company has two classes of shares, which are referred to as Class A Common Stock (the “Common Stock”) and Class F Common Stock (the “Founders Shares”). Earnings and losses are shared pro rata between the two classes of shares. Private and public warrants to purchase 11,350,000 shares of Common Stock at $11.50 per share were issued on December 15, 2020. No warrants were exercised during the year ended December 31, 2020. The 11,350,000 potential common shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share in 2020 as the Company had a net loss for the year. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the period.

	For the Period from June 29, 2020 (inception) to December 31, 2020
	Class A	Class F
Basic and diluted net loss per share:
Numerator:
Allocation of net loss including accretion of temporary equity	$(6,786,239)	$(24,530,046)

Denominator:
Weighted-average shares outstanding	3,170,550	11,457,666
Basic and diluted net loss per share	$(2.14)	$(2.14)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution as well as the Trust Account, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to our Public Offering and were charged to equity upon the completion of our Public Offering. Accordingly, offering costs totaling $19,258,050 were charged to equity. Since the Company is required to classify the warrants as derivative liabilities, offering costs totaling $607,898 that were previously recognized in equity are now reflected as an expense on the statement of operations.

Redeemable Common Stock

As discussed in Note 4, all of the 34,500,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company had previously classified 1,603,979 shares in permanent equity given its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Company restated its financial statements to classify all Class A Common Stock as redeemable as the threshold in its charter does not change the nature of the underlying shares as redeemable and thus would be required to be disclosed outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

For those liabilities or benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax liabilities as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2020.

The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests. Periodically, the Company may maintain balances in various operating accounts in excess of federally insured limits.

Investments and Cash Held in Trust Account

At December 31, 2020, the Company had $345,008,625 in the Trust Account which may be utilized for Business Combinations. At December 31, 2020, the Trust Account consisted of cash and money market funds.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the IPO Closing Date; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the IPO Closing Date, subject to the requirements of law and stock exchange rules.

Warrant Liability

The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the Company’s statement of operations. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Monte Carlo simulation model (see Note 9).

Recently issued accounting pronouncements not yet adopted

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated on a regular basis or if a business combination is completed where the impact could be material.

Going Concern Consideration

If the Company does not complete its Business Combination by December 15, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $100,000 of such net interest which may be distributed to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering. In addition, if the Company fails to complete its Business Combination by December 15, 2022, there will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless.

In addition, at December 31, 2020, the Company had current liabilities of $18,690,703 and working capital of ($17,159,683), the balances of which are primarily related to warrants we have recorded as liabilities as described in Notes 2, 3, and 9. Other amounts related to accrued expenses owed to professionals, consultants, advisors and others who are working on seeking a Business Combination as described in Note 1. Such work is continuing after December 31, 2020 and amounts are continuing to accrue.

4.	Public Offering

Public Units

On December 15, 2020, the Company sold 34,500,000 units at a price of $10.00 per unit (the “Units”), including 4,500,000 Units as a result of the underwriters’ full exercise of their over-allotment option, generating gross proceeds of $345,000,000. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fifth of one redeemable Class A common stock purchase warrant (the “Warrants”). Each Whole Warrant entitles the holder to purchase one share of Class A common stock for $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the IPO Closing Date and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the

Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Company did not register the shares of common stock issuable upon exercise of the Warrants under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of common stock issuable upon exercise of the Warrants. The Company paid an upfront underwriting discount of 2.00% ($6,900,000) of the per Unit offering price to the underwriter at the IPO Closing Date, with an additional fee (the “Deferred Discount”) of 3.50% ($12,075,000) of the per Unit offering price payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination.

The public warrants issued as part of the Units are accounted for as liabilities as there are terms and features do not qualify for equity classification in ASC 815-40. The fair value of the public warrants at issuance date was a liability of $10,557,000. At December 31, 2020, the fair value has increased to $11,040,000. The change in fair value of $483,000 is reflected as an expense on the statement of operations.

All of the 34,500,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Given that the Class A Common Stock was issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A Common Stock classified as temporary equity is the allocated proceeds based on the guidance in ASC 470-20.

Our Class A Common Stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

As of December 31, 2020, the Class A Common Stock reflected on the balance sheet are reconciled in the following table:

As of December 31, 2020
Gross proceeds	$345,000,000
Less:
Proceeds allocated to public warrants	$(10,557,000)
Class A shares issuance costs	$(19,258,050)

Plus:
Accretion of carrying value to redemption value	$(29,815,050)

Contingently redeemable Class A Common Stock	$345,000,000

5.	Related Party Transactions

Founder Shares

On July 24, 2020, the Sponsor purchased 17,250,000 shares of Class F Common Stock for $25,000, or approximately $0.001 per share. On October 1, 2020, the Sponsor surrendered 8,625,000 Founder Shares to us for no consideration, on October 23, 2020, the Company effected a stock dividend with respect to its Class F Common Stock of 6,468,750 shares thereof and on November 13, 2020 the Sponsor surrendered 6,468,750 Founder Shares to us for no consideration, resulting in an aggregate of 8,625,000 outstanding shares of Class F Common Stock. As a result of such surrender, the per-share purchase price increased to approximately $0.003 per share. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the Public Offering. On September 11, 2020, the Sponsor transferred 25,000 Founder Shares to each of the independent directors at their original purchase price. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.

The sale of the Founders Shares is in the scope of ASC 718, “Compensation-Stock Compensation.” Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence. As of December 31, 2020, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied by the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.

Private Placement Warrants

The Sponsor purchased from the Company an aggregate of 4,450,000 warrants at a price of $2.00 per warrant (a purchase price of $8,900,000) in a private placement that occurred simultaneously with the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Business Combination.

The Private Placement Warrants have terms and provisions that are identical to those of the public warrants sold as part of the units in the Public Offering, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by the Sponsor or its permitted transferees.

If the Company does not complete a Business Combination, then the Private Placement Warrants proceeds will be part of the liquidation distribution to the public stockholders and the Private Placement Warrants will expire worthless.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans, if any, have registration rights (in the case of the Founder Shares, only after conversion of such shares to common shares) pursuant to a registration rights agreement entered into by the Company, the

Sponsor and the other security holders named therein on December 15, 2020. These holders will also have certain demand and “piggy back” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Sponsor Loan

On July 24, 2020, Company borrowed $300,000 by the issuance of an unsecured promissory note from the Sponsor for $300,000 to cover expenses related to the Public Offering. This Note was non-interest bearing and payable on the earlier of June 30, 2021 or the completion of the Public Offering. This Note was repaid in full upon the completion of the Public Offering.

Administrative Services Agreement

The Company entered into an administrative services agreement on December 10, 2020, pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 a month for office space, utilities and secretarial support. Services commenced on the date the securities were first listed on the Nasdaq Capital Market and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.

For the period commencing December 10, 2020 through December 31, 2020 the Company has paid the affiliate $13,548.

6.	Deferred Underwriting Compensation

The Company is committed to pay a deferred underwriting discount totaling $12,075,000 or 3.50% of the gross offering proceeds of the Public Offering, to the underwriters upon the Company’s consummation of a Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriters if there is no Business Combination.

7.	Income Taxes

Effective Tax Rate Reconciliation

The Company’s effective tax rates differ from the federal statutory rate primarily due to the fair value of warrants treated as liabilities for US GAAP reporting purposes and equity for tax purposes, which is not deductible for income tax purposes, for 2020. A reconciliation of the statutory federal income tax expense to the income tax expense from continuing operations provided at December 31, 2020 as follows:

From June 29, 2020 (inception) to December 31, 2020
Income tax expense/(benefit) at the federal statutory rate	$(320,777)
Warrant liability expense	166,845
Allocated expense for warrant issuance cost	127,659
State income taxes—net of federal income tax benefits	(4,892)
Change in valuation allowance	4,892

Total income tax expense (benefit)	$(26,273)

Current/Deferred Taxes

From June 29, 2020 (inception) to December 31, 2020
Current income tax expense
Federal	$—
State	—

Total current income tax expense	$—

Deferred income tax expense
Federal	$(26,273)
State	—

Total deferred income tax expense	$(26,273)

Provision for income taxes	$(26,273)

Deferred Tax Assets and Liabilities

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2020:

Period Ended December 31, 2020
Deferred tax assets
Accrued expenses	$14,608
Net operating losses	23,600

Total deferred tax assets	38,208
Valuation allowance	(4,892)

Net deferred tax assets	33,316

Deferred tax liabilities	—
Prepaids	(5,232)
Accrued income	(1,811)

Total deferred tax liabilities	(7,043)

Net deferred tax assets (liabilities)	$26,273

8.	Investments and cash held in Trust

As of December 31, 2020, investment securities in the Company’s Trust Account consisted of $15,525 in cash and $344,993,100 in money market funds.

9.	Fair Value Measurement

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.

Warrants

The Company has determined that warrants issued in connection with its initial public offering in December 2020 are subject to treatment as a liability. The Company utilizes a Monte Carlo simulation methodology to value the warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 1 and Level 2 inputs. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO Closing Date was derived from observable public warrant pricing on comparable ‘blank-check’ companies that recently went public in 2020 and 2021. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The Warrants were classified as Level 2 at the respective measurement dates.

The key inputs into the option model for the Private Placement Warrants and Public Warrants were as follows for the relevant periods:

	As of
	December 11, 2020[1]	December 31, 2020
Implied volatility	21%	21%
Risk-free interest rate	0.43%	0.43%
Warrant exercise price	$11.50	$11.50
Expected term	5.5	5.5

[1]	The date the Company was first listed on the Nasdaq and the date for which trade information is first available.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public and Private Warrants as of December 31, 2020 is classified as Level 2 due to the use of both observable inputs in an active market as well as quoted prices in active markets for similar assets and liabilities.

As of December 31, 2020, the aggregate values of the Private Placement Warrants and Public Warrants were $7.1 million and $11.0 million, respectively, based on the closing price of GHVIU on that date of $10.60.

The following table presents the changes in the fair value of warrant liabilities:

	Private placement warrants	Public warrants	Total warrant liabilities
Fair value when issued (December 11, 2020)	$6,808,500	$10,557,000	$17,365,500
Change in fair value from inception	$311,500	$483,000	$794,500
Fair value at December 31, 2020	$7,120,000	$11,040,000	$18,160,000

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	345,008,625	345,008,625	—	—
Public warrants	11,040,000	—	11,040,000	—
Private placement warrants	7,120,000	—	7,120,000	—

Total	$363,168,625	$345,008,625	$18,160,000	$—

10.	Stockholders’ Equity

Common Stock

The Company is authorized to issue 440,000,000 shares of common stock, consisting of 400,000,000 shares of Class A common stock, par value $0.0001 per share and 40,000,000 shares of Class F Common Stock, par value $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share of common stock and vote together as a single class. At December 31, 2020, there were 34,500,000 shares of Class A common stock and 8,625,000 shares of Class F Common Stock issued and outstanding, respectively.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2020, there were no shares of preferred stock issued and outstanding.

11.	Risk and Contingencies

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

12.	Subsequent Events

Management has performed an evaluation of subsequent events through May 18, 2021 of the financial statements, noting no items which require adjustment or disclosure other than those set forth in the preceding notes to the financial statements.

GORES HOLDINGS VI, INC.

BALANCE SHEET

	March 31, 2021 (unaudited)	December 31, 2020 (audited)
CURRENT ASSETS:
Cash and cash equivalents	$176,595	$633,266
Prepaid assets	835,981	897,754

Total current assets	1,012,576	1,531,020
Deferred tax asset	—	26,273
Investments and cash held in Trust Account	345,022,332	345,008,625

Total assets	$346,034,908	$346,565,918

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses, formation and offering costs	$2,659,357	$475,462
Related party note	600,000	—
State franchise tax accrual	50,000	55,241
Public warrants derivative liability	27,255,000	11,040,000
Private warrants derivative liability	17,577,500	7,120,000

Total current liabilities	48,141,857	18,690,703
Deferred underwriting compensation	12,075,000	12,075,000

Total liabilities	$60,216,857	$30,765,703

Commitments and Contingencies
Class A Common Stock subject to possible redemption, 34,500,000 shares (at redemption value of $10 per share)	345,000,000	345,000,000
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized	—	—
Class F Common Stock, $0.0001 par value; 40,000,000 shares authorized, 8,625,000 shares issued and outstanding	863	863
Additional paid-in-capital	—	—
Accumulated deficit	(59,182,812)	(29,200,648)

Total stockholders’ equity (deficit)	(59,181,949)	(29,199,785)

Total liabilities and stockholders’ equity (deficit)	$346,034,908	$346,565,918

See accompanying notes to the unaudited, interim financial statements.

GORES HOLDINGS VI, INC.

STATEMENT OF OPERATIONS

(Unaudited)

Three Months
Ended
March 31, 2021
Professional fees and other expenses	$(3,238,968)
State franchise taxes, other than income tax	(50,000)
Change in fair value of warrant liability	(26,672,500)

Net loss from operations	(29,961,468)
Other income—interest and dividend income	13,707

Loss before income taxes	(29,947,761)

Income tax expense	(26,273)

Net loss attributable to common shares	$(29,974,034)

Net loss per ordinary share:
Class A Common Stock—basic and diluted	$(0.70)

Class F Common Stock—basic and diluted	$(0.70)

See accompanying notes to the unaudited, interim financial statements.

GORES HOLDINGS VI, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Three Months Ended March 31, 2021

(Unaudited)

	Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at January 1, 2021	—	$—	8,625,000	$863	$—	$(29,200,648)	$(29,199,785)
Subsequent measurement under ASC 480-10-S99 against accumulated deficit	—	—	—	—	—	(8,130)	(8,130)
Net loss	—	—	—	—	—	(29,974,034)	(29,974,034)

Balance at March 31, 2021	—	$—	8,625,000	$863	$0	$(59,182,812)	$(59,181,949)

See accompanying notes to the unaudited, interim financial statements

GORES HOLDINGS VI, INC.

STATEMENT OF CASH FLOWS

(Unaudited)

Three Months
Ended
March 31, 2021
Cash flows from operating activities:
Net loss	$(29,974,034)
Changes in state franchise tax accrual	(5,241)
Changes in prepaid assets	61,773
Changes in accrued expenses, formation and offering costs	2,183,895
Change in fair value of warrant liability	26,672,500
Changes in deferred income tax	26,273

Net cash used in operating activities	(1,034,834)

Cash used in investing activities:
Interest and dividends reinvested in the Trust Account	(13,707)

Net cash used in investing activities	(13,707)

Cash flows from financing activities:
Proceeds from notes and advances payable – related party	600,000
Payment of issuance expenses	(8,130)

Net cash provided by financing activities	591,870

Increase in cash	(456,671)
Cash at beginning of period	633,266

Cash at end of period	$176,595

Supplemental disclosure of income and franchise taxes paid:
Cash paid for income and state franchise taxes	$55,241

See accompanying notes to the unaudited, interim financial statements.

GORES HOLDINGS VI, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

1.	Organization and Business Operations

Organization and General

Gores Holdings VI, Inc. (the “Company”) was incorporated in Delaware on June 29, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has neither engaged in any operations nor generated any revenue to date. The Company’s management has broad discretion with respect to the Business Combination. The Company’s Sponsor is Gores Sponsor VI, LLC, a Delaware limited liability company (the “Sponsor”). The Company has selected December 31st as its fiscal year-end.

The Company completed the Public Offering on December 15, 2020 (the “IPO Closing Date”). The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. Subsequent to the Public Offering, the Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).

Proposed Matterport Business Combination

On February 7, 2021, the Company entered into a Merger Agreement, by and among the Company, First Merger Sub, Second Merger Sub, and Matterport, which provides for, among other things: (a) the First Merger; and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Second Merger. The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by the Company’s Amended and Restated Certificate of Incorporation.

The Merger Agreement and the transactions contemplated thereby were unanimously approved by the Board of Directors of the Company on February 7, 2021 and the Matterport Board on February 7, 2021.

The Merger Agreement

Merger Consideration

Pursuant to the terms of the Merger Agreement, at the effective time of the First Merger (the “Effective Time”), each share of Matterport’s common stock, par value $0.001 per share (“Matterport Common Stock”), will be converted into the right to receive a number of newly-issued shares of the Company’s Class A common stock, par value $0.0001 per share (“Company Class A common stock”), equal to the Per Share Company Common Stock Consideration (as defined in the Merger Agreement) and each share of Matterport’s preferred stock, par value $0.001 per share (“Matterport Preferred Stock”), will be converted into the right to receive a number of newly-issued shares of Company Class A common stock equal to the Per Share Company Preferred Stock Consideration (as defined in the Merger Agreement). Pursuant to the terms of the Merger Agreement, the Company is required to use reasonable best efforts to cause the shares of Company Class A common stock to be issued in connection with the transactions contemplated by the Merger Agreement (the “Business Combination”) to be listed on the Nasdaq Capital Market (the “Nasdaq”) at the closing of the Business Combination.

Pursuant to the Merger Agreement, the aggregate merger consideration payable at the closing of the Business Combination to all of the stockholders and holders of equity awards of Matterport will be an aggregate number of shares, or equity awards exercisable for shares, of Company Class A common stock (deemed to have a value of $10.00 per share) equal to $2,188,750,000, divided by $10.00.

In addition to the consideration to be paid at the closing of the Business Combination, stockholders of Matterport will be entitled to receive their pro rata share of an additional number of earn-out shares from the Company, issuable in Company Class A common stock and subject to the terms provided in the Merger Agreement, up to an aggregate of 23,460,000 shares collectively issuable to all Matterport equity holders.

Treatment of Matterport’s Equity Awards

Pursuant to the Merger Agreement, at the closing of the Business Combination, each of Matterport’s stock options, to the extent then outstanding and unexercised, will automatically be converted into (a) an option to acquire a certain number of shares of Company Class A common stock (pursuant to a ratio based on the Per Share Company Common Stock Consideration), at an adjusted exercise price per share and (b) the right to receive a pro rata portion of a number of earn-out shares from the Company, issuable in Company Class A common stock and subject to the terms provided in the Merger Agreement (including that such right to receive earn-out shares is conditional on the holder continuing to provide services to the Company), up to an aggregate of 23,460,000 shares collectively issuable to all Matterport equity holders. Each such converted option will be subject to the same terms and conditions as were applicable immediately prior to such conversion.

Pursuant to the Merger Agreement, at the closing of the Business Combination, each of Matterport’s restricted stock units, to the extent then unvested and outstanding, will automatically be converted into (a) an award of restricted stock units covering a certain number of shares of Company Class A common stock (pursuant to a ratio based on the Per Share Company Common Stock Consideration) and (b) the right to receive a pro rata portion of a number of earn-out shares from the Company, issuable in Company Class A common stock and subject to the terms provided in the Merger Agreement (including that such right to receive earn-out shares is conditional on the holder continuing to provide services to the Company), up to an aggregate of 23,460,000 shares collectively issuable to all Matterport equity holders. Each such converted restricted stock unit will be subject to the same terms and conditions as were applicable immediately prior to such conversion.

Private	Placement Subscription Agreements

On February 7, 2021, the Company entered into subscription agreements (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with certain investors, including certain individuals (each, an “Individual Investor Subscription Agreement”), institutional investors (each, an “Institutional Investor Subscription Agreement”) and Gores Sponsor VI LLC (the “Sponsor”), pursuant to which the investors have agreed to purchase an aggregate of 29,500,000 shares of Class A common stock in a private placement for $10.00 per share (the “Private Placement”). The proceeds from the Private Placement will remain on the Company’s balance sheet following the consummation of the Business Combination.

Each Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied or waived on or prior to the closing and, as a result thereof, the transactions contemplated by such Subscription Agreement are not consummated at the closing; and (d) if the closing of the Business Combination shall not have occurred by September 7, 2021. As of the date hereof, the shares of Class A common stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company will, within 30 days after the closing, file with the Securities and Exchange Commission (“SEC”) a registration statement (the “Post-Closing Registration Statement”) registering the resale of such shares of Class A Common Stock and will use its commercially reasonable efforts to have such Post-Closing Registration Statement declared effective as soon as practicable after the filing thereof.

The subscription agreements are accounted for as equity given that the shares are only contingently issuable. There is no impact on basic or diluted net income/(loss) per share.

Financing

Upon the IPO Closing Date and the sale of the Private Placement Warrants, an aggregate of $345,000,000 was placed in a Trust Account with Continental Stock Transfer & Trust Company (the “Trust Account”) acting as Trustee.

The Company intends to finance the Proposed Business Combination with the net proceeds from its $345,000,000 Public Offering and its sale of $8,900,000 of Private Placement Warrants.

Trust Account

Funds held in the Trust Account can be invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government obligations. As of March 31, 2021, the ( consisted of cash and money market funds.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”) for a maximum 24 months and/or additional amounts necessary to pay franchise and income taxes, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the Business Combination; or (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the IPO Closing Date; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the IPO Closing Date, subject to the requirements of law and stock exchange rules.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination. The Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest income earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination, including the Proposed Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under Nasdaq rules. If the

Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. Currently, the Company will not redeem its public shares of common stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares of common stock and the related Business Combination, and instead may search for an alternate Business Combination. For business and other reasons, the Company has elected to provide its stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote to approve the Proposed Business Combination rather than a tender offer.

As a result of the foregoing redemption provisions, the public shares of common stock will have been recorded at redemption amount and classified as temporary equity, in accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) in subsequent periods.

The Company will have 24 months from the IPO Closing Date to complete its Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest income, but less taxes payable (less up to $100,000 of such net interest income to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire public shares of common stock, they will be entitled to a pro rata share of the Trust Account in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 2021 and the results of operations and cash flows for the periods presented. Operating results for the three months ended March 31, 2021 are not necessarily indicative of results that may be expected for the full year or any other period. The Company was formed on June 29, 2020. Therefore, these financials statements do not include comparative statements to prior 2020 periods.

Net Income/(Loss) Per Common Share

The Company has two classes of shares, which are referred to as Class A Common Stock (the “Common Stock”) and Class F Common Stock (the “Founders Shares”). Earnings and losses are shared pro rata between the two classes of shares. Private and public warrants to purchase 11,350,000 shares of Common Stock at $11.50 per share were issued on December 15, 2020. No warrants were exercised during the three months ended March 31, 2021. The 11,350,000 potential common shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share in 2021 as the Company had a net loss for the period. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the period.

	Three Months Ended March 31, 2021
	Class A	Class F
Basic and diluted net income/(loss) per share:
Numerator:
Allocation of net income/(loss)	$(23,985,731)	$(5,996,433)

Denominator:
Weighted-average shares outstanding	34,500,000	8,625,000
Basic and diluted net income/(loss) per share	$(0.70)	$(0.70)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution as well as the Trust Account, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” (“ASC 820”) approximates the carrying amounts represented in the balance sheet.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to our Public Offering and were charged to equity upon the completion of our Public Offering.

Redeemable Common Stock

As discussed in Note 4, all of the 34,500,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated

certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all Class A Common Stock has been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

For those liabilities or benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax liabilities as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2021.

The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests. Periodically, the Company may maintain balances in various operating accounts in excess of federally insured limits.

Investments and Cash Held in Trust Account

At March 31, 2021, the Company had $345,022,332 in the Trust Account which may be utilized for Business Combinations. At March 31, 2021, the Trust Account consisted of cash and money market funds.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the IPO Closing Date; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the IPO Closing Date, subject to the requirements of law and stock exchange rules.

Warrant Liability

The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the Company’s the statement of operations. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Recently Issued Accounting Pronouncements Not Yet Adopted

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated on a regular basis or if a business combination is completed where the impact could be material.

Going Concern Consideration

If the Company does not complete its Business Combination by December 15, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $100,000 of such net interest which may be distributed to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering. In addition, if the Company fails to complete its Business Combination by December 15, 2022, there will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless.

In addition, at March 31, 2021 and December 31, 2020, the Company had current liabilities of $48,141,857 and $18,690,703, respectively and working capital of ($47,129,281) and ($17,159,683), the balances of which are primarily related to warrants we have recorded as liabilities as described in Notes 2, 3 and 4. Other amounts related to accrued expenses owed to professionals, consultants, advisors and others who are working on seeking a Business Combination as described in Note 1. Such work is continuing after March 31, 2021 and amounts are continuing to accrue.

3.	Public Offering

Public Units

On December 15, 2020, the Company sold 34,500,000 units at a price of $10.00 per unit (the “Units”), including 4,500,000 Units as a result of the underwriters’ full exercise of their over-allotment option, generating gross proceeds of $345,000,000. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fifth of one redeemable Class A common stock purchase warrant (the “Warrants”). Each Whole Warrant entitles the holder to purchase one share of Class A common stock for $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the IPO Closing Date and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Company did not register the shares of common stock issuable upon exercise of the Warrants under the Securities Act or any state securities law. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of common stock issuable upon exercise of the Warrants. The Company paid an upfront underwriting discount of 2.00% ($6,900,000) of the per Unit offering price to the underwriter at the IPO Closing Date, with an additional fee (the “Deferred Discount”) of 3.50% ($12,075,000) of the per Unit offering price payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination.

The public warrants issued as part of the Units are accounted for as liabilities as there are terms and features do not qualify for equity classification in ASC Topic 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity.” The fair value of the public warrants at December 31, 2020 was a liability of $11,040,000. At March 31, 2021, the fair value has increased to $27,255,000. The change in fair value of $16,215,000 is reflected as an expense in the statement of operations.

All of the 34,500,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Given that the Class A Common Stock was issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A Common Stock classified as temporary equity is the allocated proceeds based on the guidance in ASC 470-20.

Our Class A Common Stock are subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

As of March 31, 2021, the Class A Common Stock reflected on the balance sheet are reconciled in the following table. The accretion of carrying value to redemption value was recognized on December 31, 2020, and there has been $8,130 of additional accretion for the three months ended March 31, 2021:

As of March 31, 2021
Gross proceeds	$345,000,000
Less:
Proceeds allocated to public warrants	$(10,557,000)
Class A shares issuance costs	$(19,266,180)

Plus:
Accretion of carrying value to redemption value	$(29,823,180)

Contingently redeemable Class A Common Stock	$345,000,000

4.	Related Party Transactions

Founder Shares

On July 24, 2020, the Sponsor purchased 17,250,000 shares of Class F Common Stock for $25,000, or approximately $0.001 per share. On October 1, 2020, the Sponsor surrendered 8,625,000 Founder Shares to us for no consideration, on October 23, 2020, the Company effected a stock dividend with respect to its Class F Common Stock of 6,468,750 shares thereof and on November 13, 2020 the Sponsor surrendered 6,468,750 Founder Shares to us for no consideration, resulting in an aggregate of 8,625,000 outstanding shares of Class F Common Stock. As a result of such surrender, the per-share purchase price increased to approximately $0.003 per share. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the Public Offering. On September 11, 2020, the Sponsor transferred 25,000 Founder Shares to each of the independent directors at their original purchase price. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.

The sale of the Founders Shares is in the scope of ASC 718, “Compensation-Stock Compensation.” Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2020, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.

Private Placement Warrants

The Sponsor purchased from the Company an aggregate of 4,450,000 warrants at a price of $2.00 per warrant (a purchase price of $8,900,000) in a private placement that occurred simultaneously with the Public

Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Business Combination.

The Private Placement Warrants have terms and provisions that are identical to those of the public warrants sold as part of the units in the Public Offering, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by the Sponsor or its permitted transferees.

If the Company does not complete a Business Combination, then the Private Placement Warrants proceeds will be part of the liquidation distribution to the public stockholders and the Private Placement Warrants will expire worthless. Consistent with the public warrants, the private warrants are accounted for as liabilities under ASC Topic 814-40, due to their terms.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans, if any, have registration rights (in the case of the Founder Shares, only after conversion of such shares to common shares) pursuant to a registration rights agreement entered into by the Company, the Sponsor and the other security holders named therein on December 15, 2020. These holders will also have certain demand and “piggy back” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Sponsor Loan

On July 24, 2020, Company borrowed $300,000 by the issuance of an unsecured promissory note from the Sponsor for $300,000 to cover expenses related to the Public Offering. This Note was non-interest bearing and payable on the earlier of June 30, 2021 or the completion of the Public Offering. This Note was repaid in full upon the completion of the Public Offering.

On March 19, 2021, the Sponsor made available to the Company a loan of up to $2,000,000 pursuant to a promissory note issued by the Company to the Sponsor. The proceeds from the note will be used for on-going operational expenses and certain other expenses in connection with the Proposed Business Combination. The note is unsecured, non-interest bearing and matures on the earlier of: (i) January 31, 2022 or (ii) the date on which the Company consummates the Proposed Business Combination. As of March 31, 2021, the amount advanced by Sponsor to the Company was $600,000.

Administrative Services Agreement

The Company entered into an administrative services agreement on December 10, 2020, pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 a month for office space, utilities and secretarial support. Services commenced on the date the securities were first listed on the Nasdaq Capital Market and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.

For the three months ended March 31, 2021 the Company has paid the affiliate $60,000.

5.	Deferred Underwriting Compensation

The Company is committed to pay a deferred underwriting discount totaling $12,075,000 or 3.50% of the gross offering proceeds of the Public Offering, to the underwriters upon the Company’s consummation of a Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriters if there is no Business Combination.

6.	Income Taxes

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The Company’s effective tax rates differ from the federal statutory rate primarily due to the fair value on instruments treated as debt for GAAP and equity for tax purposes, which is not deductible for income tax purposes, for 2021.

The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

The Company has evaluated tax positions taken or expected to be taken in the course of preparing the financial statements to determine if the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more likely than not” threshold would be recorded as a tax benefit or expense in the current year. The Company has concluded that there was no impact related to uncertain tax positions on the results of its operations for the period ended March 31, 2021. As of March 31, 2021, the Company has no accrued interest or penalties related to uncertain tax positions. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s conclusions regarding tax positions will be subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analyses of tax laws, regulations, and interpretations thereof.

7.	Investments and Cash Held in Trust

As of March 31, 2021, investment securities in the Company’s Trust Account consist of $345,022,332 in cash and money market funds.

8.	Fair Value Measurement

The Company complies with ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.

Warrants

The Company has determined that warrants issued in connection with its initial public offering in December 2020 are subject to treatment as a liability. The Company utilizes a Monte Carlo simulation methodology to value the warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 1 and Level 2 inputs. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO Closing Date was derived from observable public warrant pricing on comparable ‘blank-check’ companies that recently went public in 2020 and 2021. At March 31, 2021, there were observable transactions in the Company’s public warrants and correspondingly an implied volatility. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The Warrants were classified as Level 2 at the respective measurement dates.

The key inputs into the option model for the Private Placement Warrants and Public Warrants were as follows for the relevant periods:

	As of
	December 31, 2020	March 31, 2021
Volatility	21.0%	13.0%
Risk-free interest rate	0.43%	1.00%
Warrant exercise price	$11.50	$11.50
Expected term	5.5	5.35

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public and Private Warrants as of March 31, 2021 and December 31, 2020 are classified as Level 2 due to the use of both observable inputs in an active market as well as quoted prices in active markets for similar assets and liabilities.

As of March 31, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were

$17.6 million and $27.3 million, respectively, based on the closing price of GHVIW on that date of $3.95.

As of December 31, 2020, the aggregate values of the Private Placement Warrants and Public Warrants were $7.1 million and $11.0 million, respectively, based on the closing price of GHVIU on that date of $10.60.

The following table presents the changes in the fair value of warrant liabilities:

	Private placement warrants	Public warrants	Total warrant liabilities
Fair value at December 31, 2020	$7,120,000	$11,040,000	$18,160,000
Change in fair value	10,457,500	16,215,000	26,672,500
Fair value at March 31, 2021	$17,577,500	$27,255,000	$44,832,500

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	March 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	345,022,332	345,022,332	—	—
Public warrants	27,255,000	—	27,255,000	—
Private placement warrants	17,577,500	—	17,577,500	—

Total	$389,854,832	$345,022,332	$44,832,500	$—

9.	Stockholders’ Equity

Common Stock

The Company is authorized to issue 440,000,000 shares of common stock, consisting of 400,000,000 shares of Class A common stock, par value $0.0001 per share and 40,000,000 shares of Class F Common Stock, par value $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share of common stock and vote together as a single class. At March 31, 2021, there were 34,500,000 shares of Class A common stock and 8,625,000 shares of Class F Common Stock issued and outstanding, respectively.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At March 31, 2021, there were no shares of preferred stock issued and outstanding.

10.	Risk and Contingencies

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

11.	Subsequent Events

Management has performed an evaluation of subsequent events through May 27, 2021 of the financial statements, noting no items which require adjustment or disclosure other than those set forth in the preceding notes to the financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Matterport, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Matterport, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and December 31, 2019, and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and December 31, 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

April 5, 2021

We have served as the Company’s auditor since 2019.

MATTERPORT, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND 2019

(In thousands, except share and per share data)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$51,850	$8,424
Restricted cash	400	1,728
Accounts receivable, net of allowance of $799 and $337 as of December 31, 2020 and 2019, respectively	3,924	1,507
Inventories	3,646	1,901
Prepaid expenses and other current assets	2,453	1,784

Total current assets	62,273	15,344
Property and equipment, net	8,210	7,970
Other assets	1,369	919

Total assets	$71,852	$24,233

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,434	$2,893
Current portion of long-term debt	8,215	6,748
Deferred revenue	4,606	2,146
Accrued expenses and other current liabilities	6,995	3,138

Total current liabilities	23,250	14,925
Long-term debt	4,502	7,630
Deferred revenue, noncurrent	297	227
Other long-term liabilities	335	102

Total liabilities	28,384	22,884

Commitments and contingencies (Note 6)
Redeemable convertible preferred stock, $0.001 par value;
30,443,413 shares and 23,922,758 shares authorized as of December 31, 2020 and 2019, respectively; 30,340,098 shares and 23,922,109 shares issued and outstanding as of December 31, 2020 and 2019, respectively; and liquidation preference of $166,131 and $112,778 as of December 31, 2020 and 2019, respectively	164,168	110,978
Stockholders’ deficit:
Common stock, $0.001 par value;
56,000,000 shares and 46,000,000 shares authorized as of December 31, 2020 and 2019, respectively; and 9,463,182 shares and 7,800,411 shares issued and outstanding as of December 31, 2020 and 2019, respectively	10	8
Additional paid-in capital	9,153	5,866
Accumulated other comprehensive income	135	36
Accumulated deficit	(129,998)	(115,539)

Total stockholders’ deficit	(120,700)	(109,629)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$71,852	$24,233

The accompanying notes are an integral part of these consolidated financial statements.

MATTERPORT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(In thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Revenue:
Subscription	$41,558	$24,528
License	3,500	—
Services	7,702	2,869
Product	33,124	18,612

Total revenue	85,884	46,009
Costs of revenue:
Subscription	11,445	7,592
License	69	—
Services	6,131	2,394
Product	20,300	13,876

Total costs of revenue	37,945	23,862

Gross profit	47,939	22,147

Operating expenses:
Research and development	17,710	17,195
Selling, general, and administrative	41,791	35,350

Total operating expenses	59,501	52,545

Loss from operations	(11,562)	(30,398)
Other income (expense):
Interest income	19	229
Interest expense	(1,501)	(1,482)
Other (expense) income, net	(900)	(244)

Total other income (expense)	(2,382)	(1,497)

Loss before provision for income taxes	(13,944)	(31,895)
Provision for income taxes	77	65
Net loss	(14,021)	(31,960)

Net loss per share attributable to common stockholders, basic and diluted	$(1.76)	$(4.23)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	7,972,543	7,551,894

Other comprehensive income, net of tax:
Foreign currency translation gain	99	101

Comprehensive loss	$(13,922)	$(31,859)

The accompanying notes are an integral part of these consolidated financial statements.

Matterport, Inc.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2019	17,555,099	$61,282	7,295,519	$7	$3,484	$(65)	$(83,579)	$(80,153)
Net loss	—	—	—	—	—	—	(31,960)	(31,960)
Other comprehensive income	—	—	—	—	—	101	—	101
Conversion of convertible note to Series C redeemable convertible preferred stock	2,517,665	17,834	—	—	—	—	—	—
Issuance of Series D redeemable convertible preferred stock, net of issuance costs	3,849,345	31,862	—	—	—	—	—	—
Issuance of common stock warrants, net of issuance costs	—	—	—	—	28	—	—	28
Issuance of common stock upon exercise of stock options	—	—	504,892	1	468	—	—	469
Stock-based compensation	—	—	—	—	1,886	—	—	1,886

Balance as of December 31, 2019	23,922,109	$110,978	7,800,411	$8	$5,866	$36	$(115,539)	$(109,629)
Net loss	—	—	—	—	—	—	(14,021)	(14,021)
Other comprehensive income	—	—	—	—	—	99	—	99
Conversion of convertible note to Series D redeemable convertible preferred stock	1,148,010	9,501	—	—	—	—	—	—
Issuance of Series D redeemable convertible preferred stock net of issuance costs	5,269,979	43,689	—	—	—	—	—	—
Issuance of common stock warrants net of issuance costs	—	—	—	—	55	—	—	55
Issuance of common stock upon exercise of stock options	—	—	1,770,616	2	1,537	—	—	1,539
Settlement of vested stock options	—	—	—	—	(956)	—	—	(956)
Repurchase and retirement of common stock	—	—	(107,845)	—	—	—	(438)	(438)
Stock-based compensation	—	—	—	—	2,651	—	—	2,651

Balance as of December 31, 2020	30,340,098	$164,168	9,463,182	$10	$9,153	$135	$(129,998)	$(120,700)

The accompanying notes are an integral part of these consolidated financial statements.

MATTERPORT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS DECEMBER 31, 2020 AND 2019

(In thousands)

	Year Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(14,021)	$(31,960)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,778	4,224
Amortization of debt discount	223	200
Stock-based compensation, net of amounts capitalized	2,505	1,830
Loss on extinguishment of debt and convertible note	955	55
Allowance for doubtful accounts	846	356
Other	(4)	160
Changes in operating assets and liabilities:
Accounts receivable	(3,264)	(968)
Inventories	(1,731)	440
Prepaid expenses and other assets	(1,109)	(1,409)
Accounts payable	616	(240)
Deferred revenue	2,524	716
Other liabilities	4,085	(230)

Net cash used in operating activities	(3,597)	(26,826)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(30)	(553)
Capitalized software and development costs	(4,854)	(4,317)

Net cash used in investing activities	(4,884)	(4,870)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from the issuance of redeemable convertible preferred stock, net of issuance costs	43,689	31,862
Proceeds from exercise of stock options	1,538	466
Settlement of vested stock options	(956)	—
Repurchase of common stock	(438)	—
Proceeds from debt	6,302	6,000
Proceeds from convertible notes, net of issuance costs	8,457	—
Repayment of debt	(8,049)	(4,132)
Other	(81)	(26)

Net cash provided by financing activities	50,462	34,170

Net change in cash, cash equivalents, and restricted cash	41,981	2,474
Effect of exchange rate changes on cash	117	107
Cash, cash equivalents, and restricted cash at beginning of year	10,152	7,571

Cash, cash equivalents, and restricted cash at end of year	$52,250	$10,152

Supplemental disclosures of cash flow information
Cash paid for interest	$1,071	$1,274
Cash paid for income taxes	$52	$24
Supplemental disclosures of non-cash investing and financing information
Exchange of convertible notes for redeemable convertible preferred stock	$9,501	$17,834

The accompanying notes are an integral part of these consolidated financial statements.

MATTERPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Matterport, Inc. and its subsidiaries (collectively, “Matterport” or the “Company”) is the world’s leading platform for the digitization and datafication of the built world. Matterport’s pioneering technology has set the standard for digitizing, accessing and managing buildings, spaces and places online. Matterport’s platform comprising innovative software, spatial data-driven data science, and 3D capture technology has broken down the barriers that have kept the largest asset class in the world, buildings and physical spaces, offline and underutilized for so long. The Company was incorporated in the state of Delaware in 2011. The Company is headquartered at Sunnyvale, California. Operating results are presented as of and for the years ended on December 31, 2020 and 2019.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements and accompanying notes. Significant estimates include assumptions related to the fair value of common stock and other assumptions used to measure stock-based compensation, valuation of deferred tax assets, net realizable value of inventories reserves, allowance for doubtful accounts, and the determination of stand-alone selling price (“SSP”) of various performance obligations. As of December 31, 2020, future impact of the COVID-19 pandemic on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, impact on the Company’s subscribers and their spending habits, impact on the Company’s marketing efforts, and effect on the Company’s suppliers, all of which are uncertain and cannot be predicted with certainty. As a result, many of the Company’s estimates and assumptions required increased judgment and these estimates may change materially in future periods.

Management evaluates its estimates and assumptions on an ongoing basis using historical experience and various other factors, including the current economic environment, which management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company adjusts such estimates and assumptions when dictated by facts and circumstances. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the consolidated financial statements in future periods. Actual results may differ materially from those estimates.

Segment information

The Company manages its operations and allocates resources as a single operating segment. Further, the Company manages, monitors, and reports its financial results as a single reporting segment. The Company’s chief operating decision-maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources. For revenue by geography, please refer to Note 3. Substantially, all of the Company’s long-lived assets are located in the United States.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash balances in accounts held by major banks and financial institutions located in the United States. Such bank deposits from time to time may be exposed to credit risk in excess of the Federal Deposit Insurance Corporation insurance limit, and the Company considers such risk to be minimal.

The Company’s accounts receivable is derived from customers located both inside and outside the United States. The Company mitigates its credit risks by performing ongoing credit evaluations of the financial condition of its customers and requires advance payment from customers in certain circumstances. The Company generally does not require collateral from its customers. No customer accounted for more than 10% of the Company’s total accounts receivable at December 31, 2020 and 2019. No customer accounted for more than 10% of the Company’s total revenue for the years ended December 31, 2020 and 2019.

Liquidity and Capital Resources

The Company has incurred net losses of $14.0 million and $32.0 million for the years ended December 31, 2020 and, 2019, respectively. The Company has historically funded the net cash needed for operating and investing activities through the sale of equity and through debt financing. Before considering management’s plans described below, the Company expects that its cash and cash and cash equivalents will be sufficient to fund its forecasted operating expenses, working capital requirements and capital expenditures through the first quarter of 2022. The Company plans to raise additional liquidity in connection with the completion of the Business Combination (see Note 15). If the Company is unable to complete the Business Combination, the Company’s plan is to cease increasing spending levels for labor, and sales and marketing programs, and will also reduce discretionary spending, including reducing its direct and indirect labor, reducing sales and marketing costs and focusing its available capital on a reduced number of prioritized activities and programs, in order to have sufficient liquidity to fund its operations for at least one year from the date of the issuance of these financial statements.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash on hand and amounts on deposits with financial institutions.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the consolidated balance sheets as of December 31, 2020 and 2019, and which, in aggregate, represent the amount reported on the consolidated statements of cash flows (in thousands):

	December 31,
	2020	2019
Cash and cash equivalents	$51,850	$8,424
Restricted cash	400	1,728

Total cash, cash equivalents, and restricted cash	$52,250	$10,152

The Company had restricted cash of $0.4 million and $1.7 million as of December 31, 2020 and 2019, respectively. The restricted cash of $0.4 million as of December 31, 2020 is related to cash deposits restricted under the 2020 Term Loan, and the restricted cash of $1.7 million as of December 31, 2019 is related to cash held as cash deposits to secure credit card charges from customers. The cash deposit was returned to the Company during 2020.

Accounts Receivable, Net

Accounts receivable consists of current trade receivables due from customers recorded at the invoiced amount, net of allowances for doubtful accounts.

The Company’s accounts receivable primarily represent amounts due from customers arising from revenue and are stated at the amount the Company expects to collect from outstanding balances. On a periodic basis, the Company evaluates accounts receivable estimated to be uncollectible and provides allowances, as necessary, for doubtful accounts. As of December 31, 2020 and 2019, the allowance for doubtful accounts was $0.8 million and $0.3 million, respectively.

Fair Value Measurement

The Company accounts for certain of its financial assets and liabilities at fair value. The Company uses a three-level hierarchy, which prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. Fair value focuses on an exit price and is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with investing in those financial instruments.

The three-level hierarchy for fair value measurements is defined as follows:

Level 1 — Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company has investments in U.S. treasury bills, and they were classified as cash equivalents on the consolidated balance sheets. The Company classifies the U.S. treasury bills within Level 1 because the Company uses quoted prices and models to determine their fair value. The Company’s assets and liabilities that were measured at fair value on a recurring basis were as follows (in thousands):

	December 31, 2020
Description:	Total	Level 1	Level 2	Level 3
Cash equivalents:
U.S. Treasury securities	$43,116	$43,116	$—	$—

Total cash equivalents	$43,116	$43,116	$—	$—

	December 31, 2019
Description:	Total	Level 1	Level 2	Level 3
Cash equivalents:
U.S. Treasury securities	$2,963	$2,963	$—	$—

Total cash equivalents	$2,963	$2,963	$—	$—

Accounts receivable and accounts payable are carried at cost, which approximates fair value due to the short maturity of these instruments. Short-term and long-term debt is carried at amortized cost, which approximates its fair value based on borrowing rates as of December 31, 2020 available to the Company for loans with similar terms. The fair value of the Company’s debt is determined based on Level 2 inputs using primarily observable markets.

Inventories

Inventories consist primarily of finished goods, assemblies, and raw materials. Assemblies are generally purchased from contract manufacturers. Inventories are valued at the lower of cost or net realizable value. Costs are determined using standard cost, which approximates actual cost on a first-in, first-out basis. The Company assesses the valuation of inventory and periodically adjusts the value for estimated excess and obsolete inventory based upon estimates of future demand and market conditions, as well as damaged or otherwise impaired goods.

The Company recorded a provision for excess and obsolete inventory to cost of revenue totaling $0.1 million in the years ended December 31, 2020 and 2019.

Property and Equipment, Net

Property and equipment are stated at cost, less accumulated depreciation and are depreciated on a straight-line basis over their estimated useful lives as follows:

Machinery and equipment	2 - 7 years
Furniture and fixtures	3 years
Capitalized software and development costs	3 years
Leasehold improvements	Shorter of remaining lease term or 10 years

Upon retirement or sale, the cost and related accumulated depreciation are removed from the consolidated balance sheets and the resulting gain or loss is reflected in general and administrative expenses in the consolidated statements of operations and comprehensive loss. Maintenance and repairs are charged to operations as incurred.

Long-Lived Assets, Net

The Company evaluates the recoverability of its property and equipment and finite-lived intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review determines that the carrying amount of specific property and equipment is not recoverable, the carrying amount of such assets is reduced to its fair value. There was no impairment of long-lived assets for the years ended December 31, 2020 and 2019.

Acquired property and equipment and finite-lived intangible assets are amortized over their useful lives. The Company evaluates the estimated remaining useful life of these assets when events or changes in circumstances warrant a revision to the remaining period of amortization. If the Company revises the estimated useful life assumption for any asset, the remaining unamortized balance is amortized or depreciated over the revised estimated useful life on a prospective basis.

Comprehensive Loss and Foreign Currency Translation

The functional currency of Matterport, Inc. and its wholly owned subsidiary in Singapore is the U.S. dollar. Matterport, Inc.’s United Kingdom (“U.K.”) subsidiary uses the British Pound as its functional currency to maintain its books and records. Matterport, Inc., therefore, translates its monetary assets and liabilities for its subsidiaries with a functional currency other than the U.S. dollar by using the applicable exchange rate as of the consolidated balance sheet date, and the consolidated statements of operations and comprehensive loss and consolidated statements of cash flows are translated at average exchange rates during the reporting period. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the consolidated financial statements are recorded as accumulated other comprehensive income or loss.

For transactions that occur in a foreign currency other than the functional currency of Matterport, Inc. or its subsidiaries, the Company records the transaction at the applicable rate on the date of recognition. Monetary assets and liabilities are remeasured at each consolidated balance sheet date until settled and changes are reported as transaction gains or losses in other income (expense), net in the consolidated statements of operations and comprehensive loss.

Revenue Recognition

The Company adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, on January 1, 2019, using the full retrospective method. The Company determines the amount of revenue to be recognized through the application of the following steps: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied. In accordance with ASC 606, the Company recognizes revenue upon transfer of control of goods or services to customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Nature of Revenue

The Company recognizes revenue from subscription, license, services and sale of products.

Subscription — Revenues comprises of fees that provide customer access to ordered subscription services. Customers have the ability to select from several levels of subscription to the Matterport platform (“Subscription Levels”). Each selected Subscription Level includes Subscription Level-specific features and Subscription Level-specific pricing for add-ons that are available to the user at any time during the subscription term.

Subscription fees are invoiced in advance of the service being provided to the customer. Typical payment terms provide that customers pay within 30 days of invoice. The portion of the transaction price allocated to the subscription is recognized ratably over the subscription term, which typically ranges from one month to a year as the Company’s management has concluded that the nature of the Company’s promise to the customer is to provide continuous access to the Matterport platform, which represents a stand-ready obligation provided throughout the subscription period. Annual and monthly subscriptions are renewed automatically at the end of each term.

The Company’s contracts with customers typically do not include termination rights for convenience, nor do they include terms with a significant financing component.

License — The Company provides a perpetual license to spatial data assets in exchange for a fixed license fee. The license represents right-to-use intellectual property and revenue is recognized at the point in time control of license transfers to the customer.

Services — The Company provides capture services of spatial data and other add-on services to existing subscription customers. Capture services and other add-on services are typically invoiced in arrears on a monthly basis as services are provided. The Company recognizes revenue as the services are delivered.

Product — The Company provides 3D capture cameras and third-party capture devices to customers. Cameras are invoiced upon shipment. The portion of the transaction price allocated to the camera is recognized upon control transferring to the customer. Revenue from sales to end users is recognized upon shipment, net of estimates of returns, as these buyers are entitled to return the camera within 30 days from the date of purchase for a full refund. These rights are accounted for as variable consideration and recognized as a reduction to the revenue recognized. Estimates of returns are made at contract inception and updated each reporting period. Revenue from sales to value-added resellers is recognized upon shipment and resellers do not have rights of return .

The Company accounts for shipping and handling activities related to contracts with customers as costs to fulfill the Company’s promise to transfer the associated products, rather than as a separate performance obligation. Accordingly, the Company records amounts billed for shipping and handling costs as a component of net product sales, and classifies such costs as a component of cost of products.

Arrangements with Multiple Performance Obligations

The Company’s contracts with customers frequently include multiple performance obligations that may consist of subscription, license, services and products. For these contracts, the transaction price is allocated to each performance obligation on a relative SSP. The SSP is the price at which the Company would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation.

The Company determines SSP based on the Company’s best estimates and judgments by considering its pricing strategies, historical selling price of these performance obligations in similar transactions, bundling and discounting practices, customer and geographic information, and other factors. More than one SSP may exist for individual goods and services due to the stratification of those goods and services, considering attributes such as the size of the customer and geographic region. The allocation of transaction price among performance obligations in a contract may impact the amount and timing of revenue recognized in the consolidated statements of operations and comprehensive loss during a given period.

Deferred Commission, Net

Incremental costs of obtaining a contract with a customer consist primarily of direct sales commissions incurred upon execution of the contract. These costs require capitalization under ASC 340-40, Other Assets and Deferred Costs — Contracts and Customers, and amortization over the estimated period over which the benefit is expected to be received as direct sales commissions paid for subscription renewals are not commensurate with the amounts paid for initial contracts. The Company applies the practical expedient and expenses commissions when incurred if the amortization period is one year or less. The capitalized direct commission costs are included in other assets on the Company’s consolidated balance sheets and the amortization of these costs is included in selling, general, and administrative in the Company’s consolidated statements of operations and comprehensive loss. Deferred commission, net was $0.8 million and $0.4 million for the years ended December 31, 2020 and 2019, respectively.

Advertising Costs

Advertising costs are expensed as incurred and included in selling, general, and administrative in the consolidated statements of operations and comprehensive loss. Advertising expense was $4.1 million and $6.6 million for the years ended December 31, 2020 and 2019, respectively.

Research and Development Costs

Research and development costs are expensed as incurred and consist primarily of salaries, consulting services, and other direct expenses.

Internal-Use Software Development Costs

The Company capitalizes certain costs related to developed or modified software solely for its internal use and cloud-based applications used to deliver the Matterport platform. The Company capitalizes costs during the application development stage once the preliminary project stage is complete, management authorizes and commits to funding the project, and it is probable that the project will be completed and that the software will be used to perform the function intended. Costs related to preliminary project activities and post-implementation activities are expensed as incurred.

Stock-Based Compensation

The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. For stock options with performance conditions, the Company records compensation expense when it is deemed probable that the performance condition will be met. The Company accounts for forfeitures as they occur. The Company selected the Black-Scholes option-pricing model as the method for determining the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

The Company calculates the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility — The Company estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.

Expected Term — The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Risk-Free Interest Rate — The risk-free interest rate is based on the implied yield available on U.S. Treasury zero coupon issues with a term that is equal to the options’ expected term at the grant date.

Dividend Yield — The Company has never declared or paid dividends and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Common Stock Valuation

In the absence of a public trading market for the Company’s common stock, on each grant date, the fair value of the Company’s common stock is determined by the Company’s board of directors with inputs from management, taking into account the most recent valuations from an independent third-party valuation specialist. The valuations of the Company’s common stock are determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The Company uses a hybrid method utilizing a combination of the option-pricing model and the probability weighted expected return method (“PWERM”) to allocate the Company’s equity value among outstanding common stock. After the allocation to the various classes of equity securities, a discount for lack of marketability is applied to arrive at a fair value of common stock. Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding the Company’s expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events.

Redeemable Convertible Preferred Stock

The Company records redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The Company classifies its redeemable convertible preferred stock as mezzanine equity outside of stockholders’ deficit when the stock contains contingent redemption features that are not solely within the Company’s control. The Company does not adjust the carrying values of shares of its redeemable convertible preferred stock to the liquidation preferences of such shares until it is reasonably certain that the event that would obligate the Company to pay the liquidation preferences to the holders of the redeemable convertible preferred stock will occur.

Common Stock Warrants

The Company generally accounts for warrants issued in connection with debt and equity financings as a component of equity unless the warrants include a conditional obligation to issue a variable number of shares or if there is a deemed possibility that the Company may need to settle the warrants in cash, in which case the Company records the fair value of the warrants as a liability. All the Company’s outstanding warrants as of December 31, 2020 and 2019, were classified as equity.

Income Taxes

The Company utilizes the asset and liability method for computing its income tax provision. Deferred tax assets and liabilities reflect the expected future consequences of temporary differences between the financial reporting and tax bases of assets and liabilities as well as operating loss, capital loss, and tax credit carryforwards, using enacted tax rates. The Company’s management makes estimates, assumptions, and judgments to determine the Company’s provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent the Company believes recovery is not likely, establishes a valuation allowance.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

Net Loss per Share Attributable to Common Stockholders

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of redeemable convertible preferred stock to be participating securities. Under the two-class method, the net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of the Company’s redeemable convertible preferred stock do not have a contractual obligation to share in the losses.

Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of stock options, warrants, and redeemable convertible preferred stock. As the Company has reported loss for the periods presented, all potentially dilutive securities are antidilutive, and accordingly, basic net loss per share equals diluted net loss per share.

Accounting Pronouncements

The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 either (1) within the same periods as those otherwise applicable to public business entities or (2) within the same time periods as nonpublic business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below. As a result, the Company’s financial statements may not be comparable to companies that comply with public company effective dates because of this election.

Recently Adopted Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU, along with subsequent ASUs issued to clarify certain provisions of ASC 606, provides a single, comprehensive revenue recognition model for all contracts with customers. In addition, the standard requires disclosures related to the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company applied the five-step method outlined in ASU No. 2014-09 to all revenue streams and elected the full retrospective method for its adoption of the standard as of January 1, 2019. The revenue adoption did not have a material impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU No. 2016-01 affected the recognition, measurement, presentation, and disclosure of financial instruments. The guidance required equity investments to be measured at fair value with changes in fair value recognized through net income (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee) and an assessment of a valuation allowance on deferred tax assets related to unrealized losses of available-for-sale debt securities in combination with other deferred tax assets. The Company adopted the standard and all related amendments prospectively, effective January 1, 2019. The adoption of ASU No. 2016-01 did not have a material impact on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. These amendments provide cash flow statement classification guidance for (1) debt prepayment or debt extinguishment costs; (2) settlement of zero coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; (3) contingent consideration payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (6) distributions received from equity method investees; (7) beneficial interests in securitization transactions; and (8) separately identifiable cash flows and application of the predominance principle. The Company adopted ASU No. 2016-15 as of January 1, 2019. The standard did not have a material impact on the Company’s consolidated statements of cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents on the consolidated statements of cash flows and disclosure of how the consolidated statements of cash flows reconcile to the consolidated balance sheets if restricted cash is shown separately from cash and cash equivalents on the consolidated balance sheets. The Company adopted ASU No. 2016-18 as of January 1, 2019. Restricted cash is now included as a component of cash, cash equivalents, and restricted cash on the Company’s consolidated statements of cash flows. Upon the adoption of ASU No. 2016-18, the amount of cash and cash equivalents presented on the consolidated statements of cash flows reflect the inclusion of restricted cash in the amount reported for changes in cash, cash equivalents, and restricted cash. Additionally, as a result of the adoption, transfers between restricted and unrestricted cash are no longer presented as a component of the Company’s investing activities.

In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for stock-based payments made to non-employees so the accounting for such payments is substantially the same as those made to employees. Under this ASU, stock-based awards to non-employees will be measured at fair value on the grant date of the awards, entities will need to assess the probability of satisfying performance conditions if any are present, and awards will continue to be classified according to ASC 718, upon vesting, which eliminates the need to reassess classification upon vesting, consistent with awards granted to employees. The Company early adopted ASU No. 2018-07 on January 1, 2019, which did not have a material impact on the consolidated financial statements.

Recently Issued Accounting Standards Not yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize on the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. This ASU is effective for public and private companies’ fiscal years beginning after December 15, 2018, and December 15, 2021, respectively, with early adoption permitted. The Company expects to adopt ASU No. 2016-02 under the private company transition guidance beginning January 1, 2022, and is currently evaluating the impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. This ASU is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU No. 2016-13 under the private company transition guidance beginning January 1, 2023, and is currently evaluating the impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software as defined in ASC 350-40. Under ASU No. 2018-15, the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the consolidated financial statements as the related hosting fees. ASU No. 2018-15 is effective for public and private companies’ fiscal years beginning after December 15, 2019 and 2020, respectively, with early adoption permitted. For private companies, ASU No. 2018-15 is effective for interim periods beginning after December 15, 2021. The Company expects to adopt ASU No. 2018-15 under the private company transition guidance beginning January 1, 2021, and does not expect to have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU No. 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU No. 2019-12 will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU No. 2019-12 will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2022, with early adoption permitted. The Company expects to adopt ASU No. 2019-12 under the private company transition guidance beginning January 1, 2022, and is currently assessing the impact the guidance will have on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in ASU No. 2020-04 provide optional expedients and exceptions to contracts, hedging relationships, and other transactions that reference London InterBank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued due to reference rate reform if certain criteria are met. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022. The amendments in this update are elective and are effective upon issuance for all entities. This guidance is optional and may be elected over time as reference rate reform activities occur. The Company is currently evaluating the impact of this guidance. However, the impact of this ASU is not expected to be material as the Company is not a party to any contracts referencing LIBOR.

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Topic 470) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. ASU No. 2020-06 is effective for public and private companies’ fiscal years beginning after December 15, 2021, and December 15, 2023, respectively, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the timing of adoption and the impact on the consolidated financial statements.

3.	REVENUE

Disaggregated Revenue — The following table shows the revenue by geography for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019
United States	$52,093	$31,298
International	33,791	14,711

Total revenue	$85,884	$46,009

No country other than the United States accounted for more than 10% of the Company’s revenue for the years ended December 31, 2020 and 2019. The geographical revenue information is determined by the ship-to address of the products and the billing address of the customers of the services.

The following table shows over time versus point-in-time revenue for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019
Over time revenue	$49,260	$27,397
Point-in-time revenue	36,624	18,612

Total	$85,884	$46,009

Contract Balances — The timing of revenue recognition differs from the timing of invoicing to customers and this timing difference results in contract liabilities (deferred revenue) on the Company’s consolidated balance sheets. The contract balances as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31,
	2020	2019
Accounts receivable, net	$2,700	$1,032
Unbilled accounts receivable	1,224	475
Deferred revenue	4,903	2,373

The beginning balances of accounts receivable, net, unbilled accounts receivable, and deferred revenue as of January 1, 2019, were $0.8 million, $0.2 million, and $1.7 million, respectively.

During fiscal years 2020 and 2019, the Company recognized revenue of $2.2 million and $1.3 million that was included in the deferred revenue balance at the beginning of the fiscal year, respectively. Contracted but unsatisfied performance obligations were $12.2 million and $5.8 million at the end of fiscal years 2020 and 2019 and consisted of deferred revenue and backlog, respectively. The contracted but unsatisfied or partially unsatisfied performance obligations expected to be recognized over the next 12 months at the end of fiscal years 2020 and 2019 were $9.2 million and $5.5 million, respectively, and the remaining thereafter.

Costs of Obtaining a Contract with a Customer — Total capitalized direct commission costs as of December 31, 2020 and 2019, were $0.8 million and $0.5 million and are included in prepaid expenses and other current assets on the Company’s consolidated balance sheets, respectively. Amortization of these costs was $0.3 million and $0.1 million during fiscal years ended 2020 and 2019 and are included in selling, general, and administrative in the Company’s consolidated statements of operations and comprehensive loss, respectively.

4.	BALANCE SHEET COMPONENTS

Allowance for Doubtful Accounts — Allowance for doubtful accounts as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31,
	2020	2019
Balance — beginning of year	$(337)	$(49)
Increase in reserves	(846)	(356)
Write-offs	384	68

Balance — end of year	$(799)	$(337)

Inventories — Inventories as of December 31, 2020 and 2019, consisted of the following (in thousands):

	December 31,
	2020	2019
Finished goods	$538	$361
Work in process	2,219	945
Purchased parts and raw materials	889	595

Total inventories	$3,646	$1,901

Prepaid Expenses and Other Current Assets — Prepaid expenses and other current assets as of December 31, 2020 and 2019 consisted of the following (in thousands):

	December 31,
	2020	2019
Prepaid subscription	$1,084	$564
Prepaid materials	983	493
Prepaid rent and security deposit	145	201
Other prepaid expenses and current assets	241	526

Total prepaid expenses and other current assets	$2,453	$1,784

Property and Equipment, Net — Property and equipment as of December 31, 2020 and 2019, consisted of the following (in thousands):

	December 31,
	2020	2019
Machinery and equipment	$1,435	$1,422
Furniture and fixtures	359	369
Leasehold improvements	733	726
Capitalized software and development costs	18,126	13,125

Total property and equipment	20,653	15,642
Accumulated depreciation and amortization	(12,443)	(7,672)

Total property and equipment, net	$8,210	$7,970

Depreciation and amortization expenses were $4.8 million and $4.2 million for the years ended December 31, 2020 and 2019, respectively.

Additions to capitalized software and development costs, inclusive of stock-based compensation in 2020 and 2019, was $5.0 million and $4.3 million and are recorded as part of property and equipment, net on the consolidated balance sheets, respectively. Amortization expense was $4.5 million and $3.4 million for the years ended December 31, 2020 and 2019, of which $3.9 million and $3.0 million was recorded to costs of revenue related to subscription and $0.6 million and $0.4 million to selling, general, and administrative in the consolidated statements of operations and comprehensive loss, respectively.

Accrued Expenses and Other Current Liabilities — Accrued expenses and other current liabilities as of December 31, 2020 and 2019, consisted of the following (in thousands):

	December 31,
	2020	2019
Accrued compensation	$3,208	$509
Tax payable	1,164	1,525
Other current liabilities	2,623	1,104

Total accrued expenses and other current liabilities	$6,995	$3,138

5.	DEBT

The Company’s short-term and long-term debt is secured by substantially all the assets of the Company and subject the Company to certain affirmative and negative covenants. Failure to comply with these covenants could result in an event of default, which may lead to an acceleration of the amounts owed and other remedies.

As of December 31, 2020, the Company has the following financing arrangements:

2015 Term Loan and Line of Credit — On May 20, 2015, the Company entered into a Loan and Security Agreement with a lender (the “2015 Agreement”) to borrow a term loan up to $4.0 million (“2015 Term Loan”). The Company borrowed the full $4.0 million term loan on September 23, 2016. The term loan matured on September 30, 2019. The Company was required to make 36 equal installment payments of principal starting October 2016 through September 2019. The term loan bore interest at a floating per annum rate equal to 1.0% above the prime rate published by Wall Street Journal (the “Prime Rate”). Interest was payable monthly. The Company repaid the 2015 Term Loan by September 2019. The total repayment of principal outstanding in 2019 was $1.0 million. The agreement also allowed the Company to borrow under financing of eligible accounts, for up to $1.0 million (“2015 Account Financing”) The Company did not borrow any amount under the 2015 Account Financing.

On May 22, 2017, the Company amended and restated the 2015 Agreement with the lender (the “2015 Amended and Restated Agreement”) for an additional revolving line of credit up to $2.0 million. The line of credit bore interest at a floating per annum rate equal to 0.5% above the Prime Rate. The line of credit matured on May 22, 2019.

On October 26, 2017, the Company amended the 2015 Amended and Restated Agreement with the lender (the “2017 Amendment”) for an additional term loan up to $1.5 million (“2017 Term Loan”). The Company borrowed the full $1.5 million on November 3, 2017. The Company was required to make monthly interest-only payments starting December 2017 and 36 equal installment payments of principal starting October 2018 through September 2021. During 2019, the Company repaid $0.4 million for the 2017 Term Loan. The term loan bore interest at a floating per annum rate equal to the greater of (a) 1.0% above the Prime Rate; and (b) 5.25%. Interest was payable monthly.

On September 16, 2019, the Company amended and restated the 2015 Amended and Restated Agreement and the 2017 Amendment with the lender (the “2017 Second Amended and Restated Agreement”). The agreement provided the Company with a term loan up to $3.0 million (“2019 Term Loan”). The loan must be first used to repay the prior term loan and accrued interest. The Company borrowed the full $3.0 million on September 16, 2019, and $1.0 million of the amount was used to repay in full the outstanding principal and interest under the 2017 Term Loan. The term loan matures in May 2023. The Company is required to make 36 equal installments payments of principal, plus monthly payment of accrued interest starting in June 2020 through May 2023. The term loan bears interest at a floating per annum rate equal to the greater of (a) 1.0% above the Prime Rate and (b) 5.25%. The amendment also provided the Company with a revolving line of credit up to $3.0 million due in September 2020. The Company borrowed $3.0 million under the line of credit on September 27, 2019. The principal amount outstanding under the revolving line of credit bears interest at a floating per annum rate equal to the greater of (a) 0.5% above the Prime Rate and (b) 5.25%. Interest is payable monthly. As of December 31, 2019, the interest rates for the term loan and the revolving line of credit were 5.8% and 5.3%, respectively. The restructuring of the term loan was accounted for as an extinguishment. The loss on extinguishment was not material.

For the years ended December 31, 2020 and 2019, the Company recorded $0.3 million and $0.1 million of interest expense, respectively, under the 2019 Term Loan. The Company repaid $0.6 million of principal outstanding under the 2019 Term Loan during year ended December 31, 2020.

On April 28, 2020, the Company amended the 2017 Second Amended and Restated Agreement with the lender (the “2020 Amendment”) to increase the limit of the revolving line of credit from $3.0 million to $5.0 million and extend the maturity date of the revolving line to December 15, 2020. On December 22, 2020, the Company amended and extended the line of credit maturity date from December 15, 2020, through December 14, 2021. As of December 31, 2020, the interest rates for the term loan and the revolving line of credit were 5.25%. As of December 31, 2020, $3.0 million of principal was outstanding under the 2020 Amendment revolving line of credit.

2018 Term Loan — On April 20, 2018, the Company entered into a $10.0 million term loan agreement (the “2018 Agreement”) with a lender maturing on May 1, 2022. The loan is repayable in 48 monthly scheduled installments commencing on May 1, 2018. The Company is required to make interest-only payments for the first 12 months starting May 2018 and thereafter to make 36 equal installment payments through the maturity date of the loan. The interest rate is fixed at 11.5% per annum. As of December 31, 2020 and 2019, there was $5.1 million and $8.3 million of principal outstanding under the 2018 Agreement, respectively.

In connection with the execution of the 2018 Agreement, an additional final payment of $0.5 million is due at the earlier of the maturity date and prepayment of the term loan. The Company accretes the final payment liability up to the redemption amount as part of the 2018 Agreement term loan balance and recognizes interest expense over the term of the loan. The Company recognized $0.1 million of interest expense related to the 2018 Agreement final payment for each of the years ended December 31, 2020 and 2019.

For the years ended December 31, 2020 and 2019, the Company recorded $0.8 million and $1.1 million of interest expense, respectively, and repaid $3.2 million and $1.7 million of principal outstanding under the 2018 Agreement, respectively.

The Company incurred certain debt issuance costs in connection with the above loan agreements. Such cost was capitalized against the loan proceeds. The Company also issued warrants to purchase common stock in conjunction with the above loan agreements. The Company determined the fair value of the warrants using the Black-Scholes option-pricing model, which was recorded to additional paid-in capital and an adjustment against the loan proceeds. The debt issuance cost was capitalized and amortized as interest expense over the initial term of the agreement.

2020 Term Loan — On February 20, 2020, the Company entered into a $ 2.0 million term loan agreement (“2020 Term Loan”) with a lender. The loan is provided under two facilities: facility A is comprised of $1.0 million maturing in 36 months, and facility B is comprised of $1.0 million maturing in 30 months. On April 17, 2020, the Company borrowed $1.0 million from facility A, and on October 12, 2020 the Company borrowed the full $1.0 million from facility B. In addition to the principal payment, both loan facilities require a fixed monthly coupon payment. The aggregated annual coupon payment is $0.1 million. The principal is payable in 24 equal installments commencing on May 31, 2021 through April 30, 2023. The interest rate is fixed at 4.75% per annum. For the year ended December 31, 2020, the Company recorded $0.1 million of interest expense and did not repay any principal outstanding under the 2020 Term Loan.

The Company incurred certain debt issuance costs in connection with the above loan agreements. Such cost was capitalized against the loan proceeds. The Company also issued warrants to purchase common stock in conjunction with the above loan agreements. The Company determined the fair value of the warrants using the Black-Scholes option-pricing model, which is recorded to additional paid-in capital and an adjustment against the loan proceeds. The debt issuance costs are amortized as additional interest expense over the term of the agreement.

2020 Note — In April 2020, the Company entered into a Paycheck Protection Program Note (“PPP Note”) for $4.3 million pursuant to the PPP under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act administered by the U.S. Small Business Administration (“SBA”). The term of the PPP Note was two years with a maturity date in April 2022 and contained a favorable fixed annual interest rate of 1.0%. Principal and interest were payable monthly and could be prepaid by the Company at any time prior to maturity with no prepayment penalties. The Company repaid in full the PPP Note in May 2020, including accrued interest of $0.1 million, in the amount of $4.4 million.

Debt obligations as of December 31, 2020 and 2019, consisted of the following (in thousands):

	December 31,
	2020	2019
Line of credit	$3,000	$3,000
2019 Term Loan	2,417	3,000
2018 Term Loan	5,650	8,815
2020 Term Loan	2,000	—

Total debt	13,067	14,815
Less: unamortized debt discount	(350)	(437)

Total debt, net of debt discount	12,717	14,378
Less: current portion of long-term debt	(8,215)	(6,748)

Long-term debt	$4,502	$7,630

The future principal payments and final payment fee for the Company’s outstanding debt obligations as of December 31, 2020 were as follows (in thousands):

December 31, 2020
2021	$8,215
2022	4,102
2023	750
2024	—

Total	$13,067

6.	COMMITMENTS AND CONTINGENCIES

Lease and Purchase Obligation — The Company leases offices under operating leases for its U.S. headquarters and international locations that expire at various dates through 2025. Under the lease agreements that contain escalating rent provisions, lease expense is recorded on a straight-line basis over the lease term. Rent expense for the years ended December 31, 2020 and 2019, was $2.5 million and $1.9 million, respectively. In addition, the Company has purchase obligations, which includes agreements and issued purchase orders containing non-cancelable payment terms to purchase goods and services.

As of December 31, 2020 and 2019, future minimum operating lease payments and purchase obligations are as follows (in thousands):

	Operating Leases	Purchase Obligations	Total Lease and Purchase Obligations
2021	$1,383	$3,859	$5,242
2022	1,301	—	1,301
2023	1,339	—	1,339
2024	1,306	—	1,306
2025	207	—	207
Thereafter	—	—	—

Total	$5,536	$3,859	$9,395

Litigation — The Company is named from time to time as a party to lawsuits and other types of legal proceedings and claims in the normal course of business. The Company accrues for contingencies when it believes that a loss is probable and that it can reasonably estimate the amount of any such loss and the Company has made an assessment of the probability of incurring any such losses and whether or not those losses are estimable. As of December 31, 2020 and 2019, there were no amounts accrued that the Company believes would be material to its financial position.

Indemnification — In the ordinary course of business, the Company entered into certain agreements that provided for indemnification by the Company of varying scope and terms to customers, vendors, directors, officers, employees and other parties with respect to certain matters. Indemnification includes losses from breach of such agreements, services provided by the Company, or third-party intellectual property infringement claims. These indemnities may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments, in some circumstances, are not subject to a cap. As of December 31, 2020 and 2019, there were no known events or circumstances that have resulted in a material indemnification liability.

7.	CONVERTIBLE NOTES

The Company issued convertible notes in 2017 and 2018 to various investors in an aggregate principal amount of $17.0 million. The convertible notes carried an interest rate of 5.0% per annum. As per the terms of the convertible note agreement, the principal and the unpaid accrued interest are automatically convertible into shares of the Company’s Series C redeemable convertible preferred stock at $7.0826 per share by the maturity date upon certain terms and conditions. Accordingly, all of the convertible notes, including unpaid accrued interest, amounting to $17.8 million converted to 2,517,665 shares of Series C redeemable convertible preferred stock at $7.0826 per share in January 2019.

The Company issued convertible notes between January 2020 and March 2020 to various investors amounting to $8.5 million (“2020 Notes”). The convertible notes carry an interest rate of 5.0% per annum. The notes mature in January 2022 and cannot be prepaid without written consent. As per the terms of the convertible note agreement, if a qualified financing, defined as a transaction or series of transactions by which the Company sells redeemable convertible preferred stock for aggregate gross proceeds of at least $10.0 million, occurs prior to the payment of the notes, then the notes plus accrued and unpaid interest shall automatically convert into shares of redeemable convertible preferred stock at a price paid by the other purchasers of the redeemable convertible preferred stock sold in the qualified financing discounted by 10.0% if converted prior to January 2021, and on or after January 2021 by 15.0%. If no qualified financing occurs on or prior to the maturity date, then the outstanding principal amount of these convertible notes and all accrued and unpaid interest shall be converted into Series D redeemable convertible preferred stock at a conversion price of $8.3131 per share. During April and June 2020, the Company completed the Series D redeemable convertible preferred stock financing and subsequently issued 5,269,979 shares of Series D redeemable convertible preferred stock at $8.3131 per share for total cash proceeds of $43.8 million. Accordingly, as this meets the qualified financing requirement, all of the convertible notes, including unpaid accrued interest of $8.6 million converted into 1,148,010 shares of Series D redeemable convertible preferred stock at $7.48179 per share in April 2020. The combined aggregate amount of the proceeds from the Series D redeemable convertible preferred stock financing and the converted notes was $52.4 million.

The 2020 Notes contain an embedded derivative. The fair value of the derivative was recorded as a liability with an offsetting amount recorded as a debt discount, and the debt discount is recorded against the carrying amount of the related convertible notes outstanding. The amortization of the debt discount was recorded as interest expense. The embedded derivative liability was re-valued to the current fair value at the end of each reporting period using the income-based approach. Upon conversion, the embedded derivative liability was re-valued at the conversion, and then the related fair value amount was recorded to other (expense) income in the consolidated statements of operations and comprehensive loss as part of gain or loss on debt extinguishment. The fair value of the embedded derivative upon issuance was $1.0 million and was adjusted to $0.9 million upon conversion in April 2020. Interest expense was accreted on the convertible notes between issuance and conversion. Interest expense of $0.1 million on the convertible notes are included in interest expense for the year ended December 31, 2020 in the consolidated statements of operations and comprehensive loss. There was no derivative liability balance as of December 31, 2020 and 2019.

8.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

As of December 31, 2020 and 2019, the Company’s redeemable convertible preferred stock consisted of the following balances (in thousands, except share and per share amounts):

	December 31, 2020
	Original Issuance Price	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference	Dividend Rate
Series Seed redeemable convertible preferred stock	$1.4448	6,035,185	6,035,185	$7,350	$8,720	8.0%
Series A-1 redeemable convertible preferred stock	1.7553	1,837,769	1,837,769	3,165	3,226	8.0%
Series B redeemable convertible preferred stock	3.3752	4,740,459	4,740,459	15,905	16,000	8.0%
Series C redeemable convertible preferred stock	7.0826	7,460,000	7,459,351	52,696	52,832	8.0%
Series D redeemable convertible preferred stock	$8.3131	10,370,000	10,267,334	85,052	85,353	8.0%

		30,443,413	30,340,098	$164,168	$166,131

	December 31, 2019
	Original Issuance Price	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference	Dividend Rate
Series Seed redeemable convertible preferred stock	$1.4448	6,035,185	6,035,185	$7,350	$8,720	8.0%
Series A-1 redeemable convertible preferred stock	1.7553	1,837,769	1,837,769	3,165	3,226	8.0%
Series B redeemable convertible preferred stock	3.3752	4,740,459	4,740,459	15,905	16,000	8.0%
Series C redeemable convertible preferred stock	7.0826	7,460,000	7,459,351	52,696	52,832	8.0%
Series D redeemable convertible preferred stock	$8.3131	3,849,345	3,849,345	31,862	32,000	8.0%

		23,922,758	23,922,109	$110,978	$112,778

The holders of the Company’s Series Seed, A-1, B, C, and D redeemable convertible preferred stock have various rights, preferences, privileges, and restrictions with respect to voting, dividends, liquidation, and conversion as follows:

Dividends — Holders of shares of the Company’s redeemable convertible preferred stock are entitled to receive non-cumulative dividends at an annual rate of 8.0% per share payable, if and when, declared by the board of directors, prior and in preference to any payment of any dividend on the common stock; such dividends shall be non-cumulative. The redeemable convertible preferred stockholders are also entitled to participate in dividends on common stock on an as-converted basis. The holders of redeemable convertible preferred stock can waive any dividend preference that such holders shall be entitled to receive upon the affirmative vote or written consent of the holders of a majority of the outstanding shares of redeemable convertible preferred stock, voting as a single class on an as-converted basis (the “Preferred Consent”). As of December 31, 2020, no dividends have been declared or paid.

Voting Rights — Holders of shares of the Company’s Series Seed and Series A-1 redeemable convertible preferred stock have voting rights equal to the number of shares of common stock into which such redeemable convertible preferred stock is convertible. The holders of a majority of the outstanding shares of Series Seed redeemable convertible preferred stock and Series A-1 redeemable convertible preferred stock, voting as a single class on an as-converted basis, shall be entitled to elect one member of the Board of Directors of Matterport, Inc. (the “Board”). The holders of a majority of the outstanding shares of Series B redeemable convertible preferred stock, voting as a separate class, shall be entitled to elect one member of the Board. The holders of a majority of the outstanding shares of Series C redeemable convertible preferred stock, voting as a separate class, shall be entitled to elect one member of the Board. The holders of a majority of the outstanding shares of the Company’s common stock, voting as a separate class, shall be entitled to elect three members of the Board. Any remaining members of the Board shall be elected by the holders of (a) a majority of the outstanding shares of the Company’s common stock and (b) a majority of the outstanding shares of the Company’s redeemable convertible preferred stock, voting together as a single class on an as-converted basis.

Liquidation Preference — In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of Series Seed redeemable convertible preferred stock, Series A-1 redeemable convertible preferred stock, Series B redeemable convertible preferred stock or common stock by reason of their ownership thereof, an amount equal to the Series C redeemable convertible preferred stock original issue price or Series D redeemable convertible preferred stock original issue price, as applicable, plus all declared but unpaid dividends, on each such applicable share of redeemable convertible preferred stock held by them. If, upon the occurrence of such Liquidation Event, the proceeds distributed among the holders of Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After payment in full of amounts payable to the holders of Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock above, the holders of Series B redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of Series Seed redeemable convertible preferred stock, Series A-1 redeemable convertible preferred stock or common stock by reason of their ownership thereof, an amount equal to the Series B redeemable convertible preferred stock original issue price, plus all declared but unpaid dividends, on each such share of Series B redeemable convertible preferred stock held by them. If upon the occurrence of such Liquidation Event, the proceeds distributed among the holders of Series B redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series B redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After payment in full of amounts payable to the holders of Series B redeemable convertible preferred stock, the holders of Series Seed redeemable convertible preferred stock and Series A-1 redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of common stock by reason of their ownership thereof, an amount equal to the Series Seed redeemable convertible preferred stock original issue price or the Series A-1 redeemable convertible preferred stock original issue price, as applicable, plus all declared but unpaid dividends, on each such share of redeemable convertible preferred stock held by them. The Series Seed redeemable convertible preferred stock and Series A-1 redeemable convertible preferred stock shall rank pari passu with respect to the respective preferential amounts for each such series upon the occurrence of such event. If, upon the occurrence of such Liquidation Event, the proceeds thus distributed among the holders of Series Seed redeemable convertible preferred stock and Series A-1 redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series Seed redeemable convertible preferred stock and Series A-1 redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After payment to the holders of redeemable convertible preferred stock of the preferential amounts, all remaining proceeds legally available for distribution to stockholders of the Company shall be distributed pro rata among the holders of common stock based on the number of shares of common stock then held by them. If, upon occurrence of such event, the assets and funds distributed among the holders of redeemable convertible preferred stock are insufficient to permit the payment, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

For purposes of determining the amount each holder of redeemable convertible preferred stock is entitled to receive with respect to a Liquidation Event, each such holder of redeemable convertible preferred stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of redeemable convertible preferred stock into shares of common stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of redeemable convertible preferred stock into shares of common stock. If any such holder shall be deemed to have converted shares of redeemable convertible preferred stock into common stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of the redeemable convertible preferred stock that have not converted ( or have not been deemed to have converted) into shares of common stock.

A “Liquidation Event” shall mean (i) a liquidation, dissolution, or winding up of the Company; (ii) an acquisition of the Company by another person or entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, a merger, consolidation, or other corporate reorganization), other than an acquisition in which the shares of capital stock held by stockholders of the Company immediately prior to such acquisition continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately after such acquisition and by virtue of the acquisition, a majority of the total outstanding voting power of the surviving or acquiring person or entity; (iii) a sale, lease, exclusive license, or other disposition of all or substantially all of the assets or intellectual property of the Company, except where such sale, lease, exclusive license, or other disposition is to a wholly owned subsidiary of the Company; or (iv) a transaction or series of related transactions to which the Company is a party (whether by merger, consolidation, stock acquisition, or otherwise) in which a majority of the total outstanding voting power of the Company is transferred. Notwithstanding the foregoing sentence, a transaction shall not constitute a Liquidation Event if the primary purpose is to change the jurisdiction of the Company’s incorporation, create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or engage in a bona fide equity financing transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may only be waived with the Preferred Consent.

Conversion Rights — At the option of the holder, each share of redeemable convertible preferred stock is convertible into shares of common stock as is determined by dividing the original issuance price per share for Series Seed, A-1, B, C, and D redeemable convertible preferred stock, by the conversion price applicable to such shares. The initial conversion price per share is the original issuance price of the redeemable convertible preferred stock. The conversion ratio for the redeemable convertible preferred stock shall be subject to appropriate adjustments for stock splits, stock dividends, combinations, subdivisions, recapitalizations, or the like. In addition, if the Company should issue any additional stock without consideration or for a consideration per share less than the conversion price for the redeemable convertible preferred stock, the conversion price for each series shall automatically be adjusted in accordance with anti-dilution provisions contained in the Company’s Amended Certificate of Incorporation.

Each share of redeemable convertible preferred stock will automatically convert into shares of common stock at the conversion rate then in effect upon the earlier of (i) the closing of the sale of the Company’s Common Stock to the public at a price of at least $12.4697 per share and aggregate proceeds of not less than $50.0 million, net of underwriting discounts and commissions or (ii) the date of the Preferred Consent.

Redemption — Redeemable convertible preferred stock is not redeemable at the election of the holder, except that in the event of a change in control resulting from the sale or transfer of the Company’s securities, which qualifies as a Liquidation Event.

9.	COMMON STOCK

As of December 31, 2020 and 2019, the Company was authorized to issue 56,000,000 and 46,000,000 shares, respectively, of common stock with a par value of $0.001 per share.

In August 2020, the Company repurchased and retired 107,845 shares of common stock held by former employees. Of the $0.5 million total aggregate consideration, the fair value of the shares of $0.4 million was recorded in accumulated deficit, while the amounts paid in excess of the fair value of common stock at the time of purchase of $0.1 million was recorded as compensation expense.

The Company had reserved shares of common stock for future issuance as of December 31, 2020 and 2019 as follows:

	December 31,
	2020	2019
Redeemable convertible preferred stock, all series	30,687,099	24,269,110
Warrants to purchase common stock	262,513	212,513
Common stock options outstanding	11,945,269	11,837,630
Shares available for future grant of equity awards	466,322	344,577

Total shares of common stock reserved	43,361,203	36,663,830

Common Stock Warrants — The Company issued warrants to purchase common stock in connection with loan agreements entered from three lenders as disclosed below and in Note 5. All previously issued common stock warrants were fully vested and exercisable as of December 31, 2020 and 2019. Those warrants were considered equity instruments at inception and were recorded to additional paid-in capital. The warrants have a contractual 10-year life from the issuance date.

In the event of an acquisition in which the fair market value of one share is greater than the warrant exercise price as of the date of the acquisition, all outstanding and unexercised warrant shall automatically be deemed to be cashless exercised immediately prior to the consummation of the acquisition. In the event of an acquisition where the fair market value per share is less than the warrant exercise price in effect immediately prior to the acquisition, then warrant will expire immediately prior to the consummation of the acquisition.

2015 and 2017 Term Loan Warrants — On May 20, 2015, and October 26, 2017, in connection with the 2015 Agreement and the 2015 Amended and Restated Agreement, the Company issued warrants to purchase 44,200 shares of common stock to the lender with an exercise price of $0.655 per share and 2,250 shares of common stock to the lender with an exercise price of $1.430 per share, respectively. As set forth in the warrant agreement, on November 2, 2017, the Company issued additional warrants to purchase 2,250 shares of common stock to the lender upon the funding of the term loan with an exercise price of $1.430 per share. On

September 16, 2019, in connection with the 2017 Second Amended and Restated Agreement, the Company issued warrants to purchase 20,000 shares of common stock to the lender with an exercise price of $2.716 per share. As of December 31, 2020, the 2015 and 2017 Term Loan warrants remained outstanding.

2018 Term Loan Warrants — On April 20, 2018, in connection with the 2018 Agreement, the Company issued warrants to purchase 143,813 shares of common stock to the lender with an exercise price of $1.430 per share. The Company determined the fair value of the warrants to be $0.2 million as of the issuance date based on the Black-Scholes option-pricing model using the following assumptions: 0% dividend yield, 44.8% volatility, and risk-free rate of 3.0%. The Company amortized less than $0.1 million debt discount related to these warrants during the year ended December 31, 2019, which was recorded to interest expense in the Company’s consolidated statement of operations and comprehensive loss. As of December 31, 2020 and 2019, the unamortized debt discount related to the above warrants were $0.2 million and $0.1 million, respectively. As of December 31, 2020, the 2018 Term Loan warrants remained outstanding.

2020 Term Loan Warrants — On February 20, 2020, in connection with the 2020 Term Loan, the company issued warrants to purchase up to 50,000 shares of common stock to the lender with an exercise price of $2.716 per share. The Company determined the fair value of the warrants to be $0.1 million as of the issuance date based on the Black-Scholes option pricing model using the following assumptions: 0% dividend yield, 38.37% volatility, and risk-free rate of 1.45%. As set forth in the warrant agreement, upon an event of an acquisition, the warrant shall automatically be deemed as cashless exercise. In the event of acquisition where the fair market value of one share is less than the warrant exercise price, then the warrant will expire immediately prior to the consummation of the acquisition. As of December 31, 2020, the 2020 Term Loan warrants remained outstanding.

10.	STOCK PLAN

2011 Stock Incentive Plan — On June 17, 2011, the Company’s Board and stockholders approved the Matterport, Inc. 2011 Stock Incentive Plan, (the “2011 Stock Plan”), which allows for the issuance of incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), the issuance of restricted stock awards (“RSAs”), and the sale of stock to its employees, the Board, and consultants. As of December 31, 2020, the Company has granted primarily ISOs. The 2011 Stock Plan will expire in June 2021 (10 years from its adoption), unless terminated earlier.

Since the inception of the 2011 Stock Plan, the Company’s Board and its stockholders have voted to increase the shares of common stock reserved under the plan on several occasions. As of December 31, 2020 and 2019, 16,139,408 and 14,139,408 shares, respectively, were authorized under the 2011 Stock Plan. Shares forfeited due to employee termination or expiration are returned to the share pool. Similarly, shares withheld upon exercise to provide for the exercise price and/or taxes due and shares repurchased by the Company are also returned to the pool.

Stock options are granted with exercise prices not less than 100% of the fair value of the common stock on the date of issuance and, for 10% stockholders, not less than 110%. Equity awards vest over a period of time as determined by the Board, generally over a four-year period, and stock options expire 10 years from the date of grant (5 years for 10% stockholders) and are non-transferable. The Company has also granted equity awards subject to performance-based vesting. Stock options may be granted with early exercise provisions. Vested option shares are exercisable for three months after termination, other than for cause, and for at least 12 months if due to death or disability, but in no event later than the expiration of the option term. Stock options granted to the Board are subject to automatic vesting upon change in control. For non-Board award recipients, if within 60 days of a change of control, the individual resigns due to an adverse change in job position, work location, reduction in pay, or other adverse changes, or within 12 months of a change of control the successor company terminates the individual’s service without cause, vesting of the option shall accelerate with respect to shares that would have vested in the 12-month period following such termination or resignation, effective immediately prior to their last day.

Shares Available for Future Grant — Shares available for future grant under the Company’s stock plans as of December 31, 2020 and 2019, were 466,322 and 344,577 shares, respectively. The Company issues new shares upon a share option exercise or release.

Stock Option Activity — The following table summarizes the stock option activities under the Company’s stock plans for the years ended December 31, 2020 and 2019 (in thousands, except for share data):

	Options Outstanding		Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
	Number of Shares	Weighted- Average Exercise Price
Balance — January 1, 2019	5,943,278	$1.17	7.3	$3,555
Granted	7,047,391	2.72
Exercised	(504,892)	0.92
Expired or canceled	(648,147)	1.71

Balance — December 31, 2019	11,837,630	$2.07	8.1	$7,698
Granted	3,240,550	3.33
Exercised	(1,770,616)	0.87
Expired or canceled	(1,362,295)	2.21

Balance — December 31, 2020	11,945,269	$2.57	8.1	$245,565	(1)

Option vested and exercisable — December 31, 2020	5,082,105	$2.07	7.2	$107,029	(1)

(1)	As corrected to reflect the common stock fair market value per share as of December 31, 2020.

The weighted-average grant date fair value of options granted were $1.36 and $1.11 per share as of December 31, 2020 and 2019, respectively. The aggregate intrinsic value of the options exercised, and total grant-date fair value of awards vested were $3.6 million and $0.9 million and $2.3 million and $1.6 million, during the years ended December 31, 2020 and 2019, respectively.

The weighted-average remaining contractual life of vested and expected to vest options is 8.1 years as of December 31, 2020 and 2019.

Total compensation cost related to non-vested awards not yet recognized as of December 31, 2020 and 2019, was $7.3 million and $6.4 million, respectively, with a weighted-average period of 2.73 years and 3.12 years, respectively, over which this compensation cost was expected to be recognized.

Employee Stock-based Compensation — For service awards, the fair value of options on the date of grant is estimated based on the Black-Scholes option-pricing model using the single-option award approach. The Company recognizes costs as compensation expense, recorded under operating expenses in the statements of operations and comprehensive loss, on a straight-line basis over the employee’s requisite service period, which is generally four years. The Company does not estimate expected forfeitures and recognizes forfeitures as they occur.

In March 2019, the Company granted 210,376 performance-based stock option awards to a senior executive. The award shall vest and become exercisable upon the consummation of the earlier of a change in control or an initial public offering (“IPO”), subject to certain share price targets. The vesting of the award also requires employment up to the consummation of the change in control or IPO. As of December 31, 2020, no stock-based compensation has been recognized for the stock options because a change in control transaction or an IPO has not yet occurred. The term of the awards was modified in March 2021. See Note 15.

In August and November 2020, the company settled 322,708 vested stock options held by certain former employees with cash. Of the $1.3 million total aggregate consideration, the fair value of the shares of $1.0 million was recorded in additional paid-in capital, while the amounts paid in excess of the fair value of stock options at the time of purchase of $0.3 million was recorded as compensation expense.

Employee Stock Options Valuation — The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option. The assumptions used to estimate the fair value of stock options granted during the years ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31,
	2020	2019
Expected volatility	38.5 - 45.0%	38.4 - 39.1%
Expected term	5.5 - 6.1 Years	5.9 - 6.4 Years
Risk-free interest rate	0.3 - 1.5%	1.6 - 2.4%
Expected dividend yield	0%	0%

Stock-Based Compensation Expense — Compensation expense is allocated on a departmental basis, based on the classification of the option holder. The following table presents the amount of stock-based compensation related to stock-based awards to employees in the Company’s consolidated statements of operations and comprehensive loss for the years ended December 31, 2020 and 2019 (in thousands):

	Year ended December 31,
	2020	2019
Costs of revenue	$135	$32
Research and development	624	427
Selling, general, and administrative	1,746	1,371
Stock-based compensation, net of amounts capitalized	2,505	1,830
Capitalized stock-based compensation	146	56

Total stock-based compensation	$2,651	$1,886

There was no nonemployee stock-based compensation expense for the years ended December 31, 2020 and 2019.

The amount of cash received by the Company for the exercise of share options was $1.5 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively.

11.	INCOME TAXES

The components of the net loss before income taxes, determined by jurisdiction, for the years ended December 31, 2020 and 2019 were as follows (in thousands):

	Year Ended December 31,
	2020	2019
United States	$(14,294)	$(32,136)
Foreign	350	241

Loss before income taxes	$(13,944)	$(31,895)

The provision for income taxes for the years ended December 31, 2020 and 2019, were as follows (in thousands):

	Year Ended December 31,
	2020	2019
Current
State	$8	$3
International	69	62

Total current tax expense	77	65
Total deferred tax expense	—	—

Total tax expense	$77	$65

The components of the deferred tax assets for the years ended December 31, 2020 and 2019, consisted of the following (in thousands):

	Year Ended December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$29,734	$27,510
Research and development credits carryforward	5,009	3,975
Accruals	988	509
Other	62	71
Interest expense carryforward	566	278
Fixed assets	128	140
Stock-based compensation	604	413

Total deferred tax assets	$37,091	$32,896

Less: valuation allowance	(35,023)	(31,081)
Deferred tax liabilities:
Intangibles	(1,876)	(1,710)
Deferred commissions	(192)	(105)
Total deferred tax liabilities	(2,068)	(1,815)

Net deferred tax assets	$—	$—

ASC 740, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, requires that the tax benefit of net operating losses (“NOLs”), temporary differences, and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not more likely than not to be realized and, accordingly, has provided a valuation allowance.

The table below presents the changes in the valuation allowance for deferred tax assets for the years ended December 31, 2020 and 2019 (in thousands):

Description	Balance at beginning of period	Additions charges to costs and expenses	Write-offs and deductions	Balance at end of period
Valuation allowance for deferred tax assets
For the Year Ended December 31, 2020	31,081	3,942	—	35,023
For the Year Ended December 31, 2019	23,150	7,931	—	31,081

Net operating loss and tax credit carryforwards as of December 31, 2020 were as follows (in thousands):

	Amount	Expiration Years
NOLs, federal (Post December 31, 2017)	$59,316	Do Not Expire
NOLs, federal (Pre January 1, 2018)	61,397	12/31/2031
NOLs, state	65,315	12/31/2032
Tax credits, federal	5,312	12/31/2032
Tax credits, state	$3,843	Do Not Expire

On December 22, 2017, the Tax Cuts and Jobs Act was signed into law, which resulted in significant changes to the Internal Revenue Code. The new law provides for an indefinite carryforward of NOLs but limits the NOLs deduction to 80% of taxable income and generally disallows the carryback of NOLs. The new 80% limitation applies to NOLs arising in taxable years beginning after December 31, 2017, and the carryback/carryforward provisions apply to NOLs arising in taxable years ending after December 31, 2017. Consequently, NOLs generated in taxable years beginning before January 1, 2018, will continue to be able to offset 100% of taxable income. NOLs generated in tax years ending before January 1, 2018, will remain subject to a 20-year carryforward.

The effective tax rate of the Company’s provision for income taxes differed from the federal statutory rate as of December 31, 2020 and 2019, and was as follows:

	December 31,
	2020	2019
Statutory federal income benefit rate	21.0%	21.0%
State income tax rate	7.01	3.90
Change in valuation allowance	(28.27)	(24.85)
Research and development credits	2.86	0.73
Other	(0.80)	(0.45)
Convertible notes — nondeductible	(1.57)	—
Stock-based compensation	(0.89)	(0.53)
Foreign rate differential	0.03	(0.03)

Effective tax rate	(0.63)%	(0.23)%

A reconciliation of the Company’s unrecognized tax benefits for the years ended December 31, 2020 and 2019, was as follows (in thousands):

	Year Ended December 31,
	2020	2019
Unrecognized tax benefits — beginning	$2,906	$2,441
Gross Increases — prior-year unrecognized tax benefits	—	—
Gross Increases — current-year unrecognized tax benefits	756	465

Unrecognized tax benefits — ending	$3,662	$2,906

The entire amount of the unrecognized tax benefits would not impact the Company’s effective tax rate if recognized. During the years ended December 31, 2020 and 2019, the Company did not recognize accrued interest and penalties related to unrecognized tax benefits. The Company does not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease during the next 12 months.

The Company files income tax returns in the US for federal, California, and several state tax jurisdictions. The federal and state income tax returns from inception since 2011 to December 31, 2020, remain subject to examination.

12.	NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

Net loss per share attributable to common stockholders was computed by dividing net loss by the weighted-average number of common shares outstanding for the years ended December 31, 2020 and 2019 (in thousands, except for share and per share data):

	Year ended December 31,
	2020	2019
Numerator :
Net loss attributable to common stockholders	$(14,021)	$(31,960)
Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	7,972,543	7,551,894

Net loss per share attributable to common stockholders, basic and diluted	$(1.76)	$(4.23)

The potential shares of common stock were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive for the years ended December 31, 2020 and 2019:

	Year ended December 31,
	2020	2019
Redeemable convertible preferred stock, all series	30,687,099	24,269,110
Warrants to purchase common stock	262,513	212,513
Common stock options outstanding	11,945,269	11,837,630

Total potentially dilutive common share equivalents	42,894,881	36,319,253

13.	RELATED-PARTY TRANSACTIONS

From January 2020 to March 2020, Matterport issued convertible promissory notes in an aggregate principal amount of $8.5 million (“2020 Notes”) to investors, including (i) $400,000 aggregate principal amount to DCM VI, L.P., an affiliate of Jason Krikorian, a member of the Matterport board of directors, (ii) $2.0 million aggregate principal amount to Lux Co-Invest Opportunities, L.P., an affiliate of Peter Hébert, a member of the Matterport board of directors, and (iii) $1,000,000 aggregate principal amount to QUALCOMM Ventures LLC, an affiliate of Carlos Kokron, a member of the Matterport board of directors. The 2020 Notes accrued interest at a rate of 5% per annum. All of the 2020 Notes were converted to Series D redeemable convertible preferred stock in April 2020 in connection with Matterport’s Series D redeemable convertible preferred stock financing.

14.	EMPLOYEE BENEFITS PLANS

The Company has a defined-contribution retirement and savings plan intended to qualify under Section 401 of the Internal Revenue Code (the “401(k) Plan”) covering substantially all US employees. The 401(k) Plan allows each participant to contribute up to an amount not to exceed an annual statutory maximum. The Company contracted with a third-party provider to act as a custodian and trustee and to process and maintain the records of participant data. Substantially all of the expenses incurred for administering the 401(k) Plan are paid by the Company. For the years ended December 31, 2020 and 2019, the Company made $0.2 million and $0.6 million, respectively, of discretionary matching contribution.

The Company contributes to a defined-contribution pension plan for eligible employees in the U.K. Pension plan benefits are based primarily on participants’ compensation and years of service credited as specified under the terms of the plan. For the years ended December 31, 2020 and 2019, the Company made $0.2 million and $0.1 million, respectively, of matching contributions to the U.K. pension plan.

15.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 5, 2021, the date these consolidated financial statements are available to be issued, and has determined that the following subsequent events require disclosure in the consolidated financial statements.

In February 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gores Holdings VI Inc. (“Gores”), Maker Merger Sub, Inc. (“First Merger Sub”), and Maker Merger Sub II, LLC (“Second Merger Sub”), which provides for, among other things: (a) the merger of First Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “First Merger”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of the Company with and into Second Merger Sub, with Second Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Gores (the “Second Merger” and, together with the First Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”).

In February 2021, the holders of all of the Company’s outstanding warrants agreed to exercise their warrants contingent upon, and effective immediately prior to, the consummation of the First Merger.

In February 2021, the Company amended and restated its certificate of incorporation to include a merger with or into or consolidation with Gores Holdings VI, Inc., a Delaware corporation, or one or more of its subsidiaries (whether or not the Company is the surviving entity of such merger or consolidation), in the definition of “Liquidation Event”.

In February 2021, the Company amended and restated 2011 Stock Plan which allows the Company to grant restricted stock units (“RSUs”) and extended the terms of the plan until February 12, 2022, unless terminated earlier. The Company approved and granted a total of 328,504 shares of RSUs awards to certain employees under the amended and restated 2011 Stock Plan in February 2021.

In March 2021, the Company amended the performance condition of the performance-based stock option awards to a senior executive and as a result the award shall vest and become exercisable upon the closing of the Business Combination. The modification will result in a Type IV modification and the fair value of the stock option awards remeasured as of the modification date will be recognized upon the closing of the Business Combination, which will be approximately $8.2 million.

MATTERPORT INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2021 AND DECEMBER 31, 2020

(unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$49,485	$51,850
Restricted cash	400	400
Accounts receivable, net of allowance of $740 and $799, as of March 31, 2021 and December 31, 2020, respectively	4,630	3,924
Inventories	3,461	3,646
Prepaid expenses and other current assets	2,757	2,453

Total current assets	60,733	62,273
Property and equipment, net	8,531	8,210
Other assets	5,242	1,369

Total assets	$74,506	$71,852

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$5,317	$3,434
Current portion of long-term debt	8,568	8,215
Deferred revenue	6,444	4,606
Accrued expenses and other current liabilities	8,415	6,995

Total current liabilities	28,744	23,250
Long-term debt	3,117	4,502
Deferred revenue, non-current	247	297
Other long-term liabilities	300	335

Total liabilities	32,408	28,384

Commitments and contingencies (Note 6)
Redeemable convertible preferred stock, $0.001 par value; 30,443,413 shares authorized as of March 31, 2021 and December 31, 2020, respectively; 30,340,098 shares issued and outstanding as of March 31, 2021 and December 31, 2020 respectively; and liquidation preference of $166,131 as of March 31, 2021 and December 31, 2020.	164,168	164,168
Stockholder’s deficit:
Common stock, $0.001 par value; 56,000,000 shares authorized as of March 31, 2021 and December 31, 2020; and 9,848,013 shares and 9,463,182 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	10	10
Additional paid-in capital	10,682	9,153
Accumulated other comprehensive income	108	135
Accumulated deficit	(132,870)	(129,998)

Total stockholders’ deficit	(122,070)	(120,700)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$74,506	$71,852

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MATTERPORT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THREE MONTHS ENDED MARCH 31, 2021 AND MARCH 31, 2020

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Revenue:
Subscription	$13,800	$7,516
License	2,260	—
Services	2,689	925
Product	8,180	4,499

Total revenue	26,929	12,940
Costs of revenue:
Subscription	3,251	2,413
License	—	—
Services	2,035	927
Product	4,915	3,068

Total costs of revenue	10,201	6,408

Gross profit	16,728	6,532
Operating expenses:
Research and development	6,025	4,605
Selling, general, and administrative	13,058	9,797

Total operating expenses	19,083	14,402

Loss from operations	(2,355)	(7,870)
Other income (expense):
Interest income	8	9
Interest expense	(308)	(387)
Other (expense) income, net	(198)	154

Total other income (expense)	(498)	(224)

Loss before provision for income taxes	(2,853)	(8,094)
Provision for income taxes	19	14

Net loss	(2,872)	(8,108)

Net loss per share attributable to common stockholders, basic and diluted	$(0.30)	$(1.04)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	9,621,163	7,800,411

Other comprehensive loss, net of tax:
Foreign currency translation loss	(67)	(98)
Unrealized gain on available-for-sale securities, net of tax	40	—

Comprehensive loss	$(2,899)	$(8,206)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MATTERPORT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(unaudited)

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock			Accumulated Other Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Foreign Currency Translation Adjustments	Unrealized Gain on Available-for-sale Securities	Total Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
Balance as of December 31, 2020	30,340,098	$164,168	9,463,182	$9	$9,154	$135	$—	$135	$(129,998)	$(120,700)
Net loss	—	—	—	—	—	—	—	—	(2,872)	(2,872)
Other comprehensive income (loss)	—	—	—	—	—	(67)	40	(27)	—	(27)
Issuance of common stock upon exercise of stock options	—	—	384,831	1	788	—	—	—	—	789
Stock-based compensation	—	—	—	—	740	—	—	—	—	740

Balance as of March 31, 2021	30,340,098	$164,168	9,848,013	$10	$10,682	$68	$40	$108	$(132,870)	$(122,070)

	Redeemable Convertible Preferred Stock		Common Stock			Accumulated Other Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Foreign Currency Translation Adjustment	Unrealized Gain (Loss) on Available-for- Sale Securities	Total Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
Balance as of December 31, 2019	23,922,109	$110,978	7,800,411	$8	$5,866	$36	$—	$36	$(115,539)	$(109,629)
Net loss	—	—	—	—	—	—	—	—	(8,108)	(8,108)
Other comprehensive loss	—	—	—	—	—	(98)	—	(98)	—	(98)
Stock-based compensation	—	—	—	—	620	—	—	—	—	620

Balance as of March 31, 2020	23,922,109	$110,978	7,800,411	$8	$6,486	$(62)	$—	$(62)	$(123,647)	$(117,215)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MATTERPORT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(unaudited)

(In thousands)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(2,872)	$(8,108)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,285	1,178
Amortization of debt discount	67	47
Stock-based compensation, net of amounts capitalized	658	577
Allowance for doubtful accounts	16	131
Other	(53)	9
Changes in operating assets and liabilities:
Accounts receivable	(722)	(1,496)
Inventories	185	267
Prepaid expenses and other assets	(144)	(438)
Accounts payable	1,869	1,516
Deferred revenue	1,787	1,387
Other liabilities	(1,020)	534

Net cash provided by (used in) operating activities	1,056	(4,396)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(162)	(20)
Capitalized software and development costs	(1,344)	(1,361)
Investment in convertible notes	(1,000)	—

Net cash used in investing activities	(2,506)	(1,381)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	789	—
Proceeds from convertible notes, net of issuance costs	—	8,457
Repayment of debt	(1,099)	(757)
Payment of deferred transaction costs	(593)	—

Net cash (used in) provided by financing activities	(903)	7,700

Net change in cash, cash equivalents, and restricted cash	(2,353)	1,923
Effect of exchange rate changes on cash	(12)	(103)
Cash, cash equivalents, and restricted cash at beginning of year	52,250	10,152

Cash, cash equivalents, and restricted cash at end of period	$49,885	$11,972

Supplemental disclosures of cash flow information
Cash paid for interest	$267	$315
Supplemental disclosures of non-cash investing and financing information
Property, equipment and capitalized software and development costs financed by accounts payable and accrued expenses	$19	$—
Unpaid deferred transaction costs	$2,390	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Matterport, Inc. and its subsidiaries (collectively, “Matterport” or the “Company”) is the world’s leading platform for the digitization and datafication of the built world. Matterport’s pioneering technology has set the standard for digitizing, accessing and managing buildings, spaces and places online. Matterport’s platform comprising innovative software, spatial data-driven data science, and 3D capture technology has broken down the barriers that have kept the largest asset class in the world, buildings and physical spaces, offline and underutilized for so long. The Company was incorporated in the state of Delaware in 2011. The Company is headquartered at Sunnyvale, California.

In February 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gores Holdings VI Inc. (“Gores”), Maker Merger Sub, Inc. (“First Merger Sub”), and Maker Merger Sub II, LLC (“Second Merger Sub”), which provides for, among other things: (a) the merger of First Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “First Merger”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of the Company with and into Second Merger Sub, with Second Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Gores (the “Second Merger” and, together with the First Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

No material changes have been made to the significant accounting policies disclosed in Note 2 of the audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission, (“SEC”), regarding interim financial reporting. Certain information and disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and accompanying notes for the years ended December 31, 2020 and 2019.

In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of March 31, 2021, and its results of operations for the three months ended March 31, 2021, and 2020, and cash flows for the three months ended March 31, 2021, and 2020. The condensed consolidated balance sheet as of December 31, 2020, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Use of Estimates

The preparation of the accompanying condensed consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures in the condensed consolidated financial statements and accompanying notes. Significant estimates include assumptions related to the fair value of common stock and other assumptions used to measure stock-based compensation, valuation of deferred tax assets, net realizable value of inventories reserves, allowance for doubtful accounts, and the determination of stand-alone selling price (“SSP”) of various performance obligations. As of March 31, 2021, future impact of the COVID-19 pandemic on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, impact on the Company’s subscribers and their spending habits, impact on the Company’s marketing efforts, and effect on the Company’s suppliers, all of which are uncertain and cannot be predicted with certainty. As a result, many of the Company’s estimates and assumptions required increased judgment and these estimates may change materially in future periods.

Management evaluates its estimates and assumptions on an ongoing basis using historical experience and various other factors, including the current economic environment and the impact of COVID-19, which management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company adjusts such estimates and assumptions when dictated by facts and circumstances. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the consolidated financial statements in future periods. Actual results may differ materially from those estimates.

Segment information

The Company has a single operating segment and reportable segment. The Company’s chief operating decision-maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources. Refer to Note 3, for information regarding the Company’s revenue by geography. Substantially all of the Company’s long-lived assets are located in the United States.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash balances in accounts held by major banks and financial institutions located in the United States. Such bank deposits from time to time may be exposed to credit risk in excess of the Federal Deposit Insurance Corporation insurance limit, and the Company considers such risk to be minimal.

The Company’s accounts receivable is derived from customers located both inside and outside the United States. The Company mitigates its credit risks by performing ongoing credit evaluations of the financial condition of its customers and requires advance payment from customers in certain circumstances. The Company generally does not require collateral from its customers. No customer accounted for more than 10% of the Company’s total accounts receivable at March 31, 2021 and December 31, 2020. No customer accounted for more than 10% of the Company’s total revenue for the years ended March 31, 2021 and 2020.

Liquidity and Capital Resources

The Company has incurred net losses of $2.9 million, and $14.0 million, and $32.0 million for the three months ended March 31, 2021 and the years ended December 31, 2020 and December 31, 2019 respectively. The

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Company has historically funded the net cash needed for operating and investing activities through the sale of equity and through debt financing. Before considering management’s plans described below, the Company has cash and cash equivalents to fund its forecasted operating expenses, working capital and capital expenditures through the first quarter of 2022. Therefore, the Company does not have adequate liquidity to meet its forecasted obligations for a period of one year from the date of the issuance of these interim March 31, 2021 financial statements. The Company’s plan is to raise additional liquidity in connection with the completion of the Business Combination (see Note 15 in the audited financial statements and accompanying notes for the years ended December 31, 2020 and 2019). If the Company is unable to complete the Business Combination, the Company will cease increasing spending levels for labor, and sales and marketing programs, and will also reduce discretionary spending, including reducing its direct and indirect labor, reducing sales and marketing costs and focusing its available capital on a reduced number of prioritized activities and programs, in order to have sufficient liquidity to fund its operations for at least one year from the date of the issuance of these financial statements.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash on hand and amounts on deposits with financial institutions. Amounts receivable from credit card processors of approximately $0.8 million as of March 31, 2021 and December 31, 2020, respectively, are also considered cash equivalents because they are both short-term and highly-liquid in nature and are typically converted to cash approximately three to five business days from the date of the underlying transaction.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the condensed consolidated balance sheets as of March 31, 2021 and December 31, 2020, and which, in aggregate, represent the amount reported on the condensed consolidated statements of cash flows (in thousands):

	March 31,	December 31,
	2021	2020
Cash	$49,485	$51,850
Restricted cash	400	400

Total cash and restricted cash	$49,885	$52,250

The Company had restricted cash of $0.4 million as of March 31, 2021 and December 31, 2020. The restricted cash is cash deposits restricted under the 2020 Term Loan. Refer to Note 5. Debt for additional information.

Accounts Receivable, Net

Accounts receivable consists of current trade receivables due from customers recorded at the invoiced amount, net of allowances for doubtful accounts.

The Company’s accounts receivable primarily represent amounts due from customers arising from revenue and are stated at the amount the Company expects to collect from outstanding balances. On a periodic basis, the Company evaluates accounts receivable estimated to be uncollectible and provides allowances, as necessary, for doubtful accounts. As of March 31, 2021 and December 31, 2020, the allowance for doubtful accounts was $0.7 million and $0.8 million, respectively.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Deferred transaction costs

Deferred transaction costs consist of direct legal, accounting and other fees relating to the Company’s anticipated Business Combination. These costs are capitalized as incurred in other assets on the condensed consolidated balance sheets and will be offset against the proceeds within stockholders’ equity (deficit). In the event an anticipated offering is terminated, deferred transaction costs will be expensed in that period. Deferred offering costs as of March 31, 2021 and December 31, 2020 were $3.0 million and $0.1 million, respectively.

Fair Value Measurement

The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows:

Level 1—Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company’s financial assets that were measured at fair value on a recurring basis were as follows (in thousands):

	March 31, 2021
Description:	Total	Level 1	Level 2	Level 3
Cash equivalents:
U.S. Treasury securities	$37,646	$37,646	$—	$—
Other Assets:
Convertible notes receivable	1,040	—	—	1,040

Total assets	$38,686	$37,646	$—	$1,040

	December 31, 2020
Description:	Total	Level 1	Level 2	Level 3
Cash equivalents:
U.S. Treasury securities	$43,116	$43,116	$—	$—

Total assets	$43,116	$43,116	$—	$—

Accounts receivable and accounts payable are carried at cost, which approximates fair value due to the short maturity of these instruments. Debt is carried at amortized cost, which approximates its fair value based on borrowing rates as of March 31, 2021 and December 31, 2020 available to the Company for loans with similar terms. The fair value of the Company’s debt is determined based on Level 2 inputs using primarily observable markets.

The Company has investments in U.S. treasury securities are measured at fair value on a recurring basis. The Company classifies the U.S. treasury bills within Level 1 because the Company uses quoted prices and models to determine their fair value.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

In January 2021, the Company entered a convertible notes agreement with a privately held company as a strategic investment for a principal of $1.0 million. The notes bear an interest rate of 5.0% per annum and matures in January 2023. The convertible notes receivable is accounted for as available-for-sale debt securities in other assets based on “Level 3” inputs, which consist of unobservable inputs and reflect management’s estimates of assumptions that market participants would use in pricing the liability, with unrealized holding gains and losses excluded from earnings and reported in other comprehensive income (loss). The fair value of the convertible note receivables was determined using a probability-weighted assessment of redemption and conversion scenarios upon the investee closing additional financing. The key inputs to determining fair values under that approach included probability of repayment and conversion scenarios, and discount rates. As of March 31, 2021, the Company applied a probability of 90% and 10% to the conversion and repayment scenario, respectively and a discount rate of 15.69% the valuation. The unrealized gain or loss during the three months ended March 31, 2021 was immaterial.

Advertising Costs

Advertising costs are expensed as incurred and included in selling, general, and administrative in the condensed consolidated statements of operations and comprehensive loss. Advertising expense was $1.6 million and $1.2 million for the three months ended March 31, 2021 and 2020, respectively.

Accounting Pronouncements

The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 either (1) within the same periods as those otherwise applicable to public business entities or (2) within the same time periods as nonpublic business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below. As a result, the Company’s financial statements may not be comparable to companies that comply with public company effective dates because of this election.

Recently Adopted Accounting Standards

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires customers to apply internal-use software guidance to determine the implementation costs that are able to be capitalized. Under the new standard, capitalized implementation costs are generally amortized over the term of the arrangement, beginning when the module or component of the hosting arrangement is ready for its intended use. All capitalized implementation amounts will be required to be presented in the same line items of the consolidated financial statements as the related hosting fees. The Company adopted ASU No. 2018-15 beginning January 1, 2021 on a prospective method. The adoption did not have a material impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Standards Not yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize on the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. This ASU is effective for public and private companies’ fiscal years beginning after December 15, 2018, and December 15, 2021, respectively, with early adoption permitted. The Company expects to adopt ASU No. 2016-02 under the private company transition guidance beginning January 1, 2022, and is currently evaluating the impact on the Company’s condensed consolidated financial statements.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

In June 2016, the FASB issued ASU No. 2016-13, Financial instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. This ASU is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU No. 2016-13 under the private company transition guidance beginning January 1, 2023, and is currently evaluating the impact on the Company’s condensed consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU No. 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU No. 2019-12 will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU No. 2019-12 will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2022, with early adoption permitted. The Company expects to adopt ASU No. 2019-12 under the private company transition guidance beginning January 1, 2022, and is currently assessing the impact the guidance will have on the Company’s condensed consolidated financial statements.

3. REVENUE

Disaggregated Revenue—The following table shows the revenue by geography for three months ended March 31, 2021 and 2020, respectively (in thousands):

	Three Months Ended March 31,
	2021	2020
United States	$16,996	$8,598
International	9,933	4,342

Total revenue	$26,929	$12,940

No country other than the United States accounted for more than 10% of the Company’s revenue for three months ended March 31, 2021 and 2020, respectively. The geographical revenue information is determined by the ship-to address of the products and the billing address of the customers of the services.

The following table shows over time versus point-in-time revenue for three months ended March 31, 2021 and 2020, respectively (in thousands):

	Three Months Ended March 31,
	2021	2020
Over time revenue	$16,489	$8,441
Point-in-time revenue	10,440	4,499

Total	$26,929	$12,940

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Contract Balances—The timing of revenue recognition differs from the timing of invoicing to customers and this timing difference results in contract liabilities (deferred revenue) on the Company’s condensed consolidated balance sheets. The contract balances as of March 31, 2021 and December 31, 2020 were as follows (in thousands):

	March 31,	December 31,
	2021	2020
Accounts receivable, net	$2,428	$2,700
Unbilled accounts receivable	2,202	1,224
Deferred revenue	6,691	4,903

During the three months ended March 31, 2021 and 2020, the Company recognized revenue of $2.0 million and $2.1 million that was included in the deferred revenue balance at the beginning of the fiscal year, respectively. Contracted but unsatisfied performance obligations were $14.4 million at the end of March 31, 2021 and consisted of deferred revenue and backlog. The contracted but unsatisfied or partially unsatisfied performance obligations expected to be recognized over the next 12 months at the end of March 31, 2021 were $13.1 million, and the remaining thereafter.

4. BALANCE SHEET COMPONENTS

Allowance for Doubtful Accounts—A rollforward of allowance for doubtful accounts as of March 31, 2021 and December 31, 2020 were as for the three months ended March 31, 2021 was as follows (in thousands):

	March 31,	March 31,
	2021	2020
Balance—beginning of year	$(799)	$(337)
Increase in reserves	(16)	(131)
Write-offs	75	9

Balance—end of period	$(740)	$(459)

Inventories—Inventories as of March 31, 2021 and December 31, 2020, consisted of the following (in thousands):

	March 31,	December 31,
	2021	2020
Finished Goods	$797	$538
Work in process	1,774	2,219
Purchased parts and raw materials	890	889

Total inventories	$3,461	$3,646

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Property and Equipment, Net—Property and equipment as of March 31, 2021 and December 31, 2020, consisted of the following (in thousands):

	March 31,	December 31,
	2021	2020
Machinery and equipment	$1,597	$1,435
Furniture and fixtures	359	359
Leasehold improvements	733	733
Capitalized software and development costs	19,570	18,126

Total property and equipment	22,259	20,653
Accumulated depreciation and amortization	(13,728)	(12,443)

Total property and equipment, net	$8,531	$8,210

Depreciation and amortization expenses were $1.3 million and $1.2 million for three months ended March 31, 2021 and 2020, respectively.

Additions to capitalized software and development costs, inclusive of stock-based compensation in three months ended March 31, 2021 and 2020, was $1.4 million and $1.4 million and are recorded as part of property and equipment, net on the condensed consolidated balance sheets, respectively. Amortization expense was $1.2 million and $1.1 million for three months ended March 31, 2021 and 2020, respectively, of which $1.0 million and $1.0 million was recorded to costs of revenue related to subscription and $0.2 million and $0.1 million to selling, general, and administrative in the condensed consolidated statements of operations and comprehensive loss, respectively.

Accrued Expenses and Other Current Liabilities—Accrued expenses and other current liabilities as of March 31, 2021 and December 31, 2020, consisted of the following (in thousands):

	March 31,	December 31,
	2021	2020
Accrued compensation	$1,922	$3,208
Tax payable	1,043	1,164
Transaction cost payable	2,390	135
Other current liabilities	3,060	2,488

Total accrued expenses and other current liabilities	$8,415	$6,995

5. DEBT

The Company’s short-term and long-term debt is secured by substantially all the assets of the Company and subject the Company to certain affirmative and negative covenants. Failure to comply with these covenants could result in an event of default, which may lead to an acceleration of the amounts owed and other remedies.

As of March 31, 2021 and December 31, 2020, the Company has the following financing arrangements:

2015 Term Loan and Line of Credit—On May 20, 2015, the Company entered into a Loan and Security Agreement with a lender (the “2015 Agreement”) to borrow a term loan up to $4.0 million (“2015 Term Loan”). The Company borrowed the full $4.0 million term loan on September 23, 2016. The term loan matured on September 30, 2019. The Company was required to make 36 equal installment payments of principal starting October 2016 through September 2019. The term loan bore interest at a floating per annum rate equal to 1.0%

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

above the prime rate published by Wall Street Journal (the “Prime Rate”). Interest was payable monthly. The Company repaid the 2015 Term Loan by September 2019. The agreement also allowed the Company to borrow under financing of eligible accounts, for up to $1.0 million (“2015 Account Financing”) The Company did not borrow any amount under the 2015 Account Financing.

On May 22, 2017, the Company amended and restated the 2015 Agreement with the lender (the “2015 Amended and Restated Agreement”) for an additional revolving line of credit up to $2.0 million. The line of credit bore interest at a floating per annum rate equal to 0.5% above the Prime Rate. The line of credit matured on May 22, 2019.

On October 26, 2017, the Company amended the 2015 Amended and Restated Agreement with the lender (the “2017 Amendment”) for an additional term loan up to $1.5 million (“2017 Term Loan”). The Company borrowed the full $1.5 million on November 3, 2017. The Company was required to make monthly interest-only payments starting December 2017 and 36 equal installment payments of principal starting October 2018 through September 2021. The term loan bore interest at a floating per annum rate equal to the greater of (a) 1.0% above the Prime Rate; and (b) 5.25%. Interest was payable monthly.

On September 16, 2019, the Company amended and restated the 2015 Amended and Restated Agreement and the 2017 Amendment with the lender (the “2017 Second Amended and Restated Agreement”). The agreement provided the Company with a term loan up to $3.0 million (“2019 Term Loan”). The loan must be first used to repay the prior term loan and accrued interest. The Company borrowed the full $3.0 million on September 16, 2019, and $1.0 million of the amount was used to repay in full the outstanding principal and interest under the 2017 Term Loan. The term loan matures in May 2023. The Company is required to make 36 equal installments payments of principal, plus monthly payment of accrued interest starting in June 2020 through May 2023. The term loan bears interest at a floating per annum rate equal to the greater of (a) 1.0% above the Prime Rate and (b) 5.25%. The amendment also provided the Company with a revolving line of credit up to $3.0 million due in September 2020. The Company borrowed $3.0 million under the line of credit on September 27, 2019. The principal amount outstanding under the revolving line of credit bears interest at a floating per annum rate equal to the greater of (a) 0.5% above the Prime Rate and (b) 5.25%. Interest is payable monthly. The restructuring of the term loan was accounted for as an extinguishment. The loss on extinguishment was not material.

For the three months ended March 31, 2021 and 2020, the Company recorded immaterial interest expense under the 2019 Term Loan. The Company repaid $0.2 million of principal outstanding under the 2019 Term Loan during three months ended March 31, 2021.

On April 28, 2020, the Company amended the 2017 Second Amended and Restated Agreement with the lender (the “2020 Amendment”) to increase the limit of the revolving line of credit from $3.0 million to $5.0 million and extend the maturity date of the revolving line to December 15, 2020. On December 22, 2020, the Company amended and extended the line of credit maturity date from December 15, 2020, through December 14, 2021. As of March 31, 2021 and December 31, 2020, the interest rates for the term loan and the revolving line of credit were 5.25%. As of March 31, 2021, $3.0 million of principal was outstanding under the 2020 Amendment revolving line of credit.

2018 Term Loan—On April 20, 2018, the Company entered into a $10.0 million term loan agreement (the “2018 Agreement”) with a lender maturing on May 1, 2022. The loan is repayable in 48 monthly scheduled installments commencing on May 1, 2018. The Company is required to make interest-only payments for the first 12 months starting May 2018 and thereafter to make 36 equal installment payments through the maturity date of the loan. The interest rate is fixed at 11.5% per annum. As of March 31, 2021 and December 31, 2020, there was $4.3 million and $5.1 million of principal outstanding under the 2018 Agreement, respectively.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

In connection with the execution of the 2018 Agreement, an additional final payment of $0.5 million is due at the earlier of the maturity date and prepayment of the term loan. The Company accretes the final payment liability up to the redemption amount as part of the 2018 Agreement term loan balance and recognizes interest expense over the term of the loan. The Company recognized immaterial interest expense related to the 2018 Agreement final payment for three months ended March 31, 2021 and 2020.

For the three months ended March 31, 2021 and 2020, the Company recorded $0.1 million and $0.2 million of interest expense, respectively, and repaid $0.8 million of principal outstanding under the 2018 Agreement for the three months ended March 31, 2021 and 2020.

The Company incurred certain debt issuance costs in connection with the above loan agreements. Such cost was capitalized against the loan proceeds. The Company also issued warrants to purchase common stock in conjunction with the above loan agreements. The Company determined the fair value of the warrants using the Black-Scholes option-pricing model, which was recorded to additional paid-in capital and an adjustment against the loan proceeds. The debt issuance cost was capitalized and amortized as interest expense over the initial term of the agreement.

2020 Term Loan—On February 20, 2020, the Company entered into a $ 2.0 million term loan agreement (“2020 Term Loan”) with a lender. The loan is provided under two facilities: facility A is comprised of $1.0 million maturing in 36 months, and facility B is comprised of $1.0 million maturing in 30 months. On April 17, 2020, the Company borrowed $1.0 million from facility A, and on October 12, 2020 the Company borrowed the full $1.0 million from facility B. In addition to the principal payment, both loan facilities require a fixed monthly coupon payment. The aggregated annual coupon payment is $0.1 million. The principal is payable in 24 equal installments commencing on May 31, 2021 through April 30, 2023. The interest rate is fixed at 4.75% per annum. For the three months ended March 31, 2021 , the Company recorded $0.1 million of interest expense and did not repay any principal outstanding under the 2020 Term Loan.

The Company incurred certain debt issuance costs in connection with the above loan agreements. Such cost was capitalized against the loan proceeds. The Company also issued warrants to purchase common stock in conjunction with the above loan agreements. The Company determined the fair value of the warrants using the Black-Scholes option-pricing model, which is recorded to additional paid-in capital and an adjustment against the loan proceeds. The debt issuance costs are amortized as additional interest expense over the term of the agreement.

Debt obligations as of March 31, 2021 and December 31, 2020, consisted of the following (in thousands):

	March 31,	December 31,
	2021	2020
Line of credit	$3,000	$3,000
2019 term loan	2,167	2,417
2018 term loan	4,801	5,650
2020 term loan	2,000	2,000

Total debt	$11,968	$13,067
Less: unamortized debt discount	(283)	(350)

Total debt, net of debt discount	11,685	12,717

Less: Current portion of long-term debt	(8,568)	(8,215)

Long-term debt	$3,117	$4,502

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The future principal payments and final payment fee for the Company’s outstanding debt obligations as of March 31, 2021 were as follows (in thousands):

March 31,
2021
Remainder of 2021	$7,116
2022	4,102
2023	750
2024	—

Total	$11,968

6. COMMITMENTS AND CONTINGENCIES

Lease and Purchase Obligation—The Company leases offices under operating leases for its U.S. headquarters and international locations that expire at various dates through 2025. Under the lease agreements that contain escalating rent provisions, lease expense is recorded on a straight-line basis over the lease term. Rent expense for three months ended March 31, 2021 and 2020, was $0.5 million and $0.6 million, respectively. In addition, the Company has purchase obligations, which includes agreements and issued purchase orders containing non-cancelable payment terms to purchase goods and services.

As of March 31, 2021 and December 31, 2020, future minimum operating lease payments and purchase obligations are as follows (in thousands):

	Operating Leases	Purchase Obligations	Total Lease and Purchase Obligations
2021	$953	$7,279	$8,232
2022	1,301	—	1,301
2023	1,339	—	1,339
2024	1,306	—	1,306
2025	207	—	207
Thereafter	—	—	—

Total	$5,106	$7,279	$12,385

Litigation—The Company is named from time to time as a party to lawsuits and other types of legal proceedings and claims in the normal course of business. The Company accrues for contingencies when it believes that a loss is probable and that it can reasonably estimate the amount of any such loss and the Company has made an assessment of the probability of incurring any such losses and whether or not those losses are estimable. As of March 31, 2021 and December 31, 2020, there were no amounts accrued that the Company believes would be material to its financial position.

Indemnification—In the ordinary course of business, the Company enters into certain agreements that provided for indemnification by the Company of varying scope and terms to customers, vendors, directors, officers, employees and other parties with respect to certain matters. Indemnification includes losses from breach of such agreements, services provided by the Company, or third-party intellectual property infringement claims. These indemnities may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments, in some circumstances, are not subject to a cap. As of March 31, 2021, there were no known events or circumstances that have resulted in a material indemnification liability.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7. CONVERTIBLE NOTES

The Company issued convertible notes between January 2020 and March 2020 to various investors amounting to $8.5 million (“2020 Notes”). The convertible notes carry an interest rate of 5.0% per annum. The notes mature in January 2022 and cannot be prepaid without written consent. As per the terms of the convertible note agreement, if a qualified financing, defined as a transaction or series of transactions by which the Company sells redeemable convertible preferred stock for aggregate gross proceeds of at least $10.0 million, occurs prior to the payment of the notes, then the notes plus accrued and unpaid interest shall automatically convert into shares of redeemable convertible preferred stock at a price paid by the other purchasers of the redeemable convertible preferred stock sold in the qualified financing discounted by 10.0% if converted prior to January 2021, and on or after January 2021 by 15.0%. If no qualified financing occurs on or prior to the maturity date, then the outstanding principal amount of these convertible notes and all accrued and unpaid interest shall be converted into Series D redeemable convertible preferred stock at a conversion price of $8.3131 per share. During April and June 2020, the Company completed the Series D redeemable convertible preferred stock financing and subsequently issued 5,269,979 shares of Series D redeemable convertible preferred stock at $8.3131 per share for total cash proceeds of $43.8 million. Accordingly, as this meets the qualified financing requirement, all of the convertible notes, including unpaid accrued interest of $8.6 million converted into 1,148,010 shares of Series D redeemable convertible preferred stock at $7.48179 per share in April 2020. The combined aggregate amount of the proceeds from the Series D redeemable convertible preferred stock financing and the converted notes was $52.4 million.

The 2020 Notes contain an embedded derivative. The fair value of the derivative was recorded as a liability with an offsetting amount recorded as a debt discount, and the debt discount is recorded against the carrying amount of the related convertible notes outstanding. The amortization of the debt discount was recorded as interest expense. The embedded derivative liability was re-valued to the current fair value at the end of each reporting period using the income-based approach. The fair value of the embedded derivative upon issuance was $1.0 million. Interest expense was accreted on the convertible notes between issuance and conversion. Interest expense of $0.1 million on the convertible notes are included in interest expense for the three months ended March 31, 2020 in the unaudited condensed consolidated statements of operations and comprehensive loss. The notes were converted in April 2020.

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK

As of March 31, 2021 and December 31, 2020, the Company’s redeemable convertible preferred stock consisted of the following balances (in thousands, except share and per share amounts):

	March 31, 2021 and December 31, 2020
	Original Issuance Price	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference	Dividend Rate
Series Seed redeemable convertible preferred stock	$1.4448	6,035,185	6,035,185	$7,350	$8,720	8.0%
Series A-1 redeemable convertible preferred stock	1.7553	1,837,769	1,837,769	3,165	3,226	8.0%
Series B redeemable convertible preferred stock	3.3752	4,740,459	4,740,459	15,905	16,000	8.0%
Series C redeemable convertible preferred stock	7.0826	7,460,000	7,459,351	52,696	52,832	8.0%
Series D redeemable convertible preferred stock	$8.3131	10,370,000	10,267,334	85,052	85,353	8.0%

		30,443,413	30,340,098	$164,168	$166,131

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The holders of the Company’s Series Seed, A-1, B, C, and D redeemable convertible preferred stock have various rights, preferences, privileges, and restrictions with respect to voting, dividends, liquidation, and conversion as follows:

Dividends—Holders of shares of the Company’s redeemable convertible preferred stock are entitled to receive non-cumulative dividends at an annual rate of 8.0% per share payable, if and when, declared by the board of directors, prior and in preference to any payment of any dividend on the common stock; such dividends shall be non-cumulative. The redeemable convertible preferred stockholders are also entitled to participate in dividends on common stock on an as-converted basis. The holders of redeemable convertible preferred stock can waive any dividend preference that such holders shall be entitled to receive upon the affirmative vote or written consent of the holders of a majority of the outstanding shares of redeemable convertible preferred stock, voting as a single class on an as-converted basis (the “Preferred Consent”). As of March 31, 2021, no dividends have been declared or paid.

Voting Rights—Holders of shares of the Company’s Series Seed and Series A-1 redeemable convertible preferred stock have voting rights equal to the number of shares of common stock into which such redeemable convertible preferred stock is convertible. The holders of a majority of the outstanding shares of Series Seed redeemable convertible preferred stock and Series A-1 redeemable convertible preferred stock, voting as a single class on an as-converted basis, shall be entitled to elect one member of the Board of Directors of Matterport, Inc. (the “Board”). The holders of a majority of the outstanding shares of Series B redeemable convertible preferred stock, voting as a separate class, shall be entitled to elect one member of the Board. The holders of a majority of the outstanding shares of Series C redeemable convertible preferred stock, voting as a separate class, shall be entitled to elect one member of the Board. The holders of a majority of the outstanding shares of the Company’s common stock, voting as a separate class, shall be entitled to elect three members of the Board. Any remaining members of the Board shall be elected by the holders of (a) a majority of the outstanding shares of the Company’s common stock and (b) a majority of the outstanding shares of the Company’s redeemable convertible preferred stock, voting together as a single class on an as-converted basis.

Liquidation Preference—In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of Series Seed redeemable convertible preferred stock, Series A-1 redeemable convertible preferred stock, Series B redeemable convertible preferred stock or common stock by reason of their ownership thereof, an amount equal to the Series C redeemable convertible preferred stock original issue price or Series D redeemable convertible preferred stock original issue price, as applicable, plus all declared but unpaid dividends, on each such applicable share of redeemable convertible preferred stock held by them. If, upon the occurrence of such Liquidation Event, the proceeds distributed among the holders of Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After payment in full of amounts payable to the holders of Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock above, the holders of Series B redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of Series Seed redeemable convertible preferred stock, Series A-1 redeemable convertible preferred stock or common stock by reason of their ownership thereof, an amount equal to the Series B redeemable convertible preferred stock original issue price, plus all declared but unpaid dividends, on each such share of Series B redeemable convertible preferred stock held by them. If upon the

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

occurrence of such Liquidation Event, the proceeds distributed among the holders of Series B redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series B redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After payment in full of amounts payable to the holders of Series B redeemable convertible preferred stock, the holders of Series Seed redeemable convertible preferred stock and Series A-1 redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of common stock by reason of their ownership thereof, an amount equal to the Series Seed redeemable convertible preferred stock original issue price or the Series A-1 redeemable convertible preferred stock original issue price, as applicable, plus all declared but unpaid dividends, on each such share of redeemable convertible preferred stock held by them. The Series Seed redeemable convertible preferred stock and Series A-1 redeemable convertible preferred stock shall rank pari passu with respect to the respective preferential amounts for each such series upon the occurrence of such event. If, upon the occurrence of such Liquidation Event, the proceeds thus distributed among the holders of Series Seed redeemable convertible preferred stock and Series A-1 redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series Seed redeemable convertible preferred stock and Series A-1 redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After payment to the holders of redeemable convertible preferred stock of the preferential amounts, all remaining proceeds legally available for distribution to stockholders of the Company shall be distributed pro rata among the holders of common stock based on the number of shares of common stock then held by them. If, upon occurrence of such event, the assets and funds distributed among the holders of redeemable convertible preferred stock are insufficient to permit the payment, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of redeemable convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

For purposes of determining the amount each holder of redeemable convertible preferred stock is entitled to receive with respect to a Liquidation Event, each such holder of redeemable convertible preferred stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of redeemable convertible preferred stock into shares of common stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of redeemable convertible preferred stock into shares of common stock. If any such holder shall be deemed to have converted shares of redeemable convertible preferred stock into common stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of the redeemable convertible preferred stock that have not converted (or have not been deemed to have converted) into shares of common stock.

A “Liquidation Event” shall mean (i) a liquidation, dissolution, or winding up of the Company; (ii) an acquisition of the Company by another person or entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, a merger, consolidation, or other corporate reorganization), other than an acquisition in which the shares of capital stock held by stockholders of the Company immediately prior to such acquisition continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately after such acquisition and by virtue of the acquisition, a majority of the total outstanding voting power of the surviving or acquiring person or entity; (iii) a sale, lease, exclusive license, or other disposition of all or substantially all of the assets or intellectual property of the

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Company, except where such sale, lease, exclusive license, or other disposition is to a wholly owned subsidiary of the Company; or (iv) a transaction or series of related transactions to which the Company is a party (whether by merger, consolidation, stock acquisition, or otherwise) in which a majority of the total outstanding voting power of the Company is transferred or (v) a transaction or series of related transactions to which the Company is a party (whether by merger, consolidation, stock acquisition or otherwise) in which a majority of the total outstanding voting power of the Company is transferred; or (vi) a merger with or into or consolidation with Gores Holdings VI, Inc., a Delaware corporation, or one or more of its subsidiaries (whether or not the Company is the surviving entity of such merger or consolidation). Notwithstanding the foregoing sentence, a transaction shall not constitute a Liquidation Event if the primary purpose is to change the jurisdiction of the Company’s incorporation, create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or engage in a bona fide equity financing transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may only be waived with the Preferred Consent.

Conversion Rights—At the option of the holder, each share of redeemable convertible preferred stock is convertible into shares of common stock as is determined by dividing the original issuance price per share for Series Seed, A-1, B, C, and D redeemable convertible preferred stock, by the conversion price applicable to such shares. The initial conversion price per share is the original issuance price of the redeemable convertible preferred stock. The conversion ratio for the redeemable convertible preferred stock shall be subject to appropriate adjustments for stock splits, stock dividends, combinations, subdivisions, recapitalizations, or the like. In addition, if the Company should issue any additional stock without consideration or for a consideration per share less than the conversion price for the redeemable convertible preferred stock, the conversion price for each series shall automatically be adjusted in accordance with anti-dilution provisions contained in the Company’s Amended Certificate of Incorporation.

Each share of redeemable convertible preferred stock will automatically convert into shares of common stock at the conversion rate then in effect upon the earlier of (i) the closing of the sale of the Company’s Common Stock to the public at a price of at least $12.4697 per share and aggregate proceeds of not less than $50.0 million, net of underwriting discounts and commissions or (ii) the date of the Preferred Consent.

Redemption—Redeemable convertible preferred stock is not redeemable at the election of the holder, except that in the event of a change in control resulting from the sale or transfer of the Company’s securities, which qualifies as a Liquidation Event.

9. COMMON STOCK

The Company was authorized to issue 56,000,000 shares of common stock with a par value of $0.001 per share as of March 31, 2021 and December 31, 2020.

The Company had reserved shares of common stock for future issuance as of March 31, 2021 and December 31, 2020 as follows:

	March 31,	December 31,
	2021	2020
Redeemable convertible preferred stock, all series	30,687,099	30,687,099
Warrants to purchase common stock	262,513	262,513
Common stock options outstanding and unvested RSUs	11,771,260	11,945,269
Shares available for future grant of equity awards	255,500	466,322

Total shares of common stock reserved	42,976,372	43,361,203

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Common Stock Warrants—The Company issued warrants to purchase common stock in connection with loan agreements entered from three lenders as disclosed below and in Note 5. All previously issued common stock warrants were fully vested and exercisable as of March 31, 2021 and December 31, 2020. Those warrants were considered equity at inception and were recorded to additional paid-in capital. The warrants have a contractual 10-year life from the issuance date.

In February 2021, the holders of all of the Company’s outstanding warrants entered into agreement with the Company to exercise their warrants contingent upon, and effective immediately prior to, the consummation of the First Merger. In the event of an acquisition in which the fair market value of one share is greater than the warrant exercise price as of the date of the acquisition, all outstanding and unexercised warrants shall automatically be deemed to be cashless exercised immediately prior to the consummation of the acquisition. In the event of an acquisition where the fair market value per share is less than the warrant exercise price in effect immediately prior to the acquisition, then warrant will expire immediately prior to the consummation of the acquisition. In February 2021, the holders of all of the Company’s outstanding warrants agreed to exercise their warrants contingent upon, and effective immediately prior to, the consummation of the First Merger.

2015 and 2017 Term Loan Warrants—On May 20, 2015, and October 26, 2017, in connection with the 2015 Agreement and the 2015 Amended and Restated Agreement, the Company issued warrants to purchase 44,200 shares of common stock to the lender with an exercise price of $0.655 per share and 2,250 shares of common stock to the lender with an exercise price of $1.430 per share, respectively. As set forth in the warrant agreement, on November 2, 2017, the Company issued additional warrants to purchase 2,250 shares of common stock to the lender upon the funding of the term loan with an exercise price of $1.430 per share. On September 16, 2019, in connection with the 2017 Second Amended and Restated Agreement, the Company issued warrants to purchase 20,000 shares of common stock to the lender with an exercise price of $2.716 per share. As of March 31, 2021, the warrants issued in connection with 2015 and 2017 term loan remained outstanding.

2018 Term Loan Warrants—On April 20, 2018, in connection with the 2018 Agreement, the Company issued warrants to purchase 143,813 shares of common stock to the lender with an exercise price of $1.430 per share. The Company determined the fair value of the warrants to be $0.2 million as of the issuance date based on the Black-Scholes option-pricing model using the following assumptions: 0% dividend yield, 44.8% volatility, and risk-free rate of 3.0%. As of March 31, 2021, the 2018 term loan warrants remained outstanding.

2020 Term Loan Warrants—On February 20, 2020, in connection with the 2020 Term Loan, the company issued warrants to purchase up to 50,000 shares of common stock to the lender with an exercise price of $2.716 per share. The Company determined the fair value of the warrants to be $0.1 million as of the issuance date based on the Black-Scholes option pricing model using the following assumptions: 0% dividend yield, 38.37% volatility, and risk-free rate of 1.45%. As set forth in the warrant agreement, upon an event of an acquisition, the warrant shall automatically be deemed as cashless exercise. In the event of acquisition where the fair market value of one share is less than the warrant exercise price, then the warrant will expire immediately prior to the consummation of the acquisition. As of March 31, 2021, the 2020 term loan warrants remained outstanding.

As of March 31, 2021 and December 31, 2020, the unamortized debt discount related to the above warrants were $0.1 million and $0.2 million, respectively.

10. STOCK PLAN

Amended and Restated 2011 Stock Incentive Plan—On June 17, 2011, the Company’s Board and stockholders approved the Matterport, Inc. 2011 Stock Incentive Plan, (the “2011 Stock Plan”), which allows for

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

the issuance of incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), the issuance of restricted stock awards (“RSAs”), and the sale of stock to its employees, the Board, and consultants. As of December 31, 2020, the Company has granted primarily ISOs. The 2011 Stock Plan will expire in June 2021 (10 years from its adoption), unless terminated earlier.

On February 12, 2021, the Company amended and restated 2011 Stock Plan which allows the Company to grant restricted stock units (“RSUs”) and extended the terms of the plan until February 12, 2022, unless terminated earlier.

As of March 31, 2021 and December 31, 2020, 16,139,408 shares were authorized under the 2011 Stock Plan. Shares forfeited due to employee termination or expiration are returned to the share pool. Similarly, shares withheld upon exercise to provide for the exercise price and/or taxes due and shares repurchased by the Company are also returned to the pool.

Stock options are granted with exercise prices not less than 100% of the fair value of the common stock on the date of issuance and, for 10% stockholders, not less than 110%. Equity awards vest over a period of time as determined by the Board, generally over a four-year period, and stock options expire 10 years from the date of grant (5 years for 10% stockholders) and are non-transferable. The Company has also granted equity awards subject to performance-based vesting. Stock options may be granted with early exercise provisions. Vested option shares are exercisable for three months after termination, other than for cause, and for at least 12 months if due to death or disability, but in no event later than the expiration of the option term. Stock options granted to the Board are subject to automatic vesting upon change in control. For non-Board award recipients, if within 60 days of a change of control, the individual resigns due to an adverse change in job position, work location, reduction in pay, or other adverse changes, or within 12 months of a change of control the successor company terminates the individual’s service without cause, vesting of the option shall accelerate with respect to shares that would have vested in the 12-month period following such termination or resignation, effective immediately prior to their last day.

Shares Available for Future Grant—Shares available for future grant under the Company’s stock plans as of March 31, 2021 and December 31, 2020 were 255,500 and 466,322 shares, respectively. The Company issues new shares upon a share option exercise or release.

Stock Option Activities—The following table summarizes the stock option activities under the Company’s stock plans three months ended March 31, 2021 (in thousands, except for share data):

	Options Outstanding		Weighted- Average Remaining Contractual Term (Years)
	Number of Shares	Weighted- Average Exercise Price		Aggregate Intrinsic Value
Balance—December 31, 2020	11,945,269	$2.57	8.1	$245,565
Granted	—	—
Exercised	(384,831)	2.05
Expired or canceled	(117,682)	3.09

Balance—March 31, 2021	11,442,756	$2.58	7.9	$439,004

Option vested and exercisable —March 31, 2021	5,610,112	$2.16	7.1	$217,589

As of March 31, 2021, unrecognized stock-based compensation expense related to unvested options was $6.4 million, which is expected to be amortized over a weighted-average vesting period of 2.5 years.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

RSU Activities—During the three months ended March 31, 2021, the Company approved and granted a total of 328,504 shares of RSU awards to certain employees under the amended and restated 2011 Stock Plan. The weighted-average grant date fair value of RSUs granted was $38.70 per share. These awards have both service-based and performance-based vesting conditions. The service-based vesting condition for these awards is typically satisfied over four years with a cliff vesting period of one year and continued vesting quarterly thereafter. The performance-based vesting condition is satisfied upon the occurrence of a liquidity event, as defined in the Amended and Restated 2011 Stock Plan. The event is not deemed probable until consummated, and therefore, no stock-based compensation expenses related to these RSUs were unrecognized as of March 31, 2021.

As of March 31, 2021, unrecognized compensation cost related to unvested RSUs was $12.7 million of, which is expected to be recognized over a weighted-average period of 4.0 years.

Employee Stock Options Valuation—No options were granted during the three months ended March 31, 2021. The assumptions used to estimate the fair value of stock options granted during the three months ended March 31, 2020 were as follows:

Three Months Ended March 31,
2020
Expected volatility	38.5 – 38.7%
Expected term	6.0 to 6.1 years
Risk-free interest rate	1.50%
Expected dividend yield	0%

Fair value of underlying common stock—Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s redeemable convertible preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.

Employee Stock-based Compensation— For service awards, the fair value of options on the date of grant is estimated based on the Black-Scholes option-pricing model using the single-option award approach. The company recognizes share-based compensation expense for awards with only service conditions on a straight-line basis over the requisite service period of the related award, and recognizes share-based compensation expenses for awards with awards with performance conditions on a straight-line basis over the requisite service period when it is probable that the performance condition will be achieved. Forfeitures are accounted for in the period in which they occur.

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The amount of stock-based compensation related to stock-based awards to employees in the Company’s condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2021 and 2020 were as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Costs of revenue	$25	$28
Research and development	138	165
Selling, general, and administrative	495	384

Stock-based compensation, net of amounts capitalized	658	577
Capitalized stock-based compensation	82	43

Total stock-based compensation	$740	$620

11. INCOME TAXES

The income tax provision for interim periods is determined using an estimate of the Company’s annual effective tax rate as adjusted for discrete items arising in that quarter.

Given the Company has a full valuation allowance recorded against its domestic net deferred tax assets and operating losses in the US, and its foreign subsidiaries are in operating profit, the Company has applied the exception to use a worldwide effective tax rate under ASC 740-270-30-36. The Company used the foreign jurisdiction’s statutory rate as an estimate for the annual effective tax rate (“AETR”). The quarterly tax provision, and estimate of the Company’s annual effective tax rate, is subject to variation due to several factors, including variability in pre-tax income (or loss), the mix of jurisdictions to which such income relates, changes in how we do business, and tax law developments. Tax expense for the three months ended March 31, 2021 and 2020 was primarily attributable to pre-tax foreign earnings. The Company records deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, the Company considered all available positive and negative evidence and continued to conclude that as of March 31, 2021, it is not more likely than not that the Company will realize the benefits of its remaining net deferred tax assets and no valuation allowance should be released in the current period.

12. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

Net loss per share attributable to common stockholders was computed by dividing net loss by the weighted-average number of common shares outstanding for three months ended March 31, 2021 and 2020 (in thousands, except for share and per share data):

	Three months ended March 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(2,872)	$(8,108)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	9,621,163	7,800,411

Net loss per share attributable to common stockholders, basic and diluted	$(0.30)	$(1.04)

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The potential shares of common stock were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive for the three months ended March 31, 2021 and 2020:

	Three months ended March 31,
	2021	2020
Redeemable convertible preferred stock, all series	30,687,099	24,269,110
Warrants to purchase common stock	262,513	262,513
Common stock options outstanding and unvested RSUs	11,771,260	12,866,585

Total potentially dilutive common share equivalents	42,720,872	37,398,208

13. RELATED-PARTY TRANSACTIONS

From January 2020 to March 2020, Matterport issued convertible promissory notes in an aggregate principal amount of $8.5 million (“2020 Notes”) to investors, including (i) $400,000 aggregate principal amount to DCM VI, L.P., an affiliate of Jason Krikorian, a member of the Matterport board of directors, (ii) $2.0 million aggregate principal amount to Lux Co-Invest Opportunities, L.P., an affiliate of Peter Hébert, a member of the Matterport board of directors, and (iii) $1,000,000 aggregate principal amount to QUALCOMM Ventures LLC, an affiliate of Carlos Kokron, a member of the Matterport board of directors. The 2020 Notes accrued interest at a rate of 5% per annum. Refer to Note 7. Convertible Notes.

14. EMPLOYEE BENEFITS PLANS

The Company has a defined-contribution retirement and savings plan intended to qualify under Section 401 of the Internal Revenue Code (the “401(k) Plan”) covering substantially all US employees. The 401(k) Plan allows each participant to contribute up to an amount not to exceed an annual statutory maximum. The Company contracted with a third-party provider to act as a custodian and trustee and to process and maintain the records of participant data. Substantially all of the expenses incurred for administering the 401(k) Plan are paid by the Company. The company discontinued providing contributions in the 401(k) Plan match since May 1, 2020. For the three months ended March 31, 2020 the company made $0.2 million of discretionary matching contribution.

The Company contributes to a defined-contribution pension plan for eligible employees in the U.K. Pension plan benefits are based primarily on participants’ compensation and years of service credited as specified under the terms of the plan. For the three months ended March 31, 2021 and March 31, 2020, the Company made immaterial matching contributions to the U.K. pension plan.

15. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 28, 2021, the date the condensed consolidated financial statements were available to be issued, and concluded that no subsequent events have occurred that would require recognition in the Company’s condensed consolidated financial statements or disclosures in the notes to the condensed consolidated financial statements herein, other than already discussed in the notes above.

On April 1, 2021, the Company amended the performance condition of the 210,376 performance-based stock option (PSO) awards previously granted to a senior executive in March 2019. Originally, the PSO awards

MATTERPORT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

shall vest and become exercisable upon the consummation of the earlier of a change in control or an initial public offering (“IPO”), subject to certain share price targets. The vesting of the award also requires employment up to the consummation of the change in control or IPO. As a result of the modification, the PSO awards shall vest and become exercisable upon the closing of the Business Combination. The modification resulted in a Type IV modification and the fair value of the stock option awards remeasured as of the modification date will be recognized upon the closing of the Business Combination, which was approximately $8.1 million.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

February 7, 2021

by and among

GORES HOLDINGS VI, INC.,

MAKER MERGER SUB, INC.,

MAKER MERGER SUB II, LLC,

and

MATTERPORT, INC.

i

5.21	Absence of Changes	A-40
5.22	Significant Customers and Suppliers	A-41
5.23	Affiliate Agreements	A-41
5.24	Internal Controls	A-41
5.25	Permits	A-41
5.26	Registration Statement	A-42
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB		A-42
6.01	Corporate Organization	A-42
6.02	Due Authorization	A-43
6.03	No Conflict	A-44
6.04	Litigation and Proceedings	A-44
6.05	Compliance with Laws	A-44
6.06	Benefit Plans	A-45
6.07	Governmental Authorities; Consents	A-45
6.08	Trust Account	A-45
6.09	Taxes	A-46
6.10	Brokers’ Fees	A-47
6.11	Parent SEC Reports; Financial Statements; Sarbanes-Oxley Act	A-47
6.12	Business Activities; Absence of Changes	A-48
6.13	Registration Statement	A-50
6.14	Capitalization	A-50
6.15	Parent Listing	A-51
6.16	Contracts; No Defaults	A-51
6.17	Investment Company Act; JOBS Act	A-52
6.18	Affiliate Agreements	A-52
6.19	Parent Stockholders	A-52
6.20	PIPE Investment; Subscription Agreements	A-52
ARTICLE VII COVENANTS OF THE COMPANY		A-53
7.01	Conduct of Business	A-53
7.02	Inspection	A-56
7.03	Exercise of Company Warrants	A-56
7.04	Termination of Certain Agreements	A-56
7.05	No Parent Securities Transactions	A-56
7.06	No Claim Against the Trust Account	A-56
7.07	Company Financial Statements; Other Actions	A-57
7.08	Company Stockholder Consent	A-58
7.09	Non-Solicitation	A-58
ARTICLE VIII COVENANTS OF PARENT		A-58
8.01	Indemnification and Insurance	A-58
8.02	Conduct of Parent During the Interim Period	A-60
8.03	Trust Account	A-61
8.04	Inspection	A-62
8.05	Parent Nasdaq Listing	A-62
8.06	Parent Public Filings	A-62
8.07	Section 16 Matters	A-62
8.08	Director and Officer Appointments	A-62
8.09	Exclusivity	A-63
8.10	Bylaws	A-63
8.11	Insider Letters	A-63

ii

ARTICLE IX JOINT COVENANTS		A-63
9.01	Support of Transaction	A-63
9.02	Preparation of Registration Statement; Special Meeting	A-63
9.03	Other Filings; Press Release	A-65
9.04	Confidentiality; Communications Plan.	A-65
9.05	Regulatory Approvals	A-66
9.06	Parent Incentive Plans	A-67
9.07	FIRPTA	A-67
9.08	A&R Registration Rights Agreement	A-67
ARTICLE X CONDITIONS TO OBLIGATIONS		A-68
10.01	Conditions to Obligations of All Parties	A-68
10.02	Additional Conditions to Obligations of Parent	A-68
10.03	Additional Conditions to the Obligations of the Company	A-69
ARTICLE XI TERMINATION/EFFECTIVENESS		A-69
11.01	Termination	A-69
11.02	Effect of Termination	A-70
ARTICLE XII MISCELLANEOUS		A-71
12.01	Waiver	A-71
12.02	Notices	A-71
12.03	Assignment	A-71
12.04	Rights of Third Parties	A-72
12.05	Expenses	A-72
12.06	Governing Law	A-72
12.07	Captions; Counterparts	A-72
12.08	Schedules and Exhibits	A-72
12.09	Entire Agreement	A-73
12.10	Amendments	A-73
12.11	Severability	A-73
12.12	Jurisdiction; WAIVER OF TRIAL BY JURY	A-73
12.13	Enforcement	A-73
12.14	Non-Recourse	A-74
12.15	Nonsurvival of Representations, Warranties and Covenants	A-74
12.16	Acknowledgements	A-74
12.17	Privileged Communications	A-75

Exhibits

Exhibit A – Form of A&R Registration Rights Agreement

Exhibit B – Form of A&R Certificate of Incorporation of Parent

Exhibit C – Form of A&R Bylaws of Parent

Exhibit D – Form of Letter of Transmittal

Exhibit E – Form of FIRPTA Certificate

Exhibit F – Form of Investor Representations Letter

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of February 7, 2021, is entered into by and among Gores Holdings VI, Inc., a Delaware corporation (“Parent”), Maker Merger Sub, Inc., a Delaware corporation (“First Merger Sub”), Maker Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), and Matterport, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement shall have the meanings set forth in Article I.

RECITALS

WHEREAS, Parent is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, First Merger Sub and Second Merger Sub are newly formed, wholly owned, direct subsidiaries of Parent, and were formed for the sole purpose of the Mergers;

WHEREAS, pursuant to the terms and subject to the conditions hereof, at the Closing, (a) First Merger Sub is to merge with and into the Company pursuant to the First Merger, with the Company surviving as the Surviving Corporation, and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation is to merge with and into Second Merger Sub pursuant to the Second Merger, with Second Merger Sub surviving as the Surviving Entity;

WHEREAS, the board of directors or manager, as applicable, of each of Parent, First Merger Sub, Second Merger Sub and the Company has approved and declared advisable the Transactions upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), as applicable;

WHEREAS, prior to or contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Parent and certain investors (the “Subscribers”) have entered into Subscription Agreements, dated as of the date hereof (the “Subscription Agreements”), for a private placement of Parent Class A Stock to be consummated prior to or substantially concurrently with the consummation of the Transactions;

WHEREAS, prior to the execution and delivery of this Agreement, in connection with the Transactions, each holder of a Company Warrant has entered into a warrant exercise agreement with the Company, pursuant to which each such holder has agreed that, at the Closing, all of its Company Warrants will automatically be exercised for shares of Company Common Stock, effective as of immediately prior to the Effective Time, without any action on the part of any such holder, the Company or any other Person;

WHEREAS, in connection with the consummation of the Mergers, Parent, the Sponsor, the Company, certain Parent Stockholders and certain Company Stockholders who will receive Parent Class A Stock pursuant to Article III, will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), in the form set forth on Exhibit A;

WHEREAS, pursuant to the Parent Organizational Documents, Parent will provide an opportunity to its stockholders to have their Parent Class A Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Parent Organizational Documents, the Trust Agreement and the Proxy Statement in conjunction with, among other things, obtaining approval from the stockholders of Parent for the Business Combination (the “Offer”);

WHEREAS, prior to the consummation of the Mergers, Parent will, subject to obtaining the Parent Stockholder Approval, adopt the amended and restated certificate of incorporation (the “Parent A&R Charter”) in the form set forth on Exhibit B;

WHEREAS, prior to the consummation of the Mergers, Parent will adopt the amended and restated bylaws (the “Parent A&R Bylaws”) in the form set forth on Exhibit C; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (a) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder and (b) the Mergers shall be treated as an integrated transaction and together shall constitute a single “reorganization” within the meaning of Section 368(a) of the Code to which Parent and the Company are parties under Section 368(b) of the Code, and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Parent, First Merger Sub, Second Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“A&R Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Parent, First Merger Sub, Second Merger Sub or their respective Affiliates or with respect to the Transactions) relating to, in a single transaction or series of related transactions: (a) any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the consolidated revenues, income or assets of the Company and its Subsidiaries, taken as a whole; (b) any direct or indirect acquisition of 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets; (c) the acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company) that constitutes 15% or more of the consolidated revenues, income or assets of the Company and its Subsidiaries, taken as a whole; or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 15% or more of the total voting power of the equity securities of the Company.

“Action” means any Claim that is by or before any Governmental Authority.

“Additional Parent SEC Reports” has the meaning specified in Section 6.11(a).

“Additional Proposal” has the meaning specified in Section 9.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Company Stock Consideration” means a number of shares of Parent Class A Stock (deemed to have a value of $10.00 per share), equal to the result of (a) $2,188,750,000, divided by (b) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Amendment Proposal” has the meaning specified in Section 9.02(c).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approval Requirement” has the meaning specified in Section 8.11.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 8.09.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020), and applicable rules and regulations.

“Cash and Cash Equivalents” means the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on December 10, 2020.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Form 8-K” has the meaning specified in Section 9.03(c).

“Closing Parent Cash” means an amount equal to: (a) the funds contained in the Trust Account as of the Effective Time; plus (b) all other Cash and Cash Equivalents of Parent (excluding, for the avoidance of doubt, any amount in the foregoing clause “(a)”); plus (c) the amount delivered to Parent at or prior to the Closing in connection with the consummation of the PIPE Investment; minus (d) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Parent Class A Stock pursuant to the Offer (to the extent not already paid).

“Closing Press Release” has the meaning specified in Section 9.03(c).

“Code” has the meaning specified in the Recitals hereto.

“Common Share Price” means the share price equal to the VWAP of Parent Class A Stock for a period of at least 10 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Class A Stock), extraordinary cash dividend (which adjustment shall be subject to the reasonable determination of the Parent Board), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Class A Stock).

“Communications Plan” has the meaning specified in Section 9.04(b).

“Company” has the meaning specified in the Preamble hereto.

“Company Affiliate Agreement” has the meaning specified in Section 5.23.

“Company Benefit Plan” has the meaning specified in Section 5.14(a).

“Company Board” means the board of directors of the Company.

“Company Certificate” has the meaning specified in Section 3.04(a).

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on February 19, 2019, as amended by (a) the Certificate of Amendment of the Certificate of Incorporation of the Company, filed with the Secretary of the State of Delaware on April 9, 2019, (b) the Certificate of Amendment of the Certificate of Incorporation of the Company, filed with the Secretary of the State of Delaware on April 21, 2020, (c) the Certificate of Amendment of the Certificate of Incorporation of the Company, filed with the Secretary of the State of Delaware on May 27, 2020 and (d) the Certificate of Amendment of the Certificate of Incorporation of the Company, filed with the Secretary of the State of Delaware on January 7, 2021.

“Company Closing Certificate” has the meaning specified in Section 2.04(b).

“Company Closing Indebtedness” has the meaning specified in Section 2.04(b).

“Company Common Stock” means the Company’s Common Stock, par value $0.001 per share.

“Company Cure Period” has the meaning specified in Section 11.01(a).

“Company Equity Awards” means the Company Stock Options and Company RSUs.

“Company Organizational Documents” means the Company Certificate of Incorporation and the Company’s Amended and Restated Bylaws, adopted by the Company on December 13, 2013, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Preferred Stock” means, collectively, the Company Series Seed Preferred Stock, Company Series A-1 Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock.

“Company Registered Intellectual Property” means all issued Patents, pending Patent applications, Trademark registrations, applications for Trademark registration, Copyright registrations, applications for Copyright registration and Internet domain names, in each case included in the Owned Intellectual Property.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Approval” has the meaning specified in Section 5.03(a).

“Company RSUs” means restricted stock units covering shares of Company Common Stock granted pursuant to the Company Stock Plan.

“Company Schedules” means the disclosure schedules of the Company and its Subsidiaries.

“Company Security” means any share of Company Common Stock, share of Company Preferred Stock, Company RSU (vested or unvested) or Company Stock Option (vested or unvested).

“Company Securityholder” means the holder of any Company Security.

“Company Series A-1 Preferred Stock” means the Company’s Series A-1 Preferred Stock, par value $0.001 per share.

“Company Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.001 per share.

“Company Series C Preferred Stock” means the Company’s Series C Preferred Stock, par value $0.001 per share.

“Company Series D Preferred Stock” means the Company’s Series D Preferred Stock, par value $0.001 per share.

“Company Series Seed Preferred Stock” means the Company’s Series Seed Preferred Stock, par value $0.001 per share.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Adjusted Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of shares of Company Common Stock issued and outstanding and issuable upon conversion of Company Preferred Stock issued and outstanding, in each case as of immediately prior to the Effective Time, plus (b) the aggregate number of shares of Company Common Stock issuable upon exercise or settlement of all (i) Company Stock Options (vested or unvested, but excluding any Company Stock Options that have an exercise price equal to or greater than the cash equivalent of the Per Share Company Common Stock Consideration) and (ii) Company RSUs (vested or unvested), in each case, outstanding as of immediately prior to the Effective Time.

“Company Stock Option” means any option to purchase Company Common Stock granted pursuant to the Company Stock Plan.

“Company Stock Plan” means the Company’s Amended and Restated 2011 Stock Incentive Plan.

“Company Stockholder” means the holder of a share of Company Common Stock or Company Preferred Stock.

“Company Warrants” means any warrant to purchase shares of Company Stock.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 4, 2021, between Parent and the Company.

“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device); (b) damaging or destroying any data or file without the user’s consent; or (c) sending information to the Company or any of its Subsidiaries, or any other Person, without the user’s consent.

“Continental” means Continental Stock Transfer & Trust Company, a New York corporation.

“Contracts” means any contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license, power of attorney, guaranty or other arrangement, understanding or obligation, whether written or oral, express or implied, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guideline or recommendation by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.

“D&O Indemnified Party” has the meaning specified in Section 8.01(a).

“D&O Tail” has the meaning specified in Section 8.01(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Dissenting Shares” has the meaning specified in Section 3.10.

“DLLCA” has the meaning specified in the Recitals hereto.

“Earn Out Period” means the period beginning on the Lockup Expiration Date and ending on the date that is five years after the Lockup Expiration Date.

“Earn Out Pro Rata Share” means, for each Company Securityholder, a percentage determined by dividing (a) the sum of (i) the total number of shares of Company Common Stock (including the aggregate number of shares of Company Common Stock issuable upon exercise or settlement of all Company RSUs (vested or unvested) and Company Stock Options (vested or unvested) held by such Company Securityholder) held by such Company Securityholder as of immediately prior to the Effective Time plus (ii) the total number of shares of Company Common Stock issuable upon conversion of all shares of Company Preferred Stock held by such Company Securityholder as of immediately prior to the Effective Time by (b) the sum of (i) the total number of shares of Company Common Stock (including the aggregate number of shares of Company Common Stock issuable upon exercise of all Company RSUs (vested or unvested) and Company Stock Options (vested or unvested) held by all Company Securityholders) held by all Company Securityholders as of immediately prior to the Effective Time plus (ii) the total number of shares of Company Common Stock issuable upon conversion of all shares of Company Preferred Stock held by all Company Securityholders as of immediately prior to the Effective Time.

“Earn Out Shares” has the meaning specified in Section 4.01(a).

“Effective Time” has the meaning specified in Section 2.01(a).

“Election Proposal” has the meaning specified in Section 9.02(c).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), worker health and safety as it relates to exposure to Hazardous Materials, or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.

“ERISA” has the meaning specified in Section 5.14(a).

“ERISA Affiliate” has the meaning specified in Section 5.14(e).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 3.04(a).

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap,

commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 5.07.

“First Certificate of Merger” has the meaning specified in Section 2.01(a).

“First Merger” has the meaning specified in Section 2.01(a).

“First Merger Sub” has the meaning specified in the Preamble hereto.

“Foreign Benefit Plan” has the meaning specified in Section 5.14(c).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, assessment, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, fungicides or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of: (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) amounts owing as deferred purchase price for property or services, including “earnout” payments; (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security; (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn); (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (f) obligations under leases required to be capitalized under GAAP; (g) obligations under any Financial Derivative/Hedging Arrangement; (h) deferred compensation; (i) outstanding severance obligations or expenses; (j) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses “(a)” through “(i)” above; and (k) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include (i) accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice and (ii) Outstanding Company Expenses.

“Insider Letters” has the meaning specified in Section 8.11.

“Insiders” has the meaning specified in Section 8.11.

“Intellectual Property” means all worldwide rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all trademarks, service marks, brand names, trade dress rights, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (c) all copyrights, works of authorship, literary works, pictorial and graphic works, in each case whether or not registered or published, all applications, registrations, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated (collectively, “Copyrights”); (d) all Internet domain names and social media accounts; (e) all trade secrets, know-how, technology, Software, discoveries, improvements, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, in each case, whether or not patentable or copyrightable (collectively “Trade Secrets”); and (f) all other intellectual property and intellectual property rights.

“Intended Tax Treatment” has the meaning specified in Section 2.07.

“Interim Period” has the meaning specified in Section 7.01.

“Invention Assignment Agreement” has the meaning specified in Section 5.11(d).

“Issuance Proposal” has the meaning specified in Section 9.02(c).

“IT Systems” means all information technology, computers, computer systems, communications systems software, firmware, hardware, networks, servers, interfaces, platforms, related systems, databases, websites and equipment owned, licensed, leased or otherwise used by or on behalf of the Company or any of its Subsidiaries.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Law” means any statute, law, constitution, treaty, principle of common law, resolution, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 5.19(b).

“Letter of Transmittal” has the meaning specified in Section 3.04(a).

“Licensed Intellectual Property” means all Intellectual Property (other than Owned Intellectual Property) used, practiced or held for use or practice by the Company or any of its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Lockup Expiration Date” means the date that is 180 days after the Closing Date.

“Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clauses “(i),” “(ii),” “(iv)” and “(vi),” in each case, to the extent that such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants): (i) any change or development in applicable Laws or GAAP or any official interpretation thereof, in each case, following the date of this Agreement; (ii) any change or development (including any downturn) in interest rates or general economic, political (including relating to any federal, state or local election), business, financial, commodity, currency or market conditions generally, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iii) the announcement or the execution of this Agreement or the pendency or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (iv) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural or man-made disaster, pandemic, epidemic or disease outbreak (including COVID-19), act of God or other force majeure event; (vi) any regional, state, local, national or international political or social conditions (or changes thereof) in countries in which, or in the proximate geographic region of which, the Company operates, including civil or social unrest, terrorism, acts of war, or sabotage or the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; (vii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue earnings, cash flow or cash position (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (viii) compliance by the Company with the covenants set forth in Sections 7.01(a) through 7.01(t) or the taking of any action with the prior written consent of Parent; or (ix) any matter set forth on Schedule 5.21.

“Material Permits” has the meaning specified in Section 5.25.

“Mergers” means, collectively, the First Merger and the Second Merger.

“Most Recent Financial Statements” has the meaning specified in Section 5.07.

“Most Recent Financial Statements Date” has the meaning specified in Section 5.07.

“Nasdaq” has the meaning specified in Section 6.15.

“Non-Redemption Requirement” has the meaning specified in Section 8.11.

“Offer” has the meaning specified in the Recitals hereto.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License.

“Outstanding Company Expenses” means all fees, costs and expenses of the Company and its Subsidiaries, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other agreements contemplated hereby and the consummation of the Transactions, including: (a) all bonuses, change in control payments, retention and similar payments payable in connection with the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing, whether payable before (to the extent unpaid) or as of the Closing Date; (b) all severance payments, retirement payments and similar payments and success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing in connection with the consummation of the Transactions, whether payable before (to the extent unpaid) or as of the Closing Date (excluding, for the avoidance of doubt, any payments to the extent such payments become payable due to a termination of service (such as double-trigger arrangements) following the Closing); (c) all transaction, deal, brokerage, financial advisory and any similar fees payable in connection with or anticipation of the consummation of the Transactions; and (d) all costs, fees and expenses related to the D&O Tail.

“Outstanding Parent Expenses” means: (a) all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other agreements contemplated hereby and the consummation of the Transactions, whether payable before (to the extent unpaid) or as of the Closing Date; (b) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders; (c) any filing fees required under any Antitrust Law; and (d) any filing fees required by Governmental Authorities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, other than the filing fees contemplated by clause “(c)”.

“Owned Company Software” means all Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent” has the meaning specified in the Preamble hereto.

“Parent A&R Bylaws” has the meaning specified in the Recitals hereto.

“Parent A&R Charter” has the meaning specified in the Recitals hereto.

“Parent Affiliate Agreement” has the meaning specified in Section 6.18.

“Parent and Merger Sub Representations” means the representations and warranties of each of Parent, First Merger Sub and Second Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Parent Schedules. For the avoidance of doubt, the Parent and Merger Sub Representations are solely made by Parent, First Merger Sub and Second Merger Sub.

“Parent Benefit Plans” has the meaning specified in Section 6.06.

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” has the meaning specified in Section 9.02(d).

“Parent Change in Recommendation” has the meaning specified in Section 9.02(e).

“Parent Class A Stock” means Parent’s Class A Common Stock, par value $0.0001 per share.

“Parent Class F Stock” means Parent’s Class F Common Stock, par value $0.0001 per share.

“Parent Closing Certificate” has the meaning specified in Section 2.04(a).

“Parent Cure Period” has the meaning specified in Section 11.01(c).

“Parent ESPP” has the meaning specified in Section 9.06(a).

“Parent ESPP Proposal” has the meaning specified in Section 9.02(c).

“Parent Incentive Plan” has the meaning specified in Section 9.06(a).

“Parent Incentive Plan Proposal” has the meaning specified in Section 9.02(c).

“Parent Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Business Combination Proposal, any changes in capital markets or any declines or improvements in financial markets or the timing of any approval or clearance of any Governmental Authority required for the consummation of the Mergers) that materially and negatively affects the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, and that was not known by and was not reasonably foreseeable to the Parent Board as of the date of this Agreement (or the consequences of which were not reasonably foreseeable to the Parent Board as of the date hereof), and that becomes known to the Parent Board after the date of this Agreement.

“Parent Intervening Event Notice” has the meaning specified in Section 9.02(e).

“Parent Intervening Event Notice Period” has the meaning specified in Section 9.02(e).

“Parent Organizational Documents” means the Certificate of Incorporation and Parent’s Bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Parent Preferred Stock” means Parent’s Preferred Stock, par value $0.0001 per share.

“Parent Related Parties” means any of Parent’s, First Merger Sub’s or Second Merger Sub’s respective former, current or future partners, stockholders, controlling Persons, direct or indirect equityholders, managers, members, directors, officers, employees, Affiliates, affiliated funds, representatives, agents or any their respective assignees or successors or any former, current or future partner, stockholder, controlling Person, direct or indirect equityholder, manager, member, director, officer, employee, Affiliate, affiliated fund, representative, agent, assignee or successor of any of the foregoing; provided, however, that “Parent Related Parties” shall not be deemed to include Parent, First Merger Sub or Second Merger Sub.

“Parent Schedules” means the disclosure schedules of Parent, First Merger Sub and Second Merger Sub.

“Parent SEC Reports” has the meaning specified in Section 6.11(a).

“Parent Stockholder” means a holder of Parent Class A Stock.

“Parent Stockholder Approval” has the meaning specified in Section 6.02(b).

“Parent Units” means equity securities of Parent each consisting of one share of Parent Class A Stock and one-fifth of one Parent Warrant.

“Parent Warrant” means a warrant entitling the holder to purchase one share of Parent Class A Stock.

“PCAOB” means the Public Company Accounting Oversight Board (United States).

“Per Share Company Common Stock Consideration” means, with respect to each share of Company Common Stock, a number of shares of Parent Class A Stock equal to the result of (a) Aggregate Company Stock Consideration divided by (b) the number of Company Stock Adjusted Fully Diluted Shares.

“Per Share Company Preferred Stock Consideration” means, with respect to each share of Company Preferred Stock, a number of shares of Parent Class A Stock equal to the product of (a) the Per Share Company Common Stock Consideration multiplied by (b) the number of shares of Company Common Stock issuable upon conversion of such share of Company Preferred Stock as of immediately prior to the Effective Time.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means: (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens: (i) that arise in the ordinary course of business; (ii) that relate to amounts not yet delinquent; or (iii) that are being contested in good faith through appropriate Actions, and either are not material or where appropriate reserves for the amount being contested have been established in accordance with GAAP; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate Actions and only to the extent appropriate reserves have been established in accordance with GAAP; (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property; (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; (f) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Most Recent

Financial Statements (which such Liens are referenced or Liens the existence of which is referred to in the notes to the balance sheet included in the Most Recent Financial Statements); and (g) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for this or any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Privacy Law or by the Company or any of its Subsidiaries in any of their privacy policies, notices or contracts, all information that identifies, can be used to identify or is otherwise associated with an individual person. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“PIPE Investment” has the meaning set forth in Section 6.20.

“Privacy Laws” means any and all applicable Laws (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, disposal, destruction, disclosure, transfer (including cross-border) or security of Personal Information, and all applicable Laws relating to breach notification in connection with Personal Information. The term “Privacy Laws” shall also include the Payment Card Industry Data Security Standard.

“Privileged Communications” has the meaning specified in Section 12.17.

“Proposals” has the meaning specified in Section 9.02(c).

“Proxy Statement” means the proxy statement filed by Parent as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Parent Stockholders to approve the Proposals (which shall also provide the Parent Stockholders with the opportunity to redeem their shares of Parent Class A Stock in conjunction with a stockholder vote on the Business Combination).

“Real Estate Lease Documents” has the meaning specified in Section 5.19(b).

“Redeeming Stockholder” means a Parent Stockholder who demands that Parent redeem its Parent Class A Stock for cash in connection with the transactions contemplated hereby and in accordance with the Parent Organizational Documents.

“Registration Statement” has the meaning specified in Section 9.02(a).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, representatives, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Required Parent Stockholder Approval” has the meaning set forth in Section 6.02(b).

“Rollover Option” has the meaning set forth in Section 3.06(a).

“Rollover RSUs” has the meaning set forth in Section 3.06(b).

“Sanctioned Person” means at any time any Person: (a) listed on any sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions Laws from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) majority-owned or controlled by any of the foregoing.

“Sanctions Laws” has the meaning set forth in Section 5.10(c).

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning specified in Section 2.01(b).

“Second Merger” has the meaning specified in Section 2.01(b).

“Second Merger Sub” has the meaning specified in the Preamble hereto.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Significant Customers” has the meaning specified in Section 5.22(a).

“Significant Suppliers” has the meaning specified in Section 5.22(a).

“Social Unrest Measures” means any Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to any social or civil unrest.

“Software” means any and all: (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) documentation relating to any of the foregoing, including user manuals and other training documentation.

“Special Meeting” means a meeting of the holders of Parent Class A Stock to be held for the purpose of approving the Proposals.

“Sponsor” means Gores Sponsor VI LLC, a Delaware limited liability company.

“Stockholder Written Consent” has the meaning specified in Section 7.08.

“Subscribers” has the meaning specified in the Recitals hereto.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Surviving Corporation” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other tax, assessment, fee, duty, levy, impost or other charge of any kind whatsoever of any Governmental Authority, in each case to the extent the foregoing are in the nature of a tax, including any income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment in the nature of a tax and (b) any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Terminating Parent Breach” has the meaning specified in Section 11.01(c).

“Termination Date” has the meaning specified in Section 11.01(a).

“Trading Market” means, with respect to a security, Nasdaq or such other securities exchange on which such security is traded.

“Transaction Agreements” means this Agreement, the A&R Registration Rights Agreement, the Confidentiality Agreement, the Parent A&R Charter, the Parent A&R Bylaws, the Subscription Agreements and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Proposal” has the meaning specified in Section 9.02(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event I” means the date on which the Common Share Price is greater than $13.00 after the Closing Date, but within the Earn Out Period.

“Triggering Event II” means the date on which the Common Share Price is greater than $15.50 after the Closing Date, but within the Earn Out Period.

“Triggering Event III” means the date on which the Common Share Price is greater than $18.00 after the Closing Date, but within the Earn Out Period.

“Triggering Event IV” means the date on which the Common Share Price is greater than $20.50 after the Closing Date, but within the Earn Out Period.

“Triggering Event V” means the date on which the Common Share Price is greater than $23.00 after the Closing Date, but within the Earn Out Period.

“Triggering Event VI” means the date on which the Common Share Price is greater than $25.50 after the Closing Date, but within the Earn Out Period.

“Triggering Events” means, collectively, Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V and Triggering Event VI.

“Trust Account” has the meaning specified in Section 6.08.

“Trust Agreement” has the meaning specified in Section 6.08.

“Trustee” has the meaning specified in Section 6.08.

“USML” has the meaning set forth in Section 5.10(c).

“VWAP” means, with respect to any security, for each trading day, the daily volume weighted average price (based on such trading day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

“Waiving Parties” has the meaning specified in Section 12.17.

“Waiving Party Group” has the meaning specified in Section 12.17.

“WARN” means the federal Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law.

“Warrant Agreement” means that certain Warrant Agreement, dated as of December 15, 2020, between Parent and Continental, as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified; (v) the word “including” means “including without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

1.03 Knowledge. As used herein, the phrase “to the knowledge” means the actual knowledge of (a) in the case of the Company, the individuals set forth on Schedule 1.03(a), and (b) in the case of Parent, the individuals set forth on Schedule 1.03(b).

ARTICLE II

THE MERGERS; CLOSING

2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, First Merger Sub shall be merged with and into the Company (the “First Merger”), with the Company being the surviving corporation (which, in its capacity as the surviving corporation of the First Merger, is sometimes hereinafter referred to as the “Surviving Corporation”) following the First Merger, and the separate corporate existence of First Merger Sub shall cease. The First Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between First Merger Sub and the Company (the “First Certificate of Merger”), such First Merger to be consummated immediately upon filing of the First Certificate of Merger or at such later time as may be agreed by Parent and the Company in writing and specified in the First Certificate of Merger (the “Effective Time”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the Surviving Corporation shall be merged with and into Second Merger Sub (the “Second Merger”), with Second Merger Sub being the surviving company (which, in its capacity as the surviving company of the Second Merger, is sometimes hereinafter referred to as the “Surviving Entity”) following the Second Merger, and the separate corporate existence of the Surviving Corporation shall cease. The Second Merger shall be consummated in accordance with this Agreement, the DGCL and the DLLCA and evidenced by a certificate of merger between Second Merger Sub and the Surviving Corporation (the “Second Certificate of Merger”), such Second Merger to be consummated immediately upon filing of the Second Certificate of Merger or at such later time as may be agreed by Parent and the Company in writing and specified in the Second Certificate of Merger (the “Second Effective Time”).

2.02 Effects of the Mergers.

(a) The First Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) The Second Merger shall have the effects set forth in this Agreement, the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second Merger and without further act or deed, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Entity and all of the debts, liabilities and duties of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

2.03 Closing. Pursuant to the terms and subject to the conditions set forth in this Agreement, the closing of the First Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three Business Days after the date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, (a) the Company and First Merger Sub shall cause the First Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL and (b) as soon as practicable following the Effective Time, but in all events within two Business Days after the Closing Date, the Surviving Corporation and Second Merger Sub shall cause the Second

Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 264 of the DGCL and Section 18-209 of the DLLCA. Upon the Closing, Parent shall be renamed “Matterport, Inc.” and the shares of Parent Class A Stock shall trade publicly on the Nasdaq under a new ticker symbol selected by the Company.

2.04 Closing Certificates. No sooner than five nor later than two Business Days prior to the Closing Date:

(a) Parent shall provide to the Company written notice (the “Parent Closing Certificate”) setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Parent Class A Stock pursuant to the Offer; (ii) the number of shares of Parent Class A Stock to be outstanding as of the Closing after giving effect to the redemptions pursuant to the Offer; (iii) the amount of Closing Parent Cash, including the amount of Closing Parent Cash net of the Outstanding Parent Expenses; (iv) a list of the Outstanding Parent Expenses; and (v) the outstanding Indebtedness of Parent as of the Closing. A good faith estimate of the Outstanding Parent Expenses is set forth on Schedule 2.04(a).

(b) The Company shall provide to Parent written notice (the “Company Closing Certificate”) setting forth: (i) the capitalization of the Company; (ii) the number of Company Stock Adjusted Fully Diluted Shares; (iii) the Per Share Company Common Stock Consideration for each Company Stockholder; (iv) the Per Share Company Preferred Stock Consideration for each Company Stockholder; (v) the Earn Out Pro Rata Share for each Company Securityholder; (vi) a list of the Outstanding Company Expenses; (vii) the outstanding Indebtedness of the Company as of the Closing (the “Company Closing Indebtedness”); and (viii) the amount of all Cash and Cash Equivalents of the Company as of the date of the Company Closing Certificate. A good faith estimate of the Outstanding Company Expenses is set forth on Schedule 2.04(b).

2.05 Certificate of Incorporation and Bylaws of the Surviving Corporation and the Surviving Entity. Subject to Section 8.01, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of First Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Matterport Operating, LLC”. Subject to Section 8.01, at the Second Effective Time, the certificate of formation and operating agreement of the Surviving Entity shall be amended and restated in a form mutually agreed by Parent and the Company prior to the Closing Date.

2.06 Directors and Officers of the Surviving Corporation and the Surviving Entity.

(a) The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) the Board of Directors of the Surviving Corporation, effective as of immediately following the Effective Time, shall consist of the individuals to be designated by the Company pursuant to written notice to Parent prior to the effectiveness of the Registration Statement, and, as of immediately following the Effective Time, such individuals shall be the only directors of the Surviving Corporation (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Corporation pursuant to the preceding sentence shall remain in office as a director of the Surviving Corporation until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(b) Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed.

(c) Immediately following the Second Effective Time the (i) directors of the Surviving Corporation shall be designated as the managers of the Surviving Entity and (ii) officers of the Surviving Corporation shall be designated as the officers of the Surviving Entity, in each case, as set forth in the operating agreement of the Surviving Entity.

2.07 Tax Free Reorganization Matters. The parties hereto intend that, for U.S. federal income Tax purposes, (a) the Mergers will be treated as an integrated transaction and together will qualify as a single “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent and the Company are to be parties under Section 368(b) of the Code; and (b) any Earn Out Shares that are issued (including as a result of an Acceleration Event) will be treated as an adjustment to the Aggregate Company Stock Consideration for Tax purposes that is eligible for non-recognition treatment under the Code and Treasury Regulations in connection with the reorganization described in clause “(a)” (and will not be treated as “other property” within the meaning of Section 356 of the Code) (clauses “(a)” and “(b)” together, the “Intended Tax Treatment”). This Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties hereto shall (and each party hereto shall cause its Affiliates not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after consummation of the Mergers, would reasonably be expected to prevent or impede the Mergers and the applicable issuance(s) of Earn Out Shares from qualifying for the Intended Tax Treatment, and each party hereto shall report, for U.S. federal income Tax purposes, in a manner that is consistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (after the relevant party makes good faith efforts to defend the Intended Tax Treatment). The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the transactions contemplated hereby as being consistent with the Intended Tax Treatment, including by providing factual support letters.

ARTICLE III

EFFECTS OF THE MERGERS

3.01 Treatment of Capital Stock in the First Merger. Subject to the provisions of this Agreement:

(a) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than the Dissenting Shares), shall thereupon be converted into the right to receive, and the holder of such share of Company Common Stock shall be entitled to receive, the Per Share Company Common Stock Consideration pursuant to this Section 3.01(a) and a number of Earn Out Shares in accordance with Article IV, and following the conversion of such share of Company Common Stock into the right to receive the Per Share Company Common Stock Consideration pursuant to this Section 3.01(a) and a number of Earn Out Shares in accordance with Article IV, such share of Company Common Stock so converted shall no longer be outstanding and shall cease to exist, and the holder of such share of Company Common Stock shall thereafter cease to have any rights with respect to such share, except the right to receive the Per Share Company Common Stock Consideration pursuant to this Section 3.01(a) and a number of Earn Out Shares in accordance with Article IV;

(b) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time (other than the Dissenting Shares), shall thereupon be converted into the right to receive, and the holder of such share of Company Preferred Stock shall be entitled to receive, the Per Share Company Preferred Stock Consideration pursuant to this Section 3.01(b) and a number of Earn Out Shares in accordance with Article IV, and following the conversion of such share of Company Preferred Stock into the right to receive the Per Share Company Preferred Stock Consideration pursuant to this Section 3.01(b) and the Earn Out Shares in accordance with Article IV, such share of Company Preferred Stock so converted shall no longer be outstanding and shall cease to exist, and the holder of such share of Company Preferred Stock shall thereafter cease to have any rights with respect to such share, except the right to receive the Per Share Company Preferred Stock Consideration pursuant to this Section 3.01(b) and the Earn Out Shares in accordance with Article IV;

(c) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of First Merger Sub issued and outstanding as of immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and the shares of common stock of the Surviving Corporation resulting from the conversion of shares of common stock of First Merger Sub pursuant to this Section 3.01(c) shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time; and

(d) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of capital stock of the Company held in the treasury of the Company as of immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

3.02 Treatment of Capital Stock and Equity Interests in the Second Merger. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party hereto, any Company Stockholder or any holder of any shares of capital stock or other equity interests of Parent, the Surviving Corporation or Second Merger Sub: (a) each share of common stock of the Surviving Corporation issued and outstanding as of immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the membership interests of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interests of the Surviving Entity, which shall constitute 100% of the outstanding equity interests of the Surviving Entity. From and after the Second Effective Time, the membership interests of Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

3.03 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock, will be appropriately adjusted to provide to the holders of such shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.03 shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms and conditions of this Agreement.

3.04 Delivery of Per Share Company Common Stock Consideration and Per Share Company Preferred Stock Consideration.

(a) Concurrently with the mailing of the Proxy Statement, Parent shall cause to be mailed to each Company Stockholder a letter of transmittal substantially in the form of Exhibit D hereto, with such changes as may be required by Continental, acting in its capacity as the exchange agent (the “Exchange Agent”), and reasonably acceptable to the Company (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery of the Per Share Company Common Stock Consideration and/or the Per Share Company Preferred Stock Consideration, as applicable, shall be effected only upon delivery of the shares of Company Stock to the Exchange Agent (including all certificates representing shares of Company Stock (each, a “Company Certificate”), if and to the extent such shares are certificated), together with a Letter of Transmittal in accordance with the instructions thereto.

(b) Upon the receipt of a Letter of Transmittal in respect of shares of Company Stock (accompanied with all Company Certificates representing such shares of Company Stock, if and to the extent such shares are certificated), duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent, the Company Stockholder holding such shares of Company Stock shall be entitled to receive, in exchange therefor, the aggregate number of shares represented by the Per Share Company Common Stock Consideration and/or the Per Share Company Preferred Stock Consideration, as applicable, into which such shares of Company Stock have been converted pursuant to Section 3.01 and the Earn Out Shares (in accordance with such Company Securityholder’s Earn Out Pro Rata Share) pursuant to Article IV. Until surrendered as contemplated by this Section 3.04(b), each share of Company Stock shall be deemed, from and after the Effective Time, to represent only the right to receive, upon such surrender, the Per Share Company Common Stock Consideration or the Per Share Company Preferred Stock Consideration, as applicable, and a number of Earn Out Shares in accordance with Article IV which the Company Stockholder holding such share was entitled to receive in respect of such share pursuant to this Section 3.04(b). The delivery of the Per Share Company Common Stock Consideration, the Per Share Company Preferred Stock Consideration and the Earn Out Shares shall be made in accordance with the allocation set forth on the Company Closing Certificate provided to Parent pursuant to Section 2.04(b).

3.05 Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the provision by such Person of a customary indemnity against any claim that may be made against Parent with respect to such Company Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Per Share Company Common Stock Consideration or the Per Share Company Preferred Stock Consideration, as applicable, and the Earn Out Shares deliverable in respect thereof as determined in accordance with this Article III.

3.06 Conversion of Company Equity Awards. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the following:

(a) Effective as of the Effective Time, each Company Stock Option, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into (i) an option to acquire a number of shares of Parent Class A Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.06(a) (each such converted option, a “Rollover Option”) and (ii) the right to receive a number of Earn Out Shares in accordance with Article IV. Each Rollover Option shall be subject to the same terms and conditions as were applicable to such corresponding Company Stock Option as of immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (i) each such Rollover Option shall be exercisable solely for shares of Parent Class A Stock; (ii) the number of shares of Parent Class A Stock subject to each Rollover Option shall be determined by multiplying (A) the number of shares of Company Common Stock subject to the corresponding Company Stock Option as of immediately prior to the Effective Time by (B) the Per Share Company Common Stock Consideration, and then rounding the resulting number down to the nearest whole number of shares of Parent Class A Stock; and (iii) the per share exercise price for the Parent Class A Stock issuable upon exercise of such Rollover Option shall be determined by dividing (A) the per share exercise price of the Company Stock Option as in effect as of immediately prior to the Effective Time, by (B) the Per Share Company Common Stock Consideration, and then rounding the resulting exercise price up to the nearest whole cent. Notwithstanding the foregoing provisions of this Section 3.06(a), in the event the per share exercise price of a Company Stock Option as in effect as of immediately prior to the Effective Time is greater than or equal to the cash equivalent of the Per Share Company Common Stock Consideration, such Company Stock Option shall be cancelled at the Effective Time for no consideration.

(b) Effective as of the Effective Time, each award of Company RSUs, to the extent then unvested and outstanding, shall automatically, without any action on the part of the holder thereof, be converted into (i) an award of restricted stock units covering a number of shares of Parent Class A Stock (the “Rollover RSUs”) determined by multiplying the number of shares of Company Common Stock underlying such award as of immediately prior to the Effective Time by the Per Share Company Common Stock Consideration and rounding the resulting number to the nearest whole number of shares of Parent Class A Stock and (ii) the right to receive a number of Earn Out Shares in accordance with Article IV. Each award of Rollover RSUs shall be subject to the same terms and conditions as were applicable to such corresponding award of Company RSUs immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions.

(c) Notwithstanding the foregoing, the conversions described in this Section 3.06 will be subject to such modifications, if any, as are required to cause the conversions to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Class A Stock purchasable pursuant to such Company Stock Option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(d) Prior to the Effective Time, the Company Board shall adopt any resolutions and take any actions which are necessary and sufficient to cause the Company Stock Plan to terminate as of the Effective Time.

3.07 Withholding. Each of Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. Prior to making any such withholding from amounts deliverable to the holders of Company Stock in connection with this Agreement (other than any such amounts properly treated as compensation for applicable Tax purposes), Parent shall provide reasonable, advance prior notice of such withholding and reasonably cooperate with the Company or other applicable persons to reduce or eliminate such withholding. To the extent that Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity or their respective Affiliates withholds such amounts with respect to any Person and pays such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding.

3.08 Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Class A Stock shall be issued upon the conversion of Company Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Class A Stock. In lieu of the issuance of any such fractional share, Parent shall pay to each former Company Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Parent Class A Stock to which such Company Stockholder otherwise would have been entitled but for this Section 3.08, multiplied by (b) $10.00.

3.09 Payment of Expenses. On the Closing Date following the Closing, Parent shall pay or cause to be paid by wire transfer of immediately available funds all Outstanding Parent Expenses and Outstanding Company Expenses as set forth on the Parent Closing Certificate and the Company Closing Certificate, respectively.

3.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding as of immediately prior to the Effective Time and owned by a Company Stockholder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Per Share Company Common Stock Consideration, the Per Share Company Preferred Stock Consideration or the Earn Out Shares and shall instead entitle such Company Stockholder only to such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL (or other applicable Law), then such Company Stockholder’s Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Company Common Stock Consideration or the Per Share Company Preferred Stock Consideration, as applicable, and the Earn Out Shares (in accordance with his, her or its Earn Out Pro Rata Share), in accordance with this Article III and Article IV. The Company shall give Parent prompt written notice (and in any event within one Business Day) of any demand received by the Company for appraisal of shares of Company Stock, any attempted withdrawal of any such demand and any other instrument served pursuant to the DGCL, and received by the Company, relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

ARTICLE IV

EARN OUT

4.01 Issuance of Earn Out Shares.

(a) Following the Closing, and as additional consideration for the Company Securities, within ten Business Days after the occurrence of a Triggering Event, Parent shall issue or cause to be issued to the Company Securityholders (in accordance with their respective Earn Out Pro Rata Shares) the following shares of Parent Class A Stock, as applicable (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or any other like change or transaction with respect to Parent Class A Stock occurring at or after the Closing) (as so adjusted, the “Earn Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:

(i) upon the occurrence of Triggering Event I, a one-time aggregate issuance of 3,910,000 Earn Out Shares;

(ii) upon the occurrence of Triggering Event II, a one-time aggregate issuance of 3,910,000 Earn Out Shares;

(iii) upon the occurrence of Triggering Event III, a one-time aggregate issuance of 3,910,000 Earn Out Shares;

(iv) upon the occurrence of Triggering Event IV, a one-time aggregate issuance of 3,910,000 Earn Out Shares;

(v) upon the occurrence of Triggering Event V, a one-time aggregate issuance of 3,910,000 Earn Out Shares; and

(vi) upon the occurrence of Triggering Event VI, a one-time aggregate issuance of 3,910,000 Earn Out Shares.

(b) For the avoidance of doubt, the Company Securityholders shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Company Securityholders be entitled to receive more than 23,460,000 Earn Out Shares. Notwithstanding anything in this Agreement to the contrary, any Earn Out Shares issuable under Section 4.01 or Section 4.02 to any Company Securityholder in respect of Company Stock Options and/or Company RSUs held by such Company Securityholder as of immediately prior to the Effective Time shall be issued to such Company Securityholder only if such Company Securityholder continues to provide services (whether as an employee, director or individual independent contractor) to Parent or one of its Subsidiaries through the date of the occurrence of the corresponding Triggering Event (or Acceleration Event, if applicable) that causes such Earn Out Shares to become issuable. Any Earn Out Shares that are forfeited pursuant to the preceding sentence shall be reallocated to the other Company Securityholders who remain entitled to receive Earn Out Shares in accordance with their respective Earn Out Pro Rata Shares.

(c) The Parent Class A Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V and Triggering Event VI, and in clauses “(i),” “(ii),” “(iii),” “(iv),” “(v)” and “(vi)” of Section 4.01(a) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Class A Stock occurring at or after the Closing (other than the conversion of shares of Parent Class F Stock into shares of Parent Class A Stock at the Closing).

4.02 Acceleration Event. If, during the Earn Out Period, there is a Change of Control that will result in the holders of Parent Class A Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Parent Class A Stock) equal to or in excess of the applicable Common Share Price required in connection with any Triggering Event (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control (a) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (b) Parent shall issue the applicable Earn Out Shares to the Company Securityholders (in accordance with their respective Earn Out Pro Rata Share), and the Company Securityholders shall be eligible to participate in such Change of Control.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent, First Merger Sub and Second Merger Sub as follows:

5.01 Corporate Organization of the Company.

(a) The Company has been duly incorporated, is validly existing and is in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company Organizational Documents previously made available by the Company to Parent are true, correct and complete and are in effect as of the date of this Agreement.

(b) The Company is licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.02 Subsidiaries.

(a) The Subsidiaries of the Company as of the date hereof are set forth on Schedule 5.02, including a description, in each case as of the date hereof, of the capitalization of each such Subsidiary and the names of the record owners of all securities and other equity interests in each Subsidiary. Each Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The certificate of incorporation and bylaws (or analogous organizational documents) of each of the Company’s Subsidiaries previously made available by the Company to Parent are true, correct and complete and are in effect as of the date of this Agreement.

(b) As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

5.03 Due Authorization.

(a) The Company has all requisite company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05 and the adoption of this Agreement and the approval of the Transactions by holders of (i) a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis, and (ii) a majority of the voting power of the outstanding shares of Company Stock, voting together as a single class on an as-converted basis (the majorities described in clauses “(i)” and “(ii),” together the “Company Requisite Approval”)), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize or adopt this Agreement or such other Transaction Agreements or to authorize the Company’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby. All actions relating to the solicitation and obtaining of the Company Requisite Approval pursuant to the Stockholder Written Consent have been taken in compliance with applicable Law in the State of Delaware.

(b) At a meeting duly called and held, the Company Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the

Company and its stockholders; (ii) approved the transactions contemplated by this Agreement; and (iii) recommended to the stockholders of the Company that they adopt this Agreement and approve each of the matters requiring Company Requisite Approval.

5.04 No Conflict. Except as set forth on Schedule 5.04, the Company’s execution, delivery and performance of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or violate any provision of, or result in the breach of, any of the Company Organizational Documents or any certificate of formation, bylaws or other organizational document of any of the Company’s Subsidiaries; (b) result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets; (c) violate or result in a default or breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract set forth on Schedule 5.13(a) (or required to be set forth on Schedule 5.13(a)), or any Real Estate Lease Document to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected; or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any of its Subsidiaries, except, in the case of clauses “(b),” “(c)” or “(d)” above, for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

5.05 Governmental Authorities; Consents. No consent, approval or authorization of, notice to or designation, declaration or filing with any Governmental Authority, or approval, consent waiver or authorization from any Governmental Authority, is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery or performance of this Agreement or any other Transaction Agreement or the consummation of the transactions contemplated hereby or thereby, except for: (a) applicable requirements of the HSR Act (and the expiration of the required waiting period thereunder); (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions; (c) applicable requirements of the Securities Laws; (d) the filing of the First Certificate of Merger in accordance with the DGCL; and (e) the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA.

5.06 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company pursuant to the Company Certificate of Incorporation consists of: (i) 56,000,000 shares of Company Common Stock, 9,521,619 of which are issued and outstanding as of the date of this Agreement; (ii) 6,035,185 shares of Company Series Seed Preferred Stock, all of which are issued and outstanding as of the date of this Agreement; (iii) 1,837,769 shares of Company Series A-1 Preferred Stock, all of which are issued and outstanding as of the date of this Agreement; (iv) 4,740,459 shares of Company Series B Preferred Stock, all of which are issued and outstanding as of the date of this Agreement; (v) 7,460,000 shares of Company Series C Preferred Stock, 7,459,351 of which are issued and outstanding as of the date of this Agreement; and (vi) 10,591,938 shares of Company Series D Preferred Stock, 10,267,334 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) were issued in compliance in all material respects with applicable Securities Laws, (C) were not issued in breach or violation of any preemptive rights or Contract, and (D) are fully vested and not subject to any restrictions. Set forth on Schedule 5.06(a) is a true, correct and complete list of each Company Stockholder or holder of other equity interests of the Company (other than

Company Equity Awards) and the number of shares of Company Common Stock, Company Preferred Stock or other equity interests held by each such holder as of the date hereof. Except as set forth on Schedule 5.06(a) or pursuant to the Company Stock Plan, as of the date hereof there are no other shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(b) Except for (i) Company Equity Awards granted pursuant to the Company Stock Plan, (ii) the Company Preferred Stock, (iii) the Company Warrants and (iv) as set forth on Schedule 5.06(b), there are, as of the date hereof: (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company; and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 5.06(b)-1, as of the date hereof the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests. With respect to each Company Equity Award, Schedule 5.06(b)-2 sets forth, as of the date hereof, the name of the holder of such Company Equity Award, the type of award (including whether such Company Equity Award is intended to qualify as an incentive stock option or a nonqualified stock option (if applicable)), the date of grant, the vesting schedule (including acceleration events), the number of vested and unvested shares of Company Common Stock covered by such Company Equity Award, the cash exercise price per share of such Company Equity Award (if applicable) and the applicable expiration date. Each Company Equity Award was granted in all material respects in accordance with the terms of the Company Stock Plan and in compliance in all material respects with all applicable Laws. No Company Equity Award is subject to Section 409A of the Code. Each Company Stock Option intended to qualify as an “incentive stock option” as of the date hereof under Section 422 of the Code so qualifies as of the date hereof.

(c) As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries: (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Laws; and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, other than with respect to the Company Equity Awards, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any of the Company’s Subsidiaries. Other than with respect to the Company Equity Awards, as of the date hereof, there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. There are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. The Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d) With respect to each Company Warrant, Schedule 5.06(d) sets forth, as of the date hereof, (i) the name of the holder of such Company Warrant, (ii) the class, series and total number of shares of Company Stock that are subject to such Company Warrant, (iii) the date on which such Company Warrant was issued and the term of such Company Warrant and (iv) the exercise price per share of Company Stock purchasable under such Company Warrant

(e) As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all of the issued and outstanding shares of capital stock or other equity interests, as applicable, of its Subsidiaries free and clear of any Liens other than (i) Permitted Liens and (ii) any restrictions on sales of securities under applicable Securities Laws. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

5.07 Financial Statements. Attached as Schedule 5.07 are: (a) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and the unaudited statements of consolidated or combined income (loss) and changes in equity of the Company and its Subsidiaries for the 12-month period ended December 31, 2019; and (b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 (the “Most Recent Financial Statements Date”) and the unaudited statements of consolidated or combined income (loss) and changes in equity of the Company and its Subsidiaries for the 12-month period ended December 31, 2020 (the items described in this clause “(b),” the “Most Recent Financial Statements”, and the items described in clauses “(a)” and “(b)” collectively, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, income (loss) and changes in equity of the Company and its Subsidiaries as of the dates and for the periods indicated in the Financial Statements in conformity with GAAP (except for the absence of footnotes or the inclusion of limited footnotes and other presentation items and normal year-end adjustments, none of which will be material) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

5.08 Undisclosed Liabilities. There is no material liability, debt or obligation against the Company or any of its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto), prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations: (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the Most Recent Financial Statements Date in the ordinary course of the operation of business of the Company and its Subsidiaries, consistent with past practice; or (c) arising under this Agreement or the performance by the Company of its obligations hereunder.

5.09 Litigation and Proceedings. Except as set forth on Schedule 5.09, there are no Actions pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company or any of its Subsidiaries, or otherwise affecting the Company or any of its Subsidiaries or any of their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, are or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 5.09, neither the Company nor any of its Subsidiaries or any property, asset or business of the Company or any of its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole, other than with respect to routine audits, examinations or investigations conducted by a Governmental Authority in the ordinary course of business pursuant to a Contract. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to consummate the Transactions.

5.10 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since December 31, 2018 have been, in compliance with all applicable Laws with respect to the conduct, ownership and operation of their respective businesses. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging a violation of any applicable Law by the Company or any of its Subsidiaries at any time since

December 31, 2018, which violation, individually or in the aggregate, would be material to the Company or any of its Subsidiaries.

(b) In the last five years: (i) there has been no action taken by the Company or any of its Subsidiaries or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative, sales intermediary or other Person acting for or on behalf of the Company or any of its Subsidiaries in violation of any applicable Anti-Corruption Law; (ii) neither the Company nor any of its Subsidiaries have been convicted of violating any Anti-Corruption Laws or, to the knowledge of the Company, subjected to any investigation by any Governmental Authority for violation of any applicable Anti-Corruption Laws; (iii) neither the Company nor any of its Subsidiaries have conducted or initiated any internal investigation or made any voluntary, directed or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law; (iv) neither the Company nor any of its Subsidiaries have received any written notice or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Corruption Law; and (v) neither the Company nor any of its Subsidiaries have created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries.

(c) None of the Company or any of its Subsidiaries, any of their respective investors, equityholders, owners, officers, directors, managers, employees, customers or, to the knowledge of the Company, agents, representatives, sales intermediaries or any other Person acting for or on behalf of Company or any of its Subsidiaries, is a Person with whom transactions are prohibited or limited under any economic sanctions Laws administered by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control, the Department of State or the Department of Commerce), the United Nations Security Council, the European Union or Her Majesty’s Treasury (“Sanctions Laws”). Schedule 5.10(c)-1 sets forth all of the products, technologies, technical data and other items that the Company produces, exports, imports or otherwise handles that are listed on the Commerce Control List (Supplement No. 1 to Part 774 of Title 15 of the Code of Federal Regulations) or the U.S. Munitions List (Part 121 of Title 22 of the Code of Federal Regulations, “USML”), and their correct associated Export Control Classification Numbers and USML Category numbers. Except as set forth on Schedule 5.10(c)-2, the Company and its Subsidiaries are, and for the last five years have been in material compliance with all U.S. export controls laws and regulations and in possession of and in compliance with any and all licenses, registrations, and permits that may be required for their lawful conduct under economic sanctions, import and export control Laws, including the Export Administration Regulations and International Traffic in Arms Regulations. Except as set forth on Schedule 5.10(c)-3, within the last five years, neither the Company nor any of its Subsidiaries (i) has engaged in, nor is now engaging in, directly or indirectly, any dealings or transactions in the Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan, Syria, or Venezuela, (ii) has engaged in, nor is now engaging in, directly or indirectly, any dealings or transactions with a Sanctioned Person with whom transactions are prohibited or limited under any Sanctions Laws, (iii) otherwise violated any Sanctions Laws, or (iv) or has made any voluntary disclosure to any Governmental Authority relating to sanctions, import or export control Laws, been the subject of any action, investigation or inquiry regarding compliance with such Laws, received a written request from any Governmental Authority relating to such Laws, been a party to any proceeding relating to such Laws, or been assessed any fine or penalty under such Laws. The Company and its Subsidiaries have instituted and currently maintain policies and procedures reasonably designed to effect compliance by the Company and each of its Subsidiaries with Sanctions Laws and U.S. export controls laws and regulations.

5.11 Intellectual Property.

(a) Schedule 5.11(a) sets forth, as of the date hereof a true, correct and complete list of: (i) all Company Registered Intellectual Property (specifying for each item (A) the record owner and, if different from the record owner, the beneficial owner, (B) the jurisdiction in which such item has been issued, registered or filed, (C) the issuance, registration or application date and (D) the issuance, registration or application number); and (ii) all material unregistered Trademarks included in Owned Intellectual Property. All renewal, maintenance and other necessary filings and fees due and payable to any relevant Governmental Authority or Internet domain name registrar to maintain all Company Registered Intellectual Property in full force and effect have been timely submitted or paid in full. All Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, all issuances and registrations included in the Company Registered Intellectual Property are valid and enforceable in accordance with applicable Law.

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). The Company or one of its Subsidiaries has valid and enforceable rights to use, pursuant to a written license, sublicense, agreement or permission, all Licensed Intellectual Property, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and such Licensed Intellectual Property collectively constitute all Intellectual Property used in, and necessary and sufficient for, the conduct and operation of the business of the Company and its Subsidiaries, as presently conducted.

(c) None of the Company or any of its Subsidiaries, the conduct of the business of the Company or any of its Subsidiaries or any Owned Intellectual Property has infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, or is infringing, misappropriating (or constitutes or results from the misappropriation of) or otherwise violating any Intellectual Property of any Person. Except as set forth on Schedule 5.11(c), none of the Company or any of its Subsidiaries has received from any Person in the last three years any written (or, to the knowledge of the Company, unwritten) notice, charge, complaint, claim or other assertion: (i) of any infringement, misappropriation or other violation of any Intellectual Property of any Person; (ii) inviting the Company or any of its Subsidiaries to take a license under any Intellectual Property of any Person; or (iii) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property or Licensed Intellectual Property. To the knowledge of the Company, no other Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any material Owned Intellectual Property or any material Licensed Intellectual Property exclusively licensed to the Company or any of its Subsidiaries. No such claims have been made in writing against any Person by the Company or any of its Subsidiaries in the last three years. None of the Owned Intellectual Property or, to the knowledge of the Company, any Licensed Intellectual Property exclusively licensed to the Company or any of its Subsidiaries is subject to any pending or outstanding order, settlement, consent order or other disposition of any dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, such Intellectual Property.

(d) No past or present director, officer or employee of the Company or any of its Subsidiaries owns (or has made any written claim or, to the knowledge of the Company, asserted any right (whether or not currently exercisable) to any ownership interest, in or to) any Owned Intellectual Property. Each of the past and present directors, officers, employees, consultants and independent contractors of the Company or any of its Subsidiaries who has been or are engaged in creating or developing for or on behalf of the Company or any of its Subsidiaries any Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a written agreement, pursuant to which such Person has (i) agreed to hold all confidential information of the Company and its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable, and (ii) presently assigned to the Company or one or more of its Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company or any of its Subsidiaries in the course of such Person’s employment or retention thereby (each, an “Invention Assignment Agreement”). To the knowledge of the Company, there is no material uncured breach by any such Person with respect to material Intellectual Property under any such Invention Assignment Agreement.

(e) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create, in whole or in part, any material Owned Intellectual Property or, to the knowledge of the Company, any material Licensed Intellectual Property exclusively licensed to the Company or any of its Subsidiaries.

(f) The Company and each of its Subsidiaries has taken adequate and commercially reasonable steps to maintain the secrecy and confidentiality of all Trade Secrets included in the Owned Intellectual Property and all Trade Secrets of any Person to whom the Company or any of its Subsidiaries has a confidentiality obligation with respect to such Trade Secrets. No Trade Secret that is material to the business of the Company or any of its Subsidiaries has been authorized by the Company or any of its Subsidiaries to be disclosed (or, to the knowledge of the Company, has been disclosed) to any Person other than (i) pursuant to a written agreement adequately restricting the disclosure and use of such Trade Secret or (ii) to a Person who otherwise has a duty to protect such Trade Secret.

(g) None of the source code or related materials for any Owned Company Software has been licensed or provided to, or used or accessed by, any Person (other than employees, contractors or other service providers of the Company or any of its Subsidiaries who have entered into written agreements restricting the disclosure and use of such source code or related materials). None of the Company or any of its Subsidiaries is a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating the Company or any of its Subsidiaries to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code or related materials for any Owned Company Software. To the knowledge of the Company, no Person other than the Company and its Subsidiaries is in possession of, or has rights to possess, any source code or related materials for any Owned Company Software.

(h) The Company and each of its Subsidiaries have complied and do comply with all material license terms applicable to any item of Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Owned Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Owned Company Software, in each case, in a manner that requires or obligates the Company or any of its Subsidiaries to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code included in the Owned Company Software; (ii) license any Owned Company Software for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Owned Company Software for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing, any of its Patents.

(i) The Owned Company Software is free from any defect, virus or programming, design or documentation error or corruptant that would have a material effect on the operation or use of the Owned Company Software. None of the Owned Company Software: (i) contains any Contaminants; (ii) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry); (iii) records a user’s actions without such user’s knowledge; or (iv) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior. The Company and each of its Subsidiaries implement and maintain in all material respects, and have during the last three years implemented and maintained in all material respects, industry standard procedures to mitigate against the likelihood that the Owned Company Software contains any Contaminant or other Software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data.

(j) The Company or one of its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all IT Systems in the manner in which they are currently accessed or used in the conduct of the business. The IT Systems (i) are adequate in all material respects for the operation and conduct of the business of the Company and its Subsidiaries as currently conducted (it being understood that the Company and its Subsidiaries authorize projects to upgrade and improve certain IT Systems from time to time in the ordinary course of business) and (ii) to the knowledge of the Company, do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of the IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any IT Systems. During the last three years there has been no unauthorized access to or breach or violation of any IT Systems. In the last three years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such IT Systems that have caused or could reasonably be expected to result in the substantial disruption of or interruption in or to the use of such IT Systems or the conduct and operation of the business of the Company or any of its Subsidiaries.

(k) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event) will result in: (i) the loss or impairment of, or any Lien on, any Owned Intellectual Property or Licensed Intellectual Property; (ii) the release, disclosure or delivery of any source code included in the Owned Company Software to any Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property or Licensed Intellectual Property; (iv) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or Licensed Intellectual Property; or (v) the breach of, or creation on behalf of any Person of the right to terminate or modify any Contract relating to any Owned Intellectual Property or Licensed Intellectual Property.

5.12 Data Privacy.

(a) The Company and each of its Subsidiaries, and any Person acting for or on behalf of the Company or any of its Subsidiaries, have at all times in the last two years materially complied with: (i) all applicable Privacy Laws; (ii) all the Company’s and its Subsidiaries’ written policies regarding Personal Information; and (iii) the Company’s and its Subsidiaries’ contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. The Company and its Subsidiaries have implemented and maintained adequate policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. Neither the Company nor any of its Subsidiaries have received any written notice of (A) any claims (including notice from third parties acting on their behalf) of, or been charged with, the material violation of any Privacy Laws, applicable privacy policies or contractual commitments with respect to Personal Information, or (B) investigations or inquiries from relevant authorities related to the same.

(b) The Company and its Subsidiaries have (i) implemented and, for at least the last two years, maintained reasonable technical and organizational safeguards to protect Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) to the extent required by the Privacy Laws, ensured that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company or its Subsidiaries have agreed to comply with applicable Privacy Laws in all material respects. To the knowledge of the Company, any third party who has provided Personal Information to the Company has done so in material compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required.

(c) To the knowledge of the Company, there have been no breaches, material security incidents, material misuse of, material unauthorized access to, or material unauthorized disclosure of any Personal Information in the possession or control of the Company or any of its Subsidiaries or collected, used or processed by or on behalf of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not provided or been required to provide any notices to any Person in connection with a disclosure of Personal Information. The Company and its Subsidiaries have implemented reasonable disaster recovery and business continuity plans to safeguard the data and Personal Information in their possession or control. The Company and its Subsidiaries have remediated all critical vulnerabilities identified in the audits and testing conducted to date. None of the Company, any of its Subsidiaries or any third party at the direction or authorization of the Company or any of its Subsidiaries has paid (i) any perpetrator of any data breach incident or cyber attack or (ii) any third party with actual or alleged information about a data breach incident or cyber attack.

(d) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event) will, in any material respect, violate: (i) any applicable Privacy Laws; (ii) the Company’s and its Subsidiaries’ written privacy policies as they currently exist; or (iii) applicable contractual obligations of the Company and its Subsidiaries. The Company and its Subsidiaries are not subject to any contractual or other legal obligations that, following the Closing, would prohibit Parent, the Surviving Entity or any of their respective Subsidiaries from receiving, accessing, storing or using Personal Information in the manner in which the Company and its Subsidiaries received, accessed, stored and used such Personal Information prior to the Closing.

5.13 Contracts; No Defaults.

(a) Schedule 5.13(a) contains a listing of all Contracts (other than purchase orders and Company Benefit Plans) described in clauses “(i)” through “(xv)” below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.13(a) have been delivered to or made available to Parent or its agents or representatives.

(i) each employee collective bargaining Contract or other Contract with any union representing, purporting to represent, or seeking to represent, any group of Company employees;

(ii) any Contract pursuant to which (A) any third party grants the Company or any of its Subsidiaries a license, right, permission, consent, non-assertion or release with respect to any Intellectual Property, other than non-exclusive click-wrap, shrink-wrap and off-the-shelf Software licenses, and any other non-exclusive Software licenses, in each case, that are commercially available on reasonable and unmodifiable terms to the public generally with license, maintenance, support and other fees of less than $50,000 or (B) the Company or any of its Subsidiaries grants a license, right, permission, consent, non-assertion or release with respect to any Owned Intellectual Property or Owned Company Software (other than any non-exclusive object code Software licenses granted to its customers, suppliers or service providers in the ordinary course of business);

(iii) any Contract that (A) provides for any invention, creation, conception or other development of any Intellectual Property (1) by the Company or any of its Subsidiaries for any other Person, (2) by the Company or any of its Subsidiaries jointly with any other Person or (3) for the Company or any of its Subsidiaries by any other Person (excluding any Invention Assignment Agreements) or (B) provides for the assignment or other transfer of any ownership interest in any Intellectual Property (1) to the Company or any of its Subsidiaries by any other Person (excluding any Invention Assignment Agreements) or (2) by the Company or any of its Subsidiaries to any other Person;

(iv) any Contract, other than teaming agreements entered into in connection with the pursuit of a specific Contract with a Governmental Authority or subcontract thereto or customary non-disclosure agreements, which restricts in any material respect or contains any material limitations on the ability of the Company or any of its Subsidiaries to compete in any line of business or in any geographic territory;

(v) any Contract under which the Company or any of its Subsidiaries has: (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness having a principal or stated amount in excess of $200,000 and excluding guarantees of performance under Contracts with Governmental Authorities entered into in the ordinary course of business; (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness having a principal or stated amount in excess of $200,000; or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business);

(vi) any (A) principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or any of its Subsidiaries since December 31, 2017 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business, and (B) to the extent not contemplated by clause “(A),” Contract pursuant to which the Company or any of its Subsidiaries has an existing obligation (contingent or otherwise) to pay any amounts in respect of indemnification obligations, purchase price adjustment, any earn-out, backend payment or similar obligation, in connection with any completed acquisition or disposition by the Company or any of its Subsidiaries;

(vii) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $200,000 or, together with all related Contracts, in excess of $500,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practice and sales of obsolete equipment;

(viii) any Contract expected to result in revenue or require expenditures in excess of $200,000 in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ix) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Stockholder, on the other hand;

(x) any Contract with a third party establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole;

(xi) any Contract with a Significant Customer or a Significant Supplier;

(xii) any Contract involving any resolution or settlement of any actual or threatened Actions or other disputes which has a value greater than $500,000 or imposes continuing obligations on the Company or its Subsidiaries, including injunctive or other non-monetary relief;

(xiii) any Contract with an executive officer of the Company or its Subsidiaries, or any Contract with any other employee or independent contractor of the Company or its Subsidiaries, which (A) provides for change in control payments or (B) provides for retention or severance payments (excluding statutory notice, termination and severance payments that are required by applicable Law) to any such individual with an annual base salary in excess of $200,000;

(xiv) any Contract that is a Real Estate Lease Document; and

(xv) any Contract with a Governmental Authority.

(b) With respect to each Invention Assignment Agreement and each Contract of the type described in Section 5.13(a), whether or not set forth on Schedule 5.13(a): (i) except for Contracts that will expire in accordance with their terms prior to the Closing, such Contract is in full force and effect and represents the legal, valid and binding obligations of the Company or its Subsidiaries that are party thereto and, to the knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, is enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); (ii) none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract; (iii) since December 31, 2018, neither the Company nor any of its Subsidiaries have received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract which, individually or the aggregate, would be reasonably expected to be material to the

Company and its Subsidiaries, taken as a whole; (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both); and (v) since December 31, 2019 through the date hereof, neither the Company nor any of its Subsidiaries have received written notice from any other party to such Contract that such party intends to terminate or not to renew such Contract.

5.14 Company Benefit Plans.

(a) Schedule 5.14(a) sets forth a complete list of each material Company Benefit Plan (other than any individual employment offer letters or individual equity awards on the forms set forth on Schedule 5.14(a), so long as a list of individuals or categories of individuals who are party to each form is also provided). “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries, in each case, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has or could reasonably be expected to have any obligation or liability, including all employment, consulting, retention, severance, termination, change in control, collective bargaining, incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, arrangements or agreements.

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent or its representatives true, correct and complete copies (or to the extent no written copy exists, an accurate summary) of, as applicable: (i) the current plan document (and all amendments thereto) and any trust or funding agreement relating to such plan; (ii) the most recent summary plan description; (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report) and attached schedules; (iv) the most recent actuarial valuation; (v) any material non-routine communications with any Governmental Authority during the last three years; and (vi) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority).

(c) Each Company Benefit Plan has been administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions (including all employer contributions and employee salary reduction contributions) required to be made under the terms of, or with respect to, any Company Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Financial Statements to the extent required under GAAP or other applicable generally accepted accounting practices. Each Company Benefit Plans subject to Law outside of the United States (each, a “Foreign Benefit Plan”) has been maintained in good standing with applicable regulatory authorities (if required) and, if required to be registered, has been properly registered with applicable regulatory authorities.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter as to its qualification; or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Each Foreign Benefit Plan that is intended to qualify for special tax treatment meets all the requirements for such treatment. To the knowledge of the Company, no event has occurred or condition exists that would reasonably be expected to adversely impact any such plan or result in the loss of the tax-qualified status of such plan.

(e) Neither the Company nor any of its Subsidiaries or ERISA Affiliates sponsors, maintains, contributes to or is or, within the past six years was, required to contribute to, or has or, within the past six years had, any actual or contingent liability in respect of (including by reason of sponsoring, maintaining or contributing to or having an obligation to contribute to, at any point during the six-year period prior to the date hereof), (i) a single employer or other defined benefit pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a multiemployer pension plan (as defined in Section 3(37) of ERISA) or (iii) any other defined benefit pension plan, regardless of whether it is subject to Title IV of ERISA. To the Company’s knowledge, no circumstance or condition exists that would reasonably be expected to result in any liability of the Company or any of its Subsidiaries to any plan set forth in subclauses “(i)” through “(ii)” of the preceding sentence. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. No Company Benefit Plan is a (A) multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code) or (B) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). Except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Law, no Company Benefit Plan provides for any benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of service to any current or former director, employee or individual independent contractor of the Company or any Subsidiary (or any dependent or beneficiary thereof).

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, with respect to the Company Benefit Plans, (i) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened and (ii) there are no actions or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened and to the knowledge of the Company, there are no facts or circumstances that could form the basis for any such actions or claims. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 408 of ERISA and regulatory guidance issued thereunder, and neither the Company nor any current or former employee that serves as a fiduciary under any Company Benefit Plan has engaged in any breach of fiduciary duty (as determined under ERISA) nor, to the Company’s knowledge, has any other current or former employee of the Company or other fiduciary breached its fiduciary duty (as determined under ERISA), with respect to which the Company or its Subsidiaries or any Company Benefit Plan would reasonably be expected to have any material liability.

(g) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event) will: (i) result in any payment or benefit becoming due to any current or former director, officer, employee or individual independent contractor of the Company or any its Subsidiaries, or any funding of benefits under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former director, officer, employee or individual independent contractor of the Company or any its Subsidiaries; or (iii) except as set forth on Schedule 5.14(g)(iii), result in the acceleration, vesting or creation of any rights of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries to payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries or Affiliates.

(h) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements, nor the consummation of the transaction contemplated hereby or thereby (either alone or in combination with any other event) would reasonably be expected to result in an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that is nondeductible to the payor under Section 280G of the Code.

(i) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in compliance with Section 409A of the Code. No Company Benefit Plan provides for the gross-up of any Taxes imposed by applicable Law, including Section 4999 or 409A of the Code or otherwise. No loans or advances from the Company or any of its Subsidiaries are outstanding to any officer or director.

(j) There is no material action currently contemplated by the Company or any of its Subsidiaries, and since January 1, 2020, no material action has been taken by the Company or any of its Subsidiaries (other than pursuant to COVID-19 Measures), in respect of any current or former employee or individual independent contractor of the Company or any of its Subsidiaries or such individuals’ compensation or benefits, in each case, in response to COVID-19.

5.15 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries are party to or bound by any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, and no such agreements or arrangements are currently being negotiated by the Company or any of its Subsidiaries. No labor union or organization, works council or group of employees of the Company or any of its Subsidiaries has made a pending written demand for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries: (i) is in compliance with all applicable Laws regarding employment and employment practices, including all applicable Laws respecting terms and conditions of employment, employee classification (including the classification of employees and independent contractors and the classification of exempt and non-exempt employees), non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, WARN, affirmative action, labor relations, pay equity, overtime pay, unemployment insurance, meal and rest periods/breaks, collective bargaining, civil rights, background checks and screenings, privacy laws, paid sick days and leave of absence entitlements and benefits (including the federal Emergency Paid Sick Leave Act and the federal Emergency Family and Medical Leave Expansion Act), safety and health (including the federal Occupational Safety and Health Act) and workers’ compensation; and (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(c) Since January 1, 2019, neither the Company nor any of its Subsidiaries have experienced any labor disputes, strikes, lockouts, picketing, hand-billing or work stoppages against or affecting the Company or its Subsidiaries and, to the knowledge of the Company, none is currently threatened, except for those which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor any of its Subsidiaries has taken any action relating to any employee or worksite thereof that would require the service of a notice under WARN, taking into account any temporary or permanent modification of WARN as a result of COVID-19 within the six months prior to the date of this Agreement, and no such events are reasonably expected to occur prior to the Closing. Neither the Company nor any of its Subsidiaries has engaged in any temporary layoffs, furloughs or hours reductions that would trigger notice requirements under WARN were any such temporary layoff, furlough or hours reduction to last for at least six months and no such events are reasonably expected to occur prior to the Closing.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any current or former employees for any services or amounts required to be reimbursed or otherwise paid as compensation for services.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no individual employees or independent contractors who perform services for the Company or any of its Subsidiaries have been improperly included or excluded from any Company Benefit Plan, and neither the Company nor any of its Subsidiaries have received written notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such improper inclusion or exclusion.

(g) Except as set forth on Schedule 5.15(g), during the last three years, to the knowledge of the Company, there have been no employment discrimination or employment harassment allegations brought, threatened or settled against any appointed officer, director, executive or manager of the Company or any of its Subsidiaries.

(h) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is, in any material respect, in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation to the Company or any of its Subsidiaries.

(i) The Company and its Subsidiaries are in compliance in all material respects with all COVID-19 Measures that are binding on the Company and its Subsidiaries and applicable to any location in which the Company or any of its Subsidiaries operates.

5.16 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or any of its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and payable by the Company or any of its Subsidiaries have been timely paid.

(c) Each of the Company and its Subsidiaries has (i) collected and withheld all material amounts of Taxes required to have been withheld or collected by it in connection with amounts paid to or by any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority in material compliance with applicable Law.

(d) Neither the Company nor any of its Subsidiaries are currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes due from such entities. Neither the Company nor any of its Subsidiaries have received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes due from such entities. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or any of its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes by, or required to file income or other material Tax Returns in, that jurisdiction. Neither the Company nor any of its Subsidiaries engages (or has engaged in the five years immediately prior to the date of this Agreement) in a trade or business or has (or has had in the five years immediately prior to the date of this Agreement) a permanent establishment in a country other than the country in which such entity is incorporated or otherwise organized.

(f) Neither the Company nor any of its Subsidiaries have been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing, other than in the ordinary course of business.

(h) There are no Liens for material amounts of Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries have any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise (except, in each case, under any agreements that are commercial contracts entered into in the ordinary course of business not primarily related to Taxes).

(j) Neither the Company nor any of its Subsidiaries are a party to, or bound by, or have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements under which the Company or any of its Subsidiaries could be liable after the Closing Date for any Tax liability imposed on any Person other than the Company or any of its Subsidiaries (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(k) None of the Company’s Subsidiaries have made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(l) The Company has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) Each of the Company and its Subsidiaries is in material compliance with Section 482 of the Code and any other applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Company and its Subsidiaries.

(n) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(o) Neither the Company nor any of its Subsidiaries are bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Authority, in each case, that could affect the liability for Taxes of the Company or any of its Subsidiaries following the Closing.

(p) The Company has not made an election under Section 965(h) of the Code.

(q) Neither the Company nor any of its Subsidiaries have deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act.

(r) Neither the Company nor any of its Subsidiaries are subject to any gain recognition agreement under Section 367 of the Code.

(s) No Subsidiary of the Company (i) has an investment in “United States property” within the meaning of section 956(c) of the Code or (ii) has been a passive foreign investment company within the meaning of section 1297 of the Code. No Subsidiary of the Company generates a material amount of income described in Sections 951 or 951A of the Code.

5.17 Brokers’ Fees. Except as set forth on Schedule 5.17, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

5.18 Insurance. Schedule 5.18 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Parent. With respect to each such insurance policy required to be listed on Schedule 5.18, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date); (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (c) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened; and (d) no written notice of cancellation, termination, non-renewal, disallowance or reduction in coverage has been received other than in connection with ordinary renewals.

5.19 Real Property; Tangible Property.

(a) The Company and its Subsidiaries do not own and have never owned any real property.

(b) Schedule 5.19(b) contains a true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries is required to make aggregate annual payments in excess of $10,000 (the “Leased Real Property”). The Company has made available to Parent true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”). Each Real Estate Lease Document is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect. No material default or breach by (i) the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor any of its Subsidiaries have received written or, to the knowledge of the Company, oral notice of material default or breach under any Real Estate Lease Document which has not been cured. No event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company or any of its Subsidiaries or, to the knowledge of the Company, by the other parties thereto. Neither the Company nor any of its Subsidiaries have received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy by the

Company or any of its Subsidiaries of the Leased Real Property and any improvements made by the Company or any of its Subsidiaries thereon (A) are prohibited by any Lien or Law other than Permitted Liens or (B) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

(c) The Company or one of its Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than (i) Permitted Liens and (ii) the rights of lessors under any Real Estate Lease Documents. The material tangible assets or personal property (together with the Intellectual Property rights and contractual rights) of the Company and its Subsidiaries (A) constitute all of the assets, rights and properties that are necessary in all material respects for the operation of the businesses of the Company and its Subsidiaries as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice and are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

5.20 Environmental Matters.

(a) The Company and its Subsidiaries are, and during the last three years have been, in compliance in all material respects with all Environmental Laws, including obtaining, maintaining and complying in all material respects with Permits required under Environmental Laws.

(b) To the knowledge of the Company, there has been no release of, or exposure of any Person to, any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the Company’s or any of its Subsidiaries’ operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company or any of its Subsidiaries owned or leased such property, except as would not reasonably be expected to require investigation or remediation or result in the incurrence of material liability, in each case, pursuant to Environmental Law.

(c) Neither the Company nor any of its Subsidiaries are subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or any of its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) There has been no past Action, and no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or any of its Subsidiaries’ compliance with or liability under Environmental Law.

(e) Neither the Company nor any of its Subsidiaries have assumed by contract any material liability of any other Person arising under Environmental Law or relating to Hazardous Materials.

(f) The Company has made available to Parent all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents in its possession, custody or control relating to the Leased Real Property or any formerly owned or operated real property or any other location for which the Company or any of its Subsidiaries may be liable.

5.21 Absence of Changes.

(a) Since December 31, 2019, there has not been any change, development, condition, occurrence, event or effect relating to the Company or any of its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) From the Most Recent Financial Statements Date through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices, and (ii) have not taken any action that (A) would require the consent of Parent pursuant to Section 7.01 if such action had been taken after the date hereof and (B) would reasonably be considered to be material to the Company and its Subsidiaries, taken as a whole, other than such actions taken in the ordinary course of business consistent with past practice.

5.22 Significant Customers and Suppliers.

(a) Schedule 5.22(a) sets forth, in each case for the 12 months ended December 31, 2020, each of the 10 largest (i) customers of the Company and its Subsidiaries, based upon the amount of revenue generated by the Company and its Subsidiaries from such customers (collectively, the “Significant Customers”), and (ii) suppliers of the Company and its Subsidiaries, based upon the amount of expenditures paid by the Company and its Subsidiaries to such suppliers (collectively, the “Significant Suppliers”). As of the date hereof, there are no outstanding, and since December 31, 2019 and through the date hereof, there have not been any, material disputes between the Company or any of its Subsidiaries, on the one hand, and any of the Significant Customers or the Significant Suppliers, on the other hand.

(b) Since December 31, 2019 through the date hereof, neither the Company nor any of its Subsidiaries have received any written notice that (i) any of the Significant Customers or the Significant Suppliers intends to stop, or materially decrease the rate of, its business with the Company and its Subsidiaries after the Closing, or (ii) there has been or will be any material adverse change in the price of such goods, services or rights provided to or by any such Significant Customer or Significant Supplier, as applicable, or that any such Significant Customer or Significant Supplier will not provide or require such goods, services or rights, as applicable, at any time on or after the Closing Date on terms and conditions substantially similar to the current terms applicable to such Significant Customer’s or Significant Supplier’s dealings with the Company and its Subsidiaries or its or their respective Affiliates, subject to customary price increases consistent with past practices. To the knowledge of the Company, no Significant Customer or Significant Supplier has otherwise given the Company or any of its Subsidiaries any indication or threatened the Company or any of its Subsidiaries in writing or orally that it will take any action described in the preceding sentence as a result of the consummation of the Transactions.

5.23 Affiliate Agreements. Except as set forth on Schedule 5.23 and except for the Company Benefit Plans, Contracts by or among the Company and any of its Subsidiaries or, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company, none of the Company or any of its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any: (a) present or former executive officer or director of any of the Company or any of its Subsidiaries; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or any of its Subsidiaries; or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

5.24 Internal Controls. The Company maintains a system of internal accounting controls. To the knowledge of the Company, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in conformity with GAAP. To the knowledge of the Company, the Company has not identified or been made aware of any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries that have a significant role in the Company’s internal control over financial reporting or any claim or allegation regarding any of the foregoing.

5.25 Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) each Material Permit is in full force and effect in accordance with its terms; (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries; (c) to the knowledge of the Company, none of the Material Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions; (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit; and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits.

5.26 Registration Statement. None of the information relating to the Company or any of its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, notwithstanding the foregoing provisions of this Section 5.26, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not specifically supplied by or on behalf of the Company for use therein.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB

Except as set forth in the Parent Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure) or in the Parent SEC Reports filed or furnished by Parent on or after December 14, 2020 (excluding (i) any disclosures in such Parent SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto), each of Parent, First Merger Sub and Second Merger Sub represents and warrants to the Company as follows:

6.01 Corporate Organization.

(a) Parent is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Parent previously delivered by Parent to the Company are true, correct and complete and are in effect as of the date of this Agreement. Parent is, and at all times has been, in compliance with all restrictions, covenants, terms and provisions set forth in its organizational documents. Parent is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b) First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder. Other than First Merger Sub and Second Merger Sub, Parent has no other Subsidiaries and does not own, directly or indirectly, any equity or other interests or investments (whether equity or debt) in any other Person, whether incorporated or unincorporated. First Merger Sub and Second Merger Sub are, and at all times have been, in compliance with all restrictions, covenants, terms and provisions set forth in their respective organizational documents.

6.02 Due Authorization.

(a) Each of Parent, First Merger Sub and Second Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and (subject to the approvals described in Section 6.07), in the case of Parent, upon receipt of the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements by each of Parent, First Merger Sub and Second Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action and, in the case of Parent, except for the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, no other corporate or equivalent proceeding on the part of Parent, First Merger Sub or Second Merger Sub is necessary to authorize this Agreement or such other Transaction Agreements or Parent’s, First Merger Sub’s or Second Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement will be, duly and validly executed and delivered by each of Parent, First Merger Sub and Second Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a legal, valid and binding obligation of each of Parent, First Merger Sub and Second Merger Sub, enforceable against each of Parent, First Merger Sub and Second Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative vote of: (i) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Transaction Proposal; (ii) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Issuance Proposal; (iii) (A) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of Parent Class F Stock, voting separately as a single class, shall be required to approve the Amendment Proposal (the approval by Parent Stockholders of the foregoing clauses “(i)” through “(iii),” collectively, the “Required Parent Stockholder Approval”); and (iv) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Parent Incentive Plan Proposal and the Parent ESPP Proposal (together with the Required Parent Stockholder Approval, the “Parent Stockholder Approval”), in each case, assuming a quorum is present to approve the Proposals, with the Parent Stockholder Approval representing the only votes of any of Parent’s capital stock necessary in connection with the entry into this Agreement by Parent, and the consummation of the transactions contemplated hereby, including the Closing.

(c) At a meeting duly called and held, the Parent Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Parent approval of each of the matters requiring Parent Stockholder Approval.

6.03 No Conflict. The execution, delivery and performance of this Agreement by each of Parent, First Merger Sub and Second Merger Sub and (in the case of Parent), upon receipt of the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or violate any provision of, or result in the breach of, the Parent Organizational Documents or any of the organizational documents of First Merger Sub or Second Merger Sub; (b) result in any violation of any provision of any Law or Governmental Order applicable to each of Parent, First Merger Sub or Second Merger Sub or any of their respective properties or assets; (c) violate, result in a default or breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which either of Parent, First Merger Sub or Second Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected; or (d) result in the creation of any Lien upon any of the properties or assets of Parent, First Merger Sub or Second Merger Sub, except (in the case of clauses “(b),” “(c)” or “(d)” above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

6.04 Litigation and Proceedings. There are no pending or, to the knowledge of Parent, threatened, Actions and, to the knowledge of Parent, there are no pending or threatened investigations, in each case, against Parent, or otherwise affecting Parent or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into or perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Parent which could, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

6.05 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into or perform its obligations under this Agreement and consummate the Transactions, Parent and its Subsidiaries are, and since December 14, 2020 have been, in compliance in all material respects with all applicable Laws and, to the knowledge of Parent, no investigation or review by any Governmental Authority with respect to Parent, First Merger Sub or Second Merger Sub is pending or threatened. Neither of Parent nor its Subsidiaries have received any written, or to the knowledge of Parent, oral notice from any Governmental Authority of non-compliance or violation of any applicable Law by Parent or its Subsidiaries at any time since December 14, 2020, which violation would reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b) Since December 14, 2020, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent,

First Merger Sub and Second Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions: (i) there has been no action taken by Parent, its Subsidiaries, or, to the knowledge of Parent, any officer, director, manager, employee, agent or representative of Parent or its Subsidiaries, in each case, acting on behalf of Parent or its Subsidiaries, in violation of any applicable Anti-Corruption Law; (ii) neither Parent nor its Subsidiaries have been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws; (iii) neither Parent nor its Subsidiaries have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law; (iv) neither Parent nor its Subsidiaries have received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law; and (v) neither Parent nor its Subsidiaries have created or caused the creation of any false or inaccurate books and records of Parent or its Subsidiaries.

6.06 Benefit Plans. Except as may be contemplated by the Parent Incentive Plan Proposal or the Parent ESPP Proposal, none of Parent, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries maintains, sponsors or contributes to, or has any actual or contingent obligation or liability under, any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any other plan, policy, program, arrangement or agreement that provides compensation and/or benefits to any current or former employee, officer, director or individual independent contractor thereof (“Parent Benefit Plans”), nor does Parent, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries have any obligation or commitment to create or adopt any such Parent Benefit Plan.

6.07 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Parent, First Merger Sub or Second Merger Sub with respect to Parent’s, First Merger Sub’s or Second Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, applicable requirements of the HSR Act (and the expiration of the required waiting period thereunder) and applicable Securities Laws and Nasdaq rules and regulations and the filing and effectiveness of the First Certificate of Merger and the Parent A&R Charter in accordance with the DGCL and the Second Certificate of Merger in accordance with the DGCL and the DLLCA.

6.08 Trust Account. As of the date hereof, there is at least $345,000,000 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”) for the benefit of the Parent’s public stockholders, maintained by Continental, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated December 15, 2020, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Parent, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate or (b) entitle any Person (other than any Parent Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Parent Organizational Documents and Parent’s final prospectus dated December 14, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Parent has performed all material obligations required to be performed by it to-date under, and complied in all material respects with the terms of, the Trust Agreement, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder by Parent or, to the knowledge of Parent, the Trustee. There are no Actions pending or, to the knowledge of Parent, threatened with respect to the Trust Account. Since December 14, 2020, Parent has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to the Parent Organizational Documents shall terminate, and, as of the Effective Time, Parent shall have no obligation whatsoever pursuant to the Parent Organizational Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Parent Stockholder is a Redeeming Stockholder.

6.09 Taxes.

(a) All material Tax Returns required by Law to be filed by Parent and its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and payable by Parent and its Subsidiaries have been timely paid.

(c) Each of Parent and its Subsidiaries has (i) withheld or collected all material amounts of Taxes, and has complied in all respects with applicable Law relating the such withholding or collection, required to have been withheld or collected by it in connection with amounts paid to or by any employee, independent contractor, creditor, stockholder or any other party, and (ii) remitted such amounts required by Law to have been remitted to the appropriate Governmental Authority.

(d) To the knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(e) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Authority in writing against Parent or its Subsidiaries (nor to the knowledge of Parent is there any), which deficiency has not been paid or resolved. No audit or other proceeding by any Governmental Authority is currently pending or threatened in writing against Parent or its Subsidiaries with respect to any material amounts of Taxes due from Parent.

(f) There are no Tax indemnification agreements or Tax sharing agreements under which Parent or its Subsidiaries could be liable after the Closing Date for the Tax liability of any Person other than Parent, First Merger Sub or Second Merger Sub, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other agreements, in each case, that do not relate primarily to Taxes. Neither Parent nor any of its Subsidiaries (i) has any material liability for the Taxes of another person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor, or (ii) is bound by any private letter or similar ruling.

(g) Neither Parent nor its Subsidiaries has consented to extend the time in which any material Tax may be assessed or collected by any Governmental Authority (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which extension is still in effect.

(h) Neither Parent nor its Subsidiaries will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); or (iii) any closing or similar agreement entered into prior to the Closing with a taxing authority.

(i) For U.S. federal income tax purposes, Parent has, since its formation, been treated as a corporation that is a United States person. Second Merger Sub has at all times during its existence been treated as a disregarded entity for federal and applicable state and local income Tax purposes and its assets are thereby treated for applicable income Tax purposes as owned by Parent, and no election has been made or will be made to treat Second Merger Sub as a corporation for income Tax purposes.

(j) There are no Liens for material amounts of Taxes (other than Permitted Liens) upon any of Parent’s assets.

6.10 Brokers’ Fees. Except as set forth on Schedule 6.10, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent, First Merger Sub or Second Merger Sub or any of their respective Affiliates, including the Sponsor.

6.11 Parent SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Parent has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 14, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”), and will have filed all such registration statements, reports, schedules, forms, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing are, or will be, as applicable, available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, as of their respective dates of filing with the SEC (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports, and that will be included in the Additional Parent SEC Reports, complied or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were or will be prepared, as the case may be, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present, and will fairly present, as the case may be, (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of complete footnotes to the extent permitted by Regulation S-X or Regulation S-K, as applicable) in all material respects the financial position and changes in stockholders’ equity of Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(b) Parent has established and maintains disclosure controls and procedures as required under Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c) Parent has established and maintained a system of internal controls. To Parent’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Parent (including any employee thereof) nor Parent’s independent auditors have identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent; (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent; or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of Parent, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g) Except as set forth on Schedule 6.11(g), as of the date hereof, to the knowledge of Parent, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(h) As used in this Section 6.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

6.12 Business Activities; Absence of Changes.

(a) Since its incorporation, Parent has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Parent Organizational Documents, there is no Contract, agreement, commitment or Governmental Order binding upon Parent or to which Parent is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted (including, in each case, following the Closing) other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub and Second Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b) Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the transactions contemplated hereby, Parent has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) There is no liability, debt or obligation against Parent or its Subsidiaries, except for liabilities and obligations: (i) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the Parent SEC Reports; (ii) reflected or reserved for on Parent’s balance sheet as of December 15, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Parent); (iii) that have arisen since December 15, 2020 in the ordinary course of the operation of business of Parent (other than any such liabilities as are not and would not be, in the aggregate, material to Parent and its Subsidiaries, taken as a whole); or (iv) disclosed in Schedule 6.12(c).

(d) Since their organization, neither First Merger Sub nor Second Merger Sub have conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in the organizational documents of First Merger Sub and Second Merger Sub, there are no Contracts or Governmental Orders binding upon either First Merger Sub or Second Merger Sub or to which First Merger Sub or Second Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of First Merger Sub or Second Merger Sub or any acquisition of property by First Merger Sub or Second Merger Sub or the conduct of business by First Merger Sub or Second Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of First Merger Sub or Second Merger Sub to enter into and perform their respective obligations under this Agreement and consummate the Transactions.

(e) First Merger Sub and Second Merger Sub were formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the Mergers and have no, and at all times prior to the Effective Time and Second Effective Time, as applicable, except as contemplated by this Agreement or the other Transaction Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to their formation.

(f) Since the date of Parent’s formation, there has not been any change, development, condition, occurrence, event or effect relating to Parent that, individually or in the aggregate, would reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and consummate the Transactions. From December 14, 2020 through the date of this Agreement, Parent has not taken any action that would require the consent of the Company pursuant to Section 8.02 if such action had been taken after the date hereof.

(g) Except for (i) this Agreement, (ii) the agreements expressly contemplated hereby or as set forth on Schedule 6.16(a) and (iii) any Contract that will expire by its terms or the obligations for which will be fully satisfied upon the Closing, Parent and its Subsidiaries are not, and at no time have been, party to any Contract with any other Person that would require payments by Parent or any of its Subsidiaries in excess of $25,000 monthly or $250,000 in the aggregate. Schedule 6.12(g) sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Parent and its Subsidiaries.

(h) Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, there has not been: (i) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (ii) any split, combination or reclassification of any of Parent’s capital stock; (iii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or applicable Law; (iv) any change in the auditors of Parent; (v) any issuance of capital stock of Parent; or (vi) any revaluation by Parent of any of its assets, including any sale of assets of Parent other than in the ordinary course of business.

(i) Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Parent owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Parent in the operation of its business and which are material to Parent, free and clear of any Liens (other than Permitted Liens).

6.13 Registration Statement. As of the time the Registration Statement is declared effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Company specifically for inclusion in the Registration Statement.

6.14 Capitalization.

(a) The authorized capital stock of Parent consists of: (i) 1,000,000 shares of Parent Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement; (ii) 440,000,000 shares of common stock, consisting of 400,000,000 shares of Parent Class A Stock and 40,000,000 shares of Parent Class F Stock, of which (A) 34,500,000 shares of Parent Class A Stock are issued and outstanding as of the date of this Agreement and 8,625,000 shares of Parent Class F Stock are issued and outstanding as of the date of this Agreement, and (B) 11,350,000 Parent Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Parent Class A Stock, Parent Class F Stock and Parent Warrants: (1) have been duly authorized and validly issued and are fully paid and nonassessable; (2) were issued in compliance in all material respects with applicable Law; (3) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the Parent Organizational Documents or any Contract to which Parent is a party or is otherwise bound; and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the Parent SEC Reports with respect to certain shares of Parent Class F Stock and Parent Warrants held by the Sponsor and the Insiders.

(b) Except for this Agreement, the Subscription Agreements and the Parent Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Parent Class A Stock or the equity interests of Parent, First Merger Sub or Second Merger Sub or other interest or participation in Parent, First Merger Sub or Second Merger Sub, or any other Contracts to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver, sell, or cause to be issued, delivered or sold, any shares of capital stock of, other equity interests in or debt securities of, Parent, First Merger Sub or Second Merger Sub, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Parent, First Merger Sub or Second Merger Sub. Except as disclosed in the Parent SEC Reports or the Parent Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any securities or equity interests of Parent. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Parent Stockholders may vote. Except as disclosed in the Parent SEC Reports, Parent is not a party to any stockholder agreement, voting agreement, registration rights agreement, voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound relating to Parent Class A Stock or any other equity interests of Parent. Parent does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c) As of the date hereof, the authorized share capital of First Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding and beneficially held (and held of record) by Parent, free and clear of all Liens (other than Permitted Liens). All outstanding shares of First Merger Sub common stock have been duly authorized, validly issued and fully paid and are non-assessable and are not subject to preemptive rights.

(d) As of the date hereof, all outstanding membership interests of Second Merger Sub have been duly authorized and validly issued and are not subject to preemptive rights and are held by Parent.

(e) Subject to approval of the Proposals, the shares of Parent Class A Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

(f) Assuming the accuracy of the representations and warranties of the applicable Company Securityholder contained in the Investor Representations Letters, the issuance of shares of Parent Class A Stock to such Company Securityholder pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither Parent nor, to the knowledge of Parent, any Person acting on behalf of Parent, has taken nor will take any action hereafter that would cause the loss of such exemption.

(g) The holders of the Parent Class F Stock have waived any adjustment to the Initial Conversion Ratio (as defined in the Certificate of Incorporation).

(h) Each holder of Parent Class F Stock initially issued to the Sponsor in connection with Parent’s initial public offering has agreed: (i) to vote all shares of Parent capital stock held by such holder in favor of approving the Transactions; and (ii) to refrain from electing to redeem any shares of such Parent capital stock pursuant to the Parent Organizational Documents.

6.15 Parent Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Markets (“Nasdaq”) under the symbol “GHVIU”. The issued and outstanding shares of Parent Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GHVI”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GHVIW”. Parent is a member in good standing with Nasdaq. There is no action or proceeding pending or, to the knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Stock or Parent Warrants or terminate the listing of Parent on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Stock or Parent Warrants under the Exchange Act.

6.16 Contracts; No Defaults.

(a) Schedule 6.16(a) contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Parent is a party or by which any of its assets are bound. True, correct and complete copies of the Contracts listed on Schedule 6.16(a) have been delivered to or made available to the Company or its agents or representatives.

(b) Each Contract of a type required to be listed on Schedule 6.16(a), whether or not set forth on Schedule 6.16(a), was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 6.16(a), whether or not set forth on Schedule 6.16(a): (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Parent and, to the knowledge of Parent, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Parent, are enforceable by Parent in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); (ii) neither Parent nor, to the knowledge of Parent, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract; (iii) since December 14, 2020, Parent has not received any written or, to the knowledge of Parent, oral claim or notice of material breach of or material default under any such Contract; (iv) to the knowledge of Parent, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Parent or, to the knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time or both); and (v) since December 14, 2020 through the date hereof, Parent has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

6.17 Investment Company Act; JOBS Act. None of Parent or any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

6.18 Affiliate Agreements. Except as set forth on Schedule 6.18, none of Parent or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any: (a) present or former officer, director or employee of any of Parent or any of its Subsidiaries; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or any of its Subsidiaries; or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Parent Affiliate Agreement”).

6.19 Parent Stockholders. To the knowledge of Parent, no holder of the capital stock of Parent is a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) and who will acquire a substantial interest in the Company as a result of the Transactions such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no such foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company after Closing.

6.20 PIPE Investment; Subscription Agreements. Parent has delivered to the Company true, correct and complete copies of the fully executed Subscription Agreements pursuant to which the Subscribers in the aggregate have agreed, pursuant to the terms and subject to the conditions thereof, to purchase 29,500,000 shares of Parent Class A Stock for an aggregate purchase price equal to $295,000,000 (such transactions contemplated by the Subscription Agreements, collectively, the “PIPE Investment”). Each Subscription Agreement is in full force and effect with respect to, and is valid and binding upon, Parent and, to the knowledge of Parent, each Subscriber party thereto, and enforceable against Parent and, to the knowledge of Parent, each Subscriber party thereto in accordance with its terms. None of the Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Parent, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and, to the knowledge of Parent, as of the date of this Agreement none of the commitments contained in any Subscription Agreement has been withdrawn, terminated or rescinded by any Subscriber in any respect, in each case, except for such assignment or transfers contemplated by or permitted by the Subscription Agreements. As of the date hereof, there are no side letters or Contracts between any Subscriber, on the one hand, and Parent, First Merger Sub or Second Merger Sub, on the other hand, related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the Transactions other than as expressly set forth in this Agreement, the Subscription Agreements or any other Transaction Agreement and except as set forth in the Parent SEC Reports. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in or referenced in the Subscription Agreements and other than the conditions precedent contained in this Agreement. To the knowledge of Parent, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (a) constitute a default or breach on the part of Parent under the Subscription Agreements, (b) assuming the conditions set forth in Article X will be satisfied and the Transactions will be consummated, constitute a failure to satisfy a condition on the part of Parent under the Subscription Agreements or (c) assuming the conditions set forth in Article X will be satisfied and the Transactions will be consummated, result in any portion of the purchase price to be paid by any Subscriber in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Article X will be satisfied and the Transactions will be consummated, Parent has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Parent is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

ARTICLE VII

COVENANTS OF THE COMPANY

7.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 7.01, as expressly contemplated by this Agreement or as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, COVID-19 Measures or Social Unrest Measures, use commercially reasonable efforts to: (i) conduct and operate its business in the ordinary course consistent with past practice; (ii) preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries; (iii) keep available the services of their present officers and other key employees; and (iv) maintain all insurance policies of the Company and its Subsidiaries or substitutes therefor. To the extent that the Company has taken any COVID-19 Measures, the Company shall use commercially reasonable efforts to take reasonable precautions to mitigate the risk of COVID-19 exposure to employees, business partners, customers and other invitees onto Company-controlled premises, including compliance with directives and guidance from the Centers for Disease Control and Prevention, the United States Department of Labor and the Occupational Safety and Health Administration. Without limiting the generality of the foregoing, except as set forth on Schedule 7.01, as expressly contemplated by this Agreement or as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, COVID-19 Measures or Social Unrest Measures, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

(b) (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of the Company in their capacities as stockholders; (ii) effect any recapitalization, reclassification, split or other change in its capitalization; (iii) except as permitted under Section 7.01(e) or in connection with the exercise of any Company Stock Option, Company RSU or Company Warrant outstanding as of the date of this Agreement in accordance with its terms as of the date hereof, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock; or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests, except for: (A) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such equity interests; (B) transactions between the Company and any of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of the Company; and (C) purchases or redemptions pursuant to exercises of Company Stock Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to equity awards in accordance with the terms of such equity awards as of the date hereof;

(c) enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under (i) any Contract of a type required to be listed on Schedule 5.13(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.13(a)), (ii) any lease related to the Leased Real Property or (iii) any collective bargaining or similar agreement (including agreements with works councils and trade unions) to which the Company or its Subsidiaries is a party or by which it is bound, other than, in the case of each of clauses “(i)” through “(iii),” entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

(d) sell, transfer, lease, license, sublicense, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of the Company and its Subsidiaries, taken as a whole (including Owned Intellectual Property, Licensed Intellectual Property or Owned Company Software), except for dispositions of obsolete or worthless assets and other than in the ordinary course of business consistent with past practice;

(e) other than as required pursuant to Company Benefit Plans in effect on the date of this Agreement (or adopted or entered into after the date hereof in accordance with Schedule 7.01(e)) or applicable Law: (i) increase any compensation or benefits (including severance) of, or grant or provide any change in control, retention, sale bonus or similar payments or benefits to any current or former director, employee or individual independent contractor of the Company or any of its Subsidiaries (other than annual merit-based or promotion-based base compensation increases in the ordinary course of business consistent with past practice); (ii) adopt, enter into, materially amend or terminate any Company Benefit Plan or agreement, arrangement, policy or plan which would be a Company Benefit Plan if in effect on the date of this Agreement, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any of its Subsidiaries is a party or by which any of them is bound; (iii) grant or pay any severance or termination payments or benefits to any current or former director, employee, or individual independent contractor of the Company or any of its Subsidiaries; (iv) hire or terminate (other than for cause) any employee of the Company or any of its Subsidiaries at the level of vice president or above; (v) accelerate the vesting, payment or funding of any compensation or benefit to any current or former director, employee, or individual independent contractor of the Company or any of its Subsidiaries under any of the Company Benefit Plans; or (vi) except for grants of Company Equity Awards to newly hired employees and individual independent contractors or in connection with promotions or refresh grants, in each case in the ordinary course of business consistent with past practice (it being understood that the Company may grant Company RSUs and/or, solely in respect of grantees that are not subject to U.S. Tax, Company Stock Options, notwithstanding that the Company’s past practice has been to grant Company Stock Options), grant any equity or equity-based compensation awards;

(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(g) make any capital expenditures (or commit to make any capital expenditures) that in the aggregate exceed $250,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Parent;

(h) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, employees, directors, agents or consultants, but excluding any of the Company’s Subsidiaries), make any material change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, other than advances to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(i) (A) make, rescind or change any material Tax election in a manner inconsistent with past practice; (B) settle or compromise any material Tax claim; (C) adopt, change or make a request to change any Tax accounting method or period; (D) file any material amendment to a Tax Return; (E) enter into any closing agreement with any Governmental Authority with respect to a material amount of Taxes; (F) surrender any right to claim a material refund of Taxes; (G) settle or compromise any examination, audit or other Action with any Governmental Authority relating to any material Taxes; or (H) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes;

(j) enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter a new line of business;

(k) acquire any fee interest in real property;

(l) enter into, renew or amend in any material respect any Company Affiliate Agreement;

(m) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise does not exceed $500,000 in the aggregate;

(n) (i) issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, or (ii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(o) (i) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business or (ii) delay or accelerate payment of any account payable in advance of or beyond its due date or the date such liability would have been paid in the ordinary course of business;

(p) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;

(q) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(r) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties;

(s) implement any employee layoffs, plant closings or similar events that, individually or in the aggregate, would give rise to any obligations or liabilities on the part of the Company or any of its Subsidiaries under WARN, including any temporary layoffs or furloughs that would trigger obligations or liabilities under WARN should they last for longer than six months; or

(t) enter into any agreement to do any action prohibited under this Section 7.01.

Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company or its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

7.02 Inspection. Subject to confidentiality obligations and similar restrictions (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (b) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, (i) afford to Parent and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, analyses and appropriate officers and employees of the Company and its Subsidiaries, and (ii) furnish Parent and its Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or any of its Subsidiaries as Parent or its Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Parent and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.03 Exercise of Company Warrants. Prior to the Closing, the Company shall deliver to Parent evidence, reasonably satisfactory to Parent, that shares of Company Common Stock have been issued (or will be issued immediately prior to the Effective Time) to each holder of a Company Warrant in exchange for the cancellation and termination of such holder’s Company Warrants.

7.04 Termination of Certain Agreements. At and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 7.04 to be terminated without any further force and effect and without any cost or other liability or obligation to the Company or any of its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

7.05 No Parent Securities Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to require each of its controlled Affiliates not to, engage in any transactions involving the securities of Parent without the prior consent of Parent.

7.06 No Claim Against the Trust Account. The Company acknowledges that Parent is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company understands that Parent has established the Trust Account for the benefit of Parent’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in Parent’s final prospectus, dated December 14, 2020, and other Parent SEC Reports, the Parent Organizational Documents and the Trust Agreement. The Company further acknowledges and agrees that Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Transactions are not consummated by December 15, 2022 or such later date as approved by the Parent Stockholders to complete a Business Combination, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Parent to collect from the Trust Account any monies that may be owed to them by Parent or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for any Willful Breach of this Agreement; provided, however, that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the redemptions pursuant to the Offer and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account. This Section 7.06 shall survive the termination of this Agreement for any reason.

7.07 Company Financial Statements; Other Actions.

(a) The Company shall use reasonable best efforts to provide Parent, as promptly as practicable after the date hereof, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2020, in each case prepared in accordance with GAAP and Regulation S-X, and audited in accordance with the standards of the PCAOB, and unaudited interim financial statements prepared in accordance with GAAP and Regulation S-X covering the applicable periods required to be included in the Registration Statement. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice of not less than 24 hours, Parent and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b) From and after the date on which the Registration Statement is declared effective under the Securities Act, the Company shall give Parent prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries or of any development regarding the Company or any of its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Parent and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Parent pursuant to this Section 7.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules or the Parent Schedules.

7.08 Company Stockholder Consent. The Company shall ensure that, within 24 hours after the execution and delivery of this Agreement, a stockholder written consent in substantially the form agreed by the parties as of the date hereof (the “Stockholder Written Consent”), duly executed and delivered by the Company Stockholders and containing the Company Requisite Approval, shall be delivered to Parent on behalf of the Company Stockholders. Concurrently with the delivery of the Stockholder Written Consent to Parent pursuant to the foregoing sentence, the Company shall deliver to Parent an investor representations letter in substantially the form attached hereto as Exhibit F, duly executed by each Company Stockholder that executes the Stockholder Written Consent.

7.09 Non-Solicitation. From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 11.01, the Company shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (a) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (b) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to any of its properties, books or records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (c) furnish any non-public information regarding the Company or any of its Subsidiaries or access to any of the properties, assets or employees of the Company or any of its Subsidiaries to any Person with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (d) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (e) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; (f) submit any Acquisition Proposal to the stockholders of the Company; or (g) resolve or agree to do any of the foregoing. The Company also agrees that, immediately following the execution of this Agreement, it shall, and shall cause each of its Subsidiaries to and shall use its reasonable best efforts to cause its and their respective Representatives to, (i) cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with any Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal and (ii) terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries and within three Business Days of the execution of this Agreement, instruct each Person that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof.

ARTICLE VIII

COVENANTS OF PARENT

8.01 Indemnification and Insurance.

(a) From and after the Effective Time, Parent agrees that it shall indemnify and hold harmless each current or former director, manager or officer, as the case may be, of the Company, Parent and their respective Subsidiaries (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Parent or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of each D&O Indemnified Party, as provided in the applicable organizational documents or in any indemnification agreement with the Company, Parent or their respective Subsidiaries set forth on Schedule 8.01(a) shall survive the Closing and shall continue in full force and effect. For a period of six years after the Closing Date, Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, maintain in effect exculpation, indemnification and advancement of expenses provisions in the organizational documents of Parent, the Company and their respective Subsidiaries no less favorable to the D&O Indemnified Parties than the similar provisions included in the organizational documents of Parent, the Company and their respective Subsidiaries, to the extent applicable, as in effect immediately prior to the Closing Date or in any indemnification agreements of Parent, the Company and their respective Subsidiaries with any D&O Indemnified Party as in effect as of immediately prior to the Closing Date, and Parent shall not, and shall cause the Surviving Entity and its Subsidiaries not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party, in each case, except as required by Law; provided, however, that all rights to indemnification or advancement of expenses in respect of any Actions pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Closing Date, Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, honor, in accordance with their respective terms, each of the covenants contained in this Section 8.01 without limit as to time.

(b) Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of the Company or one or more of its Subsidiaries currently covered by a directors’ and officers’ liability insurance policy of the Company or one or more of its Subsidiaries on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. Parent shall, and shall cause the Surviving Entity to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Entity and its Subsidiaries, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 8.01(b).

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the organizational documents of Parent, the Company or their respective Subsidiaries, as applicable, any other indemnification agreement or arrangement, any Law or otherwise. The obligations of Parent, the Surviving Entity, the Company and their respective Subsidiaries under this Section 8.01 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 8.01 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third party beneficiary of this Section 8.01.

(d) If Parent or, after the Closing, the Surviving Entity or its Subsidiaries, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity or its Subsidiaries, as applicable, assume the obligations set forth in this Section 8.01.

8.02 Conduct of Parent During the Interim Period.

(a) During the Interim Period, Parent shall, and shall cause its Subsidiaries to, except as set forth on Schedule 8.02, as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, COVID-19 Measures or Social Unrest Measures, use commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 8.02, as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, COVID-19 Measures or Social Unrest Measures, Parent shall not and shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement (or any other agreement relating to the Trust Account), the Parent Organizational Documents or the organizational documents of First Merger Sub or Second Merger Sub, or form or establish any other Subsidiary;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; (C) other than the redemption of any shares of Parent Class A Stock required by the Offer or as otherwise required by Parent’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent; or (D) effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization.

(iii) enter into, renew, amend or waive or release any material rights, claims or benefits under any Parent Affiliate Agreement (or any Contract, that if existing on the date hereof, would constitute a Parent Affiliate Agreement), including the Insider Letters;

(iv) enter into, or amend or modify any term of (in a manner adverse to Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Entity and its Subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, (A) any Contract of a type required to be listed on Schedule 6.16(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 6.16(a)), (B) any Parent Benefit Plan (or plan that would be a Parent Benefit Plan if in effect on the date hereof) or (C) collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Parent or its Subsidiaries is a party or by which it is bound;

(v) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, or enter into any arrangement having the economic effect of any of the foregoing;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Parent Warrants outstanding on the date hereof in accordance with the terms thereof or (ii) the Transactions or (B) amend, modify or waive any of the terms or rights set forth in, any Parent Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or its Subsidiaries (other than the transactions contemplated by this Agreement);

(ix) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(x) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xi) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Parent and its Subsidiaries and their assets and properties;

(xii) (A) make, rescind or change any material Tax election in a manner inconsistent with past practice; (B) settle or compromise any material Tax claim; (C) adopt, change or make a request to change any Tax accounting method or period; (D) file any material amendment to a Tax Return; (E) enter into any closing agreement with any Governmental Authority with respect to a material amount of Taxes; (F) surrender any right to claim a material refund of Taxes; (G) settle or compromise any examination, audit or other Action with any Governmental Authority relating to any material Taxes; or (H) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes;

(xiii) create any material Liens (other than Permitted Liens) on any material property or assets of Parent, First Merger Sub or Second Merger Sub;

(xiv) engage in any material new line of business; or

(xv) enter into any agreement to do any action prohibited under this Section 8.02.

(b) During the Interim Period, Parent shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Parent Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Parent or its Subsidiaries may be a party.

Nothing contained in this Agreement shall give the Company, directly or indirectly, any right to control or direct the operations of Parent or its Subsidiaries at any time. Prior to the Closing, each of the Parent and the Company shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

8.03 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to Continental (which notice Parent shall provide to Continental in accordance with the terms of the Trust Agreement)), Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including causing the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, for the following: (a) the redemption of any shares of Parent Class A Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Parent Expenses pursuant to

Section 3.09 and the payment of cash in lieu of the issuance of any fractional shares pursuant to Section 3.08; (c) the repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent; and (d) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses “(a),” “(b)” and “(c),” to be disbursed to Parent.

8.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Parent or its Subsidiaries by third parties that may be in Parent’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Parent would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Parent or any of its Subsidiaries is bound, Parent shall (a) afford to the Company and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, analyses and appropriate officers and employees of Parent, and (b) furnish the Company and its Representatives with all financial and operating data and other information concerning the affairs of Parent that are in the possession of Parent as the Company or its Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

8.05 Parent Nasdaq Listing. Parent will use its reasonable best efforts to cause the shares of Parent Class A Stock issued in connection with the Transactions to be approved for listing on Nasdaq at the Closing. From the date hereof through the Closing, Parent shall use reasonable best efforts to ensure Parent remains listed as a public company on, and for shares of Parent Class A Stock to be listed on, Nasdaq.

8.06 Parent Public Filings. From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

8.07 Section 16 Matters. Prior to the Closing, the Parent Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Class A Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Parent following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

8.08 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Parent shall take all actions necessary or appropriate to cause: (a) the number and classes of directors constituting the Parent Board to be such number and classes as is specified by the Company pursuant to written notice to Parent prior to the effectiveness of the Registration Statement; (b) the directors and executive officers of Parent listed on Schedule 8.08(b) to have been removed from their respective positions or to have tendered their irrevocable resignations, in each case effective as of the Effective Time; (c) the individuals designated by the Company pursuant to written notice to Parent prior to the effectiveness of the Registration Statement to be elected as members of the designated class of the Parent Board, effective as of immediately after the Effective Time; and (d) the individuals set forth on Schedule 8.08(d) (as may be updated by the Company prior to Closing following written notice to Parent), to be the executive officers of Parent, effective as of immediately after the Effective Time. On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals designated pursuant to Section 8.08(c) and Section 8.08(d), which indemnification agreements shall continue to be effective following the Closing.

8.09 Exclusivity. During the Interim Period, Parent shall not, and shall not permit any of its Affiliates or Representatives to, take, directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders and/or any of their respective Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives. Parent shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

8.10 Bylaws. Prior to the consummation of the Transactions, Parent shall adopt the Parent A&R Bylaws.

8.11 Insider Letters. Pursuant to those certain letter agreements, dated as of December 15, 2020 (collectively, the “Insider Letters”), entered into by and between Parent and each of Alec Gores, Randall Bort, Elizabeth Marcellino, Nancy Tellem, Mark R. Stone, Andrew McBride (collectively, the “Insiders”) and the Sponsor, the Insiders and the Sponsor agreed to, among other things, vote all of the shares of the capital stock of Parent they hold to approve the Transaction Proposal at the Special Meeting (the “Approval Requirement”) and not to redeem such shares in connection with the Offer (the “Non-Redemption Requirement”). Parent hereby agrees to enforce the terms and conditions of the Insider Letters, including the Approval Requirement and the Non-Redemption Requirement, in connection with the consummation of the Transactions.

ARTICLE IX

JOINT COVENANTS

9.01 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, or the obligations of the Company and Parent with respect to the notifications, filings, reaffirmations and applications described in Section 9.05, which obligations shall control to the extent of any conflict with the provisions of this Section 9.01, each of Parent and the Company shall, and shall cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions; (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Parent, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, including any material, required consents and approvals of parties to Contracts with the Company or any of its Subsidiaries; (c) terminate or cause to be terminated those agreements listed on Schedule 7.04; and (d) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

9.02 Preparation of Registration Statement; Special Meeting.

(a) As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Parent Class A Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond as promptly as practicable to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each party shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to stockholders of Parent.

(b) Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Parent, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Class A Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Parent Organizational Documents. Each of Parent and the Company shall provide the other party with copies of any written comments, and shall inform such other parties of any oral comments, that Parent or the Company, as applicable, receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to the: (i) approval of the Business Combination (as defined in the Certificate of Incorporation) (the “Transaction Proposal”); (ii) approval of the Parent A&R Charter (the “Amendment Proposal”) and each change to the Parent A&R Charter that is required to be separately approved; (iii) approval of the issuance of shares of Parent Class A Stock pursuant to Section 3.01 under applicable Nasdaq rules (the “Issuance Proposal”); (iv) approval and adoption of the Parent Incentive Plan (the “Parent Incentive Plan Proposal”) and the Parent ESPP (the “Parent ESPP Proposal”); (v) election of the members of the board of directors of Parent in accordance with Section 8.08 (the “Election Proposal”); and (vi) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (the “Additional Proposal” and, collectively with the Transaction Proposal, the Amendment Proposal, the Issuance Proposal, the Election Proposal, the Parent Incentive Plan Proposal and the Parent ESPP Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Special Meeting.

(d) Parent shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL; (ii) cause the Proxy Statement to be disseminated to Parent’s stockholders in compliance with applicable Law, including the DGCL; and (iii) solicit proxies from the holders of Parent Class A Stock to vote in accordance with the recommendation of the Parent Board with respect to each of the Proposals. Parent shall, through the Parent Board, recommend to its stockholders that they approve the Proposals (the “Parent Board Recommendation”) and shall include the Parent Board Recommendation in the Proxy Statement, unless the Parent Board shall have changed the recommendation in accordance with Section 9.02(e).

(e) The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Parent Change in Recommendation”). Notwithstanding anything in this Section 9.02 to the contrary, if, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board determines in good faith, after consultation with its outside legal counsel, that in response to a Parent Intervening Event, the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Parent Board may, prior to obtaining the Parent Stockholder Approval, make a Parent Change in Recommendation; provided, however, that Parent shall not be entitled to make, or agree or resolve to make, a Parent Change in Recommendation unless (i) Parent delivers to the Company a written notice (a “Parent Intervening Event Notice”) advising the Company that the Parent Board proposes to take such action and containing the material facts underlying the Parent Board’s determination that a Parent Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (such period from the time the Parent Intervening Event Notice is provided until 5:00 p.m. New York City time on the fourth Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (it being understood that any material development with respect to a Parent Intervening Event shall require a new notice but with an additional three Business Day (instead of four Business Day) period from the date of such notice, the “Parent Intervening Event Notice Period”)), the Parent Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, Parent will, and will use its reasonable best efforts to cause its Representatives to, during the Parent Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Parent Change in Recommendation.

(f) Notwithstanding the foregoing provisions of this Section 9.02, if on a date for which the Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Class A Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Special Meeting; (it being understood that, in the event of any postponement or adjournment pursuant to the foregoing, the Special Meeting shall not be held later than three Business Days prior to the Termination Date); provided, however, that Parent shall not postpone or adjourn the Special Meeting more than three times.

9.03 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and the Transactions, the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company.

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement.

(c) Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company. Prior to the Closing, Parent and the Company shall prepare and mutually agree upon a joint press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with the Closing, or as soon as practicable thereafter, Parent shall issue the mutually agreed Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

9.04 Confidentiality; Communications Plan.

(a) Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following the Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of Parent, First Merger Sub, Second Merger Sub or the Company will make any public announcement or issue any public communication regarding this Agreement, any other agreements contemplated hereby or any of the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or the prior written consent of Parent, in the case of a public announcement by the Company (such consent, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law, the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing party shall consider such comments in good faith; (ii) internal announcements to employees of the Company and its Subsidiaries, to the extent provided for in the Communications Plan; (iii) subject to any other requirements or obligations of the parties set forth in this Agreement, announcements and communications to Governmental Authorities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement, in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing party shall consider such comments in good faith; and (iv) communications by the Company and its Subsidiaries to customers and suppliers of the Company and its Subsidiaries for purposes of seeking any consents and approvals required in connection with the Transactions.

9.05 Regulatory Approvals. As promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it under the HSR Act within 10 Business Days after the date hereof in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice or any other Governmental Authority in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities. Parent and the Company will each promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable. Parent and the Company will each promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority regarding any of the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to any of the Transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; (v) keep each other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Authority, on the other hand, in each case, with respect to this Agreement and the Transactions. Each of Parent and the Company may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 9.05 as “outside-counsel only.” Any such materials, as well as the information contained therein, shall be provided only to a receiving party’s outside counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers or directors of the receiving party without the advance written consent of the party supplying such materials or information. Parent and the Company shall each pay 50% of any filing fees required by Governmental

Authorities, including filing fees in connection with filings under the HSR Act. Parent, First Merger Sub and Second Merger Sub (and their respective Affiliates, if applicable) shall not, either alone or acting in concert with others, take any action that could reasonably be expected to materially increase the risk of not achieving or of materially delaying the approval of any Governmental Authority, or the expiration or termination of any waiting period under the HSR Act or other Antitrust Laws, including by acquiring or offering to acquire any other person, or the assets of, or equity in, any other Person. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Transactions pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions, each of Parent, First Merger Sub and Second Merger Sub shall: (A) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise (1) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company and (2) any other restrictions on the activities of the Company; provided, however, that Parent, First Merger Sub and Second Merger Sub (and their respective Affiliates, if applicable) shall not be required to take (and the Company shall not take, without the prior written consent of Parent) any action under this Section 9.05 if such action would, individually or in the aggregate, result in a material adverse effect on the Company (and for the avoidance of doubt, none of the foregoing actions contemplated by this Section 9.05(A) shall be taken by Parent or its Affiliates without the prior written consent of the Company); and (B) use reasonable best efforts to contest, defend and appeal any legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions.

9.06 Parent Incentive Plans.

(a) Prior to the Closing, the Parent Board shall approve and adopt an equity incentive plan (the “Parent Incentive Plan”) and an employee stock purchase plan (the “Parent ESPP”), each of which will permit the issuance of shares of Parent Class A Stock. At the Special Meeting, Parent shall solicit approval from Parent’s stockholders of the Parent Incentive Plan and the Parent ESPP. Subject to approval of the Parent Incentive Plan and the Parent ESPP by Parent’s stockholders, following the Effective Time Parent shall file an effective Form S-8 Registration Statement with the SEC with respect to the shares of Parent Class A Stock issuable under the Parent Incentive Plan and the Parent ESPP and shall use commercially reasonable efforts to maintain the effectiveness of such Form S-8 Registration Statement for so long as awards granted pursuant to the Parent Incentive Plan and/or Parent ESPP remain outstanding.

(b) The number of shares of Parent Class A Stock reserved for issuance under the Parent Incentive Plan shall equal 10.0% of the outstanding shares of Parent Class A Stock as of the Closing in the aggregate, of which 6.0% of the outstanding shares of Parent Class A Stock as of the Closing in the aggregate shall be available for grants to the Company’s management team. The number of shares of Parent Class A Stock reserved for issuance under the Parent ESPP shall be up to 3.0% of the outstanding shares of Parent Class A Stock as of the Closing in the aggregate. Shares available under the Company Stock Plan shall not be available on and after the Closing; provided, however, that shares shall remain issuable in respect of awards under the Company Stock Plan that are outstanding as of the Closing Date.

9.07 FIRPTA. On or prior to the Closing Date, the Company shall deliver to Parent a valid certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company in the form set forth as Exhibit E.

9.08 A&R Registration Rights Agreement. At the Closing, (a) Parent shall deliver to the Company a copy of the A&R Registration Rights Agreement duly executed by Parent, and (b) the Company shall deliver to Parent a copy of the A&R Registration Rights Agreement duly executed by the Company, and shall use reasonable best efforts to cause each applicable Company Stockholder to deliver to Parent a copy of the A&R Registration Rights Agreement duly executed by such Company Stockholder.

ARTICLE X

CONDITIONS TO OBLIGATIONS

10.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Antitrust Law Approval. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after completion of the Offer and prior to the Closing.

(d) Required Parent Stockholder Approval. The Required Parent Stockholder Approval shall have been obtained.

(e) Company Stockholder Approval. The Company Requisite Approval shall have been obtained.

(f) Nasdaq Listing. The shares of Parent Class A Stock to be issued in connection with the Closing shall have been approved for listing on Nasdaq, subject only to (i) the requirement to have a sufficient number of round lot holders and (ii) official notice of listing.

(g) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

10.02 Additional Conditions to Obligations of Parent. The obligations of Parent to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent:

(a) Representations and Warranties.

(i) Each of the Company Representations contained in (A) the first sentence of Section 5.01(a) (Due Incorporation), (B) Section 5.03 (Due Authorization), (C) Section 5.06 (Capitalization), (D) Section 5.17 (Brokers’ Fees) and (E) Section 5.23 (Affiliate Arrangements) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The Company Representations contained in Section 5.21(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made.

(iii) Each of the Company Representations (other than the Company Representations described in Sections 10.02(a)(i) and (ii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

10.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the Parent and Merger Sub Representations (other than the Parent and Merger Sub Representations contained in Section 6.01(a) (Corporate Organization), Section 6.02 (Due Authorization), Section 6.08 (Trust Account), Section 6.10 (Brokers’ Fees) and Section 6.14 (Capitalization)) shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on Parent, First Merger Sub and Second Merger Sub, taken as a whole, or a material adverse effect on Parent’s First Merger Sub’s and Second Merger Sub’s ability to consummate the Transactions, including the Mergers.

(ii) The Parent and Merger Sub Representations contained in Section 6.01(a) (Corporate Organization), Section 6.02 (Due Authorization), Section 6.08 (Trust Account), Section 6.10 (Brokers’ Fees) and Section 6.14 (Capitalization) shall be true and correct (without giving any effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(b) Agreements and Covenants. Each of the covenants of Parent to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate signed by an officer of Parent, dated as of the Closing Date, certifying that, to the knowledge of such officer, the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.

(d) Parent A&R Charter. The Certificate of Incorporation shall be amended and restated in the form of the Parent A&R Charter.

(e) Minimum Cash. The Closing Parent Cash shall equal or exceed $520,000,000.

ARTICLE XI

TERMINATION/EFFECTIVENESS

11.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Parent;

(b) prior to the Closing, by written notice to the Company from Parent if: (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Parent provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Parent of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; (ii) the Closing has not occurred on or before September 7, 2021 (the “Termination Date”); or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, however, that the right to terminate this Agreement under Section 11.01(b)(ii) shall not be available if Parent’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;

(c) prior to the Closing, by written notice to Parent from the Company if: (i) there is any breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), except that, if such Terminating Parent Breach is curable by Parent through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Parent of notice from the Company of such breach, but only as long as Parent continues to exercise its commercially reasonable efforts to cure such Terminating Parent Breach (the “Parent Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period; (ii) the Closing has not occurred on or before the Termination Date; or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, however, that the right to terminate this Agreement under Section 11.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;

(d) by written notice from either the Company or Parent to the other party, if the Required Parent Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

(e) by written notice from the Company to Parent prior to obtaining the Required Parent Stockholder Approval if the Parent Board shall (i) have made a Parent Change in Recommendation or (ii) have failed to include the Parent Board Recommendation in the Proxy Statement distributed to Parent’s stockholders; or

(f) by Parent, if the Stockholder Written Consent containing the Company Requisite Approval shall not have been duly executed and delivered to the Company and to Parent within 24 hours after the execution and delivery of this Agreement.

11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Section 7.06, Section 9.04, this Section 11.02 and Article XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement.

12.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when e-mailed during normal business hours (and if emailed outside of normal business hours as of the immediately following Business Day), addressed as follows:

(i) If to Parent, First Merger Sub or Second Merger Sub, to:

Gores Holdings VI, Inc.

6260 Lookout Road

Boulder, CO 80301

Attn:         Andrew McBride

E-mail:     amcbride@gores.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attn:         Kyle C. Krpata

                 James R. Griffin

E-mail:     kyle.krpata@weil.com

                 james.griffin@weil.com

(ii) If to the Company to:

Matterport, Inc.

352 East Java Drive

Sunnyvale, CA 94089

Attn:         JD Fay

E-mail:     jdfay@matterport.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attn:         Ryan J. Maierson

                 Thomas G. Brandt

E-mail:     Ryan.Maierson@lw.com

                 Thomas.Brandt@lw.com

or to such other address or addresses as the parties may from time to time designate in writing.

12.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (a) in the event the Closing occurs, the present and former officers and directors of the Company and Parent (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 12.14 and 12.16.

12.05 Expenses. Except as otherwise provided herein (including Section 3.09), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby (whether or not such transactions are consummated), including all fees of its legal counsel, financial advisers and accountants; provided, however, that if the Closing occurs, Parent shall pay or cause to be paid, in accordance with Section 3.09, (a) the Outstanding Company Expenses to the extent not paid by the Company prior to the Closing and (b) the Outstanding Parent Expenses to the extent not paid by Parent prior to the Closing. For the avoidance of doubt, any payments to be made (or to be caused to be made) by Parent pursuant to this Section 12.05 shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.

12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or any of the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.08 Schedules and Exhibits. The Company Schedules, the Parent Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Company Schedules, Parent Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Company Schedules and the Parent Schedules is included solely for informational purposes and the convenience of Parent, First Merger Sub and Second Merger Sub or the Company, as applicable. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Schedules or the Parent Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Schedules or the Parent Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in Company Schedules or the Parent Schedules is or is not material for purposes of this Agreement. The inclusion of any item in the Company Schedules or the Parent Schedules shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Law, (b) an admission of any liability or obligation to any third party or (c) to establish a standard of materiality. In addition, under no circumstances shall the disclosure of any matter in the Company Schedules or the Parent Schedules, where a representation or warranty of the Company or Parent, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Material Adverse Effect, as applicable.

12.09 Entire Agreement. This Agreement (together with the Company Schedules, the Parent Schedules and the Exhibits to this Agreement), the Confidentiality Agreement and the other Transaction Agreements collectively constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement, the Confidentiality Agreement and the other Transaction Agreements.

12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 11.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 12.10.

12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of such Action is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.

12.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of or related to this Agreement or the transactions contemplated hereby.

12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations or other agreements, including all such rights, shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

12.16 Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (c) the Parent and Merger Sub Representations constitute the sole and exclusive representations and warranties of Parent, First Merger Sub and Second Merger Sub; (d) except for the Company Representations made by the Company and the Parent and Merger Sub Representations made by Parent, First Merger Sub and Second Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement, and all other representations and warranties of any kind or nature express or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the transactions contemplated hereby, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or any of its Subsidiaries); and (e) none of the parties hereto or any of their respective Affiliates are relying on any representations or warranties in connection with the transactions contemplated hereby, except that the parties may rely on the Company Representations made by the Company, the Parent and Merger Sub Representations made by Parent, First Merger

Sub and Second Merger Sub and the other representations expressly made by a Person in the A&R Registration Rights Agreement.

12.17 Privileged Communications. Each of Parent and the Company, for itself and its directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Waiving Parties”), hereby irrevocably acknowledges and agrees that all communications, written or oral, between the Company and its Subsidiaries or any of the holders of Company Common Stock, Company Preferred Stock or other Company equity interests or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Waiving Party Group”), on the one hand, and their counsel, including Latham & Watkins LLP, on the other hand, that are made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreement or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company and its Subsidiaries notwithstanding the Mergers, and instead survive, remain with and are controlled by the Waiving Party Group (the “Privileged Communications”), without any waiver thereof. Parent and the Company, together with their respective Affiliates, Subsidiaries, successors and assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Action against or involving any of the parties after the Closing or in any way adverse to the Company, and Parent and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

GORES HOLDINGS VI, INC.

By:	/s/ Mark Stone
Name: Mark Stone Title: Chief Executive Officer

MAKER MERGER SUB, INC.

By:	/s/ Andrew McBride
Name: Andrew McBride Title: Chief Financial Officer and Secretary

MAKER MERGER SUB II, LLC

By:	/s/ Andrew McBride
Name: Andrew McBride Title: Manager

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

MATTERPORT, INC.

By:	/s/ R.J. Pittman
Name: R.J. Pittman Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form A&R Registration Rights Agreement

[Attached as Annex F]

EXHIBIT B

Form of A&R Certificate of Incorporation of Parent

[Attached as Annex B]

EXHIBIT C

Form of A&R Bylaws of Parent

[Attached as Annex C]

EXHIBIT D

Form of Letter of Transmittal

[Intentionally Omitted]

EXHIBIT E

Form of FIRPTA Certificate

[Intentionally Omitted]

EXHIBIT F

Form of Investor Representations Letter

[Intentionally Omitted.]

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GORES HOLDINGS VI, INC.

[                         ], 2021

Gores Holdings VI, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Gores Holdings VI, Inc.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 29, 2020 (the “Original Certificate”). The Corporation filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on December 10, 2020 (the “First Amended and Restated Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Second Amended and Restated Certificate restates, integrates and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

4. The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Matterport, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1. Authorized Capital Stock. Subject to Section 4.2, the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 670,000,000 shares, consisting of (a) 640,000,000 shares of common stock (the “Common Stock”), including (i) 600,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 40,000,000 shares of Class F Common Stock (the “Class F Common Stock”), and (b) 30,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2. Class F Common Stock. Following the filing of this Second Amended and Restated Certificate with the Secretary of State of the State of Delaware and immediately prior to the Corporation’s consummation of any business combination, each share of Class F Common Stock outstanding immediately prior to the filing of this Second Amended and Restated Certificate shall automatically be converted into one share of Class A Common Stock without any action on the part of any person, including the Corporation, and concurrently with such conversion, the number of authorized shares of Class F Common Stock shall be reduced to zero. It is intended that the conversion of Class F Common Stock into Class A Common Stock will be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

Section 4.3. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.4. Common Stock.

(a) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. The holders of shares of Class A Common Stock shall at all times vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(b) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(d) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.5. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 4.6. No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1. Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Amended and Restated Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

Section 5.2. Number, Election and Term.

(a) The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of the Common Stock.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3. Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4. Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5. Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1. Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.2. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3. Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1. Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2. Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (each, a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 9.1. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

Section 9.2. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law.

ARTICLE X

AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock

Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL, and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, Section 7.1, Section 7.3, Article VIII, Article IX, and this Article X may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Second Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least two thirds of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, Gores Holdings VI, Inc. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

GORES HOLDINGS VI, INC.

By:
Name: Mark Stone
Title: Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex C

AMENDED AND RESTATED BYLAWS

OF

MATTERPORT, INC.

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of Matterport, Inc. (the “Corporation”) within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”), or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of preferred stock of the Corporation (“Preferred Stock”), voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting and (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE III

DIRECTORS

Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (A) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (B) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting and (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation, if any, that are owned beneficially or of record by the person, and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, without regard to the application of the Exchange Act to either the nomination or the Corporation; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2 or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Section 3.4. Newly Created Directorships and Vacancies. Unless otherwise provided by the Certificate of Incorporation, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman, President, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, if any, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the

Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate of Incorporation or these Bylaws to be executed, acknowledged or verified by two or more parties. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

Section 7.10. Lockup.

(a) Subject to Section 7.10(b), the holders (the “Lockup Holders”) of shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of the Corporation issued (i) as consideration under that certain Agreement and Plan of Merger, dated as of February 7, 2021, by and among the Corporation, Maker Merger Sub, Inc., a Delaware corporation, Maker Merger Sub II, LLC, a Delaware limited liability company, and Matterport Operating, LLC (formerly, Matterport, Inc., a Delaware corporation) (the “Business Combination Transaction”), or (ii) to directors, officers and employees of the Corporation and other individuals upon the settlement or exercise of restricted stock units, options or other equity awards outstanding as of immediately following the closing of the Business Combination Transaction in respect of awards of Matterport, Inc. outstanding immediately prior to the closing of the Business Combination Transaction (such shares referred to in Section 7.10(a)(ii), the “Legacy Equity Award Shares”), may not Transfer any Lockup Shares until the end of the Lockup Period (the “Lockup”). Notwithstanding anything to the contrary, in no event will a holder of shares of Class F common stock, par value $0.0001 per share (“Class F common stock”), of the Corporation who receives shares of Class A common stock upon conversion thereof in connection with the closing of the Business Combination Transaction or a holder of shares Class A common stock who purchased such shares pursuant to private placement in connection with the Business Combination Transaction be deemed to be a Lockup Holder.

(b) The restrictions set forth in Section 7.10(a) shall not apply to:

(i) in the case of an entity, Transfers to a stockholder, partner, member or affiliate of such entity;

(ii) in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, Transfers pursuant to a qualified domestic relations order or in connection with a divorce settlement;

(v) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi) the exercise of any options, warrants or other convertible securities to purchase shares of Class A common stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that any shares of Class A common stock issued upon such exercise shall be subject to the Lockup;

(vii) Transfers to the Corporation to satisfy tax withholding obligations pursuant to the Corporation’s equity incentive plans or arrangements;

(viii) Transfers to the Corporation pursuant to any contractual arrangement in effect at the effective time of the Business Combination Transaction that provides for the repurchase by the Corporation or forfeiture of a Lockup Holder’s shares of Class A common stock or options to purchase shares of Class A common stock in connection with the termination of such Lockup Holder’s service to the Corporation;

(ix) the entry, by a Lockup Holder, at any time after the effective time of the Business Combination Transaction, of any trading plan providing for the sale of shares of Class A common stock by such Lockup Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Class A common stock during the Lockup and no public announcement or filing is voluntarily made or required regarding such plan during the Lockup;

(x) transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Corporation’s securityholders having the right to exchange their shares of Class A common stock for cash, securities or other property; or

(xi) in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

(c) Notwithstanding the other provisions set forth in this Section 7.10, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lockup obligations set forth herein.

(d) For purposes of this Section 7.10:

(i) the term “Lockup Period” means the period beginning on the closing date of the Business Combination Transaction and ending on the date that is 180 days after the closing date of the Business Combination Transaction;

(ii) the term “Lockup Shares” means the shares of Class A common stock held by the Lockup Holders immediately following the closing of the Business Combination Transaction (other than shares of Class A common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of shares of Class A common stock occurs on or after the closing of the Business Combination Transaction) and the Legacy Equity Award Shares; and

(iii) the term “Transfer” means the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (A) if given by hand delivery, orally, or by telephone, when actually received by the director, (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (A) if given by hand delivery, when actually received by the stockholder, (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (D) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (1) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (3) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (x) such posting and (y) the giving of such separate notice, and (z) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful. Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, or any other officer authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting (except as otherwise provided in Section 8.7) power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

Section 9.16. Exclusive Forum; Exclusive Jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Corporation’s certificate of incorporation or bylaws; or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States against the Corporation, its officers, directors, employees and/or underwriters. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.16. If any provision or provisions of this Section 9.16 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 9.16 (including, without limitation, each portion of any sentence of this Section 9.16 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Annex D

WARRANT AGREEMENT

between

GORES HOLDINGS VI, INC.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

THIS WARRANT AGREEMENT (this “Agreement”), dated as of December 15, 2020, is by and between Gores Holdings VI, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”).

WHEREAS, on December 10, 2020, the Company entered into that certain Sponsor Warrants Purchase Agreement with Gores Sponsor VI LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor will purchase an aggregate of 4,000,000 warrants (or up to 4,450,000 warrants if the Over-allotment Option (as defined below) in connection with the Company’s Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $2.00 per Private Placement Warrant; and

WHEREAS, the Company is engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one share of Common Stock (as defined below) and one-fifth of one Public Warrant (as defined below) (the “Units”)and, in connection therewith, has determined to issue and deliver up to 6,000,000 warrants (including up to 900,000 warrants subject to the Over-allotment Option) to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”), for $11.50 per share, subject to adjustment as described herein; and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) the registration statement on Form S-1, No. 333-249312 (the “Registration Statement’’) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Common Stock included in the Units; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall be issued in registered form only.

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”),for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with the Depository Trust Company (the “Depositary”) (such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants which shall be in the form annexed hereto as Exhibit A.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 Detachability of Warrants. The Common Stock and Public Warrants comprising the Units shall begin separate trading on the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier (the “Detachment Date”) with the consent of Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC, on behalf of the underwriters, but in no event shall the Common Stock and the Public Warrants comprising the Units be separately traded until (A) the Company has filed a current report on Form 8-K with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering, including the proceeds received by the Company from the exercise by the underwriters of their right to purchase additional Units in the Offering (the “Over-allotment Option”), if the Over-allotment Option is exercised prior to the filing of the Form 8-K, and (B) the Company issues a press release and files with the Commission a current report on Form 8-K announcing when such separate trading shall begin.

2.5 No Fractional Warrants Other Than as Part of Units. The Company shall not issue fractional Warrants other than as part of Units, each of which is comprised of one share of Common Stock and one-fifth of one Public Warrant. If, upon the detachment of Public Warrants from Units or otherwise, a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.

2.6 Private Placement Warrants. The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below) the Private Placement Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c) hereof, (ii) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination (as defined below), and (iii) shall not be redeemable by the Company pursuant to Section 6.1 hereof; provided, however, that in the case of (ii), the Private Placement Warrants and any shares of Common Stock held by the Sponsor or any of its Permitted Transferees and issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

(a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor;

(b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(c) in the case of an individual, by virtue of the laws of descent and distribution upon death of the individual;

(d) in the case of an individual, pursuant to a qualified domestic relations order;

(e) by private sales or transfers made in connection with the consummation of the Company’s initial Business Combination at prices no greater than the price at which the Warrants were originally purchased;

(f) in the event of the Company’s liquidation prior to the completion of the Company’s initial Business Combination; or

(g) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or

(h) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination;

provided, however, that in the case of clauses (a) through (e), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement agreeing to be bound by these transfer restrictions.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least three (3) Business Days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), or (ii) the date that is twelve (12) months from the date of the closing of the Offering, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Company completes its Business Combination, (y) the liquidation of the Company if the Company fails to complete a Business Combination, or (z) other than with respect to the Private Placement Warrants then held by the Sponsor or any Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof, the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant then held by the Sponsor or any Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant then held by the Sponsor or any Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the Warrant Agent;

(b) in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(b) by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b), Section 6.2 and Section 6.4, the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof;

(c) with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or a Permitted Transferee, by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(c), by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Fair Market Value” shall mean the average last sale price of the

Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or

(d) as provided in Section 7.4 hereof.

3.3.2 Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the

Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5 Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments.

4.1 Stock Dividends.

4.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4. 1.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the Common Stock in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of Common Stock if the Company does not complete the Business Combination within 24 months from the closing of the Offering, or (e) in connection with the redemption of public shares upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend’), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the Offering).

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4. 1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4. 1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business

Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant, except as part of the Units.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6 Transfer of Warrants. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on and after the Detachment Date.

6. Redemption.

6.1 Redemption of Warrants for Cash. Subject to Sections 6.5 and 6.6 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Common Stock reported has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1.

6.2 Redemption of Warrants for Common Stock. Subject to Sections 6.5 and 6.6 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, ninety (90) days after they are first exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a price equal to a number of shares of Common Stock determined by reference to the table below, based on the redemption date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Fair Market Value” (as such term is defined in subsection 3.3.1(b)) (the “Alternative Redemption Price”), provided (i) that the last sales price of the Common Stock reported has been at least $10.00 per share (subject to adjustment in compliance with Section 4 hereof), on the trading day prior to the date on which notice of the redemption is given, (ii) the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Common Stock) as the outstanding Public Warrants and (iii) there is an effective registration statement covering the Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1.

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.364
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.364
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.363
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months			0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Fair Market Value and Redemption Date (as defined below) may not be set forth in the table above, in which case, if the Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Common Stock to be issued for each Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted pursuant to Section 4. The adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

6.3 Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants pursuant to Section 6.1 or Section 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). In the event that the Company elects to redeem all of the Warrants pursuant to Section 6.2, the Company shall fix a date for redemption (the “Alternative Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.4 Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date or the Alternative Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date or the Alterative Redemption Price, as applicable, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price or the Alterative Redemption Price, as applicable.

6.5 Exclusion of Private Placement Warrants. The Company agrees that the redemption rights provided in Section 6.1 shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees. However, once such Private Placement Warrants are transferred (other than to Permitted Transferees under Section 2.5), the Company may redeem the Private Placement Warrants pursuant to Section 6.1 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private

Placement Warrants prior to redemption pursuant to Section 6.4. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement.

6.6 Public Warrants held by the Company’s officers or directors. The Company agrees that if Public Warrants are held by any of the Company’s officers or directors, the Public Warrants held by such officers and directors will be subject to the redemption rights provided in Section 6.2, except that such officers and directors shall only receive “Fair Market Value” (“Fair Market Value” in this Section 6.6 shall mean the last sale price of the Public Warrants on the Alternative Redemption Date) for such Public Warrants so redeemed.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4 Registration of Common Stock; Cashless Exercise at Company’s Option.

7.4.1 Registration of the Common Stock. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (as defined below) by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2 Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its best efforts to register the Common Stock issuable upon exercise of the Public Warrant under the blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Secretary or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

8.6 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Gores Holdings VI, Inc.

6260 Lookout Road

Boulder, CO 80301

Attention: Mark Stone

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

9.3 Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Subject to applicable law, the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the Registered Holders of 50% of the then outstanding Public Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A Form of Warrant Certificate

Exhibit B Legend — Private Placement Warrants

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GORES HOLDINGS VI, INC.

By:
Name:	Mark Stone
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:	Vice President

[Signature Page to Warrant Agreement]

FORM OF WARRANT

AGREEMENT

EXHIBIT A

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

GORES HOLDINGS VI, INC.

Incorporated Under the Laws of the State of Delaware

CUSIP [●]

Warrant Certificate

This Warrant Certificate certifies that                         , or registered assigns, is the registered holder of                          warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of Class A common stock, $0.0001 par value (“Common Stock”), of Gores Holdings VI, Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

FORM OF WARRANT

AGREEMENT

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

GORES HOLDINGS VI, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

FORM OF WARRANT

AGREEMENT

Form of Warrant Certificate

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of December 15, 2020 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

FORM OF WARRANT AGREEMENT

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                          shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Gores Holdings VI, Inc. (the “Company”) in the amount of $                         in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of                                 , whose address is                                               and that such shares of Common Stock be delivered to                                          whose address is                                         . If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of , whose address is                                               and that such Warrant Certificate be delivered to                                         , whose address is                                         .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of                                         , whose address is                                          and that such Warrant Certificate be delivered to                                         , whose address is                                        .

[Signature Page Follows]

FORM OF WARRANT AGREEMENT

Date:                                     , 20

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).

FORM OF WARRANT AGREEMENT

EXHIBIT B

LEGEND

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG GORES HOLDINGS VI, INC. (THE “COMPANY”), GORES SPONSOR VI LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF CLASS A COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.”

No.	Warrants

Annex E

GORES HOLDINGS VI SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT is entered into this [●] day of February, 2021 (this “Subscription Agreement”), by and between Gores Holdings VI, Inc., a Delaware corporation (the “Company”), and the undersigned (“Subscriber”).

WHEREAS, the Company concurrently herewith is entering into that certain Agreement and Plan of Merger, dated as of the date hereof, substantially in the form provided to Subscriber (the “Merger Agreement”), pursuant to which the Company will acquire Matterport, Inc., on the terms and subject to the conditions set forth therein (the “Transactions”);

WHEREAS, in connection with the Transactions, on the terms set forth in this Subscription Agreement, Subscriber desires to subscribe for and purchase from the Company that number of shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Shares”), set forth on the signature page hereto (the “Acquired Shares”), for a purchase price of $10.00 per share (“Per Share Purchase Price”), or the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company on or prior to the Closing (as defined below); and

WHEREAS, in connection with the Transactions, certain other “accredited investors” (within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”)), or “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) (each an “Other Subscriber”), have entered into subscription agreements (the “Other Subscription Agreements”) with the Company substantially similar to this Subscription Agreement pursuant to which such investors, together with Subscriber, have agreed severally and not jointly, to purchase, and the Company has agreed to issue and sell to such Subscriber and Other Subscribers, on the Closing Date 29,500,000 Class A Shares, in the aggregate, at a purchase price of $10.00 per share.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”).

2. Closing.

a. The closing of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transactions and shall occur immediately prior thereto. Not less than seven (7) business days prior to the anticipated closing date of the Transactions (the “Closing Date”), the Company shall provide written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date, (ii) that the Company reasonably expects all conditions to the closing of the Transactions to be satisfied prior to or on the anticipated Closing Date set forth in the Closing Notice, and (iii) instructions for wiring the Purchase Price for the Acquired Shares. Subscriber shall deliver to the Company at least two (2) business days prior to the anticipated Closing Date set forth in the Closing Notice, to be held in escrow until the Closing, the Purchase Price for the Acquired Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice. On the Closing Date, the Company shall deliver to Subscriber (x) the Acquired Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities laws), in the name of

Subscriber and (y) not later than one (1) business day after the Closing Date, written notice from the transfer agent of the Company evidencing the issuance to Subscriber of the Subscribed Securities on and as of the Closing Date, and the Purchase Price shall be released from escrow automatically and without further action by the Company or Subscriber. In the event the Closing does not occur on the anticipated Closing Date set forth in the Closing Notice, the Company shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Subscriber, and any book entries or share certificates representing the Subscribed Securities shall be deemed cancelled and any such share certificates shall be promptly (but not later than one (1) business day thereafter) returned to the Company. For the purposes of this Subscription Agreement, “business day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

b. The Closing shall be subject to the conditions that:

(i) no suspension of the qualification of the Acquired Shares for offering or sale or trading in any jurisdiction, or initiation or threatening in writing of any proceedings for any of such purposes, shall have occurred;

(ii) (x) all representations and warranties of the Company and Subscriber contained in this Subscription Agreement shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) and (y) as of the Closing Date, each party shall have performed, satisfied and complied in all material respects with its agreements hereunder required to be performed, satisfied or complied with by it at or prior to Closing (with consummation of the Closing constituting a reaffirmation by each of the Company and Subscriber of each of the representations, warranties and agreements of such party contained in this Subscription Agreement as of the Closing Date);

(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restricting, prohibiting or enjoining consummation of the transactions contemplated hereby;

(iv) there shall have been no modifications, amendments or waivers to (or consents in respect of) the Merger Agreement that would reasonably be expected to be materially adverse to the economic benefits that Subscriber would reasonably expect to receive under the Subscription Agreement, unless Subscriber has consented to such amendment; and

(v) all conditions precedent set forth in this Subscription Agreement and to the closing of the Transactions set forth in the Merger Agreement, including the approval of the Company’s stockholders, and regulatory approvals, if any, shall have been satisfied or (to the extent permitted by applicable law) waived and the Transactions shall have been or will be consummated substantially concurrently with the Closing.

c. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement; provided, that in no event shall Subscriber be required hereunder to execute any lock-up or similar market standoff agreement or any other agreement restricting the transfer of the Acquired Shares issued pursuant to this Subscription Agreement.

3. Company Representations and Warranties. The Company represents and warrants that:

a. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. The Acquired Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s amended and restated certificate of incorporation or under the Delaware General Corporation Law.

c. This Subscription Agreement has been duly authorized, executed and delivered by the Company and assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Company and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing on or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of the company of this Subscription Agreement (including, without limitation, the issuance of the Class A Shares), other than (i) filings with the U.S. Securities and Exchange Commission (the “SEC”) (ii) filings required by applicable state securities laws, (iii) filings required by the Nasdaq Capital Market (“Nasdaq”) or such other applicable stock exchange on which the Company’s common stock is then listed and (iv) failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined below).

d. As of their respective dates, all reports (“SEC Reports”) filed by the Company with the SEC complied in all material respects with the requirements of the Securities Act and the Securities and Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the entities subject thereto as of and for the dates thereof and the results of operations and cash flows of such entities for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. The Company has timely filed each report, statement, schedule, prospectus, and registration statement, as applicable, that the Company was required to file with the SEC since its initial registration of the Class A Shares under the Exchange Act. There are no material outstanding or unresolved comments in comment letters from the SEC with respect to any of the SEC Reports.

e. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Class A Shares by the Company to Subscriber hereunder. The Class A Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

f. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined below), as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

g. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined below).

h. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of the Class A Shares on Nasdaq or to deregister the Class A Shares under the Exchange Act. The Company has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act.

i. The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of the Class A Shares. The Company has taken no action that is designed to terminate the listing of the Class A Shares on Nasdaq or the registration of the Class A Shares under the Exchange Act.

j. The issuance and sale of the Acquired Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with this Subscription Agreement.

k. The Company is not, and immediately after receipt of payment for the Acquired Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

l. As of the date of this Subscription Agreement and as of immediately prior to Closing, the authorized capital stock of the Company consists of (i) 400,000,000 Class A Shares, of which 34,500,000 shares are issued and outstanding, (ii) 40,000,000 shares of the Company’s Class F common stock, par value $0.0001 per share, of which 8,625,000 shares are issued and outstanding, and (iii) 1,000,000 shares of the Company’s preferred stock, par value $0.0001 per share, none of which are issued and outstanding. As of the date of this Subscription Agreement and as of immediately prior to Closing, the Company has public warrants to purchase 6,900,000 Class A Shares at a price of $11.50 per share outstanding and warrants to purchase 4,450,000 Class A Shares at a price of $11.50 per share outstanding.

m. Other than as set forth in the Merger Agreement, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the closing of the Transactions; provided, that any such holders will waive any such anti-dilution or similar provisions in connection with the Transactions.

n. The Other Subscription Agreements entered into or to be entered into by the Company in connection with the Transactions (or any agreements or understandings (including side letters) entered into or to be entered into in connection therewith or in connection with the purchase of Class A Shares by the Other Subscribers) reflect the same Per Share Purchase Price as set forth in this Subscription Agreement and do not contain any provisions that are more favorable from an economic perspective to such Other Subscribers or any affiliate or any party related thereto than the provisions of this Subscription Agreement (it being acknowledged and agreed that the right to syndicate Class A Shares pursuant to the Other Subscription Agreement with Gores Sponsor VI, LLC will not be a right provided to any Other Subscriber).

4. Subscriber Representations and Warranties. Subscriber represents and warrants that:

a. If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

b. If Subscriber is not an individual, this Subscription Agreement has been duly authorized, executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming this Subscription Agreement constitutes the valid and binding agreement of the Company, this Subscription Agreement is the valid and binding obligation of Subscriber and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

c. The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Subscriber and its subsidiaries, taken as a whole (a “Subscriber Material Adverse Effect”), or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.

d. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares.

e. Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any certificates representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not immediately be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions under the Securities Act and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.

f. Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Company. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by (i) Deutsche Bank Securities, Inc., Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC acting as placement agents (the “Placement Agents”) for the Company or their respective affiliates or any of their respective control persons, officers, directors or employees or (ii) the Company or its affiliates or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in Section 3 of this Subscription Agreement.

g. Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

h. In making its decision to purchase the Acquired Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and has not relied on any statements or other information provided by the Placement Agents, any of their respective affiliates or any of their respective control persons, officers, directors or employees concerning the Company, Matterport, Inc., the Transactions or the Acquired Shares. Subscriber acknowledges and agrees that Subscriber received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including but not limited to the Company’s SEC Reports and the investor presentation provided by the Company. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. Subscriber acknowledges and agrees that (i) none of the Placement Agents, or any affiliate of the Placement Agents, has provided Subscriber with any information or advice with respect to the Acquired Shares nor is such information or advice necessary or desired and (ii) none of the Placement Agents nor any of their respective affiliates has prepared any disclosure or offering document in connection with the offer and sale of the Acquired Shares. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Company, Matterport, Inc. or the quality or value of the Acquired Shares and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Company or Matterport, Inc. which Subscriber agrees need not be provided to it. In connection with the issuance of the Acquired Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber. Subscriber agrees that none of the Placement Agents shall be liable to any Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with Subscriber’s purchase of the Acquired Shares.

i. Subscriber became aware of this offering of the Acquired Shares solely by means of contact from the Placement Agents and the Acquired Shares were offered to Subscriber solely by contact between Subscriber and the Placement Agents. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means, and The Gores Group LLC or its affiliates did not act as investment adviser, broker or dealer to Subscriber. Subscriber acknowledges that the Company represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Acquired Shares. Subscriber understands and acknowledges that the purchase and sale of the Acquired Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

k. Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

l. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.

m. Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.

n. At the Closing, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2(a).

o. Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

p. If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that it has not relied on the Company or any of its respective affiliates as the Plan’s fiduciary, or for fiduciary or investment advice, with respect to its decision to acquire and hold the Acquired Shares, and none of the Company or any of its respective affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Shares.

q. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, any of its affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Company. Subscriber agrees that neither (i) any other Subscriber pursuant to another Subscription Agreement or any other agreement related to the private placement of Class A Shares (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) nor (ii) the Company, its affiliates or any of their or their respective affiliates’ control persons, officers, directors, partners, agents, employees or representatives, shall be liable to any other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of Class A Shares for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Shares hereunder.

5. Registration Rights.

The Company agrees that, within thirty (30) calendar days after the consummation of the Transactions (the “Filing Deadline”), the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement to register under and in accordance with the provisions of the Securities Act, the offer, sale and distribution of all Registrable Securities (as defined below) on Form S-3 or any similar or successor short form registration statement that may be available at such time (which shall be filed pursuant to Rule 415 under the Securities Act as a secondary-only registration statement), or if the Company is ineligible to use Form S-3, on Form S-1 or any similar or successor long form registration statement (the “Registration Statement”) (it being understood that as of the date of this Subscription Agreement, the Company would not be eligible to use Form S-3 on the Filing Deadline). The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but no later than sixty (60) calendar days following the Filing Deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the SEC; provided, however, that the Company’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Acquired Shares as shall be reasonably requested by the Company to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. The Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period and including with respect to the effectiveness thereof or in the event the Registration Statement must be supplemented, amended or suspended; provided, however, that the Company may not delay or suspend a particular Registration Statement for a period of more than sixty (60) consecutive calendar days, or more than one hundred twenty (120) total calendar days, in each case during any twelve-month period. Notwithstanding anything to the contrary set forth herein, the Company shall not, when advising Subscriber of any such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of such events constitutes material, nonpublic information regarding the Company. Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Acquired Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Acquired Shares which is equal to the maximum number of Acquired Shares as is permitted to be registered by the SEC. In such event, the number of Acquired Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and, as promptly as practicable after being permitted to register additional Acquired Shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement to register such additional Subscribed Shares and cause such amendment or new Registration Statement to become effective as promptly as practicable. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement, or another registration statement that includes the Registrable Securities to be sold pursuant to this Agreement, until all such securities cease to be Registrable Securities (as defined below) or such shorter period upon which all Subscribers with Registrable Securities included in such Registration Statement have notified the Company that such Registrable Securities have actually been sold. The Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell Registrable Securities pursuant to the Registration Statement or Rule 144 of the Securities Act, as applicable, qualify the Registrable Securities for listing on the applicable stock exchange, update or amend the Registration Statement as necessary to include Registrable Securities and provide customary notice to holders of Registrable Securities. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. In the event that the Company files a Registration Statement on Form S-1, the Company shall use its commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3. “Registrable Securities” shall mean, as of any date of determination, the Acquired Shares and any other equity security of the Company issued or issuable with respect to the Acquired Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities (i) when they are sold, transferred, disposed of or exchanged pursuant to an effective Registration Statement under the Securities Act, (ii) the earliest of (A) two (2) years following the Closing, (B) such time that such holder has disposed of such securities pursuant to Rule 144 or (C) if Rule 144(i) is no longer applicable to the Company or Rule 144(i)(2) is amended to remove the reporting requirement preceding a disposition of securities, such time that such holder is able to dispose of all of its, his or her Registrable Securities pursuant to Rule 144 without any volume limitations thereunder, (iii) when they shall have ceased to be outstanding and (iv) when such securities have been sold in a private transaction. The Company will provide a draft of the Registration Statement to Subscriber for review at least (2) business days in advance of filing the Registration Statement. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw its Acquired Shares from the Registration Statement.

a. The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each of them, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable out-of-pocket costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5, except insofar as and to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Acquired Shares by Subscriber.

b. Subscriber shall, severally and not jointly with any Other Subscriber or any selling stockholder named in the Registration Statement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Acquired Shares giving rise to such indemnification obligation.

c. Subscriber agrees that neither the Placement Agents nor any of their respective control persons, officers, directors or employees shall be liable to Subscriber in connection with its purchase of the Acquired Shares absent gross negligence, bad faith or fraud on the part of any such Placement Agents or any of their respective control persons, officers, directors or employees.

6. Termination. Except as expressly set forth herein, this Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in Section 2 are not satisfied or waived on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not or will not be consummated at the Closing Date, and (d) if the consummation of the Transactions shall not have occurred by September 7, 2021; provided, that nothing herein will relieve any party from liability for any willful breach hereof (including for the avoidance of doubt Subscriber’s willful breach of Section 2(b)(ii) with respect to its representations and warranties as of the Closing Date) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify Subscriber of the termination of the Merger Agreement promptly after the termination of such agreement. For the avoidance of doubt, if any termination hereof occurs after the delivery by Subscriber of the Purchase Price for the Shares, the Company shall promptly (but not later than one (1) business day after the date of such termination) return the Purchase Price to Subscriber without any deduction for or on account of any tax, withholding, charges, or set-off.

7. Trust Account Waiver. Subscriber acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. Subscriber further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated December 10, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the Company’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Company, its public stockholders and the underwriters of the Company’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, that nothing in this Section 7 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of Subscriber’s record or beneficial ownership of shares of the Company acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Company.

8. Miscellaneous.

a. Subscriber acknowledges that the Company and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if any of Subscriber’s acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects. Subscriber acknowledges and agrees that each purchase by Subscriber of the Acquired Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase.

b. Each of the Company and the Placement Agents is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

c. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Acquired Shares acquired hereunder, if any) may be transferred or assigned; provided that Subscriber may transfer or assign all or a portion of its rights under this Subscription Agreement to a person or entity that is, and at all times following such assignment remains, a controlled affiliate of Subscriber, provided that no such assignment shall relieve Subscriber of any of its obligations under this Agreement.

d. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

e. The Company may request from Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

f. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

g. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. This Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in one or more counterparts via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

l. Unless otherwise provided herein, any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to the number specified on the signature pages hereto or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iv) five (5) business days after the date of mailing to the address set forth on the signature pages hereto or to such other address or addresses as such person may hereafter designate by notice given hereunder to the address or addresses set forth on the signature pages hereto.

m. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES

ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

n. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber under the Other Subscription Agreements. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or any Other Subscriber pursuant hereto or thereto shall be deemed to constitute Subscriber and any Other Subscriber as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscriber are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the this Subscription Agreement and the Other Subscription Agreements. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

9. Disclosure. The Company shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Transactions and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, or employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of Subscriber or any of its affiliates or advisers or include the name of Subscriber or any of its affiliates or advisers in any press release without the prior written consent of Subscriber except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of Nasdaq, in which case the Company will provide Subscriber with prior written notice (including by e-mail) of such disclosure under this clause (ii), or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication that was approved by Subscriber in accordance with this Section 9.

10. No Short Sales. Subscriber hereby agrees that, from the date of this Subscription Agreement until the Closing, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Company. For purposes of this Section 10, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

GORES HOLDINGS VI, INC.
By:
Name:
Title:

Date: February             , 2021

[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

SUBSCRIBER:
Name of Subscriber: (Please print)	Name of Joint Subscriber, if applicable: (Please print)
Name in which shares are to be registered (if different):
Email Address: ______________________________
If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN: _____________________________	Joint Subscriber’s EIN: _______________________

Business Address-Street: City, State, Zip:	Mailing Address-Street (if different): City, State, Zip:

Attn:	Attn:

Telephone No.: _______________________________	Telephone No.: ______________________________

Facsimile No.: _______________________________	Facsimile No.: ______________________________

[Signature Page Follows]

Aggregate Number of Acquired Shares subscribed for: ____________________________
Aggregate Purchase Price[1]: $ ____________
SUBSCRIBER: Date: January , 2021. Signature of Subscriber: By: _______________________________________ Name: Title:	Signature of Joint Subscriber, if applicable: By: ____________________________________ Name: Title:

__________________________________________ Name of Subscriber: (Please print. Please indicate name and capacity of person signing above)	__________________________________________ Name of Joint Subscriber, if applicable: (Please Print. Please indicate name and capacity of person signing above)

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

[1]	This is the aggregate number of Acquired Shares subscribed for multiplied by the price per Acquired Share of $10.00, without rounding.

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

2.	☐ We are subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

***OR***

B.	ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

***AND***

C.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

Schedule A-1

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

Schedule A-2

Annex F

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among (i) Matterport, Inc. (f/k/a Gores Holdings VI, Inc.), a Delaware corporation (the “Company”), (ii) Gores Sponsor VI LLC, a Delaware limited liability company (the “Sponsor”), (iii) Randall Bort, (iv) Elizabeth Marcellino, (v) Nancy Tellem (together with Randall Bort, Elizabeth Marcellino, the Sponsor and their respective Permitted Transferees (as defined herein), the “Gores Holders”) and (vi) the stockholders of Matterport, Inc., a Delaware corporation (“Matterport, Inc.”), party hereto (such stockholders, and their respective Permitted Transferees, the “Matterport Holders”). The Gores Holders, the Matterport Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders.”

RECITALS

WHEREAS, the Company and the Sponsor have entered into that certain Securities Subscription Agreement (the “Founder Shares Purchase Agreement”), dated as of July 24, 2020, pursuant to which the Sponsor purchased an aggregate of 17,250,000 shares (the “Founder Shares”) of the Company’s Class F common stock, par value $0.0001 per share (the “Class F Common Stock”). On September 11, 2020, the Sponsor transferred an aggregate of 75,000 shares of Class F Common Stock to the other Gores Holders, on October 1, 2020, the Sponsor surrendered 8,625,000 shares of Class F Common Stock, on October 23, 2020, the Sponsor received a stock dividend of 6,468,750 shares of Class F Common Stock and on November 13, 2020, the Sponsor surrendered 6,468,750 shares of Class F Common Stock, resulting in there being an aggregate of 8,625,000 Founder Shares outstanding;

WHEREAS, upon the closing of the transactions (the “Transactions”) contemplated by that certain Agreement and Plan of Merger, dated February 7, 2021, by and among the Company, Maker Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, Maker Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, and Matterport, Inc., 8,625,000 Founder Shares were converted into shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), on a one-to-one basis;

WHEREAS, on December 10, 2020, the Company and the Sponsor entered into that certain Sponsor Warrants Purchase Agreement, pursuant to which the Sponsor purchased 4,450,000 warrants (the “Private Placement Warrants”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering on December 15, 2020;

WHEREAS, on December 15, 2020, the Company and the Gores Holders entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Gores Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, immediately after giving effect to the Transactions, in accordance with the Merger Agreement, the Matterport Holders shall receive shares of Common Stock;

WHEREAS, the Matterport Holders may receive additional shares of Common Stock (the “Earn Out Shares”) pursuant to the earn out provisions of the Merger Agreement;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Existing Registration Rights Agreement) of at least a majority-in-interest of the Registrable Securities (as defined in the Existing Registration Rights Agreement) at the time in question; and

F-1

WHEREAS, the Company and the Gores Holders desire to amend and restate the Existing Registration Rights Agreement pursuant to Section 5.5 thereof in order to provide the Holders with registration rights with respect to the Registrable Securities on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company or the Board, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided, however, that no Holder shall be deemed an Affiliate of any other Holder solely by reason of an investment in, or holding of Common Stock (or securities convertible or exchangeable for share of Common Stock) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement); provided, however, that in no event shall the term “Affiliate” include any portfolio company of any Holder or their respective Affiliates (other than the Company).

“Aggregate Blocking Period” shall have the meaning given in Section 2.4.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” means a registered offering and/or sale of Registrable Securities with a total offering price reasonably expected to exceed $25,000,000 by any Holder on a coordinated or underwritten basis commonly known as a “block trade” (whether firm commitment or otherwise) not involving a roadshow or other substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Claims” shall have the meaning given in subsection 4.1.1.

“Closing Date” shall mean the date of this Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Guidance” means (a) any publicly-available written guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (b) the Securities Act.

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“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall mean, as applicable, (a) the applicable Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.2.1, collectively, or (b) the applicable Holders making a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3, collectively.

“Earn Out Shares” shall have the meaning given in the Merger Agreement.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“FINRA” means the Financial Industry Regulatory Authority, Inc. or any successor thereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.2.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issued upon conversion thereof.

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, the period ending 180 days following the Closing Date.

“Founder Shares Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Gores Holders” shall have the meaning given in the Preamble.

“Gores-Matterport Holders” shall mean the Gores Holders together with the Matterport Holders.

“Insider Letters” shall mean those certain letter agreements, dated as of December 15, 2020, by and between the Company and each of the Company’s officers, directors, director nominees and the Sponsor.

“Matterport Holders” shall have the meaning given in the Preamble.

“Matterport, Inc.” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Prospectus or any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading.

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“Permitted Transferees” shall mean a person or entity to whom a Gores Holder or a Matterport Holder of Registrable Securities is permitted to Transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period or Private Placement Lock-up Period, as the case may be, under the Insider Letters, the bylaws of the Company as in effect from time to time or any other applicable agreement between such Gores Holder or such Matterport Holder, as applicable, and the Company.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and any of the Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the Closing Date.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding share of Common Stock and Private Placement Warrants of the Company held by a Holder (i) as of the date of this Agreement or (ii) hereafter acquired by a Holder to the extent such shares of Common Stock or Private Placement Warrants are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (b) any share of Common Stock issued upon the conversion of the Founder Shares and upon the exercise of any Private Placement Warrants; (c) any share of Common Stock issued or issuable as Earn Out Shares to the Matterport Holders; and (d) any other equity security of the Company issued or issuable with respect to any such share of Common Stock referred to in the foregoing clauses (a) through (d) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged by the applicable Holder in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including a Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Stock is then listed;

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(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(g) reasonable fees and expenses of one (1) legal counsel (and any local or foreign counsel) selected by (i) in the case of a Demand Registration pursuant to Section 2.2 or a Shelf Underwritten Offering pursuant to Section 2.1, a majority-in-interest of the Demanding Holders initiating a Demand Registration or Shelf Underwritten Offering (including, without limitation, a Block Trade), as applicable, or (ii) in the case of a Registration under Section 2.3 initiated by the Company for its own account or that of a Company stockholder other than pursuant to rights under this Agreement, a majority-in-interest of participating Holders, in the case of (i) and (ii), not to exceed $50,000 without the consent of the Company.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble.

“Subscription Agreements” shall mean those certain subscription agreements dated February 7, 2021 by and between the Company and certain subscribers to shares of Common Stock.

“Transactions” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

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“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 The Company shall, as soon as reasonably practicable, but in any event within thirty (30) days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 If the Company files a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its commercially reasonable efforts to file a shelf registration on Form S-1 (a “Form S-1 Shelf”) as promptly as practicable to replace the Form S-3 Shelf and to have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. Upon such date as the Company becomes eligible to use Form S-3 for secondary sales or, in the case of a Form S-1 Shelf filed to register the resale of Removed Shares pursuant to Section 2.6 hereof, upon such date as the Company becomes eligible to register all of the Removed Shares for resale on a Form S-3 Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the Gores-Matterport Holders be named as an “underwriter” therein, the Company shall use its commercially reasonable efforts to file a Form S-3 Shelf as promptly as practicable to replace the applicable Form S-1 Shelf and to have the Form S-3 Shelf declared effective as promptly as

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practicable and to cause such Form S-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”), provided that such Holder(s) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $25,000,000 from such Shelf Underwritten Offering (the “Minimum Amount”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Except with respect to any Registrable Securities distributed by the Sponsor to its members following the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as applicable, within three (3) days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) business days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders requesting such Shelf Underwritten Offering (which managing Underwriter or Underwriters shall be subject to approval of the Company, which approval shall not be unreasonably withheld) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company. Notwithstanding any other provision of this Agreement to the contrary, the Gores Holders, on the one hand, and the Matterport Holders, on the other hand, may each demand not more than two (2) Shelf Underwritten Offerings, and the Company shall not be obligated to participate in more than four (4) Shelf Underwritten Offerings, pursuant to this Section 2.1.3 in any 12-month period.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.5 and Sections 2.4 and 3.4 hereof, at any time and from time to time after the date the Closing Date, each of (a) the Gores Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Gores Holders (the “Gores Demanding Holders”), and (b) the Matterport Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Matterport Holders (the “Matterport Demanding Holders,” together with the Gores Demanding Holders, the “Demanding Holders”), may make a written demand for Registration of all or part of their Registrable Securities, on (i) Form S-1 or (ii) if available, Form S-3, which in the case of either clause (i) or (ii), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, promptly following the Company’s receipt of a Demand Registration, notify, in writing, all other Holders of Registrable Securities (other than a Demand Registration with respect to any Registrable Securities to be distributed by the Sponsor to its members following the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as applicable) of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in

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a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. For the avoidance of doubt, to the extent a Requesting Holder also separately possesses Demand Registration rights pursuant to this Section 2.2, but is not the Holder who exercises such Demand Registration rights, the exercise by such Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, subject to subsection 2.2.4 below, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use its commercially reasonable efforts to file a registration statement on Form S-1 or Form S-3, as applicable, as soon thereafter as practicable, but not more than forty-five (45) days following the Company’s receipt of the Demand Registration, for Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. The Company shall not be obligated to effect more than (A) an aggregate of three (3) Registrations pursuant to a Demand Registration initiated by the Gores Holders and (B) an aggregate of six (6) Registrations pursuant to a Demand Registration initiated by the Matterport Holders, in each case under this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Demanding Holders and the Requesting Holders in such Registration have been sold, in accordance with Section 3.1 of this Agreement; provided further, that, notwithstanding any other provision of this Agreement to the contrary, the Gores Holders, on the one hand, and the Matterport Holders, on the other hand, may each demand not more than two (2) Demand Registrations or Shelf Underwritten Offerings, and the Company shall not be obligated to participate in more than four (4) Demand Registrations or Shelf Underwritten Offerings, in any twelve (12)-month period.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election; provided further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same Demanding Holder becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Sections 2.4 and 3.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by a majority-in-interest of the Demanding Holders initiating the Demand Registration,

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which managing Underwriter or Underwriters shall be subject to approval of the Company, which approval shall not be unreasonably withheld.

2.2.4 Reduction of Underwritten Offering. If a Demand Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing, in its or their opinion, that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell for its own account and the shares of Common Stock, if any, that have been requested to be sold in such Demand Registration pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the total amount of Registrable Securities held by each such Demanding Holder and Requesting Holder (if any) (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the shares of Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the shares of Common Stock or other equity securities of other Persons that the Company is obligated to include in such Demand Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. A Demanding Holder or a Requesting Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1 or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time prior to (a) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement, or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering or Shelf Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Demanding Holders, being less than the Minimum Amount), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. If withdrawn, such requested Demand Registration or Shelf Underwritten Offering shall constitute a demand for a Demand Registration or Shelf Underwritten Offering for purposes of Section 2.2.1 unless either (i) the Demanding Holders have not previously withdrawn any Demand Registration or (ii) the Demanding Holders reimburse the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this subsection 2.2.5 unless the Demanding Holders elect to pay such Registration Expenses pursuant to clause (ii) of this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company

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(or by the Company and by the stockholders of the Company including, without limitation, pursuant to Article II hereof), other than a Registration Statement (or any registered offering with respect thereto) (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders or pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (c) for an offering of debt that is convertible into equity securities of the Company, (d) filed in connection with an “at-the-market” offering or (e) for a dividend reinvestment plan or a rights offering, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities (excluding the Sponsor with respect to the Registrable Securities distributed by the Sponsor to its members following the expiration of the Founder Shares Lock-Up Period or the Private Placement Lock-Up Period, as applicable) as soon as practicable but not less than ten (10) days (or, in the case of a Block Trade, three (3) business days) before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf registration statement), and the proposed price and name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (iii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (or in the case of a Block Trade, within one (1) business day) (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response notice described in the foregoing sentence to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company stockholder(s) for whose account such Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or the Holders as provided in subsection 2.1.3 or subsection 2.2.3, as applicable. For purposes of this Section 2.3, the filing by the Company of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.3).

2.3.2 Reduction of Piggyback Registration. If a Piggyback Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing, in its or their opinion, that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (a) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder (b) the Registrable Securities as to which registration has been requested pursuant Section 2.3 hereof, and (c) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

2.3.2.1 if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (a) first, the Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to

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subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

2.3.2.2 if the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (a) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by subsection 2.2.5) shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (a) in the case of a Piggyback Registration not involving an Underwritten Offering or Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement, or (b), in the case of any Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the filing of the applicable “red herring” prospectus or prospectus supplement used to market such Underwritten Offering or Shelf Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than subsection 2.2.5), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to and including its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering; or (c) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall have the right to defer such filing for a period of not more than sixty

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(60) consecutive days; provided, however, that the Company shall not defer its obligation in this manner more than one hundred twenty (120) total calendar days in any twelve (12)-month period (the “Aggregate Blocking Period”).

2.5 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, then notwithstanding any other time periods in this Article II, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its commercially reasonable efforts to facilitate such Block Trade, provided that the Holders engaging in such Block Trade use their reasonable best efforts to work with the Company and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with the Company, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters (which shall consist of one or more reputable nationally recognized investment banks) and share price of such offering.

2.6 Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, that the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Gores-Matterport Holder to be named as an “underwriter,” the Company shall promptly notify each holder of Registrable Securities thereof (or in the case of the Commission requiring a Gores-Matterport Holder to be named as an “underwriter,” the Gores-Matterport Holders) and (b) use commercially reasonable efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415. In the event that the Commission refuses to alter its position, the Company shall (a) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (b) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Gores-Matterport Holder as an “underwriter” in such Registration Statement without the prior written consent of such Gores-Matterport Holder and, if the Commission requires such Gores-Matterport Holder to be named as an “underwriter” in such Registration Statement, notwithstanding any provision in this Agreement to the contrary, the Company shall not be under any obligation to include any Registrable Securities of such Gores-Matterport Holder in such Registration Statement. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.6 shall first be applied to Holders other than the Gores-Matterport Holders with securities registered for resale under the applicable Registration Statement and thereafter allocated between the Gores-Matterport Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by the Gores-Matterport Holders. In the event of a share removal of the Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

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ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders of at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary or advisable, in each case, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

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3.1.7 promptly furnish to each seller of Registrable Securities covered by such Registration Statement such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus contained in such Registration Statement (including each preliminary Prospectus and any summary Prospectus) and any other Prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request;

3.1.8 notify each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that the Company amend or supplement such Registration Statement or Prospectus or of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;

3.1.9 notify each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

3.1.10 at least five (5) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.11 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 3.4 hereof;

3.1.12 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter, at each such Person’s own expense, to participate in the preparation of any Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with such Registration Statement; provided, however, that if requested by the Company, such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.13 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and the managing Underwriter;

3.1.14 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and the managing Underwriter;

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3.1.15 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.16 otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.17 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Participation in Underwritten Offerings.

3.3.1 No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.3.2 Holders participating in an Underwritten Offering may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the Underwriters shall also be made to and for the benefit of such Holders and that any or all of the conditions precedent to the obligations of such Underwriters shall also be made to and for the benefit of such Holders; provided, however, that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a Holder in writing for inclusion in the Registration Statement.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with applicable law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the

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Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Chief Executive Officer of the Company or the Board to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during any twelve (12)-month period pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Market Stand-off. In connection with any Underwritten Offering or Shelf Underwritten Offering of equity securities of the Company (other than a Block Trade), if requested by the managing Underwriter(s), each participating Holder will agree that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the managing Underwriter(s), during a period the ninety (90)-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such participating Holders).

3.6 Covenants of the Company. As long as any Holder shall own Registrable Securities, the Company hereby covenants and agrees:

3.6.1 the Company will not file any Registration Statement or Prospectus included therein or any other filing or document (other than this Agreement) with the Commission which refers to any Holder of Registrable Securities by name or otherwise without the prior written approval of such Holder, which may not be unreasonably withheld, unless required by applicable law or the Commission Guidance;

3.6.2 at all times while it shall be a reporting company under the Exchange Act, to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings, provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering Analysis and Retrieval System (or any successor thereto) shall be deemed to have been furnished to the Holders pursuant to this subsection 3.5.2. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements; and

3.6.3 upon request of a Holder, the Company shall (i) authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Common Stock or Private Placement Warrants restricting further transfer (or any similar restriction in book entry positions of such Holder) if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold pursuant to a Registration Statement, (ii) request the Company’s transfer agent to issue in lieu thereof shares of Common Stock or Private Placement Warrants without such restrictions to the Holder upon, as applicable, surrender of any stock certificates evidencing such shares of Common Stock, or warrant certificates evidencing such Private Placement Warrants or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use commercially reasonable efforts to cooperate with such Holder to have such Holder’s shares of Common Stock or Private Placement Warrants, as the case may be, transferred

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into a book-entry position at The Depository Trust Company, in each case, subject to delivery of customary documentation, including any documentation required by such restrictive legend or book-entry notation.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each Person who controls such Holder (within the meaning of the Securities Act) from and against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable attorneys’ fees) (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “Claims”), resulting from any untrue or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; except insofar as the Claim arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company may require that, as a condition to including any Registrable Securities in any Registration Statement the Company shall have received an undertaking reasonably satisfactory to it from such Holder, to indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) from and against Claims resulting from any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company. If any Underwriter shall require any Holder of Registrable Securities to provide any indemnification other than that provided hereinabove in this subsection 4.1.2, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claim against the Company as a result of such election).

4.1.3 Any Person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. An indemnifying party who is not entitled to, or elects not to, assume the defense of a Claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such Claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such Claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which

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settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partners, stockholders or members, employees, agents, investment advisors or controlling person of such indemnified party and shall survive the Transfer of Registrable Securities. The Company and each Holder of Registrable Securities participating in a Registration also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims (a) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Registrable Securities or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or related to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder or any director, officer, agent or controlling Person thereof under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Matterport, Inc., [●], and, if to

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any Holder, at such Holder’s address, e-mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a Transfer of Registrable Securities by such Holder to a Permitted Transferee.

5.2.3 Subject to subsection 5.2.2, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any Person to whom it Transfers Registrable Securities, provided that such Registrable Securities remain Registrable Securities following such Transfer and such Person agreed to become bound by the terms and provisions of this Agreement in accordance with subsection 5.2.6.

5.2.4 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.

5.2.5 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.6 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any Transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

5.5 Jurisdiction; Waiver of Jury Trial. Any action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any

F-19

other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 5.5.

5.6 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that would materially and adversely affect a Holder of at least five percent (5%) of the Registrable Securities, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is adverse and different from the other Holders (solely in their capacities as holders of the shares of capital stock of the Company) shall require the consent of the Holder so affected, (b) any amendment hereto or waiver hereof that adversely affects any of the material rights of the Gores Holders or Matterport Holders, as applicable, solely in their respective capacities as Gores Holders or Matterport Holders, as applicable, in a manner that is adverse and different from the other Holders, shall require the consent of the Gores Holders or Matterport Holders, as applicable, representing a majority-in-interest of the then-outstanding number of Registrable Securities held by the Gores Holders or Matterport Holders, as applicable. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. Other than pursuant to the terms of the Subscription Agreements, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company and each of the Holders agree that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8 Term. This Agreement shall terminate (a) as to all Holders and the Company, upon the earlier of the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (b) as to any Holder individually, the date on which such Holder no longer holds any Registrable Securities or is permitted to sell all of such Holder’s Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and because the reporting requirements of Rule 144(i)(2) are not applicable. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

MATTERPORT, INC., a Delaware corporation

By:
Name:
Title:

GORES HOLDERS:

GORES SPONSOR VI LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name:

By:
Name:

By:
Name:

MATTERPORT HOLDERS:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

F-21

Annex G

February 7, 2021

Board of Directors

Gores Holdings VI, Inc.

6260 Lookout Road

Boulder, CO 80301

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Gores Holdings VI, Inc. (the “Company”) of the Consideration (as defined below) to be paid by the Company pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among the Company, Maker Merger Sub, Inc., a Delaware corporation, Maker Merger Sub II, LLC, a Delaware limited liability company, and Matterport, Inc., a Delaware corporation (the “Target”). As more fully described in the Agreement, at the Closing, the Company will issue a number of shares of the Company’s Class A Stock (the “Company Stock”) (deemed under the Agreement to have a value of $10.00 per share) with an aggregate value of $2.189 billion (the “Consideration”), to the current holders of the Target’s capital stock and other equity interests to acquire the Target (the “Transaction”). Under the terms of the Agreement, the Company is required to issue additional shares of Company Stock to the holders of the Target’s capital stock and other equity interests if shares of Company Stock trade at certain levels as more fully specified in, and subject to the terms and conditions of, the Agreement (the “Earn Out”). We express no opinion as to the Earn Out.

In arriving at our opinion, we have, among other things: (i) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Target furnished to us by the Company, including financial and other forecasts provided to, or discussed with, us by the management of the Company; (ii) reviewed certain internal information relating to expenses expected to result from the Transaction; (iii) conducted discussions with members of management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the businesses and prospects of the Target and the Company generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) reviewed a draft, dated February 5, 2021, of the Agreement; (vi) reviewed the Company’s and Target’s capital structure both pre-Transaction and post-Transaction; and (vii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate. We also reviewed, but did not rely on for purposes of this opinion, the financial terms of certain other transactions that we deemed relevant.

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of, and have not independently verified, any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory, and accounting advisors with respect to legal, tax, regulatory, and accounting matters. With respect to the financial and other forecasts and other information relating to the Target and the Company, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Target and the Company. We also have assumed, at your direction, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. With your consent, we have assumed that, following a $295 million capital raising transaction by the Company and consummation of the Transaction, the Company will have pro forma net cash of $655 million on its balance sheet. In addition, we have relied, with your consent, on the assessments of the management of the

Company as to the Company’s ability to retain key employees of the Target. We express no views as to the reasonableness of any financial or other forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Target or the Company, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax, or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration from a financial point of view to the Company. With your consent, we express no opinion as to what the value of the shares of Company Stock actually will be when issued or the prices at which such Company Stock or any other securities of the Company may trade at any time. With your consent, we are not expressing any opinion on the Earn Out or any other potential future consideration, including equity interests of the Company, that may be received by sellers of the Target contingent on certain market prices for shares of Company Stock. We are not expressing any opinion as to fair value or the solvency of the Target or the Company following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained except to the extent that could not be material to our analysis. In addition, representatives of the Company have advised us, and we have assumed, with your consent, that the Transaction will qualify as a tax free reorganization for federal income tax purposes. We also have not been requested to, and have not, participated in the structuring or negotiation of the Transaction.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion, which is not contingent upon the consummation of the Transaction. No part of our fee is conditioned upon the conclusion expressed in this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Target. We have provided investment banking and other services to affiliates of the Company, and in the future may, provide services to such persons and have received and may receive compensation for such services. In the past three years prior to the date hereof, we have acted as a financial advisor to affiliates of the Company on five engagements.

This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or the Target. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be paid by the Company in connection with the Transaction is fair from a financial point of view to the Company.

Very truly yours,

MOELIS & COMPANY LLC

Annex H

MATTERPORT, INC.

2021 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan as determined by the Administrator from time to time, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such Committee or committee and/or re-vest in itself any previously delegated authority at any time. In no event shall any officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, individuals who are subject to Section 16 of the Exchange Act or officers of the Company (or non-employee Directors) to whom the authority to grant or amend Awards has been delegated hereunder. In the event that the Administrator’s authority is delegated to officers or employees of the Company or any of its Subsidiaries in accordance with the foregoing, all provisions of the Plan relating to the Administrator shall be interpreted by treating any reference to the Administrator as a reference to such officers or employees. Any action undertaken in accordance with the Board’s or the Administrator’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Board or the Administrator and shall be deemed for all purposes of the Plan to have been taken by the Board or the Administrator (as applicable).

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. As of the Effective Date, no further awards may be granted under the Prior Plan; however, Prior Plan Awards will remain subject to the terms and conditions of the Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2 Share Recycling. If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. In addition, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3 Incentive Stock Option Limitations. Subject to the Overall Share Limit, no more than [            ] Shares may be issued pursuant to Incentive Stock Options granted under the Plan.

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $[            ] (increased to $[            ] during the fiscal year in which a non-employee Director initially serves as a non-employee Director).

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose, and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine and provide in the Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Board, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code (and for clarity, may be less than the Fair Market Value per Share on the date of grant if (to the extent applicable) permitted under Sections 424 and/or 409A of the Code).

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) or Stock Appreciation Right (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be automatically extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term (or any shorter maximum, if applicable) of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines prior to such violation and/or sets forth in the Award Agreement.

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or its Agent) a written notice of exercise, in a form the Administrator approves (which may be electronic and provided through the online platform maintained by an Agent), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by online payment through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by:

(a) cash, wire transfer of immediately available funds or check payable to the order of the Company, provided that the Administrator may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d) surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f) any combination of the above payment forms approved by the Administrator.

5.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units to any Service Provider, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2 Restricted Stock.

(a) Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which would be paid prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the Restricted Stock vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3 Restricted Stock Units.

(a) Settlement. The Administrator shall provide in the Award Agreement that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A (to the extent applicable).

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

7.1 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, or any combination of the foregoing, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s) (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. In addition, the Company may adopt subplans or programs under the Plan pursuant to which it makes Awards available in a manner consistent with the terms and conditions of the Plan.

7.2 Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no dividends or Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the underlying Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and/or making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company outside of the Plan, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; and/or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Award is not continued, converted, assumed, or replaced with an award (which may include, without limitation, a cash-based award) with substantially the same value and a substantially similar vesting schedule as of such conversion by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Award shall become fully vested and exercisable, as applicable, and all forfeiture, repurchase and other restrictions on such Award shall lapse, in which case, such Award shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise price; provided that to the extent that any Award constitutes “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A (to the extent applicable to such Award) without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under

Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Status. The Administrator will determine how a Participant’s Disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award (including whether and when a Termination of Service has occurred) and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or one of its Subsidiaries may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Administrator after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by (i) cash, wire transfer of immediately available funds or check made payable to the order of the Company, provided that the Administrator may limit the use of the foregoing payment forms in its discretion, (ii) to the extent permitted by the Administrator, delivery of Shares (in whole or in part), including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery

(including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Administrator, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), and for clarity, may be less than such maximum individual statutory tax rate if so determined by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6 Amendment of Award. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Sections 10.6 or 10.15.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company, its Subsidiaries or their designee receives proceeds of such sale that exceed the amount owed, the Company or its Subsidiary will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company, its Subsidiaries and their designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company, its Subsidiaries or their designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.

MISCELLANEOUS

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. The Plan will become effective on the date on which the Company’s stockholders approve the Plan (the “Effective Date”). Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the Effective Date, but Incentive Stock Options previously granted may remain outstanding after that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.

10.4 Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Article VIII or Sections 10.6 or 10.15, or (c) an amendment to increase the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6 Section 409A.

(a) General. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and the Award Agreements shall be interpreted as compliant with Section 409A or as exempt from Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are subject to taxes, penalties or interest under Section 409A. Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

(b) Separation from Service. If an Award is subject to and constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” (or following death) will be paid at the time or times the payments are otherwise scheduled to be made.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security number, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company and its Subsidiaries hold regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in an Award Agreement or other written agreement which provides supplemental or additional terms not inconsistent with the Plan.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13 Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

10.17 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Notwithstanding anything herein to the contrary, the Board shall conduct the general administration of the Plan with respect to Awards granted to non-employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall mean and refer to the Board.

11.2 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or a Participant with regard to the Plan.

11.3 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.4 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.5 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.6 “Board” means the Board of Directors of the Company.

11.7 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any

“person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.9 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.10 “Common Stock” means the common stock of the Company.

11.11 “Company” means Matterport, Inc., a Delaware corporation, or any successor.

11.12 “Consultant” means any consultant or advisor engaged by the Company or any of its Subsidiaries to render services to such entity that qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statements.

11.13 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.14 “Director” means a Board member.

11.15 “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

11.16 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.17 “Employee” means any employee of the Company or its Subsidiaries.

11.18 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.20 “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.21 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.22 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.23 “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.24 “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.25 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.26 “Overall Share Limit” means the sum of (a) [            ]1 Shares; (b) any Shares which are subject to Prior Plan Awards as of the Effective Date which, following the Effective Date, become available for issuance under the Plan pursuant to Article IV; and (c) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2031, equal to the lesser of (i) a number of Shares equal to 5% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.

11.27 “Participant” means a Service Provider who has been granted an Award.

11.28 “Performance Criteria” means the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include (but is not limited to) the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; operating efficiency; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships, collaborations and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition, licensing or divestiture activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

11.29 “Plan” means this Matterport, Inc. 2021 Incentive Award Plan.

[1]	Note to Draft: To equal 10% of the total number of Company shares outstanding as of the closing, which reflects the Merger Agreement.

11.30 “Prior Plan” means the Amended and Restated Matterport, Inc. 2011 Stock Incentive Plan.

11.31 “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

11.32 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.33 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.34 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.35 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.36 “Securities Act” means the Securities Act of 1933, as amended.

11.37 “Service Provider” means an Employee, Consultant or Director.

11.38 “Shares” means shares of Common Stock.

11.39 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.40 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.41 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.42 “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

Annex I

MATTERPORT, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.

PURPOSE

The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.

The Plan consists of two components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

ARTICLE II.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

2.1 “Administrator” means the entity that conducts the general administration of the Plan as provided in Article XI.

2.2 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.3 “Applicable Law” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

2.6 “Common Stock” means the common stock of the Company and such other securities of the Company that may be substituted therefore.

2.7 “Company” means Matterport, Inc., a Delaware corporation, or any successor.

2.8 “Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator, the base salary, wages (including overtime), cash incentive compensation, bonuses, commissions and compensation in respect of periods of absence from work, in each case, paid by the Company or any Designated Subsidiary to such Eligible Employee; and excluding any education or tuition reimbursements; travel expenses; business and moving reimbursements; income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards; fringe benefits; other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established.

2.9 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

2.10 “Designated Subsidiary” means any Subsidiary designated by the Administrator in accordance with Section 11.2(b), such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both.

2.11 “Effective Date” means the date on which the Company’s stockholders approve the Plan.

2.12 “Eligible Employee” means an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (b) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years); (c) such Employee’s customary employment is for 20 hours per week or less; (d) such Employee’s customary employment is for less than five months in any calendar year; and/or (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

Further notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (i) the Administrator may further limit eligibility within the Company or within a Designated Subsidiary so as to only designate certain

Employees of the Company or of a Designated Subsidiary as “Eligible Employees”, and (ii) to the extent the restrictions in the first sentence in this definition are not consistent with any applicable local law, such applicable local law shall control.

2.13 “Employee” means any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee of the Company or any Designated Subsidiary within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

2.14 “Enrollment Date” means the first Trading Day of each Offering Period.

2.15 “Fair Market Value” means, as of any date, the value of Shares determined as follows: (a) if the Shares are listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Shares, the Administrator will determine the Fair Market Value in its discretion.

2.16 “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.17 “Offering” means an offer by the Company under the Plan to Eligible Employees of a right to purchase Shares that may be exercised during an Offering Period, as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treasury Regulation § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treasury Regulation § 1.423-2(a)(2) and (a)(3).

2.18 “Offering Document” has the meaning given to such term in Section 4.1.

2.19 “Offering Period” has the meaning given to such term in Section 4.1.

2.20 “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.21 “Participant” means any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.

2.22 “Plan” means this Matterport, Inc. 2021 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

2.23 “Purchase Date” means the last Trading Day of each Purchase Period or such other date as determined by the Administrator and set forth in the Offering Document.

2.24 “Purchase Period” shall refer to one or more specified periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, if no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.25 “Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Plan, shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, if no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.26 “Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan or any Offering(s), in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.27 “Securities Act” means the U.S. Securities Act of 1933, as amended.

2.28 “Share” means a share of Common Stock.

2.29 “Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship.

2.30 “Trading Day” means a day on which national stock exchanges in the United States are open for trading.

ARTICLE III.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be [            ]1 Shares, plus, on the first day of each calendar year beginning

[1]	Note to Draft: To equal 3% of outstanding shares as of the Effective Date.

on January 1, 2022 and ending on and including January 1, 2031, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) 1% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board (the “Overall Share Limit”). If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Subject to the Overall Share Limit and Article VIII, the number of Shares that may be issued or transferred pursuant to the rights granted under the Section 423 Component of the Plan shall not exceed an aggregate of [            ]2 Shares.

3.2 Shares Distributed. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.

ARTICLE IV.

OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES

4.1 Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator from time to time, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan. The Administrator shall establish in each Offering Document one or more Purchase Periods within such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out in accordance with such Offering Document and the Plan. The provisions of separate Offerings or Offering Periods under the Plan may be partially or wholly concurrent and need not be identical.

4.2 Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a) the length of the Offering Period, which period shall not exceed 27 months;

(b) the length of the Purchase Period(s) within the Offering Period, which period(s), in the absence of a contrary designation by the Administrator, shall not exceed six months;

(c) in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be 3,000 Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below);

(d) the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be 12,000 Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below); and

(e) such other provisions as the Administrator determines are appropriate, subject to the Plan.

[2]	Note to Draft: To equal 15.25% of all outstanding shares as of the Effective Date, which equals 125% of the 2.2% initial reserve plus the 1% evergreen for 10 years.

ARTICLE V.

ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the applicable requirements of this Article V and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

5.2 Enrollment in Plan.

(a) Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.

(b) Each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The percentage of Compensation designated by an Eligible Employee may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which maximum shall be 15% in the absence of any such designation) as payroll deductions; provided that, in no event shall the actual amount withheld on any payday hereunder exceed the net amount payable to the Eligible Employee on such payday after taxes and any other applicable deductions therefrom (and if amounts to be withheld hereunder would otherwise result in a negative payment to the Eligible Employee on such payday, the amount to be withheld hereunder shall instead be reduced by the least amount necessary to avoid a negative payment amount for the Eligible Employee on such payday, as determined by the Administrator). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c) Unless otherwise provided in the terms of an Offering Document, a Participant may increase or decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, in any case, at any time during an Offering Period; provided, however, that the Administrator may limit or eliminate the type or number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed to decrease, increase or suspend his or her payroll deduction elections, in each case, once during each Purchase Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period starting at least two calendar weeks after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). If a Participant suspends his or her payroll deductions during an Offering Period: (i) such Participant’s cumulative unapplied payroll deductions prior to the suspension (if any) shall be refunded to such Participant as soon as practicable after such suspension (but no later than 30 days thereafter), and (ii) such Participant shall be deemed to have withdrawn from the Offering Period for all purposes upon such Purchase Date (and shall be eligible to enroll in any Offering Period commencing on or after such Purchase Date if he or she remains an Eligible Employee as of the start of any such subsequent Offering Period and timely submits a valid election to participate). For clarity, if a Participant who suspends participation in an Offering Period ceases to be an Eligible Employee or he or she withdraws from participation in such Offering Period, in either case, prior to the Purchase Date next-following his or her suspension of participation in the Offering Period, in any case, such Participant’s cumulative unapplied payroll deductions shall be returned to him or her in accordance with Article VII.

(d) Except as otherwise set forth in herein or in an Offering Document or as otherwise determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3 Payroll Deductions. Except as otherwise provided herein or in the applicable Offering Document, payroll deductions for a Participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively. Notwithstanding any other provisions of the Plan to the contrary, in any non-U.S. jurisdiction where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.

5.4 Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5 Limitation on Purchase of Shares. An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6 Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash within 30 days after the Purchase Date.

5.7 Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms, rules and procedures applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern except as otherwise set forth therein. The adoption of any such appendix or sub-plan shall be pursuant to Section 11.2(f) and any other applicable provision herein. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular

Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.

5.8 Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, unless otherwise set forth in the terms of an Offering Document, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to the Participant’s authorized payroll deduction.

ARTICLE VI.

GRANT AND EXERCISE OF RIGHTS

6.1 Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the last day of the applicable Offering Period, or if earlier, the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.

6.2 Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for herein or in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3 Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant without interest in one lump sum in cash as soon as reasonably practicable after the Purchase Date, or such earlier date as determined by the Administrator.

6.4 Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

6.5 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE VII.

WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1 Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than two calendar weeks prior to the end of the then-applicable Purchase Period (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). All of the Participant’s payroll deductions credited to his or her account during such Purchase Period and not yet used to exercise rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal, such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period (including by virtue of a suspension as described in Section 5.2(c) above), payroll deductions shall not resume at the beginning of any subsequent Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription agreement by the applicable enrollment deadline for any such subsequent Offering Period, as determined by the Administrator.

7.2 Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in any subsequent Offering Period that commences on or after the Participant’s withdrawal from any Offering Period.

7.3 Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant or, in the case of his or her death, to the Participant’s Designated Beneficiary, within 30 days following such Participant’s ceasing to be an Eligible Employee, and such Participant’s rights for the Offering Period shall be automatically terminated. For clarity, if a Participant transfers employment from the Company or any Designated Subsidiary participating in either the Section 423 Component or Non-Section 423 Component to any Designated Subsidiary that is neither participating in the Section 423 Component nor the Non-Section 423 Component, then, in any case, such transfer shall be treated as a termination of employment under the Plan and the Participant shall be deemed to have withdrawn from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant within 30 days following such Participant’s transfer of employment, and such Participant’s participation in the Offering Period shall be automatically terminated. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment under the Plan, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the then-current Purchase Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment under the Plan and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code (to the extent applicable) and other Applicable Law.

ARTICLE VIII.

ADJUSTMENTS UPON CHANGES IN SHARES

8.1 Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, and, solely with respect to the Section 423 Component of the Plan, subject to stockholder approval if required to comply with Section 423 of the Code, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2 Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a) To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b) To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d) To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e) To provide that all outstanding rights shall terminate without being exercised.

8.3 No Adjustment Under Certain Circumstances. Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.

AMENDMENT, MODIFICATION AND TERMINATION

9.1 Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII) or as may otherwise be required under Section 423 of the Code.

9.2 Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, to the extent permitted by Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes a Participant may make in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3 Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b) shortening any Offering Period so that the Offering Period ends on a new or earlier Purchase Date, including an Offering Period underway at the time of the Administrator action;

(c) allocating Shares; and

(d) such other changes and modifications as the Administrator determines are necessary or appropriate.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4 Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or if the Administrator so determines, the then-current Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.

ARTICLE X.

TERM OF PLAN

The Plan shall become effective on the Effective Date and shall continue until terminated by the Board in accordance with Section 9.1. No right may be granted under the Plan prior to the Effective Date. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.

ADMINISTRATION

11.1 Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

11.2 Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a) To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).

(b) To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c) To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.

(d) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(e) To amend, suspend or terminate the Plan as provided in Article IX.

(f) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.

(g) To adopt annexes or sub-plans applicable to particular Designated Subsidiaries or locations, which annexes or sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such annexes or sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1, but unless otherwise superseded by the terms of such annex or sub-plan, the provisions of this Plan shall govern the operation of such annex or sub-plan.

11.3 Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE XII.

MISCELLANEOUS

12.1 Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant. Except in the case of a Participant’s death, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2 Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, no Participant or Designated Beneficiary shall be deemed to be a stockholder of the Company, and no Participant or Designated Beneficiary shall have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or the Designated Beneficiary following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3 Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.5 Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.

12.6 Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.7 Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.8 No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service (or to remain in the employ or service) with the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment or service of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.9 Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.10 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, Designated Beneficiary or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Offering Period, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

12.11 Data Privacy. As a condition for participation in the Plan, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and participation details, to implement, manage and administer the Plan and any Offering Period(s) (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan and any Offering Period(s), and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By participating in any Offering Period under the Plan, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 12.11 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 12.11, and the Company may cancel Participant’s ability to participate in the Plan or any Offering Period(s). For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

12.12 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

12.13 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

12.14 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Offering Periods will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Offering Periods will be deemed amended as necessary to conform to Applicable Laws.

12.15 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

12.16 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

12.17 Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

12.18 Section 409A. The Section 423 Component of the Plan and the rights to purchase Shares granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A of the Code and the U.S. Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Neither the Non-Section 423 Component nor any right to purchase Shares granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any right to purchase Shares granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause a right to purchase Shares granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

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